As filed with the Securities and Exchange Commission on September 29, 2021.
Registration No. 333-259148

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HealthCor Catalio Acquisition Corp.*
(Exact name of registrant as specified in its charter)
Cayman Islands* (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	98-1569027 (I.R.S. Employer Identification No.)
55 Hudson Yards, 28th Floor
New York, NY 10001
(212) 622-7800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Arthur Cohen
55 Hudson Yards, 28th Floor
New York, NY 10001
(212) 622-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Sean T. Wheeler, P.C. Debbie P. Yee, P.C. Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 (713) 836-3600	Christian O. Nagler Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800	Michael L. Fantozzi, Esq. John P. Condon, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (“Exchange Act”).
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share(1)	31,471,747	$9.88(9)	$310,940,860.36	$33,923.65(10)
Class A common stock, par value $0.0001 per share(2)	3,521,214	$9.88(9)	$34,789,594.32	$3,795.54(10)
Class A common stock, par value $0.0001 per share(3)	21,314,000	$9.88(9)	$210,582,320.00	$22,974.53(10)
Class B common stock, par value $0.0001 per share(4)	5,175,000	$9.88(9)	$51,129,000.00	$5,578.17(10)
Class A common stock, par value $0.0001 per share(5)	5,175,000	—	—	—(11)
Class B common stock, par value $0.0001 per share(6)	15,236,323	$9.88(9)	$150,534,871.24	$16,423.35(10)
Class A common stock, par value $0.0001 per share(7)	15,236,323	—	—	— (11)
Class A common stock, par value $0.0001 per share(8)	10,000,000	$9.88(9)	$98,800,000.00	$10,779.08(10)
Total			$856,776,645.92	$93,474.32

(1)
Based on the maximum number of shares of Class A common stock, par value $0.0001 per share, of HealthCor Catalio Acquisition Corp. (“HealthCor” and such shares, the “Class A common stock”) estimated to be issued to the stockholders of Hyperfine, Inc., a Delaware corporation (“Hyperfine”), in connection with the business combination described herein (the “Business Combination”), assuming a closing date of October 1, 2021 and based on Hyperfine shares outstanding as of August 15, 2021. Such maximum number of shares of Class A common stock is based on 31,471,747 shares of Class A common stock to be issued to the holders of (i) shares of common stock, par value $0.0001 per share, of Hyperfine; (ii) shares of Series B preferred stock, par value $0.0001 per share, of Hyperfine; (iii) shares of Series C preferred stock, par value $0.0001 per share, of Hyperfine; (iv) shares of Series D preferred stock, par value $0.0001 per share, of Hyperfine; and (v) shares of Hyperfine common stock issuable upon exercise of outstanding options to purchase shares of Hyperfine common stock.

(2)
Based on the maximum number of shares of Class A common stock estimated to be issued to the stockholders of Liminal Sciences, Inc., a Delaware corporation (“Liminal”), in connection with the Business Combination, assuming a closing date of October 1, 2021 and based on Liminal shares outstanding as of August 15, 2021. Such maximum number of shares of Class A common stock is based on 3,521,214 shares of Class A common stock to be issued to the holders of (i) shares of common stock, par value $0.0001 per share, of Liminal; (ii) shares of Series A-2 preferred stock, par value $0.0001 per share, of Liminal; and (iii) shares of Liminal common stock issuable upon the exercise of outstanding options to purchase shares of Liminal common stock.

(3)
The number of shares of Class A common stock includes (i) 20,700,000 Class A ordinary shares, par value $0.0001 per share, of HealthCor (the “Class A ordinary shares”) that were sold pursuant to HealthCor’s initial public offering, and (ii) 614,000 shares of Class A common stock issued to HC Sponsor LLC (the “Sponsor”) that were sold in a private placement in connection with HealthCor’s initial public offering, each of which will automatically convert into shares of Class A common stock in the Domestication (as defined below) and remain outstanding following the Business Combination.

(4)
The number of shares of Class B common stock includes 5,175,000 Class B ordinary shares, par value $0.0001 per share, of HealthCor (the “Class B ordinary shares”) that will automatically convert into 5,175,000 shares of Class B common stock, par value $0.0001 per share, of HealthCor (the “Class B common stock”), in the Domestication.

(5)
The number of shares of Class A common stock includes 5,175,000 shares of Class B common stock to be issued upon the Domestication as described in footnote 4 above, which will automatically convert into 5,175,000 shares of Class A common stock in the Business Combination.

(6)
The number of shares of Class B common stock estimated to be issued to (i) the holders of Series A preferred stock, par value $0.0001 per share, of Hyperfine, and (ii) the holders of shares of Series A-1 preferred stock, par value $0.0001 per share, of Liminal, in connection with the Business Combination, assuming a closing date of October 1, 2021 and based on Hyperfine and Liminal shares outstanding as of August 15, 2021.

(7)
Shares of Class A common stock issuable upon the conversion of the Class B common stock, to be issued to certain stockholders of Hyperfine and Liminal in connection with the Business Combination as described in footnote 6 above.

(8)
Shares of Class A common stock that may be issuable as earn-out consideration under the Business Combination Agreement.

(9)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of Class A ordinary shares of HealthCor on the Nasdaq Capital Market on August 26, 2021 ($9.88 per share), in accordance with Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

(10)
Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(11)
Pursuant to Rule 457(i) promulgated under the Securities Act, no separate registration fee is required.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*
Prior to the consummation of the Business Combination described in the proxy statement/prospectus, HealthCor Catalio Acquisition Corp. (“HealthCor”) intends to effect a deregistration under Part XII of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which HealthCor’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Hyperfine, Inc.” in connection with the Business Combination, as further described in the proxy statement/prospectus. As used in this proxy statement/prospectus, the term “registrant” refers to HealthCor (a Cayman Islands exempted company), prior to the Domestication, and to HealthCor (a Delaware corporation), following the Domestication.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2021
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
HEALTHCOR CATALIO ACQUISITION CORP.
PROSPECTUS FOR
33,310,718 SHARES OF CLASS A COMMON STOCK AND
15,236,323 SHARES OF CLASS B COMMON STOCK OF
HEALTHCOR CATALIO ACQUISITION CORP.
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE IN CONNECTION WITH THE DOMESTICATION)
The board of directors of HealthCor Catalio Acquisition Corp., a blank check company incorporated as a Cayman Islands exempted company with limited liability (“HealthCor,” “we,” “us” or “our”), has unanimously approved (i) the Domestication of HealthCor as a Delaware corporation (the “Domestication”) and (ii) the Business Combination Agreement, dated as of July 7, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among HealthCor, Optimus Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor (“Merger Sub I”), Optimus Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor (“Merger Sub II”), Hyperfine, Inc., a Delaware corporation (“Hyperfine”), and Liminal Sciences, Inc., a Delaware corporation (“Liminal”), pursuant to which Merger Sub I will merge with and into Hyperfine (the “Hyperfine Merger”), with Hyperfine surviving the Hyperfine Merger as a wholly owned subsidiary of HealthCor, and Merger Sub II will merge with and into Liminal (the “Liminal Merger” and, together with the Hyperfine Merger, the “Mergers”), with Liminal surviving the Liminal Merger as a wholly owned subsidiary of HealthCor. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We refer to the transactions contemplated by the Business Combination Agreement, including the Domestication and the Mergers, as the “Business Combination.” In connection with the closing of the Business Combination, HealthCor will be renamed “Hyperfine, Inc.” and is referred to herein as “New Hyperfine.”
As described in this proxy statement/prospectus, HealthCor’s shareholders are being asked to consider and vote upon, among other things, the Business Combination, the Domestication and the other proposals set forth herein. Shareholders are advised that although Hyperfine and Liminal, the two entities HealthCor is proposing to acquire, are under common control, they currently operate separately and have no prior history operating as a combined entity.
As a consequence of the Domestication, and in accordance with the terms of the Business Combination Agreement, each Class A ordinary share of HealthCor that is issued and outstanding as of immediately prior to the Domestication will be converted, on a one-for-one basis, into a share of New Hyperfine Class A common stock, and each Class B ordinary share of HealthCor that is issued and outstanding as of immediately prior to the Domestication will be converted, on a one-for-one basis, into a share of New Hyperfine Class B common stock, and immediately prior to the effective time of the Mergers (the “Effective Time”), each such share of New Hyperfine Class B common stock will be converted, on a one-for-one basis, into a share of New Hyperfine Class A common stock (the “Conversion”).
As a consequence of the Mergers, at the Effective Time, and as further described in the proxy statement/prospectus, (i) each outstanding share of Hyperfine and Liminal capital stock (other than the Hyperfine Series A preferred stock, Liminal Series A-1 preferred stock and any shares of Hyperfine or Liminal capital stock held prior to the Effective Time as treasury stock) will be automatically cancelled and converted into the right to receive the same number of shares of New Hyperfine Class A common stock multiplied by the Hyperfine Exchange Ratio or Liminal Exchange Ratio, as applicable, rounded down to the nearest whole number of shares, and (ii) each outstanding share of Hyperfine Series A preferred stock and Liminal Series A-1 preferred stock (other than any shares of such preferred stock held prior to the Effective Time as treasury stock) will be automatically cancelled and converted into the right to receive the same number of shares of New Hyperfine Class B common stock multiplied by the Hyperfine Exchange Ratio or Liminal Exchange Ratio, as applicable, rounded down to the nearest whole number of shares. Also at the Effective Time (i) each option to purchase shares of Hyperfine or Liminal common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time will be assumed by New Hyperfine and will become an option (vested or unvested, as applicable) to purchase a number of shares of New Hyperfine Class A common stock equal to the number of shares of Hyperfine or Liminal common stock subject to such option immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole share, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded up to the nearest whole cent; and (ii) each Hyperfine or Liminal restricted stock unit outstanding immediately prior to the Effective Time will be assumed by New Hyperfine and will become a restricted stock unit with respect to a number of shares of New Hyperfine Class A common stock equal to the number of shares of Hyperfine or Liminal common stock subject to such restricted stock unit immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole share. The “Hyperfine Exchange Ratio” and the “Liminal Exchange Ratio” each have the meanings described in the accompanying proxy statement/prospectus and in the Business Combination Agreement.
In addition, HealthCor will file the certificate of incorporation proposed to be adopted by HealthCor pursuant to the proposals set forth herein (the “Proposed Charter”) with the Secretary of State of the State of Delaware, to be effective immediately after the Domestication and prior to the Effective Time. As a result, New Hyperfine will adopt a dual class structure, comprised of New Hyperfine Class A common stock, carrying one (1) vote per share, and New Hyperfine Class B common stock, which, following the Conversion, will carry twenty (20) votes per share but otherwise will have the same economic terms as the New Hyperfine Class A common stock. The New Hyperfine Class B common stock will be subject to a “sunset” provision if Dr. Jonathan M. Rothberg, the founder and a director of Hyperfine and Liminal (“Dr. Rothberg”), and other permitted holders of New Hyperfine Class B common stock collectively cease to beneficially own at least twenty percent (20%) of the number of shares of New Hyperfine Class B common stock (as adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization) collectively held by Dr. Rothberg and any permitted transferees as of the Effective Time.
Pursuant to HealthCor’s Current Articles, holders of the Class A ordinary shares of HealthCor issued in HealthCor’s initial public offering (the “Public Shareholders”), will have the opportunity if the Business Combination is consummated, subject to the limitations described in the proxy statement/prospectus, to redeem such Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit in HealthCor’s trust account (as of two days prior to the consummation of the Business Combination). Public Shareholders may elect to redeem their shares even if they vote in favor of the Business Combination. See “The Extraordinary General Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Concurrently with the execution of the Business Combination Agreement, HealthCor entered into subscription agreements (the “Subscription Agreements”) with certain institutional and accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase, immediately prior to the Closing, an aggregate of 12,610,000 shares of Class A common stock at a purchase price of $10.00 per share (the “PIPE Investment”), for aggregate gross proceeds of $126.1 million.
The total maximum number of shares of Class A common stock expected to be outstanding immediately following the Closing is approximately 72,409,718, assuming no redemptions, comprising (i) 29,824,643 shares of Class A common stock issued to Hyperfine stockholders (other than certain holders of Hyperfine Series A preferred stock); (ii) 3,486,075 shares of Class A common stock issued to Liminal stockholders (other than certain holders of Liminal Series A-1 preferred stock); (iii) 12,610,000 shares of Class A common stock issued in connection with the Closing to the PIPE Investors pursuant to the PIPE Investment; (iv) 5,789,000 shares of Class A common stock, including 5,175,000 shares of Class A common stock issued immediately prior to the Effective Time to the initial stockholders upon conversion of the 5,175,000 shares of Class B common stock outstanding immediately prior to the Effective Time (following the issuance of the 5,175,000 shares of Class B common stock upon the Conversion of the 5,175,000 Class B ordinary shares held by the initial stockholders) and 614,000 shares of Class A common stock issued to HC Sponsor LLC (the “Sponsor”); and (v) 20,700,000 shares of Class A common stock issued to Public Stockholders holding 20,700,000 Class A ordinary shares outstanding immediately prior to the Domestication, in each case based on an assumed Hyperfine Exchange Ratio of 0.3326, an assumed Liminal Exchange Ratio of 0.1810, an assumed Closing Date of October 1, 2021 and 138,376,227 Hyperfine Outstanding Shares and 58,469,750 Liminal Outstanding Shares as of August 15, 2021. The total number of shares of New Hyperfine Class B common stock expected to be outstanding immediately following the Closing is approximately 15,236,323, based on these assumptions.
Assuming no redemptions, HealthCor Public Shareholders are expected to hold, in the aggregate, approximately 23.6% of the issued and outstanding shares of New Hyperfine common stock and approximately 5.5% of the combined voting power of New Hyperfine immediately following the Closing. Holders of shares of Hyperfine capital stock are expected to hold, in the aggregate, approximately 43.5% of the issued and outstanding shares of New Hyperfine common stock and approximately 52.0% of the combined voting power of New Hyperfine immediately following the Closing, and holders of shares of Liminal capital stock are expected to hold, in the aggregate, approximately 11.9% of the issued and outstanding shares of New Hyperfine common stock and approximately 37.6% of the combined voting power of New Hyperfine immediately following the Closing, in each case assuming no redemptions. Dr. Rothberg is expected to hold approximately 81.1% of the combined voting power of New Hyperfine assuming no redemptions. Accordingly, immediately following the Closing, Dr. Rothberg and his permitted transferees will control New Hyperfine and New Hyperfine will be a controlled company within the meaning of the corporate governance standards of the Nasdaq Stock Market (“Nasdaq”). For a description of the exemptions from Nasdaq’s corporate governance standards that are available to controlled companies, please see the section titled “Management Following the Business Combination  —  Controlled Company Exemption.” HealthCor’s public shares are currently listed on the Nasdaq under the symbol “HCAQ.” HealthCor has filed an initial listing application for the New Hyperfine Class A common stock with Nasdaq and believes that New Hyperfine will satisfy all criteria for initial listing upon completion of the Business Combination. If the application is approved, following the completion of the Business Combination, it is expected that the New Hyperfine Class A common stock will trade on Nasdaq under the proposed symbol “HYPR.”
HealthCor will hold an extraordinary general meeting of shareholders (the “Special Meeting”) to consider matters relating to the Business Combination. HealthCor cannot complete the Business Combination unless HealthCor’s shareholders approve the Business Combination Agreement and the transactions contemplated thereby. HealthCor is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.
In connection with our initial public offering, the Sponsor, our initial shareholders and our officers and directors at the time of our initial public offering entered into a letter agreement (the “IPO Letter Agreement”) to vote their founder shares, as well as any Public Shares held by them, in favor of all of the Shareholder Proposals, which have all been recommended by the board of directors of HealthCor in connection with the Business Combination. In addition, concurrently with the execution of the Business Combination Agreement, the Sponsor, our initial shareholders, HealthCor, Hyperfine and Liminal entered into a sponsor letter agreement, dated as of July 7, 2021 (the “Sponsor Letter Agreement”). Pursuant to the Sponsor Letter Agreement, the Sponsor and our initial shareholders have agreed with HealthCor, Hyperfine and Liminal to vote all of their Class A ordinary shares and Class B ordinary shares in favor of the Shareholder Proposals. As of the date hereof, the Sponsor and our initial shareholders own approximately 21.9% of our total outstanding ordinary shares. Accordingly, if all of our outstanding ordinary shares were to be voted, we would only need the additional affirmative vote of shares representing approximately 28.1% of the outstanding shares in order to approve the Business Combination.
Unless adjourned, the Special Meeting of the shareholders of HealthCor will be held at                 a.m., Eastern time, on                  , 2021.
This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 44 of this proxy statement/prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in this proxy statement/prospectus, passed upon the fairness of the Business Combination Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated                 , 2021, and is first being mailed to HealthCor’s shareholders on or about                 , 2021.

HEALTHCOR CATALIO ACQUISITION CORP.
55 Hudson Yards, 28th Floor
New York, New York 10001
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON           , 2021
TO THE SHAREHOLDERS OF HEALTHCOR CATALIO ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Special Meeting”) of HealthCor Catalio Acquisition Corp., a Cayman Islands exempted company with limited liability (“HealthCor,” “we,” “us” or “our”), will be held at                   a.m., Eastern time, on,            2021. For the purposes of HealthCor’s Amended and Restated Memorandum and Articles of Association (the “Current Articles”), the physical place of the meeting will be                  . In light of the coronavirus pandemic and to support the well-being of HealthCor’s shareholders, directors and officers, HealthCor encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting                  . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing                 . You are cordially invited to attend the Special Meeting, which will be held for the following purposes:
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the Business Combination Agreement, dated as of July 7, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), by and among HealthCor, Optimus Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor (“Merger Sub I”), Optimus Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor (“Merger Sub II”), Hyperfine, Inc., a Delaware corporation (“Hyperfine”), and Liminal Sciences, Inc., a Delaware corporation (“Liminal”), pursuant to which Merger Sub I will merge with and into Hyperfine (the “Hyperfine Merger”), with Hyperfine surviving the Hyperfine Merger as a wholly owned subsidiary of HealthCor, and Merger Sub II will merge with and into Liminal (the “Liminal Merger” and, together with the Hyperfine Merger, the “Mergers”), with Liminal surviving the Liminal Merger as a wholly owned subsidiary of HealthCor (the “Business Combination Proposal”);
Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution under Cayman Islands law, assuming the Business Combination Proposal is approved and adopted, the change of HealthCor’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the “Domestication”) by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (HealthCor following the Domestication, “New Hyperfine” and such proposal, the “Domestication Proposal”);
Proposal No. 3 — The Organizational Documents Proposal — to consider and vote upon a proposal to approve by special resolution under Cayman Islands law, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the amendment and restatement of the Current Articles by their deletion and replacement with the proposed new certificate of incorporation (the “Proposed Charter”) and bylaws (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of New Hyperfine, which, if approved, would take effect immediately after the Domestication (the “Organizational Documents Proposal”);
Proposal No. 4 — The Advisory Charter Proposals — to consider and vote upon proposals to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with United States Securities and Exchange Commission (the “SEC”) guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions, as the following nine sub-proposals (such proposals, collectively, the “Advisory Charter Proposals”):
•
Advisory Charter Proposal 4A — to increase the authorized share capital in the Proposed Charter from 555,000,000 shares divided into 500,000,000 Class A ordinary shares, par value $0.0001 per share

i

(the “Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “preference shares”), to authorized capital stock of 628,000,000 shares, consisting of (i) 600,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), (ii) 27,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B common stock” and, together with the Class A common stock, the “common stock”), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share;
•
Advisory Charter Proposal 4B — to provide in the Proposed Charter that holders of shares of Class A common stock will be entitled to cast one vote per share of Class A common stock and (i) prior to the effective time of the Mergers (the “Effective Time”), holders of shares of Class B common stock will have the right to one vote per share of Class B common stock, and (ii) effective upon the Effective Time, holders of shares of Class B common stock will be entitled to cast 20 votes per share of Class B common stock on each matter properly submitted to New Hyperfine’s stockholders entitled to vote, as opposed to the Current Articles, which provides that each Class A ordinary share, and each Class B ordinary share is entitled to one vote per share on each matter properly submitted to HealthCor’s shareholders entitled to vote;

•
Advisory Charter Proposal 4C — to provide in the Proposed Charter that any action required or permitted to be taken by the stockholders of New Hyperfine at any annual or special meeting of stockholders of New Hyperfine may be taken by written consent until the time the issued and outstanding shares of Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, as opposed to the Current Articles, which provide that a resolution in writing signed by all of the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting;

•
Advisory Charter Proposal 4D — to provide that amendments to certain provisions of the Proposed Charter relating to the rights of Class A common stock and Class B common stock will require (i) so long as any shares of Class B common stock remain outstanding, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B common stock, voting as a separate class, (ii) so long as any shares of Class A common stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class, and (iii) the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of New Hyperfine entitled to vote generally in the election of directors, voting together as a single class, as opposed to the Current Articles, which only require such an amendment to be approved by a special resolution passed by holders of at least two-thirds of HealthCor’s ordinary shares who attend in person or by proxy and vote at a general meeting;

•
Advisory Charter Proposal 4E — to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the board of directors of New Hyperfine (the “New Hyperfine Board”) present at any regular or special meeting of the New Hyperfine Board at which a quorum is present or (y) (i) when the issued and outstanding shares of Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, the affirmative vote of the holders of at least two-thirds of the voting power of the shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors or, prior to such time, (ii) the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors;

•
Advisory Charter Proposal 4F — to provide in the Proposed Charter that the number of directors will be fixed and may be modified by the New Hyperfine Board; provided that, prior to the first date on which the issued and outstanding shares of Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, the number of directors cannot exceed a certain threshold without the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, as opposed to the Current Articles, which provide that the number of directors will be determined by an ordinary resolution passed by holders of a majority of HealthCor’s ordinary shares who attend and vote, either in person or by proxy, at a general meeting;
•
Advisory Charter Proposal 4G — to provide in the Proposed Charter that the New Hyperfine Board is not classified, and that the New Hyperfine directors shall serve for a term of one year, expiring at the next annual meeting of stockholders of New Hyperfine, as opposed to the Current Articles, which provide that HealthCor’s board of directors is divided into three classes, with each class elected for staggered three year terms;

•
Advisory Charter Proposal 4H — to provide in the Proposed Charter that any or all directors of New Hyperfine may be removed from office at any time with or without cause and for any or no reason only with and immediately upon, (i) on or after the date on which the issued and outstanding shares of Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, the affirmative vote of the holders of at least two-thirds of the voting power of the shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors or (ii) prior to such time, the affirmative vote of the holders of a majority of the voting power of the shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, as opposed to the Current Articles, which provide that (i) prior to the consummation of a business combination, directors may be removed by an ordinary resolution passed by a majority of the holders of the Class B ordinary shares who attend in person or by proxy and vote at a general meeting or (ii) following the consummation of a business combination, directors may be removed by an ordinary resolution passed by holders of a majority of HealthCor’s ordinary shares who attend in person or by proxy and vote at a general meeting. Additionally, newly-created directorships resulting from an increase in the number of directors and any vacancies on the New Hyperfine Board may be filled by either the directors of the New Hyperfine Board or the New Hyperfine stockholders as set forth in the Proposed Charter; and

•
Advisory Charter Proposal 4I — to eliminate various provisions in the Current Articles applicable only to blank check companies, including the provisions requiring that HealthCor have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination.

Proposal No. 5 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of The Nasdaq Stock Market (“Nasdaq”), the issuance of (i) an aggregate of 29,824,643 shares of Class A common stock to stockholders of Hyperfine pursuant to the terms of the Business Combination Agreement, (ii) an aggregate of 3,486,075 shares of Class A common stock to stockholders of Liminal pursuant to the terms of the Business Combination Agreement, (iii) up to 10,000,000 shares of Class A common stock as earn-out consideration under the Business Combination Agreement (the “Earn-Out Shares”), (iv) an aggregate of 15,236,323 shares of Class B common stock (and up to 15,236,323 shares of Class A common stock issuable upon the conversion of the Class B common stock) to be issued to certain stockholders of Hyperfine and Liminal, (v) an aggregate of 21,314,000 shares of Class A common stock and 5,175,000 shares of Class B common stock to be issued in the Domestication (and 5,175,000 shares of Class A common stock to be issued upon the Conversion of such Class B common stock), and (vi) an aggregate of 12,610,000 shares of Class A common stock to certain institutional investors and accredited investors (collectively, the “PIPE Investors”) pursuant to subscription agreements (the “Subscription Agreements”) immediately prior to the closing of the Business Combination (the “Closing” and such proposal, the “Stock Issuance Proposal”);
Proposal No. 6 — The Director Election Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved and adopted, the appointment of seven directors who, effective immediately after the Effective Time, will become the directors of New Hyperfine until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter (the “Director Election Proposal”). Under the

Current Articles, prior to the consummation of a business combination, only holders of the Class B ordinary shares are entitled to vote on the Director Election Proposal;
Proposal No. 7 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Director Election Proposal are approved and adopted, the Hyperfine, Inc. 2021 Equity Incentive Plan (the “Incentive Plan Proposal”); and
Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution under Cayman Islands law the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal or the Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) would not be duly approved and adopted by our shareholders or we determine that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived (the “Adjournment Proposal” and collectively, with the Director Election Proposal, the Advisory Charter Proposals, the Adjournment Proposal, and the Condition Precedent Proposals, the “Shareholder Proposals”).
Only holders of record of HealthCor’s Class A ordinary shares and Class B ordinary shares at the close of business on                 , 2021 are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournment of the Special Meeting.
The resolutions to be voted upon in person or by proxy at the Special Meeting relating to the above proposals are set forth in the proxy statement/prospectus sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Domestication Proposal,” “Proposal No. 3 — The Organizational Documents Proposal,” “Proposal No. 4 — The Advisory Charter Proposals,” “Proposal No. 5 — The Stock Issuance Proposal,” “Proposal No. 6 — The Director Election Proposal,” “Proposal No. 7 — The Incentive Plan Proposal” and “Proposal No. 8 — The Adjournment Proposal,” respectively.
We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read when available the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section titled “Risk Factors.”
After careful consideration, HealthCor’s board of directors has determined that each of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal are in the best interests of HealthCor and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of HealthCor’s directors may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is in the best interests of HealthCor and its shareholders and what he or she may believe is best for himself or herself in determining to recommend that shareholders vote for the proposals. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of HealthCor Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.
Under the Business Combination Agreement, the approval of each of the Condition Precedent Proposals is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. The Advisory Charter Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If our shareholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.
In connection with our initial public offering, on January 26, 2021, our sponsor, HC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), our initial shareholders and our officers and directors at the time of our initial public offering entered into a letter agreement pursuant to which they agreed, among other things, to vote their Class B ordinary shares purchased prior to our initial public offering (“founder shares”), as well as any Class A ordinary shares sold by us in our initial public offering (the “Public Shares”) held by them, in favor of HealthCor’s initial business combination (including any proposals recommended by our board of directors in connection with such business combination). Accordingly, we expect them to vote their shares in favor of all proposals being presented at the Special Meeting. In addition, concurrently with the execution of the Business Combination Agreement, the Sponsor, our initial shareholders, HealthCor, Hyperfine and Liminal entered into a sponsor letter agreement, dated as of July 7, 2021 (the “Sponsor Letter Agreement”). Pursuant to the Sponsor Letter Agreement, the Sponsor and our initial shareholders have agreed with HealthCor, Hyperfine and Liminal to vote all of their Class A ordinary shares and Class B ordinary shares in favor of the Shareholder Proposals. As of the date hereof, the Sponsor and our initial shareholders own approximately 21.9% of our total outstanding ordinary shares. Accordingly, if all of our outstanding ordinary shares were to be voted, we would only need the additional affirmative vote of shares representing approximately 28.1% of the outstanding shares in order to approve the Business Combination.
Pursuant to HealthCor’s Current Articles, a holder of Public Shares (a “Public Shareholder”) who is not the Sponsor, an initial stockholder, or a director or officer of HealthCor may request that HealthCor redeem all or a portion of its Public Shares (which would become shares of Class A common stock in the Domestication) for cash if the Business Combination is consummated. For the purposes of Article 49 of the Current Articles and the Cayman Islands Companies Act, the exercise of redemption rights shall be treated as an election to have such Public Shares repurchased for cash and references in the proxy statement/prospectus relating to the Business Combination shall be interpreted accordingly. You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
hold Public Shares; and

(ii)
prior to                 p.m., Eastern time, on                 , 2021, (a) submit a written request to Continental Stock Transfer & Trust Company, HealthCor’s transfer agent (the “transfer agent”), that HealthCor redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Public Shareholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal.   If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its shares to the transfer agent, we will redeem each Public Share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account established in connection with our initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to HealthCor to pay its taxes, if any, divided by the number of then issued Public Shares. For illustrative purposes, as of                 , 2021, this would have amounted to approximately $      per Public Share. If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. See “The Extraordinary General Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
As a consequence of adopting the Proposed Charter upon approval of the Organizational Documents Proposal, we will adopt a dual class stock structure, comprised of Class A common stock, which will carry one vote per share, and Class B common stock, which, following the Conversion, will carry 20 votes per share.

v

The Class B common stock of New Hyperfine will have the same economic terms as the Class A common stock of New Hyperfine.
Upon the Closing, all stockholders of New Hyperfine will hold only shares of New Hyperfine Class A common stock, except for Dr. Rothberg and his affiliates and permitted transferees, who will hold shares of New Hyperfine Class B common stock. Immediately following the Closing, including by virtue of his holdings of New Hyperfine Class B common stock, Dr. Rothberg and his affiliates and permitted transferees are currently expected to hold in excess of approximately 81.1% of the voting power of the issued and outstanding capital stock of New Hyperfine, assuming no redemptions. The Class B common stock will be subject to a “sunset” provision if Dr. Rothberg and other permitted holders of Class B common stock collectively cease to beneficially own at least twenty percent (20%) of the number of shares of Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B common stock) collectively held by Dr. Rothberg and permitted transferees of Class B common stock as of the Effective Time. See “Description of New Hyperfine’s Capital Stock — New Hyperfine Common Stock — New Hyperfine Class B Common Stock — Mandatory Conversion.”
As a consequence of the Mergers, at the Effective Time, and as further described in the proxy statement/prospectus, (i) each share of Hyperfine capital stock (other than the Hyperfine Series A preferred stock and any shares of Hyperfine capital stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Hyperfine Exchange Ratio, rounded down to the nearest whole number of shares; (ii) each share of Hyperfine Series A preferred stock (other than any shares of Hyperfine Series A preferred stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Hyperfine Exchange Ratio, rounded down to the nearest whole number of shares; (iii) each share of Liminal capital stock (other than the Liminal Series A-1 preferred stock and any shares of Liminal capital stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Liminal Exchange Ratio, rounded down to the nearest whole number of shares; (iv) each share of Liminal Series A-1 preferred stock (other than any shares of Liminal Series A-1 preferred stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Liminal Exchange Ratio, rounded down to the nearest whole number of shares; (v) each option to purchase shares of Hyperfine common stock and each option to purchase shares of Liminal common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time will be assumed by New Hyperfine and will become an option (vested or unvested, as applicable) to purchase a number of shares of New Hyperfine Class A common stock equal to the number of shares of Hyperfine common stock or Liminal common stock subject to such option immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole share, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded up to the nearest whole cent; and (vi) each Hyperfine restricted stock unit and each Liminal restricted stock unit outstanding immediately prior to the Effective Time will be assumed by New Hyperfine and will become a restricted stock unit with respect to a number of shares of New Hyperfine Class A common stock equal to the number of shares of Hyperfine common stock or Liminal common stock subject to such Hyperfine restricted stock unit or Liminal restricted stock unit immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole share. The “Hyperfine Exchange Ratio” and the “Liminal Exchange Ratio” each have the meanings described in the proxy statement/prospectus and in the Business Combination Agreement.
In addition to the consideration described above, New Hyperfine will issue to the holders of Hyperfine Outstanding Shares and Liminal Outstanding Shares as of immediately prior to the Effective Time, in accordance with their pro rata share, the Earn-Out Shares, if at any time during the period between the Closing Date and the third anniversary of the Closing Date (the “Earn-Out Period”), (i) the last share price of the Class A common stock is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period, or (ii) there is a transaction that will result in shares of Class A common stock being converted or exchanged into the right to receive cash or other consideration having a value greater than or equal to $15.00. During the Earn-Out Period, if there is a transaction (other than for stock splits, stock dividends, special cash dividends, reorganizations, recapitalizations or similar transactions affecting the Class A common stock) that will result in the shares of Class A common stock being converted or exchanged into the right to receive cash or other consideration having a value less than $15.00, then the right to receive Earn-Out Shares will terminate.
The Closing is subject to certain conditions, including, among other things: (i) the approval of the Business Combination Proposal and the other Condition Precedent Proposals by HealthCor’s shareholders; (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the approval of the stockholders of each of Hyperfine and Liminal; (iv) after giving effect to the Business Combination and the other transactions contemplated by the Business Combination Agreement (including the PIPE Investment), HealthCor having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; (v) the Aggregate Transaction Proceeds (as defined in the proxy statement/prospectus) being equal to or greater than $125,000,000; (vi) covenant and representation and warranty bring down conditions; (vii) the absence of a material adverse effect on Hyperfine and Liminal; and (viii) the approval by the Nasdaq of the listing of the Class A common stock on the Nasdaq. To the extent permitted by law, the conditions in the Business Combination Agreement may be waived by the parties thereto.
In connection with entering into the Business Combination Agreement, HealthCor entered into subscription agreements (as amended from time to time, the “Subscription Agreements”), each dated as of July 7, 2021, with certain institutional and other accredited investors (the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors agreed to purchase an aggregate of 12,610,000 shares of Class A common stock immediately prior to the Closing at a cash purchase price of $10.00 per share (the “PIPE Investment”). The Subscription Agreements contain customary representations, warranties, covenants and agreements of HealthCor and the PIPE Investors and are subject to customary closing conditions (including, among other things, that there is no amendment, waiver or modification to the Business Combination Agreement that would materially and adversely affect the business of Hyperfine and Liminal) and termination rights (including a termination right if the transaction contemplated by the Subscription Agreement has not been consummated by January 6, 2022, other than as a result of breach by the terminating party).
The total maximum number of shares of Class A common stock expected to be outstanding immediately following the Closing is approximately 72,409,718, assuming no redemptions, comprising (i) 29,824,643 shares of Class A common stock issued to Hyperfine stockholders (other than certain holders of Hyperfine Series A preferred stock); (ii) 3,486,075 shares of Class A common stock issued to Liminal stockholders (other than certain holders of Liminal Series A-1 preferred stock); (iii) 12,610,000 shares of Class A common stock issued in connection with the Closing to the PIPE Investors pursuant to the PIPE Investment; (iv) 5,789,000 shares of Class A common stock, including 5,175,000 shares of Class A common stock issued immediately prior to the Effective Time to the initial stockholders upon conversion of the 5,175,000 shares of Class B common stock outstanding immediately prior to the Effective Time following the issuance of the 5,175,000 shares of Class B common stock upon the Conversion of the 5,175,000 Class B ordinary shares held by the initial stockholders, and 614,000 shares of Class A common stock issued to the Sponsor holding 614,000 Class A ordinary shares; and (v) 20,700,000 shares of Class A common stock issued to Public Shareholders holding 20,700,000 Class A ordinary shares outstanding immediately prior to the Domestication, in each case based on an assumed Hyperfine Exchange Ratio of 0.3326, an assumed Liminal Exchange Ratio of 0.1810, an assumed Closing Date of October 1, 2021 and 138,376,227 Hyperfine Outstanding Shares and 58,469,750 Liminal Outstanding Shares as of August 15, 2021. The total number of shares of Class B common stock expected to be outstanding immediately following the Closing is approximately 15,236,323, based on these assumptions.
All HealthCor shareholders are cordially invited to attend the Special Meeting. Your vote is important regardless of the number of shares you own. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If you are a shareholder of record holding ordinary shares, you may also cast your vote in person at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, your failure to vote will have no effect on the vote count for the proposals to be voted on at the Special Meeting.
If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing HCAQ@investor.morrowsodali.com. This notice of Special Meeting and the proxy statement/prospectus relating to the Business Combination will be available at            .
Thank you for your participation. We look forward to your continued support.
           , 2021
By Order of the Board of Directors,
Joseph Healey
Chairman
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE SHAREHOLDER PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (II) DELIVER YOUR CLASS A ORDINARY SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.
This notice was mailed by HealthCor on            , 2021.

x

ADDITIONAL INFORMATION
If you have questions about the Business Combination or the Special Meeting, or if you need to obtain copies of this proxy statement/prospectus, the proxy card or other documents incorporated by reference in this proxy statement/prospectus, you may contact HealthCor’s proxy solicitor listed below. You will not be charged for any of the documents you request.
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: HCAQ@investor.morrowsodali.com
In order for you to receive timely delivery of the documents in advance of the Special Meeting to be held on                 , 2021, you must request the information by no later than                 , 2021.
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section captioned “Where You Can Find More Information” of this proxy statement/prospectus.
TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. The use or display of other companies’ trade names, trademarks or service marks is not intended to imply a relationship with, or endorsement or sponsorship of, HealthCor, Hyperfine or Liminal by any other companies.
MARKET AND INDUSTRY DATA
This proxy statement/prospectus includes market and industry data and forecasts that Hyperfine and/or Liminal has derived from publicly available information, various industry publications, other published industry sources and internal data and estimates. Industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Hyperfine operates and Hyperfine and Liminal plan to operate and Hyperfine’s and Liminal’s respective management’s understanding of industry conditions. Although Hyperfine and Liminal believe that such information is reliable, Hyperfine and Liminal have not had this information verified by any independent sources. Any estimates underlying such market-derived information and other factors could cause actual results to differ materially from those expressed in the independent parties’ estimates and in our estimates.
SELECTED DEFINITIONS
When used in this proxy statement/prospectus, unless the context otherwise requires:
•
“Adjournment Proposal” refers to the Shareholder Proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Special Meeting.

•
“Advisory Charter Proposals” means the nine sub-proposals to take effect upon the Closing Date if the Organizational Documents Proposal is approved, consisting of Advisory Charter Proposal A, Advisory Charter Proposal B, Advisory Charter Proposal C, Advisory Charter Proposal D, Advisory Charter Proposal E, Advisory Charter Proposal F, Advisory Charter Proposal G, Advisory Charter Proposal H and Advisory Charter Proposal I.

•
“Aggregate Transaction Proceeds” means an amount equal to the sum of (i) the aggregate cash proceeds available for release to HealthCor from the Trust Account in connection with the transaction contemplated by the Business Combination Agreement (after giving effect to all of the redemptions of the Public Shares) and (ii) the aggregate cash proceeds actually received by HealthCor in respect of the PIPE Investment.
•
“Aggregate Transaction Proceeds Condition” means the condition in the Business Combination Agreement that the Aggregate Transaction Proceeds is equal to or greater than $125,000,000.

•
“Business Combination” refers to the transactions contemplated by the Business Combination Agreement.

•
“Business Combination Agreement” refers to the Business Combination Agreement, dated as of July 7, 2021, by and among HealthCor, Merger Sub I, Merger Sub II, Hyperfine and Liminal, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms (attached to this proxy statement/prospectus as Annex A).

•
“Cayman Islands Companies Act” refers to the Cayman Islands Companies Act (As Revised) of the Cayman Islands, as the same may be amended from time to time.

•
“Class A common stock” refers to the Class A common stock, par value $0.0001 per share, of New Hyperfine.

•
“Class A ordinary shares” refers to the Class A ordinary fully paid shares of par value $0.0001 each per share in the capital of HealthCor.

•
“Class B common stock” refers to the Class B common stock, par value $0.0001 per share, of New Hyperfine.

•
“Class B ordinary shares” or “founder shares” refers to the Class B ordinary fully paid shares of par value $0.0001 each per share in the capital of HealthCor.

•
“Closing” refers to the consummation of the Business Combination.

•
“Closing Cash” means (i) the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, checks, bank deposits and short term investments) of Hyperfine and its subsidiaries or Liminal and its subsidiaries, as applicable, plus, (ii) any Company Expenses (as defined in the Business Combination Agreement) paid prior to the Closing minus (iii) all amounts in respect of any outstanding checks written by Hyperfine and its subsidiaries or Liminal and its subsidiaries, as applicable, in each case, calculated in accordance with the Business Combination Agreement; provided that Closing Cash will not include (a) restricted cash and cash equivalents held or retained by Hyperfine and its subsidiaries or Liminal and its subsidiaries, as applicable, for the benefit, or pursuant to the requirement of, any other person, and (b) any cash and cash equivalents held or deposited as security deposits or escrow deposits.

•
“Closing Date” refers to the date on which the Closing occurs.

•
“Closing Debt” means the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and other related fees or liabilities payable on the Closing Date as a result of the prepayment thereof or the consummation of the Business Combination) arising under, any indebtedness of Hyperfine or its subsidiaries or Liminal and its subsidiaries, as applicable, calculated in accordance with the Business Combination Agreement.

•
“Code” refers to the Internal Revenue Code of 1986, as amended.

•
“common stock” refers to shares of the Class A common stock and the Class B common stock, collectively.

•
“Company,” “our,” “we” or “us” refers, prior to the Business Combination, to HealthCor, Hyperfine or Liminal, as the context suggests, and, following the Business Combination, to New Hyperfine.

•
“Condition Precedent Proposals” refer, collectively, to (i) the Business Combination Proposal, (ii) the Domestication Proposal, (iii) the Organizational Documents Proposal, (iv) the Stock Issuance Proposal and (v) the Incentive Plan Proposal.

•
“Current Articles” refers to HealthCor’s Amended and Restated Memorandum and Articles of Association, effective as of January 26, 2021, as may hereafter be amended (attached to this proxy statement/prospectus as Annex B).

•
“DGCL” refers to the Delaware General Corporation Law, as amended.

•
“Domestication” refers to the change of HealthCor’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation, incorporated under the laws of the State of Delaware prior to the Closing. In the Domestication, the Class A ordinary shares of HealthCor will become shares of Class A common stock of the Delaware corporation and the Class B ordinary shares of HealthCor will become shares of Class B common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of the Proposed Charter (substantially in the form attached hereto as Annex C) consistent with the DGCL and changing the registered office of HealthCor.

•
“Domestication Proposal” refers to the Shareholder Proposal to be considered at the Special Meeting to approve the Domestication.

•
“Earn-Out Shares” refers to 10,000,000 shares of Class A common stock that will be issuable to holders of Hyperfine Outstanding Shares and Liminal Outstanding Shares if at any time during the period between the Closing Date and the third anniversary of the Closing Date, (i) the last reported share price of the Class A common stock is greater than or equal to $15.00 over any 20 trading days within any 30 consecutive trading day period, or (ii) there is a transaction that will result in the shares of New Hyperfine Class A common stock being converted or exchanged into the right to receive cash or other consideration having a value greater than or equal to $15.00.

•
“Effective Time” refers to the effective time of the Mergers.

•
“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

•
“GAAP” refers to United States generally accepted accounting principles, consistently applied.

•
“HealthCor” refers to HealthCor Catalio Acquisition Corp., a blank check company incorporated as a Cayman Islands exempted company with limited liability.

•
“HealthCor Board” means the board of directors of HealthCor.

•
“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.

•
“Hyperfine” refers to Hyperfine, Inc., a Delaware corporation that is under common control with Liminal.

•
“Hyperfine Equityholders” refers to the equity holders of Hyperfine.

•
“Hyperfine Exchange Ratio” refers to the following ratio (rounded to four decimal places) determined as of the Effective Time: the quotient obtained by dividing (i) the Hyperfine Merger Shares by (ii) the Hyperfine Outstanding Shares.

•
“Hyperfine Merger” refers to that certain merger of Merger Sub I with and into Hyperfine, with Hyperfine surviving as a wholly owned subsidiary of HealthCor.

•
“Hyperfine Merger Shares” refers to a number of shares of Class A common stock equal to the quotient determined by dividing (i) the Hyperfine Valuation by (ii) $10.00.

•
“Hyperfine Outstanding Shares” refers to the total number of shares of Hyperfine common stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Hyperfine common stock basis, and including, without limitation or duplication, (i) the number of shares of Hyperfine common stock issuable upon conversion of the Hyperfine preferred stock, (ii) the number of shares of Hyperfine common stock subject to outstanding Hyperfine options as of immediately prior to the Effective Time (whether vested or unvested) and (iii) the number of shares of Hyperfine common stock subject to outstanding Hyperfine RSUs as of immediately prior to the Effective Time (whether vested or unvested).

•
“Hyperfine Valuation” means $459,000,000, plus (1) if the aggregate amount of Hyperfine’s and its subsidiaries’ Closing Cash is in excess of $66.0 million, the aggregate amount of Hyperfine’s and its subsidiaries’ Closing Cash in excess of $66.0 million, minus (2) if the aggregate amount of Hyperfine’s and its subsidiaries’ Closing Cash is less than $66.0 million, the aggregate amount of the difference between (a) Hyperfine’s and its subsidiaries’ Closing Cash and (b) $66.0 million, minus (3) the aggregate amount of Hyperfine’s Closing Debt.

•
“initial public offering” or “IPO” refers to HealthCor’s initial public offering of its Public Shares pursuant to the IPO registration statement and completed on January 29, 2021.

•
“initial shareholders” refer to the Sponsor and HealthCor’s independent directors who own all of HealthCor’s founder shares.

•
“Investment Company Act” refers to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

•
“IPO Letter Agreement” refers to that certain letter agreement, dated as of January 26, 2021, among HealthCor, the Sponsor and the officers and directors of HealthCor at the time of its initial public offering, pursuant to which the Sponsor and such officers and directors agreed, among other things, to vote their founder shares, as well as any Public Shares held by them, in favor of HealthCor’s initial business combination (including any proposals recommended by HealthCor’s board of directors in connection with such business combination).

•
“Liminal” refers to Liminal Sciences, Inc., a Delaware corporation that is under common control with Hyperfine.

•
“Liminal Equityholders” refers to the equity holders of Liminal.

•
“Liminal Exchange Ratio” means the following ratio (rounded to four decimal places) determined as of the Effective Time: the quotient obtained by dividing (i) the Liminal Merger Shares by (ii) the Liminal Outstanding Shares.

•
“Liminal Merger” refers to that certain merger of Merger Sub II with and into Liminal, with Liminal surviving as a wholly owned subsidiary of HealthCor.

•
“Liminal Merger Shares” means a number of shares equal to the quotient determined by dividing (i) the Liminal Valuation by (ii) $10.00.

•
“Liminal Outstanding Shares” refers to the total number of shares of Liminal common stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Liminal common stock basis, and including, without limitation or duplication, (i) the number of shares of Liminal common stock issuable upon conversion of the Liminal preferred stock, (ii) the number of shares of Liminal common stock subject to outstanding Liminal options as of immediately prior to the Effective Time (whether vested or unvested) and (iii) the number of shares of Liminal common stock subject to outstanding Liminal RSUs as of immediately prior to the Effective Time (whether vested or unvested).

•
“Liminal Valuation” means (i) $106,000,000, plus (ii) the aggregate amount of Liminal’s Closing Cash, minus (iii) the aggregate amount of Liminal’s Closing Debt.

•
“Mergers” refers to the Hyperfine Merger and the Liminal Merger.

•
“Merger Sub I” refers to Optimus Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor.

•
“Merger Sub II” refers to Optimus Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of HealthCor.

•
“Nasdaq” refers to The Nasdaq Stock Market.

•
“New Hyperfine” refers to Hyperfine, Inc., a Delaware corporation and the combined company following the consummation of the Business Combination, and its consolidated subsidiaries.

•
“New Hyperfine Board” refers to the board of directors of New Hyperfine.

•
“New Hyperfine Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of New Hyperfine, which shares have the same economic terms as the shares of New Hyperfine Class B common stock, but are only entitled to one (1) vote per share.

•
“New Hyperfine Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of New Hyperfine, which shares have the same economic terms as the shares of New Hyperfine Class A common stock, but are entitled to one (1) vote per share prior to the Effective Time and twenty (20) votes per share at and after the Effective Time.

•
“New Hyperfine common stock” means, collectively, the New Hyperfine Class A common stock and the New Hyperfine Class B common stock.

•
“New Hyperfine Equity Incentive Plan” refers to the Hyperfine, Inc. 2021 Equity Incentive Plan (substantially in the form attached hereto as Annex E).

•
“ordinary shares” refers to the Class A ordinary shares and the Class B ordinary shares, collectively.

•
“Organizational Documents Proposal” means the proposal to be considered at the Special Meeting to approve and adopt the Proposed Charter and the Proposed Bylaws (substantially in the form attached hereto at Annex D) thereby replacing the Current Articles.

•
“PIPE Investment” means the private placement pursuant to which PIPE Investors have committed to purchase, immediately prior to the Closing, an aggregate of 12,610,000 shares of Class A common stock at a purchase price of $10.00 per share for an aggregate of $126,100,000 on the terms and conditions set forth in the Subscription Agreements.

•
“PIPE Investors” refers to the investors that have executed the Subscription Agreements.

•
“PIPE Securities” refers to the shares of Class A common stock sold to the PIPE Investors pursuant to the Subscription Agreements.

•
“Private Placement Shares” refers to the 614,000 Class A ordinary shares acquired by our Sponsor for an aggregate purchase price of $6,140,000 in a private placement simultaneously with the closing of the IPO.

•
“Public Shareholders” refers to the holders of the Public Shares that were sold in the IPO.

•
“Public Shares” refers to the Class A ordinary shares issued in the IPO to the Public Shareholders.

•
“record date” refers to                 , 2021, the date for determining the HealthCor shareholders entitled to receive notice of and to vote at the Special Meeting.

•
“redemption rights” refers to the rights of the Public Shareholders to demand redemption of their Public Shares for cash in accordance with the procedures set forth in the Current Articles and this proxy statement/prospectus.

•
“SEC” refers to the U.S. Securities and Exchange Commission.

•
“Securities Act” refers to the Securities Act of 1933, as amended.

•
“Shareholder Proposals” refers, collectively, to (i) the Business Combination Proposal, (ii) the Domestication Proposal, (iii) the Organizational Documents Proposal, (iv) the Advisory Charter Proposals, (v) the Stock Issuance Proposal, (vi) the Director Election Proposal, (vii) the Incentive Plan Proposal and (viii) the Adjournment Proposal.

•
“Special Meeting” refers to the extraordinary general meeting of HealthCor to be held on         , 2021 at                 a.m., Eastern time, at                 to vote on matters relating to the Business Combination.

•
“Sponsor” refers to HC Sponsor LLC, a Delaware limited liability company.

•
“Subscription Agreements” refers to the subscription agreements, dated as of July 7, 2021, by and among HealthCor and the PIPE Investors, pursuant to which HealthCor has agreed to issue an aggregate of 12,610,000 shares of Class A common stock to the PIPE Investors immediately before the Closing at a purchase price of $10.00 per share, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms (forms of which are attached hereto as Annex F and Annex G).
•
“transfer agent” refers to Continental Stock Transfer & Trust Company.

•
“Trust Account” refers to the trust account of HealthCor that holds the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Shares, including interest earned on the funds in the Trust Account and not previously released to HealthCor to pay its taxes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements made in this proxy statement/prospectus and in any document incorporated by reference herein are “forward looking statements.” Statements regarding the potential Business Combination and expectations regarding the combined business are “forward looking statements.” In addition, words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:
•
our ability to complete the Business Combination, or, if we do not consummate the Business Combination, any other initial business combination;

•
the inability to complete the transactions contemplated by the Business Combination due to the failure to satisfy any conditions to closing, including the failure to obtain the approval of HealthCor’s shareholders;

•
the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against HealthCor, Hyperfine or Liminal following the announcement of the Business Combination Agreement and the transactions contemplated therein, that could give rise to the termination of the Business Combination Agreement, including the failure to satisfy any of the conditions to closing the Business Combination, or could otherwise cause the transactions contemplated by the Business Combination Agreement to fail to close;

•
the ability to obtain or maintain the listing of New Hyperfine Class A common stock on the Nasdaq following the Business Combination;

•
the projected financial information, anticipated growth rate and market opportunity of New Hyperfine;

•
the risk that the proposed Business Combination disrupts current plans and operations of Hyperfine or Liminal as a result of the announcement and consummation of the Business Combination;

•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of New Hyperfine to grow and manage growth profitably and retain its key employees;

•
the ability of New Hyperfine to raise financing in the future;

•
the success, cost and timing of Hyperfine’s, Liminal’s and New Hyperfine’s product development activities;

•
the commercialization and adoption of Hyperfine’s existing products and the success of New Hyperfine’s future product offerings;

•
the potential attributes and benefits of Hyperfine’s, Liminal’s and New Hyperfine’s products and services;

•
Hyperfine’s, Liminal’s and New Hyperfine’s ability to obtain and maintain regulatory approval for their products, and any related restrictions and limitations of any approved product;

•
Hyperfine’s, Liminal’s and New Hyperfine’s ability to identify, in-license or acquire additional technology;

•
Hyperfine’s, Liminal’s and New Hyperfine’s ability to maintain existing license, manufacturing and supply agreements;

•
Hyperfine’s, Liminal’s and New Hyperfine’s ability to compete with other companies currently marketing or engaged in the development of magnetic resonance imaging (“MRI”) technologies, many of which have greater financial and marketing resources;

•
the size and growth potential of the markets for Hyperfine’s, Liminal’s and New Hyperfine’s products and services, and the ability of each to serve those markets, either alone or in partnership with others;

•
the pricing of Hyperfine’s, Liminal’s and New Hyperfine’s products and services and reimbursement for medical procedures conducted using Hyperfine’s, Liminal’s and New Hyperfine’s products and services;

•
Hyperfine’s, Liminal’s and New Hyperfine’s estimates regarding expenses, revenue, capital requirements and needs for additional financing;

•
Hyperfine’s, Liminal’s and New Hyperfine’s financial performance;

•
New Hyperfine’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination;

•
intense competition and competitive pressures from other companies in the industry in which New Hyperfine will operate;

•
factors relating to the business, operations and financial performance of Hyperfine, Liminal and New Hyperfine, including market conditions and global and economic factors beyond Hyperfine’s, Liminal’s and New Hyperfine’s control;

•
the impact of the COVID-19 pandemic on Hyperfine’s, Liminal’s and New Hyperfine’s business and operations, including on the ability of HealthCor, Hyperfine and Liminal to consummate the Business Combination, and on interest rates and market volatility and their effect on New Hyperfine’s business, its industry and the global economy;

•
costs related to the Business Combination;

•
the effect of legal, tax and regulatory changes; and

•
other factors detailed under the section titled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference herein are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this proxy statement/prospectus and in our Annual Report on Form 10-K filed with the SEC on March 29, 2021. If one or more of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before you grant your proxy or instruct how your vote should be cast or vote on the Shareholder Proposals to be put to the Special Meeting, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect HealthCor, Hyperfine, Liminal or, following the consummation of the Business Combination, New Hyperfine.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION
AND THE SPECIAL MEETING
The following are answers to certain questions that you may have regarding the Business Combination and the Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement//prospectus.
Q:
WHAT IS THE BUSINESS COMBINATION?

A:
HealthCor, Merger Sub I, Merger Sub II, Hyperfine and Liminal have entered into the Business Combination Agreement, dated as of July 7, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (a) Merger Sub I will merge with and into Hyperfine (the “Hyperfine Merger”), with Hyperfine surviving the Hyperfine Merger as a wholly owned subsidiary of HealthCor, and (b) Merger Sub II will merge with and into Liminal (the “Liminal Merger” and, together with the Hyperfine Merger, the “Mergers”), with Liminal surviving the Liminal Merger as a wholly owned subsidiary of HealthCor. In connection with the Closing, HealthCor will change its name to “Hyperfine, Inc.” (“New Hyperfine”).

HealthCor will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement and you are receiving this proxy statement/prospectus in connection with such meeting. See “The Business Combination Agreement.” In addition, a copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus and the Business Combination Agreement in their entirety.
Q:
WHY AM I RECEIVING THIS DOCUMENT AND WHAT AM I BEING ASKED TO VOTE ON?

A:
HealthCor is sending this proxy statement /prospectus to its shareholders to help them decide how to vote their ordinary shares with respect to the matters to be considered at the Special Meeting. The HealthCor shareholders are being asked to vote on the following Shareholder Proposals:

•
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve by ordinary resolution under the Cayman Islands Companies Act and adopt the Business Combination Agreement (the “Business Combination Proposal”);

•
Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution under the Cayman Islands Companies Act, assuming the Business Combination Proposal is approved and adopted, the change of HealthCor’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware (the “Domestication”) by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

•
Proposal No. 3 — The Organizational Documents Proposal — to approve and adopt by special resolution under the Cayman Islands Companies Act, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the proposed new certificate of incorporation (the “Proposed Charter”) and bylaws (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”) of New Hyperfine, which, if approved, would take effect immediately after the Domestication (the “Organizational Documents Proposal”);

•
Proposal No. 4 — The Advisory Charter Proposals — to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with United States Securities and Exchange Commission (the “SEC”) guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions (such proposals, collectively, the “Advisory Charter Proposals”);

•
Proposal No. 5 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution under the Cayman Islands Companies Act, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of The Nasdaq Stock Market (“Nasdaq”), the issuance of (i) an aggregate of 29,824,643 shares of Class A common stock to stockholders of Hyperfine pursuant to the terms of the Business Combination Agreement, (ii) an aggregate of 3,486,075 shares of Class A common stock to stockholders of Liminal pursuant to the terms of the Business Combination Agreement, (iii) up to 10,000,000 shares of Class A common stock as earn-out consideration under the Business Combination Agreement (the “Earn-Out Shares”), (iv) an aggregate of 15,236,323 shares of Class B common stock (and up to 15,236,323 shares of Class A common stock issuable upon the conversion of the Class B common stock) to be issued to certain stockholders of Hyperfine and Liminal, (v) an aggregate of 21,314,000 shares of Class A common stock and 5,175,000 shares of Class B common stock to be issued in the Domestication (and 5,175,000 shares of Class A common stock to be issued upon the Conversion of such Class B common stock), and (vi) an aggregate of 12,610,000 shares of Class A common stock to certain institutional investors and accredited investors (collectively, the “PIPE Investors”) pursuant to subscription agreements (the “Subscription Agreements”) immediately prior to the closing of the Business Combination (such proposal, the “Stock Issuance Proposal”);
•
Proposal No. 6  —  The Director Election Proposal — to consider and vote upon a proposal to approve by ordinary resolution under the Cayman Islands Companies Act, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved and adopted, the appointment of seven directors who, effective immediately after the effective time of the Mergers (the “Effective Time”), will become the directors of New Hyperfine until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter (the “Director Election Proposal”). Under the Current Articles, prior to the consummation of a business combination, only holders of the Class B ordinary shares are entitled to vote on the Director Election Proposal;

•
Proposal No. 7  —  The Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution under the Cayman Islands Companies Act the adoption of the Hyperfine, Inc. 2021 Equity Incentive Plan (the “Incentive Plan Proposal”); and

•
Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve by ordinary resolution under the Cayman Islands Companies Act the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals (as defined below) would not be duly approved and adopted by our shareholders (the “Adjournment Proposal”).

The Business Combination is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”), subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Advisory Charter Proposals, the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote. Information about the Special Meeting, the Business Combination and the other business to be considered by shareholders at the Special Meeting is contained in this proxy statement/prospectus.
Q:
WHAT WILL HYPERFINE EQUITYHOLDERS AND LIMINAL EQUITYHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:
As a consequence of the Mergers, at the Effective Time, and as further described in the proxy statement/prospectus, (i) each share of Hyperfine capital stock (other than the Hyperfine Series A preferred stock and any shares of Hyperfine capital stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Hyperfine Exchange Ratio, rounded down to the nearest whole number of shares; (ii) each share of Hyperfine Series A preferred stock (other than any shares of Hyperfine Series A preferred stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Hyperfine Exchange Ratio, rounded down to the nearest whole number of shares; (iii) each share of Liminal capital stock (other than the Liminal Series A-1 preferred stock and any shares of Liminal capital stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Liminal Exchange Ratio, rounded down to the nearest whole number of shares; (iv) each share of Liminal Series A-1 preferred stock (other than any shares of Liminal Series A-1 preferred stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Liminal Exchange Ratio, rounded down to the nearest whole number of shares; (v) each option to purchase shares of Hyperfine common stock and each option to purchase shares of Liminal common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time will be assumed by New Hyperfine and will become an option (vested or unvested, as applicable) to purchase a number of shares of New Hyperfine Class A common stock equal to the number of shares of Hyperfine common stock or Liminal common stock subject to such option immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole share, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded up to the nearest whole cent; and (vi) each Hyperfine restricted stock unit and each Liminal restricted stock unit outstanding immediately prior to the Effective Time will be assumed by New Hyperfine and will become a restricted stock unit with respect to a number of shares of New Hyperfine Class A common stock equal to the number of shares of Hyperfine common stock or Liminal common stock subject to such Hyperfine restricted stock unit or Liminal restricted stock unit immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole share.
In addition to the consideration described above, New Hyperfine will issue to the holders of Hyperfine Outstanding Shares and Liminal Outstanding Shares as of immediately prior to the Effective Time, in accordance with their pro rata share, the Earn-Out Shares, if at any time during the period between the Closing Date and the third anniversary of the closing date (the “Earn-Out Period”), (i) the last reported share price of the Class A common stock is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period, or (ii) in the event of a transaction that will result in shares of Class A common stock being converted or exchanged into the right to receive cash or other consideration having a value greater than or equal to $15.00. During the Earn-Out Period, if there is a transaction (other than for stock splits, stock dividends, special cash dividends, reorganizations, recapitalizations or similar transactions affecting the Class A common stock) that will result in the shares of Class A common stock being converted or exchanged into the right to receive cash or other consideration having a value less than $15.00, then the right to receive Earn-Out Shares will terminate.
Q:
WHAT EQUITY STAKE WILL CURRENT HEALTHCOR SHAREHOLDERS, HYPERFINE EQUITYHOLDERS AND LIMINAL EQUITYHOLDERS HOLD IN NEW HYPERFINE IMMEDIATELY AFTER THE CONSUMMATION OF THE BUSINESS COMBINATION?

A:
Set forth below is a table showing the anticipated ownership interest in New Hyperfine upon completion of the Business Combination, based on an assumed Hyperfine Exchange Ratio of 0.3326, an assumed Liminal Exchange Ratio of 0.1810, 26,489,000 HealthCor ordinary shares outstanding, 138,376,227 Hyperfine Outstanding Shares and 58,469,750 Liminal Outstanding Shares as of August 15, 2021 and based on an assumed Closing Date of October 1, 2021. The actual Hyperfine Exchange Ratio and Liminal Exchange Ratio will be affected by the amount of Closing Cash and Closing Debt of Hyperfine, the amount of Closing Cash and Closing Debt of Liminal (in each case as calculated pursuant to the Business Combination Agreement), as well as the actual number of Hyperfine Outstanding Shares and Liminal Outstanding Shares as of immediately prior to the Effective Time. The amounts set forth in this table do not reflect the potential future issuance of up to 10,000,000 Earn-out Shares to the holders of Hyperfine Outstanding Shares and Liminal Outstanding Shares.

	Assuming No Redemptions of Public Shares	Percentage	Assuming Maximum Redemptions of Public Shares(1)	Percentage
Hyperfine Stockholders	38,139,643	43.5%	38,139,643	57.0%
Liminal Stockholders	10,407,398	11.9%	10,407,398	15.5%
Public Shareholders	20,700,000	23.6%	0	0%
PIPE Investors	12,610,000	14.4%	12,610,000	18.8%
Sponsor	5,684,000	6.5%	5,684,000	8.5%
Other Initial Shareholders	105,000	0.1%	105,000	0.2%
	87,646,041	100%	66,946,041	100%

(1)
Assumes that 20.7 million outstanding Class A ordinary shares are redeemed for an aggregate redemption payment of approximately $207.0 million, plus interest from the Trust Account (this amount represents the maximum amount that HealthCor may pay for redemptions while also satisfying the Aggregate Transaction Proceeds Condition).

The ownership percentages set forth above are not indicative of voting percentages and do not take into account the issuance of any shares upon completion of the Business Combination under the New Hyperfine Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex E. If the actual facts are different than the assumptions set forth above, the percentage ownership numbers set forth above will be different. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
Furthermore, as a result of adopting the Proposed Charter, we will adopt a dual class stock structure and Dr. Rothberg will receive shares of Class B common stock, which will have 20 to 1 voting rights as compared to the shares of Class A common stock, such that as of immediately following the completion of the Business Combination, Dr. Rothberg will have over 81.1% of the voting power of the issued and outstanding capital stock of New Hyperfine, based on the above assumptions. Thus, Dr. Rothberg will control New Hyperfine.
Q:
WHAT VOTING POWER WILL CURRENT HEALTHCOR SHAREHOLDERS, DR. ROTHBERG, OTHER HYPERFINE EQUITYHOLDERS AND OTHER LIMINAL EQUITYHOLDERS HOLD IN NEW HYPERFINE IMMEDIATELY AFTER THE CONSUMMATION OF THE BUSINESS COMBINATION?

A:
It is anticipated that, upon completion of the Business Combination, based on an assumed Hyperfine Exchange Ratio of 0.3326, an assumed Liminal Exchange Ratio of 0.1810, 26,489,000 HealthCor ordinary shares outstanding, 138,376,227 Hyperfine Outstanding Shares and 58,469,750 Liminal Outstanding Shares as of August 15, 2021, and an assumed Closing Date of October 1, 2021, the voting power in New Hyperfine will be as set forth in the table below (which was, except as noted below, prepared using the same assumptions as the immediately preceding table). The amounts set forth in this table do not reflect the potential future issuance of up to 10,000,000 Earn-out Shares to the holders of Hyperfine Outstanding Shares and Liminal Outstanding Shares.

	Assuming No Redemptions of Public Shares	Assuming Maximum Redemptions of Public Shares
Entities controlled by Jonathan M. Rothberg, Ph.D.	81.1%	85.8%
Other Hyperfine Stockholders	7.6%	8.1%
Other Liminal Stockholders	0.9%	1.0%
Public Shareholders	5.5%	0.0%
PIPE Investors	3.3%	3.5%
Sponsor	1.5%	1.6%
Other Initial Shareholders	<0.1%	<0.1%
Total	100%	100%

Q:
WHEN WILL THE BUSINESS COMBINATION BE COMPLETED?

A:
The parties currently expect that the Business Combination will be completed during the fourth quarter of 2021. However, none of HealthCor, Hyperfine or Liminal can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of the companies could result in the Business Combination being completed at a different time or not at all. The outside date for consummation of the Business Combination is January 6, 2022, and the closing of the Business Combination is subject to the satisfaction of certain other conditions, including among other things: (i) the approval of the Business Combination Proposal and the other Condition Precedent Proposals by HealthCor’s shareholders; (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) the approval of the stockholders of each of Hyperfine and Liminal; (iv) after giving effect to the Business Combination and the other transactions contemplated by the Business Combination Agreement (including the PIPE Investment), HealthCor having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; (v) the Aggregate Transaction Proceeds being equal to or greater than $125,000,000; (vi) covenant and representation and warranty bring down conditions; (vii) the absence of a material adverse effect on Hyperfine and Liminal; and (viii) the approval by the Nasdaq of the listing of the Class A common stock on the Nasdaq. See “The Business Combination Agreement — The Business Combination Agreement  — Conditions to Closing of the Business Combination.”

Q:
WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:
If HealthCor does not complete the Business Combination with Hyperfine and Liminal for any reason, HealthCor would search for another target business with which to complete a business combination. If HealthCor does not complete the Business Combination with Hyperfine and Liminal or a business combination with another target business by January 29, 2023, HealthCor must redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to HealthCor to pay its income taxes, if any, less up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Public Shares. The Sponsor has no redemption rights in the event a business combination is not effected in the required time period and, accordingly, their founder shares would be worthless.

Q:
WHY IS HEALTHCOR PROPOSING THE BUSINESS COMBINATION?

A:
HealthCor was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities (each, a “business combination”).

On January 29, 2021, HealthCor completed its IPO, generating gross proceeds of $207,000,000 (including the gross proceeds generated as a result of the underwriter’s exercise of its over-allotment option). Since HealthCor’s IPO, HealthCor’s activity has been limited to the evaluation of business combination candidates.

Hyperfine is an innovative digital health business with a mission to provide affordable and accessible imaging, monitoring and magnetic resonance imaging (“MRI”) guided interventions to revolutionize healthcare for people around the world. Its Swoop™ Portable Magnetic Resonance (Imaging (“MRI”) System (“Swoop”) produces high-quality images at a lower magnetic field strength that can be used by healthcare professionals to make effective clinical diagnoses on a patient in a variety of settings where MRI devices have previously been inaccessible. The easy-to-use interface and portable design of our Swoop system make it accessible for use anywhere in a hospital, clinic or patient care site. Hyperfine is working to realize the vision of providing affordable and accessible imaging of health conditions around the world.
Liminal is an innovative digital health business committed to building a device to non-invasively measure key vital signs in the brain, in order to enable unprecedented access to improve patient outcomes.
The board of directors for each of HealthCor, Hyperfine and Liminal have unanimously approved the proposed transaction.
Q:
DID THE HEALTHCOR BOARD OF DIRECTORS OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE BUSINESS COMBINATION?

A:
HealthCor’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination.

HealthCor’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of HealthCor’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Business Combination. In addition, HealthCor’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of HealthCor’s officers, board of directors and advisors in valuing Hyperfine’s and Liminal’s businesses.
Q:
DO I HAVE REDEMPTION RIGHTS?

A:
If you are a holder of Class A ordinary shares, you have the right to elect, at least two business days prior to the vote on the Business Combination, that HealthCor redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of HealthCor’s IPO, (including interest earned on the funds held in the Trust Account and not previously released to HealthCor to pay its taxes, if any) upon the closing of the Business Combination (such rights, “redemption rights”).Notwithstanding the foregoing, a holder of Class A ordinary shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the Class A ordinary shares. Accordingly, all Class A ordinary shares in excess of 15% held by a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

If approved, the Organizational Documents Proposal would remove the requirement that HealthCor have at least $5,000,001 of net tangible assets after giving effect to the redemption of all such shares.
Q:
WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:
No. You may exercise your redemption rights whether you vote your Class A ordinary shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Shareholder Proposal. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their Class A ordinary shares and no longer remain shareholders and the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemptions by Public Shareholders. Also, with fewer Class A ordinary shares and Public Shareholders, the trading market for the Class A common stock following the Business Combination may be less liquid than the market for the Class A ordinary shares prior to the Business Combination and New Hyperfine may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into New Hyperfine will be reduced.
Q:
HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:
If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that HealthCor redeem your Public Shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your share certificates (if any) and other redemption forms to HealthCor’s transfer agent physically or electronically using Depository Trust Company’s DWAC (Deposit and Withdrawal at Custodian) system. Any Public Shareholder will be entitled to demand that such holder’s Public Shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was approximately $      million, or $      per share, as of the record date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to HealthCor to pay its taxes, if any, will be paid promptly upon consummation of the Business Combination. However, the proceeds deposited in the Trust Account could become subject to the claims of HealthCor’s creditors, if any, which could have priority over the claims of Public Shareholders, regardless of whether such Public Shareholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any Shareholder Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

Any request for redemption made by a holder of Public Shares may not be withdrawn once submitted to HealthCor unless the board of directors of HealthCor determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part).
Any written demand of redemption rights must be received by HealthCor’s transfer agent no later than the second business day preceding the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the transfer agent no later than the second business day preceding the vote taken at the Special Meeting.
If a holder of Public Shares properly makes a request for redemption and the certificates for the Class A ordinary shares (if any) along with the redemption forms are delivered to HealthCor’s transfer agent as described herein, then, if the Business Combination is consummated, HealthCor will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash.
Q:
WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:
We expect that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders”) that exercises its redemption rights to receive cash from the Trust Account in exchange for its Class A common stock will generally be treated as selling such shares of New Hyperfine Class A common stock resulting in the recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of shares of New Hyperfine Class A common stock that such U.S. Holder owns or is deemed to own prior to and following the redemption. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur prior to the redemption by any Public Shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the tax rules relating to “passive foreign investment companies” (“PFICs”). The tax consequences of the exercise of redemption rights, including pursuant to Section 367(b) of the Code and the PFIC rules, are discussed more fully below under “U.S. Federal Income Tax Considerations — U.S. Holders.” All holders of our Public Shares considering exercising their redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:
DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION AND THE PROPOSED DOMESTICATION?

A:
No. The HealthCor shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the Delaware General Corporation Law, as amended (the “DGCL”).

Q:
WHY IS HEALTHCOR PROPOSING THE DOMESTICATION?

A:
HealthCor’s board of directors believes that there are significant advantages to New Hyperfine that will arise as a result of a change of domicile to Delaware, including, (i) the prominence, predictability and flexibility of Delaware law, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors, each of the foregoing as discussed in greater detail in the section titled “Proposal No. 2 — The Domestication Proposal — Reasons for the Domestication.” HealthCor’s board of directors believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits shareholders, who are the owners of the corporation. Additionally, Hyperfine and Liminal have required the Domestication as a condition to consummating the Business Combination.

To effect the Domestication, HealthCor will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which HealthCor will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the transactions contemplated by the Business Combination Agreement. The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present, in person or by proxy, and entitled to vote on such matter, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting.
Q:
HOW WILL THE DOMESTICATION AFFECT MY PUBLIC SHARES?

A:
As a consequence of the Domestication, each Class A ordinary share of HealthCor that is issued and outstanding as of immediately prior to the Domestication will be converted, on a one-for-one basis, into a share of New Hyperfine Class A common stock, and each Class B ordinary share of HealthCor that is issued and outstanding as of immediately prior to the Domestication will be converted, on a one-for-one basis, into a share of New Hyperfine Class B common stock, and immediately prior to the Effective Time, each such share of New Hyperfine Class B common stock will be converted, on a one-for-one basis, into a share of New Hyperfine Class A common stock (the “Conversion”).

Q:
WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:
The net proceeds of HealthCor’s initial public offering, together with funds raised from the sale of the Private Placement Shares simultaneously with the consummation of HealthCor’s initial public offering, were placed in the Trust Account immediately following the initial public offering. After consummation of the Business Combination, the funds in the Trust Account will be used to pay holders of the Class A ordinary shares who exercise redemption rights, and, together with the proceeds of the PIPE Investment, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of approximately $7,245,000 as deferred underwriting commissions related to HealthCor’s initial public offering) and to pay for New Hyperfine’s working capital and general corporate purposes.

Q:
WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION?

A:
As discussed more fully under “U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the

Code to the facts and circumstances relating to HealthCor, this result is not entirely clear. In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:
•
a U.S. Holder that holds Public Shares that have a fair market value of less than $50,000 and that, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock, generally will not recognize any gain or loss and will not be required to include any part of Healthcor’s earnings in income;

•
a U.S. Holder that holds Public Shares that have a fair market value of $50,000 or more and that, on the date of the Domestication, owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock generally will recognize gain (but not loss) on the exchange of Public Shares for shares of New Hyperfine Class A common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the U.S. Department of Treasury regulations (the “Treasury Regulations”) under Section 367(b) of the Code) attributable to its Public Shares provided certain other requirements are satisfied; and

•
a U.S. Holder that holds Public Shares that have a fair market value of $50,000 or more and that, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Public Shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

HealthCor does not expect to have significant cumulative earnings and profits through the date of the Domestication. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our ordinary shares entitled to vote or owns 10% or more of the total value of all classes of our ordinary shares. All U.S. holders are urged to consult their tax advisors with respect to those attribution rules.
As discussed in “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication on U.S. Holders,” if the Domestication fails to qualify as a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the Code, a U.S. Holder may recognize gain or loss with respect to a Public Share in an amount equal to the difference, if any, between the fair market value of the share of New Hyperfine Class A common stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its Public Share, as applicable, surrendered in exchange therefor.
HealthCor believes that it is likely classified as a PFIC, which may have adverse tax consequences to U.S. Holders of Public Shares. However, Healthcor’s United States tax counsel expresses no opinion with respect to its PFIC status for its taxable year ended December 31, 2020, its current taxable year which ends as a result of the Domestication, or any future taxable year. If HealthCor is a PFIC, and the Domestication qualifies as a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the Code, a U.S. Holder may still be required in certain circumstances to recognize gain on the exchange of Public Shares for New Hyperfine Class A common stock if proposed Treasury Regulations under Section 1291(f) of the Code, which have been promulgated with a retroactive effective date, are finalized in their current form. If Healthcor is a PFIC and the U.S. Holder has not made certain elections with respect to its Public Shares, a U.S. Holder of Public Shares would recognize gain (but not loss) upon the exchange of its Public Shares for New Hyperfine Class A common stock pursuant to the Domestication and the tax on all or a portion of such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”
Additionally, the Domestication may cause non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s shares of New Hyperfine Class A common stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “U.S. Federal Income Tax Considerations.”
Q:
HOW DO OUR INITIAL SHAREHOLDERS INTEND TO VOTE ON THE SHAREHOLDER PROPOSALS?

A:
Our initial shareholders own of record and are entitled to vote an aggregate of approximately 21.9% of the outstanding ordinary shares. In connection with our initial public offering, on January 26, 2021, the Sponsor, our initial shareholders and our officers and directors at the time of our initial public offering entered into the IPO Letter Agreement, pursuant to which they agreed, among other things, to vote their founder shares, as well as any Public Shares held by them, in favor of our business combination (including any proposals recommended by our board of directors in connection with such business combination). In addition, pursuant to the Sponsor Letter Agreement, the Sponsor and our initial shareholders have agreed with HealthCor, Hyperfine and Liminal to vote all of their Class A ordinary shares and Class B ordinary shares in favor of the Shareholder Proposals. Accordingly, we expect them to vote their shares in favor of all the Shareholder Proposals. See “The Business Combination Agreement — Related Agreements — Sponsor Letter Agreement.”

Q:
WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:
The holders of a majority of the issued and outstanding ordinary shares entitled to vote at the Special Meeting must be present, in person (which would include presence at a virtual meeting) or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The holders of the founder shares, who currently own approximately 21.9% of the issued and outstanding HealthCor ordinary shares, will count towards this quorum provided they attend the Special Meeting in person or by proxy. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of                 , 2021, the record date for the Special Meeting,                 shares of HealthCor ordinary shares would be required to achieve a quorum.

Q:
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:
The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present either in person or by proxy, and entitled to vote on such matter, vote at the Special Meeting. Under the Current Articles, prior to the consummation of a business combination, only holders of the Class B ordinary shares are entitled to vote on the Director Election Proposal.

The approval of each of the Domestication Proposal and Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present, in person or by proxy, and entitled to vote on such matter, vote at the Special Meeting.
Each of the Condition Precedent Proposals is conditioned on the approval of the other Condition Precedent Proposals, and if any Condition Precedent Proposal is not approved, then the other Condition

Precedent Proposals will have no effect, even if approved by our Public Shareholders. The Adjournment Proposal is not conditioned upon any other proposal.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting and, therefore, will have no effect on the outcome of any of the proposals.
Q:
DO ANY OF HEALTHCOR’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE BUSINESS COMBINATION THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF HEALTHCOR SHAREHOLDERS?

A:
HealthCor’s executive officers and non-employee directors may have interests in the Business Combination that may be different from, or in addition to, the interests of HealthCor’s shareholders generally. The HealthCor board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by HealthCor’s shareholders. See “Proposal No. 1 — The Business Combination Proposal — Interests of HealthCor Directors and Officers in the Business Combination.”

For example, if HealthCor is able to complete a business combination within the required time period, Sponsor, its affiliates and certain of our directors may receive a positive return on the 5,175,000 Class B ordinary shares and/or 614,000 Private Placement Shares that they currently hold, even if the holders of Class A ordinary shares experience a negative return on their investment after consummation of the business combination.
For additional information regarding pre-existing relationships between certain of the parties to the Business Combination Agreement and certain of their affiliates, see “Risk Factors — Risks Related to the Business Combination and HealthCor — Some of HealthCor’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether New Hyperfine is appropriate for HealthCor’s initial business combination.”
Q:
WHAT DO I NEED TO DO NOW?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:
HOW DO I VOTE?

A:
If you are a shareholder of record of HealthCor as of                 , 2021 (the “record date”), you may submit your proxy before the Special Meeting in any of the following ways, if available:

•
use the toll-free number shown on your proxy card;

•
visit the website shown on your proxy card to vote via the Internet; or

•
complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a shareholder of record of HealthCor as of the record date, you may also cast your vote at the Special Meeting.
If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.
Q:
WHEN AND WHERE IS THE SPECIAL MEETING?

A:
The Special Meeting will be held at           a.m., Eastern time, on                 , 2021. For the

purposes of HealthCor’s Current Articles, the physical place of the meeting will be            . In light of the coronavirus pandemic and to support the well-being of HealthCor’s shareholders, directors and officers, HealthCor encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting                 . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing                 . All HealthCor shareholders as of the record date, or their duly appointed proxies, may attend the Special Meeting.
Q:
IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to HealthCor or by voting at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you plan to attend the Special Meeting, but are not a shareholder of record because you hold your shares in “street name,” please have evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you at the Special Meeting.

Under the rules of Nasdaq, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that are “non-routine” under New York Stock Exchange rules without specific instructions from the beneficial owner. It is expected that all of the Shareholder Proposals are “non-routine” matters. Broker non-votes occur when a broker, bank or other nominee is not instructed by the beneficial owner of shares to vote on a particular Shareholder Proposal for which the broker does not have discretionary voting power or when a broker, bank or other nominee chooses not to vote on a matter for which it does have discretionary voting authority.
If you are a HealthCor shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any of the Shareholder Proposals. Such broker non-votes will have no effect on the vote count for any of the Shareholder Proposals.
Q:
WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:
For purposes of the Special Meeting, an abstention occurs when a shareholder attends the meeting and does not vote or returns a proxy with an “abstain” vote. If you are a HealthCor shareholder that attends the Special Meeting and fails to vote on any Shareholder Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such Shareholder Proposals.

Q:
WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:
If you sign and return your proxy card without indicating how to vote on any particular Shareholder Proposal, the ordinary shares represented by your proxy will be voted as recommended by HealthCor’s board of directors with respect to that Shareholder Proposal.

Q:
MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:
Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

•
filing a notice with the Secretary of HealthCor;

•
mailing a new, subsequently dated proxy card; or

•
by attending the Special Meeting and electing to vote your shares.

If you are a shareholder of record of HealthCor and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to HealthCor Catalio Acquisition Corp., 55 Hudson Yards, 28th Floor, New York, NY, 10001 and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 5:00 p.m., New York City time, on                 , 2021, or by voting at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your ordinary shares, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.
Q:
WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:
If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by shareholders and consummated, you will continue to be a shareholder of HealthCor. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a shareholder of HealthCor while HealthCor searches for another target business with which to complete a business combination.

Q:
WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:
WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:
If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Morrow Sodali LLC, the proxy solicitation agent for HealthCor, toll-free at (800) 662-5200 (banks and brokers call (203) 658-9400).

SUMMARY
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire proxy statement/prospectus and its appendices and the other documents to which HealthCor, Hyperfine and Liminal refer before you decide how to vote with respect to the Shareholder Proposals.
Information About the Parties to the Business Combination
HealthCor
HealthCor Catalio Acquisition Corp. is a blank check company incorporated as a Cayman Islands exempted company with limited liability organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. HealthCor’s executive offices are located at 55 Hudson Yards, 28th Floor, New York, NY 10001, and its telephone number is (212) 622-7800.
Merger Sub I and Merger Sub II
Optimus Merger Sub I, Inc. and Optimus Merger Sub II, Inc. are wholly owned subsidiaries of HealthCor incorporated under the laws of the State of Delaware for the purpose of implementing the Business Combination. The executive offices of Merger Sub I and Merger Sub II are located at 55 Hudson Yards, 28th Floor, New York, NY 10001, and their telephone number is (212) 622-7800.
Hyperfine
Hyperfine was incorporated under the laws of the State of Delaware on February 25, 2014 under the name “Hyperfine Research, Inc.” On May 25, 2021, the name of the corporation was changed to “Hyperfine, Inc.” Hyperfine’s principal executive offices are located at 530 Old Whitfield Street, Guilford, CT 06437, and its telephone number is (866) 796-6767.
Liminal
Liminal was incorporated under the laws of the State of Delaware on September 21, 2018 under the name “EpilepsyCo Inc.” On July 20, 2020, the name of the corporation was changed to “Liminal Sciences, Inc.” Liminal’s principal executive offices are located at 530 Old Whitfield Street, Guilford, CT 06437, and its telephone number is (203) 458-7100.
The Business Combination and the Business Combination Agreement
As discussed in this proxy statement/prospectus, HealthCor is asking its shareholders to approve the Business Combination Agreement and approve the Business Combination, pursuant to which, among other things, on the date of Closing, Merger Sub I will merge with and into Hyperfine, with Hyperfine as the surviving corporation in the Hyperfine Merger, Merger Sub II will merge with and into Liminal, with Liminal as the surviving corporation in the Liminal Merger, and, after giving effect to such Business Combination, Hyperfine and Liminal will be wholly-owned subsidiaries of HealthCor. As a consequence of the Domestication, each Class A ordinary share of HealthCor that is issued and outstanding as of immediately prior to the Domestication will be converted, on a one-for-one basis, into a share of New Hyperfine Class A common stock, and each Class B ordinary share of HealthCor that is issued and outstanding as of immediately prior to the Domestication will be converted, on a one-for-one basis, into a share of New Hyperfine Class B common stock, and immediately prior to the Effective time of the Mergers, each such share of New Hyperfine Class B common stock will be converted, on a one-for-one basis, into a share of New Hyperfine Class A common stock (the “Conversion”).
As a consequence of the Mergers, at the Effective Time, (i) each share of Hyperfine capital stock (other than the Hyperfine Series A preferred stock and any shares of Hyperfine capital stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Hyperfine Exchange Ratio, rounded down to the nearest whole number of shares; (ii) each share of Hyperfine Series A preferred stock (other than any shares of Hyperfine Series A preferred stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Hyperfine Exchange Ratio, rounded down to the nearest whole number of shares; (iii) each share of Liminal capital stock (other than the Liminal Series A-1 preferred stock and any shares of Liminal capital stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Liminal Exchange Ratio, rounded down to the nearest whole number of shares; (iv) each share of Liminal Series A-1 preferred stock (other than any shares of Liminal Series A-1 preferred stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Liminal Exchange Ratio, rounded down to the nearest whole number of shares; (v) each option to purchase shares of Hyperfine common stock and each option to purchase shares of Liminal common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time will be assumed by New Hyperfine and will become an option (vested or unvested, as applicable) to purchase a number of shares of New Hyperfine Class A common stock equal to the number of shares of Hyperfine common stock or Liminal common stock subject to such option immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole share, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded up to the nearest whole cent; and (vi) each Hyperfine restricted stock unit and each Liminal restricted stock unit outstanding immediately prior to the Effective Time will be assumed by New Hyperfine and will become a restricted stock unit with respect to a number of shares of New Hyperfine Class A common stock equal to the number of shares of Hyperfine common stock or Liminal common stock subject to such Hyperfine restricted stock unit or Liminal restricted stock unit immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole share.
In addition to the consideration described above, New Hyperfine will issue to the holders of Hyperfine Outstanding Shares and Liminal Outstanding Shares as of immediately prior to the Effective Time, in accordance with their pro rata share, the Earn-Out Shares, if at any time during the period between the Closing Date and the third anniversary of the closing date (the “Earn-Out Period”), (i) the last share price of the Class A common stock is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period, or (ii) in the event of a transaction that will result in shares of Class A common stock being converted or exchanged into the right to receive cash or other consideration having a value greater than or equal to $15.00. During the Earn-Out Period, if there is a transaction (other than for stock splits, stock dividends, special cash dividends, reorganizations, recapitalizations or similar transactions affecting the Class A common stock) that will result in the shares of Class A common stock being converted or exchanged into the right to receive cash or other consideration having a value less than $15.00, then the right to receive Earn-Out Shares will terminate.
The terms and conditions of the Business Combination are contained in the Business Combination Agreement, which is attached to this proxy statement/prospectus as Annex A. HealthCor encourages you to read the Business Combination Agreement carefully, as it is the legal document that governs the Business Combination. For more information on the Business Combination Agreement, see “The Business Combination Agreement.”
Structure of the Business Combination
Pursuant to the Business Combination Agreement, Merger Sub I will merge with and into Hyperfine, with Hyperfine surviving the Hyperfine Merger, and Merger Sub II will merge with and into Liminal, with Liminal surviving the Liminal Merger. Upon consummation of the Business Combination, Hyperfine and Liminal will be wholly-owned subsidiaries of New Hyperfine. In addition, prior to the Effective Time, HealthCor will deregister by way of continuation under the Cayman Islands Companies Act and domesticate under Subchapter XVII of the DGCL, pursuant to which HealthCor’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. In addition, Hyperfine will file the Proposed Charter with the Secretary of State of the State of Delaware, such Proposed Charter to be effective immediately after the Domestication and prior to the Effective Time. As a consequence of adopting the Proposed Charter, New Hyperfine will adopt the dual class structure as described in the section of this proxy statement/prospectus titled “Description of New Hyperfine’s Capital Stock.”
Simplified Pre-Combination Structure and Voting Power
Simplified Post-Combination Structure and Voting Power(1)
(1)
Assumes no redemptions of public shares and is based on an assumed Hyperfine Exchange Ratio of 0.3326, an assumed Liminal Exchange Ratio of 0.1810, and an assumed Closing Date of October 1, 2021 and Hyperfine Outstanding Shares and Liminal Outstanding Shares as of August 15, 2021.

The Private Placement
In connection with entering into the Business Combination Agreement, HealthCor entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, the PIPE Investors agreed to purchase an aggregate of 12,610,000 shares of Class A common stock immediately prior to the Closing at a cash purchase price of $10.00 per share, resulting in aggregate proceeds of $126,100,000. The Subscription Agreements contain customary representations, warranties, covenants and agreements of HealthCor and the PIPE Investors and are subject to customary closing conditions (including, without limitation, that there is no amendment, waiver or modification to the Business Combination Agreement that would materially and adversely affect the business of Hyperfine and Liminal) and termination rights (including a termination right if the transactions contemplated by the Subscription Agreements have not been consummated by January 6, 2022, other than as a result of breach by the terminating party). The PIPE Investment is expected to close immediately prior to the Closing.

For more information regarding the PIPE Investment and the Subscription Agreements, see the section titled “The Business Combination Agreement — Related Agreements — Subscription Agreements.”
Consideration to be Received in the Business Combination
As a consequence of the Mergers, at the Effective Time, (i) each share of Hyperfine capital stock (other than the Hyperfine Series A preferred stock and any shares of Hyperfine capital stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Hyperfine Exchange Ratio, rounded down to the nearest whole number of shares; (ii) each share of Hyperfine Series A preferred stock (other than any shares of Hyperfine Series A preferred stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Hyperfine Exchange Ratio, rounded down to the nearest whole number of shares; (iii) each share of Liminal capital stock (other than the Liminal Series A-1 preferred stock and any shares of Liminal capital stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Liminal Exchange Ratio, rounded down to the nearest whole number of shares; (iv) each share of Liminal Series A-1 preferred stock (other than any shares of Liminal Series A-1 preferred stock held prior to the Effective Time as treasury stock) that is issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Liminal Exchange Ratio, rounded down to the nearest whole number of shares; (v) each option to purchase shares of Hyperfine common stock and each option to purchase shares of Liminal common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time will be assumed by New Hyperfine and will become an option (vested or unvested, as applicable) to purchase a number of shares of New Hyperfine Class A common stock equal to the number of shares of Hyperfine common stock or Liminal common stock subject to such option immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole share, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded up to the nearest whole cent; and (vi) each Hyperfine restricted stock unit and each Liminal restricted stock unit outstanding immediately prior to the Effective Time will be assumed by New Hyperfine and will become a restricted stock unit with respect to a number of shares of New Hyperfine Class A common stock equal to the number of shares of Hyperfine common stock or Liminal common stock subject to such Hyperfine restricted stock unit or Liminal restricted stock unit immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole share.
In addition to the consideration described above, New Hyperfine will issue to the holders of Hyperfine Outstanding Shares and Liminal Outstanding Shares as of immediately prior to the Effective Time, in accordance with their pro rata share, the Earn-Out Shares, if at any time during the period between the Closing Date and the third anniversary of the Closing Date (the “Earn-Out Period”), (i) the last share price of the Class A common stock is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period, or (ii) in the event of a transaction that will result in shares of Class A common stock being converted or exchanged into the right to receive cash or other consideration having a value greater than or equal to $15.00. During the Earn-Out Period, if there is a transaction (other than for stock splits, stock dividends, special cash dividends, reorganizations, recapitalizations or similar transactions affecting the Class A common stock) that will result in the shares of Class A common stock being converted or exchanged into the right to receive cash or other consideration having a value less than $15.00, then the right to receive Earn-Out Shares will terminate. For more information, see “The Business Combination Agreement — The Business Combination Agreement — Consideration to Hyperfine Equityholders and Liminal Equityholders in the Business Combination.”
HealthCor Extraordinary Meeting and the Shareholder Proposals
The Special Meeting will be held at           a.m., Eastern time, on           , 2021. For the purposes of HealthCor’s Current Articles, the physical place of the meeting will be           . In light of

the coronavirus pandemic and to support the well-being of HealthCor’s shareholders, directors and officers, HealthCor encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting           . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing           . At the Special Meeting, HealthCor’s shareholders will be asked to approve the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal (if necessary).
The HealthCor board of directors has fixed the close of business on           , 2021 (the “record date”) as the record date for determining the holders of HealthCor ordinary shares entitled to receive notice of and to vote at the Special Meeting. As of the record date, there were           Class A ordinary shares and           Class B ordinary shares outstanding and entitled to vote at the Special Meeting. Each ordinary share entitles the holder to one vote at the Special Meeting on each proposal to be considered at the Special Meeting. As of the record date, the Sponsor and HealthCor’s directors and officers and their affiliates owned and were entitled to vote ordinary shares representing approximately    % of HealthCor’s ordinary shares outstanding on that date. HealthCor currently expects that the Sponsor and its directors and officers will vote their shares in favor of the Shareholder Proposals and, pursuant to the IPO Letter Agreement and the Sponsor Letter Agreement, the Sponsor and directors and officers have agreed to do so. As of the record date, Hyperfine and Liminal did not beneficially hold any HealthCor ordinary shares.
A majority of the voting power of the issued and outstanding HealthCor ordinary shares entitled to vote at the Special Meeting must be present, in person (which would include presence at a virtual meeting) or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting.
The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present, either in person or by proxy, and entitled to vote on such matter, vote at the Special Meeting.
The approval of each of the Domestication Proposal and Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present, either in person or by proxy, and entitled to vote on such matter, vote at the Special Meeting.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Incentive Plan Proposal, subject to the terms of the Business Combination Agreement. The Business Combination is not conditioned on the Advisory Charter Proposals, the Director Election Proposal or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other Shareholder Proposals (except the Adjournment Proposal) will not be presented to the shareholders for a vote.
Recommendation of HealthCor’s Board of Directors
Based on the HealthCor Board’s full analysis of Hyperfine’s and Liminal’s product portfolio, total addressable market, patent estate as evaluated by third party counsel, competitive positioning, historical and prospective financial performance and reimbursement profile, HealthCor’s board of directors has unanimously determined that the Business Combination Proposal is in the best interests of HealthCor and its shareholders, has unanimously approved the Business Combination Proposal, and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

HealthCor’s Board of Directors’ Reasons for the Approval of the Business Combination
In considering the Business Combination, the HealthCor Board considered the following factors, among others:
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historical information regarding each of Hyperfine’s and Liminal’s business, including financial performance and results of operations, particularly information relating to the number of Hyperfine scanners placed in the first quarter of 2021;

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current information and forecast projections from each of Hyperfine and Liminal and HealthCor’s management regarding (i) Hyperfine’s and Liminal’s business, prospects, financial condition, operations, technology, products, services, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, and financial market conditions and (iii) opportunities and competitive factors within the patient sensing and imaging industry;

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the fact that pursuant to the Business Combination Agreement, 100% of each of Hyperfine’s and Liminal’s existing stockholders will receive New Hyperfine common stock as consideration (subject to dissenter’s rights) and that the cash proceeds from HealthCor’s initial public offering and the PIPE Investment (net of any redemptions of and transaction expenses) will go to New Hyperfine’s balance sheet to drive the business through its investment phase and toward positive cash flow;

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Hyperfine’s ability to demonstrate the value of its technology to existing and potential users across the end user spectrum;

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the opportunity to participate in a combined company that is developing products for patient care across the sensing, imaging and intervention continuum, based on its novel technology and with significant growth potential;

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the fact that Swoop™ was cleared by the FDA and is already a commercially available imaging solution;

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the total addressable market for sensing and guided intervention for Hyperfine’s and Liminal’s products under development;

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that Hyperfine is commercializing its existing product through a subscription model, and Hyperfine and Liminal have the potential to commercialize their products under development, subject to regulatory authorization, through a subscription model, including software as a service;

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the potential value that HealthCor can bring to Hyperfine’s and Liminal’s business based upon HealthCor’s existing relationships in the healthcare industry, including with healthcare providers and payors;

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information about comparable companies in certain industries;

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the success of the PIPE Investment, which was subscribed to by sophisticated financial and strategic third parties with access to similar materials as the HealthCor Board;

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the belief of the HealthCor Board that an acquisition by HealthCor has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws, or potential issues from any regulatory authorities;

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the fact that Dr. Rothberg and certain affiliated entities have agreed to vote in favor of the Business Combination and such persons represent 74.01% of the voting power of Hyperfine and 95.42% of the voting power of Liminal, which is sufficient to approve the Business Combination and the related transactions;

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the recommendation by HealthCor’s management that the HealthCor Board approve the Business Combination, as the HealthCor Board would not have approved any transaction in connection with this strategic process without such a recommendation from HealthCor’s management;

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the risk that some of the current Public Shareholders would vote against the Business Combination Proposal or other Shareholder Proposals or decide to exercise their redemption rights, thereby potentially depleting the amount of cash available in the Trust Account to an amount below the minimum required to consummate the Business Combination;

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the risks involved with the Business Combination and the likelihood that HealthCor, Hyperfine and Liminal will be able to complete the Business Combination, the possibility that the Business Combination might not be consummated, and HealthCor’s prospects going forward without the combination with Hyperfine and Liminal;

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the fact that each of Hyperfine and Liminal are early-stage life sciences technology companies with a history of net losses and limited operational history;

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the substantial transaction expenses to be incurred in connection with the Business Combination and the negative impact of such expenses on HealthCor’s cash reserves and operating results should the Business Combination not be completed;

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the possible negative effect of the Business Combination and public announcement of the Business Combination on HealthCor’s financial performance, operating results and stock price; and

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all other factors the HealthCor Board deemed relevant.

For a complete list of the factors considered by the HealthCor Board, see “The Business Combination Proposal  —  HealthCor’s Board of Directors’ Reasons for Approval of the Business Combination.”
Regulatory Approvals
The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. The waiting period applicable under the HSR Act expired on August 13, 2021.
Conditions to Closing of the Business Combination
The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by our stockholders of each Condition Precedent Proposal having been obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated; (iii) after giving effect to the Business Combination and the related transactions, HealthCor having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; (iv) satisfaction of the Aggregate Transaction Proceeds Condition; and (v) the approval of Nasdaq of our initial listing application in connection with the Business Combination. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see “The Business Combination Agreement — Conditions to Closing of the Business Combination.”
Termination
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by the party for whose benefit such condition exists, of the following conditions:
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by the mutual written consent of HealthCor, Hyperfine and Liminal;

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by HealthCor, subject to certain exceptions, if any of the representations or warranties made by Hyperfine or Liminal are not true and correct or if Hyperfine or Liminal fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of HealthCor could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

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by Hyperfine or Liminal, subject to certain exceptions, if any of the representations or warranties made by the HealthCor Parties are not true and correct or if any HealthCor Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of Hyperfine and Liminal could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;
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by either HealthCor, Hyperfine or Liminal, if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

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by either HealthCor, Hyperfine or Liminal, if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action has become final and non-appealable;

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by either HealthCor, Hyperfine or Liminal, if the approval of the Condition Precedent Proposals are not obtained at the Special Meeting (including any adjournment thereof); and

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by HealthCor, if Hyperfine or Liminal does not deliver, or cause to be delivered to HealthCor, a Company Party Stockholder Written Consent or the Transaction Support Agreement when required under the Business Combination Agreement.

Redemption Rights
Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the Business Combination, against the Business Combination or do not vote in relation to the Business Combination. Any Public Shareholder may request redemption of their Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to HealthCor to pay its taxes, if any, divided by the number of then issued and outstanding Public Shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 15% of the shares of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and HealthCor’s initial shareholders will not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.
You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
hold Public Shares; and

(ii)
prior to           a.m., Eastern time, on           , 2021, (a) submit a written request to the transfer agent that HealthCor redeem your Public Shares for cash and (b) deliver your share certificates for your Public Shares (if any) to the transfer agent, physically or electronically through DTC.

A Public Shareholder may not withdraw a redemption request once submitted to HealthCor unless the board of directors of HealthCor determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Subject to the foregoing, if a Public Shareholder delivers its certificate (if any) and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that HealthCor permit the withdrawal of the redemption request and instruct its transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.
If the Business Combination is not approved or completed for any reason, then Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, HealthCor will promptly return any shares previously delivered by the Public Shareholders.
If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. You will be entitled to receive cash for your Public Shares only if you properly exercise your right to redeem the Public Shares that you will hold upon the Domestication, no later than two business days prior to the close of the vote on the Business Combination Proposal, and deliver your ordinary shares (either physically or electronically) to the transfer agent, prior to           a.m., Eastern time, on           , 2021, and the Business Combination is consummated. Immediately following the consummation of the Business Combination, HealthCor will pay Public Shareholders who properly exercised their redemption rights in respect of their Public Shares.
Appraisal Rights
The HealthCor shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. HealthCor has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in “The Extraordinary General Meeting — Revoking Your Proxy.”
Interests of HealthCor Directors and Officers in the Business Combination
In considering the recommendation of the board of directors of HealthCor to vote in favor of approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the other Shareholder Proposals, shareholders should keep in mind that the Sponsor and certain members of the board of directors and officers of HealthCor have interests in such Shareholder Proposals that are different from, or in addition to, those of HealthCor’s shareholders generally. In particular:
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If HealthCor does not consummate a business combination by January 29, 2023 (unless such date is extended in accordance with the Current Articles), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,175,000 outstanding Class B ordinary shares would be worthless because following the redemption of the Public Shares, HealthCor would likely have few, if any, net assets and because the holders of our Class B ordinary shares have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Class B ordinary shares if we fail to complete a business combination within the required period. The Sponsor purchased 4,312,500 Class B ordinary shares prior to our initial public offering for approximately $0.006 per share and received an additional 862,500 Class B ordinary shares in a share capitalization. The 5,175,000 shares of Class A common stock that the Class B ordinary shareholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $      based upon the closing price of $      per share of the Class A ordinary shares on           , 2021. Given such shares will be subject to lock-up restrictions, we believe such shares have less value.

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Sponsor purchased 614,000 Private Placement Shares at a price of $10.00 per share for an aggregate purchase price of $6,140,000, and such Private Placement Shares will expire and be worthless if a business combination is not consummated by January 29, 2023 (unless such date is extended in accordance with the Current Articles).

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HealthCor’s existing directors and officers will be eligible for continued indemnification and continued coverage under HealthCor’s directors’ and officers’ liability insurance after the Business Combination.

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In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to HealthCor if and to the extent any claims by a vendor for services rendered or products sold to HealthCor, or a prospective target business with which HealthCor has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of HealthCor’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•
Following consummation of the Business Combination, the Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by HealthCor from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if HealthCor fails to consummate a business combination within the required period, the Sponsor and HealthCor’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

•
If HealthCor is able to complete a business combination within the required time period, the Sponsor, its affiliates and certain of our directors may receive a positive return on the 5,175,000 Class B ordinary shares that they currently hold and/or the 614,000 Private Placement Shares discussed above, even if the holders of Class A ordinary shares experience a negative return on their investment after consummation of the business combination.

•
Pursuant to the Amended and Restated Registration Rights Agreement to be entered into at Closing (substantially in the form attached hereto at Annex I), our initial shareholders (which includes the Sponsor and certain of our directors) will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Class A common stock that will be held by such parties.

•
For additional information regarding pre-existing relationships between certain of the parties to the Business Combination Agreement and certain of their affiliates, see “Risk Factors — Risks Related to the Business Combination and HealthCor — Some of HealthCor’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether New Hyperfine is appropriate for HealthCor’s initial business combination.”

Stock Exchange Listing
HealthCor’s Class A ordinary shares are publicly traded on the Nasdaq under the symbol “HCAQ.” HealthCor has filed an initial listing application for the New Hyperfine Class A common stock with Nasdaq and believes that New Hyperfine will satisfy all criteria for initial listing upon completion of the Business Combination. If the application is approved, following the completion of the Business Combination, it is expected that the Class A common stock of New Hyperfine will trade on Nasdaq under the proposed symbol “HYPR.”
Sources and Uses of Funds
The following tables summarize the estimated sources and uses for funding the Business Combination assuming that (i) none of HealthCor’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination (“no redemptions”) and (ii) 20,700,000 outstanding Class A ordinary shares are redeemed for an aggregate redemption payment of approximately $207.0 million, plus interest from the Trust Account (this amount represents the maximum amount that HealthCor may pay for redemptions while also satisfying the Aggregate Transaction Proceeds Condition) (the “maximum redemptions”). Where actual amounts are not known or knowable, the figures below represent Hyperfine’s and Liminal’s good faith estimates of such amounts assuming a Closing as of October 1, 2021 and Hyperfine Outstanding Shares and Liminal Outstanding Shares as of August 15, 2021.
Estimated Sources and Uses (No Redemptions of Public Shares, in millions)
SOURCES
Hyperfine Equity Rollover (1)	$460.2
Liminal Equity Rollover (2)	$105.8
Proceeds from Trust Account	$207.0
PIPE Investors	$126.1
Hyperfine Cash	$67.3
Liminal Cash	$0.0
Sponsor Founder Shares	$57.9
Total Sources	$1,024.3
USES
Equity Consideration to Existing Hyperfine Investors	$460.2
Equity Consideration to Existing Liminal Investors	$105.8
Cash to Balance Sheet	$375.9
Repayment of PPP Loan	$0.2
Estimated Transaction Expenses (3)	$24.3
Sponsor Founder Shares	$57.9
Total Uses	$1,024.3

(1)
Includes Hyperfine Outstanding Shares.

(2)
Includes Liminal Outstanding Shares.

(3)
Consists of approximately $7.2 million in deferred underwriting commissions from HealthCor’s initial public offering; approximately $6.7 million in placement agent fees and other financial advisory fees in connection with the PIPE Investment; approximately $5.7 million in legal fees; approximately $2.4 million in accounting and audit fees; an estimated $1.0 million in miscellaneous fees and expenses, including consulting fees, proxy solicitation fees, SEC registration fees, printing fees and HSR filing fees; and approximately $1.3 million in bonuses to employees and consultants.

Estimated Sources and Uses (Maximum Redemptions of Public Shares, in millions)
SOURCES
Hyperfine Equity Rollover (1)	$460.2
Liminal Equity Rollover (2)	$105.8
Proceeds from Trust Account	$0.0
PIPE Investment	$126.1
Hyperfine Cash	$67.3
Liminal Cash	$0.0
Sponsor Founder Shares	$57.9
Total Sources	$817.3
USES
Equity Consideration to Existing Hyperfine Investors	$460.2
Equity Consideration to Existing Liminal Investors	$105.8
Cash to Balance Sheet	$168.9
Repayment of PPP Loan	$0.2

Estimated Transaction Expenses (3)	$24.3
Sponsor Founder Shares	$57.9
Total Uses	$817.3

(1)
Includes Hyperfine Outstanding Shares.

(2)
Includes Liminal Outstanding Shares.

(3)
Consists of approximately $7.2 million in deferred underwriting commissions from HealthCor’s initial public offering; approximately $6.7 million in placement agent fees and other financial advisory fees in connection with the PIPE Investment; approximately $5.7 million in legal fees; approximately $2.4 million in accounting and audit fees; an estimated $1.0 million in miscellaneous fees and expenses, including consulting fees, proxy solicitation fees, SEC registration fees, printing fees and HSR filing fees; and approximately $1.3 million in bonuses to employees and consultants.

Accounting Treatment of the Business Combination
The Business Combination will be regarded as a reverse recapitalization in conformity with GAAP as Hyperfine’s and Liminal’s (in this section, the “Company”) controlling owner will retain control after the Business Combination. Under this method of accounting, the Company has been identified as the accounting acquirer (legal acquiree) while Healthcor is deemed the accounting acquiree (legal acquirer) for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New Hyperfine will represent a continuation of the financial statements of the Company with the Business Combination being treated as the equivalent of the Company issuing stock for the net assets of Healthcor, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of the Company.
Comparison of Corporate Governance and Shareholder Rights
Following the consummation of the Business Combination, the rights of HealthCor shareholders who become New Hyperfine stockholders in the Business Combination will no longer be governed by HealthCor’s Current Articles and instead will be governed by the Proposed Charter and the Proposed Bylaws of New Hyperfine. See “Proposal No. 2 — The Domestication Proposal — Comparison of Corporate Governance and Shareholders.”
Summary of Risk Factors
An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this proxy statement/prospectus, before making a decision to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Unless the context otherwise requires, references in the risks described below to the “Company” generally refer to Hyperfine, Liminal and Hyperfine’s consolidated subsidiary, collectively, in the present tense or New Hyperfine and its consolidated subsidiaries, including Hyperfine and Liminal, from and after the Business Combination. Such risks include, but are not limited to:
•
The Company is an early stage life sciences company, has a limited operating history on which to assess the prospects for its business, has generated limited revenue from sales of Hyperfine’s products, and has incurred losses since inception. The Company anticipates that it will continue to incur significant losses for at least the next several years as it continues to commercialize Hyperfine’s existing products and services and seeks to develop and commercialize new products and services. The Company may not be able to generate meaningful revenues or achieve and sustain profitability in the future.

•
The Company may need to raise additional funding to expand the commercialization of Hyperfine’s products and services, commercialize the Company’s future products and services, and expand its research and development efforts. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force the Company to delay, limit or terminate its product commercialization or development efforts or other operations.
•
The Company’s success depends upon market acceptance of its products and services, its ability to develop and commercialize existing and new products and services and generate revenues, and its ability to identify new applications for its technology.

•
Medical device development is costly and involves continual technological change, which may render the Company’s current or future products obsolete.

•
If the Company does not successfully manage the development and launch of new products, the Company will not meet its long-term forecasts and its business, financial condition, results of operations and prospects could be adversely affected.

•
The Company expects to generate a substantial portion of its revenue internationally in the future and may become subject to various additional risks relating to its international activities, which could adversely affect its business, financial condition, results of operations and prospects.

•
The Company has limited experience in marketing and selling Hyperfine’s products and services, and if the Company is unable to successfully commercialize its products and related services, the Company’s business, financial condition, results of operations and prospects will be adversely affected.

•
Because the Company will be a “controlled company” within the meaning of the rules of the Nasdaq Stock Market, the Company’s stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

•
The dual class structure of the combined company’s common stock will have the effect of concentrating voting power with Jonathan M. Rothberg, Ph.D., the Founder of Hyperfine and Liminal and who will become a director of the combined company in connection with the business combination, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.

•
If the Company does not successfully optimize and operate its sales and distribution channels or does not effectively expand and update its infrastructure, its operating results and customer experience may be negatively impacted.

•
The market for the Company’s products and services is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for the Company’s products and services.

•
Quality problems could lead to recalls or safety alerts and/or reputational harm and could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

•
The Company depends on its key personnel and other highly qualified personnel and will need to expand its organization. If the Company is unable to recruit, train and retain its personnel, needed additional employees and consultants, its operations could be disrupted and the Company may not achieve its goals.

•
The size of the markets for the Company’s products may be smaller than estimated and new market opportunities may not develop as quickly as the Company expects, or at all, limiting the Company’s ability to successfully commercialize its products.

•
The Company has limited experience producing and supplying Hyperfine’s products, and the Company may be unable to consistently manufacture or source its products to the necessary specifications or in quantities necessary to meet demand on a timely basis and at acceptable performance and cost levels.

•
The Company relies on a small number of contract manufacturers to manufacture and supply its products. If these manufacturers should fail or not perform satisfactorily, the Company’s ability to commercialize and supply its products would be adversely affected.

•
If the Company does not successfully develop and deploy its software, the Company’s commercialization efforts and therefore business, financial condition, results of operations and prospects could suffer.

•
The life sciences technology market is highly competitive. If the Company fails to compete effectively, its business and results of operation will suffer.

•
The COVID-19 pandemic could negatively affect various aspects of the Company’s business and operations, including making it more difficult for the Company to develop and commercialize its products, which could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.

•
The Company has identified a material weakness in its internal control over financial reporting. The Company outsourced its accounting and financial reporting to 4Catalyzer as of and during the six months ended June 30, 2021 and the years ended December 31, 2020 and 2019, and did not have its own finance professionals reviewing the information received from 4Catalyzer. The material weakness remained unremediated as of June 30, 2021. The Company has taken steps to enhance its internal control environment, including hiring a new Chief Financial Officer who joined the Company in August 2021, and is currently recruiting additional finance personnel.

•
The Company is subject to extensive government regulation in the United States and in other countries, which could restrict the development, marketing, sale and distribution of its products and could cause the Company to incur significant costs.

•
The Company may not be able to obtain or maintain regulatory clearances or approval for its products, and there may be restrictions and limitations on any approved product. Failure to obtain necessary clearances or approvals for its products would adversely affect the Company’s ability to grow its business.

•
The Company may be unable to identify, in-license or acquire additional technology that may be necessary for its business.

•
If the Company is unable to obtain and maintain and enforce sufficient intellectual property protection for its products and technology, or if the scope of the intellectual property protection obtained is not sufficiently broad, its competitors could develop and commercialize products similar or identical to the Company’s, and the Company’s ability to successfully commercialize its products may be impaired.

•
The Company may not be able to protect its intellectual property rights throughout the world.

•
If the Company or any of the Company’s partners are sued for infringing the intellectual property rights of third parties, such litigation would be costly and time consuming, and an unfavorable outcome in any such litigation could have a material adverse effect on the Company’s business.

•
The Company faces the risk of product liability claims and may be subject to damages, fines, penalties and injunctions, among other things.

•
The Company may be unable to obtain or maintain the listing of the combined company’s Class A common stock on the Nasdaq Stock Market following the business combination.

•
The Company may be unable to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably and retain its key employees.

Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Following the Business Combination, we expect that New Hyperfine will continue to be an emerging growth company.
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New Hyperfine’s financial statements with another public company which is not an emerging growth company or is an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of HealthCor’s IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates is $700 million or more as of the last business day of the most recently completed second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.
Controlled Company Exemption
Upon the completion of the Business Combination, Dr. Rothberg will be the beneficial owner of all outstanding shares of New Hyperfine Class B common stock and, as such, will control the voting power of our outstanding capital stock, as a result of which Dr. Rothberg will have the power to elect a majority of New Hyperfine’s directors. Pursuant to Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” As a controlled company, New Hyperfine will be exempt from certain Nasdaq corporate governance requirements, including the requirements that (1) a majority of the New Hyperfine Board consists of independent directors, (2) the New Hyperfine Board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) the New Hyperfine Board have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following the Business Combination, New Hyperfine may utilize these exemptions since the New Hyperfine Board has not yet made a determination with respect to the independence of any directors. Pending such determination, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If New Hyperfine ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, New Hyperfine will be required to comply with these standards and, depending on the board’s independence determination with respect to our then-current directors, New Hyperfine may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.
The controlled company exemptions do not modify the independence requirements for the audit committee, which will have to comply with the requirements of Rule 10A-3 of the Exchange Act and the rules of Nasdaq, including the requirement to have an audit committee comprised of at least three members, all of whom are independent.

SELECTED HISTORICAL CONDENSED
FINANCIAL INFORMATION OF HEALTHCOR
HealthCor is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.
HealthCor’s statement of operations data and cash flow data for the three months ended June 30, 2021 and for the period from November 18, 2020 (inception) through December 31, 2020, and balance sheet data as of June 30, 2021 are derived from HealthCor’s unaudited financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the SEC and its Annual Report on Form 10-K for the year ended December 31, 2020, and included elsewhere in this proxy statement/prospectus.
The information is only a summary and should be read in conjunction with HealthCor’s condensed financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HealthCor” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of HealthCor.
	For the Six Months Ended June 30, 2021 (unaudited)	For the Period from November 18, 2020 (inception) through December 31, 2020 (audited)
Statement of Operations Data:
Operating and formation costs	$1,594,493	$5,000
Loss from operations	$(1,594,493)	$(5,000)
Balance Sheet Data (at period end):
Total assets	$208,251,042	$304,412
Total liabilities	$8,602,610	$284,412
Shareholder’s Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,850,270 shares issued and outstanding (excluding 19,463,730 shares subject to possible redemption)	$185	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,175,000 shares issued and outstanding	518	518
Additional paid-in capital	6,586,963	24,482
Accumulated deficit	(1,587,660)	(5,000)
Total shareholder’s equity	$5,000,006	$20,000
Cash Flow Data:
Net cash used in operating activities	$(735,695)	—
Net cash used in investing activities	$(207,000,000)	—
Net cash provided by financing activities	$208,483,607	—

SELECTED HISTORICAL COMBINED
FINANCIAL INFORMATION OF HYPERFINE AND LIMINAL
The following table sets forth summary historical combined financial information of Hyperfine and Liminal for the periods and as of the dates indicated. The summary historical combined financial information of Hyperfine and Liminal as of and for the years ended December 31, 2020, and 2019 was derived from the audited historical combined financial statement of Hyperfine and Liminal included elsewhere in this proxy statement/prospectus. The summary historical interim condensed consolidated and combined financial information of Hyperfine and Liminal as of June 30, 2021, and for the six months ended June 30, 2021 and 2020 was derived from the unaudited condensed consolidated and combined financial statements of Hyperfine and Liminal included elsewhere in this proxy statement/prospectus and has been prepared on a consistent basis as the audited combined financial statements.
The following summary historical combined financial information should be read together with Hyperfine’s and Liminal’s combined financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hyperfine and Liminal” appearing elsewhere in this proxy statement/ prospectus. The summary historical financial information in this section is not intended to replace Hyperfine’s and Liminal’s combined financial statements and the related notes thereto. Hyperfine’s and Liminal’s combined historical results are not necessarily indicative of the results that may be expected in the future.
	Six months ended June 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Sales	$689	$50	$294	$—
Cost of sales	1,065	468	771	—
Total operating expenses	22,015	10,538	23,014	19,968
Loss from operations	(22,391)	(10,956)	(23,491)	(19,968)
Loss before income taxes	(22,374)	(10,893)	(23,427)	(19,415)
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	(22,374)	(10,893)	(23,427)	(19,415)
	As of June 30, 2021	As of December 31,
(in thousands)		2020	2019
Cash and cash equivalents	$77,394	$62,676	$26,441
Restricted cash	1,288	1,610	—
Total assets	85,881	71,526	30,571
Total liabilities	5,092	4,294	1,789
Convertible preferred stock	168,097	128,286	68,646
Total stockholders’ deficit	(87,308)	(61,054)	(39,864)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)
The following selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this proxy statement/prospectus under the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The selected unaudited pro forma condensed combined statements of operations for six months ended June 30, 2021 and the year ended December 31, 2020 combine the historical statement of operations of HealthCor and the historical combined statement of operations of Hyperfine and Liminal, giving effect to the Business Combination as if it had occurred on January 1, 2020. The selected unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of HealthCor and the historical combined balance sheet of Hyperfine and Liminal, giving effect to the Business Combination as if it had occurred on June 30, 2021.
The selected unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the post-combination company. The pro forma adjustments are based on the information currently available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
The historical financial information has been adjusted to give pro forma effect to the following events that are related and/or directly attributable to the Business Combination. The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of HealthCor’s Class A common stock into cash:
•
Assuming No Redemption Scenario:   This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares.

•
Assuming Maximum Redemptions:   Assuming maximum redemption scenario: This presentation assumes that all public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 20,700,000 public shares are redeemed for an aggregate redemption payment of approximately $207,000. The maximum redemption amount is derived on the basis that the aggregate transaction proceeds of at least $125,000, consisting of Trust Account funds after giving effect to payments to redeeming stockholders and PIPE Investment proceeds, at Closing of the Business Combination.

	Historical		Pro Forma
	HealthCor	Hyperfine and Liminal	No redemption scenario	Maximum redemption scenario
Statement of Operations Data – For the Six Months Ended June 30, 2021
Sales	$—	$689	$689	$689
Cost of sales	—	1,065	1,065	1,065
Total Operating Expenses	1,595	22,015	25,316	25,316
Loss from operations	(1,595)	(22,391)	(25,692)	(25,692)
Net loss and comprehensive loss	(1,583)	(22,374)	(25,675)	(25,675)
Basic and diluted net income per share, Class A Ordinary shares subject to possible redemption	0.00	n/a	n/a	n/a
Basic and diluted net loss per share	(0.25)	(4.52)	(0.29)	(0.38)

	Historical		Pro Forma
	HealthCor	Hyperfine and Liminal	No redemption scenario	Maximum redemption scenario
Statement of Operations Data – For the Year Ended December 31, 2020
Sales	$—	$294	$294	$294
Cost of sales	—	771	771	771
Total Operating Expenses	5	23,014	30,440	30,440
Loss from operations	(5)	(23,491)	(30,917)	(30,917)
Net loss and comprehensive loss	(5)	(23,427)	(30,853)	(30,853)
Basic and diluted net loss per share	(0.00)	(5.04)	(0.35)	(0.46)
	Historical		Pro Forma
	HealthCor	Hyperfine and Liminal	No redemption scenario	Maximum redemption scenario
Balance Sheet Data – As of June 30, 2021
Total current assets	$1,239	$82,526	$392,175	$185,175
Total assets	208,251	85,881	395,530	188,530
Total current liabilities	1,358	4,914	3,759	3,759
Total liabilities	8,603	5,092	3,759	3,759
Common stock subject to possible redemption	194,648	—	—	—
Convertible preferred stock	—	168,097	—	—
Total stockholders’ equity (deficit)	5,000	(87,308)	391,771	184,771

COMPARATIVE PER SHARE DATA
(in thousands, except share and per share amounts)
The following tables set forth:
•
historical per share information of HealthCor for the six months ended June 30, 2021 and for the period from November 18, 2020 (inception) through December 31, 2020;

•
historical combined per share information of Hyperfine and Liminal for the six months ended June 30, 2021 and for the year ended December 31, 2020; and

•
unaudited combined pro forma per share information for the six months ended June 30, 2021 and for the year ended December 31, 2020 after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•
Assuming No Redemptions:   This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares.

•
Assuming Maximum Redemptions:   Assuming maximum redemption scenario: This presentation assumes that all public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 20,700,000 public shares are redeemed for an aggregate redemption payment of approximately $207,000. The maximum redemption amount is derived on the basis that the aggregate transaction proceeds of at least $125,000, consisting of Trust Account funds after giving effect to payments to redeeming stockholders and PIPE Investment proceeds, at the Closing of the Business Combination.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2020.
This information is only a summary and should be read in conjunction with the historical combined financial statements of Hyperfine and Liminal and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined net income per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of HealthCor, Hyperfine and Liminal would have been had the companies been combined during the periods presented.
	Historical		Pro forma
	HealthCor	Hyperfine and Liminal	No redemption scenario	Maximum redemption scenario
As of and for the six months ended June 30, 2021
Book value per share – basic and diluted(1)	$0.71	$(16.93)	$4.47	$2.76
Net income per share, Class A Ordinary shares subject to possible redemption — basic and diluted(2)	$0.00	n/a	n/a	n/a
Net loss per share – basic and diluted(2)	$(0.25)	$(4.52)	$(0.29)	$(0.38)
For the year ended December 31, 2020
Net loss per share – basic and diluted(2)	$(0.00)	$(5.04)	$(0.35)	$(0.46)

(1)
Book value per share is calculated as total permanent equity divided by:

•
HealthCor — Class A and Class B ordinary shares outstanding at June 30, 2021;

•
Hyperfine and Liminal — combined common stock outstanding at June 30, 2021; and

•
Pro forma — Class A common shares expected to be outstanding after the close of the Business Combination.

(2)
Net loss per common share is based on:

•
HealthCor — weighted average number of shares of Class A ordinary shares outstanding for the six months ended June 30, 2021 and for the period from November 18, 2020 (date of inception) through December 31, 2020;

•
Hyperfine and Liminal — combined weighted average number of shares of common stock for the six months ended June 30, 2021 and for the year ended December 31, 2020; and

•
Pro forma — number of shares of Class A common shares expected to be outstanding after the Closing of the Business Combination.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
HealthCor
HealthCor’s Class A ordinary shares are currently listed on the Nasdaq under the symbol “HCAQ.”
The closing price of the Class A ordinary shares on July 7, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.74. As of                 , 2021, the record date for the Special Meeting, the closing price of the Class A ordinary shares was $      .
Holders of Class A ordinary shares should obtain current market quotations for their shares. The market price of the Class A ordinary shares could vary at any time before the Business Combination.
Holders
As of                 , 2021, there were           holders of record of HealthCor’s Class A ordinary shares and           holders of record of HealthCor’s Class B ordinary shares. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Public Shares are held of record by banks, brokers and other financial institutions.
Dividend Policy
HealthCor has not paid any cash dividends on its ordinary shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Hyperfine’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New Hyperfine’s board of directors at such time. New Hyperfine’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing.
Hyperfine
Historical market price information for Hyperfine’s capital stock is not provided because there is no public market for any security of Hyperfine.
Liminal
Historical market price information for Liminal’s capital stock is not provided because there is no public market for any security of Liminal.

RISK FACTORS
We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement/prospectus, including our financial statements and related notes. Unless the context otherwise requires, references in the risks described below to the “Company” generally refer to Hyperfine, Liminal and their combined subsidiaries, collectively, in the present tense or New Hyperfine and its consolidated subsidiaries, including Hyperfine and Liminal, from and after the Business Combination.
Risks Related to The Company’s Financial Condition and Capital Requirements
The Company is an early-stage life sciences technology company with a history of net losses, which the Company expects to continue, and the Company may not be able to generate meaningful revenues or achieve and sustain profitability in the future.
The Company is an early-stage life sciences technology company, and has incurred significant losses since Hyperfine and Liminal formed in 2014 and 2018, respectively, and expects to continue to incur losses in the future. The Company incurred net losses of $10.8 million and $22.4 million for the six months ended June 30, 2020 and 2021, respectively, and net losses of $19.4 million and $23.4 million for the years ended December 31, 2019 and 2020, respectively. As of June 30, 2021, the Company had an accumulated deficit of $93.8 million. These losses and accumulated deficit were primarily due to the substantial investments made to develop and improve its technology and products. Over the next several years, the Company expects to continue to devote substantially all of its resources towards continuing development and commercialization of its products and research and development efforts for additional products. These efforts may prove more costly than the Company currently anticipates. The Company has just begun generating product revenue but may never generate revenue sufficient to offset its expenses, or at all. In addition, as a public company, New Hyperfine will incur significant legal, accounting, administrative, insurance and other expenses that the Company did not incur as a private company. Accordingly, the Company cannot assure you that New Hyperfine will achieve profitability in the future or that, if it becomes profitable, will sustain profitability.
The Company has a limited operating history, which may make it difficult to evaluate the prospects for its future viability and predict its future performance. As such, you cannot rely upon the Company’s historical operating performance to make an investment or voting decision regarding New Hyperfine.
The Company has generated limited revenue from the sale of its products and services to date and has incurred significant losses. Liminal has not commercialized any of its products and has not generated any revenue to date. Liminal’s operations to date have been limited to developing their technology and products. The Company’s prospects must be considered in light of the uncertainties, risks, expenses, and difficulties frequently encountered by companies in their early stages of operations. The Company has not yet achieved wide market acceptance for its products, produced its products at scale, refined its sales model, or conducted at scale sales and marketing activities necessary for successful mass product adoption. Consequently, predictions about the Company’s future success or viability are highly uncertain and may not be as accurate as they could be if the Company had a longer operating history or a company history of successfully developing and commercializing products.
In addition, as a business with a limited operating history, the Company may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown obstacles. The Company will need to transition from a company in the early commercialization stage to large scale commercialization, and it may not be successful in such a transition. The Company has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in emerging and rapidly changing industries. If the Company’s assumptions regarding these risks and uncertainties, which New Hyperfine will use to plan and operate its business, are incorrect or change, or if New Hyperfine does not address these risks successfully, its results of operations could differ materially from its expectations, and the businesses, financial conditions and results of operations of New Hyperfine could be adversely affected.
The Company has expressed doubt about its ability to continue as a going concern.
Based on the Company’s recurring losses and expectations to incur significant expenses and negative cash flows for the foreseeable future, as of June 30, 2021 there is substantial doubt about the Company’s ability to continue as a going concern. If the Business Combination is not completed, the Company will require significant additional funding to continue its operations. If the Company is unable to continue as a going concern, it may be forced to liquidate its assets and the values it receives for its assets in liquidation or dissolution could be significantly lower than the values reflected in its financial statements.
Because the Company is not conducting an underwritten offering of its securities, no underwriter has conducted due diligence of the Company’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.
Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that he or she, after reasonable investigation, believed that the statements in the registration statement were true and free of material omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosure. Such due diligence may include calls with the registrant’s management, review of material agreements, and background checks on key personnel, among other investigations.
Because the Company intends to become publicly traded through the Business Combination with HealthCor, a special purpose acquisition company, rather through an underwritten offering of its common stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on the Company or HealthCor in order to establish a due diligence defense with respect to the disclosure presented in this proxy statement/prospectus. If such investigation had occurred, certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.
New Hyperfine may need to raise additional capital to fund commercialization plans for its products, including manufacturing, sales and marketing activities, expand its investments in research and development, and commercialize new products and applications.
The Company’s operations have consumed substantial amounts of cash since inception. New Hyperfine expects to use the funds received in connection with the Business Combination to develop and further commercialize its products, develop new products, and for working capital and general corporate purposes. New Hyperfine may require additional capital to further develop and commercialize its products and to develop new products. In addition, the operating plans of New Hyperfine may change as a result of many factors that may currently be unknown to us, and New Hyperfine may need to seek additional funds sooner than planned.
New Hyperfine cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to the company, if at all. Moreover, the terms of any future financing may adversely affect the holdings or the rights of New Hyperfine’s stockholders and the issuance of additional securities, whether equity or debt, by New Hyperfine, or the possibility of such issuance, may cause the market price of New Hyperfine Class A common stock to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and New Hyperfine may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact New Hyperfine’s ability to conduct its business. New Hyperfine could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and New Hyperfine may be required to relinquish rights to some of its technologies or products or otherwise agree to terms that are unfavorable to the company, any of which may have a material adverse effect on the business, operating results and prospects of New Hyperfine. In addition, raising additional capital through the issuance of equity or convertible debt securities would cause dilution to holders of New Hyperfine’s equity securities, and may affect the rights of then-existing holders of New Hyperfine equity securities. Even if New Hyperfine believes that it has sufficient funds for its current or future operating plans, New Hyperfine may seek additional capital if market conditions are favorable or if New Hyperfine has specific strategic considerations.
New Hyperfine’s operating results may fluctuate significantly in the future, which makes its future operating results difficult to predict and could cause its operating results to fall below expectations or any guidance New Hyperfine may provide.
New Hyperfine’s quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict the future operating results of New Hyperfine. These fluctuations may occur due to a variety of factors, many of which are outside the control of New Hyperfine, including, but not limited to:
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the timing and amount of expenditures that New Hyperfine may incur to develop further, commercialize or acquire additional products and technologies or for other purposes, such as the expansion of its facilities;

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changes in governmental funding of life sciences research and development or changes that impact budgets or budget cycles;

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seasonal spending patterns of our customers;

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the timing of when New Hyperfine recognizes any revenues;

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future accounting pronouncements or changes in New Hyperfine’s accounting policies;

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the outcome of any future litigation or governmental investigations involving New Hyperfine, its industry or both;

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higher than anticipated service, replacement and warranty costs;

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the impact of the COVID-19 pandemic on the economy, investment in the life sciences and medical technology industries, our business operations, and resources and operations of New Hyperfine’s suppliers, future distributors and potential customers; and

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general industry, economic and market conditions and other factors, including factors unrelated to New Hyperfine’s operating performances or the operating performance of its competitors.

The cumulative effects of the factors discussed above could result in large fluctuations and unpredictability in the quarterly and annual operating results of New Hyperfine. As a result, comparing New Hyperfine’s operating results on a period-to-period basis may not be meaningful.
This variability and unpredictability could also result in New Hyperfine failing to meet the expectations of industry or financial analysts or investors for any period. If New Hyperfine is unable to further commercialize products or generate revenue, or if the operating results of New Hyperfine fall below the expectations of analysts or investors or below any guidance it may provide, or if the guidance it provides is below the expectations of analysts or investors, it could cause the market price of New Hyperfine Class A common stock to decline.
The Company has identified a material weakness in its internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of its financial statements or cause the Company to fail to meet its periodic reporting obligations.
The Company is a private company and has limited accounting and financial reporting personnel and other resources with which to address its internal controls and procedures. In connection with the Company’s combined financial statement close process for the years ended December 31, 2020 and 2019, the Company identified a material weakness in the Company’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented or detected on a timely basis.
The Company outsources its accounting and financial reporting to 4Catalyzer and as of and during the years ended December 31, 2020 and 2019, did not have its own finance function to appropriately perform the supervision and review of the information received from 4Catalyzer and assess its reasonableness and accuracy.
The Company’s management is in the process of developing a remediation plan, which includes, without limitation, the hiring of accounting and finance personnel with technical public company accounting and financial reporting experience. The material weakness will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded through testing that these controls are effective. The material weakness remained unremediated as of June 30, 2021. The Company has taken steps to enhance its internal control environment, including hiring a new Chief Financial Officer who joined the Company in August 2021, and is currently recruiting additional finance personnel.
The Company cannot assure you that the measures it has taken to date, and actions it may take in the future, will be sufficient to remediate the control deficiencies that led to the material weakness in its internal control over financial reporting or that they will prevent or avoid any potential future material weakness. In addition, neither its management nor an independent registered public accounting firm has performed an evaluation of the Company’s internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act because no such evaluation has been required. Had the Company or its independent registered public accounting firm performed an evaluation of its internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses may have been identified. If the Company is unable to successfully remediate its existing or any future material weakness in its internal control over financial reporting, or identify any additional material weakness in the future, or otherwise fail to maintain an effective system of internal controls, the accuracy and timing of its financial reporting may be adversely affected, the Company may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting, and the market price of its common stock may decline as a result.
Risks Related to The Company’s Businesses
The Company’s success depends upon market acceptance of its products and services, its ability to develop and commercialize existing and new products and services and generate revenues, and its ability to identify new markets for its technology.
The Company has developed, and is engaged in the development of, MRI solutions and non-invasive neural monitoring technology. The Company is commercializing its Swoop™ Portable MRI System to addresses limitations of current imaging technologies. Other product candidates, such as the Company’s non-invasive brain vital sensors, are currently under development. The Company’s success will depend on the acceptance of its products and services in the U.S. and international healthcare markets. The marketplace may not be receptive to its products and services over competing products, including conventional MRI systems used in hospitals, imaging centers and physicians’ offices, and the Company may be unable to compete effectively. Factors that could affect the Company’s ability to successfully further commercialize its current products and services and to commercialize any potential future products and services include:
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challenges of developing (or acquiring externally-developed) technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges; and

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dependence upon physicians’ and other healthcare practitioners’ acceptance of the Company’s products.

The Company cannot assure investors that its current products and services or any future products and services will gain broad market acceptance. If the market for the Company’s current products and services or any future products and services fails to develop or develops more slowly than expected, or if any of the

Company’s products or services do not achieve or sustain market acceptance, its business and operating results would be materially and adversely affected.
Medical device development is costly and involves continual technological change, which may render the Company’s current or future products obsolete.
The market for point-of-care medical devices is characterized by rapid technological change, medical advances and evolving industry standards. Any one of these factors could reduce the demand for the Company’s devices or services or require substantial resources and expenditures for research, design and development to avoid technological or market obsolescence.
The Company’s success will depend on its ability to enhance its current technology, products and services and develop or acquire and market new technologies to keep pace with technological developments and evolving industry standards, while responding to changes in customer needs. A failure to adequately develop or acquire device enhancements or new devices that will address changing technologies and customer requirements adequately, or to introduce such devices on a timely basis, may have a material adverse effect on the Company’s business, financial condition and results of operations.
The Company might have insufficient financial resources to improve existing devices, advance technologies and develop new devices at competitive prices. Technological advances by one or more competitors or future entrants into the field may result in the Company’s current devices becoming non-competitive or obsolete, which may decrease revenues and profits and adversely affect the Company’s business and results of operations.
The Company may encounter significant competition across its existing and future planned products and services and in each market in which the Company sells or plans to sell its products and services from various companies, many of which have greater financial and marketing resources than the Company. The Company’s primary competitors include several large companies which currently dominate the medical imaging market, including General Electric, Siemens, Philips, Hologic, Varian, Fuji, Toshiba, Canon and Hitachi.
In addition, the Company’s competitors, some of which are well-established manufacturers with significant resources, may engage in aggressive marketing tactics. Competitors may also possess the ability to commercialize additional lines of products, bundle products or offer higher discounts and incentives to customers in order to gain a competitive advantage. If the prices of competing products are lowered as a result, the Company may not be able to compete effectively.
The Company will be dependent upon the success of its sales and customer acquisition and retention strategies.
The Company’s business is dependent upon the success of its sales and customer acquisition and retention strategies, and the Company’s marketing efforts are focused on developing a strong reputation with healthcare providers and increasing awareness of its products and services. If the Company fails to maintain a high quality of service or a high quality of device technology, it may fail to retain existing users or add new users. If the Company does not successfully continue its sales efforts and promotional activities, particularly to health systems and large institutions, or if existing users decrease their level of engagement, the Company’s revenue, financial results and business may be significantly harmed. The Company’s future success depends upon continued expansion of its commercial operations in the United States and internationally, as well as entering additional markets to commercialize its products and services. The Company believes that its growth will depend on the further development and commercialization of its current products and services and regulatory authorization for its future products and services. If the Company fails to expand the use of its products and services in a timely manner, it may not be able to expand its market share or to grow its revenue. The Company’s financial performance will be substantially dictated by its success in adding, retaining and engaging active users of its products. If customers do not perceive the Company’s products or services to be useful, reliable and trustworthy, the Company may not be able to attract or retain customers or otherwise maintain or increase the frequency and duration of their engagement. As the Company’s business model is predicated on device hardware sales, software subscriptions, and subscriptions for use of device hardware and software, there is risk that any decline in sales, subscriptions and subscription renewal rates will adversely impact the Company’s business. A decrease in customer retention, growth or engagement with the Company’s products and services may have a material and adverse impact on the Company’s revenue, business, financial condition and results of operations.
Any number of factors could negatively affect customer retention, growth and engagement, including:
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customers choosing competing products or choosing to use conventional MRI systems over our products;

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failure to introduce new and improved products and services;

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inability to continue to develop products that customers find effective and that achieve a high level of market acceptance;

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changes in customer sentiment about the quality or usefulness of the Company’s products and services or concerns related to safety, security, privacy and data sharing or other factors;

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adverse changes in the Company’s products that are mandated by legislation or regulatory agencies, both in the United States and internationally; or

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technical or other problems preventing the Company from delivering products or services in a rapid and reliable manner or otherwise affecting the user experience.

If the Company does not successfully manage the development and launch of new products, the Company will not meet the long term forecasts it presented to HealthCor and its business, operating and financial results and condition could be adversely affected.
The Company faces risks associated with launching new products. If the Company encounters development or manufacturing challenges or discovers errors during its product development cycle, the product launch dates of new products may be delayed, which will cause delays in the Company’s ability to achieve its forecasted results. The expenses or losses associated with unsuccessful product development or launch activities or lack of market acceptance of the Company’s new products could adversely affect its business or financial condition.
The Company expects to generate an increasing portion of its revenue internationally in the future and may become subject to various additional risks relating to its international activities, which could adversely affect its business, operating results and financial condition.
The Company believes that a substantial percentage of its future revenue will come from international sources as the Company seeks regulatory authorization for its products beyond the United States and expands its sales and marketing opportunities internationally. The Company has limited experience operating internationally and engaging in international business involves a number of difficulties and risks, including:
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the challenges associated with building local brand awareness, obtaining local key opinion leader support and clinical support, implementing reimbursement strategies and building local marketing and sales teams;

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required compliance with foreign regulatory requirements and laws, including regulations and laws relating to patient data and medical devices;

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trade relations among the United States and those foreign countries in which its current or future customers, distributors, manufacturers and suppliers have operations, including protectionist measures such as tariffs and import or export licensing requirements, whether imposed by the United States or such foreign countries, in particular the strained trade relations between United States and China since 2018;

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difficulties and costs of staffing and managing foreign operations;

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difficulties protecting, procuring or enforcing intellectual property rights internationally;

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required compliance with anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act, data privacy requirements, labor laws and anti-competition regulations;

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laws and business practices that may favor local companies;

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longer payment cycles and difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;

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political and economic instability; and

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potentially adverse tax consequences, tariffs, customs charges, bureaucratic requirements and other trade barriers.

If the Company dedicates significant resources to its international operations and is unable to manage these risks effectively, the Company’s business, operating results and financial condition may be adversely affected.
The Company is subject to export and import control laws and regulations that could impair its ability to compete in international markets or subject the Company to liability if the Company violates such laws and regulations.
The Company is required to comply with export and import control laws, which may affect the Company’s ability to enter into or complete transactions with certain customers, business partners, and other persons. In certain circumstances, export control regulations may prohibit the export of certain products, services, and technologies. The Company may be required to obtain an export license before exporting a controlled item, and granting of a required license cannot be assured. Compliance with the import laws that apply to the Company’s businesses may restrict the Company’s access to, and may increase the cost of obtaining, certain products and could interrupt its supply of imported inventory.
Exported technologies necessary to develop and manufacture certain products are subject to U.S. export control laws and similar laws of other jurisdictions. The Company may be subject to adverse regulatory consequences, including government oversight of facilities and export transactions, monetary penalties, and other sanctions for violations of these laws. In certain instances, these regulations may prohibit the Company from developing or manufacturing certain of its products for specific applications outside the United States. Failure to comply with any of these laws and regulations could result in civil and criminal, monetary, and nonmonetary penalties; disruptions to the Company’s business; limitations on the Company’s ability to import and export products and services; or damage to the Company’s reputation.
If the Company experiences decreasing prices for its products and is unable to reduce its expenses, including the per unit cost of producing its products, there may be a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.
The Company may experience decreasing prices for its products due to pricing pressure from managed care organizations and other third-party payors and suppliers, increased market power of its payors as the medical device industry consolidates, and increased competition among suppliers, including manufacturing services providers. If the prices for the Company’s products and services decrease and the Company is unable to reduce its expenses, including the cost of sourcing materials, logistics and the cost to manufacture its products, the Company’s business, results of operations, financial condition and cash flows may be adversely affected. To the extent that the Company engages in enterprise sales, it may be subject to procurement discounts, which could have a negative impact on the prices of its products.
If the Company is unable to attract, recruit, train, retain, motivate and integrate key personnel, the Company may not achieve its goals.
The Company’s future success depends on its ability to attract, recruit, train, retain, motivate and integrate key personnel, including the Company’s Founder, Dr. Jonathan Rothberg, its Executive Chairman, Scott Huennekens, and its Chief Executive Officer, Dave Scott, as well as its recently expanded management team and its research and development, manufacturing, software engineering and sales and marketing personnel. Competition for qualified personnel is intense.
The Company believes that its management team must be able to act decisively to apply and adapt its business model in the rapidly changing markets in which it will compete. In addition, the Company relies upon technical and scientific employees or third-party contractors to effectively establish, manage and grow its business. Consequently, the Company believes that its future viability will depend largely on its ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, the Company may need to pay higher compensation or fees to its employees or consultants than it currently expects, and such higher compensation payments may have a negative effect on its operating results. Competition for experienced, high-quality personnel is intense, and the Company cannot assure investors that it will be able to recruit and retain such personnel. The Company’s growth depends, in particular, on attracting and retaining highly-trained sales personnel with the necessary technical background and ability to understand the Company’s products and services at a technical level to effectively identify and sell to potential new customers and develop new products. Because of the technical nature of the Company’s products and the dynamic market in which the Company competes, any failure to attract, recruit, train, retain, motivate and integrate qualified personnel could materially harm its operating results and growth prospects.
The Company will need to expand its organization, and it may experience difficulties in recruiting needed additional employees and consultants, which could disrupt its operations.
As the Company’s development and commercialization plans and strategies develop, the Company will need additional managerial, operational, sales, marketing, financial, legal and other resources. The competition for qualified personnel in the medical device industry is intense. Due to this intense competition, the Company may be unable to attract and retain the qualified personnel necessary for the development of its business or to recruit suitable replacement personnel.
The Company’s management may need to divert a disproportionate amount of its attention away from the Company’s day-to-day activities and devote a substantial amount of time to managing these growth activities. The Company may not be able to effectively manage the expansion of its operations, which may result in weaknesses in its infrastructure, operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The Company’s expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional products. If the Company’s management is unable to effectively manage its growth, its expenses may increase more than expected, its ability to generate and/or grow revenue could be reduced and it may not be able to implement its business strategy. The Company’s future financial performance and its ability to commercialize products and services and compete effectively will depend, in part, on its ability to effectively manage any future growth.
The Company has limited experience in marketing and selling its products and related services, and if the Company is unable to successfully commercialize its products and related services, the Company’s business and operating results will be adversely affected.
The Company has limited experience marketing and selling its products and related services. The Company began selling its Swoop MRI scanner in 2020 and currently sells the device directly to customers through direct sales of regional sales representatives. Future sales of the Company’s products will depend in large part on its ability to effectively market and sell its products and services, successfully manage and expand its sales force, and increase the scope of its marketing efforts. The Company may also enter into distribution arrangements in the future. Because the Company has limited experience in marketing and selling its products, the Company’s ability to forecast demand, the infrastructure required to support such demand and the sales cycle to customers is unproven. If the Company does not build an efficient and effective marketing and sales force, the Company’s business and operating results will be adversely affected.
The Company relies on a single contract manufacturer, Benchmark Electronics, Inc. (“Benchmark”), to test, assemble and supply its finished products. If Benchmark fails to fulfill its obligations under its existing contractual arrangements with the Company or does not perform satisfactorily, the Company’s ability to source its devices could be negatively and adversely affected.
In October 2018, Hyperfine entered into a Manufacture and Supply Agreement with Benchmark (the “MSA”). Under the MSA, Benchmark agreed to manufacture Hyperfine’s products pursuant to binding purchase orders. The parties have agreed to meet periodically regarding any minimum order quantities of components under the MSA. Hyperfine also has certain inventory related obligations, including the obligation to purchase excess and obsolete components from Benchmark. See “Business of Hyperfine and Liminal — Key Agreements — Manufacture and Supply Agreement with Benchmark Electronics, Inc.”
In the event it becomes necessary to utilize a different contract manufacturer for the Company’s component products, the Company would experience additional costs, delays and difficulties in obtaining such components as a result of identifying and entering into an agreement with a new contract manufacturer as well as preparing such new manufacturer to meet the logistical requirements associated with manufacturing the Company’s devices, and the Company’s business would suffer.
The Company relies on a limited number of suppliers for its products. A loss of any of these suppliers could negatively affect its business.
The Company relies on a limited number of suppliers to manufacture components for its products, including in some cases only a single supplier for some of its components. One key custom-made component in our Swoop scanner is the magnet, which is manufactured by a single source supplier in Europe. The Company’s reliance on a limited number of suppliers increases its risks, since the Company does not currently have alternative or replacement suppliers beyond these key parties. In the event of interruption from any of its suppliers, the Company may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays.
If the Company experiences a significant increase in demand for its products, or if the Company needs to replace an existing supplier or manufacturer, it may be unable to supplement or replace them on terms that are acceptable to it, which may undermine the Company’s ability to deliver its products to customers in a timely manner. Identifying suitable suppliers and manufacturers is an extensive process that requires the Company to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any of the Company’s suppliers or its device manufacturer could have an adverse effect on its business, financial condition and operating results.
Pricing pressures from contract suppliers or manufacturers on which the Company relies may impose pricing pressures.
Third party suppliers utilized by the Company’s manufacturer such as Benchmark Electronics, Inc. may also impose pricing pressures. Because the Company currently also relies on Benchmark Electronics, Inc. to manufacture, test and ship all of the Swoop scanners and on a limited number of suppliers to supply its components, including a single source supplier of the magnet used in the scanner, such pricing pressures from a third party such as Benchmark Electronics, Inc. could increase the Company’s costs and could force the Company to increase the prices of its products if the Company is unable to enter into alternative arrangements with other suppliers or manufacturers, potentially leading to decreased customer demand.
If the Company does not successfully optimize and operate its sales and potential future distribution channels or the Company does not effectively expand and update infrastructure, its operating results and customer experience may be negatively impacted.
If the Company does not adequately predict market demand or otherwise optimize and operate its sales and potential future distribution channels successfully, it could result in excess or insufficient inventory or fulfillment capacity, increased costs, or immediate shortages in product or component supply, or harm the Company’s business in other ways. In addition, if the Company does not maintain adequate infrastructure to enable it to, among other things, manage its purchasing and inventory, it could negatively impact the Company’s operating results and user experience.
The market for the Company’s products and services is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for the Company’s products and services.
The market for the Company’s products and services is new and rapidly evolving, and it is uncertain whether the Company will achieve and sustain high levels of demand and market adoption. The Company’s future financial performance will depend in part on growth in this market and on its ability to adapt to the changing demands of customers. It is difficult to predict the future growth rate and size of the Company’s target market. As a result, the addressable market projections provided to HealthCor for purposes of considering the Business Combination may not be achieved. Negative publicity concerning the Company’s products could limit market acceptance of the Company’s products and services. If the Company’s customers do not perceive the benefits of its products and services, or if its products and services do not attract new customers, then its market may not develop at all, or it may develop more slowly than the Company expects. The Company’s success will depend to a substantial extent on the willingness of healthcare organizations to increase their use of the Company’s technology and the Company’s ability to demonstrate the value of its technology relative to competing products and services to existing and potential customers. If healthcare organizations do not recognize or acknowledge the benefits of the Company’s products and services or if the Company is unable to reduce healthcare costs or drive positive health outcomes, then the market for the Company’s solutions might not develop at all, or it might develop more slowly than the Company expects. Similarly, negative publicity regarding patient confidentiality and privacy in the context of technology-enabled healthcare or concerns experienced by competitors could limit market acceptance of the Company’s products and services.
The healthcare industry in the United States is undergoing significant structural change and is rapidly evolving. The Company’s products and services are offered on a subscription basis, and the adoption of subscription business models is still relatively new, especially in the healthcare industry. If companies do not shift to subscription business models and subscription health management tools do not achieve widespread adoption, or if there is a reduction in demand for subscription products and services or subscription health management tools, the Company’s business, financial condition, and results of operations could be adversely affected.
Quality problems could lead to recalls or safety alerts and/or reputational harm and could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.
Quality of the Company’s products is very important to the Company and its customers due to the serious and costly consequences of product failure. The Company’s business exposes it to potential product liability risks that are inherent in the design, manufacture, and marketing of medical devices. Product or component failures, manufacturing nonconformities, design defects, off-label use, or inadequate disclosure of product-related risks or product-related information with respect to the Company’s products, if they were to occur, could result in inaccurate imaging and safety risks. These problems could lead to the recall of, or the issuance of a safety alert relating to, the Company’s products, and could result in product liability claims and lawsuits.
Additionally, the manufacture and production of the Company’s products must occur in a highly controlled and clean environment to minimize particles and other yield- and quality-limiting contaminants. Weaknesses in process control or minute impurities in materials may cause defective products. If the Company is not able to maintain stringent quality controls, or if contamination problems arise, the Company’s development and commercialization efforts could be delayed, which would harm its business and results of operations.
If the Company fails to meet any applicable product quality standards and the Company’s products are the subject of recalls or safety alerts, the Company’s reputation could be damaged, it could lose customers, and its revenue and results of operations could decline.
If the Company is not able to develop and release new products and services, or successful enhancements, new features and modifications to its existing products and services, to successfully implement its Software-as-a-Services (“SAAS”) solutions or to achieve adequate clinical utility, its business, financial condition and results of operations could be adversely affected.
The markets in which the Company operates are characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of products and services embodying new technologies can quickly make existing products and services, including software subscriptions, obsolete and unmarketable. Additionally, changes in laws and regulations could impact the usefulness of the Company’s products and could necessitate changes or modifications to the Company’s products to accommodate such changes. The Company invests substantial resources in researching and developing new products and enhancing existing products by incorporating additional features, improving functionality, and adding other improvements to meet customers’ evolving needs. The success of any enhancements or improvements to the Company’s existing products or any new products depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies and third-party partners’ technologies and overall market acceptance. The Company may not succeed in developing, marketing and delivering on a timely and cost-effective basis enhancements or improvements to its existing products or any new products that respond to continued changes in market demands or new customer requirements, and any enhancements or improvements to the Company’s products or any new solutions may not achieve market acceptance. Since developing the Company’s products is complex, the timetable for the release of new products and enhancements to existing products is difficult to predict, and the Company may not offer new products and updates as rapidly as its customers require or expect. Any new products that the Company develops may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate sufficient revenue. Moreover, even if the Company introduces new products, it may experience a decline in revenue from its existing products that is not offset by revenue from the new products. For example, customers may delay making purchases of new products to permit them to make a more thorough evaluation of these products or until industry and marketplace reviews become widely available. Customers may also delay purchasing a new product because their existing Hyperfine product or other device continues to meet their needs. Some customers may hesitate to migrate to a new product due to concerns regarding the performance of the new product. In addition, the Company may lose existing customers who choose a competitor’s products and services. This could result in a temporary or permanent revenue shortfall and adversely affect the Company’s business, financial condition and results of operations.
The introduction of new products and solutions by competitors, the development of entirely new technologies to replace existing offerings or shifts in healthcare benefits trends could make the Company’s products obsolete or adversely affect the Company’s business, financial condition and results of operations. The Company may experience difficulties with software development, industry standards, design or marketing that could delay or prevent its development, introduction or implementation of new products, enhancements, additional features or capabilities. If customers do not widely purchase and adopt the Company’s products, the Company may not be able to realize a return on its investment. If the Company does not accurately anticipate customer demand or if it is unable to develop, license or acquire new features and capabilities on a timely and cost-effective basis, or if such enhancements do not achieve market acceptance, it could result in adverse publicity, loss of revenue or market acceptance or claims by customers brought against the Company, each of which could have a material and adverse effect on the Company’s reputation, business, results of operations and financial condition.
Following the Closing, the Company will be party to Technology and Services Exchange Agreements by and among the Company and certain affiliated companies, pursuant to which the parties will agree to share personnel and certain non-core technologies. The sharing arrangements under the agreement may prevent the Company from fully utilizing its personnel and/or the technologies shared under the agreement. Furthermore, if these agreements were to terminate, or if the Company were to lose access to these technologies and services, the Company’s business could be adversely affected.
The Company has entered into Technology and Services Exchange Agreements (each, a “TSEA” and collectively, the “TSEA”) with other participant companies controlled by the Rothbergs. A TSEA by and among Butterfly Network, Inc., AI Therapeutics, Inc., Quantum-Si Incorporated, 4Bionics LLC, Tesseract Health, Inc., Detect, Inc. (f/k/a Homodeus Inc.), Hyperfine and Liminal was signed in November 2020; a TSEA by and among Quantum-Si Incorporated, AI Therapeutics, Inc., 4Bionics LLC, Tesseract Health, Inc., Detect, Inc., Hyperfine and Liminal was signed in February 2021 (and which Protein Evolution, Inc. joined in August 2021); and a TSEA by and among Hyperfine, Liminal, AI Therapeutics, Inc., Tesseract Health, Inc. and Detect, Inc. was signed in July 2021 and will become effective upon the Closing. Under the TSEA, the Company and the other participant companies may, in their discretion, permit the use of certain non-core technologies, which include any technologies, information or equipment owned or otherwise controlled by the participant company that are not specifically related to the core business area of the participant, such as software, hardware, electronics, fabrication and supplier information, vendor lists and contractor lists, with the other participant companies. The TSEA provides that ownership of each non-core technology shared by the Company or another participant company will remain with the company that originally shared the non-core technology. In addition, any participant company (including the Company) may, in its discretion, permit its personnel to be engaged by another participant company to perform professional, technical or consulting services for such participant. Unless otherwise agreed to by the Company and the other participant company, all rights, title and interest in and to any inventions, works-of-authorship, idea, data or know-how invented, made, created or developed by the personnel (employees, contractors or consultants) in the course of conducting services for a participant company (“Created IP”) will be owned by the participant company for which the work was performed, and the recipient participant company grants to the party that had its personnel provide the services that resulted in the creation of the Created IP a royalty-free, perpetual, limited, worldwide, non-exclusive, sub-licensable (and with respect to software, sub-licensable in object code only) license to utilize the Created IP only in the core business field of the originating participant company, including a license to create and use derivative works based on the Created IP in the originating participant’s core business field, subject to any agreed upon restrictions.
The technology and personnel-sharing arrangements under the TSEA may prevent the Company from fully utilizing its personnel if such personnel are also being used by the other participant companies and may also cause the Company personnel to enter into agreements with or provide services to other companies that interfere with their obligations to the Company. Created IP under the TSEA may be relevant to the Company’s business and created by the Company personnel but owned by the other participant companies. Furthermore, if the TSEA were to terminate, or if the Company were to lose access to the technologies and services available pursuant to the TSEA, the Company’s business could be adversely affected.
The Company may acquire other companies or technologies, which could fail to result in a commercial product or net sales, divert its management’s attention, result in additional dilution to its stockholders and otherwise disrupt its operations and harm its operating results.
Although the Company currently has no agreements or commitments to complete any such transactions and are not involved in negotiations to do so, it may in the future seek to acquire or invest in businesses, applications or technologies that the Company believes could complement or expand its portfolio, enhance its technical capabilities or otherwise offer growth opportunities. However, the Company cannot assure you that it would be able to successfully complete any acquisition it chooses to pursue, or that it would be able to successfully integrate any acquired business, product or technology in a cost-effective and non-disruptive manner. The pursuit of potential acquisitions may divert the attention of management and cause the Company to incur various costs and expenses in identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated. The Company may not be able to identify desirable acquisition targets or be successful in entering into an agreement with any particular target or obtain the expected benefits of any acquisition or investment.
To date, the growth of the Company’s operations has been largely organic, and it has limited experience in acquiring other businesses or technologies. The Company may not be able to successfully integrate any acquired personnel, operations and technologies, or effectively manage the combined business following an acquisition. Acquisitions could also result in dilutive issuances of equity securities, the use of its available cash, or the incurrence of debt, which could harm its operating results. In addition, if an acquired business fails to meet its expectations, the Company’s operating results, business and financial condition may suffer.
As international expansion of the Company’s business occurs, it will expose the Company to market, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.
The Company’s long-term strategy is to increase its international presence, including securing the necessary regulatory approvals in the United Kingdom, Canada and Pakistan. This strategy may include establishing and maintaining physician outreach and education capabilities outside of the United States and expanding the Company’s relationships with international customers. Doing business internationally involves a number of risks, including:
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Difficulties in staffing and managing its international operations;

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Multiple, conflicting and changing laws and regulations such as tax laws, privacy laws, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

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Reduced or varied protection for intellectual property rights in some countries;

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Obtaining regulatory clearance where required for the Company’s products in various countries;

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Requirements to maintain data and the processing of that data on servers located within such countries;

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Limits on its ability to penetrate international markets if the Company is required to manufacture its products locally;

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Financial risks, such as longer payment cycles, difficulty collecting accounts receivable, foreign tax laws and complexities of foreign value-added tax systems, the effect of local and regional financial pressures on demand and payment for its products and exposure to foreign currency exchange rate fluctuations;

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Restrictions on the site-of-service for use of its products and the economics related thereto for physicians other healthcare practitioners;

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Natural disasters, political and economic instability, including wars, terrorism, political unrest, outbreak of disease, boycotts, curtailment of trade and other market restrictions; and

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Regulatory and compliance risks that relate to maintaining accurate information and control over activities subject to regulation under the U.S. Foreign Corrupt Practices Act, and comparable laws and regulations in other countries.

Any of these factors could significantly harm the Company’s future international expansion and operations and, consequently, have a material adverse effect on its business, financial condition and results of operations.
The COVID-19 pandemic has and could continue to negatively affect various aspects of the Company’s business, make it more difficult for the Company to meet its obligations to its customers, and result in reduced demand for the Company’s products and services, which could have a material adverse effect on the Company’s business, financial condition, results of operations, or cash flows.
In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, and it has since spread throughout other parts of the world, including the United States. Any outbreak of contagious diseases, or other adverse public health developments, could have a material adverse effect on the Company’s business operations. These impacts to the Company’s operations have included, and could again in the future include, disruptions or restrictions on the ability of the Company’s employees’ and customers’ to travel or of the Company to pursue collaborations and other business transactions, travel to customers and/or conduct live demonstrations of its products at promotional events, oversee the activities of the Company’s third-party manufacturers and suppliers and make shipments of materials. The Company may also be impacted by the temporary closure of the facilities of suppliers, manufacturers or customers. The COVID-19 pandemic may also continue to have an impact on customers, as elective healthcare visits and procedures have been postponed and there is greater focus on areas of care with lower profitability, leading, as a consequence, to lower expenditures on new products and devices by healthcare institutions.
In an effort to halt the outbreak of COVID-19, a number of countries, including the United States, have placed significant restrictions on travel and many businesses have announced extended closures. These travel restrictions and business closures have and may in the future adversely impact the Company’s operations locally and worldwide, including its ability to manufacture, market, sell or distribute its products, and such restrictions and closure have caused or may cause temporary closures of facilities of suppliers, manufacturers or customers. Any disruption in the operations of the Company’s employees, suppliers, customers, manufacturers or access to customers would likely impact the Company’s sales and operating results. In addition, travel restrictions have made it more difficult for the Company to monitor the quality of its third party manufacturing operations when the Company is unable to conduct in-person quality audits of those facilities. The Company is continuing to monitor and assess the effects of the COVID-19 pandemic on its commercial operations. However, the Company cannot at this time accurately predict what effects these conditions will ultimately have on the Company’s operations due to uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of the travel restrictions and business closures imposed by the governments of impacted countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for the Company’s products and likely impact its operating results.
Unfavorable global economic conditions could adversely affect the Company’s business, financial condition or results of operations.
The Company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. An economic downturn could result in a variety of risks to the Company’s business, including weakened demand for its products and its inability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the Company’s manufacturers and suppliers, possibly resulting in supply disruption, or cause future customers to delay making payments for its products. Any of the foregoing could harm the Company’s business and the Company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.
The enactment of legislation implementing changes in the U.S. Taxation of international business activities, the adoption of other tax reform policies or changes in tax legislation or policies in jurisdictions outside of the United States could materially impact the Company’s results of operations and financial condition.
The Company is subject to income tax in the numerous jurisdictions in which it operates. Reforming the taxation of international businesses has been a priority for politicians, and a wide variety of potential changes have been proposed. Some proposals, several of which have been enacted, impose incremental taxes on gross revenue, regardless of profitability. Furthermore, it is reasonable to expect that global taxing authorities will be reviewing current legislation for potential modifications in reaction to the implementation of the 2017 Tax Cuts and Jobs Act (the “Tax Act”) in the United States. Due to the expanding scale of the Company’s international business activities, changes in the taxation of such activities may increase the Company’s worldwide effective tax rate and the amount of taxes the Company pays and harm the Company’s business.
In the United States, the Tax Act enacted on December 22, 2017 significantly affected U.S. Tax law by changing how the United States imposes income tax on multinational corporations. The U.S. Department of Treasury has broad authority to issue regulations and interpretative guidance that may significantly impact how the Company will apply the law and impact its results of operations in the period issued.
The Tax Act requires complex computations not previously provided in U.S. Tax law. As such, the application of accounting guidance for such items remain uncertain. Further, compliance with the Tax Act and the accounting for such provisions requires an accumulation of information not previously required or regularly produced. As additional regulatory guidance is issued by the applicable taxing authorities, as accounting treatment is clarified, and as the Company performs additional analysis on the application of the law, the Company’s effective tax rate could be materially different.
U.S. Taxation of international business activities or the adoption of tax reform policies could materially impact the Company’s future financial position and results of operations.
Limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. Tax laws that may be enacted in the future, could impact the tax treatment of future foreign earnings. Should the scale of the Company’s international business activities expand, any changes in the U.S. Taxation of such activities could increase the Company’s worldwide effective tax rate and harm the Company’s future financial position and results of operations.

The Company may face exposure to foreign currency exchange rate fluctuations.
While the Company has historically transacted in U.S. Dollars with the majority of its customers and suppliers, it has transacted in some foreign currencies and may transact in more foreign currencies in the future. Accordingly, changes in the value of foreign currencies relative to the U.S. Dollar may affect the Company’s revenue and operating results. As a result of such foreign currency exchange rate fluctuations, it could be more difficult to detect underlying trends in the Company’s business and operating results. In addition, to the extent that fluctuations in currency exchange rates cause the Company’s operating results to differ from its expectations or the expectations of its investors, the trading price of the Company’s stock could be adversely affected.
Risks Related to Healthcare Industry Shifts and Changing Regulations
The Company is subject to extensive government regulation, which could restrict the development, marketing, sale and distribution of its products and could cause the Company to incur significant costs.
The Company’s diagnostic and therapeutic medical devices and associated services are subject to extensive pre-market and post-market regulation by the FDA and various other federal, state, local and foreign government authorities. Government regulation of medical devices is meant to assure their safety and effectiveness, and includes requirements for, among other things:
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design, development and manufacturing processes;

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labeling, content and language of instructions for use and storage;

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product testing, pre-clinical studies and clinical trials;

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regulatory clearances and approvals, including pre-market clearance or pre-market approval;

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establishment registration, device listing and ongoing compliance with the QSR requirements;

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advertising and promotion;

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marketing, sales and distribution;

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conformity assessment procedures;

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product traceability and record-keeping procedures;

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review of product complaints, complaint reporting, recalls and field safety corrective actions;

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post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury;

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post-market studies (if applicable); and

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product import and export.

The laws and regulations to which the Company and its products are subject are complex and subject to periodic changes. Regulatory changes could result in restrictions on the Company’s ability to carry on or expand its operations, higher than anticipated costs or lower than anticipated sales.
Before a new medical device, or a significant modification of a medical device, including a new use of or claim for an existing product, can be marketed in the United States, it must first receive either 510(k) clearance or premarket approval (“PMA”) from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. Hyperfine received 510(k) clearance from the FDA for its point-of-care MRI system in 2020. In addition, Hyperfine’s proprietary BrainInsight product is a fully automated MR imaging post-processing medical software that is regulated as a picture archiving and communications system, which may include both hardware and software components, and which is classified by FDA as a Class II medical device. BrainInsight received 510(k) marketing clearance in January 2021 for use in automatic labeling, spatial measurement, and volumetric quantification of brain structures from a set of low-field MR images and to return annotated and segmented images, color overlays, and reports.
The Company may be required to obtain a new 510(k) clearance or PMA approval for significant post-market modifications to its products, including any modifications made to the commercially marketed Hyperfine devices. In addition, Liminal does not have any commercial products. When Liminal’s products are marketed for clinical monitoring or therapeutic uses, they will be regulated by the FDA as medical devices. Because the products are still in development, it is presently unclear what level of risk the agency will assign to such products, what special controls may be imposed on such products (if any), and what regulatory requirements would be applicable to such products.
Obtaining 510(k) clearance or PMA approval for medical devices can be expensive and time-consuming, and entails significant user fees, unless an exemption is available. The FDA’s process for obtaining 510(k) clearance usually takes three to 12 months, but it can last longer. In the PMA approval process, the FDA must determine that a proposed device is safe and effective for its intended use based, in part, on extensive data, including but not limited to, technical, pre-clinical, clinical trial, manufacturing and labeling data. The process for obtaining a PMA is more costly and uncertain and approval can take anywhere from at least one year to, in some cases, multiple years from the time the application is initially filed with the FDA. Modifications to products that are approved through a PMA application generally require further FDA approval. Some of the Company’s future products may require PMA approval. In addition, the FDA may demand that the Company obtain a PMA prior to marketing future changes of Hyperfine’s existing products. Further, the Company may not be able to obtain additional 510(k) clearances or PMAs for new products or for modifications to, or additional indications for, the Company’s products in a timely fashion or at all. Delays in obtaining future clearances or approvals could adversely affect the Company’s ability to introduce new or enhanced products in a timely manner, which in turn could harm the Company’s revenue and future profitability.
In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, if necessary, for a PMA application or 510(k) notification, a company must, among other things, apply for and obtain institutional review board (“IRB”) approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the sponsor of the investigation must also submit and obtain FDA approval of an investigational device exemption (“IDE”) application and follow applicable IDE regulations. Unless IDE-exempt, nonsignificant risk devices are still subject to certain abbreviated IDE requirements, however, an IDE application is not required if such abbreviated requirements are met. The Company may not be able to obtain any necessary FDA and/or IRB approval to undertake clinical trials in the United States for future devices it develops and intends to market in the United States. If the Company does obtain such approvals, the FDA may find that the Company’s studies do not comply with the IDE or other regulations governing clinical investigations or the data from any such trials may not support clearance or approval of the investigational device. Moreover, certainty that clinical trials will meet desired endpoints, produce meaningful or useful data and be free of unexpected adverse effects, or that the FDA will accept the validity of foreign clinical study data (if applicable) cannot be assured, and such uncertainty could preclude or delay market clearance or authorizations resulting in significant financial costs and reduced revenue.
The Company is also subject to numerous post-marketing regulatory requirements, which include quality system regulations related to the manufacture of the Company’s devices, labeling regulations and medical device reporting (“MDR”) regulations. The last of these regulations requires the Company to report to the FDA if its devices cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to a death or serious injury if the malfunction recurred. If the Company fails to comply with present or future regulatory requirements that are applicable to it, it may be subject to enforcement action by the FDA, which may include any of the following sanctions:
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untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

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customer notification, or orders for repair, replacement or refunds;

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voluntary or mandatory recall or seizure of the Company’s current or future products;

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administrative detention by the FDA of medical devices believed to be adulterated or misbranded;

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operating restrictions, suspension or shutdown of production;

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refusal of the Company’s requests for 510(k) clearance or PMA of new products, new intended uses or modifications to existing products;

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rescission of 510(k) clearance or suspension or withdrawal of PMAs that have already been granted; and

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criminal prosecution.

The occurrence of any of these events may have a material adverse effect on the Company’s business, financial condition and results of operations.
The Company’s employees, independent contractors, consultants, manufacturers and suppliers may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
The Company is exposed to the risk that its employees, independent contractors, consultants, manufacturers and suppliers may engage in fraudulent or illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to the Company that violates: (i) the laws of the FDA and other similar foreign regulatory bodies, including those laws requiring the reporting of true, complete and accurate information to such regulators; (ii) manufacturing standards; (iii) healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or (iv) laws that require the true, complete and accurate reporting of financial information or data. These laws may impact, among other things, future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commissions, certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials.
The Company will adopt a code of business conduct and ethics in connection with the Business Combination, but has not previously maintained a formal code of business conduct and ethics. It is not always possible to identify and deter misconduct by its employees and other third parties, and the precautions the Company takes to detect and prevent these activities may not be effective in controlling unknown or unmanaged risks or losses or in protecting the Company from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against the Company and the Company is not successful in defending itself or asserting its rights, those actions could result in the imposition of significant fines or other sanctions, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, disgorgement, individual imprisonment, additional integrity reporting and oversight obligations, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings and curtailment of operations, any of which could adversely affect the Company’s ability to operate its business and its results of operations. Whether or not the Company is successful in defending against any such actions or investigations, it could incur substantial costs, including legal fees, and divert the attention of management in defending itself against any of these claims or investigations, which could have a material adverse effect on its business, financial condition and results of operations.
There is no guarantee that the FDA will grant 510(k) clearance or PMA approval of the Company’s future products, and failure to obtain necessary clearances or approvals for its future products would adversely affect the Company’s ability to grow its business.
Some of the Company’s new or modified products will require FDA clearance of a 510(k) notification or FDA approval of a PMA application. The FDA may refuse the Company’s requests for 510(k) clearance or PMA of new products or may not clear or approve these products for the indications that are necessary or desirable for successful commercialization. Early stage review may also result in delays or other issues. For example, the FDA has issued guidance intended to explain the procedures and criteria used in assessing whether 510(k) and PMA submissions should be accepted for substantive review. Under the “Refuse to Accept” guidance, the FDA conducts an early review against specific acceptance criteria to inform 510(k) and PMA submitters if the submission is administratively complete, or if not, to identify the missing element(s). Submitters are given the opportunity to provide the FDA with any information identified as missing. If the information is not provided within a specified time, the submission will not be accepted for FDA review. The FDA may also change its clearance and approval policies, adopt additional regulations or revise existing regulations, or take other actions that may prevent or delay approval or clearance of the Company’s products under development or impact the Company’s ability to gain clearance or approval for modifications to its currently approved or cleared products in a timely manner. Significant delays in receiving clearance or approval, or the failure to receive clearance or approval for the Company’s new products would have an adverse effect on the Company’s ability to expand its business.
Recent initiatives by the FDA to enhance and modernize various regulatory pathways for device products and its overall approach to safety and innovation in the medical technology industry creates the possibility of changing product development costs, requirements, and other factors and additional uncertainty for the Company’s future products and business.
Regulatory requirements may change in the future in a way that adversely affects the Company. Any change in the laws or regulations that govern the clearance and approval processes or the post-market compliance requirements relating to the Company’s current and future products could make it more difficult and costly to obtain clearance or approval for new products, or to produce, market and distribute existing products.
For example, the FDA and other government agencies have been focusing on the cybersecurity risks associated with certain medical devices and encouraging device manufacturers to take a more proactive approach to assessing the cybersecurity risks of their devices both during development and on a periodic basis after the devices are in commercial distribution. These regulatory efforts could lead to new FDA requirements in the future or additional product liability or other litigation risks if any of the Company’s products is considered to be susceptible to third-party tampering. In December 2016, Congress passed the 21st Century Cures Act, which made multiple changes to the FDA’s rules for medical devices as well as for clinical trials, and in August 2017, Congress passed the Medical Device User Fee reauthorization package, which affects medical device regulation both pre- and post-approval and could have certain impacts on the Company’s business. Since that time, the FDA has announced a series of efforts to modernize and streamline the 510(k) notification and regulatory review process and monitoring post-market safety, and issued a Proposed Rule to formalize the De Novo classification process to provide clarity to innovative device developers. Changes in the FDA 510(k) process could make clearance more difficult to obtain, increase delay, add uncertainty and have other significant adverse effects on the Company’s ability to obtain and maintain clearance for the Company’s products.
It is unclear at this time whether and how various activities initiated or announced by the FDA to modernize the U.S. medical device regulatory system could affect the Company’s business, as some of the FDA’s new medical device safety and innovation initiatives have not been formalized and remain subject to change. For example, a 2018 Medical Device Safety Action Plan announced by former FDA Commissioner Gottlieb included a particular focus on post-market surveillance and how to respond when new safety concerns emerge once a product is on the market. The increased attention that the medical technology industry is receiving from FDA leadership that understands the challenging and rapidly changing nature of the U.S. health care system creates the possibility of unanticipated regulatory and other potential changes to the Company’s products and its overall business. In response to the COVID-19 public health emergency, the FDA’s device and diagnostic center leadership has exercised a significant amount of enforcement discretion to meet the medical community’s and patients’ needs for remote monitoring and other innovative solutions that involve digital health products. The FDA has signaled that some of its policy changes adopted during the COVID-19 pandemic could remain in place after the public health emergency subsides, but it is unclear which policies will be retained or how those policies could impact the medical device industry in the future.
If the Company fails to obtain regulatory authorizations in other countries for existing products or products under development, it will not be able to commercialize these products in those countries.
In order for the Company to market its products in countries outside of the United States, it must comply with extensive safety and quality regulations in other countries regarding the quality, safety and efficacy of its products. These regulations, including the requirements for marketing authorizations, and the time required for regulatory review, vary from country to country. Failure to obtain regulatory authorization in any foreign country in which the Company plans to market its products may harm its ability to generate revenue and harm its business. Marketing authorization requirements vary between countries and can involve additional product testing and additional administrative review periods. The time required to obtain marketing authorization in other countries might differ from that required to obtain FDA clearance or other marketing authorization. The regulatory process in other countries may include all of the risks detailed above regarding FDA clearance in the United States. Regulatory authorization of a product in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory authorization in one country may negatively impact the regulatory process in others. Failure to obtain regulatory authorization in other countries or any delay or setback in obtaining such authorization could have the same adverse effects described above regarding FDA clearance in the United States.
The primary regulatory environment in Europe is that of the European Economic Area (“EEA”), which is comprised of the Member States of the European Union, Iceland, Liechtenstein and Norway. The Company cannot be certain that it will be successful in meeting and continuing to meet the requirements to market a medical device in the EEA in light of the current transition period between the prior system, called the Medical Device Directive (“MDD”), to the current system, called the Medical Device Regulation. The Medical Device Regulation went into force in May 2017 but allowed a three-year transition period until May 2020 for Member States, regulatory authorities, and medical device stakeholders to come into compliance with the new requirements. A one-year delay of the compliance date of the Medical Device Regulation was implemented in response to the COVID-19 pandemic, which made May 2021 the final deadline for industry compliance. Compared to the MDD, the Medical Device Regulation promotes a shift from the pre-approval stage (i.e., the path to CE Marking) to a life-cycle approach and places greater emphasis on clinical data and clinical evaluations to assure the safety and performance of new medical devices. Moreover, the Medical Device Regulation includes elements intended to strengthen the conformity assessment procedures, assert greater control over notified bodies and their standards, increase overall system transparency, and impose more robust device vigilance requirements on manufacturers and distributors.
Among other changes, many device manufacturers will need to switch notified bodies to one that has received its designation under the Medical Device Regulation, which will require those manufacturers to undergo an audit and have all their documentation reviewed by the new notified body before it can assess their medical device products under the new standards. The new rules and procedures that have been created under the overhauled European regulations will likely result in increased regulatory oversight of all medical devices marketed in the European Union, and this may, in turn, increase the costs, time and requirements that need to be met in order to place an innovative or high-risk medical device on the EEA market.
If the Company, its current or future contract manufacturers, or its current or future component suppliers are unable to manufacture its products in sufficient quantities, on a timely basis, at acceptable costs and in compliance with regulatory and quality requirements, the manufacturing and distribution of the Company’s devices could be interrupted, and its product sales and operating results could suffer.
When producing and distributing commercial medical device products, the Company, its contract manufacturer, and its component suppliers are required to comply with the FDA’s Quality System Regulation (“QSR”), which is a complex regulatory framework that covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage, shipping and servicing of the Company’s devices. Compliance with applicable regulatory requirements is subject to continual review and is monitored rigorously through periodic, sometimes unannounced, inspections by the FDA. The Company cannot assure investors that its facilities or its third-party manufacturers’ or suppliers’ facilities would pass any future quality system inspection. Failure of the Company or its third-party manufacturers and component suppliers to adhere to QSR requirements or take adequate and timely corrective action in response to an adverse quality system inspection finding could delay production of its products and lead to fines, difficulties in obtaining regulatory clearances, recalls, enforcement actions, including injunctive relief or consent decrees, or other consequences, which could have a material adverse effect on the Company’s business, financial condition or results of operations. Any such failure, including the failure of the Company’s current or any future contract manufacturers, to achieve and maintain the required high manufacturing standards could result in further delays or failures in product testing or delivery, cost overruns, increased warranty costs or other problems that could harm the Company’s business and prospects.
In addition, any Company products shipped internationally are also required to comply with the International Organization for Standardization (“ISO”) quality system standards as well as European Directives and norms in order to produce products for sale in the European Union. In addition, many countries such as Canada and Japan have very specific additional regulatory requirements for quality assurance and manufacturing. If the Company fails to continue to comply with current good manufacturing requirements, as well as ISO or other regulatory standards, the Company may be required to cease all or part of its operations until it complies with these regulations. Maintaining compliance with multiple regulators adds complexity and cost to the Company’s manufacturing and compliance processes.
The Company’s current or future products may be subject to product recalls even after receiving FDA clearance or approval. A recall of the Company’s products, either voluntarily or at the direction of the FDA, or the discovery of serious safety issues with the Company’s products, could have a significant adverse impact on the Company.
The FDA and similar governmental bodies in other countries have the authority to require the recall of the Company’s products if the Company or its third party manufacturers fail to comply with relevant regulations pertaining to, among other things, manufacturing practices, labeling, advertising or promotional activities, or if new information is obtained concerning the safety or efficacy of these products. For example, under the FDA’s Medical Device Reporting regulations, the Company is required to report to the FDA any incident in which its marketed products may have caused or contributed to a death or serious injury or in which its marketed products malfunctioned in a manner likely to cause or contribute to death or serious injury if that malfunction were to recur. Repeated adverse events product malfunctions may result in a voluntary or involuntary product recall, or administrative or judicial seizure or injunction, when warranted. A government-mandated recall may be ordered if the FDA finds that there is a reasonable probability that the device would cause serious, adverse health consequences or death. A voluntary recall by the Company could occur as a result of any material deficiency in a device, such as manufacturing defects, labeling deficiencies, packaging defects or other failures to comply with applicable regulations. In general, if the Company decides to make a change to its marketed product, the Company is responsible for determining whether to classify the change as a recall. It is possible that the FDA could disagree with the Company’s initial classification. The FDA requires that certain classifications of recalls be reported to the FDA within 10 working days after the recall is initiated. If a change to a device addresses a violation of the federal Food, Drug, and Cosmetic Act (“FDCA”), that change would generally constitute a medical device recall and require submission of a recall report to the FDA.
Recalls of any of the Company’s products would divert managerial and financial resources and have an adverse effect on the Company’s reputation, results of operations and financial condition, which could impair the Company’s ability to produce its products in a cost-effective and timely manner in order to meet its customers’ demands. The Company may also be subject to product liability claims, be required to bear other costs, or be required to take other actions that may have a negative impact on its future sales and its ability to generate profits. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. The Company may initiate voluntary recalls involving its products in the future that it determines do not require notification to the FDA. If the FDA disagrees with the Company’s determinations, the FDA could require the Company to report those actions as recalls. A future recall, withdrawal, or seizure of any product could materially and adversely affect consumer confidence in the Company’s brands, lead to decreased demand for its products and negatively affect its sales. In addition, the FDA could take enforcement action for failing to report recalls when they were conducted by the Company or one of its agents.
The Company may be subject to enforcement action if the Company engages in improper or off-label marketing or promotion of its commercial medical device products, including fines, penalties and injunctions.
The Company’s promotional materials and training methods must comply with FDA and other applicable laws and regulations, including the prohibition of the promotion of unapproved, or off-label,

uses of lawfully marketed medical device products. Physicians may, however, use the Company’s commercial products off-label, as the FDA does not restrict or regulate a physician’s practice of medicine. Medical device manufacturers and distributors are permitted to promote their products in a way that is consistent with the FDA-authorized labeling and indications for use. However, if the FDA determines that the Company’s promotional materials or training materials promote a 510(k)-cleared or approved medical device in a manner inconsistent with its labeling, it could request that the Company modify its training or promotional materials or subject the Company to regulatory or enforcement actions, including the issuance of an Untitled Letter, a Warning Letter, injunction, seizure, civil fine or criminal penalties. In addition to ensuring that the claims the Company makes are consistent with its regulatory clearances or approvals, the FDA also ensures that promotional labeling for all regulated medical devices is neither false nor misleading.
It is also possible that other federal, state or foreign enforcement authorities might take action if they consider the Company’s promotional or training materials to constitute promotion of an off-label use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement. In that event, the Company’s reputation could be damaged, and adoption of its products could be impaired. Although the Company’s policy is to refrain from making statements or from disseminating promotional material that could be considered off-label promotion of the Company’s commercial medical device products, the FDA or another regulatory agency could disagree and conclude that the Company has engaged in off-label promotion. In addition, the off-label use of the Company’s products may increase the risk of product liability claims. Product liability claims are expensive to defend and could divert the Company’s management’s attention, result in substantial damage awards against the Company, and harm the Company’s reputation. Recent court decisions have impacted the FDA’s enforcement activity regarding off-label promotion in light of First Amendment considerations, although there are still significant risks in this area in part due to the potential False Claims Act exposure. Further, this area is subject to ongoing policy changes at the federal level, resulting in some degree of uncertainty for regulated businesses. For example, in September 2020 the FDA issued a proposed rulemaking to revise its regulation governing the types of evidence relevant to determining the “intended use” of a drug or device under the FDCA, which would have implications for when a manufacturer or distributor has engaged in off-label marketing. FDA is expected to publish a final regulation in late 2021 and to justify any additional revisions it may make to this regulatory language.
Digital marketing and social media efforts may expose the Company to additional regulatory scrutiny, including from the Federal Trade Commission (the “FTC”) and other consumer protection agencies and regulators.
In addition to the laws and regulations enforced by the FDA, advertising for various services and for non-restricted medical devices is subject to federal truth-in-advertising laws enforced by the FTC, as well as comparable state consumer protection laws. The Company’s efforts to promote prescription medical device products via social media initiatives may subject the Company to additional scrutiny of its practices. For example, the FTC and other consumer protection agencies scrutinize all forms of advertising (whether in digital or traditional formats) for business services, consumer-directed products, and non-restricted medical devices to ensure that advertisers are not making false, misleading or unsubstantiated claims or failing to disclose material relationships between the advertiser and its products’ endorsers, among other potential issues. The FDA oversees the advertising and promotional labeling for restricted medical devices and ensures, among other things, that there is effective communication of, and a fair and balanced presentation of, the risks and benefits of such high-risk medical devices.
Under the Federal Trade Commission Act (“FTC Act”), the FTC is empowered, among other things, to (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices, and management of entities engaged in commerce. The FTC has very broad enforcement authority, and failure to abide by the substantive requirements of the FTC Act and other consumer protection laws can result in administrative or judicial penalties, including injunctions affecting the manner in which the Company would be able to market services or products in the future, or criminal prosecution. The Company plans to increase its advertising activities that may be subject to these federal and state truth-in-advertising laws. Any actual or perceived non-compliance with those laws could lead to an investigation by the FTC or a comparable state agency, or could lead to allegations of misleading advertising by private plaintiffs. Any such action against the Company could disrupt the Company’s business operations, cause damage to its reputation, and result in a material adverse effects on its business.
Because the Company does not require extensive training for users of its current Hyperfine products, although they are limited under the FDA’s marketing clearances to use by, and that images generated from the scanner be interpreted by, trained healthcare practitioners, there exists a potential for misuse of these products, misinterpretation of images by untrained professionals or misuse of these products by untrained professionals, which could ultimately harm the Company’s reputation and business.
Federal regulations allow the Company to sell its medical device products to or on the order of practitioners licensed by law to use or order the use of a prescription device. The definition of “licensed practitioners” varies from state to state. As a result, Hyperfine’s current products may be purchased or operated by physicians with varying levels of training and, in many states, by non-physicians, including nurse practitioners, chiropractors and technicians. The FDA clearance of the products require interpretation of images by trained physicians and use of that information in determining a diagnosis. Outside the United States, many jurisdictions do not require specific qualifications or training for purchasers, or operators or interpreters of medical device products. The Company does not supervise the procedures performed with its products, nor can it require that direct medical supervision occur. Although product training is offered, Hyperfine does not require purchasers or operators of its non-invasive products to attend training sessions. The lack of required training and the purchase and use of the Company’s non-invasive products by non-physicians may result in product misuse and adverse treatment outcomes, which could harm the Company’s reputation and expose it to costly product liability litigation.
The Company is subject to federal, state and foreign laws prohibiting “kickbacks” and false or fraudulent claims, and other fraud and abuse laws, transparency laws, and other health care laws and regulations, which, if violated, could subject the Company to substantial penalties. Additionally, any challenge to or investigation into the Company’s practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm the Company’s business.
The Company’s relationships with customers and third-party payors are subject to broadly applicable fraud and abuse and other health care laws and regulations that may constrain the Company’s sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs and certain customer and product support programs, the Company may have with hospitals, physicians or other purchasers of medical devices. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services that were not provided as claimed. These laws include, among others, the federal healthcare Anti-Kickback Statute, the federal civil False Claims Act, other federal health care false statement and fraud statutes, the Open Payments program, the Civil Monetary Penalties Law, and analogous fraud and abuse and transparency laws in most states, as described in “Business of Hyperfine and Liminal — Government Regulation.” Although the federal laws generally apply only to products or services for which payment may be made by a federal healthcare program, state laws often apply regardless of whether federal funds may be involved.
While the Company believes and strives to ensure that its business arrangements with third parties and other activities and programs comply with all applicable laws, these laws are complex, and the Company’s activities may be found not to be compliant with one or more of these laws, which may result in significant civil, criminal and/or administrative penalties, fines, damages and exclusion from participation in federal health care programs. Even an unsuccessful challenge or investigation into the Company’s practices could cause adverse publicity, and be costly to respond to, and thus could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company’s compliance with Medicare and Medicaid regulations may be reviewed by federal or state agencies, including the Office of Inspector General of the U.S. Department of Health and Human Services (“OIG”), Centers for Medicare & Medicaid Services (“CMS”), and the Department of Justice, or may be subject to whistleblower lawsuits under federal and state false claims laws. To ensure compliance with Medicare, Medicaid and other regulations, government agencies conduct periodic audits of the Company to ensure compliance with various supplier standards and billing requirements.

Similarly, the Company’s international operations are subject to the provisions of the FCPA, which prohibits U.S. companies and their intermediaries from making payments in violation of law to non-U.S. government officials for the purpose of obtaining or retaining business or securing any other improper advantage. In many countries, the healthcare professionals that medical device distributors regularly interact with may meet the definition of a foreign official for purposes of the FCPA. International business operations are also subject to various other international anti-bribery laws such as the U.K. Anti-Bribery Act. Despite meaningful measures that the Company undertakes to facilitate lawful conduct, which include training and compliance programs and internal policies and procedures, the Company may not always prevent unauthorized, reckless or criminal acts by its employees or agents, or employees or agents of businesses or operations it may acquire. Violations of these laws, or allegations of such violations, could disrupt operations, involve significant management distraction and have a material adverse effect on the business, financial condition and results of operations, among other adverse consequences.
If the Company is found to have violated laws protecting the confidentiality of health information, the Company could be subject to civil or criminal penalties, which could increase its liabilities and harm its reputation or its business.
There are a number of federal and state laws protecting the confidentiality of certain health information and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated privacy rules under the Health and Insurance Portability and Accountability Act (“HIPAA”). These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. The Company is not subject to HIPAA, but its customers, research collaborators and other health care provider partners are, which means that there are restrictions on the Company’s ability to receive and use health information from its health care provider partners. If the Company is found to be in violation of applicable privacy rule requirements, it could subject its customers or health care provider partners to civil or criminal penalties, which could increase the Company’s liabilities, harm its reputation and have a material adverse effect on its business, financial condition and results of operations.
The Company is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to the Company’s business practices, monetary penalties, increased cost of operations, or declines in customer growth or engagement, or otherwise harm the Company’s business.
The Company is subject to a variety of laws and regulations in the United States and abroad that involve matters central to its business, including laws and regulations relating to privacy, data sharing and data protection, artificial intelligence and use of machine learning, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, personal information, electronic contracts and other communications, competition, protection of minors, consumer protection, telecommunications, product liability, taxation, economic or other trade prohibitions or sanctions, corrupt practices, fraud, waste and abuse restrictions, and securities law compliance. The introduction of new products or expansion of the Company’s activities in certain jurisdictions may subject the Company to additional laws and regulations. For example, in addition to data protection laws passed by the federal government, many states and foreign countries have implemented their own data protection laws, some of which may apply simultaneously and conflict with federal law. Many of these laws create consumer rights including the right to know what personal information is collected, the right to know whether the data is sold or disclosed and to whom, the right to request that a company delete personal information collected, the right to opt-out of the sale of personal information and the right to non-discrimination in terms of price or service when a consumer exercises a privacy right. If the Company fails to comply with these regulations, it could be subject to civil sanctions, including fines and penalties for noncompliance.
In addition, foreign data protection, privacy, and other laws and regulations can be more restrictive than those in the United States. Data localization laws in some countries generally mandate that certain types of data collected in a particular country be stored and/or processed within that country. The Company could be subject to audits in Europe and around the world, particularly in the areas of consumer and data protection, as it continues to grow and expand its operations. Legislators and regulators may make legal and regulatory changes, or interpret and apply existing laws, in ways that make the Company’s products less useful to customers, require the Company to incur substantial costs, expose the Company to unanticipated civil or criminal liability, or cause the Company to change its business practices. These changes or increased costs could negatively impact the Company’s business and results of operations in material ways. For example, the general data privacy regulation (“GDPR”) imposes requirements in the EEA relating to, among other things, consent to process personal data of individuals, the information provided to individuals regarding the processing of their personal data, the security and confidentiality of personal data, notifications in the event of data breaches and use of third party processors. If the Company fails to comply with these standards, it could be subject to criminal penalties and civil sanctions, including fines and penalties and amounts could be significant.
Cybersecurity risks and cyber incidents could result in the compromise of confidential data or critical data systems and give rise to potential harm to customers, remediation and other expenses, expose the Company to liability under federal or state law, consumer protection laws, or other common law theories, subject the Company to litigation and federal and state governmental inquiries, damage its reputation, and otherwise be disruptive to the Company’s business and operations.
Cyber incidents can result from deliberate attacks or unintentional events. The Company collects and stores on its networks sensitive information, including intellectual property, proprietary business information and personally identifiable information of individuals, such as Company employees and Hyperfine customers. The secure maintenance of this information and technology is critical to the Company’s business operations. As a pre-commercial company, Liminal’s security infrastructure is evolving consistent with its business operations and security risk profile. Hyperfine has implemented multiple layers of security measures to protect the confidentiality, integrity and availability of these data and the systems and devices that store and transmit such data. Hyperfine utilizes current security technologies, including encryption and data depersonalization, and its defenses are monitored and routinely tested. Despite these efforts, threats from malicious persons and groups, new vulnerabilities and advanced new attacks against information systems create risk of cybersecurity incidents. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and may not immediately produce signs of intrusion, the Company may be unable to anticipate these incidents or techniques, timely discover them, or implement adequate preventative measures.
Cybersecurity threats can come from a variety of sources, and may range in sophistication from an individual hacker to malfeasance by employees, consultants or other service providers to state-sponsored attacks. Cyber threats may be generic, or they may be custom-crafted against the Company’s information systems. Over the past several years, cyber-attacks have become more prevalent and much harder to detect and defend against. The Company’s network and storage applications, as well as those of its contractors, may be vulnerable to cyber-attack, malicious intrusion, malfeasance, loss of data privacy or other significant disruption and may be subject to unauthorized access by hackers, employees, consultants or other service providers. In addition, hardware, software or applications that the Company develops or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to the Company’s systems or facilities through fraud, trickery or other forms of deceiving employees, contractors and temporary staff.
There can be no assurance that the Company will not be subject to cybersecurity incidents that bypass its security measures, impact the integrity, availability or privacy of health information or other data subject to privacy laws or disrupt its information systems, devices or business, including its ability to deliver services to its users. As a result, cybersecurity, physical security and the continued development and enhancement of the Company’s controls, processes and practices designed to protect the Company’s enterprise, information systems and data from attack, damage or unauthorized access remain a priority for the Company. As cyber threats continue to evolve, the Company may be required to expend significant additional resources to continue to modify or enhance its protective measures or to investigate and remediate any cybersecurity vulnerabilities. The occurrence of any of these events could result in:
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harm to customers and end-users;

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business interruptions and delays;

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the loss, misappropriation, corruption or unauthorized access of data;

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litigation, including potential class action litigation, and potential liability under privacy, security and consumer protection laws or other applicable laws;

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reputational damage;

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increase to insurance premiums; and

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foreign, federal and state governmental inquiries, any of which could have a material, adverse effect on the Company’s financial position and results of operations and harm its business reputation.

Security breaches, loss of data and other disruptions could compromise sensitive information related to the Company’s business or prevent the Company from accessing critical information and expose the Company to liability, which could adversely affect its business and its reputation.
In the ordinary course of the Company’s business, the Company collects and stores sensitive data, and intellectual property and proprietary business information owned or controlled by the Company or its users. This data encompasses a wide variety of business-critical information, including research and development information, commercial information, and business and financial information. The Company faces four primary risks relative to protecting this critical information: loss of access; inappropriate disclosure; inappropriate modification; and inadequate monitoring of its controls over the first three risks.
The secure processing, storage, maintenance, and transmission of this critical information is vital to the Company’s operations and business strategy, and the Company devotes significant resources to protecting such information. Although the Company takes measures to protect sensitive information from unauthorized access or disclosure, the Company’s information technology and infrastructure may be vulnerable to attacks by hackers or viruses, breaches, interruptions due to employee error, malfeasance, lapses in compliance with privacy and security mandates, or other disruptions. Any such breach or interruption could compromise the Company’s networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost, or stolen.
Any such security breach or interruption, as well as any action by the Company or its employees or contractors that might be inconsistent with the rapidly evolving data privacy and security laws and regulations applicable within the United States and elsewhere where the Company conducts business, could result in enforcement actions by U.S. states, the U.S. federal government or foreign governments, liability or sanctions under data privacy laws that protect personally identifiable information, regulatory penalties, other legal proceedings such as but not limited to private litigation, the incurrence of significant remediation costs, disruptions to the Company’s development programs, business operations and collaborations, diversion of management efforts and damage to the Company and Company brands’ reputation, which could harm its business and operations. Because of the rapidly moving nature of technology and the increasing sophistication of cybersecurity threats, the Company’s measures to prevent, respond to and minimize such risks may be unsuccessful.
With respect to medical information, Hyperfine follows HIPAA guidelines when applicable and separates personal information from medical information, and employs additional measures such as encryption tools to protect the privacy of Hyperfine’s users and medical data. However, hackers may attempt to penetrate the Company’s computer systems, and, if successful, misappropriate personal or confidential business information. In addition, an associate, contractor or other third party with whom the Company does business may attempt to circumvent the Company’s security measures in order to obtain such information, and may purposefully or inadvertently cause a breach involving such information. While the Company continues to implement additional protective measures to reduce the risk of and detect cyber incidents, cyber-attacks are becoming more sophisticated and frequent, and the techniques used in such attacks change rapidly.

In addition, the European Parliament and the Council of the European Union adopted the comprehensive GDPR in 2016 to replace the current European Union Data Protection Directive and related country-specific legislation. The GDPR took effect in May 2018 and governs the collection and use of personal data in the European Union. The GDPR, which is wide-ranging in scope, imposes requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals, the security and confidentiality of the personal data, data breach notification and the use of third party processors in connection with the processing of the personal data. The GDPR also imposes strict rules on the transfer of personal data out of the European Union to the United States, enhances enforcement authority and imposes large penalties for noncompliance, including the potential for fines of up to €20 million or 4% of the annual global revenues of the infringer, whichever is greater. While Hyperfine complies with the GDPR, including reviewing its security procedures and entering into data processing agreements with relevant contractors, there can be no assurance that as Company operations evolve, the Company’s efforts to comply or to remain in compliance will be fully successful.
Further, unauthorized access, loss or dissemination of sensitive personal data, such as health information, could also disrupt the Company’s operations, including its ability to conduct research and development activities, process and prepare company financial information, manage various general and administrative aspects of its business and damage its reputation, any of which could adversely affect the Company’s business and reputation. In addition, there can be no assurance that the Company will promptly detect any such disruption or security breach, if at all. To the extent that any disruption or security breach were to result in a loss of or damage to the Company’s data or applications, or inappropriate disclosure of confidential or proprietary information, the Company could incur liability and the further development of its products could be delayed.
Broad-based domestic and international government initiatives to reduce spending, particularly those related to healthcare costs, may reduce reimbursement rates for medical procedures, which will reduce the cost-effectiveness of the Company’s products and services.
Healthcare reforms, changes in healthcare policies and changes to third-party coverage and reimbursements, including legislation enacted reforming the U.S. healthcare system and both domestic and foreign healthcare cost containment legislation, and any future changes to such legislation, may affect demand for the Company’s products and services and may have a material adverse effect on its financial condition and results of operations. The ongoing implementation of the Affordable Care Act, in the United States, as well as state-level healthcare reform proposals could reduce medical procedure volumes and impact the demand for medical device products or the prices at which the Company can sell products. These reforms include a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models. The impact of this healthcare reform legislation, and practices including price regulation, competitive pricing, comparative effectiveness of therapies, technology assessments, and managed care arrangements are uncertain. There can be no assurance that current levels of reimbursement will not be decreased in the future, or that future legislation, regulation, or reimbursement policies of third parties will not adversely affect the demand for the Company’s products and services or the Company’s ability to sell products and provide services on a profitable basis. The adoption of significant changes to the healthcare system in the United States, the EEA or other jurisdictions in which the Company may market its products and services, could limit the prices the Company is able to charge for its products and services or the amounts of reimbursement available for its products and services, could limit the acceptance and availability of its products and services, reduce medical procedure volumes and increase operational and other costs.
In addition, following congressional repeal of the “individual mandate” that was in place to strongly encourage broad participation in the health insurance markets, there has been ongoing litigation focused on the constitutionality of the Affordable Care Act and the reforms enacted thereunder. The Company cannot predict the ultimate impact of this litigation or other efforts to repeal and replace the Affordable Care Act, or the subsequent effects of these broad legislative and policy changes on the Company’s business at this time. While the Company is unable to predict what changes may ultimately be enacted, to the extent that future changes affect how the Company’s products and services are paid for and reimbursed by government and private payers, the Company’s business could be adversely impacted. Moreover, complying with any new legislation under a new presidential administration or reversing changes implemented under the Affordable Care Act could be time-intensive and expensive, resulting in a material adverse effect on the business.
Risks Related to the Company’s Intellectual Property
If the Company is unable to obtain and maintain and enforce sufficient intellectual property protection for its products and technology, or if the scope of the intellectual property protection obtained is not sufficiently broad, its competitors could develop and commercialize products similar or identical to the Company’s, and its ability to successfully commercialize its products may be impaired.
The Company relies on patent protection as well as trademark, copyright, trade secret and other intellectual property right protection and contractual restrictions to protect its proprietary products and technologies, all of which provide limited protection and may not adequately protect its rights or permit it to gain or keep any competitive advantage. If the Company fails to obtain, maintain and sufficiently enforce its intellectual property, third parties may be able to compete more effectively against it. In addition, the Company may incur substantial litigation costs in its attempts to recover damages or restrict use of its intellectual property.
To the extent the Company’s intellectual property offers inadequate protection, or is found to be invalid or unenforceable, the Company would be exposed to a greater risk of direct competition. If the Company’s intellectual property does not provide adequate coverage against its competitors’ products, its competitive position could be adversely affected, as could its business, financial condition, results of operations and prospects. Both the patent application process and the process of managing patent and other intellectual property disputes can be time-consuming and expensive.
The Company’s success depends in large part on its and its licensors’ ability to obtain and maintain protection of the intellectual property it may own solely or jointly with, or license from, third parties, particularly patents, in the United States and other countries directed to its products and technologies. The Company applies for patents covering its products and technologies and uses thereof, as it deems appropriate. However, obtaining and enforcing patents is costly, time-consuming and complex, and the Company may fail to apply for patents on important products and technologies in a timely fashion or at all, or it may fail to apply for patents in potentially relevant jurisdictions. The Company may not be able to file and prosecute all necessary or desirable patent applications, or maintain, enforce and license any patents that may issue from such patent applications, at a reasonable cost or in a timely manner or in all jurisdictions. It is also possible that the Company will fail to identify patentable aspects of its research and development output before it is too late to obtain patent protection. Moreover, the Company may not develop additional proprietary products, methods and technologies that are patentable. The Company may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents licensed from or to third parties. Therefore, these patents and applications may not be prosecuted, obtained and enforced by such third parties in a manner consistent with the best interests of its business.
In addition, the patent position of life sciences and medical technology companies generally is highly uncertain, involves complex legal and factual questions, and has been the subject of much litigation in recent years. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries or regions may diminish the value of the Company’s intellectual property. As a result, the issuance, scope, validity, enforceability, and commercial value of the Company’s patent rights presents some degree of uncertainty. It is possible that some of the Company’s pending patent applications will not result in issued patents in a timely fashion or at all, and even if patents are granted, they may not provide a basis for intellectual property protection of commercially viable products or services, may not provide any competitive advantages, or may be challenged, narrowed and/or invalidated by third parties. There exists some degree of uncertainty over the breadth of claims that may be allowed or enforced in Company’s patents or in third-party patents. It is possible that third parties will attempt to design around the Company’s current or future patents such that the Company cannot prevent such third parties from using similar technologies and commercializing similar products to compete with the Company. Some of the Company’s owned or licensed patents or patent applications may be challenged at a future point in time and it may not be successful in defending any such challenges made against its patents or patent applications. Any successful third-party challenge to the Company’s patents could result in the narrowing, unenforceability or invalidity of such patents and increased competition to its business. The outcome of patent litigation or other proceedings can be uncertain, and any attempt by the Company to enforce its patent rights against others or to challenge the patent rights of others may not be successful, or, regardless of success, may take substantial time and result in substantial cost, and may divert its efforts and attention from other aspects of its business. Any of the foregoing events could have a material adverse effect on the Company’s business, financial condition and results of operations.
The U.S. law relating to the patentability of certain inventions in the life sciences and medical technology industry is uncertain and rapidly changing, which may adversely impact the Company’s existing patents or its ability to obtain patents in the future.
Changes in either the patent laws or interpretation of the patent laws in the United States or in other jurisdictions could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. For instance, under the Leahy-Smith America Invents Act (the “America Invents Act”), enacted in September 2011, the United States transitioned to a first inventor to file system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application is entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. These changes include allowing third-party submission of prior art to the United States Patent and Trademark Office (“USPTO”) during patent prosecution and additional procedures to challenge the validity of a patent through USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. The America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of the Company’s patent applications and the enforcement or defense of its issued patents, all of which could have a material adverse effect on its business, financial condition, results of operations and prospects.
Various courts, including the U.S. Supreme Court, have rendered decisions that impact the scope of patentability of certain inventions or discoveries relating to life sciences and medical technology. Specifically, these decisions stand for the proposition that patent claims that recite laws of nature, natural phenomena, and abstract ideas are not themselves patentable unless those patent claims have sufficient additional features that provide practical assurance that the processes are genuine inventive applications of those laws, phenomena, and abstract ideas rather than patent drafting efforts designed to monopolize the law of nature, natural phenomenon, or abstract idea itself. What constitutes a “sufficient” additional feature is somewhat uncertain. Furthermore, in view of these decisions, since December 2014, the USPTO has published and continues to publish revised guidelines for patent examiners to apply when examining process claims for patent eligibility.
In addition, U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. In addition to some degree of uncertainty with regard to Company’s ability to obtain patents in the future, this combination of events has created a degree of uncertainty with respect to the value of patents, once obtained. Depending on relevant laws enacted by the U.S. Congress, and decisions by the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that may have a material adverse effect on the Company’s ability to obtain new patents and to defend and enforce its existing patents and patents that it might obtain in the future.
The Company’s patent portfolio may be negatively impacted by current uncertainties in the state of the law, new court rulings or changes in guidance or procedures issued by the USPTO or other similar patent offices around the world. From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress or the USPTO may change the standards of patentability, scope and validity of patents within the life sciences and medical technology and any such changes, or any similar adverse changes in the patent laws of other jurisdictions, could have a negative impact on the Company’s business, financial condition, prospects and results of operations.
The Company may not be able to protect its intellectual property rights throughout the world.
The laws of some foreign countries do not offer intellectual property rights to the same extent as the laws of the United States, and the Company and its licensors may encounter difficulties in obtaining, enforcing and defending such rights in foreign jurisdictions. Consequently, the Company and its licensors may not be able to prevent third parties from practicing its or its licensors’ inventions in some or all countries outside the United States, or from selling or importing products made using its or its licensors’ inventions in other jurisdictions. Competitors and other third parties may use the Company’s technologies in jurisdictions where it has not obtained patent protection to develop their own products and technologies and may also export infringing products to territories where the Company has patent protection, but enforcement practices or laws are not as strong as those in the United States. These products may compete with the Company’s products. The Company’s and its licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. In addition, certain countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to other parties. Furthermore, many countries limit the enforceability of patents against other parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of any patents.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain other countries are not as developed or as favorable as the United States in the enforcement of patents and other intellectual property rights, which could make it difficult for the Company to stop the misappropriation or other violations of its intellectual property rights including infringement of its patents in such countries. The legal systems in certain countries may also favor state-sponsored companies or companies headquartered in particular jurisdictions over the Company’s first-in-time patents and other intellectual property rights. The absence of harmonized intellectual property protection laws and effective enforcement makes it difficult to ensure consistent respect for patent, trade secret, and other intellectual property rights on a worldwide basis. As a result, it is possible that the Company will not be able to enforce its rights against third parties that misappropriate its proprietary technology in those countries.
Proceedings to enforce the Company’s or its licensors’ patent rights in foreign jurisdictions could result in substantial cost and divert the Company’s efforts and attention from other aspects of its business, could put it and its licensors’ patents at risk of being invalidated or interpreted narrowly and it and its licensors’ patent applications at risk of not issuing, and could provoke third parties to assert claims against the Company. The Company and its licensors may not prevail in any lawsuits that it or its licensors initiate, or that are initiated against it or its licensors, and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect the Company’s ability to obtain adequate protection for its products, services and other technologies and the enforcement of intellectual property. Accordingly, the Company’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that the Company develops or licenses. Any of the foregoing events could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.
Issued patents covering the Company’s products could be found invalid or unenforceable if challenged.
The Company’s owned and licensed patents and patent applications may be subject to validity, enforceability and priority disputes. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability. Some of the Company’s patents or patent applications (including licensed patents and patent applications) may be challenged at a future point in time in opposition, derivation, reexamination, inter partes review, post-grant review or interference or other similar proceedings, as applicable. Any successful third-party challenge to the Company’s patents in this or any other proceeding could result in the unenforceability or invalidity of such patents, which may lead to increased competition to its business, which could have a material adverse effect on its business, financial condition, results of operations and prospects. In addition, if the Company or its licensors initiate legal proceedings against a third party to enforce a patent covering its products, the defendant could counterclaim that such patent covering its products, as applicable, is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. There are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld relevant information from the relevant patent office, or knowingly made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include ex parte re-examination, inter partes review, post-grant review, derivation and equivalent proceedings in non-U.S. jurisdictions, such as opposition proceedings. Such proceedings could result in revocation of or amendment to the Company’s patents in such a way that they no longer cover and protect its products. With respect to the validity of the Company’s patents, for example, the Company cannot be certain that there is no invalidating prior art of which the Company, its licensors, its patent counsel and the patent examiner were unaware during prosecution. The outcome following legal assertions of invalidity and unenforceability during patent litigation is unpredictable. If a defendant or other third party were to prevail on a legal assertion of invalidity or unenforceability, the Company would lose at least part, and perhaps all, of the patent protection on certain aspects of its products and technologies, which could have a material adverse effect on its business, financial condition, results of operations and prospects. In addition, if the breadth or strength of protection provided by the Company’s patents and patent applications is threatened, regardless of the outcome, it could dissuade companies from collaborating with the Company to license intellectual property, or develop or commercialize current or future products.
The Company may not be aware of all third-party intellectual property rights potentially relating to its products. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until approximately 18 months after filing or, in some cases, not until such patent applications issue as patents. The Company might not have been the first to make the inventions covered by each of its pending patent applications and it might not have been the first to file patent applications for these inventions. To determine the priority of these inventions, the Company may have to participate, as applicable, in interference proceedings, derivation proceedings or other post-grant proceedings declared by the USPTO, or other similar proceedings in non-U.S. jurisdictions that could result in substantial cost to the Company and the loss of valuable patent protection. The outcome of such proceedings is uncertain. No assurance can be given that other patent applications will not have priority over the Company’s patent applications. In addition, changes to the patent laws of the United States allow for various post-grant opposition proceedings that have not been extensively tested, and their outcome is therefore uncertain. Furthermore, if third parties bring these proceedings against the Company’s patents, regardless of the merit of such proceedings and regardless of whether the Company is successful, the Company could experience significant costs and its management may be distracted.
Any of the foregoing events could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.
If the Company is unable to protect the confidentiality of its trade secrets, the value of its technology could be materially adversely affected and its business could be harmed.
The Company relies heavily on trade secrets and confidentiality agreements to protect its unpatented know-how, technology and other confidential proprietary information, and to maintain its competitive position. However, trade secrets and know-how can be difficult to protect. In particular, the Company anticipates that with respect to its technologies, these trade secrets and know-how will over time be disseminated within the industry through independent development, the publication of journal articles describing the methodology, and the movement of personnel from academic to industry scientific positions.
In addition to pursuing patents on its technology, the Company takes steps to protect its intellectual property and proprietary technology by entering into agreements, including confidentiality agreements, non-disclosure agreements and intellectual property assignment agreements, with its employees, consultants, academic institutions, corporate partners and, when needed, its advisers. However, the Company cannot be certain that such agreements have been entered into with all relevant parties, and it cannot be certain that its trade secrets and other confidential proprietary information will not be disclosed or that competitors or other third parties will not otherwise gain access to its trade secrets or independently develop substantially equivalent information and techniques. For example, any of these parties may breach the agreements and disclose the Company’s proprietary information, including its trade secrets, and the Company may not be able to obtain adequate remedies for such breaches. Such agreements may not be enforceable or may not provide meaningful protection for the Company’s trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and the Company may not be able to prevent such unauthorized disclosure, which could materially and adversely impact its ability to establish or maintain a competitive advantage in the market, and its business, financial condition, results of operations and prospects.
Monitoring unauthorized disclosure is difficult, and the Company does not know whether the steps it has taken to prevent such disclosure are, or will be, adequate. If the Company were to enforce a claim that a third party had wrongfully obtained and was using its trade secrets, it would be expensive and time-consuming, it could distract its personnel, and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets or may not recognize certain claims of intellectual property infringement.
The Company also seeks to preserve the integrity and confidentiality of its confidential proprietary information by maintaining physical security of its premises and physical and electronic security of its information technology systems, but it is possible that these security measures could be breached. If any of the Company’s confidential proprietary information were to be lawfully obtained or independently developed by a competitor or other third party, absent patent and copyright protection, the Company would have no right to prevent such competitor from using that technology or information to compete with the Company, which could harm its competitive position. Competitors or third parties could purchase the Company’s products and attempt to replicate some or all of the competitive advantages the Company derives from its development efforts, design around its protected technology, develop their own competitive technologies that fall outside the scope of the Company’s intellectual property rights or independently develop the Company’s technologies without reference to its trade secrets. If any of the Company’s trade secrets were to be disclosed to or independently discovered by a competitor or other third party, it could materially and adversely affect the Company’s business, financial condition, results of operations and prospects.
The Company may be subject to claims challenging the inventorship and ownership of its patents and other intellectual property.
The Company or its licensors may be subject to claims that former employees, collaborators or other third parties have an interest in its owned or in-licensed patents, trade secrets or other intellectual property as an inventor or co-inventor. For example, the Company or its licensors may have inventorship disputes arise from alleged inventors such as employees, consultants, advisors or others who are involved in developing its products, some of whom may have conflicting intellectual property ownership obligations. In addition, counterparties to the Company’s consulting, sponsored research, software development and other agreements may assert that they have an ownership interest in intellectual property developed under such arrangements. In particular, certain software development agreements pursuant to which certain third parties have developed parts of the Company’s proprietary software may not include provisions that expressly assign to the Company ownership of all intellectual property developed for it by such third parties. Furthermore, certain of the Company’s sponsored research agreements pursuant to which the Company provides certain research services for third parties do not assign to the Company all intellectual property developed under such agreements. As such, the Company may not have the right to use all such developed intellectual property under such agreements, the Company may be required to obtain licenses from third parties and such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If the Company is unable to obtain such licenses and such licenses are necessary for the development, manufacture and commercialization of its products and technologies, the Company may need to cease the development, manufacture or commercialization of its products and technologies. Litigation may be necessary to defend against these and other claims challenging inventorship of the Company or its licensors’ ownership of the Company’s owned or in-licensed patents, trade secrets or other intellectual property. If the Company or its licensors fail in defending any such claims, in addition to paying monetary damages, the Company may lose valuable intellectual property rights. In such an event, the Company may be required to obtain licenses from third parties and such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If the Company is unable to obtain and maintain such licenses, it may need to cease the development, manufacture or commercialization of its products and technologies. Even if the Company is successful in defending against such claims, litigation could result in substantial costs and loss of time and be a distraction to management and other employees, and certain customers or partners may defer engaging with the Company until the particular dispute is resolved. Any of the foregoing could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.
The Company may not be able to protect and enforce its trademarks and trade names, or build name recognition in its markets of interest thereby harming its competitive position.
The registered or unregistered trademarks or trade names that the Company owns may be challenged, infringed, circumvented, declared generic or otherwise fail to function as a mark, lapsed or determined to be confusingly similar to or dilutive of other marks. The Company may not be able to protect its rights in these trademarks and trade names, which it needs in order to build name recognition. In addition, third parties have filed, and may in the future file, for registration of trademarks similar or identical to the Company’s trademarks, thereby impeding its ability to build brand identity and possibly leading to consumer confusion. If such third parties were to succeed in registering or developing common law rights in any other trademarks that are similar or identical to the Company’s trademarks, and if the Company is not successful in challenging such rights and defending against challenges to Company’s trademarks, the Company may not be able to use such trademarks to develop brand recognition of its technologies, products or services. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of its registered or unregistered trademarks or trade names. Further, the Company has and may in the future enter into agreements with owners of such third party trade names or trademarks to avoid potential trademark litigation which may limit the Company’s ability to use its trade names or trademarks in certain fields of business. Over the long term, if the Company is unable to establish name recognition based on its trademarks and trade names, then it may not be able to compete effectively, and its business, financial condition, results of operations and prospects may be adversely affected. The Company’s efforts to enforce or protect its proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources. Any of the foregoing events could have a material adverse effect on the Company’s business, financial condition and results of operations.
Patent terms may be inadequate to protect the Company’s competitive position on its products for an adequate amount of time.
Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a utility patent is generally 20 years from its earliest U.S. non-provisional filing date. While extensions may be available, the life of a patent, and the protection it affords, is limited. In the United States, a patent’s term may, in certain cases, be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over a commonly owned patent or a patent naming a common inventor and having an earlier expiration date. Even if patents covering its products are obtained, once the patent life has expired, the Company may be open to competition from competitive products. If one of the Company’s products requires extended development, testing and/or regulatory review, patents protecting such products might expire before or shortly after such products are commercialized. As a result, the Company’s owned and licensed patent portfolio may not provide it with sufficient rights to exclude others from commercializing products similar or identical to its products, which could have a material adverse effect on its business, financial condition and results of operations.
The Company may be subject to claims that its employees, consultants or independent contractors have wrongfully used or disclosed to it alleged trade secrets of their other clients or former employers, which could subject the Company to costly litigation.
As is common in the life sciences and medical industry, the Company engages the services of consultants and independent contractors to assist it in the development of its products. Many of these consultants and independent contractors were previously employed at, or may have previously or may be currently providing consulting or other services to, universities or other technology, biotechnology or pharmaceutical companies, including the Company’s competitors or potential competitors. The Company may become subject to claims that it, a consultant or an independent contractor inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. The Company may similarly be subject to claims stemming from similar actions of an employee, such as one who was previously employed by another company, including a competitor or potential competitor. Litigation may be necessary to defend against these claims. Even if the Company is successful in defending against these claims, litigation could result in substantial costs and be a distraction to its management team. If the Company were not successful it could lose access or exclusive access to valuable intellectual property.
The Company may become involved in lawsuits to defend against third-party claims of infringement, misappropriation or other violations of intellectual property rights or to protect or enforce its intellectual property, any of which could be expensive, time consuming and unsuccessful, and may prevent or delay its development and commercialization efforts.
The Company’s commercial success depends in part on its ability and the ability of future collaborators to develop, manufacture, market and sell its product and use its products and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the life sciences and medical technology sector, as well as administrative proceedings for challenging patents, including interference, derivation, inter partes review, post grant review, and reexamination proceedings before the USPTO, or oppositions and other comparable proceedings in foreign jurisdictions. The Company may be exposed to, or threatened with, future litigation by third parties having patent or other intellectual property rights alleging that its products, manufacturing methods, software and/or technologies infringe, misappropriate or otherwise violate their intellectual property rights. Numerous issued patents and pending patent applications that are owned by third parties exist in the fields in which the Company is developing its products and technologies. It is not always clear to industry participants, including the Company, the claim scope that may issue from pending patent applications owned by third parties or which patents cover various types of products, technologies or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications filed in the Company’s fields, there may be a risk that third parties, including its competitors, may allege they have patent rights encompassing the Company’s products, technologies or methods and that the Company is employing technology protected by such patent rights without authorization.
If third parties, including the Company’s competitors, believe that the Company’s products or technologies infringe, misappropriate or otherwise violate their intellectual property rights, such third parties may seek to enforce against the Company their intellectual property rights, including patent rights, by filing against the Company an intellectual property-related lawsuit, including a patent infringement lawsuit. Even if the Company believes third-party intellectual property claims are without merit, there is no assurance that a court would find in its favor on questions of infringement, validity, enforceability, or priority. If any third parties were to assert these or any other patents against the Company and it is unable to successfully defend against any such assertions, the Company may be required, including by court order, to cease the development and commercialization of the infringing products or technology and the Company may be required to redesign such products and technologies so they do not infringe such patents, which may not be possible or may require substantial monetary expenditures and time. The Company could also be required to pay damages, which could be significant, including treble damages and attorneys’ fees if it is found to have willfully infringed such patents. The Company could also be required to obtain a license to such patents in order to continue the development and commercialization of the infringing product or technology. However, such a license may not be available on commercially reasonable terms or at all, including because certain of these patents may be held by or exclusively licensed to the Company’s competitors. Even if such a license were available, it may require substantial payments or cross-licenses under the Company’s intellectual property rights, and it may only be available on a nonexclusive basis, in which case third parties, including the Company’s competitors, could use the same licensed intellectual property to compete with the Company. Any of the foregoing could have a material adverse effect on the Company’s business, financial condition, results of operation and prospects.
The Company may choose to challenge, including in connection with any allegation of patent infringement by a third party, the patentability, validity, ownership or enforceability of any third-party patent that it believes may have applicability in its field, and any other third-party patent that may at some future time possibly be asserted against it. Such challenges may be brought either in court or by requesting that the USPTO, European Patent Office (“EPO”), or other foreign patent offices review the patent claims, such as in an ex-parte reexamination, inter partes review, post-grant review proceeding or opposition proceeding or other similar proceedings. However, there can be no assurance that any such challenge by the Company or any third party will be successful. Even if such proceedings are successful, these proceedings are expensive and may consume the Company’s time or other resources, distract its management and technical personnel, and the costs of these opposition proceedings could be substantial. There can be no assurance that the Company’s defenses of non-infringement, invalidity or unenforceability will succeed.
Third parties, including the Company’s competitors, could be infringing, misappropriating or otherwise violating its solely owned and/or in-licensed intellectual property rights. Monitoring unauthorized use of intellectual property is difficult and costly. The Company may not be able to detect unauthorized use of, or take appropriate steps to enforce, its intellectual property rights. From time to time, the Company seeks to analyze its competitors’ products and services, and may in the future seek to enforce its rights based on potential infringement, misappropriation or violation of its intellectual property. However, the steps the Company will take to protect its intellectual property rights may not be adequate to enforce its rights as against such infringement, misappropriation or violation of its intellectual property. Any inability to meaningfully enforce Company’s intellectual property rights could harm the Company’s ability to compete and reduce demand for its products and technologies.
Litigation proceedings may be necessary for the Company to enforce its patent and other intellectual property rights. In any such proceeding, a court may refuse to stop the other party from using the technology at issue on the grounds that its owned and in-licensed patents do not cover the technology in question. Further, in such a proceeding, the defendant could counterclaim that the Company’s intellectual property is invalid or unenforceable and the court may agree, in which case the Company could lose valuable intellectual property rights, which could allow third parties to commercialize technology or products similar to the Company’s and compete directly with it, without payment to the Company. Alternatively or additionally such a proceeding could result in requiring the Company to license rights from the prevailing party in order to be able to manufacture or commercialize its products without infringing such party’s intellectual property rights, and if the Company is unable to obtain such a license, it may be required to cease commercialization of its products and technologies, any of which could have a material adverse effect on its business, financial condition, results of operations and prospects. The outcome in any such proceeding is somewhat unpredictable.
Regardless of whether the Company is defending against or asserting an intellectual property-related claim in an intellectual property-related proceeding that may be necessary in the future, and regardless of outcome, substantial costs and diversion of resources may result which could have a material adverse effect on its business, financial condition, results of operations and prospects. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of the Company’s confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions, or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of New Hyperfine’s Class A common stock. Some of the Company’s competitors and other third parties may be able to sustain the costs of such litigation or proceedings more effectively than it can because of their greater financial resources and more mature and developed intellectual property portfolios. The Company may not have sufficient financial or other resources to adequately conduct these types of litigation or proceedings. Any of the foregoing, or any uncertainties resulting from the initiation and continuation of any litigation, could have a material adverse effect on its business, financial condition, results of operations and prospects. Claims that the Company has misappropriated the confidential information or trade secrets of third parties could have a similar adverse effect on its business, financial condition, results of operations and prospects.
Obtaining and maintaining the Company’s patent protection depends on compliance with various required procedures, document submissions, fee payments and other requirements imposed by governmental patent agencies, and the Company’s patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to be paid to the USPTO and various governmental patent agencies outside of the United States at several stages over the lifetime of the patents and/or applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In certain circumstances, the Company relies on its licensors to pay these fees due to the U.S. and non-U.S. patent agencies and to take the necessary action to comply with these requirements with respect to its licensed intellectual property. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance can result in an irrevocable abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, the Company’s competitors may be able to enter the market without infringing Company’s patents and this circumstance could have a material adverse effect on its business, financial condition, results of operations and prospects.
The Company currently relies on licenses from third parties, and in the future may rely on additional licenses from other third parties, and if it loses any of these licenses, then it may be subjected to future litigation.
The Company is, and may in the future become, a party to license agreements that grant it rights to use certain intellectual property, including patents and patent applications, typically in certain specified fields of use. The Company may need to obtain additional licenses from others to advance its research, development and commercialization activities.
The Company’s success may depend in part on the ability of its licensors and any future licensors to obtain, maintain and enforce patent protection for its licensed intellectual property. Without protection for the intellectual property it licenses, other companies might be able to offer substantially identical products and technologies for sale, which could materially adversely affect its competitive business position and harm its business, financial condition, results of operations and prospects.
The Company’s current license agreements impose, and future agreements may impose, various diligence, commercialization, milestone payment, royalty, insurance and other obligations on it and require it to meet development timelines, or to exercise commercially reasonable efforts to develop and commercialize licensed products, in order to maintain the licenses. If the Company fails to comply with these obligations, its licensor(s) may have the right to terminate its license, in which event it would not be able to develop or market products or technology covered by the licensed intellectual property. Any of the foregoing could have a material adverse effect on the Company’s competitive position, business, financial conditions, results of operations and prospects.
Moreover, disputes may also arise between the Company and its licensors regarding intellectual property subject to a license agreement, including:
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the scope of rights granted under the license agreement and other interpretation-related issues;

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the Company’s financial or other obligations under the license agreement;

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whether, and the extent to which, the Company’s products, technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

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the Company’s diligence obligations under the license agreement and what activities satisfy those diligence obligations;

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the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by the Company’s licensor(s); and

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the priority of invention of patented technology.

If the Company does not prevail in such disputes, it may lose any or all of its rights under such license agreements, experience significant delays in the development and commercialization of its products and technologies, or incur liability for damages, any of which could have a material adverse effect on its business, financial condition, results of operations, and prospects. In addition, the Company may seek to obtain additional licenses from its licensor(s) and, in connection with obtaining such licenses, it may agree to amend its existing licenses in a manner that may be more favorable to the licensor(s), including by agreeing to terms that could enable third parties, including the Company’s competitors, to receive licenses to a portion of the intellectual property that is subject to its existing licenses and to compete with its products.

In addition, the agreements under which the Company currently and in the future licenses intellectual property or technology from third parties are complex and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what the Company believes to be the scope of its rights to the relevant intellectual property or technology, or increase what it believes to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on its business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that the Company has licensed prevent or impair its ability to maintain its current licensing arrangements on commercially acceptable terms, the Company may be unable to successfully develop and commercialize any affected products or services, which could have a material adverse effect on its business, financial condition, results of operations and prospects.
Absent the license agreements, the Company may infringe patents subject to those agreements, and if the license agreements are terminated, the Company may be subject to litigation by the licensor. Litigation could result in substantial costs and distract Company’s management. If the Company does not prevail, it may be required to pay damages, including treble damages, attorneys’ fees or costs and expenses and royalties, which could adversely affect its ability to offer products or services, its ability to continue operations and its business, financial condition, results of operations and prospects.
If the Company cannot license rights to use technologies on reasonable terms, it may not be able to commercialize new products in the future.
The Company may identify third-party technology that it may need to license or acquire in order to develop or commercialize its products or technologies. However, the Company may be unable to secure such licenses or acquisitions. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that the Company may consider attractive or necessary. These established companies may have a competitive advantage over the Company due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive the Company to be a competitor may be unwilling to assign or license rights to it.
The Company also may be unable to license or acquire third-party intellectual property rights on terms that would allow it to make an appropriate return on its investment or at all. In return for the use of a third party’s technology, the Company may agree to pay the licensor royalties based on sales of its products or services. Royalties are a component of cost of products or technologies and affect the margins on the Company’s products. The Company may also need to negotiate licenses to patents or patent applications before or after introducing a commercial product. The Company may not be able to obtain necessary licenses to patents or patent applications, and its business may suffer if it is unable to enter into the necessary licenses on acceptable terms or at all, if any necessary licenses are subsequently terminated, if the licensor fails to abide by the terms of the license or fails to prevent infringement by third parties, or if the licensed intellectual property rights are found to be invalid or unenforceable.
Certain of the Company’s in-licensed patents are, and its future owned and in-licensed patents may be, subject to a reservation of rights by one or more third parties, including government march-in rights, that may limit its ability to exclude third parties from commercializing products similar or identical to the Company’s.
In addition, the Company’s owned and in-licensed patents may be subject to a reservation of rights by one or more third parties. When new technologies are developed with government funding, in order to secure ownership of such patent rights, the recipient of such funding is required to comply with certain government regulations, including timely disclosing the inventions claimed in such patent rights to the U.S. government and timely electing title to such inventions. Any failure to timely elect title to such inventions may permit the U.S. government to, at any time, take title to such inventions. Additionally, the U.S. government generally obtains certain rights in any resulting patents, including a non-exclusive royalty-free license authorizing the government to use the invention or to have others use the invention on its behalf. If the government decides to exercise these rights, it is not required to engage the Company as its contractor in connection with doing so. In addition, these rights may permit the U.S. government to disclose the Company’s confidential information to third parties and to exercise march-in rights to use or allow third parties to use its licensed technology free of charge. The U.S. government can exercise its march-in rights if it determines that action is necessary because the Company fails to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, the Company’s rights in such inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any exercise by the government of any of the foregoing rights could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects.
The Company’s products contain third-party open source software components and failure to comply with the terms of the underlying open source software licenses could restrict the Company’s ability to sell its products and provide third parties access to its proprietary software.
The Company’s products may contain software licensed by third parties under open source software licenses. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source software licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open source software licenses contain requirements that the licensee make its source code publicly available if the licensee creates modifications or derivative works using the open source software, depending on the type of open source software the licensee uses and how the licensee uses it. If the Company combines its proprietary software with open source software in a certain manner, it could, under certain open source software licenses, be required to release the source code of its proprietary software to the public for free. This would allow its competitors and other third parties to create similar products with less development effort and time and ultimately could result in a loss of its product sales and revenue, which could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. In addition, some companies that use third-party open source software have faced claims challenging their use of such open source software and their compliance with the terms of the applicable open source license. The Company may be subject to suits by third parties claiming ownership of what it believes to be open source software, or claiming non-compliance with the applicable open source licensing terms. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to compromise or attempt to compromise the Company’s technology and systems.
Although the Company reviews its use of open source software to avoid subjecting its proprietary software to conditions it does not intend, the terms of many open source software licenses have not been interpreted by United States courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on the Company’s ability to commercialize its products and proprietary software. Moreover, the Company’s processes for monitoring and controlling its use of open source software in its products may not be effective. If the Company is held to have breached the terms of an open source software license, it could be subject to damages or be required to seek licenses from third parties to continue offering its products on terms that are not economically feasible, to re-engineer its products, to discontinue the sale of its products if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, its proprietary code, any of which could adversely affect its business, financial condition, results of operations and prospects.
Intellectual property rights do not necessarily address all potential threats.
The degree of future protection afforded by the Company’s intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect its business or permit the Company to maintain its competitive advantage. For example:
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others may be able to make products that are similar to products and technologies the Company may develop or utilize similar technology that are not covered by the claims of the patents that it owns or licenses now or in the future;

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the Company, or its licensor(s), might not have been the first to make the inventions covered by the issued patent or pending patent application that it licenses or may own in the future;

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the Company, or its licensor(s), might not have been the first to file patent applications covering certain of its or their inventions;

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others may independently develop similar or alternative technologies or duplicate any of the Company’s technologies without infringing, misappropriating or otherwise violating the Company’s owned or licensed intellectual property rights;

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it is possible that the Company’s pending licensed patent applications or those that it may own in the future will not lead to issued patents;

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issued patents that the Company owns, in-licenses, or otherwise holds rights to may be held invalid or unenforceable or have their scope narrowed, including as a result of legal challenges by its competitors;

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the Company’s competitors might conduct research and development activities in countries where it does not have patent rights and then use the information learned from such activities to develop competitive products for sale in its major commercial markets;

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the Company may not develop additional proprietary technologies that are patentable;

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the patents of others may harm the Company’s business; and

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the Company may choose not to file a patent application for certain trade secrets or know-how, and a third party may subsequently file a patent application covering such intellectual property.

Should any of these events occur, they could materially adversely affect the Company’s business, financial condition, results of operations and prospects.
Litigation Risks
The Company faces the risk of product liability claims and may be subject to damages, fines, penalties and injunctions, among other things.
The Company’s business exposes it to the risk of product liability claims that are inherent in the testing, manufacturing and marketing of medical devices, including those which may arise from the misuse (including system hacking or other unauthorized access by third parties to its systems) or malfunction of, or design flaws in, its hardware and software products. This liability may vary based on the FDA classification associated with the Company’s devices and with the state law governing product liability standards applied to specification developers and/or manufacturers in a given negligence or strict liability lawsuit. The Company may be subject to product liability claims if its products cause, or merely appear to have caused, an injury. Claims may be made by patients, healthcare providers or others selling the Company’s products. The risk of product liability claims may also increase if the Company’s products are subject to a product recall or seizure. Product liability claims may be brought by individuals or by groups seeking to represent a class.
Although the Company has insurance at levels that it believes to be appropriate, this insurance is subject to deductibles and coverage limitations. The Company’s current product liability insurance may not continue to be available to the Company on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect the Company against any future product liability claims. Further, if additional medical device products are approved or cleared for marketing, or if the Company launches additional 510(k)-exempt device products or products that are not FDA-regulated medical devices, the Company may seek additional insurance coverage. If the Company is unable to obtain insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect against potential product liability claims, the Company will be exposed to significant liabilities, which may harm its business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could result in significant costs and significant harm to the Company’s business.
The Company may be subject to claims against it even if the apparent injury is due to the actions of others or misuse of the device or a partner device. Healthcare providers may use the Company’s products in a manner inconsistent with the products’ labeling and that differs from the manner in which it was used in clinical studies and authorized by the FDA. Off-label use of products by healthcare providers is common, and any such off-label use of the Company’s products could subject the Company to additional liability, or require design changes to limit this potential off-label use once discovered. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or result in reduced acceptance of, the Company’s products in the market.

Additionally, the Company has entered into various agreements where it indemnifies third parties for certain claims relating to its products. These indemnification obligations may require the Company to pay significant sums of money for claims that are covered by these indemnification obligations. The Company is not currently subject to any product liability claims; however, any future product liability claims against it, regardless of their merit, may result in negative publicity about the Company that could ultimately harm its reputation and could have a material adverse effect on its business, financial condition, results of operations and prospects.
Risks Related to Our Structure and Governance
New Hyperfine will qualify as, and intends to elect to be treated as, a “controlled company” within the meaning of the Nasdaq listing rules and, as a result, our stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.
So long as more than 50% of the voting power for the election of directors of New Hyperfine is held by an individual, a group or another company, New Hyperfine will qualify as a “controlled company” under the Nasdaq listing rules. Following the completion of the Business Combination, Dr. Rothberg will control a majority of the voting power of our outstanding capital stock. As a result, New Hyperfine will qualify as, and intends to elect to be treated as, a “controlled company” under the Nasdaq rules and will not be subject to the requirements that would otherwise require us to have: (i) a majority of the New Hyperfine Board consist of independent directors; (ii) director nominees selected, or recommended for the New Hyperfine Board’s selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors; and (iii) a compensation committee comprised solely of independent directors.
Dr. Rothberg may have his interest in New Hyperfine diluted due to future equity issuances or his own actions in selling shares of Class B common stock, in each case, which could result in a loss of the “controlled company” exemption under the Nasdaq listing rules. New Hyperfine would then be required to comply with those provisions of the Nasdaq listing rules.
The dual class structure of New Hyperfine common stock will have the effect of concentrating voting power with the Founder of Hyperfine and Liminal, which will limit an investor’s ability to influence the outcome of important transactions, including a change in control.
Shares of New Hyperfine Class B common stock will have 20 votes per share, while shares of New Hyperfine Class A common stock will have one vote per share. Upon the consummation of the Business Combination, Dr. Rothberg will hold all of the issued and outstanding shares of New Hyperfine Class B common stock. Accordingly, upon the consummation of the Business Combination, Dr. Rothberg will hold at least 81.1% of the voting power of New Hyperfine’s capital stock and will be able to control matters submitted to our stockholders for approval, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Dr. Rothberg may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of New Hyperfine, could deprive our stockholders of an opportunity to receive a premium for their capital stock as part of a sale of New Hyperfine, and might ultimately affect the market price of shares of New Hyperfine Class A common stock. If additional shares of New Hyperfine Class B common stock are issued, your shares and your votes may be significantly diluted. For information about our dual class structure, see the section titled “Description of New Hyperfine’s Capital Stock.”
Potential conflicts of interest may arise among the holders of Class B common stock and the holders of our Class A common stock.
Dr. Rothberg will hold all of the Class B common stock following the Business Combination. As a result, conflicts of interest may arise among Dr. Rothberg, on the one hand, and New Hyperfine and holders of Class A common stock on the other hand. Dr. Rothberg has the ability to influence New Hyperfine’s business and affairs through his ownership of the high vote shares of New Hyperfine’s common stock, his general ability to elect the New Hyperfine Board, and provisions in the Proposed Charter requiring his approval for certain corporate actions (in addition to approval by the New Hyperfine Board). If the holders of the Class A common stock are dissatisfied with the performance of the New Hyperfine Board, they have no ability to remove any of our directors, with or without cause.
Further, through his ability to elect the New Hyperfine Board and as well as his service on the New Hyperfine Board, Dr. Rothberg has the ability to influence the determination of the amount and timing of New Hyperfine’s investments and dispositions, cash expenditures, indebtedness, issuances of shares of common stock, tax liabilities and amounts of reserves.
Upon completion of the Business Combination, the rights of holders of New Hyperfine’s common stock arising under the DGCL will differ from and may be less favorable to the rights of holders of HealthCor’s ordinary shares arising under Cayman Islands law.
Upon completion of the Domestication and the Business Combination, the rights of holders of New Hyperfine’s common stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Cayman Islands Companies Act, and, therefore, some rights of holders of New Hyperfine’s common stock will differ from the rights that holders of HealthCor ordinary shares currently possess. For instance, while class action lawsuits are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that New Hyperfine becomes involved in costly litigation, which could have a material adverse effect on New Hyperfine.
For a more detailed description of the rights of holders of New Hyperfine’s common stock under the DGCL and how they may differ from the rights of holders of HealthCor ordinary shares under Cayman Islands law, please see the section titled “Proposal No. 2 — The Domestication Proposal — Comparison of Corporate Governance and Shareholders.”
Delaware law and provisions in New Hyperfine’s certificate of incorporation and bylaws could make a takeover proposal more difficult.
If the Domestication and the Business Combination are consummated, New Hyperfine’s organizational documents will be governed by Delaware law. Certain provisions of Delaware law and of New Hyperfine’s certificate of incorporation and bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of New Hyperfine Class A common stock held by New Hyperfine’s stockholders. These provisions provide for, among other things:
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the ability of New Hyperfine’s board of directors to issue one or more series of preferred stock;

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stockholder action by written consent only until the first time when Dr. Rothberg and his permitted transferees cease to beneficially own shares of Class B common stock representing 50% or more of the voting power of the outstanding shares of capital stock of New Hyperfine;

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certain limitations on convening special stockholder meetings;

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advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New Hyperfine’s annual meetings;

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amendment of certain provisions of the organizational documents only by the affirmative vote of holders of (i) a majority of the voting power of the shares of capital stock of New Hyperfine so long as Dr. Rothberg and his permitted transferees beneficially own shares of Class B common stock representing 50% or more of the voting power of the outstanding shares of capital stock of New Hyperfine and (ii) at least two-thirds of the voting power of the shares of capital stock from and after the time that Dr. Rothberg and his permitted transferees cease to beneficially own shares of Class B common stock representing 50% or more of the voting power of the voting stock of New Hyperfine; and

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a dual-class common stock structure with 20 votes per share of New Hyperfine Class B common stock, the result of which is that upon the Business Combination, Dr. Rothberg will have the ability to control the outcome of matters requiring stockholder approval, even though Dr. Rothberg will own less than a majority of the outstanding shares of New Hyperfine’s capital stock.
These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire New Hyperfine, even if the third party’s offer may be considered beneficial by many of New Hyperfine’s stockholders. As a result, New Hyperfine’s stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, New Hyperfine may experience negative reactions from the financial markets, including negative impacts on the price of New Hyperfine Class A common stock. These provisions could also discourage proxy contests and make it more difficult for New Hyperfine’s stockholders to elect directors of their choosing and to cause New Hyperfine to take other corporate actions that New Hyperfine’s stockholders desire. See “Description of New Hyperfine’s Capital Stock.”
New Hyperfine’s certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and the federal district courts as the sole and exclusive forum for other types of actions and proceedings, in each case, that may be initiated by New Hyperfine’s stockholders, which could limit New Hyperfine’s stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with New Hyperfine or New Hyperfine’s directors, officers or other employees.
If the Business Combination is consummated, New Hyperfine’s certificate of incorporation will provide that, unless New Hyperfine consents to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of New Hyperfine; (ii) action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of New Hyperfine; (iii) action asserting a claim against New Hyperfine arising pursuant to any provision of the DGCL or New Hyperfine’s certificate of incorporation or New Hyperfine’s bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery; (iv) action to interpret, apply, enforce, or determine the validity of any provisions in the certificate of incorporation of bylaws; or (v) action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware. Subject to the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring or holding an interest in any shares of New Hyperfine’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in New Hyperfine’s certificate of incorporation. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with New Hyperfine or New Hyperfine’s directors, officers or other employees or stockholders, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Alternatively, if a court were to find these provisions of New Hyperfine’s certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New Hyperfine may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect New Hyperfine’s business, financial condition and results of operations and result in a diversion of the time and resources of New Hyperfine’s management and board of directors.
The Proposed Charter will not limit the ability of the Sponsor to compete with us.
The Sponsor and its affiliates engage in a broad spectrum of activities, including investments in the life sciences and medical technology industries. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with New Hyperfine’s interests or those of its stockholders. The Proposed Charter does not provide that the Sponsor and its affiliates have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which New Hyperfine operates. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of New Hyperfine, acquisition opportunities that may be complementary to New Hyperfine’s business, and, as a result, those acquisition opportunities may not be available to New Hyperfine. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.
The Domestication may result in adverse tax consequences for U.S. Holders of Public Shares.
U.S. Holders may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of New Hyperfine Class A common stock, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders may become subject to withholding tax on any dividends paid or deemed paid on shares of New Hyperfine Class A common stock after the Domestication.
As discussed more fully under “U.S. Federal Income Tax Considerations,” the Domestication generally should constitute a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to the facts and circumstances relating to HealthCor, this result is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. If the Domestication fails to qualify as a reorganization under Section 368(a)(1)(F) of the Code, subject to the PFIC rules described in further detail below, a U.S. Holder generally would recognize gain or loss with respect to its Public Shares in an amount equal to the difference, if any, between the fair market value of the shares of New Hyperfine Class A common stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its Public Shares surrendered in exchange therefor.
In the case of a transaction, such as the Domestication, that should qualify as a tax-deferred reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders will be subject to Section 367(b) of the Code and, as a result: a U.S. Holder that on the day of the Domestication beneficially owns Public Shares with a fair market value of less than $50,000 and that owns (actually and constructively) less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% of the total value of all classes of our stock, on the date of the Domestication, generally will not recognize any gain or loss and will not be required to include any part of HealthCor’s earnings in income in respect of the Domestication; a U.S. Holder that on the day of the Domestication beneficially owns (actually or constructively) Public Shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of our stock entitled to vote and less than 10% or more of the total value of all classes of our stock, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its Public Shares for shares of New Hyperfine Class A common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the Public Shares held directly by such U.S. Holder; and a U.S. Holder that on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to the Public Shares held directly by such U.S. Holder; however, any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).
As discussed in “U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the Domestication on U.S. Holders,” if the Domestication fails to qualify as a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the Code, a U.S. Holder may recognize gain or loss with respect to a Public Share in an amount equal to the difference, if any, between the fair market value of the share of New Hyperfine Class A common stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its Public Share, as applicable, surrendered in exchange therefor.
Healthcor believes that it is likely a PFIC, which may have adverse tax consequences to U.S. Holders of Public Shares. However, Healthcor’s United States tax counsel expresses no opinion with respect to its PFIC status for its taxable year ended December 31, 2020, its current taxable year which ends as a result of the Domestication, or any future taxable year. If HealthCor is a PFIC and the Domestication qualifies as a tax-deferred reorganization within the meaning of Section 368(a)(l)(F) of the Code, a U.S. Holder may still be required in certain circumstances to recognize gain on the exchange of Public Shares for New Hyperfine Class A common stock if proposed Treasury Regulations under Section 1291(f) of the Code, which have been promulgated with a retroactive effective date, are finalized in their current form. If Healthcor is a PFIC and the U.S. Holder has not made certain elections with respect to its Public Shares, a U.S. Holder of Public Shares would recognize gain (but not loss) upon the exchange of its Public Shares for New Hyperfine Class A common stock pursuant to the Domestication under PFIC rules of the Code and tax on all or a portion of such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”
All holders are urged to consult their tax advisor for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see “U.S. Federal Income Tax Considerations.”
We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and we may take or continue to take advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, which could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take or continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates is $700 million or more as of the last business day of the most recently completed second fiscal quarter, in which case we would no longer be an emerging growth company as of the end of that fiscal year. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is not an emerging growth company or is an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will be required to reflect a determination that we are no longer a smaller reporting company in our quarterly report on Form 10-Q for the first fiscal quarter of the next fiscal year after the fiscal year in which (i) the market value of our common stock held by non-affiliates is greater than or equal to $250 million as of the end of that fiscal year’s second fiscal quarter, and (ii) if our annual revenues are not greater than or equal to $100 million during the last completed fiscal year, the market value of our common stock held by non-affiliates is $700 million or more as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Class A common stock.
Securities research analysts may establish and publish their own periodic projections for New Hyperfine following consummation of the Business Combination. Those projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. In addition, securities research analysts may compare New Hyperfine to companies that are not appropriately comparable, which could lead to lower than expected valuations. If one or more analysts cease coverage of us or fail to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage following consummation of the Business Combination, if no analysts commence coverage of us, the market price and volume for our Class A common stock could be adversely affected.
Risks Related to the Business Combination and HealthCor
Our Sponsor has agreed to vote in favor of the Business Combination, regardless of how our Public Shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the Public Shareholders in connection with an initial business combination, the Sponsor, our initial shareholders and our officers and directors entered into the IPO Letter Agreement to vote their founder shares, as well as any Public Shares held by them, in favor of all of the Shareholder Proposals, which have all been recommended by the board of directors of HealthCor in connection with the Business Combination. In addition, pursuant to the Sponsor Letter Agreement, the Sponsor and our initial shareholders have agreed with HealthCor, Hyperfine and Liminal to vote all of their Class A ordinary shares and Class B ordinary shares in favor of the Shareholder Proposals. As of the date hereof, the Sponsor and our initial shareholders collectively own approximately 21.9% of our total outstanding ordinary shares. Accordingly, if all of our outstanding ordinary shares were to be voted, we would only need the additional affirmative vote of shares representing approximately 28.1% of the outstanding shares in order to approve the Business Combination.
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
Even if the Business Combination Agreement is approved by the shareholders of HealthCor, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination, including, among other things (i) the approval by HealthCor shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated; (iii) after giving effect to the Transactions, HealthCor having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; (iv) satisfaction of the Aggregate Transaction Proceeds Condition, or valid waiver thereof; and (v) the approval by the Nasdaq of our initial listing application in connection with the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see “The Business Combination Agreement —  The Business Combination Agreement — Conditions to Closing of the Business Combination.” HealthCor and New Hyperfine may not satisfy all of the closing conditions in the Business

Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause HealthCor and New Hyperfine to each lose some or all of the intended benefits of the Business Combination.
Some of HealthCor’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether New Hyperfine is appropriate for HealthCor’s initial business combination.
The personal and financial interests of the Sponsor, officers and directors may influence or have influenced their motivation in identifying and selecting a target for the Business Combination, their support for completing the Business Combination and the operation of New Hyperfine following the Business Combination.
HealthCor’s Sponsor and independent directors own 5,070,000 and 105,000 Class B ordinary shares, respectively, which were initially acquired prior to HealthCor’s IPO for an aggregate purchase price of $0.004 per share and HealthCor’s directors and officers have pecuniary interests in such ordinary shares through their ownership interest in the Sponsor. The 5,175,000 shares of New Hyperfine Class A common stock that the Class B ordinary shareholders will hold following the Business Combination, if unrestricted and freely tradable, would have had an aggregate market value of approximately $      based on the last sale price of $      per share on the Nasdaq on                 . In addition, the Sponsor purchased an aggregate of 614,000 Private Placement Shares for a purchase price of $6,140,000, or $10.00 per share, in a private placement that occurred simultaneously with the closing of HealthCor’s initial public offering. HealthCor’s Current Articles require HealthCor to complete an initial business combination (which will be the Business Combination should it occur) within 24 months from the closing of the IPO, or January 29, 2023 (the “Combination Period”) (unless HealthCor submits and its shareholders approve an extension of such date). If the Business Combination is not completed and HealthCor is forced to wind up, dissolve and liquidate in accordance with the Current Articles, the 5,070,000 and 105,000 Class B ordinary shares currently held by HealthCor’s Sponsor and independent directors, respectively, and the Private Placement Shares held by the Sponsor will be worthless (as the holders have waived liquidation rights with respect to such ordinary shares).
HealthCor’s Sponsor, directors and officers, and their respective affiliates, have incurred significant out-of-pocket expenses in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination. At the Closing of the Business Combination, the Sponsor, directors and officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on HealthCor’s behalf such as identifying potential target businesses and performing due diligence on suitable targets for business combinations. If an initial business combination is not completed prior to January 29, 2023, the Sponsor, directors and officers, or any of their respective affiliates will not be eligible for any such reimbursement.
The exercise of HealthCor’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether changes to the terms of the Business Combination or waivers of conditions are appropriate and in HealthCor’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, may require HealthCor to agree to amend the Business Combination Agreement, to consent to certain actions taken by New Hyperfine or to waive rights that HealthCor is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Hyperfine’s or Liminal’s respective businesses, a request by Hyperfine or Liminal to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Hyperfine’s or Liminal’s respective businesses and would entitle HealthCor to terminate the Business Combination Agreement. In any of such circumstances, it would be at HealthCor’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he or she may believe is best for HealthCor and its shareholders and what he or she may believe is best for himself or herself in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, HealthCor does not believe there will be any changes or waivers that HealthCor’s directors and executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, HealthCor will circulate a new or amended proxy statement/prospectus and resolicit HealthCor’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal.
If the sale of some or all of the PIPE Securities fails to close and sufficient shareholders exercise their redemption rights in connection with the Business Combination, HealthCor may lack sufficient funds to consummate the Business Combination.
In connection with the signing of the Business Combination Agreement, HealthCor entered into Subscription Agreements with the PIPE Investors which provide for the purchase of an aggregate of 12,610,000 shares of Class A common stock (the “PIPE Securities”) in a private placement to close immediately prior to the, and contingent upon the substantially concurrent, closing of the Business Combination, for a purchase price of $10.00 per share, or an aggregate of $126,100,000. These purchases will be made regardless of whether any Class A ordinary shares are redeemed by HealthCor’s Public Shareholders. In addition, prior to giving effect to the exercise of any redemption rights, the Trust Account has $207,000,000, plus interest earned on the funds held in the Trust Account and not previously released to HealthCor to pay its income taxes, if any. However, if the sale of the PIPE Securities does not close by reason of the failure by some or all of the PIPE Investors to fund the purchase price for their PIPE Securities, for example, and a sufficient number of holders of Class A ordinary shares exercise their redemption tights in connection with the Business Combination, we may lack sufficient funds to consummate the Business Combination. Additionally, the PIPE Investors’ obligations to purchase the PIPE Securities are subject to termination prior to the closing of the sale of the PIPE Securities by mutual written consent of HealthCor, Hyperfine, Liminal and each of the PIPE Investors; if the Business Combination Agreement is terminated; or by written notice if the Business Combination is not consummated on or before January 6, 2022. The PIPE Investors’ obligations to purchase the PIPE Securities are subject to fulfillment of customary closing conditions, including that the Business Combination must be consummated substantially concurrently with the purchase of PIPE Securities. In the event of any such failure to fund, any obligation is so terminated or any such condition is not satisfied and not waived, we may not be able to obtain additional funds to account for such shortfall on terms favorable to us or at all. Any such shortfall would also reduce the amount of funds that we have available for working capital of New Hyperfine. While the PIPE Investors have agreed to purchase the PIPE Securities, we have not obligated them to reserve funds for such obligations. The Business Combination Agreement includes a minimum condition to Hyperfine’s and Liminal’s respective obligations to consummate the Business Combination that at least $125,000,000 in available cash is available to HealthCor from the PIPE Investment and any cash remaining in the Trust Account after giving effect to any exercise of redemption rights by HealthCor’s shareholders.
For information on the consequences if the Business Combination is not completed or must be restructured, please see “Risk Factors — Risks Related to the Business Combination and HealthCor.”
Subsequent to the completion of the Business Combination, New Hyperfine may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.
HealthCor cannot assure you that the due diligence HealthCor has conducted on New Hyperfine will reveal all material issues that may be present with regard to New Hyperfine, or that factors outside of HealthCor’s or New Hyperfine’s control will not later arise, and the Business Combination Agreement does not generally provide for indemnification of New Hyperfine in respect of historical liability or with respect to Hyperfine’s or Liminal’s respective businesses. As a result of unidentified issues or factors outside of HealthCor’s or New Hyperfine’s control, New Hyperfine may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if HealthCor’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by HealthCor. Even though these charges may be non-cash items that would not have an immediate impact on New Hyperfine’s liquidity, the fact that New Hyperfine reports charges of this nature could contribute to negative market perceptions about New Hyperfine or its securities. In addition, charges of this nature may cause New Hyperfine to violate leverage or other covenants to which it may be subject. Accordingly, New Hyperfine stockholders could suffer a reduction in the value of their shares from any such write-down or write-downs.
HealthCor’s shareholders will experience dilution due to the issuance of securities in the Business Combination and the PIPE Investment entitling Hyperfine stockholders and Liminal stockholders and the PIPE Investors to a significant ownership interest in New Hyperfine.
Based on an assumed Hyperfine Exchange Ratio of 0.3326, an assumed Liminal Exchange Ratio of 0.1810, an assumed Closing Date of October 1, 2021 and Hyperfine Outstanding Shares and Liminal Outstanding Shares as of August 15, 2021, and assuming no redemptions, immediately after the Effective Time HealthCor’s Public Shareholders would hold approximately 23.6% of the outstanding shares of New Hyperfine common stock, Hyperfine stockholders would hold approximately 43.6% of the outstanding shares of New Hyperfine common stock, Liminal stockholders would hold approximately 11.9% of the outstanding shares of New Hyperfine common stock, the PIPE Investors would hold approximately 14.4% of the outstanding shares of the Class A common stock, and the Sponsor and the other initial stockholders would hold approximately 6.5% of the outstanding shares of New Hyperfine common stock. Without limiting the other assumptions described under the section titled “Unaudited Pro Forma Condensed Combined Financial Information,” these ownership percentages do not take into account any equity awards that may be issued by New Hyperfine. If any shares of Class A ordinary shares are redeemed in connection with the Business Combination, the percentage of New Hyperfine’s fully diluted common equity held by the current Public Shareholders of HealthCor will decrease relative to the percentage held if none of the Class A ordinary shares are redeemed.
HealthCor has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to HealthCor from a financial point of view.
The HealthCor board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. HealthCor is not required to obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or from another independent firm that the price it is paying is fair to HealthCor from a financial point of view. In analyzing the Business Combination, the HealthCor board of directors and HealthCor’s management conducted due diligence on New Hyperfine and researched the industry in which New Hyperfine operates and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, HealthCor’s shareholders will be relying solely on the judgment of the HealthCor board of directors in determining the value of the Business Combination, and the HealthCor board of directors may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section titled “The Business Combination Agreement — HealthCor’s Board of Directors’ Reasons for Approval of the Business Combination.”
HealthCor does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination even if a substantial majority of HealthCor’s stockholders do not agree.
HealthCor’s existing governance documents do not provide a specified maximum redemption threshold, except that HealthCor will only redeem Public Shares so long as, after payment of the deferred underwriting commissions and after such redemptions, HealthCor’s net tangible assets will be at least $5,000,001 after giving effect to the Business Combination (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
As a result, HealthCor may be able to complete the Business Combination even if a substantial majority of Public Shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to the Sponsor, officers, directors, advisors or any of their affiliates. HealthCor will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals at the Special Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. In the event the aggregate cash consideration we would be required to pay for all HealthCor ordinary shares that are validly submitted for redemption plus any amount required to satisfy the Aggregate Transaction Proceeds Condition pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we will not complete the Business Combination or redeem any shares, all ordinary shares submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, the HealthCor board of directors will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
The HealthCor board of directors is seeking approval to adjourn the Special Meeting to a later date or dates if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by HealthCor’s shareholders or HealthCor determines that one or more of the closing conditions under the Business Combination Agreement is not satisfied or waived. If the Adjournment Proposal is not approved, the HealthCor board of directors may not have the ability to adjourn the Special Meeting to a later date and, therefore, may not have more time to solicit votes to approve the Condition Precedent Proposals. In such event, the Business Combination would not be completed.
The unaudited pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of New Hyperfine’s results if the Business Combination is completed.
HealthCor, Hyperfine and Liminal currently operate as separate companies and have had no prior history as a combined entity, and the operations of HealthCor, Hyperfine and Liminal have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of New Hyperfine. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from HealthCor’s and Hyperfine’s and Liminal’s historical financial statements and certain adjustments and assumptions have been made regarding New Hyperfine after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of New Hyperfine.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New Hyperfine’s financial condition or results of operations following the Closing. Any potential decline in Hyperfine’s and Liminal’s financial condition or results of operations may cause significant variations in the stock price of New Hyperfine.

During the pendency of the Business Combination, HealthCor will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
During the pendency of the Business Combination, HealthCor will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement, in part because of the inability of the HealthCor board to change its recommendation in connection with the Business Combination. The Business Combination Agreement does not permit HealthCor’s board of directors to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation in favor of adoption of the Shareholder Proposals.
Certain covenants in the Business Combination Agreement impede the ability of HealthCor to make acquisitions or complete certain other transactions pending completion of the Business Combination. As a result, HealthCor may be at a disadvantage to its competitors during that period. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.
Because HealthCor is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.
Because HealthCor is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. Federal courts may be limited prior to the Domestication. HealthCor is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon HealthCor’s directors or officers, or enforce judgments obtained in the United States courts against HealthCor’s directors or officers.
Until the Domestication is effected, HealthCor’s corporate affairs are governed by the Current Articles, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to HealthCor under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of HealthCor’s shareholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.
The courts of the Cayman Islands are unlikely (i) to recognize or enforce against HealthCor judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against HealthCor predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
The Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the HealthCor board of directors or controlling shareholders than they would as Public Shareholders of a United States company.
New Hyperfine’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause New Hyperfine to incur significant expense, hinder execution of its business and growth strategy and impact its stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New Hyperfine’s Class A common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the board of directors’ attention and resources from New Hyperfine’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to New Hyperfine’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, New Hyperfine may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.
In connection with the Business Combination, the Sponsor, initial shareholders, directors, executive officers, advisors and their affiliates may elect to purchase shares from Public Shareholders, which may influence a vote on a proposed business combination and reduce the public “float” of our Class A ordinary shares.
In connection with the Business Combination, the Sponsor, initial shareholders, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares in such transactions.
In the event that the Sponsor, initial shareholders, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares would be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or to satisfy the Aggregate Transaction Proceeds Condition, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.
In addition, if such purchases are made, the public “float” of our Class A ordinary shares and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
We can give no assurance as to the price at which a shareholder may be able to sell its Class A common stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a shareholder of New Hyperfine might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Class A common stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
If a shareholder fails to receive this proxy statement/prospectus or fails to comply with the procedures set forth in this proxy statement/prospectus to redeem its Class A ordinary shares in connection with the Business Combination, such shares may not be redeemed.
We will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite our compliance with these rules, if a shareholder fails to receive our proxy solicitation, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy solicitation that we furnish to holders of our Class A ordinary shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem or tender Class A ordinary shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.
If you or a “group” of shareholders are deemed to hold in excess of 15% of our Class A ordinary shares, you will lose the ability to redeem all such shares in excess of 15% of our Class A ordinary shares.
The Current Articles provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the IPO without our prior consent, which we refer to as the “Excess Shares.” However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over our ability to complete the Business Combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.
Our placing of funds in the Trust Account may not protect those funds from third party claims against us. Since the consummation of the IPO, we have sought and will continue to seek to have vendors, service providers, prospective target businesses, including Hyperfine and Liminal, and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders. However, in certain instances we have not been able to obtain such a waiver in agreements that we have executed. Further, under certain circumstances parties that have executed such a waiver may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. In determining whether to enter into an agreement with a third party that refuses to execute a waiver of such claims to the monies held in the Trust Account, our management has and will consider whether competitive alternatives are reasonably available to us, and historically only entered into agreements with third parties without such a waiver in situations where management believes that such third party’s engagement is in the best interests of New Hyperfine under the circumstances.
Upon redemption of our Class A ordinary shares, if we are unable to complete the initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the initial business combination, we may be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Although no such claims have been brought against us or threatened to date, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors to the extent they are brought in the future. Pursuant to a letter agreement, the Sponsor agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Our directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Shareholders may be reduced below $10.00 per share.
We may not have sufficient funds to satisfy indemnification claims of our directors and executive officers.
We agreed to indemnify our officers and directors to the fullest extent permitted by law. However, our officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares).
Accordingly, any indemnification provided will be able to be satisfied by us only if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination (which shall be the Business Combination should it occur). Our obligation to indemnify our officers and directors may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of our board of directors and us to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our Public Shareholders, we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
The grant of registration rights to our shareholders, and PIPE Investors and the future exercise of such rights may adversely affect the market price of our Class A common stock.
At the Closing, New Hyperfine, the Sponsor, certain affiliates of the Sponsor (the “Sponsor Group Holders”) and certain stockholders of Hyperfine and Liminal (the “Hyperfine Holders”) intend to enter into the Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, the parties to the Amended and Restated Registration Rights Agreement will agree not to effect any sale or distribution of any equity securities of New Hyperfine held by any of them (except with respect to shares of New Hyperfine Class A common stock acquired in open market transactions or pursuant to the PIPE Investment) during the lock-up period described therein and will be granted certain registration rights with respect to their respective shares of New Hyperfine common stock, in each case, on the terms and subject to the conditions therein. The parties to the Amended and Restated Registration Rights Agreement and their permitted transferees will have customary registration rights (including demand and piggy-back rights, subject to cooperation and cut-back provisions). In particular, the Amended and Restated Registration Rights Agreement provides that promptly, but in any event within forty-five (45) days following the Closing Date, New Hyperfine will be required to use its commercially reasonable efforts to file a registration statement under the Securities Act to permit the public resale of all registrable securities as permitted by Rule 415 of the Securities Act and to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in no event later than forty-five (45) days following the filing deadline (or sixty (60) days following the filing deadline if the registration statement is reviewed by and receives comments from the SEC). See “The Business Combination Agreement — Amended and Restated Registration Rights Agreement.”
Further, pursuant to the Subscription Agreements, we agreed (i) to file within 45 days after the closing of the Business Combination a registration statement with the SEC for the resale of the PIPE Securities by the PIPE Investors, (ii) to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the 45th calendar day (or 60th calendar day if the SEC notifies the Company that it will “review” the registration statement) and (b) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review and (iii) to maintain the effectiveness of such registration statement until the earlier of (a) five years from the date of effectiveness of the initial registration statement, (b) the date on which PIPE Investors cease to hold the securities covered thereby, and (c) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act. We will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of the Class A common stock of New Hyperfine.
We may have been a PFIC, which could result in adverse United States federal income tax consequences to U.S. investors.
Because HealthCor is a blank check company with no current active operating business, we believe that it is likely that HealthCor is classified as a PFIC for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of HealthCor ordinary shares that is a U.S. holder (as that term is defined in the section entitled “U.S. Federal Income Tax Considerations — U.S. Holders”), such U.S. holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. The determination of whether we are a PFIC is a fact-intensive determination and the application of the PFIC rules is subject to uncertainty in several respects. Therefore, our United States tax counsel expresses no opinion regarding our PFIC status for our taxable year ended December 31, 2020, our current taxable year which ends as a result of the Domestication, or any future taxable year. If Healthcor determines it is a PFIC for any taxable year, upon written request, HealthCor will endeavor to provide to a U.S. holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information. The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section entitled “U.S. Federal Income Tax Considerations.”
The provisions of the Current Articles that relate to the rights of holders of our Class A ordinary shares (and corresponding provisions of the agreement governing the release of funds from our Trust Account) may be amended with the approval of holders of at least two-thirds of our ordinary shares who attend and vote at a general meeting of HealthCor, which is a lower amendment threshold than that of some other blank check companies. It may be easier for us, therefore, to amend the Current Articles to facilitate the completion of the Business Combination that some of our shareholders may not support.
Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to the rights of a company’s shareholders, without approval by a certain percentage of the company’s shareholders. In those companies, amendment of these provisions typically requires approval by between 90% and 100% of the company’s shareholders. The Current Articles provide that any of its provisions related to the rights of holders of our Class A ordinary shares (including the requirement to deposit proceeds of the IPO and the private placement of shares into the Trust Account and not release such amounts except in specified circumstances, and to provide redemption rights to Public Shareholders as described herein) may be amended if approved by special resolution, meaning holders of at least two-thirds of our ordinary shares who attend, in person or by proxy, and vote at a general meeting of HealthCor, and corresponding provisions of the trust agreement governing the release of funds from our Trust Account may be amended if approved by holders of 65% of our ordinary shares; provided that the provisions of our Current Articles governing the appointment or removal of directors prior to our initial business combination may only be amended by a special resolution passed by not less than two-thirds of our ordinary shares who attend, in person or by proxy, and vote at our general meeting which shall include the affirmative vote of a simple majority of our Class B ordinary shares. The Sponsor and its permitted transferees, if any, who collectively beneficially owned 21.5% of our issued and outstanding ordinary shares, will participate in any vote to amend the Current Articles and/or trust agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of the Current Articles which govern our pre-Business Combination behavior more easily than some other special purpose acquisition companies, and this may increase our ability to complete the Business Combination with which you may not agree. Our shareholders may pursue remedies against us for any breach of the Current Articles.
The Sponsor, executive officers and directors agreed, pursuant to agreements with us, that they will not propose any amendment to the Current Articles to modify the substance or timing of our obligation to provide for the redemption of our Class A ordinary shares in connection with the Business Combination or to redeem 100% of our Public Shares if we do not complete the Business Combination within 24 months from the closing of the IPO or with respect to any other provision relating to the rights of holders of our Class A ordinary shares, unless we provide our Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes, if any, divided by the number of then outstanding Public Shares. Our shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against the Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources, and increase the time and costs of completing an acquisition.
Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2021. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Further, for as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. Following the Business Combination, we will be required to assure that we are in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of our internal controls. The development of the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination and will impose obligations on New Hyperfine following the Business Combination.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION
HealthCor
HealthCor Catalio Acquisition Corp. is a blank check company incorporated as a Cayman Islands exempted company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Immediately prior to the consummation of the Business Combination, HealthCor intends to effect a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which HealthCor’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information regarding HealthCor, see the section titled “Information About HealthCor.”
Merger Sub I and Merger Sub II
Optimus Merger Sub I, Inc. and Optimus Merger Sub II, Inc. are wholly owned subsidiaries of HealthCor incorporated under the laws of the State of Delaware for the purpose of the Business Combination. The executive offices of Merger Sub I and Merger Sub II are located at 55 Hudson Yards, 28th Floor, New York, NY 10001, and their telephone number is (212) 622-7800.
Hyperfine
Hyperfine was incorporated under the laws of the State of Delaware on February 25, 2014 under the name “Hyperfine Research, Inc.” On May 25, 2021, the name of the corporation was changed to “Hyperfine, Inc.” Hyperfine’s principal executive offices are located at 530 Old Whitfield Street, Guilford, CT 06437, and its telephone number is (866) 796-6767.
Liminal
Liminal was incorporated under the laws of the State of Delaware on September 21, 2018 under the name “EpilepsyCo Inc.” On July 20, 2020, the name of the corporation was changed to “Liminal Sciences, Inc.” Liminal’s principal executive offices are located at 530 Old Whitfield Street, Guilford, CT 06437, and its telephone number is (203) 458-7100.

THE BUSINESS COMBINATION AGREEMENT
This section describes the material provisions of the Business Combination Agreement and certain additional agreements entered into or to be entered into at Closing pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and each of the Related Agreements. Shareholders and other interested parties are urged to read the Business Combination Agreement and such Related Agreements in their entirety.
Explanatory Note Regarding the Business Combination Agreement
The Business Combination Agreement and this summary are included to provide you with information regarding the terms of the Business Combination Agreement. The Business Combination Agreement contains representations and warranties by HealthCor, Merger Sub I, Merger Sub II, Hyperfine and Liminal. The representations, warranties and covenants made in the Business Combination Agreement by HealthCor, Merger Sub I, Merger Sub II, Hyperfine and Liminal were qualified and subject to important limitations agreed to by HealthCor, Merger Sub I, Merger Sub II, Hyperfine and Liminal in connection with negotiating the terms of the Business Combination Agreement. In particular, in your review of the representations and warranties contained in the Business Combination Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Business Combination Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Business Combination Agreement, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some representations, warranties and covenants were qualified by the matters contained in the confidential disclosure schedules (the “Disclosure Schedules”) that HealthCor, Hyperfine and Liminal each delivered in connection with the Business Combination Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Business Combination Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement/prospectus. However, for the avoidance of doubt, information in the Business Combination Agreement is part of this proxy statement/prospectus.
For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of HealthCor, Hyperfine, Liminal or any of their respective subsidiaries or affiliates, without considering the foregoing. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information.” HealthCor will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Business Combination Agreement and will update such disclosure as required by federal securities laws.
The Business Combination Agreement
On July 7, 2021, HealthCor, Merger Sub I, Merger Sub II, Hyperfine and Liminal entered into the Business Combination Agreement, which provides for, among other things, the following:
(a)
prior to the Effective Time, HealthCor will deregister by way of continuation under Part XII of the Cayman Islands Companies Act and domesticate under Section 388 of the DGCL, pursuant to which HealthCor’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”) and HealthCor will file the Proposed Charter with the Secretary of State of the State of Delaware. As a consequence of adopting the Proposed Charter, at the Effective Time, the governing documents of HealthCor will be restated and become the Proposed Charter and the New Hyperfine Bylaws as described in this proxy statement/prospectus;
(b)
upon the Domestication, each HealthCor Class A ordinary share will convert automatically, on a one-for-one basis, into one share of New Hyperfine Class A common stock and each HealthCor Class B ordinary share will convert automatically, on a one-for-one basis, into one share of New Hyperfine Class B common stock;

(c)
following the Domestication and immediately prior to the Effective Time, all issued and outstanding shares of New Hyperfine Class B common stock will convert on a one-for-one basis into New Hyperfine Class A common stock;

(d)
immediately prior to the Effective Time, Hyperfine’s name will be changed to “Hyperfine Operations, Inc.” and Liminal’s name will be changed to “Liminal Operations, Inc.” and at the Effective Time, HealthCor’s name will be changed to “Hyperfine, Inc.”;

(e)
the parties to the Business Combination Agreement will cause certificates of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub I will merge with and into Hyperfine (the “Hyperfine Merger”) and Merger Sub II will merge with and into Liminal (the “Liminal Merger” and, together with the Hyperfine Merger, the “Mergers”), each at the Effective Time, with Hyperfine as the surviving corporation in the Hyperfine Merger and Liminal as the surviving corporation in the Liminal Merger and, after giving effect to the Mergers, Hyperfine and Liminal will each be wholly owned subsidiaries of New Hyperfine;

(f)
as a consequence of the Mergers, at the Effective Time, the governing documents of each of Hyperfine and Liminal will be the governing documents of the applicable surviving company;

(g)
as a consequence of the Mergers, at of the Effective Time, the directors and officers of each of Hyperfine and Liminal as of immediately prior to the Effective Time will be the initial directors and officers of the applicable surviving corporation, each to hold office in accordance with the governing documents of the applicable surviving corporation, until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal;

(h)
as a consequence of the Mergers, at the Effective Time, (i) (a) each share of Hyperfine capital stock (other than the Hyperfine Series A preferred stock and any Hyperfine capital stock held as treasury stock) that is issued and outstanding immediately prior to the Effective Time will be automatically canceled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Hyperfine Exchange Ratio (as defined below); and (b) each share of Liminal capital stock (other than the Liminal Series A-1 preferred stock and any Liminal capital stock held as treasury stock) will be automatically canceled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Liminal Exchange Ratio (as defined below), and (ii) (a) each share of Hyperfine Series A preferred stock that is issued and outstanding immediately prior to the Effective Time will be automatically canceled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Hyperfine Exchange Ratio, and (b) each share of Liminal Series A-1 preferred stock that is issued and outstanding immediately prior to the Effective Time will be automatically canceled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Liminal Exchange Ratio (the aggregate number of shares of New Hyperfine capital stock a holder of Hyperfine or Liminal capital stock is entitled to receive as a result of the events described in clauses (i) and (ii) will be rounded down to the nearest whole number of shares);

(i)
as a consequence of the Mergers, at the Effective Time, each share of Hyperfine capital stock and Liminal capital stock held prior to the Effective Time as treasury stock shall be automatically canceled and extinguished; and

(j)
as a consequence of the Mergers, HealthCor shall adopt and assume Hyperfine’s 2014 Employee, Director and Consultant Equity Incentive Plan and Liminal’s 2021 Employee, Director and Consultant Equity Incentive Plan (each, an “Existing Equity Incentive Plan”) and (i) all options outstanding immediately prior to the Effective Time (whether vested or unvested) shall become options to purchase a number of shares of New Hyperfine Class A common stock equal to the number of shares of Hyperfine common stock or Liminal common stock subject to such option immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, and rounded up to the nearest whole cent; and (ii) each Hyperfine restricted stock unit and each Liminal restricted stock unit outstanding immediately prior to the Effective Time will be assumed by New Hyperfine and will automatically become a restricted stock unit with respect to a number of shares of New Hyperfine Class A common stock, rounded to the nearest whole share, equal to the number of shares of Hyperfine common stock or Liminal common stock subject to such Hyperfine restricted stock unit or Liminal restricted stock unit immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable.

For purposes of the Business Combination Agreement:
•
“Hyperfine Exchange Ratio” equals the quotient obtained by dividing (i) the Hyperfine Valuation divided by $10.00 by (ii) the total number of Outstanding Shares (as defined below) of Hyperfine.

•
“Liminal Exchange Ratio” equals the quotient obtained by dividing (i) the Liminal Valuation divided by $10.00 by (ii) the total number of Outstanding Shares of Liminal.

•
Outstanding Shares with respect to Hyperfine or Liminal, as applicable, are the shares of common stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to common stock basis, and including, without limitation or duplication, (i) the number of shares of common stock issuable upon conversion of the preferred stock, (ii) the number of shares of common stock subject to outstanding options as of immediately prior to the Effective Time (whether vested or unvested) and (iii) the number of shares of common stock subject to outstanding restricted stock units as of immediately prior to the Effective Time (whether vested or unvested).

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the Closing of the Business Combination, including the Subscription Agreements, the Amended and Restated Registration Rights Agreement, the Transaction Support Agreement, the Sponsor Letter Agreement and the Advisory Agreement. See “— Related Agreements” for more information.
Consideration to Hyperfine Equityholders and Liminal Equityholders in the Business Combination
As a consequence of the Mergers, at the Effective Time, (i) (a) each share of Hyperfine capital stock (other than the Hyperfine Series A preferred stock and any Hyperfine capital stock held as treasury stock) that is issued and outstanding immediately prior to the Effective Time will be automatically canceled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Hyperfine Exchange Ratio, and (b) each share of Liminal capital stock (other than the Liminal Series A-1 preferred stock and any Liminal capital stock held as treasury stock) will be automatically canceled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Liminal Exchange Ratio; (ii) (a) each share of Hyperfine Series A preferred stock that is issued and outstanding immediately prior to the Effective Time will be automatically canceled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Hyperfine Exchange Ratio, and (b) each share of Liminal Series A-1 preferred stock that is issued and outstanding immediately prior to the Effective Time will be automatically canceled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Liminal Exchange Ratio (the aggregate number of shares of New Hyperfine capital stock a holder of Hyperfine or Liminal capital stock is entitled to receive as a result of the events described in clauses (i) and (ii) will be rounded down to the nearest whole number of shares);

(iii) all options outstanding immediately prior to the Effective Time (whether vested or unvested) shall become options to purchase a number of shares of New Hyperfine Class A common stock equal to the number of shares of Hyperfine common stock or Liminal common stock subject to such option immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, and rounded up to the nearest whole cent; and (iv) each Hyperfine restricted stock unit and each Liminal restricted stock unit outstanding immediately prior to the Effective Time will be assumed by New Hyperfine and will automatically become a restricted stock unit with respect to a number of shares of New Hyperfine Class A common stock, rounded to the nearest whole share, equal to the number of shares of Hyperfine common stock or Liminal common stock subject to such Hyperfine restricted stock unit or Liminal restricted stock unit immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable.
Earn-Out
Under the Business Combination Agreement, holders of Hyperfine Outstanding Shares and Liminal Outstanding Shares as of immediately prior to the Effective Time will be entitled to receive their pro rata share of the Hyperfine Earn-Out Shares and the Liminal Earn-Out Shares, respectively (each, as defined below, and collectively the “Earn-Out Shares”) if, at any time during the period between the Closing Date and the third Anniversary of the Closing Date, (i) the last reported sale price of one share of New Hyperfine Class A common stock exceeds $15.00 (the “Threshold Price”) for a period of at least 20 days out of 30 consecutive trading days (the “Trigger Event”) or (ii) there is a transaction that will result in shares of Class A common stock being converted or exchanged into the right to receive cash or other consideration having a value greater than or equal to the Threshold Price. During the Earn-Out Period, if there is a transaction (other than for stock splits, stock dividends, special cash dividends, reorganizations, recapitalizations or similar transactions affecting the Class A common stock) that will result in the shares of Class A common stock being converted or exchanged into the right to receive cash or other consideration having a value less than $15.00, then the right to receive Earn-Out Shares will terminate. Hyperfine Earn-Out Shares are shares of New Hyperfine Class A common stock in an amount equal to the product obtained by multiplying (i) 10,000,000 by (ii) the quotient determined by dividing (a) Hyperfine Valuation by (b) the sum of the Hyperfine Valuation plus the Liminal Valuation. Liminal Earn-Out Shares are shares of New Hyperfine Class A common stock in an amount equal to the product obtained by multiplying (i) 10,000,000 by (ii) the quotient determined by dividing (a) Liminal Valuation by (b) the sum of the Hyperfine Valuation plus the Liminal Valuation. The number of Earn-Out Shares and the Threshold Price are subject to equitable adjustment for stock splits, stock dividends, extraordinary cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New Hyperfine Class A common stock after the Effective Time.
To the extent any holder of Hyperfine or Liminal options or restricted stock units is entitled to Earn-Out Shares with respect to such securities, such Earn-Out Shares will only be issued to an option or restricted stock unit holder, if at all, on the later of (i) the date the Earn-Out Shares are issued to holders of Hyperfine Outstanding Shares and Liminal Outstanding Shares, and (ii) the vesting of the options or restricted stock units in accordance with its terms (whether or not the option is exercised).In the event a Hyperfine or Liminal restricted stock unit or option is forfeited without vesting or, in the case of an option, is terminated by its terms before the Trigger Event, such restricted stock unit or option will not entitle the holder thereof to Earn-Out Shares with respect thereto.
Closing and Effective Time of the Business Combination
The Closing is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third business day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as the parties may agree in writing.

Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction of the following conditions, the satisfaction of which cannot be waived due to the requirements of the parties’ organizational documents, applicable law, or otherwise:
•
the applicable waiting period under the HSR Act relating to the Business Combination having expired or been terminated;

•
no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the Business Combination being in effect;

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this proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this proxy statement/prospectus, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

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the approval of the Business Combination Agreement, the related documents to the Business Combination Agreement to which each of Hyperfine and Liminal is or will be a party and the transactions contemplated by each of the foregoing (including the Mergers) being obtained by the requisite number of stockholders of each of Hyperfine and Liminal in accordance with the DGCL, each of Hyperfine’s and Liminal’s governing documents and each of Hyperfine’s and Liminal’s Company Parties Stockholders Agreements (as defined in the Business Combination Agreement);

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the approval of each Required Transaction Proposal by the requisite number of the shares of HealthCor present, whether in person or by proxy, at the Special Meeting, having been obtained in accordance with HealthCor’s governing documents and applicable law; and

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after giving effect to the Transactions, HealthCor having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Other Conditions to the Obligations of the HealthCor Parties
Unless waived by HealthCor, on behalf of itself, Merger Sub I and Merger Sub II (collectively, the “HealthCor Parties”), the obligations of the HealthCor Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction of the following further conditions:
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the representations and warranties of each of Hyperfine and Liminal regarding the organization and qualification of Hyperfine and Liminal, respectively, and its subsidiaries, certain representations and warranties regarding the capitalization, and amounts payable upon a change in control, of each of Hyperfine and Liminal and the representations and warranties of each of Hyperfine and Liminal regarding the authority of Hyperfine and Liminal, respectively, to, among other things, consummate the Business Combination and the related transactions, the intended tax treatment of the Business Combination and brokers fees being true and correct (without giving effect to any limitation of “materiality” or “Company Material Adverse Effect” (as defined below) or any similar limitation as set forth in the Business Combination Agreement) in all material respects as of the Closing Date as though made on and as of such date (or, if given as of an earlier date, as of such earlier date);

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certain other representations and warranties regarding the capitalization of each of Hyperfine and Liminal being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date as though made on and as of such date (or, if given as of an earlier date, as of such earlier date);

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the other representations and warranties of each of Hyperfine and Liminal being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation as set forth in the Business Combination Agreement) in all respects as of the

Closing Date as though made on and as of such date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;
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each of Hyperfine and Liminal having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

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since the date of the Business Combination Agreement, no Company Material Adverse Effect has occurred that is continuing; and

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HealthCor must have received, at or prior to the Closing, (i) a certificate executed by an authorized officer of each of Hyperfine and Liminal, dated as of the Closing Date, confirming that the conditions set forth in the first five bullet points in this section have been satisfied and (ii) the Advisory Agreement duly executed by Dr. Rothberg.

Other Conditions to the Obligations of Hyperfine and Liminal
Unless waived by Hyperfine and Liminal, the obligations of Hyperfine and Liminal to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction of the following further conditions:
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the representations and warranties regarding the organization and qualification of the HealthCor Parties, the authority of HealthCor to execute and deliver the Business Combination Agreement and each of the related documents thereto to which it is or will be a party and to consummate the transactions contemplated thereby, and certain representations and warranties regarding the capitalization of the HealthCor Parties, the intended tax treatment of the Business Combination and brokers fees being true and correct, in all material respects, as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date);

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certain other representations and warranties regarding the capitalization of HealthCor being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of such date (or, if given as of an earlier date, as of such earlier date);

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the other representations and warranties of the HealthCor Parties being true and correct (without giving effect to any limitation of “materiality” or “HealthCor Material Adverse Effect” (as defined below) or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, as though made on and as of such date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a HealthCor Material Adverse Effect;

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the HealthCor Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

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the Aggregate Transaction Proceeds being equal to or greater than $125 million;

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HealthCor’s listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved and, immediately following the Effective Time, New Hyperfine satisfying any applicable listing requirements of Nasdaq, and HealthCor not having received any notice of non-compliance in connection therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the shares of New Hyperfine common stock (including the shares of New Hyperfine common stock to be issued pursuant to the Mergers), being approved for listing on Nasdaq;

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the New Hyperfine Board consisting of the number of directors, and comprising the individuals, determined pursuant to Section 5.16(a)(i) and (ii) of the Business Combination Agreement; and

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Hyperfine and Liminal must have received, at or prior to the Closing, (i) a certificate executed by an authorized officer of HealthCor, dated as of the Closing Date, confirming that the conditions set forth in the first four bullet points of this section have been satisfied; (ii) the Advisory Agreement duly executed by HealthCor; and (iii) the Amended and Restated Registration Rights Agreement duly executed by HealthCor.

Representations and Warranties
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates as provided for in the Business Combination Agreement. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the Disclosure Schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about HealthCor, the Sponsor, Hyperfine and Liminal or any other matter.
To the extent that specific material facts exist that contradict the representations, warranties, and covenants in the Business Combination Agreement, we will provide corrective disclosure in this proxy statement/prospectus. Furthermore, if subsequent information concerning the subject matter of the representations, warranties, and covenants in the Business Combination Agreement may or may not be fully reflected in our public disclosures, our public disclosures will include any material information necessary to provide our stockholders with a materially complete understanding of the Business Combination Agreement disclosures.
Under the Business Combination Agreement, each of Hyperfine and Liminal made customary representations and warranties to HealthCor, on a several basis, as modified by the Disclosure Schedules, relating to, among other things:
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organization and qualification, including each of the Hyperfine and Liminal and its subsidiaries (each, a “Group Company” and, collectively, the “Group Companies”) is a corporation, limited liability company or other applicable business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted except where the failure to have such power or authority would not have a Company Material Adverse Effect, and is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which such qualification or licensing is necessary except where the failure to be so duly qualified or licensed would not have a Company Material Adverse Effect;

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capitalization, including that, among other things, (i) the number and class or series (as applicable) of all capital stock issued and outstanding and the identity of the persons that are the record and beneficial owners thereof are as set forth in the Disclosure Schedules to the Business Combination Agreement; (ii) all of the outstanding capital stock and other equity interests (a) have been duly authorized and validly issued, are fully paid and non-assessable, (b) were not issued in violation of the applicable governing documents or the applicable Company Parties Stockholders Agreements or any other contract to which Hyperfine or Liminal, as applicable, is a party or bound, (c) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any person, and (d) have been offered, sold and issued in compliance with applicable law, including the federal securities laws; (iii) except as identified in or issued pursuant to the Business Combination Agreement, neither of Hyperfine or Liminal has any outstanding (a) equity appreciation, phantom equity or profit participation rights or (b) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other contracts that could require either Hyperfine or Liminal, as applicable, to issue, sell or otherwise cause to become outstanding or acquire, repurchase or redeem any capital stock or securities convertible into or exchangeable for capital stock, and (iv) all outstanding common stock and other equity interests are free and clear of all liens;

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authority, including that each of Hyperfine and Liminal has the requisite power and authority to execute and deliver the Business Combination Agreement and each related ancillary document thereto to which it is or will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby;

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financial statements and absence of undisclosed liabilities, including that, among others, (i) the financial statements of the Group Companies (a) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (b) fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as of the date thereof and for the period indicated therein and (c) where applicable, were prepared in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”), and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof; (ii) except as have been disclosed to HealthCor or are not, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any liabilities of the type required to be set forth on a balance sheet in accordance with GAAP; (iii) the Group Companies (a) have established and maintain systems of internal accounting controls and (b) maintain and, for all periods covered by the financial statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete; and (iv) no Group Company has received any written complaint or allegation asserting that there is a “significant deficiency” or “material weakness” in internal controls over financial reporting, to the Company’s knowledge, or fraud involving management or other employees who have a significant role in the internal controls over financial reporting of the Group Companies;

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other than as described in the Business Combination Agreement and as would not have a Company Material Adverse Effect (with the exception of clause (ii)(a) below), (i) no consent, approval or authorization of, or designation, declaration or filing with, any governmental entity is required on the part of Hyperfine or Liminal with respect to such party’s execution, delivery or performance of its obligations under the Business Combination Agreement or the ancillary documents thereto; and (ii) neither the execution, delivery or performance by Hyperfine or Liminal of the Business Combination Agreement nor the Ancillary Documents nor the consummation by Hyperfine or Liminal of the transactions contemplated thereby will, directly or indirectly (a) result in any breach of any provision of the applicable party’s governing documents, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any contract to which Hyperfine or Liminal is a party, as applicable, (c) violate, or constitute a breach under, any order or applicable law to which any Group Company or any of its properties or assets are bound or (d) result in the creation of any lien upon any of the assets or properties (other than any liens permitted under the Business Combination Agreement) of any Group Company;

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permits, including that each of the Group Companies has all permits that are required to own, lease or operate its properties or assets and to conduct its business except where the failure to hold the same would not result in a Company Material Adverse Effect;

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material contracts, (i) including, among others, any contract (a) that relates to indebtedness or the placing of a lien on any material assets or properties of any Group Company, (b) under which any Group Company is a lessor or lessee or holds or operates any tangible property for which the annual rental payments equal or exceed $500,000 individually or $2 million in the aggregate, (c) that is a joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development which requires or would reasonably be expected to require payments to or from any Group Company in excess of $500,000 individually for any individual contract or $2 million over the life of such contract or with respect to material intellectual property licensed to any Group Company, (d) that limits or purports to limit in any material respect the freedom of any Group Company to engage or compete in any line of business or with any person or in any area or that would purport to limit in any material respect the operations of the HealthCor or any of its affiliates after the Closing, (e) that contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or contains any other provisions restricting or purporting to restrict the ability of any

Group Company to sell, manufacture, develop, commercialize, test or research products or to solicit any potential employee or customer in any material respect, (f) requiring any future capital commitment or capital expenditure in excess of $500,000 annually or $2 million over the life of the agreement, (g) requiring any Group Company to guarantee the liabilities of any person or under which the liabilities of any Group Company are guaranteed, in each case in excess of $1 million, (h) under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance or other assignment of payment or made any capital contribution to, or investment in, any person, (i) under which any Group Company (or HealthCor or any of its affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or under which any Group Company grants to any person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any product candidate being researched, tested developed or manufactured or with respect to any intellectual property rights, (j) for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other person, or under which any Group Company has any continuing obligation with respect to an “earn-out,” contingent purchase price or deferred payment obligation, (k) any settlement, conciliation or other similar contract (A) the performance of which would be reasonably likely to involve any payments after the date of the Business Combination Agreement, (B) with any governmental entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations of any Group Company (or HealthCor or any of its affiliates after the Closing), or (l) the performance of which requires either annual payments to or from any Group Company in excess of $1 million or aggregate payments to or from any Group Company in excess of $2 million over the life of the agreement and, in each case, that is not terminable without penalty upon less than thirty (30) days’ notice; and (ii) that each material contract is valid and binding on the applicable Group Company and, to the knowledge of the applicable Group Company, the counterparties thereto, and is in full force and effect, and that the applicable Group Company, and, to the knowledge of the applicable Group Company, the counterparties thereto, are not in material breach of or default under any such material contract;
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the absence of certain changes or events, including that, since June 30, 2021 and the date of the Business Combination Agreement, no Company Material Adverse Event has occurred and, except as expressly contemplated by the Business Combination Agreement, any Ancillary Document or in connection with the transactions contemplated thereby, that (i) each of Hyperfine and Liminal has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of HealthCor if such action were taken on or after the date of the Business Combination Agreement without the consent of HealthCor;

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as of the date of the Business Combination Agreement, there is (and since December 31, 2018 there has been) no proceeding pending or, to the knowledge of the applicable Group Company, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole;

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compliance with applicable laws;

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employee plans, including that, among others, (i) each employee benefit plan has been established, funded, operated and administered in all material respects in accordance with its terms and in material compliance with all applicable laws; (ii) each employee benefit plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service; (iii) as of the date of the Business Combination Agreement, there are no pending or, to the knowledge of the applicable Group Company, threatened in writing, claims or proceedings with respect to any employee benefit plan (other than routine claims for benefits); and (iv) the execution and delivery of the Business Combination Agreement and the consummation of the transactions contemplated thereby will not materially (a) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service provider, (b) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider or (c) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service provider;
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environmental matters;

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intellectual property, including that, among others, (i) as of the date of the Business Combination Agreement, all necessary fees and filings with respect to any material Company Party Registered Intellectual Property (as defined in the Business Combination Agreement) have been timely submitted to the relevant authority necessary to maintain such material Company Party Registered Intellectual Property and that there are no material proceedings pending or, to the knowledge of the applicable Group Company, threatened relating to any of the Company Party Registered Intellectual Property; (ii) that a Group Company exclusively owns all right, title and interest in and to all material Company Parties Owned Intellectual Property (as defined in the Business Combination Agreement) free and clear of all liens or obligations to others (other than liens permitted under the Business Combination Agreement); (iii) the Company Parties Owned Intellectual Property and the Company Party Licensed Intellectual Property (as defined in the Business Combination Agreement) constitutes all of the intellectual property used or held for use by the Group Companies in the operation of their respective businesses and all intellectual property necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects; (iv) each Group Company’s employees, consultants, advisors, and independent contractors who independently or jointly contributed to or otherwise participated in the development of any material Company Parties Owned Intellectual Property have agreed to maintain and protect the trade secrets and confidential information of all Group Companies and have assigned or have agreed to a present assignment to such Group Company of all intellectual property rights authored, invented or otherwise developed in the course of such person’s employment or other engagement; (v) each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by the Group Companies; (vi) none of the Company Parties Owned Intellectual Property and, to the knowledge of the applicable Group Company, none of the Company Party Licensed Intellectual Property is subject to any outstanding order restricting the use, sale, transfer, licensing or exploitation thereof by the Group Companies; (vii) neither the conduct of the business of Group Companies nor any of their products offered, marketed, licensed, provided, sold distributed or otherwise exploited by any of them infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any intellectual property rights of any person, except as is and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, (viii) since December 31, 2018, there has been no material proceeding pending nor has any Group Company received any written communications (a) alleging that a Group Company has infringed, misappropriated or otherwise violated any intellectual property rights of another person, (b) challenging the validity, enforceability, use or exclusive ownership of any Company Parties Owned Intellectual Property or (c) inviting any Group Company to take a license under any patent or consider the applicability of any patents to any products or services of any such entity or to the conduct of the business of the Group Companies, (viv) to the knowledge of the applicable Company Party, no person is infringing, misappropriating, misusing, diluting or violating any Company Parties owned intellectual property in any material respect, nor has any Group Company made any claim against any person alleging any infringement, misappropriation or other violation of any Company Parties owned intellectual property in any material respect since December 31, 2018, (vv) each Group Company is in compliance with valid licenses to use the software on the devices it uses, except as would not be expected to be material, and to the knowledge of the applicable Group Company no event or circumstance has occurred and no condition exists that would reasonably be expected to result in the disclosure of source code owned by the Company to anyone who is not subject to confidentiality obligations with respect thereto, and (vvi) no Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary software that constitutes a product or service offered by a Group Company or is otherwise considered Company Parties owned intellectual property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to certain obligations;

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labor matters, including that, among others, (i) since the incorporation of Hyperfine and Liminal, as applicable, (a) none of the Group Companies has or has had any material liability for any arrears or wages or other compensation for services, or any material liability for any payment to any trust or other fund governed by or maintained by any governmental entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company and (b) the Group Companies have withheld all amounts required by applicable law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers; (ii) no Group Company is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union or similar association nor, to the knowledge of Hyperfine and Liminal, is there any duty on the part of any Group Company to bargain with any labor union, labor organization or similar association; (iii) since December 31, 2018, there has been no actual or, to Hyperfine and Liminal’s knowledge, as applicable, threatened unfair labor practice charges or other material labor disputes against or affecting any Group Company; (iv) to Hyperfine and Liminal’s knowledge, as applicable, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company; and (v) no employee layoff, facility closure or shutdown or other similar event has occurred within the last twelve (12) months or is currently contemplated, planned or announced, including as a result of COVID-19 or otherwise;

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insurance;

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tax matters;

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except as described in the Disclosure Schedules, none of the Group Companies has incurred or will incur any liability for any brokerage, finder’s fee or other fee or commission in connection with the Business Combination;

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real and personal property;

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transactions with affiliates, including that no related party owns any interest in any material asset used in any Group Company’s business or owes any material amount to, or is owed any material amount by, any Group Company (other than as permitted in accordance with the terms of the Business Combination Agreement);

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data privacy and security, including that (i) each Group Company has implemented written policies relating to the processing of personal data as and to the extent required by applicable privacy laws; (ii) neither of Hyperfine or Liminal has received notice of any pending proceedings, nor have there been any material proceedings against any Group Company initiated alleging that any processing of personal data by or on behalf of a Group Company is in violation of any applicable privacy law or data security policy; (iii) since the incorporation of Hyperfine and Liminal, as applicable, (a) there has been no unauthorized access, use or disclosure of personal data in the possession or control of any Group Company and (b) there have been no unauthorized intrusions or breaches of security into any Group Company systems, except as would not have a Company Material Adverse Effect; and (iv) each Group Company owns or has a license to use the computer hardware, software and related information technology systems necessary to operate the business of each Group Company as currently conducted;

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compliance with international trade and anti-corruption laws;

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none of the information supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in any filing made with any governmental authority, this proxy statement/prospectus or in the mailings or other distributions to HealthCor’s shareholders and/or prospective investors will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

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regulatory compliance, including, among others, that (i) the Group Companies are in material compliance with any health care laws and FDA laws which regulate their operations; (ii) all activity relating to products being developed, tested, produced, manufactured, distributed or sold by or on behalf of the Group Companies is conducted in compliance with applicable laws, including the rules and regulations of the FDA; (iii) since December 31, 2017, all products marketed by the Group Companies are, and have been, appropriately supported by applicable permits, and all products have been labeled, promoted, and advertised in accordance with such permits; (iv) (a) there are no proceedings pending or threatened in writing by or on behalf of the FDA or any other governmental entity that has jurisdiction over the operations of any Group Company and (b) the Group Companies and, to the knowledge of Hyperfine and Liminal, their contract manufacturers (as it relates to products manufactured for the Group Companies) have not received any notice or communication from any governmental entity alleging or asserting noncompliance with any laws relating to and the rules and regulations of the FDA; (v) no product distributed or sold by or on behalf of the Group Companies has been seized, detained, withdrawn, voluntarily or involuntarily recalled or subject to a suspension of manufacturing, and there are no facts or circumstances reasonably likely to cause any of the foregoing; (vi) any studies, tests and preclinical and clinical trials conducted by or on behalf of the Group Companies were and, if ongoing, are being conducted in accordance with experimental protocols, procedures and controls pursuant to applicable laws and no investigational device exemption filed by or on behalf of a Group Company or clinical trial conducted by or on behalf of a Group Company has been terminated or suspended by the FDA, other governmental entity, or an institutional review board; and (vii) Group Companies have submitted all reports and records to the FDA as required by applicable law and neither the Group Companies, any of its officers, employees, nor, to the knowledge of Hyperfine and Liminal, as applicable, any of its agents or distributors have made any materially false statement on, or material omission from, any notifications, applications, approvals, reports and other submission to any governmental entity or in any material legal proceeding;
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product warranties and product liability, including that, among others, (i) each product provided by the Group Companies to a purchaser was provided in material conformity with all applicable contractual commitments and all express warranties by which the Group Companies are bound, (ii) there are no claims or other proceedings threatened or that have been submitted or asserted relating to breach of any guarantee, warranty or indemnity relating to the products of the Group Companies and, to Hyperfine and Liminal’s knowledge, as applicable, there is no reasonable basis for any present or future claim that would reasonably be expected to give rise to any such liability, (iii) to Hyperfine and Liminal’s knowledge, as applicable, there is no material design defect, nor any failure to warn, with respect to any of the products of the Group Companies, and (iv) there are no claims or other proceedings pending or threatened alleging that the Group Companies have any liability arising out of or relating to any claimed injury or damage to individuals or property as a result of any products of the Group Companies;

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investigation, including that, among others, (i) each of Hyperfine and Liminal, on its own behalf and on behalf of its representatives, acknowledges and agrees that (a) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the HealthCor Parties; and (b) it has been given access to such documents and information about the HealthCor Parties and their respective businesses and operations as are necessary to enable it to make an informed decision with respect to the execution, delivery and performance of the Business Combination, (ii) in entering into the Business Combination Agreement and the ancillary documents thereto to which it is or will be a party, each of Hyperfine and Liminal has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 of the Business Combination Agreement and in the ancillary documents thereto and no other representations or warranties of any HealthCor Party, either express or implied, and (iii) each of Hyperfine and Liminal, on its own behalf and on behalf of its representatives, acknowledges, and agrees that, except for the representations and warranties expressly set forth in Article 4 of the Business Combination Agreement and in the ancillary documents thereto to which it is or will be a party, none of the HealthCor Parties or any other person makes or has made any representation or warranty, either express or implied, in connection with or related to the Business Combination Agreement, the ancillary documents thereto or the transactions contemplated thereby; and

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top customers and top suppliers, including that none of them have, as of the date of the Business Combination Agreement, notified a Group Company, or to the knowledge of Hyperfine or Liminal,

(i) that it intends to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with Hyperfine or Liminal (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with Hyperfine or Liminal.
Under the Business Combination Agreement, the HealthCor Parties made customary representations and warranties to Hyperfine and Liminal relating to, among other things:
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organization and qualification, including that each HealthCor Party is a corporation, limited liability company or other applicable business entity duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

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each HealthCor Party has the requisite power and authority to execute and deliver the Business Combination Agreement and each of the ancillary documents thereto to which it is or will be a party and to consummate the Business Combination and the related transactions;

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other than as described in the Business Combination Agreement and as would not have a HealthCor Material Adverse Effect (with the exception of clause (ii)(a) below), (i) no consent, approval or authorization of, or designation, declaration or filing with, any governmental entity is required on the part of a HealthCor Party with respect to the execution, delivery or performance of its obligations under the Business Combination Agreement or the ancillary documents thereto to which it is or will be party or the consummation of the Business Combination and the related transactions; and (ii) neither the execution, delivery or performance by a HealthCor Party of the Business Combination Agreement nor the ancillary documents thereto nor the consummation by any HealthCor Party of the Business Combination and the related transactions will, directly or indirectly (a) result in any breach of any provision of the governing documents of a HealthCor Party, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, modification, or acceleration under any contract to which a HealthCor Party is a party, (c) violate, or constitute a breach under, any order or applicable law to which any HealthCor Party or any of its properties or assets are bound or (d) result in the creation of any lien upon any of the assets or properties (other than liens permitted under the Business Combination Agreement) of a HealthCor Party;

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except as described in the Disclosure Schedules, none of the HealthCor Parties has incurred or will incur any liability for any brokerage, finder’s fee or other fee or commission in connection with the Business Combination and the related transactions;

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none of the information supplied or to be supplied by or on behalf of either HealthCor Party expressly for inclusion or incorporation by reference prior to the Closing in this proxy statement/prospectus will, when this proxy statement/prospectus is declared effective or mailed to HealthCor’s investors or at the time of the Special Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

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capitalization, including that (i) all outstanding equity securities of HealthCor have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the governing documents of HealthCor, and were not issued in violation of and are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any person; (ii) on the Closing Date and immediately after the Closing and the closings under all of the Subscription Agreements have occurred, the authorized amount of its capital stock and the amount issued and outstanding will be as set forth in the Business Combination Agreement, based on the assumptions described therein; (iii) except as mutually agreed by Hyperfine and Liminal and HealthCor, there are no outstanding (a) equity appreciation, phantom equity or profit participation rights or (b) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other contracts that could require HealthCor to, and HealthCor has no obligation to, issue, sell, acquire, repurchase or redeem any equity securities or securities convertible into or exchangeable for equity securities of HealthCor; (iv) the equity securities of Merger Sub outstanding as of the date of the Business Combination Agreement have been duly authorized, validly issued and are fully paid and non-assessable, and were issued in compliance in all material respects with applicable law and not in breach or violation of any preemptive rights or contract to which Merger Sub is a party or bound; (v) all of the outstanding equity securities of Merger Sub are owned directly by HealthCor free and clear of all liens; and (vi) as of the date of the Business Combination Agreement, HealthCor has no subsidiaries other than Merger Sub and does not own, directly or indirectly, any equity securities in any person other than Merger Sub;
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SEC filings, including that (i) HealthCor has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it with the SEC, (ii) each such filing or information furnished, as of its respective date, complied and will comply, in all material respects with the applicable requirements of the federal securities laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading, and (iii) as of the date of the Business Combination Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to such filings or furnished information;

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the Trust Account, including that, as of the date of the Business Combination Agreement, (i) the Trust Account has a specified balance and the funds held in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, (ii) the funds held in the Trust Account are held in trust by Continental pursuant to the Trust Agreement, (iii) HealthCor has performed all material obligations required to be performed by it under the Trust Agreement, (iv) there are no claims or proceedings pending with respect to the Trust Account, and (v) since May 20, 2020, HealthCor has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement);

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transactions with affiliates, including that no related party owns any interest in any material asset used in the business of HealthCor, possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any person which is a material client, supplier, customer, lessor or lessee of HealthCor or owes any material amount to, or is owed material any amount by, HealthCor;

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litigation, including that, there is no proceeding pending or, to HealthCor’s knowledge, threatened against or involving any HealthCor Party that, if adversely decided or resolved, would be material to the HealthCor Parties, taken as a whole;

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compliance with applicable laws;

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business activities, including that (i) since its incorporation, HealthCor has not conducted any business activities other than activities (a) in connection with its incorporation or continuing corporate existence, (b) directed toward the accomplishment of a business combination, or (c) those that are administrative, ministerial or otherwise immaterial in nature; and (ii) Merger Sub was organized solely for the purpose of entering into the Business Combination Agreement, the ancillary documents thereto and consummating the Business Combination and the related transactions and has not engaged in any business activities other than as contemplated by the Business Combination Agreement;

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internal controls, listing and financial statements, including that, among others, (i) except as is not required in reliance on exemptions from various reporting requirements by virtue of HealthCor’s status as an “emerging growth company” or “smaller reporting company,” since its initial public offering, (a) HealthCor has established and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and (b) HealthCor has established and maintained disclosure controls and procedures designed to ensure that material information relating to HealthCor is made known to HealthCor’s principal executive officer and principal financial officer by others within HealthCor; (ii) HealthCor has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act; (iii) since the initial public offering, HealthCor has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq; (iv) HealthCor’s SEC filings contain true and complete copies of

HealthCor’s financial statements; (v) HealthCor maintains and, for all periods covered by its financial statements, has maintained books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of HealthCor in all material respects; and (vi) since its incorporation, HealthCor has not received any written complaint or allegation asserting that there is (a) a “significant deficiency” or, to HealthCor’s knowledge, “material weakness” in the internal controls over financial reporting of HealthCor or (b) fraud, whether or not material, that involves management or other employees of HealthCor who have a significant role in the internal controls over financial reporting of HealthCor;
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absence of undisclosed liabilities, including that, except for the liabilities set forth in the Disclosure Schedules or as are otherwise disclosed or immaterial, and except as for liabilities as may be incurred in connection with the negotiation, preparation or execution of or performance of its covenants under the Business Combination Agreement or any ancillary documents thereto or the consummation of the Business Combination and the related transactions, none of the HealthCor Parties has any liabilities of the type required to be set forth on a balance sheet in accordance with GAAP;

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tax matters;

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investigation, including that (i) HealthCor has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and has been furnished with or given access to such documents and information about the Group Companies as necessary to enable it to make an informed decision with respect to the execution, delivery and performance of the Business Combination Agreement, the ancillary documents thereto and the Business Combination and the related transactions, and (ii) each HealthCor Party has relied solely on its own investigation and analysis and the representations and warranties set forth in the Business Combination Agreement and in the ancillary documents thereto and that none of Hyperfine and Liminal, Hyperfine and Liminal’s affiliates or any other person has made any representations or warranties, either express or implied, in connection with or related to the Business Combination Agreement, the ancillary documents thereto or the Business Combination and the related transactions; and

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compliance with international trade and anti-corruption laws.

Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of Hyperfine and Liminal, on the one hand, and HealthCor, on the other hand, are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Hyperfine and Liminal, on the one hand, and HealthCor, on the other hand, are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of each of Hyperfine and Liminal and its subsidiaries, taken as a whole, or (b) the ability of Hyperfine and Liminal to consummate the Business Combination in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following will be taken into account in determining whether a Hyperfine and Liminal Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates,

(vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) will not apply to the representations and warranties set forth in Section 3.5(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.2(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by any Group Company or any of its subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.
Pursuant to the Business Combination Agreement, a “HealthCor Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the HealthCor Parties, taken as a whole, or (b) the ability of the HealthCor Parties to consummate the Business Combination in accordance with the terms of the Business Combination Agreement; provided, however, that, in the case of clause (a), none of the following will be taken into account in determining whether a HealthCor Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the HealthCor Parties operate, (vi) the execution or public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of the HealthCor Parties with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) will not apply to the representations and warranties set forth in Section 4.3(b) of the Business Combination Agreement to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by the Business Combination Agreement or the condition set forth in Section 6.3(a) of the Business Combination Agreement to the extent it relates to such representations and warranties), (vii) any failure by the HealthCor Parties to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a HealthCor Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the HealthCor Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the HealthCor Parties operate.
Covenants of the Parties
Covenants of Hyperfine and Liminal
Each of Hyperfine and Liminal made certain covenants under the Business Combination Agreement, including, among others, the following:
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Subject to certain exceptions or as consented to in writing by HealthCor (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, each of Hyperfine and Liminal will, and will cause its subsidiaries to, operate the business of the Group Companies in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of Group Companies, taken as a whole.

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Subject to certain exceptions, prior to the Closing, each of Hyperfine and Liminal will not, and will cause its subsidiaries not to, do any of the following without HealthCor’s consent (such consent not to be unreasonably withheld, conditioned or delayed except in the case of the first, second (clause A), fourth, eleventh, thirteenth, fourteenth, fifteenth and sixteenth (to the extent related to any of the foregoing) sub-bullets below):

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declare, set aside, make or pay any dividends or distributions or payments in respect of, or repurchase any outstanding, any equity securities of a Group Company other than dividends or distributions, declared, set aside or paid by any of Hyperfine and Liminal’s subsidiaries to Hyperfine or Liminal, respectively, or any subsidiary that is, directly or indirectly, wholly owned by Hyperfine and Liminal, respectively;

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(A) merge, consolidate, combine or amalgamate with any person, or (B) purchase or otherwise acquire any business entity or organization;

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adopt any amendments, supplements, restatements or modifications to any governing documents of a Group Company, or to the Company Parties Stockholders Agreement;

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transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of or subject to a lien any equity interests of a Group Company or issue any options or other rights, agreements, arrangements or commitments obligating a Group Company to issue, deliver or sell any equity interests other than the issuance of shares of the applicable class of capital stock of Hyperfine and Liminal upon the exercise or conversion of any Hyperfine or Liminal options or Hyperfine or Liminal restricted stock units outstanding on the date of the Business Combination Agreement;

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sell, exclusively license, abandon, permit to lapse, assign, or transfer any material intellectual property owned by a Group Company;

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incur, create or assume any indebtedness other than ordinary course trade payables;

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make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, other than (A) intercompany loans or capital contributions between Hyperfine and Liminal and their respective wholly-owned subsidiaries and (B) the reimbursement of expenses in the ordinary course of business;

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other than in the ordinary course of business consistent with past practice or as required under any existing employee benefit plan, and except as to (i) the grant of equity awards with respect to shares of Hyperfine and Liminal common stock authorized but unallocated as of the date of the Business Combination Agreement or shares that become available for grant thereafter as a result of equity award forfeitures, or (ii) the granting of certain management equity and cash incentives as mutually agreed to by Hyperfine and Liminal and HealthCor, amend, modify, adopt, enter into or terminate any material benefit plan, materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of a Group Company, take any action to accelerate any payment or benefit payable or to become payable to any such person, or waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of a Group Company;
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make, change or revoke any material tax election or enter into or settle any material tax claim or assessment, other than any such extension or waiver obtained in the ordinary course of business;

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subject to certain exceptions, enter into any settlement, conciliation or similar contract in excess of a certain threshold or that impose any material non-monetary obligations on a Group Company;

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authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving a Group Company;

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make any material changes to the methods of accounting of a Group Company or any of its subsidiaries, other than changes that are made in accordance with Public Company Accounting Oversight Board standards;

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enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

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make any payment resulting from the Closing of the Business Combination or related party transactions that is not disclosed to HealthCor on the Hyperfine and Liminal Disclosure Schedules;

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enter into, amend, modify or terminate, or waive any material benefit or right under, any material affiliate contracts or material contracts providing for any payment resulting from the Closing of the Business Combination or related party transactions; or

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enter into any agreement to take or cause to be taken any of the foregoing actions.

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As promptly as reasonably practicable (and in any event within two business days) following the time at which the registration statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act, each of Hyperfine and Liminal is required to obtain and deliver to HealthCor a true and correct copy of a written consent of the its stockholders approving the Business Combination Agreement, the related documents and the transactions contemplated thereby (including the Business Combination), duly executed by the Hyperfine and Liminal stockholders required to approve and adopt such matters (the “Company Party Stockholder Written Consent”), and through its board of directors, will recommend to the Hyperfine or Liminal stockholders, as applicable, the approval and adoption of the Business Combination Agreement, the related documents and the transactions contemplated thereby (including the Mergers).

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Subject to certain exceptions, prior to the Closing, each of Hyperfine and Liminal will purchase a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of certain of its directors and officers with respect to matters occurring on or prior to the Closing.

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Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, each of Hyperfine and Liminal will not, and will cause its subsidiaries and its and their respective representatives not to, directly or indirectly: (i) solicit, initiate, encourage, facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a Company Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of a Group Company (or any affiliate or successor of a Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.
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Each of Hyperfine and Liminal will (a) use its reasonable commercial efforts to secure from any person who (i) is a “disqualified individual” (as defined in Section 280G of the Code) and (ii) has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”), and (b) for all such obtained waivers, submit for approval by the respective Company’s shareholders the Waived 280G Benefits, to the extent and in the manner required under the Code.

Covenants of HealthCor
HealthCor made certain covenants under the Business Combination Agreement, including, among others, the following:
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Subject to certain exceptions, including as contemplated by the Business Combination Agreement and the Ancillary Documents or as consented to in writing by Hyperfine and Liminal, prior to the Closing, HealthCor will not, and will cause its subsidiaries not to, do any of the following:

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adopt any amendments, supplements, restatements or modifications to the HealthCor trust agreement, warrant agreement or the governing documents of any HealthCor Party or any of its subsidiaries;

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declare, set aside, make or pay any dividends on or make any other distribution or payment in respect of, or repurchase, redeem or otherwise acquire any outstanding, any outstanding equity securities of HealthCor or any subsidiary;

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split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

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incur, create or assume any indebtedness or other liability (including any incurrence, creation or assumption of any indebtedness under any contract with the Sponsor or any of its affiliates);

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make any loans or advances to, or capital contributions in, any other person, other than to, or in, HealthCor or any of its subsidiaries;

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issue any equity securities of HealthCor or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of HealthCor or any of its subsidiaries, other than issuances in connection with the PIPE Investment;

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enter into, renew, modify or revise any HealthCor related party transaction;

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engage in any activities or business, other than activities or business (i) in connection with or incident or related to such person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Business Combination Agreement, any ancillary document thereto, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) those that are administrative or ministerial and immaterial in nature;

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make, change or revoke any material tax election or enter into or settle any material tax claim or assessment, other than any such extension or waiver obtained in the ordinary course of business;

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authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

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enter into any contract providing for the payment of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; and

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enter into any contract to take or cause to be taken the foregoing actions.

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As promptly as reasonably practicable following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, HealthCor will duly give notice of and use its reasonable best efforts to duly convene and hold the Special Meeting to approve the Condition Precedent Proposals.

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Subject to certain exceptions, HealthCor will use its reasonable best efforts to cause: (i) HealthCor to satisfy all applicable listing requirements of Nasdaq and (ii) the New Hyperfine common stock issuable in accordance with the Business Combination Agreement, including the Mergers, to be approved for listing on Nasdaq.

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Prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the HealthCor Board will approve and adopt the New Hyperfine Equity Incentive Plan and with any changes or modifications thereto as Hyperfine, Liminal and HealthCor may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Hyperfine, Liminal or HealthCor, as applicable), effective as of one day prior to the Closing Date, and HealthCor will reserve a number of shares of New Hyperfine and Liminal common stock thereunder representing 10% of the number of shares of New Hyperfine common stock outstanding following the Business Combination plus: (i) the number of shares of Hyperfine and Liminal common stock that remain unallocated and available for grant at the Closing of the Business Combination under each Existing Equity Incentive Plan multiplied by the Hyperfine Exchange Ratio and the Liminal Exchange Ratio, as applicable, or that are forfeited, expire or are cancelled without issuance under an Existing Equity Incentive Plan following the Closing; and (ii) an annual increase on the first day of each fiscal year during the period beginning with fiscal year 2022 and ending on the second day of fiscal year 2031, equal to the lesser of (a) 4% of the number of outstanding shares of New Hyperfine and Liminal common stock on such date, and (b) an amount determined by the plan administrator.

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Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, the HealthCor Parties will not, and will cause their representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a HealthCor Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a HealthCor Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a HealthCor Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of HealthCor (or any affiliate or successor of HealthCor); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

Mutual Covenants of the Parties
The parties made certain covenants under the Business Combination Agreement, including, among others, the following:
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using reasonable best efforts to take, or causing to be taken, all actions and doing, or causing to be done, all things reasonably necessary to consummate the Business Combination, including (i) the satisfaction, but not the waiver, of the closing conditions to the Business Combination Agreement and the execution of each ancillary document thereto and (ii) using reasonable best efforts to obtain the PIPE Investment;

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subject to certain exceptions, notifying the other party in writing promptly after learning of any stockholder demands or other stockholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and reasonably cooperating with one another in connection therewith;

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keeping certain information confidential in accordance with the existing non-disclosure agreements;

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refraining from making public announcements regarding the Business Combination and the related transactions without the written consent of the other party;

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using reasonable best efforts to cause the Mergers to be treated as transactions that qualify under Section 351(a) of the Code, or to cause the Mergers to be treated as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise use commercially reasonable efforts to restructure the Merger to so qualify; and

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cooperate in connection with certain tax matters and filings.

In addition, HealthCor, Hyperfine and Liminal agreed that HealthCor and Hyperfine and Liminal will prepare and mutually agree upon, and HealthCor will file with the SEC, the registration statement on Form S-4 relating to the Business Combination of which this proxy statement/prospectus forms a part.
Board of Directors
HealthCor will take all action within its power as may be necessary or appropriate such that, immediately after the Effective Time, (i) the New Hyperfine Board will consist of up to nine (9) directors, (ii) the members of the New Hyperfine Board will include the one (1) individual designated by HealthCor and up to eight (8) individuals designated by Dr. Rothberg pursuant to the Business Combination Agreement, (iii) the members of the New Hyperfine Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee are the individuals designated to such roles by Hyperfine, Liminal and HealthCor pursuant to the Business Combination Agreement, and (iv) the individuals identified by Hyperfine, Liminal and HealthCor pursuant to the Business Combination Agreement will become the officers of New Hyperfine.
Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements relevant to the Closing, agreements or covenants which by their terms contemplate performance after the Effective Time, and the representations and warranties of Hyperfine, Liminal and HealthCor regarding investigation and exclusivity of representations and warranties.
Termination
The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by the party for whose benefit such condition exists, of the following conditions:
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by the mutual written consent of HealthCor, Hyperfine and Liminal;

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by HealthCor, subject to certain exceptions, if any of the representations or warranties made by Hyperfine or Liminal are not true and correct or if Hyperfine or Liminal fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of HealthCor, as described in the section titled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) January 6, 2022 (the “Termination Date”);

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by Hyperfine or Liminal, subject to certain exceptions, if any of the representations or warranties made by the HealthCor Parties are not true and correct or if any HealthCor Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of Hyperfine and Liminal, as described in the section titled “— Conditions to Closing of the Business Combination”

above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;
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by either HealthCor, Hyperfine or Liminal,

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if the transactions contemplated by the Business Combination Agreement have not been consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement on or before the Termination Date;

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if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action has become final and non-appealable; or

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if the approval of the Condition Precedent Proposals are not obtained at the Special Meeting (including any adjournment thereof); and

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by HealthCor, if Hyperfine or Liminal does not deliver, or cause to be delivered to HealthCor, a Company Party Stockholder Written Consent or the Transaction Support Agreement when required under the Business Combination Agreement.

Expenses
The fees and expenses incurred in connection with the Business Combination Agreement and the related documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, Hyperfine and Liminal will pay, or cause to be paid, all unpaid Hyperfine and Liminal expenses, respectively, and HealthCor will pay, or cause to be paid, all unpaid HealthCor expenses and (ii) if the Closing occurs, then New Hyperfine will pay, or cause to be paid, all unpaid Hyperfine and Liminal expenses and all unpaid HealthCor expenses.
Governing Law
The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware, provided that the Cayman Islands Companies Act shall apply to the Domestication.
Amendments
The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) HealthCor, Hyperfine and Liminal prior to the Closing and (ii) New Hyperfine and the Sponsor after the Closing.
Background of the Business Combination
The terms of the Business Combination are the result of negotiations between the representatives of HealthCor, Hyperfine and Liminal. The following is a brief description of the background of these negotiations and the resulting Business Combination.
HealthCor is a blank check Cayman Islands exempted company incorporated on November 18, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Our intention is to use our experience, reputation and track record in healthcare investing to take advantage of the growing set of investment opportunities focused on the healthcare industry through our contacts and relationships, particularly with serial scientist-entrepreneurs to generate an attractive transaction for our shareholders.

On November 24, 2020, prior to the consummation of our initial public offering, our Sponsor purchased 4,312,500 Class B ordinary shares, which we refer to as founder shares, in exchange for a capital contribution of $25,000, or approximately $0.006 per share. In December 2020, our Sponsor transferred 35,000 founder shares to each of Dr. Wolfgang and Mr. Weinstein, for their service as independent directors, for a total amount of 70,000 founder shares transferred. In January 2021, our Sponsor transferred 35,000 founder shares to Mr. Harris for his service as an independent director, resulting in the initial shareholders holding an aggregate of 105,000 founder shares. On January 26, 2021, we effected a share capitalization pursuant to which we issued 862,500 additional founder shares to our Sponsor.
On January 29, 2021, we consummated our initial public offering of 20,700,000 Class A ordinary shares, which includes the exercise in full of the underwriters’ option to purchase an additional 2,700,000 Class A ordinary shares at the initial public offering price to cover over-allotments. The shares were sold at an offering price of $10.00 per share, generating total gross proceeds of $207,000,000. Also on January 29, 2021 and in connection with the initial public offering, our Sponsor purchased 614,000 Class A ordinary shares in a private placement. Of the proceeds received from the consummation of the initial public offering and the private placement purchase by our Sponsor, an aggregate of $207,000,000 was deposited in the Trust Account.
Prior to the consummation of our initial public offering, neither HealthCor nor anyone on its behalf engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with HealthCor.
After our initial public offering, our directors and officers, at the direction of the board of directors, commenced an active search for prospective businesses or assets to acquire in our initial business combination. Our directors and officers looked for potential target companies that, among other things, are harnessing transformative technology and have strong intellectual property and competitive advantage in the markets in which they operate, and which can benefit from access to additional capital as well as our industry relationships and expertise.
Representatives of HealthCor were contacted by, and representatives of HealthCor contacted, numerous individuals, financial advisors and other entities regarding business combination opportunities.
During this search process, HealthCor reviewed over 40 business combination opportunities and entered into nondisclosure agreements with 20 companies to pursue a more detailed diligence review and evaluation. The non-disclosure agreements contained customary terms for a business combination between a special purpose acquisition company and a private company target, including confidentiality provisions and use restrictions for information provided by the target and exceptions to such provisions. Of the 20 companies with which HealthCor entered into nondisclosure agreements, HealthCor ultimately determined to deliver letters of intent to two private healthcare companies (“Company A” and “Company B”), as well as Hyperfine and Liminal.
During the first quarter of 2021, Christopher Gaulin, the then chief executive officer of HealthCor, and Charles Nettleton, a senior analyst with HealthCor Management, L.P., an affiliate of HealthCor, held preliminary conversations with the chief financial officer of Company A and HealthCor determined to enter into a customary nondisclosure agreement with Company A to continue its due diligence efforts. HealthCor evaluated Company A’s business, market, and financial forecasts, including through a call with Company A’s full management team, and later expressed interest in pursuing a potential business combination with Company A. From February 4 through March 31, 2021, HealthCor conducted operational and financial due diligence on Company A’s business, end markets and competitive positioning, including multiple additional calls with Company A’s management team. On April 1, 2021, HealthCor submitted a letter of intent to representatives of Company A and, on April 8, 2021, members of Company A’s management team notified HealthCor that it was not interested in pursuing a business combination in the near term. After several subsequent meetings among members of HealthCor’s management team and members of Company A’s management team and board of directors, the parties ceased further discussions as they were unable to reach agreement on the terms of a business combination.
During the same timeframe, representatives of HealthCor also began to pursue preliminary discussions with Company B, beginning with an introductory call on February 10, 2021, among Messrs. Gaulin and

Nettleton and other representatives of HealthCor and the vice president of Company B. Later that same month, HealthCor and Company B executed a customary non-disclosure agreement. Between February 23 and March 7, 2021, HealthCor’s management team met telephonically with members of Company B’s management team to discuss operational due diligence, including across Company B’s major business lines. Thereafter, HealthCor expressed interest in pursuing a potential business combination with Company B pending further operational, financial and legal due diligence and, on April 18, 2021, HealthCor submitted a letter of intent to Company B. On April 20, 2021, Messrs. Gaulin and Nettleton met with the chief executive officer of Company B to discuss a potential combination transaction. On May 5, 2021, representatives of Company B informed representatives of HealthCor that Company B did not intend to pursue a business combination.
In early April 2021, Charlie Glazer and Michael Robinson of Jefferies LLC (“Jefferies”) introduced representatives of HealthCor to Dr. Rothberg, the Executive Vice Chairman of Hyperfine and the Chairman of Liminal, to discuss a potential business combination with Hyperfine and Liminal.
On April 13, 2021, Messrs. Gaulin, Nettleton and Dr. Rothberg met by virtual meeting to discuss Hyperfine and Liminal, their interest in a potential business combination, future plans and high level financial projections for Hyperfine and Liminal. Around that time, Dr. Rothberg indicated, based on preliminary estimates of operating metrics for Hyperfine and Liminal and discussions with Hyperfine and Liminal’s financial advisors, that the expected pre-money equity valuation of Hyperfine and Liminal, in the aggregate, would be in excess of $800 million. Dr. Rothberg noted that the products that Hyperfine and Liminal were developing and hoped to develop were complementary and together could potentially lead to a robotic solution for guided surgical procedures. Consequently, the initial valuation discussed among the parties did not provide separate valuations for Hyperfine and Liminal.
On April 14, 2021, HealthCor and Hyperfine executed a Confidential Disclosure Agreement and, on April 15, 2021, HealthCor was given access to Hyperfine’s and Liminal’s data room to commence its diligence review.
Over the next several weeks, Hyperfine and Liminal provided HealthCor and its representatives with due diligence materials, including financial information of Hyperfine and Liminal (the “Preliminary Financial Information”) used in preparing the combined company’s financial model. Messrs. Gaulin and Nettleton, Averill Meadow, Connor Lynn and Robert Glashow of 4Catalyzer, Dr. Rothberg, Dr. Khan Siddiqui, Hyperfine’s Chief Medical Officer and Chief Strategy Officer, Dave Scott, Hyperfine’s Chief Executive Officer, Dr. David Rosenthal, Liminal’s Chief Medical Officer, and Ryan Silvestri, Liminal's Head of Product Engineering, held telephonic conferences, face-to-face meetings and virtual meetings to discuss commercial and legal elements of each of Hyperfine’s and Liminal’s businesses to assist HealthCor and its advisors in substantiating the combined company’s financial model. HealthCor, Hyperfine, Liminal and their respective representatives also discussed structural elements of a potential transaction.
On May 19, 2021, the HealthCor Board met virtually to discuss and consider a non-binding indication of interest with respect to Hyperfine and Liminal. The HealthCor Board considered many factors related to the proposed transaction, including those set forth in “— HealthCor’s Board of Directors’ Reasons for the Approval of the Business Combination.” The HealthCor Board instructed representatives of HealthCor to finalize the terms of the non-binding letter of intent (“LOI”) and send the letter to Hyperfine and Liminal. The HealthCor Board acknowledged that Liminal’s business was still in an early stage of development, but noted that the view of Dr. Rothberg that the companies could reach a larger total addressable market together was supportable and that the significant majority of the value was being attributed to Hyperfine. Thereafter, the HealthCor Board communicated via email and telephone to more quickly evaluate and respond to the counterproposals from Hyperfine and Liminal to the LOI.
On May 20, 2021, Mr. Gaulin sent a draft of the LOI to Dr. Rothberg proposing a valuation of Hyperfine of more than $440 million and of Liminal of more than $120 million, with a proposed PIPE investment of $100 million. The valuation ascribed to each company was based on HealthCor management’s analysis of Hyperfine’s and Liminal’s Preliminary Financial Information, which included estimates of certain financial metrics, including revenues, and reflected that Liminal’s business was still in an early stage of development relative to Hyperfine’s business. HealthCor also believed the purchase price was appropriate in order to generate meaningful interest and enthusiasm among public market investors and create long-term value for all shareholders.
That same day, representatives of Hyperfine and Liminal and representatives of HealthCor discussed the LOI. The parties continued to negotiate the terms of the proposed transaction, including in respect of the proposed period of exclusivity and treatment of equity, through May 26, 2021. Following the signing of the LOI on May 26, the parties continued to make changes to the combined company’s financial model, including changes to revenue estimates. None of these changes affected the valuation for the combined companies agreed to in the LOI, and the projections as finalized on June 10 and presented in “ — Certain Projected Financial Information” were used by the HealthCor Board in finalizing the terms. The parties determined that Hyperfine’s and Liminal’s aggregate 2023 estimated revenue would likely be closer to approximately $60 million rather than the approximately $100 million estimate initially included in the Preliminary Financial Information. HealthCor’s management believed that, based on its experience with companies at similar stages of development as Hyperfine and Liminal, the application of an approximately 10x multiple to the updated 2023 revenue estimate was appropriate and supported an aggregate valuation of Hyperfine and Liminal of more than $550 million, rather than the valuation of more than $800 million (based on the initial estimate of Hyperfine’s and Liminal’s financial advisors) discussed at the first meeting of Messrs. Gaulin, Nettleton and Dr. Rothberg on April 13.
On May 26, 2021, HealthCor, Hyperfine and Liminal entered into a non-binding LOI concerning the Business Combination, reflecting a purchase price for Hyperfine of $464 million, as may be adjusted upwards or downwards for any variance in net closing cash from $71 million and downwards for debt at closing, and $106 million for Liminal, as may be adjusted upwards or downwards for net cash or net debt at closing, each paid in newly issued publicly traded Class A common stock (valued at $10.00 per share) of New Hyperfine. In order to bridge the valuation gap among the parties, the LOI provided that holders of Hyperfine and Liminal stock and equity awards (vested and unvested) as of the closing of the Business Combination will be entitled to receive an additional 10,000,000 shares of Class A common stock of New Hyperfine (valued at $10.00 per share) if the closing price of our Class A common stock is equal to or greater than $15.00 (50% above the price of shares in HealthCor’s initial public offering and the PIPE Investment) for a period of at least 20 days out of 30 consecutive trading days during the period between closing and the third anniversary of closing or if the price per share in a New Hyperfine change of control shall equal or exceed $15.00 during such period. The LOI also contemplated PIPE Investment in the amount of $100 million.
On June 1, 2021, HealthCor approached representatives of Jefferies to provide financial advice on the potential transaction and the industry generally, and each of Evercore Group L.L.C. (“Evercore”) and Wells Fargo Bank, N.A. (“Wells Fargo”) to assist in connection with the PIPE Investment. Jefferies commenced work at such time, while the formal engagement of Jefferies to provide financial advisory services in connection with the proposed Business Combination was executed as of June 25, 2021.
Following execution of the LOI, the parties and their respective legal counsel began to draft and prepare the definitive agreements governing the transaction. HealthCor also commenced corporate, intellectual property, IT, regulatory and competitive due diligence.
Beginning on June 10, 2021, Jefferies, Evercore and Wells Fargo, acting as placement agents for HealthCor, contacted potential investors who have a track record of long-term investments and an interest in investing in similar transactions on a “wall cross” basis to arrange for investor meetings with HealthCor, Hyperfine and Liminal. From June 14, 2021 through July 6, 2021, HealthCor, Hyperfine and Liminal held over 30 investor meetings with certain potential PIPE Investors. Jefferies arranged for a virtual data room to be established to provide certain financial and commercial materials of Hyperfine and Liminal to prospective PIPE Investors who agreed to be brought “over the wall.”
On June 11, 2021, HealthCor’s outside legal counsel, Kirkland & Ellis LLP (“K&E”), provided to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz”), outside legal counsel to Hyperfine and Liminal, a draft of the Business Combination Agreement providing for HealthCor’s proposed acquisition of each of Hyperfine and Liminal. Between June 11, 2021 and July 7, 2021, representatives of HealthCor, Hyperfine, Liminal, K&E and Mintz continued to negotiate the Business Combination Agreement, including providing for a lower estimated net closing cash as a result of Hyperfine’s updates to its financial projections.

Between June 12, 2021 and July 7, 2021, HealthCor, the potential PIPE Investors and their respective representatives and advisors negotiated the terms and exchanged drafts of the Subscription Agreements, including negotiating aspects of the timing of certain funding mechanics, registration rights, representations and warranties from each PIPE Investor and from HealthCor, and indemnification provisions set forth therein. The negotiations with the PIPE Investors did not impact the valuation of Hyperfine or Liminal or any other terms of the Business Combination Agreement, and although the parties targeted a $100 million PIPE Investment, the offering size was increased due to demand.
On June 24, 2021, HealthCor, Hyperfine and Liminal entered into an amendment to the LOI extending the exclusivity period through July 10, 2021. On July 7, 2021, the HealthCor Board voted unanimously to approve the definitive Business Combination Agreement, the Subscription Agreements and the transactions contemplated in the Business Combination. In approving the transactions, the HealthCor Board determined that the aggregate fair market value of the proposed Business Combination was at least 80% of the net assets held in the Trust Account.
On July 7, 2021, each of the Hyperfine Board and Liminal Board voted unanimously to approve the Business Combination Agreement.
On July 7, 2021, the parties entered into the definitive Business Combination Agreement and HealthCor entered into the Subscription Agreements for the PIPE Investment for aggregate gross proceeds of $126.1 million.
On July 8, 2021, each of HealthCor, Hyperfine and Liminal issued a press release announcing the Business Combination and HealthCor filed Current Reports on Form 8-K announcing the execution of the Business Combination and discussing the key terms of the Business Combination Agreement and Transaction Support Agreement in detail.
HealthCor’s Board of Directors’ Reasons for the Approval of the Business Combination
On July 7, 2021, the HealthCor Board unanimously (i) approved the signing of the Business Combination Agreement and the transactions contemplated thereby, (ii) directed that the Business Combination Agreement, related transaction documentation and other proposals necessary to consummate the Business Combination be submitted to our stockholders for approval and adoption, and (iii) recommended that our stockholders (x) approve and adopt the Business Combination Agreement and the Proposed Charter, (y) elect the director nominees pursuant to the Director Election Proposal, and (z) approve the issuance of shares of common stock pursuant to the Transactions. Before reaching its decision, our board of directors reviewed the results of management’s due diligence, which included:
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research on Hyperfine’s and Liminal’s individual and collective markets, as well competitors and dynamics with other essential industry players across the care continuum;

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review of Hyperfine’s and Liminal’s prospective recurring revenue business model;

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research on Hyperfine’s and Liminal’s product and applications pipeline;

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extensive meetings (virtually and in person) and calls with Hyperfine’s and Liminal’s respective management teams and representatives regarding operations, financial prospects, customers, sales and marketing strategy, its product pipeline, the regulatory landscape, hiring and retention, and cybersecurity, among other customary due diligence matters;

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review of each of Hyperfine’s and Liminal’s material business contracts and certain other legal and commercial diligence;

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review of Hyperfine’s and Liminal’s regulatory compliance;

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review of Hyperfine’s and Liminal’s intellectual property portfolios, including patents, trademarks and trade secrets;

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financial and accounting diligence; and

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diligence on each of Hyperfine’s and Liminal’s financial model in conjunction with management of each of Hyperfine and Liminal and each party’s respective financial advisors.

The HealthCor Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the HealthCor Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the HealthCor Board may have given different weight to different factors in their evaluation of the Business Combination.
In the prospectus for our initial public offering, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses, although we indicated we may enter into a business combination with a target business that does not meet these criteria and guidelines. We sought to acquire a business or businesses that we believe:
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Are harnessing transformative technology and have strong intellectual property;

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Have competitive advantage in the markets in which they operate, and which can benefit from access to additional capital as well as our industry relationships and expertise;

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Are at an inflection point in their growth trajectory;

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Are ready to be public and have experienced management teams with strong corporate governance, reporting, and policies;

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Have significant embedded and/or underexploited growth opportunities;

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Will be reimbursable under existing imaging codes;

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Will offer an attractive risk-adjusted return for our shareholders; and

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Will likely be well received by public investors and are expected to have good access to the public capital markets.

These illustrative criteria were not intended to be exhaustive. We stated in the initial public offering prospectus that any evaluation relating to the merits of a particular initial business combination would be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant. In the event that we decided to enter into a business combination with a target business that does not meet the above criteria and guidelines, we indicated that we would disclose that the target business does not meet the above criteria in our stockholder communications related to our initial business combination.
In considering the Business Combination, the HealthCor Board concluded that it met the above criteria. In particular, the HealthCor Board considered the following positive factors, although not weighted or in any order of significance:
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historical information regarding each of Hyperfine’s and Liminal’s business, including financial performance and results of operations, particularly information relating to the number of Hyperfine scanners placed in the first quarter of 2021;

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current information and forecast projections from each of Hyperfine and Liminal and HealthCor’s management regarding (i) Hyperfine’s and Liminal’s placement of their products and the resulting revenues taking into account the companies’ subscription models; (ii) general economic, industry, and financial market conditions and (iii) opportunities and competitive factors within the patient sensing and imaging industry;

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the fact that the valuation of Hyperfine and Liminal represents a 10.7x multiple of enterprise value to 2023 estimated revenues (“EV to 2023 revenue multiple”), which multiple represents a discount when compared to the median EV to 2023 revenue multiple of 12.7x as of July 6, 2021 for the following comparable publicly traded, high-growth medical technology companies (the “high-growth peers”): Butterfly Network, Inc. (NYSE: BFLY), an innovative digital health company working to democratize imaging, Inari Medical, Inc. (NASDAQ: NARI), a medical device company focused on developing products to treat and transform the lives of patients suffering from venous diseases, Inspire Medical Systems, Inc. (NYSE: INSP), a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea, Pulmonx Corporation (NASDAQ: LUNG), a global leader in minimally invasive treatments for severe lung disease, Shockwave Medical, Inc. (NASDAQ: SWAV), a pioneer in the development of Intravascular Lithotripsy to treat severely calcified cardiovascular disease, and Silk Road Medical, Inc. (NASDAQ: SILK), a company focused on reducing the risk of stroke, and the fact that the expected revenue CAGR from 2021 to 2023 for Hyperfine and Liminal is 384.4%, which significantly exceeds the expected revenue CAGR over the same period for the high-growth peers of 37.9%;
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the fact that the 10.7x EV to 2023 revenue multiple also represents a discount when compared to the median EV to 2023 revenue multiple of 17.9x as of July 6, 2021 for the following publicly traded companies with disruptive technologies (the “disruptive technology peers”) — 10x Genomics, Inc. (NASDAQ: TXG), a life science technology company, AbCellera Biologics Inc. (NASDAQ: ABCL), a technology company that searches, decodes and analyzes natural immune systems to find antibodies, Adaptive Biotechnologies Corporation (NASDAQ: ADPT), a commercial stage biotechnology company aiming to translate the genetics of the adaptive immune system into clinical products to diagnose and treat disease, Berkeley Lights (NASDAQ: BLI), a leading digital cell biology company focused on enabling and accelerating the rapid development and commercialization of biotherapeutics and other cell-based products, and Guardant Health, Inc. (NASDAQ: GH), a leading precision oncology company, and the fact that the expected revenue CAGR from 2021 to 2023 for Hyperfine and Liminal of 384.4% also significantly exceeds the expected revenue CAGR over the same period for the disruptive technology peers of 33.7%;

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the fact that pursuant to the Business Combination Agreement, 100% of each of Hyperfine’s and Liminal’s existing stockholders will receive New Hyperfine common stock as consideration (subject to dissenter’s rights) and that the cash proceeds from HealthCor’s initial public offering and the PIPE Investment (net of any redemptions of and transaction expenses) will go to New Hyperfine’s balance sheet to drive the business through its investment phase and toward positive cash flow;

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Hyperfine’s ability to demonstrate the value of its technology to existing and potential users across the end user spectrum;

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the opportunity to participate in a combined company that is developing products for patient care across the sensing, imaging and intervention continuum, based on its novel technology and with significant growth potential;

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the fact that Swoop™ was cleared by the FDA and is already a commercially available imaging solution;

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the total addressable market for sensing and guided intervention for Hyperfine’s and Liminal’s products under development;

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that Hyperfine is commercializing its existing product through a subscription model, and Hyperfine and Liminal have the potential to commercialize their products under development, subject to regulatory authorization, through a subscription model, including software as a service;

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the potential value that HealthCor can bring to Hyperfine’s and Liminal’s business based upon HealthCor’s existing relationships in the healthcare industry, including with healthcare providers and payors;

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information about comparable companies in certain industries;

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the success of the PIPE Investment, which was subscribed to by sophisticated financial and strategic third parties with access to similar materials as the HealthCor Board;

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the belief of the HealthCor Board that an acquisition by HealthCor has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws, or potential issues from any regulatory authorities;

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the fact that Dr. Rothberg and certain affiliated entities have agreed to vote in favor of the Business Combination and such persons represent 74.01% of the voting power of Hyperfine and 95.42% of the voting power of Liminal, which is sufficient to approve the Business Combination and the related transactions;

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the recommendation by HealthCor’s management that the HealthCor Board approve the Business Combination, as the HealthCor Board would not have approved any transaction in connection with this strategic process without such a recommendation from HealthCor’s management; and

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all other factors the HealthCor Board deemed relevant.

The HealthCor Board also considered the following negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), although not weighted or in any order of significance:
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the risk that some of the current Public Shareholders would vote against the Business Combination Proposal or other Shareholder Proposals or decide to exercise their redemption rights, thereby potentially depleting the amount of cash available in the Trust Account to an amount below the minimum required to consummate the Business Combination;

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the risks involved with the Business Combination and the likelihood that HealthCor, Hyperfine and Liminal will be able to complete the Business Combination, the possibility that the Business Combination might not be consummated, and HealthCor’s prospects going forward without the combination with Hyperfine and Liminal;

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the fact that each of Hyperfine and Liminal are early-stage life sciences technology companies with a history of net losses and limited operational history;

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the substantial transaction expenses to be incurred in connection with the Business Combination and the negative impact of such expenses on HealthCor’s cash reserves and operating results should the Business Combination not be completed;

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the possible negative effect of the Business Combination and public announcement of the Business Combination on HealthCor’s financial performance, operating results and stock price; and

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all other factors the HealthCor Board deemed relevant.

Reasons for the Domestication
The HealthCor Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of HealthCor and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
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Prominence, Predictability, and Flexibility of Delaware Law.   For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe, such clarity would be advantageous to HealthCor, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for HealthCor’s stockholders from possible abuses by directors and officers.
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Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. HealthCor’s incorporation in Delaware may make New Hyperfine more attractive to future candidates for its board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Hyperfine to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the combined company to compete more effectively with other public companies in attracting and retaining new directors.
Certain Projected Financial Information
Hyperfine, Inc. and Liminal Sciences, Inc. (collectively, the “Company”) do not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of the Company prepared the prospective financial information set forth below (the “Projections”) to present HealthCor’s board of directors with information in connection with the proposed Business Combination. The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/ prospectus are cautioned not to place undue reliance on the Projections.
Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections.
The Projections are included in this proxy statement/prospectus solely to provide HealthCor’s shareholders access to information made available in connection with the HealthCor board of directors’ consideration of the proposed Business Combination. The HealthCor board of directors considered only the Projections, and did not consider any other projections or material financial information, for purposes of negotiating the terms of the Business Combination Agreement. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after their finalization on June 10, 2021.
While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market, regulatory and financial conditions and matters specific to the businesses of Hyperfine and Liminal, all of which are difficult to predict and many of which are beyond the control of HealthCor, Hyperfine and Liminal, including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward- Looking Statements” and “Risk Factors.”
The Company has not warranted the accuracy, reliability, appropriateness or completeness of the Projections to anyone, including HealthCor. None of the Company’s management nor any of Hyperfine’s or Liminal’s representatives has made or makes any representations to any person regarding the ultimate performance of the Company relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of the Company may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.
The Projections are not included in this proxy statement/prospectus in order to induce any HealthCor shareholders to vote in favor of any of the proposals at the Special Meeting.
We encourage you to review the financial statements of the Company included in this proxy statement/ prospectus, as well as the financial information in the sections entitled “Selected Historical Combined Financial Information of Hyperfine and Liminal” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
Neither HealthCor nor, the Company or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.
	2021	2022	2023	2024	2025
Revenue ($ in millions)	$2.3	$16.3	$54.2	$141.1	$301.6
% Year on year revenue growth	NM	607%	232%	160%	114%
Operating Expenses ($ in millions)	$68.8	$128.9	$168.4	$200.8	$228.6
% Gross Margin	NM	48%	66%	71%	72%
The above revenue Projections were based on a variety of assumptions, including the Company’s present and future serviceable addressable market, the timing of the Company’s international expansion, the growth of the Company’s commercial organization, and the anticipated sales cycle process. The key assumption with respect to the initial serviceable market for the Hyperfine Swoop MRI scanner relates to the number of U.S.-based hospitals and the estimated uptake of devices within the estimated number of such hospitals that acquire the product. The Projections assumed that over time each hospital could install three or more devices with each device serving one area of the hospital — the pediatric unit, the intensive care unit, the emergency room or the operating room. The projections also assumed that each device would result in monthly subscription fees between $6,750 and $7,250 per month for the related software on an installed base of 45 devices in 2021, 264 devices in 2022, 719 devices in 2023, 1,562 devices in 2024 and 2,848 devices in 2025. For the Liminal brain sensing technology, the initial serviceable market was estimated based on the number of procedural settings where the technology could be used and estimated penetrations within each of these settings. In addition, the Projections reflected the anticipated growth in the commercial organization through the hiring of additional territorial sales representatives, developing an inside sales team, and expanding a client success organization. Inside sales will help generate pipeline expansion while the customer success team will help support customers pre- and post-sales to help ensure high utilization and retention rates. These assumptions were then applied against our pricing model, which consists of device sales and subscription services.

In the Projections, estimated revenue growth rates were primarily attributed to estimated sales of Hyperfine’s Swoop MRI scanner. Because Liminal’s brain sensing technology is anticipated to launch in late 2023, the Projections assumed that Liminal would contribute approximately 5% of overall revenues by 2025 from a base of 1,661 installed devices. The Projections also assumed that, beginning in early 2022, the products will expand internationally initially in select markets such as Canada, Pakistan and the United Kingdom and then over the course of the following three years across the European Union, Asia and South America. The Projections did not assume any significant barriers to obtaining regulatory authorization in jurisdictions where the Company plans to expand sales of the Swoop scanner internationally given the Swoop scanner has been FDA-cleared and the technology in large part is used in traditional MRI throughout the world.
For the Projections of operating expenses, the largest driver of these expenses was headcount related costs associated with building out the research and development and commercial teams. Other significant components of estimated operating expenses were stock-based compensation, legal costs for intellectual property and marketing investments to support the anticipated sales growth through product demonstrations, brand building activities and lead generation.
Gross margin reflects the Company’s current build of materials for device production, the related overhead, and the costs associated with our subscription services. Gross margin improvements over time primarily reflect the impact of operating leverage attributed to additional revenue associated with a subscription-based business and, to a lesser degree, the anticipated reduction in our manufacturing and design costs.
Related Agreements
Subscription Agreements
In connection with entering into the Business Combination Agreement, HealthCor entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, the PIPE Investors party thereto agreed to consummate the PIPE Investment. The Subscription Agreements contain customary representations, warranties, covenants and agreements of HealthCor and the PIPE Investors, and are subject to customary closing conditions (including, without limitation, that there is no amendment, waiver or modification to the Business Combination Agreement that would materially and adversely affect the business of Hyperfine and Liminal) and termination rights (including a termination right if the transaction contemplated by the Subscription Agreements has not been consummated by January 6, 2022), other than as a result of breach by the terminating party).
Sponsor Letter Agreement
Concurrently with the execution of the Business Combination Agreement, the Sponsor, Joseph Healey, Michael Weinstein, Christopher Wolfgang, Taylor Harris, HealthCor, Hyperfine and Liminal entered into a sponsor letter agreement, dated as of July 7, 2021 (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each other holder of HealthCor Class B ordinary shares has agreed to, among other things, (i) vote in favor of the transaction proposals (including the proposal to approve the Business Combination Agreement and the related transactions contemplated therein) at the Special Meeting, (ii) be bound by and subject to certain other covenants and agreements of the Business Combination Agreement, as if they were directly party thereto, (iii) waive any adjustment to the conversion ratio set forth in the governing documents of HealthCor or any other anti-dilution or similar protection with respect to the HealthCor Class B ordinary shares (whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise), (iv) not redeem or otherwise exercise any right to redeem any of his, her or its HealthCor equity securities, and (v) be bound by certain transfer restrictions with respect to his, her or its HealthCor equity securities prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
Transaction Support Agreement
On July 8, 2021, Dr. Rothberg and certain stockholders of Hyperfine and Liminal affiliated with Dr. Rothberg (collectively, the “supporting Hyperfine stockholders”) entered into a Transaction Support

Agreement (the “Transaction Support Agreement”), with HealthCor. Under the Transaction Support Agreement, each supporting Hyperfine stockholder agreed, among other things, to (i) execute and deliver to Hyperfine, Liminal and HealthCor, as promptly as reasonably practicable (and in any event within two business days) following the time at which this proxy statement/prospectus is declared effective written consents of the Hyperfine stockholders and the Liminal stockholders, respectively, sufficient to approve the Business Combination Agreement, the related documents and the transactions contemplated thereby (including the Business Combination) and (ii) be bound by certain other covenants and agreements related to the Business Combination. The shares of Hyperfine and Liminal capital stock that are owned by the supporting Hyperfine stockholders and subject to the Transaction Support Agreement represent over 74% of the aggregate outstanding voting power of Hyperfine common stock and preferred stock (on an as-converted basis) and over 95% of the aggregate outstanding voting power of Liminal common stock and preferred stock (on an as-converted basis). In addition, the Transaction Support Agreement prohibits the supporting Hyperfine stockholders from engaging in activities that have the effect of soliciting a competing acquisition proposal.
Amended and Restated Registration Rights Agreement
At the Closing, New Hyperfine, the Sponsor, certain affiliates of the Sponsor (the “Sponsor Group Holders”) and certain securityholders of Hyperfine and Liminal (the “Hyperfine Holders”) intend to enter into the Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, the parties to the Amended and Restated Registration Rights Agreement will agree not to effect any sale or distribution of any equity securities of New Hyperfine held by any of them (except with respect to shares of New Hyperfine Class A common stock acquired in open market transactions or pursuant to the PIPE Investment) during the lock-up period described therein and below and will be granted certain registration rights with respect to their respective shares of New Hyperfine common stock, in each case, on the terms and subject to the conditions therein.
In particular, the Amended and Restated Registration Rights Agreement provides for the following registration rights:
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Registration rights.   Promptly, but in any event within forty-five (45) days following the Closing Date, New Hyperfine will be required to use its commercially reasonable efforts to file a registration statement under the Securities Act to permit the public resale of all registrable securities as permitted by Rule 415 of the Securities Act and to cause such registration statement to be declared effective as soon as practicable after the filing thereof, but in no event later than forty-five (45) days following the filing deadline (or sixty (60) days following the filing deadline if the registration statement is reviewed by and receives comments from the SEC). As soon as practicable following the date of effectiveness of the registration statement, but in any event within two (2) business days of such date, New Hyperfine will notify the holders of registrable securities of the effectiveness of such registration statement. At any time at which New Hyperfine has an effective shelf registration statement with respect to a holder’s registrable securities, any such holder may request to sell all or a portion of their registrable securities pursuant to an underwritten offering pursuant to such shelf registration statement, provided that such holder(s) reasonably expect any such sales to generate aggregate gross proceeds in excess of $25 million or reasonably expect to sell all of the Registrable Securities held by such holder, but in no event for aggregate gross proceeds of less than $5 million in gross proceeds. New Hyperfine will enter into an underwriting agreement with a managing underwriter or underwriters selected by the initiating holder(s), after consultation with New Hyperfine, and will take all such other reasonable actions as are requested by the managing underwriter to expedite or facilitate the disposition of such registrable securities.

•
Demand registration rights.   At any time after the Closing Date, if New Hyperfine does not have an effective registration statement outstanding, New Hyperfine will be required, upon the written request of the holders of at least a majority-in-interest of the then-outstanding registrable securities held by the Sponsor Group Holders or the Hyperfine Holders, as soon as practicable but not more than 45 days after receipt of such written request, to file a registration statement and to effect the registration of all or part of their registrable securities. New Hyperfine is not obligated to effect more than an aggregate of (i) one demand registration at the request of one or more Sponsor Group Holders or (ii) an aggregate of three (3) registrations pursuant to a demand registration request.

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Piggyback registration rights.   At any time after the Closing Date, if New Hyperfine proposes to file a registration statement under the Securities Act to register any of its equity securities, or securities or other obligations exchangeable or convertible into equity securities, or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions and reductions as described in the Amended and Restated Registration Rights Agreement, then New Hyperfine will give written notice of such proposed filing to the holders of registrable securities as soon as practicable but not less than ten (10) days before the anticipated filing of such registration statement. Upon the written request of any holder of registrable securities in response to such written notice, New Hyperfine will, in good faith, cause such registrable securities to be included in the registration statement and use its commercially reasonable efforts to cause the underwriters of any proposed underwritten offering to include such holders’ registrable securities on the same terms and conditions as any similar securities of New Hyperfine included in such registration.

•
Expenses and indemnification.   All fees, costs and expenses of underwritten registrations will be borne by New Hyperfine and all incremental selling expenses relating to such registrations, including underwriting discounts and selling commissions, brokerage fees, marketing costs and all fees and expenses of any legal counsel representing the holders will be borne by the holders of the registrable securities being registered. The Amended and Restated Registration Rights Agreement contains customary cross-indemnification provisions, under which New Hyperfine is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to New Hyperfine, and holders of registrable securities are obligated to indemnify New Hyperfine for material misstatements or omissions attributable to them.

•
Registrable securities.   Securities of New Hyperfine will cease to be registrable securities upon the earlier of (i) the tenth anniversary of the date of the Amended and Restated Registration Rights Agreement, (ii) the date as of which all of the registrable securities have been sold pursuant to an effective registration statement or in compliance with Rule 144 promulgated under the Securities Act, or (iii) after the third anniversary of the Amended and Restated Registration Rights Agreement, the date as of which the holders of all such registrable securities are permitted to sell the registrable securities without volume or manner of sale restrictions pursuant to Rule 144 promulgated under the Securities Act.

•
Lock-up.   Notwithstanding the foregoing, (i) each of the Hyperfine Holders will not transfer any securities of New Hyperfine for the period ending on the earlier of (a) 180 days after the Closing, subject to certain customary exceptions, and (b) subsequent to the Closing, (x) if the last reported sale price of New Hyperfine common stock equals or exceeds $12.00 per share for any 20 trading days within any 30 consecutive trading days after the Closing or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of New Hyperfine’s public stockholders having the right to exchange their shares of New Hyperfine common stock for cash, securities or other property, and (ii) each holder of any Founder Shares, Private Placement Shares or Working Capital Shares, as described elsewhere in this proxy statement/prospectus, will not transfer any securities of New Hyperfine for the period ending on the earlier of (a) one year after the Closing, subject to certain customary exceptions, and (b) subsequent to the Closing, (x) if the last reported sale price of New Hyperfine common stock equals or exceeds $12.00 per share for any 20 trading days within any 30 consecutive trading days commencing at least 180 days after the Closing, or (y) the date on which New Hyperfine completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of New Hyperfine’s public stockholders having the right to exchange their shares of New Hyperfine common stock for cash, securities or other property.

Advisory Agreement with Jonathan M. Rothberg, Ph.D.
In connection with the consummation of the Business Combination Agreement, New Hyperfine and Dr. Rothberg, the founder and a director of Hyperfine and Liminal, will enter into an advisory agreement (the “Advisory Agreement”), effective as of the Closing, pursuant to which Dr. Rothberg will advise New Hyperfine’s Chief Executive Officer and the New Hyperfine Board on strategic matters, and will provide consulting, business development and similar services on matters relating to New Hyperfine’s current, future and potential scientific and strategic initiatives and such other consulting services reasonably requested from time to time. As compensation for Dr. Rothberg’s services under the Advisory Agreement, New Hyperfine will pay Dr. Rothberg a consulting fee of $16,667 per month during the term of the Advisory Agreement. The term of the Advisory Agreement will continue until terminated by New Hyperfine or Dr. Rothberg. Either party may terminate the Advisory Agreement for any reason upon giving thirty (30) days’ advance notice of such termination. In the event of such termination, New Hyperfine will be obligated to pay Dr. Rothberg any earned but unpaid consulting fee as of the termination date.

THE EXTRAORDINARY GENERAL MEETING
General
HealthCor is furnishing this proxy statement/prospectus to HealthCor’s shareholders as part of the solicitation of proxies by HealthCor’s board of directors for use at the Special Meeting to be held on           , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to HealthCor’s shareholders on or about           , 2021 in connection with the vote on the Shareholder Proposals. This proxy statement/prospectus provides HealthCor’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.
Date, Time and Place
The Special Meeting will be held on           , 2021, at       a.m., Eastern time, at           . In light of the coronavirus pandemic and to support the well-being of HealthCor’s shareholders, directors and officers, HealthCor encourages you to use remote methods of attending the Special Meeting or to attend via proxy. You may attend the Special Meeting and vote your shares electronically during the Special Meeting via live webcast by visiting           . You will need the meeting control number that is printed on your proxy card to enter the Special Meeting. You may also attend the meeting telephonically by dialing        .
Purpose of the Special Meeting
At the Special Meeting, HealthCor is asking holders of ordinary shares to:
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consider and vote upon a proposal to approve and adopt by ordinary resolution under Cayman Islands Companies Act the Business Combination Agreement (a copy of which is attached to this proxy statement/prospectus as Annex A) and to approve the transactions contemplated by the Business Combination Agreement (the “Business Combination Proposal”);

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consider and vote upon a proposal to approve by special resolution under the Cayman Islands Companies Act, assuming the Business Combination Proposal is approved and adopted, the change of HealthCor’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

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consider and vote upon a proposal to approve by special resolution under the Cayman Islands Companies Act, assuming the Business Combination Proposal and the Domestication Proposal are approved and adopted, the approval and adoption of the Proposed Charter and the Proposed Bylaws as the certificate of incorporation and bylaws of New Hyperfine thereby replacing the Current Articles from and after the Domestication is effective (the “Organizational Documents Proposal”);

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consider and vote upon eight separate proposals (collectively, as the “Advisory Charter Proposals”) to approve, on a non-binding advisory basis, the following material differences between the Current Articles and the Proposed Charter and Proposed Bylaws of New Hyperfine:

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to increase the authorized share capital in the Proposed Charter from 555,000,000 shares divided into 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Class B ordinary shares” and, together with the Class A ordinary shares, the “ordinary shares”), and 5,000,000 preference shares, par value $0.0001 per share (the “preference shares”), to authorized capital stock of 628,000,000 shares, consisting of (i) 600,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), (ii) 27,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B common stock” and, together with the Class A common stock, the “common stock”), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share;

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to provide in the Proposed Charter that holders of shares of Class A common stock will be entitled to cast one vote per share of Class A common stock and holders of shares of Class B common stock will be entitled to cast 20 votes per share of Class B common stock on each matter properly submitted to New Hyperfine’s stockholders entitled to vote, as opposed to the

Current Articles, which provides that each Class A ordinary share and each Class B ordinary share is entitled to one vote per share on each matter properly submitted to HealthCor’s shareholders entitled to vote;
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to provide that amendments to certain provisions of the Proposed Charter relating to the rights of Class A common stock and Class B common stock will require (i) so long as any shares of Class B common stock remain outstanding, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B common stock, voting as a separate class, (ii) so long as any shares of Class A common stock remain outstanding, the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, voting as a separate class, and (iii) the affirmative vote of the holders of a majority of the voting power of the then outstanding capital stock of New Hyperfine entitled to vote generally in the election of directors, voting together as a single class, as opposed to the Current Articles, which only require such an amendment to be approved by a special resolution passed by holders of at least two-thirds of HealthCor’s ordinary shares who attend, in person or by proxy, and vote at a general meeting;

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to provide that the Proposed Bylaws may be amended, altered, repealed or adopted either (x) by the affirmative vote of a majority of the board of directors of New Hyperfine (the “New Hyperfine Board”) present at any regular or special meeting of the New Hyperfine Board at which a quorum is present or (y) (i) when the issued and outstanding shares of Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of New Hyperfine that would be entitled to vote in the election of directors or, prior to such time, (ii) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors;

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to provide in the Proposed Charter that the number of directors will be fixed and may be modified by the New Hyperfine Board; provided that the number of directors cannot exceed a certain threshold without the affirmative vote of the holders of (x) at least two-thirds of the voting power of the shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors when the issued and outstanding shares of Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would be entitled to vote for the election of directors, or, prior to such time, (y) a majority of the voting power of the outstanding shares of capital stock of New Hyperfine that would be entitled to vote in the election of directors, as opposed to the Current Articles, which provide that the number of directors will be determined by an ordinary resolution passed by holders of a majority of HealthCor’s ordinary shares who attend and vote, either in person or by proxy, at a general meeting;

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to provide in the Proposed Charter that the New Hyperfine Board is not classified, and that the New Hyperfine directors shall serve for a term of one year, expiring at the next annual meeting of stockholders of New Hyperfine, as opposed to the Current Articles, which provide that HealthCor’s board of directors is divided into three classes, with each class elected for staggered three year terms;

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to provide in the Proposed Charter that any or all directors of New Hyperfine may be removed from office at any time with or without cause and for any or no reason only with and immediately upon the vote, (i) on or after date time that the outstanding shares of Class B common stock represents less than 50% of the voting power of the shares of capital stock of New Hyperfine then outstanding and entitled to vote in the election of directors, by the affirmative vote of the holders of at least two-thirds of the voting power of the capital stock of New Hyperfine or (ii) prior to such time, by the affirmative vote of the holders of a majority of the voting power of the capital stock of New Hyperfine then outstanding and entitled to vote in the election of directors, as opposed to the Current Articles, which provide that (i) prior to the consummation of a business combination, directors may be removed by an ordinary resolution passed by a majority of the holders of the Class B ordinary shares or (ii) following the consummation of a business combination, directors may be removed by an ordinary resolution passed by a simple majority of all HealthCor shareholders entitled to vote. Additionally, newly-created directorships resulting from an increase in the number of directors and any vacancies on the New Hyperfine Board may be filled by either the directors of the New Hyperfine Board or the New Hyperfine stockholders as set forth in the Proposed Charter; and
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to eliminate various provisions in the Current Articles applicable only to blank check companies, including the provisions requiring that HealthCor have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination;

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consider and vote upon a proposal to approve by ordinary resolution under the Cayman Islands Companies Act, assuming the Business Combination Proposal, the Domestication Proposal and the Organizational Documents Proposal are approved and adopted, for the purposes of complying with the applicable Nasdaq listing rules, the issuance of shares of Class A common stock pursuant to the terms of the Business Combination Agreement and to the PIPE Investors in accordance with the Subscription Agreements and (the “Stock Issuance Proposal”);

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consider and vote upon a proposal to approve by ordinary resolution under the Cayman Islands Companies Act, assuming the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the Stock Issuance Proposal are approved and adopted, the appointment of seven directors who, effective immediately after the Effective Time of the Mergers, will become the directors of New Hyperfine until their respective successors are duly elected and qualified pursuant to the terms of the Proposed Charter (the “Director Election Proposal”). Under the Current Articles, prior to the consummation of a business combination, only holders of the Class B ordinary shares are entitled to vote on the Director Election Proposal;

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consider and vote upon a proposal to approve by ordinary resolution under the Cayman Islands Companies Act the adoption of the Hyperfine, Inc. 2021 Equity Incentive Plan (the “Incentive Plan Proposal” and, collectively with the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal and the Director Election Proposal, the “Condition Precedent Proposals”); and

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consider and vote upon a proposal to approve by ordinary resolution under the Cayman Islands Companies Act the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, any of the Condition Precedent Proposals would not be duly approved and adopted by our shareholders (the “Adjournment Proposal”).

Recommendation of HealthCor’s Board of Directors
Based on the HealthCor Board’s full analysis of Hyperfine’s and Liminal’s product portfolio, total addressable market, patent estate as evaluated by third party counsel, competitive positioning, historical and prospective financial performance and reimbursement profile, HealthCor’s board of directors has unanimously determined that the Business Combination Proposal is in the best interests of HealthCor and its shareholders, has unanimously approved the Business Combination Proposal, and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.
The existence of financial and personal interests of HealthCor’s directors may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is in the best interests of HealthCor and its shareholders and what he or she may believe is best for himself or herself in determining to recommend that shareholders vote for the proposals. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of HealthCor Directors and Officers in the Business Combination” for a further discussion.
Record Date; Who Is Entitled to Vote
HealthCor has fixed the close of business on           , 2021, as the “record date” for determining which HealthCor shareholders are entitled to notice of and to attend and vote at the Special Meeting. As of

the close of business on           , 2021, there were           Class A ordinary shares and          Class B ordinary shares outstanding and entitled to vote. Each ordinary share is entitled to one vote per share at the Special Meeting.
In connection with our initial public offering, our initial shareholders entered into the IPO Letter Agreement to vote their founder shares, as well as any Public Shares purchased during or after our initial public offering, in favor of the Business Combination Proposal and we also expect them to vote their shares in favor of all other Shareholder Proposals. As of the date hereof, our initial shareholders own 21.9% of our total outstanding ordinary shares.
Quorum
The presence, in person, virtually or by proxy, of the holders of a majority of the outstanding ordinary shares entitled to vote constitutes a quorum at the Special Meeting.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to HealthCor but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal and the Domestication Proposal.
Vote Required for Approval
The approval of each of the Business Combination Proposal, the Advisory Charter Proposals, the Stock Issuance Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires an ordinary resolution under the Cayman Islands Act, being the affirmative vote of the holders of a majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the Special Meeting. Under the Current Articles, prior to the consummation of a business combination, only holders of the Class B ordinary shares are entitled to vote on the Director Election Proposal.
The approval of each of the Domestication Proposal and Organizational Documents Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present, in person or by proxy, and entitled to vote on such matter, vote at the Special Meeting.
Each of the Condition Precedent Proposals is conditioned on the approval of the other Condition Precedent Proposals, and if any Condition Precedent Proposal is not approved, then the other Condition Precedent Proposals will have no effect, even if approved by our Public Shareholders. The Adjournment Proposal is not conditioned upon the approval of any other proposal.
Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the Special Meeting and, therefore, will have no effect on the outcome of any of the proposals.
Voting Your Shares
Each ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your ordinary shares at the Special Meeting:
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You Can Vote By Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by HealthCor’s board of directors “FOR” the Business

Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Organizational Documents Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Stock Issuance Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.
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You Can Attend the Special Meeting and Vote in Person.   You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way HealthCor can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a HealthCor shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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you may notify the Secretary of HealthCor in writing before the Special Meeting that you have revoked your proxy; or

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you may attend the Special Meeting, revoke your proxy, and vote in person or virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing HCAQ@investor.morrowsodali.com.
Redemption Rights
Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the Business Combination, against the Business Combination or do not vote in relation to the Business Combination. Any Public Shareholder may request redemption of their Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest, less income taxes payable, divided by the number of then issued and outstanding Public Shares. If a Public Shareholder properly seeks redemption as described in this section and the Business Combination is consummated, such holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the shares of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Our initial shareholders will not have redemption rights with respect to any ordinary shares owned by them, directly or indirectly.
You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
hold Public Shares; and

(ii)
prior to         a.m., Eastern time, on           , 2021, (a) submit a written request to the transfer agent that HealthCor redeem your Public Shares for cash and (b) deliver your share certificates for your Public Shares (if any) to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
A HealthCor shareholder may not withdraw a redemption request once submitted to HealthCor unless the board of directors of HealthCor determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). Furthermore, if a Public Shareholder delivers its certificate (if any) and other redemption forms in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that HealthCor to permit the withdrawal of the redemption request and instruct its transfer agent to return the certificate (physically or electronically). The Public Shareholder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.
If the Business Combination is not approved or completed for any reason, then our Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, HealthCor will promptly return any shares previously delivered by the Public Shareholders.
The closing price of ordinary shares on July 15, 2021, was $9.88. Prior to exercising redemption rights, shareholders should verify the market price of ordinary shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. HealthCor cannot assure its shareholders that they will be able to sell their ordinary shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If a Public Shareholder exercises its redemption rights, then it will be exchanging its Public Shares for cash and will no longer own those Public Shares. A redeeming shareholder will be entitled to receive cash for these Public Shares only if, prior to the deadline for submitting redemption requests, it (a) properly demands redemption and (b) delivers its Public Shares (either physically or electronically) to the Transfer Agent, and the Business Combination is consummated.
Appraisal Rights
HealthCor shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Potential Purchases of Shares
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding HealthCor or its securities, the initial shareholders, Hyperfine, Liminal and/or its affiliates may purchase shares from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Business Combination Proposal or not redeem their Public Shares. The purpose of any such transaction could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination, or (ii) increase the likelihood that the Aggregate Transaction Proceeds Condition is satisfied. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by HealthCor’s initial shareholders for nominal value.

Proxy Solicitation Costs
HealthCor is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. HealthCor and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. HealthCor will bear the cost of the solicitation.
HealthCor has hired Morrow Sodali LLC to assist in the proxy solicitation process. HealthCor will pay that firm a fee of $25,000 plus disbursements. Such fee will be paid with non-Trust Account funds.
HealthCor will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. HealthCor will reimburse them for their reasonable expenses.
Assistance
If you need assistance voting or completing your proxy card, or if you have questions regarding the HealthCor Special Meeting, please contact Morrow Sodali LLC, HealthCor’s proxy solicitor for the HealthCor Special Meeting, at:
Address: 509 Madison Avenue, Suite 1206, New York, NY 10022
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: HCAQ@investor.morrowsodali.com

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL
Holders of HealthCor ordinary shares are being asked to approve the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. HealthCor shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, substantially in the form attached as Annex A to this proxy statement/prospectus. Please see the sections entitled “The Business Combination Agreement” in this proxy statement/prospectus for additional information regarding the Business Combination and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.
HealthCor may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the ordinary shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s entry into the Business Combination Agreement, dated as of July 7, 2021, by and among HealthCor, Merger Sub I, Merger Sub II, Hyperfine and Liminal (in the form attached to the proxy statement/prospectus as Annex A), be and hereby are confirmed, ratified and approved in all respects and that the consummation of the transactions contemplated by the Business Combination Agreement be and hereby are authorized and approved in all respects.”
Interests of HealthCor Directors and Officers in the Business Combination
In considering the recommendation of the board of directors of HealthCor to vote in favor of approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal and the other Shareholder Proposals, shareholders should keep in mind that the Sponsor and certain members of the board of directors and officers of HealthCor have interests in such Shareholder Proposals that are different from, or in addition to, those of HealthCor’s shareholders generally. In particular:
•
If HealthCor does not consummate a business combination by January 29, 2023 (unless such date is extended in accordance with the Current Articles), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,175,000 Class B ordinary shares would be worthless because following the redemption of the Public Shares, HealthCor would likely have few, if any, net assets and because the holders of our Class B ordinary shares have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Class B ordinary shares if we fail to complete a business combination within the required period. The Sponsor purchased the Class B ordinary shares prior to our initial public offering for approximately $0.006 per share. The 5,175,000 shares of New Hyperfine Class A common stock that the Class B ordinary shareholders will hold following the Business Combination, if unrestricted and freely tradable, would have had aggregate market value of $      based upon the closing price of $      per share of the Class A ordinary shares on                 , 2021, the most recent closing price. Given such shares will be subject to lock-up restrictions, we believe such shares have less value.

•
Sponsor purchased 614,000 Private Placement Shares at a price of $10.00 per share for an aggregate purchase price of $6,140,000, and such Private Placement Shares will expire and be worthless if a business combination is not consummated by January 29, 2023 (unless such date is extended in accordance with the Current Articles).

•
HealthCor’s existing directors and officers will be eligible for continued indemnification and continued coverage under HealthCor’s directors’ and officers’ liability insurance after the Business Combination.

•
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to HealthCor if and to the extent any claims by a vendor for services rendered or products sold to HealthCor, or a prospective target business with which HealthCor has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of HealthCor’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•
Following consummation of the Business Combination, the Sponsor, our officers and directors and their respective affiliates would be entitled to reimbursement for certain reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by HealthCor from time to time, made by Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination. However, if HealthCor fails to consummate a business combination within the required period, the Sponsor and HealthCor’s officers and directors and their respective affiliates will not have any claim against the Trust Account for reimbursement.

•
If HealthCor is able to complete a business combination within the required time period, Sponsor, its affiliates and certain of our directors may receive a positive return on the 5,175,000 Class B ordinary shares that they currently hold and/or the 614,000 Private Placement Shares discussed above, even if the holders of Class A ordinary shares experience a negative return on their investment after consummation of the business combination.

•
Pursuant to the Registration Rights Agreement, our initial shareholders (which includes the Sponsor and certain of our directors) will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of New Hyperfine Class A common stock that will be held by such parties.

Vote Required for Approval
This Business Combination Proposal (and consequently, the transactions contemplated by the Business Combination Agreement, including the Business Combination) requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of the majority of the ordinary shares who, being present in person or by proxy and entitled to vote on such matter, vote at the Special Meeting.
Failure to submit a proxy or to vote in person or virtually at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal.
The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other Shareholder Proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.
The Sponsor and HealthCor’s directors and officers have agreed to vote the founder shares and any Class A ordinary shares owned by them in favor of the Business Combination Proposal. See “The Business Combination Agreement — Related Agreements — Sponsor Letter Agreement” for more information.
Recommendation of the HealthCor Board of Directors
THE HEALTHCOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of HealthCor’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of HealthCor and its shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Business Combination Proposal. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of HealthCor Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 2 — THE DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then HealthCor is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination. If, however, the Domestication Proposal is approved, but the Business Combination Proposal is not approved, then neither the Domestication nor the Business Combination will be consummated.
As a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement, the board of directors of HealthCor has unanimously approved a change of HealthCor’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). To effect the Domestication, HealthCor will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate Domestication with the Secretary of State of the State of Delaware, under which HealthCor will be domesticated and continue as a Delaware corporation. On the effective date of the domestication, (a) each outstanding Class A ordinary share will automatically convert into one share of New Hyperfine Class A common stock and (b) each outstanding Class B ordinary share will automatically convert into one share of New Hyperfine Class A common stock.
The Domestication Proposal, if approved, will approve a change of HealthCor’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while HealthCor is currently governed by the Cayman Islands Companies Act, upon Domestication, HealthCor will be governed by the Delaware General Corporation Law (the “DGCL”). We urge shareholders to carefully consult the information set out below under “— Comparison of Corporate Governance and Shareholders.” Additionally, we note that if the Domestication Proposal is approved, then HealthCor will also ask its shareholders to approve the Organizational Documents Proposal (discussed below), which, if approved, will replace our Current Articles under the Cayman Islands law with a new certificate of incorporation and bylaws of New Hyperfine under the DGCL (the “Proposed Organizational Documents”). The Proposed Organizational Documents differ in certain material respects from our Current Articles and we urge shareholders to carefully consult the information set out below under “Proposal No. 3 — The Organizational Documents Proposal,” the Current Articles, attached hereto as Annex B and the Proposed Organizational Documents of HealthCor, attached hereto as Annex C and Annex D.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to HealthCor that will arise as a result of a change of domicile to Delaware. Further, our board of directors believes that any direct benefit that Delaware law provides to a corporation also indirectly benefits the shareholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of HealthCor and its shareholders, including:
•
Prominence, Predictability, and Flexibility of Delaware Law.    For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours. Based on publicly available data, over half of publicly-traded corporations in the United States and over 67% of all Fortune 500 companies are incorporated in Delaware.
•
Well-Established Principles of Corporate Governance.    There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a corporation’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Such clarity would be advantageous to New Hyperfine, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for HealthCor’s shareholders from possible abuses by directors and officers.

•
Increased Ability to Attract and Retain Qualified Directors.    Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. HealthCor’s incorporation in Delaware may make New Hyperfine more attractive to future candidates for its board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Hyperfine, following completion of the Business Combination, to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman Islands and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a corporation’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable New Hyperfine to compete more effectively with other public companies in attracting and retaining new directors.
Anticipated Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the combined assets and liabilities of HealthCor as a result of Domestication. The business, capitalization, assets and liabilities and financial statements of HealthCor immediately following the Domestication will be the same as those of HealthCor immediately prior to the Domestication.
Comparison of Corporate Governance and Shareholders
HealthCor is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and HealthCor’s Current Articles govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Current Articles will differ in certain material respects from the Proposed Organizational Documents. As a result, the rights of a stockholder of New Hyperfine will differ in some regards as compared to the rights of a shareholder of HealthCor.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of HealthCor and New Hyperfine according to applicable law and/or the organizational documents of HealthCor and New Hyperfine. You also should review the Proposed Organizational Documents attached hereto as Annex C and Annex D to this proxy statement/prospectus, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to HealthCor and New Hyperfine.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares.	Statutory mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
	Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval.	All statutory mergers (other than parent/subsidiary mergers) require shareholder approval by special resolution — there is no exception for smaller mergers.
	Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.	Where a bidder has acquired at least 90% of the shares to which a takeover offer relates, it can compulsorily acquire the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a scheme of arrangement transaction which is approved by a majority in number representing 75% in value of shareholders present, in person or by proxy, at a shareholder meeting convened by the Cayman Islands court. Once shareholder approval has been obtained, the scheme of arrangement is then sanctioned by a Cayman Islands court.
Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.	Under the Cayman Islands Companies Act and the Current Articles, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).

	Delaware	Cayman Islands
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger, except in certain circumstances.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum.	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes fiduciary duties to a company, including to avoid conflicts of interest and to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.
Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be eliminated, except with regard to their own fraud or willful default.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED as a special resolution that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the current articles of association of HealthCor Catalio Acquisition Corporation and be registered by way of continuation as a corporation in the State of Delaware.”

Vote Required for Approval
If the Business Combination Proposal is not approved, the Domestication Proposal will not be presented at the Special Meeting. The approval of Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present, in person or by proxy, and entitled to vote on such matter, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.
The Business Combination is conditioned upon the approval of the Domestication Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Domestication Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Domestication Proposal will not be effected.
The Sponsor and HealthCor’s directors and officers have agreed to vote the founder shares and any Class A ordinary shares owned by them in favor of the Domestication Proposal. See “The Business Combination Agreement — Related Agreements — Sponsor Letter Agreement” for more information.
Recommendation of the HealthCor Board of Directors
THE HEALTHCOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of HealthCor’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of HealthCor and its shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Domestication Proposal. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of HealthCor Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 3 — THE ORGANIZATIONAL DOCUMENTS PROPOSAL
Overview
As discussed in this proxy statement/prospectus, if the Business Combination Proposal and the Domestication Proposal are approved, then HealthCor is asking its shareholders to approve the Organizational Documents Proposal. Under the Business Combination Agreement, the approval of the Organizational Documents Proposal is also a condition to the consummation of the Business Combination. If, however, the Organizational Documents Proposal is approved but either the Business Combination Proposal or the Domestication Proposal is not approved, then neither the Business Combination nor the Domestication will be consummated.
If each of the other Condition Precedent Proposals and the Organizational Documents Proposal are approved and the Business Combination is to be consummated, then the Proposed Charter and the Proposed Bylaws will be substantially in the form set forth on Annex C and Annex D, respectively, and each of the matters contemplated by the Advisory Charter Proposals will be included in the Proposed Charter adopted by New Hyperfine. The approval or lack thereof of any of the Advisory Charter Proposals will not affect the effectiveness of the Organizational Documents Proposal, if approved by HealthCor’s shareholders.
All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.
Reasons for the Organizational Documents Proposal
Each of the Proposed Charter and the Proposed Bylaws was negotiated as part of the Business Combination. The Board’s specific reasons for each of the Advisory Charter Proposals (each of which are included in the Proposed Charter) are set forth in the section titled “Proposal No. 4 — The Advisory Charter Proposals.”
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED as a special resolution, that the memorandum and articles of association of the Company be amended and restated by their deletion in their entirety and their replacement by the certificate of incorporation and bylaws of New Hyperfine (annexed to the proxy statement/prospectus as Annex C and Annex D, respectively) and that these be approved as the certificate of incorporation and bylaws, respectively, of New Hyperfine, effective upon the effectiveness of the Domestication.”
Vote Required for Approval
If the Business Combination Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposal will not be presented at the Special Meeting. The approval of the Organizational Documents Proposal requires a special resolution under the Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present, in person or by proxy, and entitled to vote a on such matter, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for purposes of establishing quorum, will not count as a vote cast at the Special Meeting.
The Sponsor and HealthCor’s directors and officers have agreed to vote the founder shares and any Class A ordinary shares owned by them in favor of the Organizational Documents Proposal. See “The Business Combination Agreement — Related Agreements — Sponsor Letter Agreement” for more information.
Recommendation of the HealthCor Board of Directors
THE HEALTHCOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE ORGANIZATIONAL DOCUMENTS PROPOSAL.
The existence of financial and personal interests of one or more of HealthCor’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of HealthCor and its shareholders and what they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Organizational Documents Proposal. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of HealthCor Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 4 — THE ADVISORY CHARTER PROPOSALS
Overview
In connection with the Business Combination, HealthCor is asking its shareholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Cayman Islands law separate and apart from the Organizational Documents Proposal but, pursuant to SEC guidance, HealthCor is required to submit these provisions to its shareholders separately for approval, allowing shareholders the opportunity to present their separate views on important governance provisions. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on HealthCor or the HealthCor board of directors (separate and apart from the approval of the Organizational Documents Proposal). In the judgment of the HealthCor board of directors, these provisions are necessary to adequately address the needs of the post-combination company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Organizational Documents Proposal).
Advisory Charter Proposal	HealthCor Current Articles	Proposed Charter
Advisory Charter Proposal A — Changes in Share Capital	Under the Current Articles, HealthCor is currently authorized to issue 555,000,000 shares of capital stock, consisting of (a) 550,000,000 ordinary fully paid shares, including 500,000,000 Class A ordinary shares, par value $0.0001 each per share, and 50,000,000 Class B ordinary shares, par value $0.0001 each per share, and (b) 5,000,000 preference shares, par value $0.0001 each per share.	Under the Proposed Charter, New Hyperfine will be authorized to issue 628,000,000 shares of capital stock, consisting of (i) 600,000,000 shares of New Hyperfine Class A common stock, par value $0.0001 per share, (ii) 27,000,000 shares of New Hyperfine Class B common stock, par value $0.0001 per share, and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share.
Advisory Charter Proposal B — Voting Power	Under the Current Articles, the holders of Class A ordinary shares and Class B ordinary shares are entitled to one (1) vote for each such share on all matters which shareholders are entitled to vote.	Under the Proposed Charter, holders of New Hyperfine Class A common stock will be entitled to cast (1)one vote per share of New Hyperfine Class A common stock, while holders of New Hyperfine Class B common stock will be entitled to cast one (1) vote per share of New Hyperfine Class A common stock prior to the Effective Time and twenty (20) votes per share of New Hyperfine Class B common stock at and after the Effective Time.

Advisory Charter Proposal	HealthCor Current Articles	Proposed Charter
Advisory Charter Proposal C — Limiting the Ability to Act by Written Consent	The Current Articles provide that a resolution in writing signed by all of the shareholders entitled to vote at general meetings shall be as valid and effective as if the same had been passed at a duly convened and held general meeting.	Under the Proposed Charter, any action required or permitted to be taken by the stockholders of New Hyperfine must be effected at an annual or special meeting of the stockholders and may not be effected by written consent; provided, however, prior to the first date on which the issued and outstanding shares of New Hyperfine Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would be entitled to vote for the election of directors, any action required or permitted to be taken at any annual or special meeting of New Hyperfine stockholders, may be taken by written consent if such written consent is signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such matter were present and voted.

Advisory Charter Proposal	HealthCor Current Articles	Proposed Charter
Advisory Charter Proposal D — Required Vote to Amend the Charter	The Current Articles provide that amendments may be made by a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote, vote at a general meeting.
Under the Proposed Charter, in addition to any vote required by Delaware law, the Proposed Charter may be amended, altered, changed, adopted or repealed by the affirmative vote of the holders of a majority of the voting power of all shares of capital stock then outstanding and entitled to vote generally in the election of directors, voting together as a single class; provided, however, that (i) so long as any shares of New Hyperfine Class B common stock remain outstanding, the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of New Hyperfine Class B common stock, voting as a separate class, is required to amend, alter, change, repeal or adopt any provisions of the Proposed Charter (1) in a manner that is inconsistent with, or that changes any of the voting, conversion, dividend or liquidation provisions of the shares of New Hyperfine Class B common stock or other rights, powers, preferences or privileges of the shares of Class B common stock, (2) to provide for each share of New Hyperfine Class A common stock or any
Preferred Stock to have more than one (1) vote per share or any rights to a separate class vote of the holders of shares of New Hyperfine Class A common stock other than as provided by the Proposed Charter or required by the DGCL, or (3) to otherwise adversely impact the rights, powers, preferences or privileges of the shares of New Hyperfine Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of New Hyperfine Class A common stock; and (ii) so long as any shares of New Hyperfine Class A common stock remain

Advisory Charter Proposal	HealthCor Current Articles	Proposed Charter
outstanding, the affirmative vote of the holders of a majority of the outstanding shares of New Hyperfine Class A common stock, voting as a separate class, is required to amend, alter, change, repeal or adopt any provisions of the Proposed Charter (1) in a manner that alters or changes the powers, preferences, or special rights of the shares of New Hyperfine Class A common stock so as to affect them adversely, or (2) to provide for each share of New Hyperfine Class B common stock to have more than twenty (20) votes per share or any rights to a separate class vote of the holders of shares of New Hyperfine Class B common stock other than as provided by the Proposed Charter or required by the DGCL. Any amendment to a provision of the Proposed Charter that contemplates a specific approval requirement by the stockholders shall require the greater of (x) the specific approval requirement by the stockholders contemplated in that provision and (y) the approval requirements contemplated in the provisions immediately above.

Advisory Charter Proposal	HealthCor Current Articles	Proposed Charter
Advisory Charter Proposal E — Required Vote to Amend the Bylaws	The Current Articles provide that amendments may be made by a special resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of at least two-thirds of the ordinary shares who, being present in person or by proxy and entitled to vote, vote at a general meeting.	Under the Proposed Charter, the New Hyperfine Board is expressly authorized to adopt, amend, alter or repeal the New Hyperfine Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the New Hyperfine Board at which a quorum is present. The New Hyperfine Bylaws may also be adopted, amended, altered or repealed, (i) on or after the time that the outstanding shares of Class B common stock represents less than 50% of the voting power of the shares of capital stock of New Hyperfine then outstanding and entitled to vote in the election of directors, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the capital stock of New Hyperfine or, prior to such time (ii) by the affirmative vote of the holders of a majority of the voting power of the capital stock of New Hyperfine then outstanding and entitled to vote in the election of directors.
Advisory Charter Proposal F — Required Vote to Change Number of Directors	Under the Current Articles, the number of directors of HealthCor may be increased or reduced by an ordinary resolution, being the affirmative vote of the holders of a majority of the ordinary shares who, being present either in person or by proxy and entitled to vote, vote at a general meeting.
Under the Proposed Charter, the number of directors will be fixed from time to time by the New Hyperfine Board; provided that, unless approved (i) when outstanding Class B common stock represents less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would be entitled to vote for the election of directors, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the capital stock of New Hyperfine or, prior to such time (ii) by the affirmative vote of the holders of a majority of the voting power of the outstanding capital stock of New
Hyperfine, the number of directors shall not exceed nine (9).

Advisory Charter Proposal	HealthCor Current Articles	Proposed Charter
Advisory Charter Proposal G — Classified Board	Under the Current Articles, the HealthCor board of directors shall be divided into three classes, nearly equal in number as possible and designated as Class I, Class II and Class III. The Class I directors shall stand appointed for a term expiring at HealthCor’s first annual general meeting, the Class II directors shall stand appointed for a term expiring at the HealthCor’s second annual general meeting and the Class III directors shall stand appointed for a term expiring at the HealthCor’s third annual general meeting. Commencing at the HealthCor’s first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.	Under the Proposed Charter, all directors will be elected each year for one-year terms.

Advisory Charter Proposal	HealthCor Current Articles	Proposed Charter
Advisory Charter Proposal H — Removal of Directors; Newly-Created Directorships
Under the Current Articles, prior to the closing of a business combination, holders of the Class B ordinary shares of HealthCor have the exclusive right to remove any director of HealthCor and holders of Class A ordinary shares of HealthCor have no right to vote on the removal of any director. Following the closing of a business combination, directors of HealthCor may be removed by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of HealthCor.
Newly-created directorships resulting from the increase in the number of directors and any vacancies on the HealthCor board of directors may be filled by (i) prior to the closing of a business combination, the affirmative vote of holders of a majority of the Class B ordinary shares of HealthCor, (ii) following the closing of a business combination, the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of HealthCor or (iii) at any time, an affirmative vote of the majority of the remaining directors then in office.

Under the Proposed Charter, any or all directors of New Hyperfine may be removed from office at any time with or without cause and for any or no reason only with and immediately upon the vote, (i) on or after the time that the outstanding shares of Class B common stock represents less than 50% of the voting power of the shares of capital stock of New Hyperfine then outstanding and entitled to vote in the election of directors, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the capital stock of New Hyperfine or, prior to such time, (ii) by the affirmative vote of the holders of a majority of the voting power of the capital stock of New Hyperfine then outstanding and entitled to vote in the election of directors.
Newly-created directorships resulting from an increase in the number of directors and any vacancies on the New Hyperfine Board may be filled by either the directors of the New Hyperfine Board, or by the New Hyperfine stockholders as set forth in the Proposed Charter.

Advisory Charter Proposal I — Removal of Blank Check Company Provisions	The Current Articles contains various provisions applicable only to blank check companies.	The Proposed Charter will not include these provisions applicable only to blank check companies, including the provisions requiring that HealthCor have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination.
Reasons for Approval of the Advisory Charter Proposals
Advisory Charter Proposal A — Changes in Share Capital
The Proposed Charter is intended to provide adequate authorized share capital to (i) accommodate the issuance of shares of New Hyperfine Class A common stock and New Hyperfine Class B common stock as part of the consideration in the Business Combination and (ii) provide flexibility for future issuances of shares of New Hyperfine stock if determined by the New Hyperfine Board to be in the best interests of New Hyperfine after the consummation of the Business Combination without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Advisory Charter Proposal B — Voting Rights of Common Stock
The Proposed Charter provides that following the Effective Time holders of shares of New Hyperfine Class B common stock will have 20 votes on each matter properly submitted to the stockholders entitled to vote. Because, upon consummation of the Business Combination, Dr. Rothberg will be the sole beneficial owner of shares of Class B common stock, and those shares are generally restricted from transfers, except in limited circumstances, this dual class stock structure provides Dr. Rothberg with the ability to control the outcome of matters requiring stockholder approval, even though he owns significantly less than a majority of the shares of outstanding New Hyperfine Class A common stock. We believe that our success rests on our ability to undertake a long-term view and Dr. Rothberg’s controlling interest will enhance New Hyperfine’s ability to focus on long-term value creation and help insulate New Hyperfine from short-term outside influences. Dr. Rothberg’s voting control also provides New Hyperfine with flexibility to employ various financing and transaction strategies involving the issuance of equity securities, while maintaining Dr. Rothberg’s control.
Advisory Charter Proposal C — Limiting the Ability to Act by Written Consent
The HealthCor board of directors believes that limiting the ability of stockholders to act by written consent after the time that Dr. Rothberg no longer beneficially owns at least a majority of the voting power of the capital stock of New Hyperfine is appropriate to protect New Hyperfine from unwarranted attempts to gain corporate control in its post-Business Combination phase. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and post-Business Combination Bylaws.
Advisory Charter Proposal D — Required Vote to Amend the Charter
The HealthCor board of directors believes that it is important to require a supermajority vote of New Hyperfine Class B common stock, voting as a separate class, in order to amend provisions in the Proposed Charter relating to the voting and other rights of Class B common stock. As noted above, our dual class structure provides us with the ability to take a long-term view, and Dr. Rothberg’s controlling interest, including protections of this controlling interest, will enhance New Hyperfine’s ability to focus on long-term value creation.
Advisory Charter Proposals E and F — Required Vote to Amend the Bylaws and Required Vote to Change Number of Directors
The HealthCor board of directors believes that the supermajority voting requirements described in Advisory Charter Proposals E and F are appropriate to protect all stockholders of New Hyperfine, if Dr. Rothberg ceases to beneficially own shares of New Hyperfine stock representing at least a majority of the total voting power. In reaching this conclusion, the HealthCor board of directors is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the Business Combination, particularly after the time Dr. Rothberg ceases to beneficially own shares of New Hyperfine stock representing at least a majority of the voting power of the capital stock of New Hyperfine. The HealthCor board of directors further believes that going forward, if, and after, Dr. Rothberg ceases to beneficially own shares of New Hyperfine stock representing at least a majority of the voting power of the capital stock of New Hyperfine, a supermajority voting requirement encourages the person seeking control of New Hyperfine to negotiate with the New Hyperfine Board to reach terms that are appropriate for all stockholders.
Advisory Charter Proposal G — Declassification of the New Hyperfine Board
The HealthCor board of directors recognizes that a classified board structure may appear to reduce director accountability to stockholders since this structure does not permit stockholders to express a view on each director’s performance by means of an annual vote. Although the HealthCor board of directors believes that declassifying the New Hyperfine Board is in the best interests of New Hyperfine stockholders, the HealthCor board of directors is aware that there may be disadvantages to a declassified board structure. For example, a classified board structure may provide increased board continuity and stability and encourages directors to focus on the long-term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors. However, after considering the foregoing, and in light of our dual class structure and controlled company status, the HealthCor board of directors believes that the declassification of the New Hyperfine Board under this proposal is in the best interests of New Hyperfine stockholders.
Advisory Charter Proposal H — Changes to the Removal of Directors and Appointment of Directors in Vacancies and Newly-Created Directorships
The HealthCor board of directors believes that the change permitting removal of New Hyperfine directors with or without cause by both the New Hyperfine Board and the stockholders, as well permitting the filling of vacancies and newly-created directorships by stockholder vote, permits stockholders to retain appropriate oversight of the New Hyperfine Board. Additionally, these changes incentivize the New Hyperfine directors to align their actions with the interests of such stockholders and of New Hyperfine in general.
Advisory Charter Proposal I — Removal of Blank Check Company Provisions
The HealthCor board of directors believes eliminating certain provisions related to HealthCor’s status as a blank check company, including the provisions requiring that HealthCor have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination, is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve HealthCor and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the HealthCor board of directors believes it is the most appropriate period for HealthCor following the Business Combination. In addition, certain other provisions in the Current Articles require that proceeds from HealthCor’s initial public offering be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.
Vote Required for Approval
Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of the holders of a majority of the ordinary shares who, being present either in person or by proxy and entitled to vote on such matter, vote on this proposal. Abstentions and broker non-votes have no effect on the outcome of the proposal.
The Sponsor and HealthCor’s directors and officers have agreed to vote the founder shares and any Class A ordinary shares owned by them in favor of each of the Advisor Charter Proposals. See “The Business Combination Agreement — Related Agreements — Sponsor Letter Agreement” for more information.
Recommendation of the HealthCor Board of Directors
THE HEALTHCOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HEALTHCOR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.
The existence of financial and personal interests of one or more of HealthCor’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of HealthCor and its shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for each of the Advisory Charter Proposals. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of HealthCor Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 5 — THE STOCK ISSUANCE PROPOSAL
Overview
We intend to issue: (i) an aggregate of 29,824,643 shares of Class A common stock to stockholders of Hyperfine pursuant to the terms of the Business Combination Agreement, (ii) an aggregate of 3,486,075 shares of Class A common stock to stockholders of Liminal pursuant to the terms of the Business Combination Agreement, (iii) up to 10,000,000 shares of Class A common stock as earn-out consideration under the Business Combination Agreement, (iv) an aggregate of 15,236,323 shares of Class B common stock (and up to 15,236,323 shares of Class A common stock issuable upon the conversion of the Class B common stock) to be issued to certain stockholders of Hyperfine and Liminal , (v) an aggregate of 21,314,000 shares of Class A common stock and 5,175,000 shares of Class B common stock to be issued in the Domestication (and 5,175,000 shares of Class A common stock to be issued upon the Conversion of such Class B common stock), and (vi) an aggregate of 12,610,000 shares of Class A common stock to the PIPE Investors pursuant to the Subscription Agreements immediately prior to the closing of the Business Combination.
Why HealthCor Needs Shareholder Approval
We are seeking shareholder approval in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d).
Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock) or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. As a result of HealthCor’s issuance (or future issuance) of shares of Class A common s in connection with the Business Combination and the PIPE Investment, HealthCor will issue shares representing 20% or more of the number of outstanding ordinary shares of HealthCor prior to the issuance, or 20% or more of its voting power prior to the issuance.
Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.
Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of: (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
Shareholder approval of the Stock Issuance Proposal is also a condition to closing of the Business Combination in the Business Combination Agreement.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable Nasdaq listing rules, the issuance of shares of Class A common stock and Class B Common Stock to the Hyperfine stockholders and Liminal stockholders pursuant to the Business Combination Agreement and to the PIPE Investors pursuant to the Subscription Agreements be confirmed, ratified and approved in all respects.”

Vote Required for Approval
The approval of the Stock Issuance Proposal requires an ordinary resolution under the Cayman Islands law, being the affirmative vote of the holders of a majority of the ordinary shares who, being present either in person or by proxy and entitled to vote on such matter, vote on this proposal. Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Stock Issuance Proposal.
The Business Combination is conditioned upon the approval of the Stock Issuance Proposal, subject to the terms of the Business Combination Agreement. Notwithstanding the approval of the Stock Issuance Proposal, if the Business Combination is not consummated for any reason, the actions contemplated by the Stock Issuance Proposal will not be effected.
The Sponsor and certain of HealthCor’s directors have agreed to vote the founder shares and any Class A ordinary shares owned by them in favor of the Stock Issuance Proposal. See “The Business Combination Agreement — Related Agreements — Sponsor Letter Agreement” for more information.
Recommendation of the HealthCor Board of Directors
THE HEALTHCOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HEALTHCOR’S SHAREHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of HealthCor’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of HealthCor and its shareholders and what they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Stock Issuance Proposal. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of HealthCor Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 6 — THE DIRECTOR ELECTION PROPOSAL
Overview
At the Special Meeting, HealthCor is proposing the appointment of seven (7) directors to take office immediately following the Closing and to constitute the members of the board of directors of New Hyperfine upon consummation of the Business Combination. The board of directors of New Hyperfine will be of a single class, with each director to serve until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal. The nominees for appointment to the board of directors of New Hyperfine are Jonathan M. Rothberg, Ph.D., R. Scott Huennekens, Dave Scott, John Dahldorf, Ruth Fattori, Maria Sainz and Daniel J. Wolterman. Information regarding each nominee is set forth in the section titled “Management Following the Business Combination.” The appointment of these directors is contingent upon the closing of the Business Combination.
Following consummation of the Business Combination, the election of directors of New Hyperfine will be governed by its governing documents and the laws of the State of Delaware.
Because the board of directors of HealthCor is currently classified and our directors currently serving in the first class, second class and third class have terms that extend beyond the Special Meeting, the directors that will be serving on the board of directors of New Hyperfine will tender their contingent resignations from their current terms immediately prior to the Effective Time, conditioned upon the closing of the Business Combination.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that, the appointment of Jonathan M. Rothberg, Ph.D., R Scott Huennekens, Dave Scott, John Dahldorf, Ruth Fattori, Maria Sainz and Daniel J. Wolterman and the removal of Joseph Healey, Arthur Cohen, Benjamin Snedeker, Dr. Kenan Turnacioglu, Michael Weinstein, Dr. Christopher Wolfgang and Taylor Harris as directors of the Company upon consummation of the Business Combination be approved.”
Vote Required for Approval
If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Special Meeting. The approval of the appointment of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of the holders of a majority of the Class B ordinary shares who, being present, either in person or by proxy, and entitled to vote on such matter, vote on this proposal. Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Director Election Proposal.
Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors of HealthCor will be voted “FOR” the appointment of these nominees. In case any of the nominees becomes unavailable for appointment to the board of directors of New Hyperfine, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.
The Sponsor and HealthCor’s directors and officers have agreed to vote the founder shares and any Class A ordinary shares owned by them in favor of the Director Election Proposal. See “The Business Combination Agreement — Related Agreements — Sponsor Letter Agreement” for more information.
Recommendation of the HealthCor Board of Directors
THE HEALTHCOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HEALTHCOR’S SHAREHOLDERS VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of HealthCor’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of HealthCor and its shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Director Election Proposal. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of HealthCor Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 7 — THE INCENTIVE PLAN PROPOSAL
Overview
In connection with the Business Combination, HealthCor’s stockholders are also being asked to approve and adopt the Hyperfine, Inc. 2021 Equity Incentive Plan (the “New Hyperfine Equity Incentive Plan”).
The New Hyperfine Equity Incentive Plan will provide for grants of stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock or cash-based awards. Directors, officers and other employees of New Hyperfine and its subsidiaries, as well as others performing consulting or advisory services for New Hyperfine, will be eligible for grants under the New Hyperfine Equity Incentive Plan.
The purpose of the New Hyperfine Equity Incentive Plan is to enhance New Hyperfine’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to New Hyperfine by providing these individuals with equity ownership opportunities, and to encourage profitability and growth through short-term and long-term incentives that are consistent with New Hyperfine’s objectives. Equity awards are intended to motivate high levels of performance and align the interests of New Hyperfine’s directors, employees and consultants with those of its stockholders by giving directors, employees and consultants the perspective of an owner with an equity stake in New Hyperfine and providing a means of recognizing their contributions to the success of New Hyperfine. HealthCor’s board of directors and management believe that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining highly qualified individuals who will help New Hyperfine meet its goals.
Set forth below is a summary of the material terms of the New Hyperfine Equity Incentive Plan, which is qualified in its entirety by the text of the New Hyperfine Equity Incentive Plan, a copy of which is attached hereto as Annex E. For further information about the New Hyperfine Equity Incentive Plan, we refer you to the complete copy of the New Hyperfine Equity Incentive Plan. As of                 , 2021, the record date, the closing price per share of HealthCor’s Class A common stock on Nasdaq was $      .
Summary of Material Features of the New Hyperfine Equity Incentive Plan
Eligibility.   The New Hyperfine Equity Incentive Plan will allow for grants, under the direction of the board of directors or compensation committee, as the plan administrator, of stock options, stock appreciation rights, restricted and unrestricted stock awards, restricted stock units and other stock or cash-based awards to employees, consultants and directors who, in the opinion of the plan administrator, are in a position to make a significant contribution to New Hyperfine’s long-term success. All employees, directors and consultants of New Hyperfine and its affiliates will be eligible to participate in the New Hyperfine Equity Incentive Plan. Following the Business Combination, it is expected that approximately 225 individuals will be eligible to participate in the New Hyperfine Equity Incentive Plan.
Shares Available for Issuance.   The New Hyperfine Equity Incentive Plan provides for the future issuance of shares of New Hyperfine common stock representing 10% of the number of shares of New Hyperfine common stock outstanding following the Business Combination, plus: (i) the number of shares of common stock remaining available for issuance under the Hyperfine 2014 Equity Incentive Plan, determined immediately prior to the closing, multiplied by the Hyperfine Exchange Ratio; (ii) a number of additional shares to be issued if awards outstanding under the Hyperfine 2014 Equity Incentive Plan are cancelled or expire on or after the Closing Date; (iii) the number of shares of common stock remaining available for issuance under the Liminal 2021 Equity Incentive Plan, determined immediately prior to the closing, multiplied by the Liminal Exchange Ratio; (iv) a number of additional shares to be issued if awards outstanding under the Liminal 2021 Equity Incentive Plan are cancelled or expire on or after the Closing Date; and (v) an annual increase on the first day of each fiscal year during the period beginning with fiscal year 2022 and ending on the second day of fiscal year 2031, equal to the lesser of (a) 4% of the number of outstanding shares of common stock on such date, and (b) an amount determined by the plan administrator. Generally, shares of common stock reserved for awards under the New Hyperfine Equity Incentive Plan that lapse or are forfeited will be added back to the share reserve available for future awards. However, shares delivered to or withheld to pay withholding taxes or any applicable exercise price will not be available for issuance under the New Hyperfine Equity Incentive Plan. In addition, any shares repurchased on the open market using exercise price proceeds will not be available for issuance under the New Hyperfine Equity Incentive Plan.
The aggregate grant date fair value of shares granted to any non-employee director under the New Hyperfine Equity Incentive Plan and any other cash compensation paid to any non-employee director in any calendar year may not exceed $750,000; increased to $1,000,000 in the year in which such non-employee director initially joins the board of directors.
Stock Options.   Stock options granted under the New Hyperfine Equity Incentive Plan may either be incentive stock options, which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or non-qualified stock options, which are not intended to meet those requirements. Incentive Stock Options may be granted to employees of New Hyperfine and its affiliates, and the aggregate fair market value of a share of common stock determined at the time of grant with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. Non-qualified options may be granted to employees, directors and consultants of New Hyperfine and its affiliates. The exercise price of a stock option may not be less than 100% of the fair market value of New Hyperfine common stock on the date of grant, and the term of the option may not be longer than 10 years. If an incentive stock option is granted to an individual who owns more than 10% of the combined voting power of all classes of New Hyperfine capital stock, the exercise price may not be less than 110% of the fair market value of the common stock on the date of grant and the term of the option may not be longer than five years.
Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for one year after termination of service on account of death or total and permanent disability, but will not be exercisable if the termination of service was due to cause.
Restricted Stock.   Restricted stock is common stock that is subject to restrictions, including a prohibition against transfer and a substantial risk of forfeiture, until the end of a “restricted period” during which the grantee must satisfy certain time or performance-based vesting conditions. If the grantee does not satisfy the vesting conditions by the end of the restricted period, the restricted stock is forfeited. During the restricted period, the holder of restricted stock has the rights and privileges of a regular stockholder, except that generally dividend equivalents may accrue but shall not be paid during the restricted period, and the restrictions set forth in the applicable award agreement apply. For example, the holder of restricted stock may vote the restricted shares, but he or she may not sell the shares until the restrictions are lifted.
Restricted Stock Units.   Restricted stock units are phantom shares that vest in accordance with terms and conditions established by the plan administrator and when the applicable restrictions lapse, the grantee shall be entitled to receive a payout in cash, shares or a combination thereof based on the number of restricted stock units as specified in the award agreement. Dividend equivalents may accrue but shall not be paid prior to and only to the extent that, the restricted stock unit award vests.
Other Stock-Based Awards and Performance-Based Awards.   The New Hyperfine Equity Incentive Plan also authorizes the grant of other types of stock-based compensation including, but not limited to stock appreciation rights and unrestricted stock awards. The plan administrator may award such stock-based awards subject to such conditions and restrictions as it may determine. We may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards also include performance-based restricted shares and restricted stock units. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.
Plan Administration.   In accordance with the terms of the New Hyperfine Equity Incentive Plan, the board of directors may authorize New Hyperfine’s compensation committee to administer the New Hyperfine Equity Incentive Plan. The compensation committee may delegate part of its authority and powers under the New Hyperfine Equity Incentive Plan to one or more New Hyperfine directors and/or officers, but only the compensation committee can make awards to participants who are subject to the reporting and other requirements of Section 16 of the Exchange Act. In accordance with the provisions of the New Hyperfine Equity Incentive Plan, the plan administrator determines the terms of awards, including, which employees, directors and consultants will be granted awards, the number of shares subject to each award, the vesting provisions of each award, the termination or cancellation provisions applicable to awards, and all other terms and conditions upon which each award may be granted in accordance with the New Hyperfine Equity Incentive Plan.
In addition, the plan administrator may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the New Hyperfine Equity Incentive Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant unless such amendment is required by applicable law or necessary to preserve the economic value of such award.
Stock Dividends and Stock Splits.   If New Hyperfine’s common stock shall be subdivided or combined into a greater or smaller number of shares or if New Hyperfine issues any shares of common stock as a stock dividend, the number of shares of common stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the exercise price per share of stock options or purchase price, if any, and performance goals applicable to performance-based awards, if any, to reflect such subdivision, combination or stock dividend.
Corporate Transactions.   Upon a merger or other reorganization event, the board of directors, may, in its sole discretion, take any one or more of the following actions pursuant to the New Hyperfine Equity Incentive Plan, as to some or all outstanding awards:
•
provide that all outstanding options shall be assumed or substituted by the successor corporation;

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upon written notice to a participant provide that the participant’s unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

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in the event of a merger pursuant to which holders of New Hyperfine common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to option holder participants equal to the difference between the merger price times the number of shares of New Hyperfine common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

•
with respect to other stock awards, provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event; and

•
with respect to stock awards, and in lieu of any of the foregoing, provide that, upon consummation of the transaction, each outstanding stock award shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such transaction to a holder of the number of shares of common stock comprising such award (to the extent such stock grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the board of directors or an authorized committee, all forfeiture and repurchase rights being waived upon such transaction).

Amendment and Termination.   The New Hyperfine Equity Incentive Plan may be amended by New Hyperfine’s stockholders. It may also be amended by the board of directors or the compensation committee, provided that any amendment which is of a scope that requires stockholder approval as required by (i) the rules of Nasdaq, (ii) in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422 or (iii) for any other reason, is subject to obtaining such stockholder approval. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent unless such amendment is required by applicable law or necessary to preserve the economic value of such award.
Duration of Plan.   The New Hyperfine Equity Incentive Plan will expire by its terms on July 7, 2031.

Federal Income Tax Considerations
The material federal income tax consequences of the issuance and exercise of stock options and other awards under the New Hyperfine Equity Incentive Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all awards granted under the New Hyperfine Equity Incentive Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.
Incentive Stock Options.   Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to New Hyperfine at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (referred to as the “ISO holding period”). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in “alternative minimum taxable income” of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and New Hyperfine will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee’s adjusted basis in the shares.
Non-Qualified Options.   Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options. A non-qualified option ordinarily will not result in income to the optionee or deduction to New Hyperfine at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to New Hyperfine in an amount equal to the optionee’s compensation income. An optionee’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.
Stock Grants.   With respect to stock grants under the New Hyperfine Equity Incentive Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. New Hyperfine generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee. With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. New Hyperfine generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.
Restricted Stock Units.   The grantee recognizes no income until the issuance of the shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. New Hyperfine generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

New Plan Benefits
Grants under the New Hyperfine Equity Incentive Plan will be made at the discretion of the plan administrator or other delegated persons, and we cannot determine at this time either the persons who will receive awards under the New Hyperfine Equity Incentive Plan or the amount or types of any such awards. The value of the awards granted under the New Hyperfine Equity Incentive Plan will depend on a number of factors, including the fair market value of the common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.
Interests of Certain Persons in this Proposal
HealthCor’s directors and executive officers may be considered to have an interest in the approval of the New Hyperfine Equity Incentive Plan because they may in the future receive awards under the New Hyperfine Equity Incentive Plan. Nevertheless, the board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the New Hyperfine Equity Incentive Plan.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that Hyperfine, Inc. 2021 Equity Incentive Plan a copy of which is attached hereto as Annex E, be approved and adopted.”
Required Vote
The approval of the Incentive Plan Proposal will require an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of the ordinary shares who, being present either in person or by proxy and entitled to vote at the Special Meeting, vote on this proposal. Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Incentive Plan Proposal.
Adoption of the New Hyperfine Equity Incentive Plan is conditioned on the consummation of the Business Combination and, under the Business Combination Agreement, the closing of the Business Combination is conditioned on the adoption of the New Hyperfine Equity Incentive Plan. Accordingly, if the Business Combination Proposal, the Domestication Approval, the Organizational Documents Proposal, the Stock Issuance Proposal or Director Election Proposal is not approved, the Incentive Plan Proposal will not be presented at the Special Meeting. If the Incentive Plan Proposal is not approved, the parties will not consummate the Business Combination and the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.
The Sponsor and HealthCor’s directors and officers have agreed to vote the founder shares and any Class A ordinary shares owned by them in favor of the Incentive Plan Proposal. See “The Business Combination Agreement — Related Agreements — Sponsor Letter Agreement” for more information.
Recommendation of the HealthCor Board of Directors
THE HEALTHCOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HEALTHCOR’S SHAREHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of HealthCor’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of HealthCor and its shareholders and what they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Incentive Plan Proposal. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of HealthCor Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow HealthCor’s board of directors to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Director Election Proposal or the Incentive Plan Proposal. In no event will HealthCor’s board of directors adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under our Current Articles and Cayman Islands law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by HealthCor’s shareholders, HealthCor’s board of directors may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Domestication Proposal, the Organizational Documents Proposal, the Stock Issuance Proposal, the Director Election Proposal or the Incentive Plan Proposal. If we do not consummate the Business Combination and fail to complete an initial business combination by January 29, 2023 (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Shareholders.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the general meeting to a later date or dates to be determined by the chairman of the general meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of the ordinary shares who, being present either in person or by proxy and entitled to vote at the Special Meeting, vote on this proposal. Failure to submit a proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
The Sponsor and HealthCor’s directors and officers have agreed to vote the founder shares and any Class A ordinary shares owned by them in favor of the Adjournment Proposal. See “The Business Combination Agreement — Related Agreements — Sponsor Letter Agreement” for more information.
Recommendation of the HealthCor Board of Directors
THE HEALTHCOR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HEALTHCOR’S SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of HealthCor’s directors or officers may result in a conflict of interest on the part of such director(s) or officer(s) between what they may believe is in the best interests of HealthCor and its shareholders and what they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the Adjournment Proposal. See the section titled “Proposal No. 1 — The Business Combination Proposal — Interests of HealthCor Directors and Officers in the Business Combination” for a further discussion.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of material U.S. federal income tax considerations applicable to holders of our Public Shares (other than our Sponsor or any of its affiliates) as a consequence of the (i) Domestication, (ii) exercise of redemption rights, and (iii) ownership and disposition of New Hyperfine Class A common stock after the Business Combination. This section applies only to investors that hold their Public Shares and will hold their New Hyperfine Class A common stock as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:
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financial institutions or financial services entities;

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pension plans;

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broker-dealers;

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pass-through entities, including (but not limited to) partnerships or limited liability companies treated as partnerships for U.S. federal income tax purposes (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) and S corporations;

•
taxpayers that are subject to the mark-to-market accounting rules;

•
tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies or real estate investment trusts;

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expatriates or former long-term residents of the United States;

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persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares (except as specifically addressed below);

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persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

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persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

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persons that hold, directly or indirectly, Hyperfine common stock or Liminal common stock prior to the Business Combination;

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persons subject to the alternative minimum tax;

•
persons whose functional currency is not the U.S. dollar;

•
controlled foreign corporations (including specified foreign corporations);

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persons that purchase stock in New Hyperfine as part of the PIPE Investment;

•
accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code; or

•
passive foreign investment companies.

This discussion is based on current U.S. federal income tax law as in effect on the date hereof, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. In addition, this discussion does not address any tax consequences to investors that directly or indirectly hold equity interests in Liminal or Hyperfine prior to the Business Combination, including holders of our Public Shares that also hold, directly or indirectly, equity interests in Liminal or Hyperfine. With respect to the consequences of holding shares of New Hyperfine Class A common stock, this discussion is limited to our holders that acquire such shares of New Hyperfine Class A common stock in connection with the Business

Combination who did not hold, directly or indirectly, equity interests in Liminal or Hyperfine prior to the Business Combination. HealthCor has not sought, and neither HealthCor nor New Hyperfine will seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons that hold Public Shares or New Hyperfine Class A common stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Public Shares or New Hyperfine Class A common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding any such securities, we urge you to consult your tax advisor.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND OWNERSHIP AND DISPOSITION OF SHARES OF NEW HYPERFINE CLASS A COMMON STOCK, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. Holders
As used herein, a “U.S. Holder” is a beneficial owner of our Public Shares and is, for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

Effects of the Domestication on U.S. Holders
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
The Domestication
It is the opinion of Kirkland & Ellis LLP, United States tax counsel to Healthcor, that the Domestication should qualify as a tax-deferred “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). An F Reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. Due to the absence of direct guidance, whether the Domestication qualifies as an F Reorganization is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.
In the case of a transaction, such as the Domestication, that should qualify as an F Reorganization, U.S. Holders of Public Shares generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “— Effects of Section 367(b) to U.S. Holders”

and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if HealthCor (i) transferred all of its assets and liabilities to New Hyperfine in exchange for all of the outstanding common stock of New Hyperfine; and then (ii) distributed the common stock of New Hyperfine to the shareholders of HealthCor in liquidation of HealthCor. The taxable year of HealthCor should be deemed to end on the date of the Domestication.
Notwithstanding whether the Domestication qualifies as an F Reorganization, U.S. Holders may still recognize gain as a result of the PFIC rules in the Code. As discussed under the section entitled “PFIC Considerations,” a U.S. Holder may be required in certain circumstances to recognize gain on the exchange of Public Shares for New Hyperfine Class A common stock if proposed Treasury Regulations under Section 1291(f) of the Code, which have been promulgated with a retroactive effective date, are finalized in their current form.
Assuming the Domestication qualifies as an F Reorganization, if the PFIC rules discussed in the preceding paragraph and in further detail below do not apply to a U.S. Holder: (i) a U.S. Holder’s tax basis in a share of New Hyperfine Class A common stock received in the Domestication should be the same as its tax basis in the Public Share surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below); and (ii) the holding period for a share of New Hyperfine Class A common stock should include such U.S. Holder’s holding period for the Public Share surrendered in exchange therefor.
If the Domestication fails to qualify as an F Reorganization, a U.S. Holder may recognize gain or loss with respect to a Public Share in an amount equal to the difference, if any, between the fair market value of the share of New Hyperfine Class A common stock received in the Domestication and the U.S. Holder’s adjusted tax basis in its Public Share, as applicable, surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the share of New Hyperfine Class A common stock would be equal to the fair market value of that share of New Hyperfine Class A common stock on the date of the Domestication, and such U.S. Holder’s holding period for the share of New Hyperfine Class A common stock would begin on the day following the date of the Domestication. U.S. Holders who hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at difference prices) should consult their tax advisors to determine how the above rules apply to them.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our Public Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All U.S. Holders considering exercising redemption rights with respect to their Public Shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Effects of Section 367(b) to U.S. Holders
Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Subject to the discussion below under the section entitled “U.S. Holders — PFIC Considerations,” Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to our Public Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication.
A. U.S. Holders That Hold 10 Percent or More of HealthCor
Subject to the discussion below under the section entitled “U.S. Holders — PFIC Considerations,” a U.S. Holder that on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Public Shares it directly owns, within the meaning of

Treasury Regulations under Section 367(b) of the Code. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s “all earnings and profits amount” with respect to its Public Shares is the net positive earnings and profits of HealthCor (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Public Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such Public Shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
HealthCor does not expect to have significant cumulative earnings and profits through the date of the Domestication. If HealthCor’s cumulative earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its Public Shares. If HealthCor’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption). Such U.S. Holders that are corporate shareholders should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.
B. U.S. Holders That Own Less Than 10 Percent of HealthCor
Subject to the discussion below under the section entitled “U.S. Holders — PFIC Considerations,” a U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) Public Shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder as described below.
Unless a U.S. Holder makes the election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New Hyperfine Class A common stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New Hyperfine Class A common stock over the U.S. Holder’s adjusted tax basis in the Public Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of Public Shares (generally, Public Shares purchased or acquired on different dates or at difference prices) should consult their tax advisors to determine how the above rules apply to them.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its Public Shares under Section 367(b) of the Code.
There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)
a complete description of the Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from HealthCor establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Public Shares and (B) a representation that the U.S. Holder has notified HealthCor (or New Hyperfine) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the taxable period in which the Domestication occurs, and the U.S. Holder must send notice of making the election to New Hyperfine no later than the date such tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding HealthCor’s earnings and profits upon written request.
HealthCor does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that HealthCor had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Public Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.
C. U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) Public Shares with a fair market value less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under “— Effects of Section 367(b) to U.S. Holders,” the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
A. Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, which may apply to HealthCor prior to the Domestication, interest income earned by HealthCor would be considered passive income and cash held by HealthCor would be considered a passive asset. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.
B. PFIC Status of HealthCor
Because HealthCor is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, HealthCor believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and likely will be considered a PFIC for its current taxable year which ends as a result of the Domestication. Because the determination of whether we are a PFIC is a fact-intensive determination, our United States tax counsel expresses no opinion regarding Healthcor’s PFIC status for its most recent taxable year ended on December 31, 2020. its current taxable year which ends as a result of the Domestication, or any future taxable year.
C. Effects of PFIC Rules on the Domestication
As discussed above, HealthCor believes that it is likely classified as a PFIC for U.S. federal income tax purposes.
Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Public Shares upon the Domestication if (i) HealthCor were classified as a PFIC at any time during such U.S. Holder’s holding period for such Public Shares and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such Public Shares or in which HealthCor was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such Public Shares. The tax on any such recognized gain would be imposed based on a complex set of computational rules.
Under these rules:
•
the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Public Shares;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which HealthCor was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “— Effects of Section 367(b) to U.S. Holders,” the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if HealthCor is a PFIC, U.S. Holders of Public Shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below), pursuant to the proposed Treasury Regulations, may be subject to taxation on the Domestication to the extent their Public Shares have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its Public Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of HealthCor, whether or not such amounts are actually distributed to such shareholders in any taxable year.
Any gain recognized by a U.S. Holder of Public Shares that did not make a timely QEF Election or a mark-to-market election as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder and taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
As noted above, if HealthCor is considered a PFIC, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization, and, absent a QEF Election or mark-to-market election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.
D. QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of Public Shares would depend on whether the U.S. Holder makes a timely and effective election to treat HealthCor as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Public Shares during which HealthCor qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to HealthCor is contingent upon, among other things, the provision by HealthCor of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their Public Shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367(b) to U.S. Holders.”
The impact of the PFIC rules on a U.S. Holder of Public Shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders that hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the Public Shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Public Shares, including in connection with the Domestication.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.

Effects to U.S. Holders of Public Shares of Exercising Redemption Rights
Subject to the discussion above of the potential tax consequences of Section 367(b) of the Code and the rules applicable to a PFIC, the U.S. federal income tax consequences to a U.S. Holder of Public Shares (which will be exchanged for shares of New Hyperfine in the Domestication and prior to any redemption) that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its shares of New Hyperfine Class A common stock will depend on whether the redemption qualifies as a sale of the shares of New Hyperfine Class A common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s shares of New Hyperfine redeemed, such U.S. Holder holding New Hyperfine Class A common stock will generally be treated in the same manner as a U.S. Holder holding Class A common stock as described under “— Sale, Exchange or Other Disposition of New Hyperfine Class A Common Stock” below.
The redemption of shares of New Hyperfine Class A common stock generally will qualify as a sale of the shares of New Hyperfine Class A common stock redeemed if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in New Hyperfine or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only shares of New Hyperfine Class A common stock actually owned by such U.S. Holder, but also shares of New Hyperfine Class A common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to shares of New Hyperfine Class A common stock owned directly, shares of New Hyperfine Class A common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares of New Hyperfine Class A common stock such U.S. Holder has a right to acquire by exercise of an option.
The redemption of shares of New Hyperfine Class A common stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Hyperfine’s outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Hyperfine’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of New Hyperfine Class A common stock. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the shares of New Hyperfine Class A common stock actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the shares of New Hyperfine Class A common stock actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the shares of New Hyperfine Class A common stock owned by certain family members and such U.S. Holder does not constructively own any other shares of New Hyperfine Class A common stock. The redemption of shares of New Hyperfine Class A common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Hyperfine. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the shares of New Hyperfine Class A common stock. The U.S. federal income tax consequences of a distribution with respect to New Hyperfine Class A common stock are described above under “— Distributions on New Hyperfine Class A Common Stock” below, which should be applicable to a distribution on New Hyperfine Class A common stock. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed New Hyperfine Class A common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, possibly in other shares constructively owned by it.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR NEW HYPERFINE CLASS A COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367(b) of the Code and the tax rules relating to PFICs as a result of the Domestication (discussed further above).
Distributions on New Hyperfine Class A Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to New Hyperfine Class A common stock, to the extent the distribution is paid out of New Hyperfine current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its New Hyperfine Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the New Hyperfine Class A common stock and will be treated as described under “— Sale, Exchange or Other Disposition of New Hyperfine Class A Common Stock” below.
Dividends that New Hyperfine pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New Hyperfine pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights described herein with respect to the New Hyperfine Class A common stock may have suspended the running of the applicable holding period for these purposes.
Sale, Exchange or Other Disposition of New Hyperfine Class A Common Stock
Upon a sale or other taxable disposition of New Hyperfine Class A common stock which, in general, would include a redemption of New Hyperfine Class A common stock that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the New Hyperfine Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights described herein with respect to the New Hyperfine Class A common stock may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its New Hyperfine Class A common stock so disposed of. See “— Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its New Hyperfine Class A common stock following the Domestication.
Non-U.S. Holders
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of Public Shares or New Hyperfine Class A common stock, as applicable, that is not a U.S. Holder.
The following describes U.S. federal income tax considerations relating to (i) the Domestication, (ii) the exercise of redemption rights and (iii) ownership and disposition of New Hyperfine Class A common stock by a non-U.S. Holder after the Business Combination.
Effects of the Domestication on Non-U.S. Holders
HealthCor does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of Public Shares.

Effects to Non-U.S. Holders of Public Shares of Exercising Redemption Rights
Because the Domestication will occur immediately prior to the redemption of non-U.S. Holders that exercise redemption rights with respect to our Public Shares, the U.S. federal income tax consequences to a non-U.S. Holder of New Hyperfine Class A common stock that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its New Hyperfine Class A common stock will depend on whether the redemption qualifies as a sale of the New Hyperfine Class A common stock redeemed, as described above under “U.S. Federal Income Tax Considerations — Non-U.S. Holders — Effects to U.S. Holders of Public Shares of Exercising Redemption Rights.” If such a redemption qualifies as a sale of New Hyperfine Class A common stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described below under “— U.S. Holders — Sale, Exchange or Other Disposition of New Hyperfine Class A Common Stock.” If such a redemption does not qualify as a sale of New Hyperfine Class A common stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described below under “— Non-U.S. Holders — Distributions on New Hyperfine Class A Common Stock.”
Distributions on Class A Common Stock
In general, any distributions made to a non-U.S. Holder with respect to New Hyperfine Class A common stock, to the extent paid out of New Hyperfine’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its New Hyperfine Class A common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such New Hyperfine Class A common stock, which will be treated as described under “— Sale, Exchange or Other Disposition of New Hyperfine Class A Common Stock.” Dividends paid by New Hyperfine to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders.
Sale, Exchange or Other Disposition of Class A Common Stock
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Class A common stock of New Hyperfine unless:
(i)
(such non-U.S. Holder is an individual that was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)
New Hyperfine is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period.

If paragraph (iii) above applies to a non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established securities market, gain recognized by such non-U.S. Holder on the sale, exchange or other disposition of Class A common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Class A common stock from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. New Hyperfine will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New Hyperfine to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New Hyperfine will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the Business Combination or at any future time.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Class A common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including Public Shares and New Hyperfine Class A common stock ) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non- U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Public Shares and New Hyperfine Class A common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Public Shares and New Hyperfine Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of our securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New Hyperfine Class A common stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Public Shares or New Hyperfine Class A common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined balance sheet of the combined company as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations of the combined company for the six month ended June 30, 2021 and for the year ended December 31, 2020 present the combination of the financial information of HealthCor and Hyperfine and Liminal after giving effect to the Business Combination and related adjustments described in the accompanying notes. Hyperfine and Liminal are collectively referred to herein as the “Companies,” and HealthCor and the Companies, subsequent to the Business Combination, are referred to herein as the combined company.
The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination as if it was completed on June 30, 2021.
The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of HealthCor and combined Hyperfine and Liminal and the notes thereto, as well as the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HealthCor” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Hyperfine and Liminal.”
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.
On July 7, 2021, HealthCor, Merger Sub I, Merger Sub II, Hyperfine and Liminal entered into the Business Combination Agreement, pursuant to which, among other things, (a) Merger Sub I will merge with and into Hyperfine, with Hyperfine surviving the Hyperfine Merger as a wholly owned subsidiary of HealthCor, and (b) Merger Sub II will merge with and into Liminal, with Liminal surviving the Liminal Merger as a wholly owned subsidiary of HealthCor. After giving effect to the Business Combination, HealthCor will directly own all of the issued and outstanding equity interests of Hyperfine and Liminal, and the pre-Business Combination stockholders of Hyperfine and Liminal will hold a portion of the HealthCor Class A common stock and all of the HealthCor Class B common stock.
In conjunction with the Business Combination, HealthCor entered into Subscription Agreements with the PIPE Investors, pursuant to which shares of Class A common stock will be issued immediately prior to the Closing to the PIPE Investors, as described in greater detail in Note 3 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma condensed combined information contained herein assumes that the HealthCor stockholders approve the Business Combination. Public stockholders may elect to redeem their shares of HealthCor Class A common stock for cash even if they approve the Business Combination. HealthCor cannot predict how many public stockholders will exercise their right to have their HealthCor Class A common stock redeemed for cash. As a result, the combined company has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of the equity of the combined company. As described in greater detail in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”, the first scenario, or “no redemption scenario,” assumes that none of HealthCor’s public stockholders will exercise their right to have their HealthCor Class A common stock redeemed for cash, and the second scenario, or “maximum redemption scenario,” assumes that holders of the maximum number of shares of HealthCor

Class A common stock that could be redeemed for cash while still leaving sufficient cash available to consummate the Business Combination, will exercise their right to have their HealthCor Class A common stock redeemed for cash. The actual results will be within the parameters described by the two scenarios, however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, the Company is considered the accounting acquirer, as further discussed in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

COMBINED COMPANY
UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
June 30, 2021
(in thousands)
	HealthCor (Historical)	Hyperfine and Liminal (Historical)	No redemption scenario			Maximum redemption scenario
			Transaction Accounting Adjustments	Note 3	Pro Forma	Transaction Accounting Adjustments	Note 3	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$748	$77,394	$308,747	(a), (b)	$386,889	$101,747	(a), (b)	$179,889
Restricted cash	—	1,288	—		1,288	—		1,288
Accounts receivable	—	437	—		437	—		437
Unbilled receivables	—	39	—		39	—		39
Inventory	—	2,134	—		2,134	—		2,134
Prepaid expenses and other current assets	491	1,048	(337)	(b)	1,202	(337)	(b)	1,202
Due from related parties	—	186	—		186	—		186
Total Current Assets	1,239	82,526	308,410		392,175	101,410		185,175
Property and equipment	—	2,245	—		2,245	—		2,245
Other assets – related party	—	1,051	—		1,051	—		1,051
Net investment in lease	—	39	—		39	—		39
Other long term assets	—	20	—		20	—		20
Marketable securities held in Trust Account	207,012	—	(207,012)	(c)	—	(207,012)	(c)	—
Total Assets	$208,251	$85,881	$101,398		$395,530	$(105,602)		$188,530
Liabilities, commitments and contingencies and stockholders' equity (deficit)
Current liabilities:
Accounts payable	—	1,028	—		1,028	—		1,028
Deferred grant funding	—	1,288	—		1,288	—		1,288
Deferred revenue	—	712	—		712	—		712
Due to related parties	—	86	—		86	—		86
Accrued expenses and other current liabilities	1,350	1,800	(2,505)	(a), (b)	645	(2,505)		645
Accrued offering costs	8	—	(8)	(a)	—	(8)	(a)	—
Total Current Liabilities	1,358	4,914	(2,513)		3,759	(2,513)		3,759
Deferred underwriting fee payable	7,245	—	(7,245)	(b)	—	(7,245)	(b)	—
Notes payable	—	178	(178)	(d)	—	(178)	(d)	—
Total Liabilities	8,603	5,092	(9,936)		3,759	(9,936)		3,759
Common stock	194,648	—	(194,648)	(e)	—	(194,648)	(e)	—
Hyperfine Convertible preferred stock	—	158,747	(158,747)	(e)	—	(158,747)	(e)	—
Liminal Convertible preferred stock	—	9,350	(9,350)	(e)	—	(9,350)	(e)	—
Stockholder's equity
Hyperfine common stock	—	1	(1)	(e)	—	(1)	(e)	—
Liminal common stock	—	—	—	(e)	—	—	(e)	—
Special-voting common stock	—	—	—	(e)	—	—	(e)	—
Class A ordinary shares	—	—	7	(e)	7	5	(e)	5
Class B ordinary shares	1	—	1	(e)	2	1	(e)	2
Additional paid-in capital	6,587	6,534	476,492	(e)	489,613	269,494	(e)	282,615
Accumulated deficit	(1,588)	(93,843)	(2,420)	(e)	(97,851)	(2,420)	(e)	(97,851)
Total stockholders' equity (deficit)	5,000	(87,308)	474,079		391,771	267,079		184,771
Total liabilities, commitments and contingencies and stockholders' equity (deficit)	$208,251	$85,881	$101,398		$395,530	$(105,602)		$188,530

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except share and per share amounts)
	HealthCor (Historical)	Hyperfine and Liminal (Historical)	No redemption scenario			Maximum redemption scenario
			Transaction Accounting Adjustments	Note 3	Pro Forma	Transaction Accounting Adjustments	Note 3	Pro Forma
Sales
Device	$—	$321	—		$321	—		$321
Services	—	368	—		368	—		368
Total sales	—	689	—		689	—		689
Cost of sales
Device	—	912	—		912	—		912
Services	—	153	—		153	—		153
Total cost of sales	—	1,065	—		1,065	—		1,065
Gross margin	—	(376)	—		(376)	—		(376)
Operating expenses
Research and development	—	10,511	342	(f)	10,853	342	(f)	10,853
General and administrative	—	8,521	1,341	(f), (h)	9,862	1,341	(f), (h)	9,862
Sales and marketing	—	2,983	23	(f)	3,006	23	(f)	3,006
Operating and formation costs	1,595	—	—		1,595	—		1,595
Total operating expenses	1,595	22,015	1,706		25,316	1,706		25,316
Loss from operations	(1,595)	(22,391)	(1,706)		(25,692)	(1,706)		(25,692)
Interest income	—	10	—		10	—		10
Interest expense	—	7	—		7	—		7
Interest earned on marketable securities held in Trust account	12	—	(12)	(j)	—	(12)	(j)	—
Loss before provision for income taxes	(1,583)	(22,374)	(1,718)		(25,675)	(1,718)		(25,675)
Provision for income tax	—	—	—	(k)	—	—	(k)	—
Net loss and comprehensive loss	(1,583)	(22,374)	(1,718)		(25,675)	(1,718)		(25,675)
Net loss per share
Basic and diluted weighted average shares outstanding, Class A Ordinary shares subject to possible redemption	19,613,951
Basic and diluted net income per share, Class A Ordinary shares subject to possible redemption	$0.00
Basic and diluted weighted average shares outstanding	6,494,516	4,951,457		(l)	87,646,041		(l)	66,946,041
Basic and diluted net loss per share	$(0.25)	$(4.52)		(l)	$(0.29)		(l)	$(0.38)

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)
	HealthCor (Historical)	Hyperfine and Liminal (Historical)	No redemption scenario			Maximum redemption scenario
			Transaction Accounting Adjustments	Note 3	Pro Forma	Transaction Accounting Adjustments	Note 3	Pro Forma
Sales
Device	$—	$200	—		$200	—		$200
Services	—	94	—		94	—		94
Total sales	—	294	—		294	—		294
Cost of sales
Device	—	763	—		763	—		763
Services	—	8	—		8	—		8
Total cost of sales	—	771	—		771	—		771
Gross margin	—	(477)	—		(477)	—		(477)
Operating expenses
Research and development	—	14,593	684	(f)	15,277	684	(f)	15,277
General and administrative	—	5,921	6,691	(f),(g),(h),(i)	12,612	6,691	(f),(g),(h),(i)	12,612
Sales and marketing	—	2,500	46	(f)	2,546	46	(f)	2,546
Formation and operating costs	5	—	—		5	—		5
Total operating expenses	5	23,014	7,421		30,440	7,421		30,440
Loss from operations	(5)	(23,491)	(7,421)		(30,917)	(7,421)		(30,917)
Interest income	—	70	—		70	—		70
Interest expense	—	(6)	—		(6)	—		(6)
Loss before provision for income taxes	(5)	(23,427)	(7,421)		(30,853)	(7,421)		(30,853)
Provision for income tax	—	—	—	(k)	—	—	(k)	—
Net loss and comprehensive loss	(5)	(23,427)	(7,421)		(30,853)	(7,421)		(30,853)
Net loss per share
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	4,500,000	4,651,127		(l)	87,646,041		(l)	66,946,041
Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.00)	$(5.04)		(l)	$(0.35)		(l)	$(0.46)

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION
(In thousands, Except Share and Per Share Amounts)
Note 1 — Description of the Business Combination
On July 7, 2021, HealthCor entered into the Business Combination Agreement, by and among HealthCor, Merger Sub I, Merger Sub II, Hyperfine and Liminal, pursuant to which, Merger Sub I will merge with and into Hyperfine, with Hyperfine surviving the Hyperfine Merger as a wholly owned subsidiary of HealthCor, and Merger Sub II will merge with and into Liminal, with Liminal surviving the Liminal Merger as a wholly owned subsidiary of HealthCor. After giving effect to the Business Combination, HealthCor will directly own all of the issued and outstanding equity interests of Hyperfine and Liminal, and the pre-Business Combination stockholders of Hyperfine and Liminal will hold a portion of the HealthCor Class A common stock and all of the HealthCor Class B common stock.
Subject to the terms and conditions of the Business Combination Agreement, the consideration to be received by the existing Hyperfine and Liminal stockholders in connection with the Business Combination will be an aggregate number of shares of New Hyperfine common stock equal to $566,068 divided by $10.00 per share, including 8,059,731 shares issuable to Hyperfine and Liminal option holders.
In connection with the closing of the Business Combination, an additional ten million contingent parent shares will be issued to the Companies’ pre-closing equity holders (8,130,000 Earn-Out Shares will be issued to the Hyperfine stockholders and 1,870,000 Earn-Out Shares will be issued to the Liminal stockholders) contingent upon achieving certain market price milestone. To the extent any employee holder of the Companies’ options or RSUs is entitled to Earn-Out Shares, such Earn-Out Shares (1,100,000 Earn-Out Shares) are also contingent upon the vesting of such options or RSUs in accordance with their terms.
•
The portion of Earn-Out Shares which is not contingent upon vesting of options or RSUs (8,900,000 Earn-Out Shares) fall within the scope of ASC 815, according to which it is equity classified and is to be recognized upon achievement of the market price milestone. As such, no adjustments for this portion of Earn-Out Shares are reflected in the unaudited pro forma condensed combined financial information.

•
The portion of Earn-Out Shares which certain employees are entitled to and which is contingent upon vesting of options or RSUs held by those employees (1,100,000 Earn-Out Shares) fall within the scope of ASC 718, according to which it is equity classified and grant date fair value (i.e. transaction date) is to be recognized as compensation expense over the vesting period (see Note 3(f) Compensation expense related to Earn-Out Shares granted to holders of options or RSUs for the respective adjustments to the unaudited pro forma condensed combined statements of operations).

The following table summarizes the shares of HealthCor common stock outstanding pre-Business Combination.
	Class A	Class B	Total pre-Business Combination
HealthCor Stockholders	20,700,000	—	20,700,000
Parent Sponsor	614,000	5,070,000	5,684,000
Other Initial Stockholders	—	105,000	105,000
Total	21,314,000	5,175,000	26,489,000
The following table summarizes the pro forma common shares outstanding under two scenarios upon closing of the Business Combination, excluding the potential dilutive effect of the Earn-Out Shares and outstanding options:

	No redemption scenario			Maximum redemption scenario
	Shares	Ownership, %	Voting rights, %	Shares	Ownership, %	Voting rights, %
Hyperfine Stockholders	38,139,643	43.5%	52.1%	38,139,643	57.0%	55.1%
Liminal Stockholders	10,407,398	11.9%	37.6%	10,407,398	15.5%	39.8%
HealthCor Stockholders	20,700,000	23.6%	5.5%	—	—	—
Parent Sponsor	5,684,000	6.5%	1.5%	5,684,000	8.6%	1.6%
Other Initial Stockholders	105,000	0.1%	0.0%	105,000	0.3%	0.0%
PIPE Investors	12,610,000	14.4%	3.3%	12,610,000	18.6%	3.5%
Closing Shares	87,646,041	100%	100%	66,946,041	100%	100%
Note 2  —  Basis of Presentation
The historical financial information of HealthCor, Hyperfine and Liminal has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination in accordance with U.S. GAAP.
At the closing of the Business Combination, HealthCor will cease to be a shell company and, Hyperfine and Liminal will operate under the name Hyperfine, Inc. Under applicable accounting standards, the Company will be the accounting acquirer in the Business Combination, which will be treated as a reverse recapitalization, as Hyperfine’s and Liminal’s former owners will retain control of the combined entity after the Business Combination. Under the reverse recapitalization model, the Business Combination will be reflected as the equivalent of Hyperfine and Liminal issuing stock for the net assets of HealthCor, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded.
Business Combination costs that are determined to be directly attributable and incremental to the Business Combination will be deferred and recorded as other assets in the balance sheet until the Business Combination closes. For purposes of the pro forma, such costs will be recorded as a reduction in cash and cash equivalents with a corresponding reduction of additional paid-in capital.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of HealthCor Class A common stock into cash:
•
Assuming No Redemption Scenario:   This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares.

•
Assuming Maximum Redemptions:   This presentation assumes that all public stockholders exercise redemption rights with respect to their public shares. This scenario assumes that 20,700,000 public shares are redeemed for an aggregate redemption payment of approximately $207,012, including interest accrued from the Trust Account. The maximum redemption amount is derived on the basis that the aggregate transaction proceeds of at least $125,000, consisting of Trust Account funds after giving effect to payments to redeeming stockholders and PIPE proceeds, at the Closing of the Business Combination.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 includes transaction costs of HealthCor and Hyperfine in the amount of $856 and $703, respectively, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 includes transactions costs of Hyperfine in the amount of $300. These costs were determined not to be incremental and directly attributable to the Business Combination (i.e. certain accounting and audit costs) and are not expected to have a continuing impact on the results of the combined company beyond one year from the Closing.

Note 3  —  Pro Forma Adjustments
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:
3(a)
Cash and cash equivalents.   Represents the impact of the Business Combination on the cash balance of the combined company.

The table below represents the sources and uses of funds as it relates to the Business Combination:
	Note	No redemption scenario	Maximum redemption scenario
HealthCor cash and cash equivalents as of June 30, 2021 — pre Business Combination		$748	$748
Hyperfine and Liminal cash and cash equivalents as of June 30, 2021 — pre Business Combination		77,394	77,394
Total pre Business Combination		78,142	78,142
HealthCor cash and securities held in Trust Account	(1)	207,012	207,012
PIPE Investment	(2)	126,100	126,100
Payment to redeeming Public Stockholders	(3)	—	(207,000)
Payment of notes payable	(4)	(178)	(178)
Payment of accrued offering costs	(5)	(8)	(8)
Payment of deferred underwriting fees	(6)	(7,245)	(7,245)
Payment of accrued HealthCor transaction costs	(7)	(856)	(856)
Payment of accrued Hyperfine transaction costs	(8)	(1,649)	(1,649)
Payment of other transaction costs	(9)	(13,179)	(13,179)
Payment of management bonus at the close of Business Combination	(10)	(1,250)	(1,250)
Total Business Combination adjustments		308,747	101,747
Post-Business Combination cash and cash equivalents balance		$386,889	$179,889

(1)
Represents the amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination at Closing (see Note 3(c) Trust Account).

(2)
Represents the issuance, in a private placement to be consummated immediately prior to the Effective Time, to the PIPE Investors of 12,610,000 shares of HealthCor Class A common stock assuming the stock price of $10.00 per share (see Note 3(e) Impact on equity).

(3)
Represents the amount paid to the public stockholders who are assumed to exercise redemption rights under the maximum redemption scenario, including payment of accrued interest (see Note 3(e) Impact on equity).

(4)
Represents payment of Hyperfine’s notes payable, under the terms of promissory note in the amount of $178 at Closing (see note 3(d) Notes payable).

(5)
Represents payment of accrued offering costs of HealthCor.

(6)
Represents the payment of deferred underwriting fees incurred as part of HealthCor’s IPO committed to be paid upon the consummation of a Business Combination (see Note 3(b)(1) Transaction costs).

(7)
Represents payment of accrued HealthCor transaction costs (see Note 3(b)(2) Transaction costs).

(8)
Represents payment of accrued Hyperfine transaction costs and additional costs (see Note 3(b)(3) Transaction costs).

(9)
Represents payment of other transaction costs (see Note 3(b)(4) Transaction costs).

(10)
Represents payment of management bonus at the close of Business Combination (see Note 3(e) Impact on equity).

3(b)
Transaction costs.

(1)
Payment of deferred underwriting fees incurred by HealthCor in the amount of $7,245 (see Note 3(a)(6) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash, with a corresponding decrease in deferred underwriting fee payable.

(2)
Payment of accrued transaction costs specific to HealthCor related to the Business Combination in the amount of $856. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accrued expenses and other liabilities (see Note 3(a)(7) Cash and cash equivalents).

(3)
Payment of accrued transaction costs related to the Business Combination and additional costs specific to Hyperfine in the amount of $1,649. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accrued expenses and other liabilities (see Note 3(a)(8) Cash and cash equivalents).

(4)
Payment of other transaction costs that are incremental and directly attributable to the Business Combination in the amount of $13,179 (see Note 3(a)(9) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in additional paid-in capital (see Note 3(a)(9) Cash and cash equivalents, Note 3(e) Impact on equity). Costs considered to be directly attributable to the Business Combination include certain legal, banking and advisory fees.

(5)
Recognition of Hyperfine’s capitalized expenses, incremental and directly attributable to the Business Combination, in the amount of $337 as a reduction to equity proceeds. The unaudited pro forma condensed combined balance sheet reflects these costs as a decrease in prepaid expenses and other current assets, with a corresponding decrease in additional paid-in capital (see Note 3(e) Impact on equity). Costs considered to be directly attributable to the Business Combination include certain legal, banking and advisory fees.

3(c)
Trust Account.   Represents release of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination to fund at Closing of the Business Combination (see Note 3(a)(1) Cash and cash equivalents).

3(d)
Notes payable.   Represents funds from the Business Combination used to repay Hyperfine’s notes payable in the amount of $178 at Closing of the Business Combination (see Note 3(a)(4) Cash and cash equivalents).

3(e)
Impact on equity.   The following table represents the impact of the Business Combination on the number of shares of New Hyperfine Class A common stock and New Hyperfine Class B common stock and represents the total equity section assuming no redemptions by public stockholders:

	Note	HealthCor / Combined Company common stock				Hyperfine Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity (deficit)	HealthCor Temporary equity		Hyperfine Temporary equity
		Class A		Class B							Class A common stock subject to possible redemption		Hyperfine Convertible preferred stock		Liminal Convertible preferred stock
		Shares	Amounts	Shares	Amounts	Shares	Amounts				Shares	Amounts	Shares	Amounts	Shares	Amounts
HealthCor equity as of June 30. 2021 — pre Business Combination		1,236,270	$—	5,175,000	$1	—	$—	$6,587	$(1,588)	$5,000	19,463,730	$194,648	109,182,191	$158,747	57,500,000	$9,350
HealthCor equity as of June 30. 2021 — pre Business Combination — Initial Stockholders		614,000	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Hyperfine and Liminal equity as of June 30, 2021 — pre Business Combination		—	—	—	—	5,156,785	1	6,534	(93,843)	$(87,308)	—	—	—	—	—	—
Total equity as of June 30, 2021 — Pre Business Combination		1,850,270	—	5,175,000	1	5,156,785	1	13,121	(95,431)	(82,308)	19,463,730	194,648	109,182,191	158,747	57,500,000	9,350
Transaction Accounting adjustments:
Reclassification of HealthCor’s redeemable shares to Class A common stock		19,463,730	2	—	—	—	—	194,646	—	194,648	(19,463,730)	(194,648)	—	—	—	—
Initial Stockholders		5,175,000	1	(5,175,000)	(1)	—	—	—	—	—	—	—	—	—	—	—
PIPE Investors	3(a)(2)	12,610,000	1	—	—	—	—	126,099	—	126,100	—	—	—	—	—	—
Shares issued to Hyperfine Stockholders as consideration		29,824,643	3	8,315,000	1	—	—	(4)	—	—	—	—	—	—	—	—
Shares issued to Liminal Stockholders as consideration		3,486,075	—	6,921,323	1	—	—	(1)	—	—	—	—	—	—	—	—
Incremental business combination costs	3(b)(4)	—	—	—	—	—	—	(13,179)	—	(13,179)	—	—	—	—	—	—
Management bonus paid at the close of Business Combination	3(a)(10), 3(i)	—	—	—	—	—	—	—	(1,250)	(1,250)	—	—	—	—	—	—
Hyperfine capitalized expenses related to the business combination	3(b)(5)	—	—	—	—	—	—	(337)	—	(337)	—	—	—	—	—	—
Elimination of historical accumulated deficit of HealthCor		—	—	—	—	—	—	(1,588)	1,588	—	—	—	—	—	—	—
Elimination of historical Hyperfine common stock		—	—	—	—	(5,156,785)	(1)	1	—	—	—	—	—	—	—	—
Elimination of historical Hyperfine convertible preferred stock		—	—	—	—	—	—	158,747	—	158,747	—	—	(109,182,191)	(158,747)	—	—
Elimination of historical Liminal convertible preferred stock		—	—	—	—	—	—	9,350	—	9,350	—	—	—	—	(57,500,000)	(9,350)
Vesting of equity awards at the Closing of the Business Combination	3(g)	—	—	—	—	—	—	258	(258)	—	—	—	—	—	—	—
Vesting of CEO restricted stock units at the Closing of the Business Combination	3(h)(1)	—	—	—	—	—	—	2,500	(2,500)	—	—	—	—	—	—	—
Total Business Combination adjustments		70,559,448	7	10,061,323	1	(5,156,785)	(1)	476,492	(2,420)	474,079	(19,463,730)	(194,648)	(109,182,191)	(158,747)	(57,500,000)	(9,350)
Post-Business Combination equity balance		72,409,718	$7	15,236,323	$2	—	$—	$489,613	$(97,851)	$391,771	—	—	—	—	—	—

In the case of maximum redemption by holders of HealthCor Class A common stock, the following table represents the impact of the Business Combination on the number of shares of New Hyperfine Class A common stock and New Hyperfine Class B common stock and represents the total equity section:
	Note	HealthCor / Combined Company common stock				Hyperfine Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity (deficit)	HealthCor Temporary equity		Hyperfine Temporary equity
		Class A		Class B							Class A common stock subject to possible redemption		Hyperfine Convertible preferred stock		Liminal Convertible preferred stock
		Shares	Amounts	Shares	Amounts	Shares	Amounts				Shares	Amounts	Shares	Amounts	Shares	Amounts
HealthCor equity as of June 30. 2021 — pre Business Combination		1,236,270	$—	5,175,000	$1	—	$—	$6,587	$(1,588)	$5,000	19,463,730	$194,648	109,182,191	$158,747	57,500,000	9,350
HealthCor equity as of June 30. 2021 — pre Business Combination — Initial Stockholders		614,000	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Hyperfine and Liminal equity as of June 30, 2021 — pre Business Combination		—	—	—	—	5,156,785	1	6,534	(93,843)	$(87,308)	—	—	—	—	—	—
Total equity as of June 30, 2021 — Pre Business Combination		1,850,270	—	5,175,000	1	5,156,785	1	13,121	(95,431)	(82,308)	19,463,730	194,648	109,182,191	158,747	57,500,000	9,350
Transaction Accounting adjustments:
Reclassification of HealthCor’s redeemable shares to Class A common stock		19,463,730	2	—	—	—	—	194,646	—	194,648	(19,463,730)	(194,648)	—	—	—	—
Initial Stockholders		5,175,000	1	(5,175,000)	(1)	—	—	—	—	—	—	—	—	—	—	—
Less: Redemption of redeemable stock	3(a)(3)	(20,700,000)	(2)	—	—	—	—	(206,998)	—	(207,000)	—	—	—	—	—	—
PIPE Investors	3(a)(2)	12,610,000	1	—	—	—	—	126,099	—	126,100	—	—	—	—	—	—
Shares issued to Hyperfine Stockholders as consideration		29,824,643	3	8,315,000	1	—	—	(4)	—	—	—	—	—	—	—	—
Shares issued to Liminal Stockholders as consideration		3,486,075	—	6,921,323	1	—	—	(1)	—	—	—	—	—	—	—	—
Incremental business combination costs	3(b)(4)	—	—	—	—	—	—	(13,179)	—	(13,179)	—	—	—	—	—	—
Management bonus paid at the close of Business Combination	3(a)(10), 3(i)	—	—	—	—	—	—	—	(1,250)	(1,250)	—	—	—	—	—	—
Hyperfine capitalized expenses related to the business combination	3(b)(5)	—	—	—	—	—	—	(337)	—	(337)	—	—	—	—	—	—
Elimination of historical accumulated deficit of HealthCor		—	—	—	—	—	—	(1,588)	1,588	—	—	—	—	—	—	—

	Note	HealthCor / Combined Company common stock				Hyperfine Common stock		Additional paid-in capital	Accumulated deficit	Total stockholders’ equity (deficit)	HealthCor Temporary equity		Hyperfine Temporary equity
		Class A		Class B							Class A common stock subject to possible redemption		Hyperfine Convertible preferred stock		Liminal Convertible preferred stock
		Shares	Amounts	Shares	Amounts	Shares	Amounts				Shares	Amounts	Shares	Amounts	Shares	Amounts
Elimination of historical Hyperfine common stock		—	—	—	—	(5,156,785)	(1)	1	—	—	—	—	—	—	—	—
Elimination of historical Hyperfine convertible preferred stock		—	—	—	—	—	—	158,747	—	158,747	—	—	(109,182,191)	(158,747)	—	—
Elimination of historical Liminal convertible preferred stock		—	—	—	—	—	—	9,350	—	9,350	—	—	—	—	(57,500,000)	(9,350)
Vesting of equity awards at the Closing of the Business Combination	3(g)	—	—	—	—	—	—	258	(258)	—	—	—	—	—	—	—
Vesting of CEO restricted stock units at the Closing of the Business Combination	3(h)(1)	—	—	—	—	—	—	2,500	(2,500)	—	—	—	—	—	—	—
Total Business Combination adjustments		49,859,448	5	10,061,323	1	(5,156,785)	(1)	269,494	(2,420)	267,079	(19,463,730)	(194,648)	(109,182,191)	(158,747)	(57,500,000)	(9,350)
Post-Business Combination equity balance		51,709,718	$5	15,236,323	$2	—	—	$282,615	$(97,851)	$184,771	—	$—	—	$—	—	$—

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2021 and for the year ended December 31, 2020.
3(f)
Compensation expense related to Earn-Out Shares granted to holders of options or RSUs.   Reflects compensation expense related to Earn-Out Shares granted to employees who hold options or RSUs and which are contingent upon vesting of those options or RSUs (1,100,000 Earn-Out Shares) (see Note 1 Description of the Business Combination for further details). These Earn-Out Shares fall within the scope of ASC 718 and grant date fair value (i.e. transaction date) is to be recognized as compensation expense over the vesting period.

The preliminary grant date fair value (i.e. transaction date) of the awards was estimated using the Monte Carlo simulation valuation model using a distribution of potential outcomes over the earn-out period using the most reliable information available. Assumptions used in the valuation were as follows:
Fair value of common stock	$9.88
Expected volatility	53.5%
Risk-free interest rate	0.33%
Expected term	3 years
Expected dividend yield	The expected dividend yield is zero as the combined company has never declared or paid cash dividends and has no current plans to do so during the expected term
The pro forma condensed combined statement of operations assumes that the Business Combination had occurred on January 1, 2020 and the expense for the first year and the six months of the second year after the Business Combination was recognized based on the vesting schedule of these awards.
The actual fair value of the Earn-Out Shares is subject to change as additional information becomes available and additional analyses are performed, and such changes could be material.
	Six months ended June 30, 2021	Year ended December 31, 2020
Research and development	$342	$684
General and administrative	894	1,789
Sales and marketing	23	46
	$1,259	$2,519

3(g)
Compensation expense related to the accelerated vesting of equity awards.   Reflects compensation expense of $258 related to the accelerated vesting of equity awards granted to employees of Hyperfine and Liminal at the closing of the Business Combination.

The grant date fair value of the awards was estimated using the Black-Scholes option pricing model. Please refer to Note 11 in the Combined Financial Statements as of and for the Years Ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus for further details on the assumptions used in the valuation of these awards.
3(h)
Equity awards compensation expense.   Reflects compensation expense related to the following restricted stock unit and stock options awards granted to the CEO and the Chairman of the Board of Hyperfine in connection with the Business Combination:

(1)
Nonrecurring compensation expense in the amount of $2,500, based on the share price of $10.00 per share, related to restricted stock units granted to the CEO of Hyperfine concurrently with the Closing of the Business Combination. This compensation expense is not expected to have a continuing impact on the combined results (see Note 3(e) Impact on equity).

(2)
Compensation expense in the amounts of $447 and $894 for the six months ended June 30, 2021 and year ended December 31, 2020, respectively, related to option awards granted to the CEO and the Chairman of the Board of Hyperfine, which vest upon the occurrence of certain service, performance, and market conditions. The service condition for these awards is satisfied by providing service to the Company based on the defined service period per the award agreement. The performance-based condition is satisfied upon the occurrence of a SPAC transaction, IPO, or financing event as defined in the award agreement. The market condition is satisfied by achieving various multiples of a defined price per share. The achievement of the performance condition and the commencement of the related expense recognition event will not occur until the event is deemed probable, which will occur once a SPAC transaction, IPO, or financing event has occurred.
The grant date fair value of the awards was estimated using the Monte Carlo simulation model using a distribution of potential outcomes over the vesting period using the most reliable information available. Assumptions used in the valuation were as follows:
Fair value of common stock	$10.00
Expected volatility	Volatility before SPAC transaction — 12.7% Volatility after SPAC transaction — 68.9%
Risk-free interest rate	1.3%
Expected dividend yield	The expected dividend yield is zero as the combined company has never declared or paid cash dividends and has no current plans to do so during the expected term
The pro forma condensed combined statement of operations assumes that the Business Combination had occurred on January 1, 2020 and the expense for the first year and the six months of the second year after the Business Combination was recognized based on the vesting schedule of these awards.
3(i)
Nonrecurring management compensation expenses.   Reflects compensation expense of $1,250 related to Hyperfine bonuses to be paid to employees and consultants contingent on the consummation of the Business Combination. This compensation expense is not expected to have a continuing impact on the combined results (see Note 3(e) Impact on equity).

3(j)
Exclusion of interest income.   Represents elimination of interest earned on marketable securities held in trust account.

3(k)
Income tax expense.   Given Hyperfine’s and Liminal’s history of net losses and valuation allowance, Hyperfine and Liminal assumed an effective tax rate of 0%. Therefore, the pro forma adjustments to the statement of operations resulted in no additional income tax adjustment to the pro forma financial information. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had HealthCor, Hyperfine and Liminal filed consolidated income tax returns during the period presented.

3(l)
Net loss per share.   Represents pro forma net loss per share based on pro forma net loss and 87,646,041 and 66,946,041 total shares outstanding under the no redemption scenario and maximum redemption scenarios, respectively, upon consummation of the Business Combination (see Note 3(e) Impact on equity). For each period presented, there is no difference between basic and diluted pro forma net loss per share as the inclusion of all potential shares of Class A common stock and Class B common stock of the combined company outstanding would have been anti-dilutive. Anti-dilutive common shares include 8,059,731 shares issuable under the outstanding options.

INFORMATION ABOUT HEALTHCOR
General
HealthCor’s sponsor, HC Sponsor LLC (the “Sponsor”), is affiliated with HealthCor Management, L.P. (“HealthCor Management”) and Catalio Capital Management, LP (“Catalio”). HealthCor Management was founded in 2005 and manages approximately $2.7 billion in assets across long/short and long only healthcare funds. HealthCor centers its investment strategy on in-depth and fundamental research and has developed deep institutional knowledge of and extensive contacts across the healthcare industry. HealthCor’s Co-Founders, Joseph Healey and Arthur Cohen, have been investing side-by-side for over 20 years, and they collectively have over 60 years of investment experience. The HealthCor investment research team includes specialists across biotechnology, pharmaceutical, healthcare services, and medical technology sub-sectors within healthcare. HealthCor’s Co-Founders, Portfolio Managers, and research team have built strong reputations in the healthcare industry over the past 15 years, with investment peers and companies alike.
Catalio is a private equity firm that invests in breakthrough biomedical technology companies founded by the world’s leading scientist-entrepreneurs. Catalio provides invaluable private market investing experience and a vast network of companies, medical professionals, and academics to HealthCor. Catalio manages approximately $150 million in assets. Catalio was co-founded by George Petrocheilos and Dr. Jacob Vogelstein, who formerly co-founded a healthcare private equity strategy at Camden Partners, a multi-strategy private equity firm that spun out of T. Rowe Price. Catalio has recruited and invested with a group of 28 world-renowned doctors and scientists as venture partners to identify investment opportunities and provide professional advice. Catalio is able to leverage its network of venture partners and their respective labs, centers, and institutes for proprietary deal-flow. Catalio has invested in over 20 innovative, high-growth companies and recently closed its second venture fund, Catalio Nexus II, which was oversubscribed and closed at its hard cap of $100 million.
HealthCor’s Business Strategy
HealthCor intends to capitalize on the platforms of its two founders, HealthCor Management and Catalio. Both founders have experience in investing across a variety of healthcare sub-sectors and a track record of identifying high-quality assets, businesses and management teams. HealthCor believes HealthCor Management’s bottom-up fundamental research together with Catalio’s access to a group of world-renowned, serial scientist-entrepreneurs improves its ability to identify and acquire potential targets. Its selection process will leverage its relationships with leading venture capitalists and growth equity funds, executives of private and public companies, leading investment banking firms, and world-renowned scientists and medical professionals, which it believes should provide it with a key competitive advantage in sourcing potential business combination targets. Given HealthCor’s profile and dedicated industry approach, it anticipates that target business candidates may be brought to its attention from various unaffiliated sources, and in particular investors in other private and public companies in its networks. HealthCor also believes that its experience, reputation, access to experienced serial scientist-entrepreneurs, and track record in healthcare investing will make it a preferred partner for potential targets. Consistent with its strategy, HealthCor intends to seek to acquire companies that it believes:
•
are harnessing transformative technology and have strong intellectual property;

•
have competitive advantages in the markets in which they operate, and which can benefit from access to additional capital as well as our industry relationships and expertise;

•
are at an inflection point in their growth trajectory;

•
are ready to be public and have experienced management teams with strong corporate governance, reporting, and policies;

•
have significant embedded and/or underexploited growth opportunities;

•
will offer an attractive risk-adjusted return for our shareholders; and

•
will likely be well received by public investors and are expected to have good access to the public capital markets.

Fair Market Value of Target Businesses
The initial business combination must occur with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust and taxes payable on the interest earned on the Trust Account) at the time that HealthCor signs a definitive agreement in connection with the initial business combination. HealthCor’s board of directors has determined that this test was met in connection with the proposed Business Combination at the time the Business Combination Agreement was signed.
Initial Public Offering and Private Placement
On January 29, 2021, HealthCor consummated its initial public offering of 20,700,000 Class A ordinary shares (the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,700,000 Public Shares. The Public Shares were sold at an offering price of $10.00 per share, generating gross proceeds of $207,000,000.
Concurrently with the completion of HealthCor’s initial public offering, HealthCor consummated the sale of 614,000 Class A ordinary shares (the “Private Placement Shares”) at a price of $10.00 per Private Placement Share in a private placement to the Sponsor, generating gross proceeds of $6,140,000.
Effecting the Initial Business Combination
General
HealthCor is not presently engaged in any operations other than seeking an initial business combination. HealthCor intends to effectuate the initial business combination using cash from the proceeds of its initial public offering and the sale of the Private Placement Shares to the Sponsor, the PIPE Investment described herein and the issuance of equity to the stockholders of Hyperfine and Liminal.
Shareholder Approval of the Business Combination and Redemption
Pursuant to the terms of the Business Combination, as described in the section titled “The Extraordinary General Meeting” in this proxy statement/prospectus, HealthCor is seeking shareholder approval at a meeting called for such purpose at which Public Shareholders may seek to redeem all or a portion of their Class A ordinary shares for cash at a price per share equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to HealthCor to pay its income taxes, if any, divided by the number of then-outstanding Class A ordinary shares in accordance with the procedures set forth in this proxy statement/prospectus. The redemption rights require that a beneficial holder must identify itself in order to validly redeem its shares. Further, HealthCor will not proceed with redeeming its Class A ordinary shares, even if a Public Shareholder has properly elected to redeem its shares, if the Business Combination does not close.
The approval of the Business Combination requires an ordinary resolution under the Cayman Islands Companies Act, being the affirmative vote of the holders of a majority of the ordinary shares who, being present either in person or by proxy and entitled to vote at the Special Meeting, vote at the Special Meeting. A majority of the issued and outstanding HealthCor Class A ordinary shares and Class B ordinary shares entitled to vote at the Special Meeting must be present, in person (which would include presence at a virtual meeting) or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. The holders of the founder shares, who currently represent approximately 20% of the issued and outstanding ordinary shares, will count towards this quorum.
Voting Restrictions in Connection with Shareholder Meeting
The Sponsor and each member of HealthCor’s management team have entered into an agreement with HealthCor, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and Public Shares held by them in connection with (i) the completion of the Business Combination; and (ii) a shareholder vote to approve the amendments to HealthCor’s Current Articles (A) that would modify the substance or timing of HealthCor’s obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the Business Combination or to redeem 100% of its Public Shares if HealthCor does not complete the initial business combination within 24 months from the closing of its initial public offering or during any extension period or (B) with respect to any other provision relating to the rights of holders of HealthCor’s Class A ordinary shares.
Liquidation If No Initial Business Combination
HealthCor’s Current Articles provide that it will have only 24 months from the closing of its initial public offering to consummate an initial business combination. If HealthCor has not consummated an initial business combination within 24 months from the closing of its initial public offering, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to HealthCor to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of HealthCor’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor and each member of its management team have entered into an agreement with HealthCor, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any founder shares they hold if HealthCor fails to consummate an initial business combination within 24 months from the closing of its initial public offering or during any extension period (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if HealthCor fails to complete the initial business combination within the prescribed time frame).
The Sponsor and HealthCor’s executive officers and directors have agreed, pursuant to a written agreement with HealthCor, that they will not propose any amendment to HealthCor’s Current Articles (A) that would modify the substance or timing of HealthCor’s obligation to provide holders of HealthCor’s Class A ordinary shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of Public Shares if it does not complete the initial business combination within 24 months from the closing of its initial public offering or (B) with respect to any other provision relating to the rights of holders of HealthCor’s Class A ordinary shares, unless HealthCor provides its Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to HealthCor to pay its income taxes, if any, divided by the number of the then-outstanding Public Shares.
HealthCor expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the funds held outside the Trust Account plus up to $100,000 of funds from the Trust Account available to HealthCor to pay dissolution expenses, although HealthCor cannot assure you that there will be sufficient funds for such purpose.
If HealthCor was to expend all of the net proceeds of its initial public offering and the sale of the Private Placement Shares, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon HealthCor’s dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of HealthCor’s creditors which would have higher priority than the claims of Public Shareholders. HealthCor cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While HealthCor intends to pay such amounts, if any, HealthCor cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although HealthCor will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of its Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against HealthCor’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, HealthCor’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to HealthCor than any alternative. Examples of possible instances where HealthCor may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. Jefferies LLC, as sole book-running manager in connection with HealthCor’s initial public offering, did not execute an agreement with HealthCor waiving such claims to the monies held in the Trust Account.
In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with HealthCor and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to HealthCor if and to the extent any claims by (A) a third party for services rendered or products sold to HealthCor (other than HealthCor’s independent registered public accounting firm), or (B) a prospective target business with which HealthCor has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay HealthCor’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under HealthCor’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, HealthCor has not asked the Sponsor to reserve for such indemnification obligations, nor has HealthCor independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and HealthCor believes that the Sponsor’s only assets are securities of HealthCor. Therefore, HealthCor cannot assure you that the Sponsor would be able to satisfy those obligations. None of HealthCor’s officers or directors will indemnify HealthCor for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay HealthCor’s income tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, HealthCor’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While HealthCor currently expects that its independent directors would take legal action on HealthCor’s behalf against the Sponsor to enforce its indemnification obligations to HealthCor, it is possible that HealthCor’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, HealthCor cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.
HealthCor will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which HealthCor does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under HealthCor’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. HealthCor has had access to up to $1,000,000 following its initial public offering and the sale of the Private Placement Shares with which to pay any such potential claims (including costs and expenses incurred in connection with its liquidation, currently estimated to be no more than approximately $100,000). In the event that HealthCor liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from HealthCor’s Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from the Trust Account received by any such shareholder.
If HealthCor files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against HealthCor that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in its bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of HealthCor’s shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, HealthCor cannot assure you it will be able to return $10.00 per public share to its Public Shareholders. Additionally, if HealthCor files a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against it that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by HealthCor’s shareholders. Furthermore, HealthCor’s board of directors may be viewed as having breached its fiduciary duty to HealthCor’s creditors and/or may have acted in bad faith, and thereby exposing itself and HealthCor to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. HealthCor cannot assure you that claims will not be brought against HealthCor for these reasons.
Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of Public Shares if it does not complete the initial business combination within 24 months from the closing of its initial public offering; (ii) in connection with a shareholder vote to amend HealthCor’s Current Articles (A) to modify the substance or timing of its obligation to provide holders of its Class A ordinary shares the right to have their shares redeemed in connection with the initial business combination or to redeem 100% of its Public Shares if it does not complete the initial business combination within 24 months from the closing of its initial public offering or (B) with respect to any other provision relating to the rights of holders of HealthCor’s Class A ordinary shares; or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public Shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial business combination or liquidation if HealthCor has not consummated an initial business combination within 24 months from the closing of its initial public offering, with respect to such Class A ordinary shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In connection with the proposed business combination, a shareholder’s voting alone will not result in a shareholder’s redeeming its shares to HealthCor for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above.
Facilities
HealthCor currently maintains its executive offices at 55 Hudson Yards, 28th Floor, New York, NY 10001. The cost for HealthCor’s use of this space is included in the up to $10,000 per month fee it will pay to the Sponsor for office space, administrative and support services. HealthCor considers its current office space adequate for its current operations.
Upon consummation of the Business Combination, nothing more will be paid to such affiliate of the Sponsor.
Employees
HealthCor currently has three executive officers. These individuals are not obligated to devote any specific number of hours to HealthCor’s matters but they intend to devote as much of their time as they deem necessary to HealthCor’s affairs until it has completed the initial business combination. The amount of time they will devote in any time period will vary based on the stage of the business combination process HealthCor is in. HealthCor does not intend to have any full time employees prior to the completion of the initial business combination.
Periodic Reporting and Financial Information
HealthCor’s Class A ordinary shares are registered under the Exchange Act, and HealthCor has reporting obligations, including the requirement that it file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, HealthCor’s annual reports contain financial statements audited and reported on by its independent registered public accountants.
HealthCor will be required to evaluate its internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event that HealthCor is deemed to be a large accelerated filer or an accelerated filer and no longer qualifies as an emerging growth company, will HealthCor be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting.
HealthCor is a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, HealthCor has applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to HealthCor or its operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of HealthCor’s shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by HealthCor to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of HealthCor.
HealthCor is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, HealthCor is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in HealthCor’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find HealthCor’s securities less attractive as a result, there may be a less active trading market for HealthCor’s securities and the prices of its securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. HealthCor intends to take advantage of the benefits of this extended transition period.
HealthCor will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of HealthCor’s initial public offering, (b) in which HealthCor has total annual gross revenue of at least $1.07 billion, or (c) in which HealthCor is deemed to be a large accelerated filer, which means the market value of its Class A ordinary shares that are held by non-affiliates is greater than or equal to $700 million as of the last business day of the most recently completed second fiscal quarter, and (2) the date on which HealthCor has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Additionally, HealthCor is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. HealthCor will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of its ordinary shares held by non-affiliates is greater than or equal to $250 million as of the last business day of that fiscal year’s second fiscal quarter, and (2) if its annual revenues are not greater than or equal to $100 million during the last completed fiscal year, the market value of its ordinary shares held by non-affiliates is greater than or equal to $700 million as of the last business day of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against HealthCor or any members of its management team in their capacity as such.
Management
HealthCor’s officers and directors and their respective ages as of August 15, 2021 are as follows:
Name	Age	Position
Arthur Cohen	59	Chief Executive Officer and Director
Christine Clarke	42	Chief Financial Officer
George Petrocheilos	29	President
Joseph Healey	54	Director (Chairman)
Benjamin Snedeker	45	Director
Dr. Kenan Turnacioglu	53	Director
Michael Weinstein	50	Director
Dr. Christopher Wolfgang	54	Director
Taylor Harris	45	Director
Executive Officers and Directors
Arthur Cohen   serves as HealthCor’s Chief Executive Officer and is a member of its board of directors. Mr. Cohen is a co-founder and Portfolio Manager at HealthCor Management. Prior to HealthCor, Mr. Cohen was a portfolio manager at S.A.C. Capital Advisors, LLC (“SAC”) from January 2000 through March 2005. Prior to SAC, from 1995 to 2000, Mr. Cohen was responsible for healthcare investments as a managing director at Tiger Management. Prior to Tiger Management, from 1993 to 1995, Mr. Cohen was a vice president and investment officer at JW Seligman, a vice president at Bank of New York from 1991 to 1993, and an assistant portfolio manager/analyst of the MSB Fund from 1987 to 1991. Mr. Cohen graduated from the University of Virginia in 1983 with a B.A. in commerce and received his M.B.A. in banking and finance from Hofstra University in 1986.
Christine Clarke,   CPA, serves as HealthCor’s Chief Financial Officer. Ms. Clarke joined HealthCor Management in 2006 and has served as the Chief Financial Officer since 2007. Ms. Clarke’s responsibilities include accounting, operations, and human resources and she serves on the Executive, Valuation, Compliance, Expense, Best Execution, and Risk Committees. Prior to joining HealthCor, Ms. Clarke was the Controller at Narragansett Management, L.P. from 2004 to 2006. From 2000 until 2004, Ms. Clarke was an Assurance Senior Associate at PricewaterhouseCoopers, LLP where she conducted audits of investment management clients. Ms. Clarke received a B.S. in Accounting from Fordham University in 2000 and is also a Certified Public Accountant.
George Petrocheilos   serves as HealthCor’s President. Mr. Petrocheilos is the Co-Founder and Co-Managing Partner of Catalio. Prior to Catalio, Mr. Petrocheilos was a General Partner at Camden Partners from 2014 through 2020, where he created and co-managed the Nexus life sciences strategy with Dr. Jacob Vogelstein. Mr. Petrocheilos currently serves on the Boards of several private biotechnology companies, including MindX Corp., Spiral Therapeutics, WindMIL Therapeutics, Sisu Global, and LifeSprout Bio.

Mr. Petrocheilos also serves on the Board of Trustees of Kennedy Kreiger Institute, a Johns Hopkins Medicine affiliate. Mr. Petrocheilos graduated from Johns Hopkins University in 2013 with a B.A. in Financial Economics.
Joseph Healey   is the chairman of HealthCor’s board of directors. Mr. Healey is a Co-Founder and Portfolio Manager of HealthCor Management. Prior to HealthCor Management, Mr. Healey was a Portfolio Manager at SAC from January 2000 through March 2005. Prior to SAC, from 1997 to 2000, Mr. Healey was a health care Portfolio Manager at Kingdon Capital Management, and from 1992 until 1997 he was an Analyst and Portfolio Manager at Dreyfus Corporation. Mr. Healey also served as a First Lieutenant in the U.S. Army Medical Service Corp at the Walter Reed Army Medical Center from 1988 to 1992. Mr. Healey graduated from Boston University in 1988 with a B.A. in Biomedical Engineering and received his M.S. in Technology Management from the University of Maryland in 1993. Mr. Healey became a Chartered Financial Analyst (CFA) in 1996.
Benjamin Snedeker   is a member of our board of directors. Mr. Snedeker is the Senior Therapeutics Analyst at HealthCor, which Mr. Snedeker joined in 2019 after serving as a Therapeutics Analyst at PointState Capital. Prior to PointState, Mr. Snedeker was at D.E. Shaw & Company, where he was a Portfolio Manager. Before joining D.E. Shaw, Mr. Snedeker was an Associate Principal in the Pharmaceutical and Medical Products Practice at McKinsey & Company from 2000 to 2006. Mr. Snedeker graduated with a B.S. in Chemistry from Pennsylvania State University in 1998 and received his M.S. in Inorganic Chemistry from Yale University in 2000.
Taylor Harris   is an independent member of HealthCor’s board of directors. Mr. Harris served as the Chief Financial Officer for MyoKardia, Inc., from April 2018 until that company’s acquisition by Bristol Myers Squibb in November 2020. At MyoKardia, Mr. Harris led the finance, accounting, information technology, facilities, quality, corporate communications and investor relations functions. Previously, Mr. Harris served as Senior Vice President and Chief Financial Officer of Zeltiq Aesthetics, Inc., until that company’s acquisition by Allergan plc. During that time, Mr. Harris was responsible for global finance, accounting, tax, treasury, investor relations, and information technology functions, as well as the company’s commercial operations, including customer service, product support, and inside sales. Prior to Zeltiq, Mr. Harris served as Vice President and Chief Financial Officer at Thoratec Corporation (acquired by St. Jude Medical, Inc.). Prior to joining Thoratec, Mr. Harris worked at JPMorgan Chase & Co. for over a decade in several capacities, including as a Vice President in the firm’s Healthcare Investment Banking and Equity Research departments. Mr. Harris holds a Bachelor of Arts in Physics and Economics from the University of North Carolina at Chapel Hill, where he studied as a Morehead-Cain Scholar.
Dr. Kenan Turnacioglu   is a member of HealthCor’s board of directors. Dr. Turnacioglu is a General Partner at Catalio, where he also serves on the Investment Committee. Dr. Turnacioglu is also the Chairman of PaigeAI, a machine learning pathology company spun out of Memorial Sloan Kettering. In 2011, Dr. Turnacioglu co-founded PointState Capital, LP and managed the portfolios and investment teams in Healthcare and Consumer sectors, before departing in 2018. From 2001 to 2010, Dr. Turnacioglu worked at Duquesne Capital Management, LLC managing healthcare investments. While at these positions, Dr. Turnacioglu also served on the boards of StemCentrx from 2013 to 2016, Agensys from 2004 to 2007, and NYU Langone Cancer Center from 2010 to 2015. From 1998 to 2000, Dr. Turnacioglu worked at Credit Suisse as an analyst on the biotech team. Dr. Turnacioglu earned a B.A. from Rutgers University, and a Ph.D from the University of Pennsylvania, before becoming a Post-Doctoral Fellow at Johns Hopkins University.
Michael Weinstein   is an independent member of our board of directors. Mr. Weinstein is Senior Vice President, Strategy and a member of the Executive Committee at Medtronic PLC, one of the world’s leading medical technology companies. In this role, Mr. Weinstein oversees global strategy for Medtronic, including providing counsel and input on business development, capital deployment, and the overall strategic direction of Medtronic’s businesses. Prior to joining Medtronic, Mr. Weinstein spent 25 years at J.P. Morgan & Co., where, as a Managing Director, he led the firm’s Healthcare group within Equity Research. Mr. Weinstein joined J.P. Morgan in 1992 and was the firm’s senior medical technology analyst from 1995 to 2018. Mr. Weinstein is a 14-time #1 ranked analyst in the annual surveys of both Institutional Investor and Greenwich Associates. In 2013, Mr. Weinstein was named to the Institutional Investor Hall of Fame. Mr. Weinstein received his bachelor’s degree in International Management from Georgetown University.

Dr. Christopher Wolfgang   is an independent member of our board of directors. Dr. Wolfgang is the John L. Cameron Professor of Surgery and the Chief of Pancreatic Surgery at Johns Hopkins Medicine. Dr. Wolfgang holds additional appointments including a Professor of Pathology and Oncology at the Johns Hopkins School of Medicine. Dr. Wolfgang was elected into both the Miller-Coulson Academy of Clinical Excellence and the Distinguished Teaching Society of the Johns Hopkins School of Medicine. Dr. Wolfgang is recognized as one of the world’s leading experts and thought leaders in pancreatic cancer clinical care and basic research. Dr. Wolfgang is one of the most experienced pancreatic surgeons world-wide, personally having performed over 1200 Whipple operations. Dr. Wolfgang is considered one of the go-to surgeons for pancreatic cancer with vascular involvement and has led his group in pushing the envelope for vascular reconstruction as part of pancreatic cancer resection and in resecting pancreatic cancer metastatic to the liver. In addition to his clinical activity, Dr. Wolfgang runs a research program focused on the understanding of metastatic spread  —  the most important reason for treatment failure following tumor removal. Dr. Wolfgang has published over 400 peer-reviewed research articles and has a Google Scholar H-index of 97 with over 40,000 citations of his work. Dr. Wolfgang graduated from Temple University School of Medicine in 1998 with a combined MD and PhD degree (biochemistry). In January 2020, Dr. Wolfgang assumed the role of Chief of Pancreatic Surgery at NYU Langone in Manhattan, New York.
Executive Officer and Director Compensation
None of HealthCor’s executive officers or directors have received any cash compensation for services rendered to HealthCor. Since the consummation of HealthCor’s initial public offering and until the earlier of the consummation of the initial business combination and HealthCor’s liquidation, HealthCor will reimburse the Sponsor for office space and secretarial and administrative services provided to HealthCor, in an amount not to exceed $10,000 per month. In addition, the Sponsor, executive officers and directors and their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities conducted on HealthCor’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. HealthCor’s audit committee reviews all payments that HealthCor makes to the Sponsor, executive officers and directors and their respective affiliates on a quarterly basis. Any such payments prior to an initial business combination are made using funds held outside of the Trust Account. Other than quarterly audit committee review of such reimbursements, HealthCor does not have any additional controls in place for governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred on behalf of HealthCor and in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by HealthCor to the Sponsor, executive officers and directors or any of their respective affiliates, prior to completion of the initial business combination.
HealthCor does not intend to take any action to ensure that members of its management team maintain their positions with HealthCor after the consummation of the proposed business combination, although it is possible that some or all of HealthCor’s executive officers and directors may negotiate employment or consulting arrangements to remain with HealthCor after the proposed business combination. HealthCor is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

BUSINESS OF HYPERFINE AND LIMINAL
The following discussion reflects the business of New Hyperfine, as currently embodied by Hyperfine and Liminal. In this section, “we” or the “Company” generally refers to Hyperfine and/or Liminal, as the case may be, in the present tense or New Hyperfine from and after the Business Combination.
Overview
We are an innovative digital health business with a mission to provide affordable and accessible imaging, monitoring and magnetic resonance imaging (“MRI”) guided interventions to revolutionize healthcare for people around the world. Our Swoop™ Portable Magnetic Resonance (“MR”) Imaging System (“Swoop scanner”) produces high-quality images at a lower magnetic field strength than conventional MRI systems, and can be used by healthcare professionals to make effective clinical diagnoses on a patient in a variety of settings where MRI devices have previously been inaccessible. The easy-to-use interface and portable design of our Swoop scanner make it accessible for use anywhere in a hospital, clinic or patient care site. Hyperfine is working to realize its vision of providing affordable and accessible imaging of health conditions around the world.
MRI is a medical imaging technique used in radiology to image the anatomy and the physiological processes of the human body. It is typically used in a variety of clinical settings for medical diagnosis, staging of disease and follow-up treatment. Unlike X-ray computed tomography (“CT”) or positron emission tomography (“PET”), MRI does not expose patients to harmful ionizing radiation and there is no evidence that it is a danger to human health. We believe MRI offers the most sensitive and objective measures of brain tissue and injury. Despite its advantages, many healthcare institutions throughout the world lack the facilities, qualified operators and capital necessary to acquire and maintain expensive MRI devices. For healthcare institutions that do have conventional MRI systems, disadvantages of conventional MRI systems include their high cost, facility requirements for a specialized MRI suite, and the scheduling delays, personnel resources and risk of adverse events that result from the need to transport critically ill patients to the MRI suite. The Swoop scanner is intended for use at the patient’s bedside in any hospital room or clinical setting, such as a physician’s office or a local urgent care facility. The demand for MRI has been augmented by the aging population and rising prevalence of cancer and cardiovascular, neurologic and orthopedic conditions. Healthcare professionals and insurers are recognizing imaging as a cost-effective and non-invasive diagnostic tool for evaluation and ongoing monitoring. Swoop is a next generation of these devices designed to drive costs down and expand the current $15.9 billion imaging market.
We believe the adoption of the Swoop scanner by healthcare professionals has benefits across healthcare communities both in the high and low resource settings. Through our collaborations with the healthcare community, we have begun to optimize Hyperfine’s software ecosystem to harness Artificial Intelligence (“AI”) to transform the system into a true bedside clinical decision support platform. These efforts seek to improve image quality, help users analyze images, and reduce time to diagnosis. Our technology allows us to provide decision support and rapid feedback for diagnostic insight for clinicians of various levels of expertise. In the future, we hope to develop an ecosystem of products, expanding the capabilities of our core MRI product platform while introducing brain sensing and guided interventional platforms, subject to regulatory authorization, to offer a more complete solution and increase access to lifesaving technology across the care continuum.
Hyperfine received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) in 2020 for its Swoop Portable MR Imaging System for producing images that display the internal structure of the head where full diagnostic examination is not clinically practical, in order to provide imaging information to trained physicians that may be useful in determining a diagnosis. The system is commercially available in the United States. In addition to the United States, we are initially seeking necessary regulatory authorizations in other major markets, including the United Kingdom, Canada, Pakistan and other countries. We are building our direct commercial infrastructure in the United States and also have plans to sell our products in other countries either through direct sales or through distributors. We have a total of 45 devices in the field as of August 15, 2021. Furthermore, we possess a portfolio of 114 issued patents worldwide as well as 394 patents pending as of August 15, 2021.

Hyperfine and Liminal were founded in 2014 and 2018, respectively, by Dr. Jonathan Rothberg, a serial entrepreneur who received the Presidential Medal of Technology & Innovation in 2016 for inventing a novel next generation DNA sequencing method and has founded more than 10 healthcare and technology companies, including 454 Life Sciences, Ion Torrent, CuraGen, Butterfly Network and Quantum-Si. Hyperfine has raised over $160 million in equity investments, grants and partnership milestones from leading institutional investors, including GV (formerly Google Ventures), and grants, including the Bill & Melinda Gates Foundation.
Liminal was founded as a wholly-owned subsidiary of 4Bionics LLC. 4Bionics LLC was an early startup incubator founded in 2018 and controlled by the Rothberg family, and was designed for the funding and development needs of seed stage companies. When Liminal was founded, Hyperfine was focused on developing its own products. As Liminal was developing its platform for non-invasive monitoring and sensing of key brain health vitals, Hyperfine was beginning to commercialize the Swoop scanner and expanded its vision to include intervention and sensing to cover the care continuum. We believe that the synergies between Hyperfine’s MRI platform and Liminal’s brain sensing technology provide the combined company with the potential to connect the care continuum from MRI imaging to sensing, and could ultimately provide patients with affordable care and healthcare practitioners with a single source access to brain scanning and monitoring.
In connection with the Business Combination, the directors of Hyperfine or Liminal that are expected to become directors or executive officers of New Hyperfine are Jonathan M. Rothberg, Ph.D., who serves as Executive Vice Chairman of Hyperfine and Executive Chairman of Liminal, R. Scott Huennekens, who serves as Executive Chairman of Hyperfine, and Ruth Fattori who serves as a director of Hyperfine. In addition, the executive officers of Hyperfine are expected to become the executive officers of New Hyperfine. While none of the executive officers of New Hyperfine will have been directors, executive officers or employees of Liminal, we expect the Liminal employees to continue as employees of the combined company following the Business Combination. See “Management Following the Business Combination” for additional information about the directors and executive officers of New Hyperfine.
Furthermore ,we believe transitioning to a public company provides significant benefits for the Company, including the net proceeds from the Business Combination and the PIPE Investment, potential additional access to capital as the Company continues to scale its business, and potential increased brand awareness associated with being a public company. As discussed in and subject to the assumptions and limitations described in “Summary — Sources and Uses of Funds”, following the closing of the Business Combination, we anticipate having an estimated $375.9 million in cash to the balance sheet assuming no redemptions (or an estimated $168.9 million in cash to the balance sheet assuming maximum redemptions), which we currently expect to use as follows: (1) up to $130 million to fund our commercial expansion in the United States and, subject to receipt of necessary regulatory authorizations, in other major markets, including the United Kingdom, Canada, Pakistan and other countries; (2) up to $110 million to continue development of our next version MRI device and our deep learning AI applications, (3) up to $50 million to continue development of our brain sensing technology; and (4) any remaining amounts for working capital and other general corporate purposes and to potentially pursue acquisitions or other business development opportunities. Although we currently anticipate that we will use our cash following the Business Combination as described above, there may be circumstances where a reallocation of funds is necessary. Due to the uncertainties inherent in the product development and commercialization process, it is difficult to estimate with certainty the exact amounts of cash that may be used for the above purposes. The amounts and timing of our actual expenditures will depend upon numerous factors, including our product development, sales and marketing and commercialization efforts, demand for our products, our operating costs and the other factors described in the “Risk Factors” section of this proxy statement/prospectus. Accordingly, our management will have broad discretion in applying the net proceeds from the Business Combination and PIPE Investment. In addition, we might decide to postpone or not pursue commercial or development activities if the net proceeds and other sources of cash are less than expected, including if there are substantial redemptions in connection with the Business Combination. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Our Competitive Strengths
We believe that our competitive strengths include the following:
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There is a large and growing MRI market and we have the potential to augment conventional MRI capacity and benefit patients around the world.

We believe our solution addresses a vast unmet need across the global market by expanding accessibility to MRI and augmenting the existing capacity of conventional high-field MRI systems as imaging rates continue to increase across the population and the need for efficient utilization of MRI scanners increases. Our solution is designed to complement conventional MRI scanners currently used in the market, as it seamlessly integrates into relevant hospital systems. Our system was designed to allow users to upload images directly onto hospital systems, such as the picture archiving and communication system (“PACS”) or directly onto the Hyperfine cloud PACS, which then makes images available for diagnostic purposes.
We believe the Swoop scanner can expand the existing $15.9 billion global imaging market (expected to grow at a 5.2% CAGR from 2021 to 2028) by making MRI available to a larger set of patients in both developed and emerging markets, as well as increase the utilization of conventional MRIs through decreased wait times and facilitation of patient flow. Our primary focus is to expand the availability of MRI globally and across the care continuum, particularly to patients who are in intensive care units and in the emergency department, where timeliness is critical and an MRI scan can be essential for diagnosis and urgent intervention. The Swoop scanner can be wheeled directly to a patient’s bedside and offers a prompt solution for those patients who require an MRI scan but are too critically ill to be transported for a conventional MRI scan, and who may otherwise be forced to forego a scan or wait until their condition stabilizes.
We have also initiated a global research program supported by grant funding from the Bill & Melinda Gates Foundation to assess the clinical feasibility of our Swoop scanner in providing immediate point-of-care brain imaging to infants between the ages of 0-24 months in low-medium income countries. The program was initiated in November 2020 and is supported by a $1.6 million grant that will deploy a total of 20 Swoop scanner devices across research and clinical study sites.
The Swoop scanner is designed to create value for stakeholders across the care continuum:
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Our innovative technology has the potential to markedly improve quality of care for patients worldwide.    We believe our smaller, portable, low cost yet effective MRI scanner can broaden access to quality care, leading to improved health outcomes. In many cases, other imaging modalities, such as computerized tomography (“CT”) scanners, are used due to lack of availability of MRI scanners or their lower cost profile, even though CT provides lower soft tissue contrast for evaluating abnormalities in the brain. Hyperfine’s portable Swoop scanner, however, has a significantly lower price point than both conventional MRI and CT scanners, making the Swoop scanner affordable for hospitals and care centers that are not financially able to acquire a conventional MRI or CT scanner. Compared to CT scans, MRI has a greater range of soft tissue contrast, depicts anatomy in greater detail and is more sensitive and specific for abnormalities within the brain itself. Although our Swoop scanner is designed primarily for urgent cases, the Swoop scanner can benefit non-urgent cases as well. Among the neurological conditions for which the Swoop scanner can provide first-line diagnostic capability, we expect the Swoop scanner’s top three clinical use cases will continue to be: point-of-care MRI in acute mental change assessment and follow-up in an ICU setting; stroke workflow; and pediatric and adult point-of-care assessment of hydrocephalus, an abnormal buildup of fluid within the brain.
Our solution has the potential to improve the diagnosis and lives of the approximately 15 million annual new stroke sufferers worldwide. The Swoop scanner does not emit ionizing radiation and therefore does not have the increased risk of cancer that comes with CT imaging. This is particularly important for conditions that require regular follow-up with multiple scans per year, such as hydrocephalus. In certain circumstances, such as in the management of patients with delirium or altered mental status, familiarity, or keeping the surrounding environment as similar as possible can be critical, which we believe makes bedside scanners like our Swoop scanner particularly useful since patients do not need to be moved to often distant radiology suites for conventional MRI scans. Studies show that 37% of patients report anxiety-related reactions when moved to an isolated room for imaging. With our system, we can offer a quieter, calmer experience with the option of a family member or other caregiver to be present by the patient’s bedside during the scanning process.
Our portable scanner also helps avoid the risk of patient injury during transport through the ability to bring the scanner to the patient. By performing scans for urgent and critically ill patients at the bedside, we can help prevent the adverse incidents that occur to approximately 33% of critically ill patient cases during transport. The Swoop scanner also obviates the labor-intensive and high-risk process of transporting patients on ventilators or who are connected to other life-sustaining devices.
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Our proprietary, disruptive and revolutionary product is designed with healthcare professionals in mind.   We have commercially launched our Swoop scanner, a portable MRI device capable of producing diagnostic quality images at a lower magnetic field strength than conventional MRI scanners. The use of an ultra-low magnetic field strength provides a significant reduction in safety concerns regarding projectiles and therefore should reduce the length of pre-safety checks typically conducted by healthcare professionals. Hyperfine was designed with the physician workflow in mind, reducing the on average 25.8 hour conventional MRI process to a total of 90 minutes of workflow time with our Swoop scanner. With a 94% reduction in total workflow time, physicians can reduce the time to diagnoses for timely treatment, which can result in improved health outcomes for the patient.

For healthcare professionals who are already facing demanding time constraints, dealing with lengthy and sometimes confusing MRI protocols adds to their time spent on logistics rather than caring for patients. Additionally, conventional MRIs require specially trained technicians who are fully dedicated to operate those systems and increase the time and cost related to nurses and porters transporting patients to the MRI unit. Our Swoop scanner is designed to simplify the image acquisition process. We have designed our scanner to be user-friendly and require minimal training to be operated. Our platform can be controlled by a tablet, smartphone or any other WiFi capable device. The Swoop scanner’s portability and accessibility at the bedside can further allow more time for healthcare professionals to spend more time on other important activities related to patient care, diagnosis and treatment.
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Our state-of-the-art product provides an attractive return on investment for various care settings.   We created the Swoop scanner not to replace conventional MRI devices but rather to supplement their existing capacity. By enabling imaging at the bedside, patients can be treated earlier and discharged sooner, potentially leading to increased hospital savings consistent with the growing shift to value-based care. In addition, by conducting more in-patient MRI scans at the bedside, our Swoop scanner can help free up capacity in the MRI suite for additional outpatient procedures, which generate higher revenues for hospitals or other healthcare facilities than in-patient imaging. In studies we have conducted in hospital settings, use of our Swoop scanner has helped to make capacity available that has resulted in 20% increased usage of the existing MRI suite for additional outpatient procedures.

As healthcare costs continue to rise, we believe our Swoop scanner will allow for significant potential cost reductions that can benefit the entire imaging ecosystem. Our Swoop scanner has dramatically reduced hardware costs through design trade-off and compensation with the use of modern computational power and deep learning advances. The cost benefits of our Swoop scanner are not limited to a customer’s initial purchase of the scanner, as our customers continue to benefit by not having to spend on additional cooling, power and maintenance expenses throughout the lifetime of conventional MRI. Unlike conventional MRI systems, use of the Swoop scanner also does not require a specialized radio frequency (RF) room to safely house the MRI scanner, allowing space to be used for other important patient care activities. The use of the Swoop scanner in the ICU can also increase utilization by allowing critically ill patients to receive immediate access to an MRI instead of increasing congestion in the schedule of the conventional MRI systems due to complications in the patients’ condition and unexpected changes in their condition or treatment. As an example, an internal analysis conducted for a U.S. hospital, based on standard costs, shows that the Swoop scanner can generate an additional $276,000 of annual cost savings and incremental revenue for our customers:
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Our validated platform and business model allows for potential widespread adoption.   Over 25 conference presentations and publications have discussed the clinical benefits for portable, low-field MRI for patients with stroke, hydrocephalus, hematoma, multiple sclerosis and tumor resection. We generate sales revenue by selling the Swoop scanner with subscription services including cloud based tools, repairs and maintenance, and, if and when available upgrades. We also offer the opportunity to bundle the system within the subscription fees. We believe this makes a convenient and positive experience for our customers. As more healthcare professionals adopt our technology, we anticipate improvements in gross margin due to the recurring subscription base of business.

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We have a strong executive leadership team and experienced financial partner with deep expertise in Healthcare.   Hyperfine and Liminal’s Founder, Dr. Jonathan Rothberg, has dedicated his career to enabling breakthrough technologies to revolutionize healthcare. He has founded more than 10 healthcare and technology companies and has received numerous awards, including the Presidential Medal of Technology & Innovation in 2016. He is supported by a world-class management team, including our executive officers and other senior management, with decades of cumulative experience in healthcare and consumer end-markets. We believe this leadership team positions us well to be a disruptive force in revolutionizing MRI. In addition, HealthCor’s Sponsor brings to us extensive public market experience in the healthcare industry and a variety of complementary portfolio companies.

Our Strategies
We believe that our strategies include the following:

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Engage the medical imaging market through strategic partnerships for accelerated international expansion.   In line with our vision to democratize healthcare imaging by providing affordable and accessible imaging of health conditions around the world, we are building an international sales strategy that includes direct sales to customers and through distribution partners in target regions. Through our multi-factor market analysis of countries and regions, we analyze the market based on available MRIs per population base. and plan to deploy a sales and distribution approach designed to maximize our potential for commercial success. In preparation for our commercial launch in a particular country or region, we plan to build out the foundations necessary for business and regulatory functions to support our commercialization strategy.

In our plans for international commercial expansion, the countries in which we plan initially to commercialize our Swoop scanner include the United Kingdom, Canada, and Pakistan. Through grant funding from the Bill & Melinda Gates Foundation, we are deploying Swoop scanners in these target areas for research and clinical settings. The utilization of our Swoop scanners as part of the programs will allow us to begin building relationship across key stakeholders in these countries or regions to better understand and meet required regulatory hurdles in anticipation of filing for regulatory authorization and ultimately expand into clinical use with patients. In addition, we are considering commercial expansion into several of the larger EU countries following our initial international commercial expansion. We believe these countries have the market size, regulatory environment, commercial access, and mature healthcare systems necessary, subject to regulatory authorization, for a successful launch of our Swoop scanner.
Our commitment to the vision of providing affordable and accessible imaging that enables earlier detection and remote management of health conditions around the world is in part made possible by grant funding from the Bill & Melinda Gates Foundation. Through our engagement with nonprofit organizations, we aim to deploy the Swoop scanner to low-middle resource settings without readily-accessible MRI technology. The grant provided by the Bill & Melinda Gates Foundation is designed to support the deployment of 20 Swoop scanners to investigators, which commenced in the spring of 2021, and is expected to fund the program for two years. The ongoing investigation is designed to provide data to validate the potential use of our Swoop scanner in measuring the impact of maternal anemia, malnutrition, infection and birth related injury.
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Expand clinical validation data and publications.   There are over 25 conference presentations and publications discussing the clinical benefits of our Swoop scanner. The Journal of American Medical Association (JAMA) published a detailed study conducted at the Yale New Haven Hospital on how the Swoop scanner successfully detected abnormal neuroimaging findings at the bedside of patients in the ICU, demonstrating the capability of low-field, portable MRI to obtain neuroimaging at the bedside in intensive care settings. We also recently partnered with Penn Medicine in an ongoing study to examine the efficacy of the Swoop scanner in the care of patients with hydrocephalus and whether the Swoop scanner provides for a simple, safe and cost effective way to follow patients through their treatment.

The Swoop scanner has been used for diagnoses across various neurological pathologies, and we believe that the Swoop scanner could ultimately enable a new paradigm in the standard of care for these diseases that could be lifesaving. We believe early diagnosis of these diseases has cost saving benefits for multiple stakeholders including patients, providers and payors, as it can lead to earlier intervention of treatment and fewer patient visits.
Examples of use cases for our Swoop scanner include:
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Acute changes in mental status, which in an ICU setting refers to the sudden onset of a change in cognitive function or level of consciousness. The incidence rate for acute changes in mental status in ICU patients is high, with a substantial portion developing into a coma.

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Large vessel occlusion (“LVO”) stroke, which includes acute blockages of the intracranial internal carotid artery (“ICA”), proximal posterior, middle, anterior cerebral arteries, intracranial vertebral artery and basilar artery, leading to stroke. LVO stroke is responsible for between 24-46% of acute ischemic strokes (“AIS”) and leads to a 4.5 times increase in the risk of death from a future stroke.

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Postoperative hematoma, which is the collection of blood due to an injury of one or more blood vessels and is a potentially severe complication of cranial surgery. It has an overall mortality rate of 32% after neurosurgical operation.

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Hydrocephalus, which is the buildup of cerebrospinal fluid (“CSF”) in cerebral ventricles, which leads to an increase in size and subsequent intracranial pressure. It occurs in two of every 1,000 births in the United States or may develop in adults overtime as a result of injury or disease with an incidence rate of 17 per 100,000 adult patients in the United States.

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Dedicated to our customers through success programs.   Our Swoop scanner is designed to make the customer experience as easy as possible through our integrated, easy-to-use interface that portrays images on a tablet, smartphone or other WiFi capable device. In addition to this design, our team is focused on customer success programs to help integrate the Swoop scanner into any hospital or clinic workflow. We believe that the use of our Swoop scanner within hospitals will provide us with opportunities to cross sell our product and services across departments and reduce customer acquisition costs as customers become more accustomed to the use of our Swoop scanner across their facilities and observe the improved health outcomes and reduced costs that the use of our Swoop scanner may provide. We expect our customer success programs also to increase our customer referral rates across the medical imaging market as our product continues to become validated and supported by healthcare professionals in the field.

Our customer success program is designed to ensure that our customers achieve their desired outcomes while using our Swoop scanner. Our team seeks to foster long-term relationships, highlight key product benefits and manage expectations with our customers. The program is designed to guide customers to achieve maximum utilization of the product and enhance their experience through ongoing educational tools and opportunities. Our customer success team aims to ensure a smooth path to obtain customer loyalty and continue to grow our install base with subscription renewals, follow-up sales, and new Swoop scanner placements.
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Commitment to continued technical innovation and leadership across the care continuum.   Our advanced technology in imaging is supported by an internal team of scientists and engineers dedicated to continuous innovation. We believe that as the Swoop scanner becomes integrated into ICUs and sites across medical practices, we will gain more insights into our product’s usability and potentially develop automated analysis of images that we believe will lead to further efficiencies in patient diagnosis. We plan to continue developing our technology to expand into new imaging applications to enable us to reach the broader care continuum through diagnosis and treatment. In the future, we plan to introduce a further enhanced MRI system designed to conduct neuroimaging and imaging of other extremities for interventional procedures.

Brain Sensing Platform
In addition to our efforts to disrupt the MRI market, we see a significant opportunity to help patients in the neuromonitoring space. Current methods to monitor the brain directly include drilling a hole through the skull to insert sensors. This method introduces risk to the patient and is highly impractical outside of specialized hospitals, which severely limits access to critical information about a patient’s neurological health. We intend to develop non-invasive brain sensing technology that is more affordable, accessible, and safer, to enable healthcare professionals to more easily monitor key brain vital signs such as cerebral blood flow and intracranial pressure throughout patient care. We expect this new form of neural monitoring will provide clinicians with valuable feedback and insight into various neurologic conditions such as altered mental status, stroke and traumatic brain injury. We expect this technology will be synergistic with our MRI platform as we connect the care continuum from MRI imaging to sensing.
MRI Guided Robotic Intervention
Beyond MR imaging and sensing, we ultimately plan to further develop our technology as a platform for MRI guided robotic interventions through which pathological changes can be visualized during procedures for increased accuracy and safety. There is currently no FDA approved MRI guided robotic intervention systems, however, this technology has the potential to minimize inter-surgeon variability, especially in countries where there may be limited to no highly specialized surgeons, and ultimately could expand accessibility to lifesaving interventions for critically ill patients. Our Swoop scanner’s use of non-ionizing radiation technology at low magnetic field strengths has the potential to enable healthcare professionals to perform interventions that otherwise could not be completed due to limited availability of MR-compatible tools as well as the risk of projectiles and heating that could lead to adverse events. We believe the ultra-low field strength of the Swoop scanner and the ease of use of conventional robotic and targeting devices in those surgical procedures could enable such interventions, and which could be less costly than and obviate the need for more highly specialized devices. In addition, the 3D imaging methods of the Swoop scanner could also enable the imaging data to be easily input into stereotactic navigation systems. Our technology has the potential to be used in the future to provide image guidance for: neurosurgical procedures to assess and compensate for brain shift and to check for potential hemorrhage and extra-axial collections during procedures; oncology procedures on tumors that are difficult to visualize on other modalities; and pediatric surgeries to limit radiation dose and reduce the lifetime risk of recurring cancer in young patients.
Future product roadmap:
Industry and Market
MRI is a non-ionizing radiation risk imaging modality widely used by healthcare professionals across various clinical settings for medical diagnosis of a patient, staging of disease and continued assessment following treatment. MRI is noninvasive, and in some cases, eliminates the need for surgical intervention or invasive procedures when used correctly, and offers superior soft tissue contrast resolution compared to other imaging modalities like CT. It is a more sensitive and potentially objective measure of brain tissue and injury. MRI is used to examine central nervous system (“CNS”), musculoskeletal, and other diseases. The prevalence and incidence rates of these diseases has increased across the globe. According to a United Nations report, up to 1 billion people, nearly one in six of the world’s population, suffer from neurological disorders, including Alzheimer’s and Parkinson’s disease, stroke, multiple sclerosis, epilepsy, migraine, brain injuries and neuroinfections, with some 6.8 million dying of these disorders each year.
The demand for MRI has been augmented by the aging population and rising prevalence of cancer, cardiovascular, neurological and orthopedic conditions. Healthcare professionals and insurers are recognizing imaging as a cost-effective and non-invasive diagnostic for prevention and ongoing monitoring. Swoop is the next generation of these devices that we believe will drive costs down and expand the current $15.9 billion imaging market. Given the significant patient populations in need of diagnostic imaging, we have positioned ourselves in an underpenetrated market with substantial room for growth. In total, we estimate that the global imaging market will increase to a more than $20 billion opportunity across all of our potential use cases. This estimate includes over 100,000 hospitals and outpatient locations that we believe could serve as installation sites for the Hyperfine system. While the current imaging market is mainly limited to high-resource countries, we believe our scanner can help make MRI technology more accessible globally, leading to an increase in both MRI penetration rates and the size of the overall market opportunity.

Market needs
Despite MRI’s advantages to diagnose and monitor patients through treatment, access to MRI scanners can be problematic. Numerous challenges are associated with the use of conventional MRI devices:
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High cost:   The average cost of conventional MRI scanners is $1.2 million, and conventional MRIs can cost more than $3 million, significantly more than our Swoop scanner. In addition, conventional MRIs typically are not offered with our lower cost of entry subscription-based pricing model.

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Complex site requirements and upgrades:   Due to the use of strong (1.5−3.0 T) magnetic fields in conventional MRIs, there are various requirements and restrictions on RT facilities size, location, and ongoing maintenance, including the need to build a specialized radio frequency room to safely house the MRI scanner.

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Scheduling delays:   A high level of coordination is required between the MRI facility and the ICU to have patients scheduled for a conventional MRI scan. This is further complicated with patients who are unstable in the ICU and require multiple medical procedures in a timely manner.

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Consumption of valuable personnel resources:   Several personnel between departments within an institution are required to transport a patient across departments and additional personnel are required for transport a patient across facilities, including doctors, technicians, nurses, and emergency medical technicians.

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Risk of adverse events during transportation:   Adverse incidents occur to approximately 33% of critically ill patient cases during transport.

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Maintaining connection to life support equipment:   Patients in the ICU are often connected to life-sustaining devices that complicate the conventional MRI procedure and transportation to and from the conventional MRI scanner.

Due to these challenges, adoption of conventional MRIs has been limited across medical settings in the United States and globally, especially in rural locations where many individuals only have access to small clinics. MRI systems also include additional charges of establishing an MRI suite, patient support areas, machine installation and servicing, software upgrading, and maintenance that burden hospitals and clinics with limited ongoing funding.
There are significant benefits of diagnosing a disease in its early stages, which can reduce time to treatment and improve the quality of life for those patients. Hyperfine has taken advantage of technological advances in electronics and computing to develop an MRI device that is not only portable, but also uses a very low magnetic field strength, 64 mT (0.064T), which is much lower than the 1.5T or higher field strength of conventional MRI scanners. Our advanced technology provides the ability for healthcare professionals to conduct an MRI scan at the patient’s bedside in the hospital or any clinical setting to begin early diagnosis, intervention and ongoing treatment. Many small- and medium-sized hospitals also consider leasing advanced MRI systems to provide MRI imaging services without undertaking the potentially more costly long-term commitment of purchasing an MRI system. Our Swoop scanner is available for purchase or subscription bundle by medical facilities in the United States with flexible payment options.
According to a 2008 report from the World Health Organization, 90% of the world does not have access to MRI at all largely due to socio-economic factors. Many low-resource countries recognize the benefit of investing in their healthcare infrastructure and it is expected to cause a spur in growth for the global MRI market. For example, China is one of the fastest growing markets that is building their healthcare infrastructure in rural areas. The ability for these countries to build the facilities needed to house these large systems and train highly specialized personnel to operate conventional MRI systems presents a challenge.
Potential market expansion
Brain Sensing Platform
One area for potential market expansion is non-invasive neural monitoring or sensing to assess critical brain health metrics such as cerebral blood flow and intracranial pressure in any clinical, outpatient or home setting. Understanding the vital signs of the brain is paramount in the diagnosis and management of brain disorders yet current care has limited access to important measurements of brain health. Post-operative and general neurological conditions such as stroke, traumatic brain injury, hydrocephalus, removal of brain and spinal tumors, neural tube defects, seizures, CNS vascular anomalies and CNS infections, require extensive monitoring in the ICU and longer-term care to ensure the patient does not experience infection or worsening of their condition. Our technology currently in development has the potential to provide hospitals with real-time monitoring and continuous trend analysis to provide data-backed treatment. To accomplish this, we are building a flexible and extendable noninvasive brain-monitoring platform, creating access to critical brain vital signs throughout the patient care from diagnosis to full recovery. Our approach is to create the neurological equivalent of the stick-on electrocardiogram heart monitor that is a staple in virtually every medical environment. There is a large unmet need in the market for continuous monitoring of chronic neurological conditions. According to market research, the market for global non-invasive brain trauma monitoring devices is expected to grow from approximately $10.1 billion in 2019 to $18.3 billion by 2027, at a CAGR of 7.7%. In addition, we have the potential to ultimately expand our capability to diagnose and manage chronic conditions beyond acute neurological conditions. Our next generation device is expected to contain electroencephalography alongside hemodynamic assessment capabilities to improve quality of care for chronic conditions such as epilepsy, which affects around 50 million people of all ages worldwide. Liminal is currently in product development of its brain sensing technology and hardware platform. We are working toward a clinical proof of concept to demonstrate the technological performance and have begun the process of engaging with the FDA to clarify the regulatory pathway.
MRI Robotic Guided Intervention
Another area for potential market expansion is image guidance during surgical procedures in oncology and neurosurgery, specifically in relation to tumor biopsies and ablation. Of the 15.2 million new cases of cancer worldwide in 2015, over 80% of cases needed surgery, some several times. By 2030, we expect approximately 45 million annual surgical procedures will be needed worldwide and the Swoop scanner will be able to assist with a subset of those highly technical procedures. Less than 25% of patients with cancer actually receive safe, affordable, or timely surgery, leading to a potential cumulative loss of $6.2 trillion in U.S. gross domestic product by 2030. Further, according to a publication in the Journal of Neurosurgery, 22.6 million patients suffer from neurological disorders or injuries of which 13.8 million require surgery. Of these incidents, approximately 5 million essential neurosurgical cases that go unmet are in low-and middle-income countries. We believe neurosurgical care in these areas is necessary to prevent severe disability and death for millions of individuals in these countries. There is a significant need for MRI guidance within oncology, as cases requiring surgery continue to increase. The ultra-low field MRI Swoop scans enable a higher degree of tissue discrimination than either CT or Fluoroscopy, with the exception of bone localization. This can enable more precise image guidance to a number of neurosurgical and other surgical procedures. Our innovative technology aims to enhance a surgeon’s capabilities during cancer and neurosurgical procedures with MRI guidance to improve the quality of life of individuals around the world. The Hyperfine team is in technology development working toward a clinical proof of concept that enables precise image-guided intervention compatible with ultra-low field MRI. We have not yet commenced engagement with the FDA, but would anticipate beginning that engagement following the product concept stage.

Products and Services
Hyperfine Swoop Portable MR Imaging System
Hyperfine’s Swoop Portable MR Imaging System is designed to address an unmet need in point-of-care medical imaging through a unique combination of hardware and software services. Our hardware is powered by the use of modern computational power and deep learning advances. Our software addresses the traditional ease-of-use and integration challenges often presented by specialized medical technologies. Our system operates from a tablet, smartphone or other WiFi capable device and integrates with picture archiving and communication system (“PACS”) to enable fast and confident clinical decision-making.
Features
Point-of-care neuroimaging — FDA cleared for MRI of the brain and head in patients of all ages
Neuroimaging at the point of care has only been possible using CT, which delivers a significant amount of ionizing radiation. Exposing patients to radiation increases the risk of developing cancer, which limits CT’s use to critically ill patients and makes it particularly hazardous for pediatric patients. CT can visualize bones or blood vessels well when the patient is injected with a contrast agent but is not as sensitive as MRI at imaging the anatomy of the brain.
The gold standard for neuroimaging is MRI, which can provide excellent high-resolution images of the soft tissues on the brain without being obscured by the skull. MRI can provide critical insight into trauma and disease in the brain but historically has simply not been available at the point of care. Because of their size, weight and safety issues, conventional MRI systems were only available in hospitals and major medical centers and outpatient imaging providers, and so patients typically must be transported to the MRI.
We have developed a new category of medical imaging — portable MRI — that is smaller, lighter weight, and lower cost than conventional MRI, yet maintains the soft tissue visualization capabilities that is critical for neuroimaging. Advanced neuroimaging is now available for patients of all ages at the point of care since we launched our FDA-cleared portable Swoop MRI system in 2020.
Low field system
To engineer this new category of portable MRI, we made several significant design changes with respect to conventional MRI, particularly the magnetic field strength. Over the past 40 years, the goal for improving conventional MRI systems has been to attain higher magnetic field strength. In 2017, the FDA cleared the first 7T MRI, after 20 years of development to establish clinical relevance. It was noted that the added field strength allows for better visualization of smaller structures and subtle pathologies that may improve disease diagnosis. We have taken a different approach by developing our Swoop scanner to have a very low field magnet of 0.064T, which enables MRI to become portable because, unlike conventional MRIs, the field strength of the magnet in our system does not require a specialized radio frequency room to safely house the MRI scanner. This field strength comes from a unique optimization of the magnet size, weight, field uniformity and patented design of the permanent magnet structure that provides sufficient image clarity for diagnostic purposes.
There are additional benefits of operating an MRI system with low field magnet, as it reduces the risk of iron-containing objects becoming projectile and injuring patients or operators, which is a typical concern of conventional MRI systems. Furthermore, the radiofrequency pulses used in conventional MRI are responsible for 55% of the FDA-reported adverse events from MRI, causing skin and internal burns in some patients. Operating at 0.064T means using lower energy radiofrequency pulses and significantly reduced associated safety risks.
Motion correction
Conventional MRI scans regularly suffer from quality problems due to patient motion, with approximately 30% of all scans from inpatient or emergency department exams having moderate or severe image quality issues. Portable MRI at the point of care can provide MRI insights to more critically ill patients than previously possible. We have developed a motion compensation technology to improve image quality in the most challenging and often most in need patients that we recently received FDA clearance for clinical use. We believe that with continued development, our technology can produce diagnostic scans without requiring the operator to make expert adjustments to the scanning procedure due to typical patient movements.
Noise-cancellation technology
Designing a low-field magnet is not sufficient to enable portable MRI. Portable MRI must also address the electromagnetic interference that surrounds us and makes effective conventional MRI outside of a shielded room impossible. Conventional MRI systems are permanently installed in a special room where the walls, floor and ceiling are encased in copper or aluminum to provide a special environment for conventional MRI machines to operate, in which all of the man-made and natural electromagnetic interference is prevented from entering. Installation of these shielded rooms typically costs more than $100,000.
We have developed proprietary and patented noise cancellation technology to enable portable MRI. Our technology works by measuring the external electromagnetic interference and subtracting that from the interference that swamps the MRI signals. The image below shows one slice of an MRI image acquired a) outside a shielded room without noise cancellation, b) outside a shielded room with noise cancellation and c) inside a shielded room without noise cancellation.
Delivery of multiple sequences with tissue contrasts
MRI has the unique capability of providing images with different soft tissue contrasts through a variety of different sequences that can highlight a range of pathologies clearly. Our Swoop portable MRI system generates images with contrast weightings with which physicians are most familiar and which are most clinically useful for the target use cases: T1-weighted, T2-weighted, Fluid-attenuated T2-weighted (T2-FLAIR), and diffusion-weighted (“DWI”) with apparent diffusion coefficient (“ADC”) map images. These contrasts are standard in conventional MRI and allow for differentiation of various tissue types aiding in establishing the diagnosis.
Image quality
Hyperfine delivers diagnostic quality images to healthcare professionals. The images from our Swoop portable MRI system are higher in contrast resolution than other portable medical neuroimaging systems, such as portable CT scanners. Hyperfine’s portable MRI system also delivers comparable image resolution at 1.5 mm x 1.5 mm x 5 mm relative to the typical image resolution of a conventional MRI at 1.0 mm x 1.0 mm x 5 mm. Hyperfine’s MRI signal is produced at 0.064-Tesla (“T”) compared to 1.5T or higher produced by conventional, fixed MRI scanners. We believe that Swoop provides the potential to improve the quality of care for patients who have limited to no accessibility to conventional MRI, which includes 90% of the world’s population.
Controlled by an easy-to-use wireless tablet
We believe it is important to consider usability when significantly changing the way in which a medical device is used, specifically in MRI where conventionally the operator is required to have several years of training. As we seek to reach new markets and new users with our Swoop scanner, we have sought to make the operation of the device as simple and easy to use as possible. We believe this is particularly important when used in emergency situations such as stroke, where time can be critical.
The interfaces to the device are simple intuitive buttons, joystick controls to drive the scanner, and a familiar tablet controller for image acquisition and viewing. The user interface provided on the touch-screen display provides a playlist of protocols based on the use case that can be started, stopped and rearranged, as needed. In addition to being easy-to-use and the consequential acceleration of hospital workflows that can result, the Hyperfine system provides for standardized images across all placement sites due to our uniform manufacturing specifications and a consistent set of sequences that are not customized by individual operators. Conventional MRIs are sequenced by highly-trained technologists and can have variations in image resolution and contrast weighting across sites due to institutional policies and radiologist preferences. We believe the standardization of images across scanners and sites will greatly benefit the ability of radiologists and other healthcare professionals to efficiently read our images and to ultimately build a repository of homogenized image data from which to extract value using data mining and deep learning.
Integration with picture archiving and communication system (PACS) and secure image upload to the Cloud
Similar to many hospital medical devices, our product is designed to seamlessly integrate with the hospital informational technology (“IT”) infrastructure, such that scans can be ordered easily and sent to PACS to be read by a radiologist. For applications where access to such infrastructure is not available, we also offer our own secure cloud based PACS where healthcare professionals including teleradiology service providers can view images from anywhere in the world. We believe that the combination of portable MRI, where scans can be obtained outside the conventional MRI suite, and teleradiology can significantly improve patient care and increase access.
Fully Automated MRI Post-Processing Software
Hyperfine received FDA clearance for BrainInsight, its first AI applications in January 2021. These applications for automatic labelling, spatial measurements, and volumetric quantification operate on images from our Swoop portable MRI system, automatically adds additional insights and associates those insights to the images in the PACS. Using this approach, we intend to grow our portfolio of applications with internal and external development and leveraging the uniquely standardized (and fully anonymized) record of image data we plan to create with our portable MRI system. We believe that bringing the power of AI to MRI has the potential to significantly improve the efficiency of medical imaging in a wide array of use cases, which can benefit the patient by potentially helping to improve outcomes and result in shorter hospital stays.
Design
Location flexibility
Despite the weight of our Swoop scanner being 1,400 lbs., its powered drive system means that it can be transported around the hospital with minimal effort. The Swoop scanner can be moved from bed-to-bed and easily positioned in tight spaces because it can be turned on the spot with a zero turn radius.
Open layout designed to reduce patient anxiety
For an MRI scan in a traditional setting, a patient arrives at the radiology department of a hospital and typically enters through a door covered with radiation warning and other hazard symbols. The patient then proceeds through to a waiting room where they undergo a lengthy safety questionnaire and are asked to remove all clothes and jewelry down to their underwear and put on a hospital gown. Wait times vary from a half hour to several hours before the patient enters the console room and then is led through a large metal door into the RF screen room by themselves. Typical conventional MRI systems are long tubes where the patient is positioned on a motorized bed and RF coils are attached around the patient who has been instructed to lay still. The MRI technician uses the motorized bed to push the patient into the long tube of the large superconducting magnet, leaves the room, closes the metal door to the scan room and tells the patient over an intercom that the scan is about to start. The patient hears the steady mechanical thumping of the cryocooler in the magnet room until the scanning starts, which is then accompanied by often extremely loud acoustic noises. The conventional MRI procedure is often a daunting experience for the patient that can cause significant anxiety, especially for pediatric patients who are separated from their family during this time.
Unlike conventional MRI, our Swoop portable MRI is entirely contained in a system that is just 55 inches tall and 34 inches wide and is designed to scan patients in their own beds. Parents, family, or caregivers can be close by the patient as they are scanned with just their head in the transparent head RF coil. The system is quiet enough to allow constant verbal contact with the patient, and which overall can create a considerably less distressing experience for the patient than conventional MRI.
Powered by a standard wall outlet
To be operable throughout any hospital environment, our Swoop scanner plugs into a standard wall outlet (100-230 VAC, 50/60 Hz, 15A) and uses less than 900W of electricity. This is achieved with low-power electronics, including efficient power supplies and power amplifiers, coupled with a zero-power consumption permanent magnet. Our Swoop scanner does not require many of the components of conventional MRI, including the liquid helium used in conventional MRI superconducting magnets or the associated safety and supporting infrastructure, the chilled water-cooling systems for the power electronics and gradient coils and the room air conditioning needed to extract the heat generated in the separate electronics machine room, or the special 480 V, 3-phase, 200A power supply.
Services
Unlimited training / support resources
Through our subscription model, we offer a number of services to complement the advanced features of our product. As part of our subscription, we offer unlimited user training during the subscription period to make it as easy as possible for healthcare professionals to operate our system. We offer this support primarily as reassurance to our customers although we are confident our customers will be able to operate our user-friendly device with ease and efficiency; in our experience so far, the user training on the system is generally simple and only requires a few hours. Our subscription also provides for unlimited service and maintenance support during the subscription period to offer peace of mind for our customers. In addition to these support services, our subscription includes the Hyperfine Cloud PACS, an unlimited Cloud archive that users can use to upload images for storage purposes, and grants access to most of our potential future software upgrades. Recent upgrades include our FDA cleared motion correction technology that improves the quality of images in the presence of motion, as well as other potential future upgrades designed to improve the patient workflow and diagnosis.
Liminal Platform
Liminal’s noninvasive platform is being developed, subject to regulatory authorization, to aid in the diagnosis and management of brain disorders. We believe that understanding the vital signs of the brain for diagnosis and treatment is essential, but the current standard of care is invasive, which limits access. Although there are some non-invasive techniques for measuring the brain such as transcranial doppler (TCD), which has been available since the 1980s, they require specialized technicians to obtain measurements, making them expensive and only available in specialized centers. Liminal is in the early phases of creating its first AEGTM device through the development of novel acoustic sensing techniques and innovative algorithms for measuring key metrics of brain health. Liminal is working to develop a way to monitor the brain and enable access to key brain vital signs, such as cerebral blood flow and intercranial pressure, more easily than currently available technologies. The device is designed to gather continuous data, and is intended to be easy to use and be applied without specialized training. This technology is designed to provide the clinician with valuable feedback and insight into many brain conditions. Its features are designed to increase the accessibility of key brain vitals which could allow clinicians to diagnose earlier, monitor more effectively and intervene
Similar to Hyperfine’s Swoop scanner, we expect the use of the AEGTM device will not require any specialized training and will expand access to real-time brain monitoring in patients across the care continuum. We are designing the AEGTM device to enable first responders in the field to use the sensors with ease and to enable healthcare practitioners to monitor the brain during triage, operations, treatment and recovery.

Liminal AEGTM
Our goal is to create an easy to use but powerful brain monitoring platform that can be used anytime, anywhere. We believe this technology will be synergistic with Hyperfine’s MRI platform in developing products for patients across the care continuum in sensing, imaging and intervention, in addition to further expanding the growth potential for both businesses in imaging and sensing. In the future, as the two businesses work to combine research and development efforts, we intend to expand our product portfolio into the MRI robotic guided intervention, leveraging technologies across the business. Liminal is currently in product development of its brain sensing technology and hardware platform. We are working toward a clinical proof of concept to demonstrate the technological performance and have begun the process of engaging with the FDA to clarify the regulatory pathway. Liminal has not commercialized or obtained regulatory authorization for any of its products and its operations to date have been limited to developing its technology and products.
Our People
Hyperfine was founded in 2014 and Liminal was founded in 2018 by Dr. Jonathan Rothberg. Hyperfine’s mission is to provide affordable and accessible MRI imaging to revolutionize healthcare for people around the world. Liminal’s mission is to develop and provide affordable and accessible monitoring of the brain non-invasively to revolutionize healthcare for people around the world. As combined company following the Business Combination, our mission is to provide affordable and accessible imaging, monitoring and MRI guided interventions to revolutionize healthcare for people around the world.
As of August 15, 2021, Hyperfine had 110 employees, all of whom were full-time employees and of whom 39 work in sales, clinical and marketing, 61 work in research,development, manufacturing and operations, and 10 work in general and administrative capacities. As of August 15, 2021, 109 of Hyperfine’s employees were located in the United States and one was located in the United Kingdom. None of Hyperfine’s employees are represented by a labor union or are subject to a collective bargaining agreement.
As of August 15, 2021, Liminal had 12 employees, all of whom were full-time employees and work in research, development, manufacturing and operations, and all of whom were located in the United States. None of Liminal’s employees are represented by a labor union or are subject to a collective bargaining agreement.
Dr. Rothberg and our business have been recognized for leadership. Hyperfine and Liminal were founded in 2014 and 2018, respectively, by Dr. Jonathan Rothberg, a serial entrepreneur that received the Presidential Medal of Technology & Innovation in 2016 for inventing a novel next generation DNA sequencing method and has founded more than 10 healthcare and technology companies, including 454 Life Sciences, Ion Torrent, CuraGen, Butterfly Network and Quantum-Si.
Environmental, Social and Governance Practices
As we work toward our mission, we are increasingly focused on providing transparency around our environmental, social and governance (“ESG”) practices and identifying risks related thereto. The Company is committed to human capital management, patient advocacy and community outreach efforts, corporate governance, and implementing environmental sustainability initiatives.
Environmental Stewardship:   We recognize the importance of taking measures to reduce our environmental footprint. As we grow our business, we have initiated certain projects to begin tracking our environmental impact, and where feasible, have taken measures to increase our sustainability efforts. Some of our efforts include our commitment to reduce, reuse or recycle where possible or appropriate and energy efficient projects to lower energy use within our office areas and laboratories.
Human Capital Management:   We believe that our people are the reason for our success and we have organized ourselves to maximize productivity and performance. We maintain a high bar for talent and actively work to build diversity within our workforce. Critical to achieving our strategic goals is our ability to build and retain an exceptional team in which each member plays a unique and important role. We expect Hyperfine and Liminal employees to continue as employees of the combined company following the Business Combination.
We recognize that maintaining an engaged and top-notch workforce and a connection with the communities we serve is critical to our success. Comradery and cohesion are at the core of who we are as a company and are integral facets of our human capital management strategy. We are inspired by each other and the possibilities of what we can achieve together. We understand that in order to drive innovation, we must continuously improve our human capital management strategies and find ways to foster engagement and growth within our organization. To this end, below are some of our initiatives:
Professional Development Programs and Opportunities:   Our greatest asset is our employees and we aspire to provide them with opportunities so they can continue to grow and excel in their functions and our company. Professional growth of our employees leads to engagement, development and allows us to leverage opportunities so we can hire and promote key talent from within. Through development planning, we strive for employees at all levels to focus on strengthening the skills required in their current role and potentially their next role. We are focused on building a culture of continuous coaching, feedback and open communication between managers and their direct reports throughout the entire year. We provide managers and employees with training on how to conduct effective forward-looking performance conversations and to set effective goals that are realistic, measurable, attainable, relevant and timebound.
Diversity, Equity and Inclusion:   Our commitment to maintaining a top-performing company means investing in and creating ongoing opportunities for employee development in a diverse and inclusive workplace. We believe that a diverse workforce not only positively impacts our performance, fosters innovation, inspires us to achieve greater results, increases our collective capabilities and strengthens our culture, but it also cultivates an essential pipeline of experienced leaders for management. Hiring for diversity of thought, background and experience, and diversity of personal characteristics such as gender, race and ethnicity is intentional at Hyperfine and Liminal and continues to be an area of focus as we build and grow our workforce.
Compensation, Equity and Benefits:   We have designed a broad-based compensation program that is designed attract, retain and motivate our employees to deliver sustainable long-term value. We seek to deliver performance-driven, market competitive reward opportunities commensurate with company and individual performance. Many of our employees receive equity grants and cash bonuses in addition to base salaries and our benefits package. We believe that providing employees with an ownership interest in the Company further strengthens the level of employee engagement. Furthermore, equity awards help align the interests of our employees with the long-term interests of our shareholders. We provide our employees with access to choice and offer employees a health insurance package.
Governance, Ethics, and Compliance:   Our board of directors is committed to robust corporate governance practices, risk oversight, shareholder rights, diversity, equity and inclusion, corporate sustainability, ethics and compliance in order to protect the long-term interests of our company, shareholders and the patients we serve. Upon the completion of the Business Combination, we expect the board of directors of New Hyperfine to adopt corporate governance principles applicable to New Hyperfine, including responsible oversight and management of the Company, effective controls and processes, compliance with

SEC and Nasdaq Stock Market rules and regulations, maintaining an engaged board of directors and a board structure that recognizes the importance of diversity, appropriate compensation practices, and succession planning, among other matters.
We will continue to evolve and strengthen our human capital management strategies, increase our environmental efforts, maintain and continue to improve our corporate governance practices, and anticipate reporting on other corporate sustainability measures over time.
Sales, Pricing and Marketing
Marketing
Our marketing efforts are focused on accelerating awareness of our products and capabilities in order to create a strong reputation with clinicians and healthcare administrators. Our go-to-market approach features a targeted sales organization complemented by an array of promotional activities including media coverage, tradeshow exhibition, advertising, and live product demonstration. We principally target acute care hospitals and health systems. In the future, we plan to leverage this approach for both the Hyperfine Swoop Scanner and future Liminal products that have similar end markets.
We recognize the role of education in accelerating clinical adoption of our products across the patient care pathway, including healthcare professionals who currently may not themselves be primary users of MRI technology. To support adoption of our product and in addition to our simplified product interface, we have developed training curriculum and tutorials and built a team of clinically trained customer success managers to guide and coach clinicians on the unique features of our device and on the specific clinical application of our technologies.
Sales and Pricing
The Swoop scanner is commercially available in the United States, and we are seeking necessary regulatory authorizations in other major markets, including the United Kingdom, Canada, Pakistan and other countries. We are building our direct commercial infrastructure in the United States and also have plans to sell our products in other countries either through direct sales or through distributors. We have a total of 45 devices in the field as of August 15, 2021.
We are commercializing our device through two business models: (i) the subscription bundle model, and (ii) the subscription plus ownership model. For both models, we offer subscriptions for 36 or 60 months and an annual pre-payment discount. We have specifically selected these business models to create convenience and widespread adoption.
Subscription bundle model:   This model includes a 36-month subscription for $7,250 per month or a 60-month subscription for $5,750 per month. The subscription bundle model includes the use of a Swoop scanner and an off-the-shelf tablet for use with the scanner, plus the same subscription benefits provided in the subscription plus ownership model.
Subscription plus ownership model:   This model provides for the sale of the Swoop scanner, along with an off-the-shelf tablet for use with the scanner, to the customer for an initial payment of $50,000, which is substantially less expensive than the average cost of $1.2 million for conventional MRI scanners. In addition to purchasing ownership of the system, the customer purchases a 36-month subscription for $6,750 per month or a 60-month subscription for $5,350 per month.
We believe our subscription-based model has the potential to generate a more predictable recurring revenue stream while helping to foster an ongoing relationship with our customers. To help ensure our customers receive the highest level of customer service, we plan to continue to sell directly to customers and providing ongoing customer support. However, as we expand internationally subject to regulatory authorization in those countries, we may leverage distributors to sell our product depending on the commercial strategy for each country assessed on a country-by-country basis. Through our subscription-based model, we aim to provide MRI systems that are much less expensive than conventional MRI systems and achieve our vision of increasing accessibility to MRI worldwide.

Suppliers and Manufacturing
Our Swoop scanner is built using both custom-made and off-the-shelf components supplied by outside manufacturers and vendors located in the United States, Europe and Asia. One key custom-made component in our Swoop scanner is the magnet, which is manufactured by a single source supplier in Europe. The majority of the other components for the Swoop scanner are off-the-shelf or made using standard processes.
We purchase some of our components and materials used in manufacturing, including magnets, field programmable gate arrays (“FPGAs”), central processing units (“CPUs”) and molded plastics, from single sources. Although we believe that alternative sources of these components and materials would be available, it would take time to identify and validate replacement components, which could negatively affect our ability to supply the Swoop scanner on a timely basis. We cannot give assurances that any alternative supplier would be able to recreate the manufacturing processes currently in use. To mitigate this risk, we typically carry a significant inventory of critical components. We also plan to work with our Swoop scanner device manufacturer, Benchmark Electronics, Inc., to add an additional magnet supplier to the manufacturing process to mitigate the risk to supply of our magnets by the current use of a single supplier.
All of our Swoop scanner devices are manufactured, tested, shipped and supported by Benchmark Electronics, Inc. from its facilities in Nashua, NH. We believe that this manufacturing strategy is efficient and conserves capital. However, in the event it becomes necessary to utilize a different contract manufacturer for our Swoop products, we would experience additional costs, delays and difficulties in doing so, and our business could be harmed.
Key Agreements
Manufacture and Supply Agreement with Benchmark Electronics, Inc.
In October 2018, Hyperfine entered into a Manufacture and Supply Agreement with Benchmark (the “MSA”). Under the MSA, Benchmark agreed to manufacture Hyperfine’s products pursuant to binding purchase orders. Each month, Hyperfine has agreed to provide Benchmark with a binding purchase order for a period specified by the MSA, as well as a non-binding forecast for each month within such period. If Hyperfine does not provide the monthly purchase order and forecast update, then the first forecast month of the then-current forecast becomes binding so that a rolling binding commitment to purchase product for the specified period is maintained. The parties have agreed to meet periodically regarding any minimum order quantities of components under the MSA. Hyperfine also has certain inventory related obligations, including the obligation to purchase excess and obsolete components from Benchmark. Excess components are determined based upon the amount of component inventory that exceeds the build plan for the specified period discussed above. Hyperfine would be required to purchase such excess inventory and be credited back against future purchases of finished products as the inventory of components is reduced to the amount needed to meet the rolling build plan. Obsolete materials are immediately invoiced once identified. As of August 15, 2021, Hyperfine has not made any payments for excess inventory.
Under the terms of the MSA, Hyperfine granted Benchmark a non-exclusive, non-transferable, revocable, fully-paid, royalty-free license, without the right to sublicense, to use Hyperfine’s technology solely to manufacture Hyperfine’s products. The MSA provides that Hyperfine will own any right, title and interest in any improvements or modifications to Hyperfine’s technology made in the course of performance of Benchmark’s obligations under the MSA. Hyperfine and Benchmark also agree to indemnify each other against certain third-party claims.
The MSA has an initial three-year term and will renew automatically for additional two-year terms unless either party gives 180 days’ prior written notice before the end of the then-current term to the other party electing not to renew the agreement. The MSA or any purchase order under the MSA may be terminated by either party for convenience upon 90 days’ prior written notice to the other party. The MSA may also be terminated by either party by written notice upon the occurrence of (i) a breach by the other party under the agreement which is not cured within 30 days after written notice by the terminating party, (ii) the other party becomes insolvent, dissolves, liquidates or ceases to conduct business or (iii) the occurrence of payment-related breaches. Benchmark may also terminate the agreement upon the filing of any petition against Hyperfine under bankruptcy or similar laws, where such petition is not vacated within 10 days via court order.

Competition
Several large companies, such as General Electric, Siemens, Philips, Hologic, Varian, Fuji, Toshiba, Canon and Hitachi currently dominate the medical imaging market. High regulatory, distribution, manufacturing and service-related long-term contractual costs represent significant barriers to entry for any new player. We expect that the existing market participants will remain key players in the future.
As a general matter, we view competition on two levels:
•
Conventional MRI systems with which the general public is familiar; and

•
The development of other portable MRI systems with the same or better attributes.

The primary competition comes from established market participants offering conventional MRI systems. While in developing countries we are experiencing keen interest, the United States and other Western regions already have major market participants that are well entrenched in the market with strong political influence and the ability to delay deployment of our systems.
We are not aware of any competing company that has achieved a portable MRI system. To our knowledge, there are several companies currently in the process of developing this technology, including Promaxo, Neuro42 and Huami. Through our subscription model, we seek to make our system more affordable than potential competitors entering the market.
Intellectual Property
Protection of our intellectual property is a strategic priority for our business. We rely on a combination of patents, trademarks, copyrights, trade secrets and other intellectual property rights protections and contractual restrictions to protect our proprietary technologies.
The patents owned and in-licensed by us are generally directed to the architecture of Hyperfine’s MRI systems and related technology, and Liminal’s non-invasive brain sensing and treatment devices and related technology. We have developed a portfolio of issued patents and pending patent applications directed to commercial products and technologies for potential development. We believe that our intellectual property is a core strength of our business, and our strategy includes the continued development of our patent portfolio.
Hyperfine Swoop™ and Related Technology
As of August 15, 2021, Hyperfine owned approximately 114 issued patents and approximately 300 pending patent applications. Of Hyperfine’s approximately 114 issued patents, approximately 71 were issued U.S. utility patents and approximately one was an issued U.S. design patent. Of Hyperfine’s approximately 300 pending patent applications, approximately 74 were pending U.S. utility patent applications and approximately one was a pending U.S. design application. In addition, Hyperfine owned approximately 42 issued patents in foreign jurisdictions, including Australia, Canada, Japan, China, Taiwan, Hong Kong, and Mexico, and approximately 225 pending patent applications in foreign jurisdictions, including Australia, Canada, Europe, Japan, China, Taiwan, Korea, India, Brazil, Hong Kong, Israel, Mexico, and New Zealand, corresponding to the foregoing. In total, Hyperfine owns approximately 61 patent families generally directed to its MRI system, including magnet design and manufacturing, electronics and circuitry, mechanical aspects, safety features, noise compensation technology, image formation and analysis software, and various other aspects of MRI systems. These issued patents and pending patent applications (if they were to issue as patents) have expected expiration dates ranging between 2035 and 2041.
Hyperfine’s patents and pending patent applications (including types of patent protection and jurisdictions where Hyperfine has been granted patents or has patent applications pending) directed to its material products are detailed in the table below.
Family Number	Patent Protection Type	Jurisdictions with Pending Applications	Jurisdictions with Granted Patents	Title
1	Utility	AU, BR, CA (3), CN, EP, HK (2), IL, IN, JP, KR, MX, US	AU (2), CN, JP, US (3)	Low field magnetic resonance imaging methods and apparatus

Family Number	Patent Protection Type	Jurisdictions with Pending Applications	Jurisdictions with Granted Patents	Title
2	Utility	BR, CA, CN, EP, HK, IL (2), IN, JP, KR, US	AU, CA, CN, HK, JP (2), MX, US (5)	Noise suppression methods and apparatus
3	Utility	AU, CA (2), CN, EP, HK (2), JP, KR, US	AU, JP, US (2)	Pulse sequences for low field magnetic resonance
4	Utility		US	Low field magnetic resonance methods and apparatus
5	Utility	CA, EP	US	Thermal management methods and apparatus
6	Utility	BR, CA, EP, HK (2), IL, IN, KR	AU, CN, JP, MX, TW, US (5)	Magnetic coil power methods and apparatus
7	Utility	BR, CN, EP, HK (2), IL, IN, KR, US	AU, CA, JP, TW, US (2)	Radio frequency coil methods and apparatus
8	Utility	BR, CA, CN, EP, HK, IL, IN, KR, MX, US (2)	AU, CN, HK, JP, TW (2), US (6)	Automatic configuration of a low field magnetic resonance imaging system
9	Utility	AU, BR, CA, CN, EP, HK, IL, IN, JP, KR, MX, US	TW (2), US (2)	Radio frequency coil tuning methods and apparatus
10	Utility	BR, CN, EP, HK (2), IL, IN, JP, KR, MX, US	AU, CA, CN, HK, JP, TW, US (3)	Ferromagnetic augmentation for magnetic resonance imaging
11	Utility	AU, BR, CA, CN, EP, HK, IL, IN, JP, KR, MX, US	TW, US (6)	Systems and methods for automated detection in magnetic resonance images
12	Utility	AU, BR, CA (3), CN (?), EP, HK, IL, IN, JP, KR, MX, US	CN, TW (2), US (4)	Methods and apparatus for magnetic field shimming
13	Utility	AU, BR, CA, CN, EP, HK, IL, IN, JP, KR, MX, US	TW (2)	Portable low-field magnetic resonance imaging methods and apparatus
14	Utility	US, counterpart foreign cases in 13 family	US (5)	Electromagnetic shielding for magnetic resonance imaging methods and apparatus
15	Utility	US, counterpart foreign cases in 13 family	US (4)	Portable magnetic resonance imaging methods and apparatus
16	Utility	AU, BR, CA, CN, EP, IL, IN, JP, KR, MX, TW, US (4)	US	Methods and apparatus for patient positioning in magnetic resonance imaging
17	Utility	US (3), counterpart foreign cases in 13 family	US (10)	Low-field magnetic resonance imaging methods and apparatus
18	Utility	Counterpart foreign cases in 13 family	US (5)	Rotatable magnet methods and apparatus for a magnetic resonance imaging system

Family Number	Patent Protection Type	Jurisdictions with Pending Applications	Jurisdictions with Granted Patents	Title
19	Utility	AU, BR, CA, CN, EP, HK, IL, IN, JP, KR, MX, TW, US (3)	US (3)	Radio-frequency coil signal chain for a low-field mri system
20	Utility	AU, BR, CA, CN, EP, HK, IL, IN, JP, KR, MX, TW, US	US	Deployable guard for portable magnetic resonance imaging devices
21	Utility	AU, BR, CA, CN, EP, HK, IL, IN, JP, KR, MX, TW, US		B0 magnet methods and apparatus for a magnetic resonance imaging system
22	Utility	AU, CA, CN, EP, JP, KR, TW, US (2)		Deep learning techniques for magnetic resonance image reconstruction
23	Utility	AU, CA, CN, EP, JP, KR, TW, US		Medical imaging device messaging service
24	Utility	AU, CA, CN, EP, JP, KR, TW, US	US	Low-field diffusion weighted imaging
25	Utility	AU, CA, CN, EP, JP, KR, TW, US		Deep learning techniques for suppressing artefacts in magnetic resonance images
26	Utility	AU, CA, EP, NZ, TW, US	US	System and methods for grounding patients during magnetic resonance imaging
27	Utility	AU, BR, CA, EP, IL, IN, JP, KR, MX, NZ, TW, US (2)		Correcting for hysteresis in magnetic resonance imaging
28	Utility	US, PCT		Techniques for dynamic control of a magnetic resonance imaging system
29	Utility	US (2), PCT		System and methods for detecting electromagnetic interference in patients during magnetic resonance imaging
30	Utility	TW, US, PCT		Systems and methods for magnetic resonance imaging of infants
31	Utility	US, counterpart foreign cases in 32 family		Deep learning techniques for alignment of magnetic resonance images
32	Utility	US, PCT		Deep learning techniques for generating magnetic resonance images from spatial frequency data
33	Utility	US		Low noise gradient amplification components for mr systems
34	Utility	US (2), PCT		Systems, devices, and methods for magnetic resonance imaging of infants
35	Utility	US, counterpart foreign cases in 16 family		Patient support bridge methods and apparatus

Family Number	Patent Protection Type	Jurisdictions with Pending Applications	Jurisdictions with Granted Patents	Title
36	Utility	US (2), PCT		Systems and methods for detecting patient motion during magnetic resonance imaging
37	Utility	US, counterpart foreign cases in 32 family		Multi-coil magnetic resonance imaging using deep learning
38	Utility	US, PCT		Eddy current mitigation systems and methods
39	Utility	US (3), PCT		Artefact reduction in magnetic resonance imaging
40	Utility	US (2), PCT		Techniques for displaying medical image data
41	Utility	US, PCT		Systems and methods for generating three-dimensional medical images using ray tracing
42	Utility	US, counterpart foreign cases in 32 family		Self ensembling techniques for generating magnetic resonance images from spatial frequency data
43	Utility	TW, US, PCT		Magnetic resonance imaging magnet assembly systems and methods
44	Utility	US (2), PCT		Ferromagnetic frame for magnetic resonance imaging
45	Utility	US (2), PCT		Permanent magnet assembly for magnetic resonance imaging with non-ferromagnetic frame
46	Utility	US, PCT		Swaged component magnet assembly for magnetic resonance imaging
47	Utility	US, PCT		Techniques for noise suppression in an environment of a magnetic resonance imaging system
48	Design		US	Frame for magnets in magnetic resonance imaging
49	Design	US		Frame for magnets in magnetic resonance imaging
50	Utility	US (2), PCT		Gradient waveform design for low-field magnetic resonance imaging systems
51	Utility	US, PCT		Systems and methods for low-field fast spin echo imaging
52	Utility (prov)	US		Title not publicly available
53	Utility (prov)	US (2)		Title not publicly available
54	Utility (prov)	US		Title not publicly available
55	Utility (prov)	US		Title not publicly available
56	Utility (prov)	US		Title not publicly available
57	Utility (prov)	US		Title not publicly available
58	Utility (prov)	US		Title not publicly available
59	Utility (prov)	US		Title not publicly available
60	Utility (prov)	US		Title not publicly available
61	Utility (prov)	US		Title not publicly available

Liminal Non-Invasive Brain Sensor and Related Technology
As of August 15, 2021, Liminal owned approximately 94 pending patent applications. Of Liminal’s approximately 94 pending patent applications, approximately 23 were pending U.S. utility patent applications. In addition, Liminal owned approximately 71 pending patent applications in foreign jurisdictions, including Australia, Brazil, Canada, China, Europe, India, Israel, Japan, Korea, Mexico, and Taiwan, corresponding to the foregoing. In total, Liminal owns approximately 23 patent families generally directed to its brain sensing products, including stimulation and monitoring components, electronics and circuitry, mechanical aspects, and software including AI software algorithms, and various additional features. These pending patent applications (if they were to issue as patents) have expected expiration dates ranging between 2039 and 2041.
Liminal’s patents and pending patent applications (including types of patent protection and jurisdictions where Liminal has been granted patents or has patent applications pending) directed to its material products are detailed in the table below.

Family Number	Patent Protection Type	Jurisdictions with Pending Applications	Jurisdictions with Granted Patents	Title
1	Utility	AU, BR, CA, CN, EP, IL, IN, JP, KR, MX, TW, US		Systems and methods for a wearable device including stimulation and monitoring components
2	Utility	AU, BR, CA, CN, EP, IL, IN, JP, KR, MX, TW, US		Systems and methods for a wearable device for substantially non-destructive acoustic stimulation
3	Utility	AU, BR, CA, CN, EP, IL, IN, JP, KR, MX, TW, US		Systems and methods for a wearable device for acoustic stimulation
4	Utility	AU, CA, EP, TW, US		Systems and methods for a wearable device for treating a health condition using ultrasound stimulation
5	Utility	AU, BR, CA, CN, EP, IL, IN, JP, KR, MX, TW, US		Systems and methods for a device for steering acoustic stimulation using machine learning
6	Utility	AU, BR, CA, CN, EP, IL, IN, JP, KR, MX, TW, US		Systems and methods for a device using a statistical model trained on annotated signal data
7	Utility	AU, CA, EP, TW, US		Systems and methods for a device for energy efficient monitoring of the brain
8	Utility	TW, US, PCT		Systems and methods for monitoring brain health
9	Utility	TW, US, counterpart foreign cases in 8 family		Systems and methods for monitoring brain health
10	Utility	US, PCT		Systems and methods for a brain acoustic resonance intracranial pressure monitor
11	Utility	US, counterpart foreign cases in 10 family		Systems and methods for a skull lamb waves intracranial pressure monitor
12	Utility	US, counterpart foreign cases in 10 family		Systems and methods for a brain acoustic resonance seizure monitor
13	Utility	US, counterpart foreign cases in 10 family		Systems and methods for tumor detection
14	Utility	US, counterpart foreign cases in 10 family		Systems and methods for mapping distribution of intracranial pressure
15	Utility	US, counterpart foreign cases in 10 family		Systems and methods for seizure localization
16	Utility	TW, US, PCT		Device and methods for treating neurological disorders and brain conditions

Family Number	Patent Protection Type	Jurisdictions with Pending Applications	Jurisdictions with Granted Patents	Title
17	Utility	US, PCT		Ultrasound annular array device for neuromodulation
18	Utility	US, PCT		Methods and apparatus for pulsatility-mode sensing
19	Utility (prov)	US		Title not publicly available
20	Utility (prov)	US		Title not publicly available
21	Utility (prov)	US		Title not publicly available
22	Utility (prov)	US		Title not publicly available
23	Utility (prov)	US		Title not publicly available
In addition to patents, we also rely on trade secrets, technical know-how, and continuing innovation to develop and maintain our competitive position. We seek to protect our proprietary information and other intellectual property by generally requiring our employees, consultants, contractors, suppliers, outside scientific collaborators and other advisors to execute non-disclosure and assignment of invention agreements on commencement of their employment or engagement. Agreements with employees of Hyperfine and Liminal also forbid them from using or incorporating the proprietary rights of third parties during their engagement with Hyperfine and Liminal, respectively. We also generally require confidentiality or material transfer agreements from third parties that receive our confidential data or materials.
License Agreements
We have entered into licenses in the ordinary course of business relating to our technologies or other intellectual property rights or assets.
Exclusive License Agreements with The General Hospital Corporation (d/b/a Massachusetts General Hospital)
Hyperfine entered into an exclusive license agreement with The General Hospital Corporation (d/b/a Massachusetts General Hospital) (“MGH”) effective in May 2014 (the “May Agreement”) and an exclusive license agreement with MGH effective in June 2014 (the “June Agreement”), respectively, under each of which Hyperfine acquired an exclusive and worldwide license to specified patent rights owned by MGH relating to MRI technology. The licenses granted to Hyperfine are subject to the right of MGH and not-for-profit academic, government and other not-for-profit institutions to make and to use the subject matter described or claimed in the rights granted under the licensed patents for research and educational purposes and, for any licensed patents that are supported by federal funding, the licenses granted to Hyperfine are subject to certain rights, conditions and limitations imposed by U.S. law, including a royalty-free, non-exclusive license granted to the U.S. government and a requirement that any products used or sold in the United States must be manufactured substantially in the United States.
Under the terms of each of the license agreements, Hyperfine has agreed to pay MGH an annual maintenance fee and agreed to reimburse MGH for certain patent related fees and costs incurred by MGH, including past patent fees and costs. If Hyperfine enters into a sublicense under either license agreement, Hyperfine will be obligated to pay MGH a percentage in the mid-teens of certain consideration paid to Hyperfine by the sublicensee. As of August 15, 2021, the aggregate amounts paid under the May Agreement and June Agreement were $25,522 and $19,762, respectively.
Hyperfine is required to use commercially reasonable efforts to develop and commercialize licensed products and licensed processes under each of the license agreements. In particular, Hyperfine is was required to achieve a specified development and commercialization milestone by a specified date.
Under the terms of each of the license agreements, MGH has retained the right to practice the licensed patent rights within the licensed fields for research and educational purposes only.
Each of the license agreements expires upon the expiration of the last to expire licensed patent, which is set to expire in 2035. Hyperfine has the right to terminate either agreement for any reason by giving advance written notice to MGH. MGH has the right to terminate either agreement if Hyperfine fails, subject to a specified cure period, to pay any amounts due and payable under either agreement to MGH, Hyperfine otherwise materially breaches either agreement and fails to cure such breach within a specified cure period, Hyperfine fails to maintain insurance coverage as required under either agreement, Hyperfine becomes insolvent, or makes an assignment for the benefit of its creditors, or has a petition in bankruptcy filed for or against it, or Hyperfine or a sublicensee challenges the licensed patent rights in a legal or administrative proceeding. Either agreement otherwise terminates upon the expiration or abandonment of all licensed patents and patent applications.
Government Regulation
Diagnostic and therapeutic medical devices like those developed and distributed by the Company are subject to regulation by numerous regulatory bodies, including the U.S. Food and Drug Administration (“FDA”) and comparable international regulatory agencies. These agencies require developers of medical devices to comply with applicable laws and regulations governing the development, testing, manufacturing, packaging, labeling, marketing and distribution of medical devices. Devices are generally subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation program be conducted before a device can be approved for marketing and commercial distribution. In addition, healthcare regulatory bodies in the United States and around the world impose a range of requirements related to paying for medical devices and the procedures in which they are used, including laws intended to prevent fraud, waste, and abuse of healthcare dollars.
U.S. Laws and Regulations
In the United States, medical devices are subject to extensive regulation at the federal level by the FDA under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and its implementing regulations. The laws and regulations govern, among other things, medical device design and development, pre-clinical and clinical testing, pre-market clearance, authorization or approval, establishment registration and product listing, product manufacturing, product packaging and labeling, product storage, advertising and promotion, product distribution, recalls and field actions, servicing and post-market clinical surveillance. A number of U.S. states also impose licensing and compliance regimes on companies that manufacture or distribute prescription devices into or within the state.
Some of the Company’s products are also subject to the Radiation Control for Health and Safety Act, administered by the FDA, which imposes performance standards and record keeping, reporting, product testing and product labeling requirements for electronic products that emit radiation, such as magnetic resonance imaging systems. A number of U.S. states also impose licensing and compliance regimes on companies that manufacture or distribute prescription devices into or within the state.
In addition, the commercialization and use of the Company’s devices in the United States is subject to regulation by the U.S. Department of Health and Human Services (“HHS”) and state agencies responsible for reimbursement and regulation of payment for healthcare items and services. Federal laws and regulations apply primarily in connection with government payer programs such as the Medicare and Medicaid programs, but state laws apply more broadly, encompassing healthcare items and services covered by private payers. At the state and federal level, the government’s interest is in regulating the quality and cost of healthcare and protecting the independent clinical judgment of licensed healthcare providers.
The Federal Trade Commission (“FTC”) also oversees the advertising and promotion of the Company’s products pursuant to broad authority to police deceptive advertising for goods or services within the United States. Under the Federal Trade Commission Act, the FTC is empowered, among other things, to (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices, and management of entities engaged in commerce. In the context of performance claims for products such as the Company’s goods and services, compliance with the FTC Act includes ensuring that there is scientific data to substantiate the claims being made, that the advertising is neither false nor misleading, and that any user testimonials or endorsements the Company or its agents disseminate related to the goods or services comply with disclosure and other regulatory requirements. In addition, with respect to the Company’s commercial products and any future products that are marketed as clinical products, FDA’s regulations applicable to medical device products prohibit them from being promoted for uses not within the scope of a given product’s intended use(s), among other promotional and labeling rules applicable to products subject to the FDCA.
Further, medical device systems that include wireless radio frequency transmitters and/or receivers are subject to equipment authorization requirements in the United States. The Federal Communications Commission (“FCC”) requires advance clearance of all radio frequency devices before they can be sold or marketed in the United States. These clearances ensure that the proposed products comply with FCC radio frequency emission and power level standards and will not cause interference.
When Liminal’s products are marketed for clinical monitoring or therapeutic uses, they will be regulated by the FDA as medical devices. It is presently unclear what level of risk the agency will assign to such products, what special controls may be imposed on such products (if any), and what regulatory requirements would be applicable to such products.
FDA Regulation of Medical Devices
Medical devices must undergo pre-market review by and receive clearance, authorization, or approval from the FDA prior to commercialization, unless the device is of a type exempted from such review by statute, regulation, or an FDA exercise of enforcement discretion. The FDA classifies medical devices into three classes based on risk. Regulatory control increases from Class I (lowest risk) to Class III (highest risk). The FDA generally must clear or approve the commercial sale of most new medical devices that fall within product categories designated as Class II and III. Commercial sales of most Class II and III medical devices within the United States must be preceded either by pre-market notification and FDA clearance pursuant to Section 510(k) of the FDCA (Class II) or by the granting of a pre-market approval (“PMA”) (Class III), after a pre-market application is submitted. Both 510(k) notifications and PMA applications must be submitted to FDA with significant user fees (over $12,000 for a 510(k) and $365,000 for a PMA in FY 2021), although reduced fees for small businesses are available. Class I devices are generally exempt from pre-market review and notification, as are some moderate-risk Class II devices. Manufacturers of all classes of devices must comply with FDA’s Quality System Regulation (“QSR”), establishment registration, medical device listing, labeling requirements, and medical device reporting (“MDR”) regulations, which are collectively referred to as medical device general controls. Class II devices may also be subject to special controls such as performance standards, post-market surveillance, FDA guidelines, or particularized labeling. Some Class I and Class II devices can be exempted by regulation from the requirement of compliance with substantially all of the QSR.
510(k) Clearance Pathway
A 510(k) pre-market notification must contain information sufficient to demonstrate that the new device is substantially equivalent to a device commercially distributed prior to May 28, 1976 or to a device that has been determined by the FDA to be substantially equivalent to such a so-called “pre-amendments” device. To obtain 510(k) clearance for a non-exempt Class II device, the product developer must submit a pre-market notification to FDA demonstrating that its product is substantially equivalent to such a predicate device. The FDA’s 510(k) clearance process generally takes from three to twelve months from the date the application is submitted, but it may take significantly longer if FDA has significant questions or needs more information about the new device or its manufacturing or quality controls.
As part of the 510(k) notification process for Class II devices that have an existing classification regulation available for purposes of the regulatory filing, the FDA may require the following:
•
Development of comprehensive product description and indications for use.

•
Completion of extensive preclinical tests and/or preclinical animal studies, performed in accordance with the FDA’s Good Laboratory Practice (“GLP”) regulations, as well as any performance standards or other testing requirements established by FDA through regulations or device-specific guidance.

•
Comprehensive review of predicate devices and development of data supporting the new product’s substantial equivalence to one or more predicate devices.

Assuming successful completion of all required testing, a detailed 510(k) notification is submitted to the FDA requesting clearance to market the product. This premarket notification includes all relevant data from pertinent pre-clinical and clinical trials (if applicable), together with detailed information relating to the product’s manufacturing controls and proposed labeling, and other relevant documentation. The FDA evaluates all 510(k) submissions prior to filing for substantive review based on specific acceptance criteria and may issue a refuse-to-accept notification if the submission is deficient with respect to any of the established criteria. If the FDA determines that the applicant’s device is substantially equivalent to the identified predicate device(s), the agency will issue a 510(k) clearance letter that authorizes commercial marketing of the device for one or more specific indications for use. If the FDA determines that the applicant’s device is not substantially equivalent to the predicate device(s), the agency will issue a not-substantially-equivalent letter stating that the new device may not be commercially distributed.
After a new medical device receives 510(k) clearance from the FDA, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require the submission of a PMA. The FDA requires each manufacturer to make the determination of whether a device modification requires a new 510(k) notification or PMA in the first instance, but the FDA may review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance or PMA for a particular change, the FDA may retroactively require the manufacturer to seek 510(k) clearance or PMA. The FDA may also require the manufacturer to cease U.S. marketing and/or recall the modified device until 510(k) clearance or PMA approval for the modification is obtained.
De Novo Classification
If a previously unclassified new medical device does not qualify for the 510(k) pre-market notification process because no predicate device to which it is substantially equivalent can be identified, the device is automatically classified into Class III. However, if such a device would be considered low or moderate risk (in other words, it does not rise to the level of requiring the approval of a PMA), it may be eligible for the De Novo classification process. The De Novo classification process allows a device developer to request that the novel medical device be reclassified as either a Class I or Class II device, rather than having it regulated as a high-risk Class III device subject to the PMA requirements. If the manufacturer seeks reclassification into Class II, the classification request must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device.
Under the FDCA, the FDA is required to classify a device within 120 days following receipt of the De Novo classification request from an applicant; however, the most recent FDA performance review goals state that in fiscal year 2021, FDA will attempt to issue a decision within 150 days of receipt on 65% of all De Novo classification requests received during the year and on 70% of de novo requests received during fiscal year 2022. De Novo classification requests are subject to user fees, unless a specific exemption applies. In December 2018, FDA issued a Proposed Rule that would formally codify requirements for the medical device De Novo process and the procedures and criteria for product developers to file a De Novo classification request (83 Fed. Reg. 63,127). Although this rule was expected to be finalized during the second half of 2020, it remains pending at FDA and the rulemaking process may be subject to additional activity after the COVID-19 public health emergency abates and pressure on the FDA’s Center for Devices and Radiological Health (“CDRH”) is reduced. Over the past twenty years, the De Novo process has been implemented by FDA pursuant to statutory authorities and somewhat organically through informal guidance and iterative changes by Congress. The Proposed Rule allowed industry to participate in the development of FDA’s policies and procedures for De Novo requests through the notice-and-comment rulemaking process. Although the Proposed Rule, if finalized by the FDA, would not affect marketed products such as the Company’s marketed products, and is not expected to impact products in current development, the FDA’s activities are aimed at creating predictability, consistency, and transparency for innovative medical device developers.
As an alternative to the De Novo classification process, a company could also file a reclassification petition seeking to change the automatic Class III designation of a novel post-amendment device under Section 513(f)(3) of the FDCA. FDA can also initiate reclassification of an existing device type on its own initiative. In December 2018, FDA issued a final rule to clarify the administrative process through which the FDA reclassifies a medical device. To reclassify a device under Section 513(e) of the FDCA, the FDA must first publish a proposed reclassification order that includes a summary of the valid scientific evidence that supports the reclassification; convene a device classification panel meeting; and consider comments to the public docket before it then publishes a final reclassification order in the Federal Register.

Pre-market Approval Pathway
Hyperfine’s point-of-care MRI systems have been classified and are regulated as Class II devices, although future products that the Company develops may be classified as Class III devices. Products classified by FDA as Class III generally require marketing approval via a PMA. A PMA application must be supported by valid scientific evidence, which typically requires extensive data, including technical, pre-clinical, clinical, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device for its intended use(s). A PMA application also must include a complete description of the device and its components, a detailed description of the methods, facilities and controls used to manufacture the device, and proposed labeling. After a PMA application is submitted and found to be sufficiently complete, it is considered “filed” and the FDA begins an in-depth review of the submitted information. During this substantive review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA. In addition, the FDA generally will conduct a pre-approval inspection of the manufacturing facility to evaluate compliance with the QSR, which requires manufacturers to implement and follow design, testing, control, documentation and other quality assurance procedures.
FDA review of a PMA application is required to be completed within 180 days of the application’s filing date although the process generally takes between one and three years, but may take significantly longer. The current user fee agreement between FDA and the medical device industry sets as a target for PMA reviews to be completed in under one year. The FDA can delay, limit or deny approval of a PMA application for many reasons, including:
•
the product may not be safe or effective for its intended use(s) to the FDA’s satisfaction;

•
the data from the applicant’s pre-clinical studies and clinical trials may be insufficient to support approval;

•
the manufacturing process or facilities that the applicant uses may not meet applicable requirements; and

•
changes in FDA approval policies or adoption of new regulations may require additional data to demonstrate the safety or effectiveness of the device.

If an FDA evaluation of a PMA application or manufacturing facilities is favorable, the FDA will either issue an approval letter, or approvable letter, which usually contains a number of conditions which must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of a device, subject to the conditions of approval and the limitations established in the approval letter. If the FDA’s evaluation of a PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA may also determine that additional trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and data is submitted in an amendment to the PMA. The PMA process can be expensive, uncertain and lengthy. PMA approval may also be granted with post-approval requirements such as the need for additional patient follow-up for an indefinite period of time.
New PMA applications or PMA supplements may be required for modifications to the manufacturing process, labeling, device specifications, materials or design of a device that is approved through the PMA process. PMA supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the approved PMA application and may or may not require as extensive clinical data or the convening of an advisory panel.
Clinical Investigations Using Devices in Development
Clinical trials are almost always required to support a PMA application and are sometimes required for a De Novo classification request or 510(k) pre-market notification. In order to conduct a clinical investigation involving human subjects for the purpose of demonstrating the safety and effectiveness of a medical device, an investigator acting on behalf of the company must, among other things, apply for and obtain

Institutional Review Board (“IRB”) approval of the proposed investigation. In addition, if the clinical study involves a “significant risk” (as defined by the FDA) to human health, the company sponsoring the investigation (referred to as the “sponsor”) must also submit and obtain FDA approval of an Investigational Device Exemption (“IDE”) application. An IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE application must be approved in advance by the FDA for a specified number of study participants, unless the product is deemed a non-significant risk device and eligible for abbreviated IDE requirements. Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the study protocol and informed consent are approved by a duly-appointed IRB at each clinical trial site. FDA’s IDE regulations govern investigational device labeling, prohibit promotion, and specify an array of Good Clinical Practice (“GCP”) requirements, which include, among other things, recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Clinical trials must further comply with the FDA’s regulations for IRB approval and for informed consent and other human subject protections. Required records and reports are subject to inspection by the FDA. The results of clinical testing may be unfavorable or, even if the intended safety and efficacy success criteria are achieved, may not be considered sufficient for the FDA to grant approval or clearance of a product.
The commencement or completion of any clinical trials by the Company may be delayed or halted, or be inadequate to support approval of a PMA application (or FDA’s grant of a De Novo classification request or clearance of a 510(k) notification, as applicable), for numerous reasons, including, but not limited to, the following:
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the FDA, the IRB(s), or other regulatory authorities do not approve a clinical trial protocol or a clinical trial, or place a clinical trial on hold;

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participants do not enroll in clinical trials at the expected rate;

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participants do not comply with trial protocols;

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participant follow-up is not at the expected rate;

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patients experience adverse side effects;

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participants die during a clinical trial, even though their death may not be related to the investigational products;

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IRBs and third-party clinical investigators may delay or reject the sponsor’s trial protocol;

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third-party clinical investigators decline to participate in a trial or do not perform a trial on the sponsor’s anticipated schedule or consistent with the clinical trial protocol, GCPs or other FDA requirements;

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the sponsor or third-party organizations do not perform data collection, monitoring and analysis in a timely or accurate manner or consistent with the clinical trial protocol or investigational or statistical plans;

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third-party clinical investigators have significant financial interests related to the sponsor or the study that the FDA deems to make the study results unreliable, or the sponsor or investigators fail to disclose such interests;

•
unfavorable regulatory inspections of the sponsor’s clinical trial sites or manufacturing facilities, which may, among other things, require the sponsor to undertake corrective action or suspend or terminate the sponsor’s clinical trials;

•
changes in governmental regulations or administrative actions applicable to the sponsor’s trial protocols;

•
the interim or final results of the clinical trial are inconclusive or unfavorable as to safety or effectiveness; and

•
the FDA concludes that the results from the sponsor’s trial and/or trial design are inadequate to demonstrate safety and effectiveness of the product.

Ongoing Post-Market Regulatory Requirements and FDA Enforcement
In 2020, Hyperfine received 510(k) clearance from the FDA for its point-of-care MRI system. In addition, Hyperfine’s proprietary BrainInsight product is fully automated MRI post-processing medical software that is regulated as a picture archiving and communications system, which may include both hardware and software components, and which is classified by FDA as a Class II medical device. BrainInsight received 510(k) marketing clearance in January 2021 for use in automatic labeling, spatial measurement, and volumetric quantification of brain structures from a set of low-field MR images and to return annotated and segmented images, color overlays, and reports.
After a medical device is authorized for marketing and placed in commercial distribution (or, for 510(k)-exempt products, placed into commerce without first obtaining FDA clearance or approval), numerous regulatory requirements apply. These general controls that must be met for all device classes include:
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establishment registration and device listing;

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the QSR, which requires manufacturers, including third-party manufacturers, to follow design, testing, control, storage, supplier/contractor selection, complaint handling, documentation and other quality assurance procedures;

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labeling regulations, which govern the mandatory elements of the device labels and packaging (including Unique Device Identifier markings for certain categories of products);

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FDA’s prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses and other requirements related to promotional activities;

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the MDR regulations, which require that manufacturers report to the FDA if a device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;

•
voluntary and mandatory device recalls to address problems when a device is defective and/or could be a risk to health;

•
correction and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health; and

•
post-market surveillance regulations, which apply to certain Class II or III devices when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

To ensure compliance with regulatory requirements, medical device manufacturers are subject to market surveillance and periodic, pre-scheduled and unannounced inspections by the FDA and certain state authorities. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may lead to any of the following sanctions:
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Warning Letters or Untitled Letters that require corrective action;

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fines and civil penalties;

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unanticipated expenditures;

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delays in approving/clearing or refusal to approve/clear any future products of the Company;

•
FDA refusal to issue certificates to foreign governments needed to export the Company’s products for sale in other countries;

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suspension or withdrawal of FDA approval or clearance (as may be applicable);

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product recall or seizure;

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partial suspension or total shutdown of production;

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operating restrictions;

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injunctions or consent decrees; and

•
civil or criminal prosecution.

The Company and any of its contract manufacturers, and some suppliers of components or device accessories, are required to manufacture medical device products in compliance with current Good Manufacturing Practice requirements set forth in the QSR, unless explicitly exempted by regulation. The QSR requires a quality system for the design, manufacture, packaging, labeling, storage, installation and servicing of marketed devices, and includes extensive requirements with respect to quality management and organization, device design, buildings, equipment, purchase and handling of components or services, production and process controls, packaging and labeling controls, device evaluation, distribution, installation, complaint handling, servicing, and record keeping. The FDA evaluates compliance with the QSR through periodic unannounced inspections that may include registered manufacturing facilities of the Company’s subcontractors. Following such inspections, FDA may issue reports known as Forms FDA 483 or Notices of Inspectional Observations, which list instances where the FDA inspector believes the manufacturer has failed to comply with applicable regulations and/or procedures. If the observations are sufficiently serious or the manufacturer fails to respond appropriately, the FDA may issue Warning Letters, which are notices of intended enforcement actions against the manufacturer, or Untitled Letters, which are used for less serious violations that may not rise to the level of regulatory significance, or it may take more significant administrative or legal action.
For example, if the FDA believes the Company or any of the Company’s contract manufacturers or regulated suppliers are not in compliance with these requirements and patients are being subjected to serious risks, it can shut down manufacturing operations, require recalls of the Company’s medical device products, refuse to approve new marketing applications, initiate legal proceedings to detain or seize products, enjoin future violations, or assess civil and criminal penalties against the Company or its officers or other employees. Any such action by the FDA would have a material adverse effect on the Company’s business. The Company may be unable to comply with all applicable FDA regulations.
U.S. Fraud and Abuse Laws and Other Compliance Requirements
Successfully commercializing a medical device or technology depends not on only FDA approval, but also on broad health insurance or third party payor coverage. Government and private payors institute coverage criteria to ensure the appropriate utilization of products and services and to control costs. Limited third party payor coverage for a technology or procedure may limit adoption and commercial viability, while broader coverage supports optimal market uptake. Favorable coverage decisions by government payors like Medicare or Medicaid is critical because private payors typically follow the government’s lead regarding reimbursement. However, manufacturers whose technology is reimbursed by the government payors are subject to various U.S. federal and state laws pertaining to healthcare fraud and abuse. These laws can be implicated by inappropriate sales and marketing arrangements with healthcare providers. Many commonly accepted commercial practices are illegal in the healthcare industry and violations of these laws are punishable by criminal and civil sanctions, including, in some instances, exclusion from participation in U.S. federal and state healthcare programs, including Medicare and Medicaid.
Anti-kickback Laws.   The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration directly or indirectly to induce either the referral of an individual, or the furnishing, recommending, or arranging of a good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value, including such items as gifts, discounts, the furnishing of supplies or equipment, credit arrangements, waiver of payments, and providing anything at less than its fair market value. The Department of Health and Human Services — Office of the Inspector General, has issued regulations, commonly known as safe harbors, which set forth certain provisions that, if satisfied in their entirety, will assure healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor element may result in increased scrutiny by government enforcement authorities or invite litigation by private citizens under federal whistleblower laws. The Anti-Kickback law is broadly interpreted and aggressively enforced with the result that beneficial commercial arrangements can be criminalized in the healthcare industry because of the Anti-Kickback law.

The penalties for violating the federal Anti-Kickback Statute include imprisonment for up to ten years, fines of up to $100,000 per violation and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Many states have adopted prohibitions similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not only by the government programs such as Medicare and Medicaid.
Federal False Claims Act.   The federal False Claims Act prohibits knowingly presenting, or causing to be presented a false claim or the knowing use of false statements or records to obtain payment from the federal government. When an entity is determined to have violated the False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $11,181 and $22,363 for each separate false claim. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals (known as “relators” or, more commonly, as “whistleblowers”) may share in any amounts paid by the entity to the government in fines or settlement. In addition, certain states have enacted laws modeled after the federal False Claims Act. Qui tam actions have increased significantly in recent years, causing greater numbers of healthcare companies to have to defend a false claim action, even before the validity of the claim is established and even if the government decides not to intervene in the lawsuit. Healthcare companies may decide to agree to large settlements with the government and/or whistleblowers to avoid the cost and negative publicity associated with litigation. In addition, the Affordable Care Act amended federal law to provide that a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Criminal prosecution is possible for knowingly making or presenting a false or fictitious or fraudulent claim to the federal government.
Federal Physician Self-Referral Law.   The Federal Physician Self-Referral Law, also referred to as the Stark Law, prohibits a physician (or an immediate family member of a physician) who has a financial relationship with an entity from referring patients to that entity for certain designated health services, including durable medical equipment and supplies, payable by Medicare, unless an exception applies. The Stark Law also prohibits such an entity from presenting or causing to be presented a claim to the Medicare program for such designated health services provided pursuant to a prohibited referral, and provides that certain collections related to any such claims must be refunded in a timely manner. Exceptions to the Stark Law include, among other things, exceptions for certain financial relationships, including both ownership and compensation arrangements. The Stark Law is a strict liability statute: to the extent that the statute is implicated and an exception does not apply, the statute is violated. In addition to the Stark Law, many states have implemented similar physician self-referral prohibitions that may extend to Medicaid, third party payors, and self-pay patients. Violations of the Stark Law must be reported and unauthorized claims must be refunded to Medicare in order to avoid potential liability under the federal False Claims Act for avoiding a known obligation to return identified overpayments. Violations of the Stark Law, the Anti-Kickback Statute, the Civil Monetary Penalties Law and/or the federal False Claims Act can also form the basis for exclusion from participation in federal and state healthcare programs.
Civil Monetary Penalties Law.   The Civil Monetary Penalties Law (“CMPL”) authorizes the imposition of substantial civil money penalties against an entity that engages in certain prohibited activities including but not limited to violations of the Stark Law or Anti-Kickback Statute, knowing submission of a false or fraudulent claim, employment of an excluded individual, and the provision or offer of anything of value to a Medicare or Medicaid beneficiary that the transferring party knows or should know is likely to influence beneficiary selection of a particular provider for which payment may be made in whole or part by a federal healthcare program, commonly known as the Beneficiary Inducement CMP. Remuneration is defined under the CMPL as any transfer of items or services for free or for less than fair market value. There are certain exceptions to the definition of remuneration for offerings that meet the Financial Need, Preventative Care, or Promoting Access to Care exceptions (as defined in the CMPL). Sanctions for violations of the CMPL include civil monetary penalties and administrative penalties up to and including exclusion from participation in federal healthcare programs.
State Analogs of Federal Fraud and Abuse Laws.   Many U.S. states have their own laws intended to protect against fraud and abuse in the healthcare industry and more broadly. In some cases these laws prohibit or regulate additional conduct beyond what federal law affects. Penalties for violating these laws can range from fines to criminal sanctions.

HIPAA.   The Health Insurance Portability and Accountability Act of 1996, as amended by the American Recovery and Reinvestment Act of 2009, and implementing regulations (“HIPAA”), created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.
FCPA and Other Anti-Bribery and Anti-Corruption Laws.   The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits U.S. corporations and their representatives from offering, promising, authorizing or making payments to any foreign government official, government staff member, political party or political candidate in an attempt to obtain or retain business abroad. The scope of the FCPA would include interactions with certain healthcare professionals or organizations in many countries. The Company’s present and future business has been and will continue to be subject to various other U.S. and foreign laws, rules and/or regulations.
Physician Payment Sunshine Act.   Manufacturers of U.S. FDA-regulated devices reimbursable by federal healthcare programs are subject to the Physician Payment Sunshine Act, which requires manufacturers to track and annually report certain payments and other transfers of value made to U.S.-licensed physicians or U.S. teaching hospitals. As a manufacturer of U.S. FDA regulated devices reimbursable by federal healthcare programs, the Company is subject to this law. The Company is also required to report certain ownership interests held by physicians and their immediate family members. In 2018, the law was extended to require tracking and reporting of transfers of value to physician assistants, nurse practitioners, and other mid-level practitioners. Reporting requirements will go into effect in 2022 for payments and transfers of value made to these additional practitioner-types in 2021. The law carries penalties of up to $1.15 million per year for violations, depending on the circumstances, and payments reported also have the potential to draw scrutiny on payments to and relationships with physicians, which may have implications under the Anti-Kickback Statute, Stark Law and other healthcare laws.
In addition, there has been a recent trend of increased federal and state regulation of payments and other transfers of value provided to healthcare professionals and entities. Similar to the federal law, certain states also have adopted marketing and/or transparency laws relevant to device manufacturers, some of which are broader in scope. Certain states also mandate that device manufacturers implement compliance programs. Other states impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation, and other remuneration to healthcare professionals and entities. The need to build and maintain a robust compliance program with different compliance and/or reporting requirements increases the possibility that a healthcare company may violate one or more of the requirements, resulting in fines and penalties.
U.S. and European Data Security and Data Privacy Laws
HIPAA, as well as a number of other federal and state privacy-related laws, extensively regulate the use and disclosure of individually identifiable health information, known as “protected health information” or “PHI.” HIPAA applies to health plans, healthcare providers who engage in certain standard healthcare transactions electronically, such as electronic billing, and healthcare clearinghouses, all of which are referred to as “covered entities” under HIPAA. State imposed health information privacy and security laws typically apply based on licensure, for example, licensed providers or licensed entities are limited in their ability to use and share health information.
Additionally, all states have enacted legislation protecting the privacy and security of “personal information” such as identifiable financial or health information, social security number and credit card information. These laws overlap and apply simultaneously with federal privacy and security requirements and regulated entities must comply with all of them. The California Consumer Privacy Act (“CCPA”) that went into effect January 1, 2020, is one of the most restrictive state privacy laws, protecting a wide variety of personal information and granting significant rights to California residents with respect to their personal information. In dealing with health information for the development of its technology or for commercial purposes, the Company will be indirectly affected by HIPAA and state-imposed health information privacy and security laws because these laws regulate the ability of the Company’s customers and research collaborators to share health information with the Company. Additionally, the Company must identify and comply with all applicable state laws for the protection of personal information with respect to employee information or other personal information that the Company collects.
In the European Union, increasingly stringent data protection and privacy rules that have and will continue to have substantial impact on the use of personal and patient data across the healthcare industry became stronger in May 2018. The EU General Data Protection Regulation, (“GDPR”) applies across the European Union and includes, among other things, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances and significant fines for non-compliance. The GDPR fine framework can be up to 20 million euros, or up to 4% of the company’s total global turnover of the preceding fiscal year, whichever is higher. The GDPR sets out a number of requirements that must be complied with when handling the personal data of such European Union based data subjects including: providing expanded disclosures about how their personal data will be used; higher standards for organizations to demonstrate that they have obtained valid consent or have another legal basis in place to justify their data processing activities; the obligation to appoint data protection officers in certain circumstances; new rights for individuals to be “forgotten” and rights to data portability, as well as enhanced current rights (e.g.  , access requests); the principal of accountability and demonstrating compliance through policies, procedures, training and audit; and the new mandatory data breach regime. In particular, medical or health data, genetic data and biometric data where the latter is used to uniquely identify an individual are all classified as “special category” data under the GDPR and are afforded greater protection and require additional compliance measures. Noncompliance could result in the imposition of fines, penalties, data lockup or orders to stop noncompliant activities. The Company may be subject to GDPR if it undertakes operations in the EU, offers products or services to individuals in the EU or monitors the behavior of individuals within the EU. The Company’s research activities in the EU currently implicate the GDPR and if the Company undertakes commercial operations in the EU, offers products or services to individuals in the EU or monitors the behavior of individuals within the EU, the Company will have additional compliance obligations.
The Company could also be subject to evolving European Union laws on data export, for transfers of data outside the European Union to themselves, group companies or third parties. The GDPR only permits exports of data outside the European Union to jurisdictions that ensure an adequate level of data protection. The United States has not been deemed to offer an adequate level of protection, so in order for the Company to transfer personal data from the EU to the United States, the Company must identify a legal basis for data transfer (e.g., the European Union Commission approved Standard Contractual Clauses). On July 16, 2020, the Court of Justice of the European Union or the CJEU, issued a landmark opinion in the case Maximilian Schrems vs. Facebook (Case C-311/18), called Schrems II. This decision (a) calls into question commonly relied upon data transfer mechanisms as between the European Union member states and the United States (such as the Standard Contractual Clauses) and (b) invalidates the EU-U.S. Privacy Shield on which many companies had relied as an acceptable mechanism for transferring such data from the EU to the United States. The CJEU is the highest court in Europe and the Schrems II decision heightens the burden on data importers to assess U.S. national security laws on their business and future actions of European Union data protection authorities are difficult to predict.
Further, the United Kingdom’s decision to leave the European Union, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, while the Data Protection Act of 2018 that “implements” and complements the GDPR achieved Royal Assent on May 23, 2018 and is now effective in the United Kingdom, it is still unclear whether transfer of data from the European Economic Area to the United Kingdom will remain lawful under GDPR.
International Regulation of Medical Devices
International marketing and distribution of medical devices are subject to regulation by foreign governments, and such regulations may vary substantially from country to country. The time required to obtain marketing authorization in a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. There is a trend towards harmonization of quality system standards among the European Union, United States, Canada and various other industrialized countries.

The primary regulatory environment in Europe is that of the European Economic Area (the “EEA”), which is comprised of the 27 Member States of the European Union (the “EU”), Iceland, Liechtenstein and Norway. In the EEA, medical devices were previously required to comply with the Essential Requirements defined in Annex I to the EU Medical Devices Directive (“MDD”) (applicable in the non-EU EEA Member States via the Agreement on the European Economic Area), a coordinated system for the authorization of medical devices. The directives and standards outlined in the MDD regulate the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive are entitled to bear the CE conformity marking, indicating that the device conforms to the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout the EEA. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment (a “Notified Body”). This third-party assessment may consist of an audit of the manufacturer’s quality system and specific testing of the manufacturer’s product. An assessment by a Notified Body of one country within the European Union is required in order for a manufacturer to commercially distribute the product throughout the European Union.
In 2017, European Union regulatory bodies finalized a new Medical Device Regulation, which replaced the existing MDD framework and provided three years for transition and compliance, for a final effective date of May 26, 2020. As a result of the COVID-19 pandemic, however, the European Parliament voted in April 2020 to postpone implementation of the Medical Device Regulation by one year, giving the medical device industry and Notified Bodies until May 26, 2021 to come into compliance. The Medical Device Regulation changes several aspects of the existing regulatory framework for medical device marketing in Europe and is expected to result in increased regulatory oversight of all medical devices marketed in the EU, which may, in turn, increase the costs, time and requirements that need to be met in order to place an innovative or high-risk medical device on the European market. In particular, the new regulations, among other things:
•
strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

•
establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

•
improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

•
set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

•
strengthen the rules for the assessment of certain high-risk devices, which may have to undergo an additional check by experts before they are placed on the market.

European medical device manufacturers and distributors are currently benefiting from a grace period for legacy MDD certificates that lasts until May 26, 2024. For a product to qualify for the grace period, there must be no significant changes to such a legacy medical device as described in its existing MDD certificate; the recertification process under the Medical Device Regulation requires a demonstration that the performance and the safety of the currently marketed medical device has been maintained and that the system meets the new regulatory requirements.
Outside of the European Union, regulatory authorization needs to be sought on a country-by-country basis in order for the Company to market their products. Some countries have adopted medical device regulatory regimes, such as the Classification Rules for Medical Devices published by the Hong Kong Department of Health, the Health Sciences Authority of Singapore regulation of medical devices under the Health Products Act, and Health Canada’s risk classification system for invasive devices, among others. Each country may have its own processes and requirements for medical device licensing, approval/clearance, and regulation, therefore requiring the Company to seek marketing authorizations on a country-by-country basis.
In addition, as previously noted, the United Kingdom left the European Union on January 31, 2020, with a transitional period that expired on December 31, 2020. The United Kingdom and the European

Union entered into a trade agreement known as the Trade and Cooperation Agreement (“TCA”), which came into effect on January 1, 2021. The TCA does not specifically refer to medical devices. However, as a result of Brexit, the Medical Device Regulation will not be implemented in the UK, and previous legislation that mirrored the Medical Device Regulation in the UK law has been revoked. The regulatory regime for medical devices in the UK will continue to be based on the requirements derived from current EU legislation, and the UK may choose to retain regulatory flexibility or align with the Medical Device Regulation going forward. CE markings will continue to be recognized in the UK, and certificates issued by EU recognized Notified Bodies will be valid in the UK, until June 30, 2023. For medical devices placed on the UK market after this period, the UK Conformity Assessment (“UKCA”) marking will be mandatory. In contrast, UKCA marking and certificates issued by UK Notified Bodies will not be recognized on the EU market. The TCA does provide for cooperation and exchange of information in the area of product safety and compliance, including market surveillance, enforcement activities and measures, standardization related activities, exchanges of officials, and coordinated product recalls (or other similar actions). Depending on which countries products will ultimately be sold in, manufacturers may start seeking alternative sources for components if this would allow them to benefit from no tariffs. The rules for placing medical devices on the Northern Ireland market will differ from those in the UK.
In addition, outside the United States, a range of anti-bribery and anti-corruption laws, as well and some industry-specific laws and codes of conduct, apply to the medical device industry and interactions with government officials and entities and healthcare professionals. Such laws include, but are not limited to the UK Bribery Act of 2010. Further, the European Union member countries have emphasized a greater focus on healthcare fraud and abuse and have indicated greater attention to the industry by the European Anti-Fraud Office. Countries in Asia have also become more active in their enforcement of anti-bribery laws and with respect to procurement and supply chain fraud.
Corporate Information
Hyperfine
Hyperfine was incorporated under the laws of the State of Delaware on February 25, 2014 under the name “Hyperfine Research, Inc.” On May 25, 2021, the name of the corporation was changed to “Hyperfine, Inc.” Hyperfine’s principal executive offices are located at 530 Old Whitfield Street, Guilford, CT 06437, and its telephone number is (866) 796-6767. Hyperfine’s wholly-owned subsidiary, Hyperfine Enterprise Ltd, is organized under the laws of England & Wales.
Liminal
Liminal was incorporated under the laws of the State of Delaware on September 21, 2018 under the name “EpilepsyCo Inc.” On July 20, 2020, the name of the corporation was changed to “Liminal Sciences, Inc.” Liminal’s principal executive offices are located at 530 Old Whitfield Street, Guilford, CT 06437, and its telephone number is (203) 458-7100.
Employees
Hyperfine
As of August 15, 2021, Hyperfine had 110 employees, all of whom were full-time employees and of whom 39 work in sales, clinical and marketing, 61 work in research, development, manufacturing and operations, and 10 work in general and administrative capacities. As of August 15, 2021, 109 of Hyperfine’s employees were located in the United States and one was located in the United Kingdom. None of Hyperfine’s employees are represented by a labor union or are subject to a collective bargaining agreement.
Liminal
As of August 15, 2021, Liminal had 12 employees, all of whom were full-time employees and work in research, development, manufacturing and operations, and all of whom were located in the United States. None of Liminal’s employees are represented by a labor union or are subject to a collective bargaining agreement.

We expect Hyperfine and Liminal employees to continue as employees of the combined company following the Business Combination.
Legal Proceedings
As of August 15, 2021, neither Hyperfine nor Liminal was a party to any material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF HEALTHCOR
The following discussion and analysis should be read in conjunction with the financial statements and related notes of HealthCor included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting HealthCor’s current expectations, estimates and assumptions concerning events and financial trends that may affect HealthCor’s future operating results or financial position. Actual results and timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
Unless the context requires otherwise, references in this section to “we,” “us” and “our” are to HealthCor.
Overview
We are a blank check company incorporated as a Cayman Islands exempted company on November 18, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our business combination using cash from the proceeds of our initial public offering and the sale of the Private Placement Shares, our capital shares, debt or a combination of cash, shares and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete our business combination will be successful.
Results of Operations
We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through June 30, 2021 were organizational activities and those necessary to prepare for our initial public offering. We do not expect to generate any operating revenues until after the completion of our initial business combination. We expect to generate non-operating income in the form of interest income on marketable securities held after our initial public offering. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.
For the six months ended June 30, 2021, we had net loss of $1,582,660, which consists of $1,594,493 of operating costs offset by $11,833 of interest earned on our marketable securities held in the Trust Account.
Liquidity and Capital Resources
On January 29, 2021, we consummated our initial public offering of 20,700,000 Class A ordinary shares, at a price of $10.00 per share, which included the full exercise by the underwriters of their over-allotment option in the amount of 2,700,000 Class A ordinary shares, generating gross proceeds of $207,000,000. Simultaneously with the closing of our initial public offering, we consummated the sale of 614,000 Private Placement Shares to our Sponsor at a price of $10.00 per share generating gross proceeds of $6,140,000.
Following the closing of our initial public offering, the full exercise of the over-allotment option, and the sale of the Private Placement Shares, a total of $207,000,000 was placed in the Trust Account. We incurred $11,928,907 in transaction costs, including $4,140,000 of underwriting fees, $7,245,000 of deferred underwriting fees and $543,907 of other offering costs.
For the six months ended June 30, 2021, net cash used in operating activities was $735,695. Net loss of $1,582,660 was affected by non-cash interest income of $11,833 and changes in operating assets and liabilities used $858,798 of cash from operating activities.
At June 30, 2021, we held cash in the Trust Account in the amount of $207,011,833. We are using substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and income taxes payable), to complete our business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
At June 30, 2021, we held cash outside of the Trust Account in the amount of $747,912. We are using the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into shares of the post-business combination entity, at a price of $10.00 per share, at the option of the lender. The shares would be identical to the Private Placement Shares.
We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. The underwriters of our initial public offering are entitled to a deferred fee of $0.35 per share, or $7,245,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.

Class A Ordinary Shares Subject to Possible Redemption
We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of our unaudited condensed balance sheets.
Net Income (Loss) Per Common Share
We apply the two-class method in calculating earnings per share. Net income per common share, basic and diluted for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable ordinary shares outstanding for the period. Net loss per common share, basic and diluted for Class B non-redeemable ordinary shares is calculated by dividing the net income, less income attributable to Class A redeemable ordinary shares, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period presented.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, including the standard referenced in the next paragraph, if currently adopted, would have a material effect on our condensed financial statements.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We are an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.
Quantitative and Qualitative Disclosures About Market Risk
As of June 30, 2021, we were not subject to any market or interest rate risk. Following the consummation of our initial public offering, the net proceeds of our initial public offering, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HYPERFINE AND LIMINAL
The following discussion and analysis of the financial condition and results of operations Hyperfine, Inc. (“Hyperfine”) and Liminal Sciences, Inc. (“Liminal”) (for purposes of this section, collectively referred as the “Company”, “we,” “us” and “our”) should be read together with the Company’s unaudited condensed consolidated and combined financial statements as of and for the six months ended June 30, 2021 and 2020 and the audited combined financial statements as of and for the years ended December 31, 2020 and 2019, together with the related notes thereto, included in this proxy statement/prospectus. The discussion and analysis should also be read together with the section titled “Selected Historical Combined Financial Information of Hyperfine and Liminal” and the pro forma financial information as of and for the six months ended June 30, 2021 and the year ended December 31, 2020 included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements.
Overview
We are an innovative digital health business with a mission to provide affordable and accessible imaging, monitoring and magnetic resonance imaging (“MRI”) guided interventions to revolutionize healthcare for people around the world. Our Swoop™ Portable Magnetic Resonance (“MR”) Imaging System (“Swoop”) produces high-quality images at a lower magnetic field strength that can be used by healthcare professionals to make effective clinical diagnoses on a patient in a variety of settings where MRI devices have previously been inaccessible. The easy-to-use interface and portable design of our Swoop system make it accessible for use anywhere in a hospital, clinic or patient care site. Hyperfine is working to realize the vision of providing affordable and accessible imaging of health conditions around the world.
MRI is a medical imaging technique used in radiology to image the anatomy and the physiological processes of the human body. It is typically used in a variety of clinical settings for medical diagnosis, staging of disease and follow-up treatment. Unlike X-ray computed tomography (“CT”) or positron emission tomography (“PET”), MRI does not expose patients to harmful ionizing radiation and there is no evidence that it is a danger to human health. We believe MRI offers the most sensitive and objective measures of brain tissue and injury. Despite its advantages, many healthcare institutions throughout the world lack the facilities, qualified operators and capital necessary to acquire and maintain expensive MRI devices. The Swoop system is intended for use at the patient’s bedside in any hospital room or clinical setting, such as a physician’s office or a local urgent care facility. The demand for MRI has been augmented by the aging population and rising prevalence of cancer and cardiovascular, neurological and orthopedic conditions. Healthcare professionals and insurers are recognizing imaging as a cost-effective and non-invasive diagnostic tool for evaluation and ongoing monitoring. Swoop is a next generation of these devices designed to drive costs down and expand the current $15.9 billion imaging market.
We believe the adoption of the Swoop system by healthcare professionals has benefits across healthcare communities in both high and low resource settings. Through our collaborations with the healthcare community, we have begun to optimize Hyperfine’s software ecosystem to harness Artificial Intelligence (“AI”) to transform the system into a true bedside clinical decision support platform. These efforts seek to improve image quality, help users analyze images, and reduce time to diagnosis. Our technology allows us to provide decision support and immediate feedback for diagnostic insight for clinicians of all levels of expertise. In the future, we hope to develop an ecosystem of products, expanding the capabilities of our core MRI product platform while introducing brain sensing and guided interventional platforms to offer a more complete solution and increase access to life saving technology across the care continuum.
Hyperfine received 510(k) clearance from the U.S. Food and Drug Administration (“FDA”) in 2020 for its Swoop Portable MR Imaging System, which is commercially available in the United States. In addition to the United States, we are seeking necessary regulatory approvals in other major markets, including Canada, United Kingdom, Pakistan and other countries. We are building our direct commercial infrastructure in the United States and also have plans to sell our products in other countries either through direct sales or through distributors.

COVID-19
In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. We continue to closely monitor the recent developments surrounding the continued spread and potential resurgence of COVID-19. The COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on our operations, particularly as a result of preventive and precautionary measures that we, other businesses, and governments are taking.
COVID-19 created multiple commercial challenges in 2020 and will continue to do so in 2021. We expect to see restrictions on our salesforce’s ability to visit sites to continue in 2021. Commercially, many hospitals and other healthcare providers decreased spending and limited physical access to facilities, slowing our ability to demonstrate our Swoop device. Trade shows and conferences moved to a virtual platform creating difficulty in demonstrating our device to key stakeholders. We moved to create a product demonstration roadshow using demonstration trucks, but were not able to scale due to truck shortages. It was not uncommon to host virtual product demonstrations with 6-10 physicians, something that would ordinarily not happen or would take many weeks of planning to produce. With physician society conferences offline and slowing Hyperfine’s commercial launch, Hyperfine used the concept of “Demo at Your Door” — providing target customers hands-on device experience at a place of their choosing. Virtual demonstrations, even though they generated a lot of interest in our product, often did not result in sales, and all sales required an in-person product demonstration. As more conferences begin to be held in-person, we expect to improve our ability to provide product demonstrations to potential customers. It is unclear whether or not conferences will have the same in-person attendance as they would have had in the past.
Because the manufacturing of our Swoop system was developed, and our commercial launch of our Swoop system occurred, during the COVID-19 pandemic market and manufacturing conditions, we did not have to materially adjust our existing resource allocation or our factors of production because of the COVID-19 pandemic. However, if there are further waves of the COVID-19 pandemic driven by variants like the Delta variant or otherwise, we may experience a greater negative impact in our supply chain than we have previously.
During the COVID-19 pandemic, our suppliers agreed to shift new work to domestic suppliers to help reduce the risk of manufacturing delays. Our supplier and sub tier suppliers have been adversely affected by COVID-19. Although we work closely with our suppliers to attempt to ensure continuity of supply, the supply of certain components and raw materials used in our product has been and may continue to be slowed as a direct result of COVID-19. We have also experienced increases in product costs as raw materials have been constrained. Prices have risen sharply over the past year, and lead times have extended dramatically, particularly on semiconductor products. Over the next 12 months, we expect prices to ease, however we believe they generally will decrease more slowly than they have risen. We also expect lead times to reduce as component production levels recover to meet demand. We helped to minimize the impact of the COVID-19 pandemic on the manufacturing of our product and operations by using our manufacturer’s preferred suppliers, increasing communications with suppliers and freight carriers, and providing advanced forecasts and purchase orders for new and existing devices.
In addition, future regulatory authorizations by the FDA may take longer because of COVID-19 pandemic-related delays, though we have not been impacted by such delays to date.
Please refer to the section titled, “Risk Factors” included elsewhere in this proxy statement/prospectus for more information. We are unable to predict the full impact that the COVID-19 pandemic will have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic and actions that may be taken by government authorities across the United States. We will continue to monitor the performance of our business and reassess the impacts of COVID-19.
Factors Affecting Results of Operations
The following factors have been important to our business and we expect them to impact our results of operations and financial condition in future periods:

Strategic partnerships and accelerated international expansion
We believe that market expansion is a key to our continued growth and the success of our device. In line with our vision to democratize healthcare imaging by providing affordable and accessible imaging of health conditions around the world, we are building an international sales strategy that includes direct sales to customers and sales through distribution partners in target regions. In our plans for international commercial expansion, the countries in which we plan initially to commercialize our Swoop system include the United Kingdom, Canada and Pakistan. Through the Bill and Melinda Gates Foundation partnership, we are deploying Swoop systems in these target areas for research and clinical settings. The utilization of our Swoop systems as part of the programs will allow us to begin building relationships across key stakeholders in these countries or regions to better understand and meet required regulatory hurdles in anticipation of filing for regulatory authorization and ultimately expand into clinical use with patients. In addition, we are considering commercial expansion into several of the larger EU countries following our initial international commercial expansion. We believe these countries have the market size, regulatory environment, commercial access, and mature healthcare systems necessary, subject to regulatory authorization, for a successful launch of our Swoop system. We believe our partnership with the Gates Foundation demonstrates our commitment to the vision of providing affordable and accessible imaging that enables earlier detection and remote management of health conditions around the world. Through our engagement with nonprofit organizations, we aim to deploy the Swoop system to low-middle resource settings without readily-accessible MRI technology. The grant provided by the Gates Foundation is designed to support the deployment of 20 Swoop devices to investigators, which commenced in the spring of 2021, and is expected to fund the program for two years. The ongoing investigation is designed to provide data to validate the use of our Swoop system in measuring the impact of maternal anemia, malnutrition, infection and birth related injury.
Technical innovation
We have developed our device through extensive research and development activities. Our Swoop system is designed to make the customer experience as easy as possible through our integrated, easy-to-use interface that portrays images on a tablet, smartphone or other WiFi capable device. In addition to this design, our team is focused on customer success programs that help integrate the Swoop system into any hospital or clinic workflow. We believe that as the Swoop system becomes integrated into ICUs and sites across medical practices, we will gain more insights into our product’s usability and potentially develop automated analysis of images that we believe will lead to further efficiencies in patient diagnosis. We plan to continue developing our technology to expand into new imaging applications to enable us to reach the broader care continuum through diagnosis and treatment. In the future, we plan to introduce a further enhanced MRI system designed to conduct neuroimaging and imaging of other extremities for interventional procedures. In addition to our efforts to disrupt the MRI market, we see a significant opportunity to help patients in the neuromonitoring space. Although we expect these activities in technical innovation of the current device and new devices will increase our research and development expenses, we expect it to positively impact our results of operations and profitability in the future.
Description of Certain Components of Financial Data
Sales
We derive our sales from the following sources: device sales and service sales as described in more detail below. Our revenue recognition policies are discussed in more detail under “Summary of Significant Accounting Policies” in Note 2 to our combined financial statements and notes thereto for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus.
Device:   Device sales primarily consist of sales of our MRI devices.
Service:   Service sales primarily consists of sales from subscriptions of bundled devices, maintenance, and software.
Cost of sales
Cost of sales consists of product and service costs including personnel cost, product costs, production setup expenses, depreciation and amortization expenses, inventory excess and obsolescence expenses.

Research and development
Research and development costs consist of production costs for prototype, test and pre-production units, lab supplies, consulting and personnel costs, including salaries, stock-based compensation, bonuses and benefit costs. Most of our research and development expenses are related to developing new products and services. Consulting expenses are related to research and development activities as well as clinical and regulatory activities. Fabrication services include certain third-party engineering costs. Research and development expenses are expensed as incurred. We expect to continue to make substantial investments in product development. As a result, research and development expenses are expected to increase in absolute dollars as the research and development efforts increase.
General and administrative
General and administrative expenses primarily consist of personnel costs and benefits including stock-based compensation, patent and filing fees, office expenses and outside services. Outside services consist of professional services, legal and other professional fees. We expect that general and administrative expenses will increase in absolute dollars as a result of operating as a public company, including adding hires in accounting, human resources, and legal. Other related costs include additional facilities expenses and general corporate overhead to support the employee base.
Sales and marketing
Sales and marketing costs primarily consist of personnel costs and benefits including stock-based compensation, advertising, promotional costs, as well as costs for conferences, meetings, and other events. We expect sales and marketing expenses will increase in absolute dollars in the near term as we build our internal sales and marketing teams, promote our brand through marketing and advertising initiatives and expand our market presence and awareness.
Interest income
Interest income primarily consists of interest earned on our cash equivalents invested in money market securities.
Other income (expense), net
Other income (expense), net primarily relates to interest on a related party note payable.
Provision for income taxes
We utilize the asset and liability method of accounting for income taxes, as set forth in ASC Topic 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using the enacted statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some or all of the net deferred tax assets will not be realized. We recorded a full valuation allowance as of June 30, 2021 and December 31, 2020 and 2019. Based on available evidence, we believe that it is more-likely-than-not that we will be unable to utilize all our deferred tax assets in the future.
On March 27, 2020, the CARES Act was enacted which included provisions related to net operating loss (“NOL”) carryovers and carrybacks. The CARES Act amended the NOL carryback rules by allowing NOLs arising in tax years beginning after December 31, 2017 and before January 1, 2021 to be carried back to each of the 5 years preceding the year of the loss to generate a refund of previously paid income taxes. In addition, the CARES Act temporarily removed the 80% limitation under which NOLs generated post-2017 could be used to offset no more than 80% of taxable income, and allows for full use of such NOLs for tax years before January 1, 2021. We evaluated the relevant provisions of the CARES Act and have determined that we do not expect to recognize any benefit related to these provisions due to our net operating losses in the current year and all prior years. Therefore, there are no income tax effects to be recognized in the condensed consolidated and combined financial statements for the six months ended June 30, 2021 or the combined financial statements for the year ended December 31, 2020.
Results of Operations
The following is a discussion of our results of operations for the periods shown below, and our accounting policies are described in Note 2 in our combined financial statements for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus.
	Six Months Ended June 30,		Change	Year Ended December 31,		Change
(In thousands)	2021	2020	%	2020	2019	%
Sales
Device	$321	$50	542.0%	$200	$—	n/m
Service	368	—	100.0%	94	—	n/m
Total sales	$689	$50	n/m	$294	$—	n/m
Cost of sales
Device	$912	$468	94.9%	$763	$—	n/m
Service	153	—	100.0%	8	—	n/m
Total cost of sales	$1,065	$468	127.6%	$771	$—	n/m
Gross margin	(376)	(418)	(10.0)%	(477)	—	n/m
Operating expenses:
Research and development	$10,511	$7,232	45.3%	$14,593	$13,390	9.0%
General and administrative	8,521	2,491	242.1%	5,921	5,810	1.9%
Sales and marketing	2,983	815	266.0%	2,500	768	225.5%
Total operating expenses	22,015	10,538	108.9%	23,014	19,968	15.3%
Loss from operations	$(22,391)	$(10,956)	104.4%	$(23,491)	$(19,968)	17.6%
Interest income	$10	$63	(84.1)%	$70	$630	(88.9)%
Other income (expense), net	7	—	100.0%	(6)	(77)	(92.2)%
Loss before provision for income taxes	$(22,374)	$(10,893)	105.4%	$(23,427)	$(19,415)	20.7%
Provision for income taxes	—	—	n/m	—	—	n/m
Net loss and comprehensive loss	$(22,374)	$(10,893)	105.4%	$(23,427)	$(19,415)	20.7%
Comparison of the six months ended June 30, 2021 and June 30, 2020
Sales
	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Device	$321	$50	$271	542.0%
Service	368	—	368	100.0%
Total sales	$689	$50	$639	n/m
Total sales increased by $0.6 million for six months ended June 30, 2021 compared to the six months ended June 30, 2020.
Device sales increased by $0.3 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was driven by increased sales of our product due to further product adoption as we continued to invest in marketing activities including our demo program and expanded the sales organization to expand and work the customer pipeline.

Service sales increased by $0.4 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was driven by the items previously noted in addition to the prior revenue streams resulting from the expanding installed base.
Cost of sales
	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Device	$912	$468	$444	94.9%
Service	153	—	153	100.0%
Total cost of sales	$1,065	$468	$597	127.6%
Total cost of sales increased by $0.6 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.
Cost of device sales increased by $0.4 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was driven primarily by device costs associated with the increased level of sales.
Cost of service sales increased by $0.2 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was driven by increased personnel costs for field service representatives along with depreciation of leased devices.
Research and development
	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Research and development	$10,511	$7,232	$3,279	45.3%
Research and development expenses increased by $3.3 million, or 45.3%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was driven primarily by an increase in personnel related costs of $2.3 million as a result of increased investments in headcount, an increase in stock-based compensation of $0.2 million and an increase in professional and consulting services of $0.4 million.
General and administrative
	Six Months Ended June 30,		Change
	2021	2020	Amount	%
General and administrative	$8,521	$2,491	$6,030	242.1%
General and administrative expenses increased by $6.0 million, or 242.1%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was driven primarily by an increase in professional and other outside services of $3.2 million, an increase in personnel related expenses of $1.2 million, an increase in stock-based compensation of $1.0 million and an increase in recruiting expenses of $0.4 million.
Sales and marketing
	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Sales and marketing	$2,983	$815	$2,168	266.0%
Sales and marketing expenses increased by $2.2 million, or 266.0%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was driven primarily by an increase in product advertising and marketing expenses of $0.9 million primarily due to increased advertising and marketing campaigns and an increase in personnel related expenses of $1.0 million due to expanding marketing initiatives and our salesforce to further cover the U.S. territories.
Interest income
	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Interest income	$10	$63	$(53)	(84.1)%
Interest income decreased by $0.1 million, or 84.1%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This decrease was driven primarily by lower interest rates in the current period.
Other income (expense), net
	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Other income (expense), net	$7	$—	$7	100%
Other income (expense), net increased by $0.01 million in expense, or 100%, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. This increase was primarily due to an increase in realized foreign exchange gains and losses.
Comparison of the years ended December 31, 2020 and 2019
Sales
	Year Ended December 31,		Change
	2020	2019	Amount	%
Device	$200	$—	$200	n/m
Service	94	—	94	n/m
Total sales	$294	$—	$294	n/m
Total sales increased by $0.3 million for the year ended December 31, 2020 compared to the year ended December 31, 2019.
Device sales increased by $0.2 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was driven by device sales as a result of product commercialization in 2020 and because we did not have any device sales in 2019.
Service sales increased by $0.1 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was driven by product commercialization in 2020 and because we did not have any service sales in 2019.
Cost of sales
	Year Ended December 31,		Change
	2020	2019	Amount	%
Device	$763	$—	$763	n/m
Service	8	—	8	n/m
Total cost of sales	$771	$—	$771	n/m
Total cost of sales increased by $0.8 million for the year ended December 31, 2020 compared to the year ended December 31, 2019.
Cost of device sales increased by $0.8 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was driven primarily by third party manufacturing costs,

including product hardware as well as internal overheads and labor costs as a result of device sales due to product commercialization in 2020. The increase was also driven by $0.2 million in net realizable inventory write downs due to the cost of the units exceeding their selling price.
Cost of service sales increased by $0.01 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was driven primarily by depreciation of devices sold as a service due to product commercialization in 2020.
Research and development
	Year Ended December 31,		Change
	2020	2019	Amount	%
Research and development	$14,593	$13,390	$1,203	9.0%
Research and development expenses increased by $1.2 million, or 9.0%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was driven primarily by an increase in personnel related costs of $3.4 million as a result of increased headcount and preparation for product commercialization, partially offset by a decrease in professional services of $1.0 million and a decrease in fabrication services of $1.0 million.
General and administrative
	Year Ended December 31,		Change
	2020	2019	Amount	%
General and administrative	$5,921	$5,810	$111	1.9%
General and administrative expenses increased by $0.1 million, or 1.9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was driven primarily by an increase in professional services of $0.6 million partially offset by a decrease in personnel related expenses of $0.6 million.
Sales and marketing
	Year Ended December 31,		Change
	2020	2019	Amount	%
Sales and marketing	$2,500	$768	$1,732	225.5%
Sales and marketing expenses increased by $1.7 million, or 225.5%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase was driven primarily by an increase in personnel related expenses of $0.7 million due to increased headcount as we commenced commercial operations, an increase in market research expenses of $0.6 million, and an increase in product advertising and marketing expenses of $0.4 million primarily due to increased advertising and marketing campaigns and headcount.
Interest income
	Year Ended December 31,		Change
	2020	2019	Amount	%
Interest income	$70	$630	$(560)	(88.9)%
Interest income decreased by $0.6 million, or 88.9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was driven primarily by lower interest rates and lower average cash balances held in money market accounts in 2020.
Other income (expense), net
	Year Ended December 31,		Change
	2020	2019	Amount	%
Other income (expense), net	$(6)	$(77)	$71	(92.2)%

Other income (expense), net decreased by $0.1 million in expense, or 92.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease was driven primarily by lower interest expense of $0.1 million for notes payable repaid in 2019.
LIQUIDITY AND CAPITAL RESOURCES
We have funded our operations primarily with proceeds from the issuance of preferred stock. We have incurred significant cash burn and recurring net losses, which includes a net loss of $22.4 million for the six months ended June 30, 2021, and an accumulated deficit of $93.8 million as of June 30, 2021. As we continue to invest in research and development of our products and sales and marketing, we expect to continue to incur a significant cash burn and recurring net losses for the foreseeable future until such time that our product and services sales generate enough gross profit to cover our operating expenses. However, we can provide no assurance that our product and service sales will generate a net profit in the future or that our cash resources will be sufficient to continue our commercialization and development activities.
Management anticipates we will be able to raise additional capital needed to sustain our operations and meet our obligations as they become due over the next 12 months upon consummation of the proposed Business Combination with HealthCor. However, we can provide no assurance the proposed Business Combination will be successfully consummated, or that enough capital will be received to fund our operations over the next 12 months. If the proposed Business Combination is not successfully consummated or enough capital received, we will have to seek other sources of capital, or pursue other strategic alternatives, which could include, among other things, a significant reduction in our current cost structure, a significant reduction in our product development strategy, a sale of our business, or a filing of insolvency or cessation of our operations.
We expect to continue to incur net losses as we continue to invest in research and development and sales and marketing of our products. Our ability to access capital when needed is not assured and, if capital is not available when, and in the amounts needed, we could be required to delay, scale back or abandon some or all of our development programs, commercialization of our products, and other operations which could materially harm our operations, financial condition and operating results. Because of this uncertainty, there is substantial doubt about our ability to continue as a going concern for at least 12 months from the date of this proxy statement/prospectus. We expect we will require an accelerated amount of spending to enhance the sales and marketing teams, continue to drive development of our products, and build inventory. Other factors that could accelerate cash needs include: (i) delays in achieving scientific and technical milestones; (ii) unforeseen capital expenditures and fabrication costs related to manufacturing; (iii) changes we may make in our business or commercialization and hiring strategy; (iv) the impact of the COVID-19 pandemic; (v) costs of running a public company; and (vi) other items affecting our forecasted level of expenditures and use of cash resources including potential acquisitions. While we believe the funds to be raised in the Business Combination, including the $126.1 million in gross proceeds expected from the PIPE Investment subject to the Closing of the Business Combination, will alleviate the conditions that raise substantial doubt, it is not expected that such doubt will be alleviated prior to the consummation of the Business Combination. For more information on the Business Combination refer to “Proposal No. 1 — The Business Combination Proposal” included elsewhere in this proxy statement/prospectus.
Upon successful consummation of the Business Combination, we expect that the funds raised in connection with the transaction and cash flows from operations will be sufficient to meet our liquidity, capital expenditures, and any anticipated working capital requirements and fund our operations for at least the next 12 months. We expect to use the funds raised in connection with the Business Combination to further invest in the development of our products and services, commercial expansion, and for working capital and general corporate purposes.
Cash
As of June 30, 2021, we had cash and cash equivalents of $77.4 million. Our future capital requirements may vary from those currently planned and will depend on various factors including further development costs, commercialization strategy, international expansion, and regulatory costs. If we need additional funds and are unable to obtain funding on a timely basis, we may need to curtail significantly our product development and commercialization efforts to provide sufficient funds to continue our operations, which could adversely affect our business prospects.
Cash flows
The following table summarizes our cash flows for the periods indicated:
	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Net cash used in operating activities	$(19,104)	$(8,795)	$(21,525)	$(18,372)
Net cash used in investing activities	(675)	(248)	(1,568)	(244)
Net cash provided by financing activities	34,175	1,068	60,938	4,736
Net increase (decrease) in cash, cash equivalents, and restricted cash	$14,396	$(7,975)	$37,845	$(13,880)
Net cash used in operating activities
For the six months ended June 30, 2021, net cash used in operating activities of $19.1 million was due primarily to a net loss of $22.4 million, non-cash items of $2.0 million and changes in operating assets and liabilities of $1.3 million. Non-cash items were primarily stock-based compensation expenses of $1.8 million. Changes in working capital were driven primarily by a decrease in due from related parties of $1.3 million.
For the six months ended June 30, 2020, net cash used in operating activities of $8.8 million was due primarily to a net loss of $10.9 million, non-cash items of $1.0 million and changes in operating assets and liabilities of $1.1 million. Non-cash items were primarily stock-based compensation expenses of $0.6 million. Changes in working capital were driven primarily by an increase in inventory of $1.2 million as well as an increase in deferred grant funding of $1.6 million.
For the year ended December 31, 2020, net cash used in operating activities of $21.5 million was due primarily to a net loss of $23.4 million, non-cash items of $1.6 million and changes in operating assets and liabilities of $0.3 million. Non-cash items were primarily stock-based compensation expense of $1.1 million. Changes in operating assets and liabilities were driven primarily by an increase in inventory of $1.9 million and amounts due from related parties of $0.8 million, partially offset by an increase in deferred grant funding of $1.6 million.
For the year ended December 31, 2019, net cash used in operating activities of $18.4 million was due primarily to a net loss of $19.4 million and non-cash items of $1.0 million. Non-cash items were primarily stock-based compensation expenses of $0.9 million.
Net cash used for investing activities
For the six months ended June 30, 2021, net cash used in investing activities of $0.7 million was from fixed assets purchased.
For the six months ended June 30, 2020, net cash used in investing activities of $0.2 million was from fixed assets purchased.
For the year ended December 31, 2020, net cash used in investing activities of $1.6 million was from fixed assets purchased.
For the year ended December 31, 2019, net cash used in investing activities of $0.2 million was from fixed assets purchased.
Net cash provided by financing activities
For the six months ended June 30, 2021, net cash provided by financing activities of $34.2 million was primarily due to proceeds from issuance of Series D convertible preferred stock of $30.5 million and investment proceeds from 4Bionics LLC of $3.5 million.

For the six months ended June 30, 2020, net cash provided by financing activities of $1.0 million was primarily due to proceeds from issuance of notes payable.
For the year ended December 31, 2020, net cash provided by financing activities of $60.9 million was primarily due to proceeds from issuance of Series D convertible preferred stock of $59.8 million and investment proceeds from 4Bionics LLC of $1.0 million.
For the year ended December 31, 2019, net cash provided by financing activities of $4.7 million was primarily due to investment proceeds from 4Bionics LLC of $5.7 million and proceeds from notes payable of $1.0 million, partially offset by repayment of note payable of $2.0 million.
Contractual obligations
Notes Payable
As of June 30, 2021, we owe $0.2 million under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. We used the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and to maintain payroll levels. Subject to and following the Closing of the Business Combination, we intend to repay the loan in full. Refer to Note 8 to our combined financial statements and notes thereto for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus for a discussion of our notes payable.
Other
We have an obligation under the contract with our contract manufacturer of $3,990 and under a research services agreement with an academic institution of $0.1 million. The majority of these obligations are due in the next 12 months.
We had no other significant contractual obligations as of June 30, 2021.
Critical Accounting Policies and Significant Judgments and Estimates
Our financial statements are prepared in accordance with U.S. GAAP. The preparation of our financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While our significant accounting policies are described in more detail in Note 2 in our combined financial statements for the year ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.
Revenue recognition
We make judgments applying the guidance related to the estimation of variable consideration. We have certain subscription contracts that provide variable discounts to customers (subject to a maximum). These discounts vary and represent variable consideration, and we use the expected value method to estimate this variable consideration. Given the high degree of uncertainty around the occurrence of these events, we determine the variable consideration to be fully constrained until the uncertainty associated with these discounts is resolved. We will recognize revenue from subscription revenue straight line over the subscription period. We will re-evaluate the transaction price in each reporting period as uncertain events are resolved and other changes in circumstances occur.
Inventories
Inventories are stated at the lower of actual cost, determined using the average cost method, or net realizable value (“NRV”). We routinely evaluate quantities and value of our inventories in light of current market conditions and market trends and record a write-down against the cost of inventories for NRV below cost. NRV is based upon an estimated average selling price reduced by the estimated costs of completion, disposal, and transportation. The determination of NRV involves numerous judgments including estimating selling prices, existing customer orders, and estimated costs of completion, disposal, and transportation. If actual market conditions differ from our estimates, future results of operations could be materially affected.
The valuation of inventory also requires us to estimate excess and obsolete inventory. We periodically review the age, condition and turnover of our inventory to determine whether any inventory has become obsolete or has declined in value and incur a charge to operations for known and anticipated inventory obsolescence. We also consider how quickly customers will transition from older products to newer products, including whether older products can be re-manufactured into new products. The evaluation takes into consideration the effect that new products might have on the sale of existing products, product obsolescence, product merchantability and other factors. Market conditions are subject to change and if actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required, which would have a negative impact on gross margin.
Stock-based compensation
Our stock-based compensation program includes restricted stock unit and stock option grants to our officers, employees and consultants. Stock options are granted at exercise prices not less than the estimated fair market value of our common stock at the dates of grant. For purposes of restricted stock unit grants, the grant date fair value is calculated as the fair market value of the stock on the date of grant.
The fair values of stock option grants are estimated using a Black-Scholes option-pricing model. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, stock price and exercise price. Many of the assumptions require significant judgment and changes in assumptions could have a significant impact in the determination of stock-based compensation expense.
Key assumptions include:
•
Risk free interest rate: The risk-free interest rate for periods within the contractual life of the awards is based on the U.S. Treasury yield curve in effect at the time of the grant.

•
Expected dividend yield: we have never declared or paid any cash dividends and do not expect to pay any cash dividends in the foreseeable future.

•
Expected term: We calculate expected term using the “simplified” method, which is the simple average of the vesting period and the contractual term. For nonemployee awards the contractual term is used.

•
Expected volatility: We determined expected annual volatility based on the historical volatility of guideline public companies.

Generally, stock options granted to employees fully vest four years from the grant date and have a term of 10 years.
In 2019, stock options granted to non-employees were accounted for based on their fair value on the measurement date using the Black-Scholes option-pricing model. Stock options granted to non-employees are subject to periodic revaluation over their vesting terms. In 2020, the accounting for non-employee options was generally aligned with that of employees when we adopted ASU 2018-07.
During the years ended December 31, 2020 and 2019, Liminal was a wholly owned subsidiary of 4Bionics. As such, 4Bionics granted equity awards to Liminal employees and non-employees under 4Bionics’s stock-based compensation program. 4Bionics’s stock-based compensation program includes incentive unit grants to its officers, employees and consultants. Holders of incentive units are entitled to receive distributions from 4Bionics in proportion to their ownership percent interest that are in excess of the threshold price of the award (the “Threshold Price”) set by the board of directors on the date of grant. The Threshold Price was based on the amount that would be distributed in respect of a common unit pursuant to its liquidation preferences, if, upon a hypothetical liquidation of 4Bionics on the date of issuance of such incentive unit, 4Bionics sold its assets for their fair market value, satisfied its liabilities and distributed its remaining net assets to holders of units in liquidation. The underlying terms of the incentive units and the intended purpose of the awards were more akin to an equity-based compensation award than a performance bonus or profit-sharing arrangement and, therefore, the incentive units were equity-classified awards. The incentive units were valued using an option-pricing model.
Recently Issued Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our combined financial statements and notes thereto for the years ended December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risk in the ordinary course of business. Market risk represents the risk of loss that may impact our results of operations or financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates. We do not hold, issue or enter into any financial instruments for speculative or trading purposes.
Interest rate risk
Our cash equivalents as of June 30, 2021 consisted of $77.7 million in money market funds. Such interest-earning instruments carry a degree of interest rate risk. The goals of our investment policy are liquidity and capital preservation. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash equivalents. We do not believe that a hypothetical 10% change in interest rates would have a material effect on our cash flows or operating results.

EXECUTIVE AND DIRECTOR COMPENSATION
Executive and Director Compensation of HealthCor
The following disclosure concerns the compensation of HealthCor’s executive officers and directors from inception (i.e. pre-business combination).
None of HealthCor’s executive officers or directors have received any cash compensation for services rendered to HealthCor. Since the consummation of HealthCor’s initial public offering and until the earlier of the consummation of the initial business combination and HealthCor’s liquidation, HealthCor will reimburse the Sponsor for office space and secretarial and administrative services provided to HealthCor, in an amount up to $10,000 per month. In addition, the Sponsor, executive officers and directors and their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities conducted on HealthCor’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. HealthCor’s audit committee reviews all payments that HealthCor makes to the Sponsor, executive officers and directors and their respective affiliates on a quarterly basis. Any such payments prior to an initial business combination are made using funds held outside of the Trust Account. Other than quarterly audit committee review of such reimbursements, HealthCor does not have any additional controls in place for governing reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred on behalf of HealthCor and in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by HealthCor to the Sponsor, executive officers and directors or any of their respective affiliates, prior to completion of the initial business combination.
Executive and Director Compensation of Hyperfine and Liminal
Introduction
This section provides an overview of Hyperfine’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. Liminal has no named executive officers and no compensation arrangements with directors.
In 2020, Hyperfine had only two executive officers. As of December 31, 2020, Hyperfine’s named executive officers (“Named Executive Officers” or “NEOs”) were:
•
Mark Hughes, Chief Operating Officer, and

•
Khan Siddiqui, M.D., Chief Medical Officer and Chief Strategy Officer.

The objective of Hyperfine’s compensation program is to provide a total compensation package to each NEO that will enable Hyperfine to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for performance. The board of directors of Hyperfine has historically determined the compensation for the NEOs.
For 2020, the compensation program for the NEOs consisted of a base salary and incentive compensation delivered in the form of cash bonuses and time-based stock option awards, each as described below:
•
Base Salary.   Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

•
Cash Bonuses.   Cash bonuses are paid to incentivize the NEOs to achieve annual financial and operating performance metrics and have been paid at the discretion of the board of directors of Hyperfine.

Summary Compensation Table
The following table shows information concerning the annual compensation for services provided to Hyperfine by our NEOs for the year ended December 31, 2020.
Name and Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Mark Hughes, Chief Operating Officer	2020	$225,000(2)	$100,000	$—	$120,878(3)	$—	$445,878
Khan Siddiqui, M.D., Chief Medical Officer and Chief Strategy Officer(4)	2020	$255,208	$150,000	$—	$494,241(5)	$—	$899,449

(1)
The amount represents the aggregate grant date fair value for option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. A discussion of the Company’s methodology for determining grant date fair value may be found in Note 11 to our audited financial statements for the year ended December 31, 2020.

(2)
Mr. Hughes’s current annual base salary is $325,000.

(3)
Mr. Hughes was granted options to purchase 175,000 shares of Hyperfine common stock on January 18, 2020 with an exercise price of $1.23, the fair market value of the common stock on the grant date. The shares underlying these options vest, subject to continued service, as follows: 25% of the shares vested on December 31, 2020, with the remainder vesting in equal monthly installments over the following 36 months.

(4)
Dr. Siddiqui joined Hyperfine as its Chief Medical Officer and Chief Strategy Officer on January 27, 2020. His current annual base salary is $375,000.

(5)
Dr. Siddiqui was granted options to purchase 718,000 shares of Hyperfine common stock on January 27, 2020 with an exercise price of $1.23, the fair market value of the common stock on the grant date. The shares underlying these options vest, subject to continued service, as follows: 25% of the shares vested on December 31, 2020, with the remainder vesting in equal monthly installments over the following 36 months.

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table shows information regarding outstanding equity awards held by the NEOs as of December 31, 2020.
	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units That have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units Or Other Rights That Have Not Vested
Mark Hughes	7/1/2019	39,062(1)	85,938	—	$1.23	7/1/2029	—	—	—	—
	1/18/2020	41,250(2)	123,750	—	$1.23	1/18/2030	—	—	—	—
	1/18/2020	2,500(3)	7,500	—	$1.23	1/18/2030	—	—	—	—
Khan Siddiqui, M.D.	1/27/2020	80,000(4)	240,000	—	$1.23	1/27/2030	—	—	—	—
	1/27/2020	99,500(5)	298,500		$1.23	1/27/2030	—	—	—	—

(1)
Represents an option to purchase 125,000 shares of Hyperfine common stock granted on July 1, 2019. The shares underlying this option vest, subject to continued service, as follows: 25% of the shares vested on September 30, 2020, with the remainder vesting in equal monthly installments over the following 36 months.

(2)
Represents an option to purchase 165,000 shares of Hyperfine common stock granted on January 18, 2020. The shares underlying this option vest, subject to continued service, as follows: 25% of the shares vested on December 31, 2020, with the remainder vesting in equal monthly installments over the following 36 months.

(3)
Represents an option to purchase 10,000 shares of Hyperfine common stock granted on January 18, 2020. The shares underlying this option vest, subject to continued service, as follows: 25% of the shares vested on December 31, 2020, with the remainder vesting in equal monthly installments over the following 36 months.

(4)
Represents an option to purchase 320,000 shares of Hyperfine common stock granted on January 27, 2020. The shares underlying this option vest, subject to continued service, as follows: 25% of the shares vested on December 31, 2020, with the remainder vesting in equal monthly installments over the following 36 months.

(5)
Represents an option to purchase 398,000 shares of Hyperfine common stock granted on January 27, 2020. The shares underlying this option vest, subject to continued service, as follows: 25% of the shares vested on December 31, 2020, with the remainder vesting in equal monthly installments over the following 36 months.

Employment Arrangements
Hyperfine entered into an Offer Letter of Employment with Mr. Scott as Hyperfine’s President and Chief Executive Officer on April 25, 2021, an Offer Letter of Employment with Alok Gupta as Hyperfine’s Chief Financial Officer on July 17, 2021, an Offer Letter of Employment with Mr. Hughes on June 7, 2019, an Offer Letter of Employment with Dr. Siddiqui as Hyperfine’s Chief Medical Officer and Chief Strategy Officer on January 4, 2020, an Offer Letter of Employment with Neela Paykel as Hyperfine’s General Counsel on April 13, 2021, and an Offer Letter of Employment with Scott White as Hyperfine’s Chief Commercial Officer on August 24, 2021, the material terms of which are described below. In addition, each named executive officer has entered into a confidentiality agreement obligating the officer to refrain from disclosing any of the Company’s proprietary information received during the course of employment.
Dave Scott
Hyperfine entered into an Offer Letter of Employment with Mr. Scott on April 25, 2021, as amended, to begin employment as Hyperfine’s President and Chief Executive Officer on May 24, 2021. Pursuant to the terms of his Offer Letter, Mr. Scott’s initial annual base salary is $400,000, to be increased to $750,000 on the earlier of closing of the Business Combination or January 1, 2022. Mr. Scott is eligible to receive a discretionary bonus of at least $400,000 for 2021 based on the successful completion of the Company’s initial public offering or a business combination that results in the operating business of the Company becoming a publicly traded company and the attainment of other goals, objectives and performance metrics. Beginning in 2022, Mr. Scott is eligible to receive an annual discretionary bonus with a target of 100% of Mr. Scott’s base salary and a cap of 200% of Mr. Scott’s base salary, provided that he is employed with Hyperfine through the scheduled date of payment of such bonus.
Pursuant to his Offer Letter, Mr. Scott received a one-time signing bonus of $1,500,000, with the first installment of $750,000 paid upon his start date and the second installment of $750,000 to be paid upon the six-month anniversary of his start date. If Mr. Scott is terminated by the Company for cause (as defined in his Offer Letter) or resigns without good reason (as defined in his Offer Letter) prior to the six-month anniversary of his start date, Mr. Scott is required to repay the sign-on bonus. If Mr. Scott is terminated by the Company without cause or resigns with good reason, he will not be required to repay the sign-on bonus.
In addition, pursuant to the Offer Letter, Mr. Scott was granted 5,800,000 time-based stock options with an exercise price of $1.07 per share, with 25% of the award to vest on June 30, 2022, and the remainder of the options vesting in equal monthly installments over the following 36 months. If Mr. Scott’s employment terminates because of his death, such options will vest such that no less than 50% of the shares subject to the award will be vested on the termination date.
Mr. Scott was also granted 1,450,000 performance-based stock options with an exercise price of $1.07 per share, which options vest upon the first to occur of: (1) the completion of a business combination that results in the operating business of the Company becoming a publicly traded company (a “SPAC transaction”) within two years of Mr. Scott’s start date and the Company’s common stock achieving a closing price per share of $15.00 or more for at least 20 out of 30 consecutive trading days within two years of the closing of the SPAC transaction; (2) the completion of the Company’s initial public offering (“IPO”) within two years of Mr. Scott’s start date and the Company’s common stock achieving a closing price per share that equals or exceeds 1.5 times $3.92 (as adjusted) within two years of the closing of the IPO; or (3) the closing of a private financing round within two years of Mr. Scott’s start date in which $50 million or more is raised and Hyperfine’s stock price per share equals or exceeds 1.5 times $3.92 (as adjusted). In addition, Mr. Scott was granted 1,450,000 performance-based stock options with an exercise price of $1.07 per share, which options vest upon the first to occur of: (1) the completion of a SPAC transaction within two years of Mr. Scott’s start date and the Company’s common stock achieving a price per share of $30.00 or more for at least 20 out of 30 consecutive trading days within four years of the closing of the SPAC transaction; (2) the completion of an IPO within two years of Mr. Scott’s start date and the Company’s common stock achieving a price per share that equals or exceeds 3.0 times $3.92 (as adjusted) within four years of the closing of the IPO; or (3) the closing of a private financing round within four years of Mr. Scott’s start date in which $50 million or more is raised and Hyperfine’s stock price per share equals or exceeds 3.0 times $3.92 (as adjusted). Mr. Scott’s Offer Letter provides that, subject to approval by the board of directors of Hyperfine, Mr. Scott will be granted 1,450,000 performance-based stock options, which options will vest upon the first to occur of: (1) the completion of a SPAC transaction within two years of Mr. Scott’s start date and the Company’s common stock achieving a price per share of $50.00 or more for at least 20 out of 30 consecutive trading days within six years of the closing of the SPAC transaction; (2) the completion of an IPO within two years of Mr. Scott’s start date and the Company’s common stock achieving a price per share that equals or exceeds 5.0 times $3.92 (as adjusted) within six years of the closing of the IPO; or (3) the closing of a private financing round within six years of Mr. Scott’s start date in which $50 million or more is raised and Hyperfine’s stock price per share equals or exceeds 5.0 times $3.92 (as adjusted).
At the closing of a SPAC transaction or IPO within two years of Mr. Scott’s start date, Mr. Scott will receive a grant of restricted stock units (“RSUs”) in Hyperfine with a value of $2,500,000, subject to the approval of the board of directors, Mr. Scott’s continued service on the grant date and time-based vesting conditions. In the event a SPAC transaction or IPO has not occurred, Mr. Scott will be awarded a transaction bonus of $2,500,000 for a successful financing round of the Company of $50 million or more within two years of his start date.
Pursuant to the Offer Letter, if Mr. Scott’s employment is terminated without cause or if Mr. Scott resigns with good reason, Mr. Scott will receive severance equal to 12 months base salary and target bonus and payment of an amount equal to COBRA premiums for 12 months. He will receive 12 months accelerated vesting of outstanding time-based vesting equity awards, and any vested options, including options with performance-based vesting that have previously vested, will be eligible to be exercised until the earlier of the third anniversary of Mr. Scott’s termination of employment or their originally scheduled expiration date. Mr. Scott will also receive 36 months of accelerated vesting of any outstanding RSUs granted in connection with a SPAC transaction or IPO described above. If a SPAC transaction, IPO or Financing has not occurred and the Company terminates Mr. Scott’s employment within 24 months of his start date, Mr. Scott will receive $2,500,000 in lieu of the RSU grant described above.
If during the period beginning three months prior to and ending eighteen months following the date of a change in control, the Company terminates Mr. Scott’s employment without cause or if he resigns with good reason, Mr. Scott will receive severance equal to two times the sum of his base salary and target bonus, paid as a lump sum, plus payment of an amount equal to COBRA premiums for 24 months. He will receive 100% accelerated vesting for all time-based vesting equity awards and for the award of 1,450,000 performance-based stock options that includes the performance vesting criteria of a price per share that equals or exceeds 1.5 times $3.92 (as adjusted). The awards subject to such accelerated vesting shall be eligible to be exercised until the earlier of the third anniversary of Mr. Scott’s termination of employment or their originally scheduled expiration date. In addition, if a SPAC transaction, IPO or financing round has not occurred and the Company terminates Mr. Scott’s employment without cause or Mr. Scott terminates his employment for good reason during a change in control period and within 36 months of his start date, Mr. Scott will receive $2,500,000 in lieu of the RSU grant described above.
Alok Gupta
Hyperfine entered into an Offer Letter of Employment with Mr. Gupta on July 17, 2021 as Hyperfine’s Chief Financial Officer. Pursuant to the terms of his Offer Letter, Mr. Gupta’s annual base salary is $400,000. Mr. Gupta is eligible to receive an annual discretionary bonus with a target of 40% of his base salary, to be prorated for calendar year 2021, provided that he is employed with Hyperfine through the scheduled date of payment of such bonus.
Pursuant to his Offer Letter, Mr. Gupta will receive a one-time payment of $85,000 to be paid upon the six-month anniversary of his start date to cover the costs of relocation. If Mr. Gupta resigns without good reason prior to the 12-month anniversary of his start date, Mr. Gupta is required to repay the relocation payment.
Mr. Gupta’s Offer Letter provides that, subject to approval by the board of directors or compensation committee of Hyperfine, at the first meeting of the compensation committee following the registration of Hyperfine’s equity compensation plan with the Securities and Exchange Commission after the closing of a SPAC Transaction, Mr. Gupta will be granted 100,000 RSUs, with 25% of the award to vest on September 30, 2022 and the remainder of the RSUs vesting in equal quarterly installments over the following three years, subject to Mr. Gupta’s continued employment on each vesting date. In addition, subject to approval by the board of directors or compensation committee of Hyperfine, Mr. Gupta will be granted 200,000 stock options at the first meeting of the compensation committee following the closing of a SPAC Transaction, with an exercise price equal to the closing price of the stock on such date, with 25% of the award to vest on September 30, 2022, and the remainder of the options vesting in equal monthly installments over the following three years, subject to Mr. Gupta’s continued employment on each vesting date.
Mark Hughes
Hyperfine entered into an Offer Letter of Employment with Mr. Hughes on June 7, 2019 to begin employment as Hyperfine’s Head of Research and Program Management on July 1, 2019. Beginning January 1, 2020, Mr. Hughes has served as Hyperfine’s Chief Operating Officer. Pursuant to the terms of his Offer Letter, Mr. Hughes’s annual base salary was $225,000. As of August 1, 2021, Mr. Hughes’s annual base salary is $325,000. Mr. Hughes is eligible to receive annual discretionary bonuses with an aggregate target of $100,000, provided that he is employed with Hyperfine through the scheduled date of payment of such bonuses.
Pursuant to the Offer Letter, Mr. Hughes was granted 125,000 stock options with an exercise price of $1.23 per share, with 25% of the award to vest on September 30, 2020, and the remainder of the options vesting in equal monthly installments, over the following three years, subject to Mr. Hughes’s continued employment on each vesting date. On January 18, 2020, Mr. Hughes was granted 175,000 stock options with an exercise price of $1.23 per share, with 25% of each award to vest on December 31, 2020, and the remainder of the options vesting in equal monthly installments, over the following three years, subject to Mr. Hughes’s continued employment on each vesting date.
Khan Siddiqui, M.D.
Hyperfine entered into an Offer Letter of Employment with Dr. Siddiqui as Hyperfine’s Chief Medical Officer and Chief Strategy Officer on January 4, 2020. Pursuant to the terms of his Offer Letter, Dr. Siddiqui’s annual base salary was $300,000. As of August 1, 2021, Dr. Siddiqui’s annual base salary is $375,000. Dr. Siddiqui is eligible to receive an annual discretionary bonus with a target of 50% of his annual base salary, provided that he is employed with Hyperfine through the scheduled date of payment of such bonus.
Pursuant to his Offer Letter, Dr. Siddiqui was granted 718,000 stock options with an exercise price of $1.23 per share, with 25% of each award to vest on December 31, 2020, and the remainder of the options vesting in equal monthly installments, over the following three years, subject to Dr. Siddiqui’s continued employment on each vesting date.
Neela Paykel
Hyperfine entered into an Offer Letter of Employment with Ms. Paykel on April 13, 2021 as Hyperfine’s General Counsel. Pursuant to the terms of her Offer Letter, Ms. Paykel’s annual base salary is $350,000. Ms. Paykel is eligible to receive an annual discretionary bonus with a target of 40% of her base salary, to be prorated for calendar year 2021, provided that she is employed with Hyperfine through the scheduled date of payment of such bonus.
Pursuant to her Offer Letter, Ms. Paykel received a one-time payment of $25,000 as a sign-on bonus. If Ms. Paykel voluntarily terminates her employment prior to the 12-month anniversary of her start date, Ms. Paykel is required to repay the sign-on bonus.
Ms. Paykel’s Offer Letter provides that, subject to approval by the board of directors of Hyperfine, Ms. Paykel will be granted 300,000 time-based stock options, with 25% of the award to vest on June 30, 2022, and the remainder of the options vesting in equal monthly installments over the following three years, subject to Ms. Paykel’s continued employment on each vesting date.
Scott White
Hyperfine entered into an Offer Letter of Employment with Mr. White on August 24, 2021 to serve as Hyperfine’s Chief Commercial Officer starting on September 27, 2021. Pursuant to the terms of his Offer Letter, Mr. White’s annual base salary is $325,000. Mr. White is eligible to receive an annual discretionary bonus with a target of 40% of his base salary, to be prorated for calendar year 2021, provided that he is employed with Hyperfine through the scheduled date of payment of such bonus.
Pursuant to his Offer Letter, Mr. White received a one-time payment of $25,000 as a sign-on bonus. If Mr. White voluntarily terminates his employment prior to the 12-month anniversary of his start date, Mr. White is required to repay the sign-on bonus.
Mr. White’s Offer Letter provides that, subject to approval by the board of directors or compensation committee of Hyperfine, at the first meeting of the board of directors or the compensation committee following the registration of Hyperfine’s equity compensation plan with the Securities and Exchange Commission after the closing of a SPAC Transaction, Mr. White will be granted 20,000 RSUs, with 25% of the award to vest on September 30, 2022 and the remainder of the RSUs vesting in equal quarterly installments over the following three years, subject to Mr. White’s continued employment on each vesting date. In addition, subject to approval by the board of directors or compensation committee of Hyperfine, Mr. White will be granted 40,000 stock options at the first meeting of the board of directors following the closing of a SPAC Transaction, with an exercise price equal to the closing price of the stock on such date, with 25% of the award to vest on September 30, 2022, and the remainder of the options vesting in equal monthly installments over the following three years, subject to Mr. White’s continued employment on each vesting date.
Employee Benefits
Hyperfine’s NEOs participate in employee benefit programs available to its employees generally, including a tax-qualified 401(k) plan. Hyperfine did not maintain any executive-specific benefit or perquisite programs in 2020.
Equity Incentive Plans and Stock Option Awards
The Hyperfine board of directors adopted, and Hyperfine’s stockholders approved, the Hyperfine, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan (the “Hyperfine 2014 Equity Incentive Plan”) in February 2014. The Hyperfine 2014 Equity Incentive Plan has been periodically amended, most recently in April 2021 in order to increase the number of shares of Hyperfine common stock available for issuance pursuant to the Hyperfine 2014 Equity Incentive Plan.

In May 2021, the Liminal board of directors adopted, and Liminal’s stockholders approved, the Liminal Sciences, Inc. 2021 Employee, Director and Consultant Equity Incentive Plan (the “Liminal 2021 Equity Incentive Plan” and together with the Hyperfine 2014 Equity Incentive Plan, the “Plans” and each a “Plan”).
Each Plan permits the grant of incentive stock options (“ISOs”), non-qualified stock options, restricted and unrestricted stock awards, restricted stock units and other stock-based awards. ISOs may be granted only to employees of Hyperfine or Liminal, as applicable, and to employees of Hyperfine’s or Liminal’s subsidiary corporations. All other awards under each Plan may be granted to employees, directors and consultants of Hyperfine or Liminal, as applicable, and to employees or consultants of each company’s parent or subsidiary corporations. Following the Business Combination, no further awards will be granted under either Plan.
The Hyperfine board of directors, or any committee to which the Hyperfine board of directors delegates authority, is authorized to administer the Hyperfine 2014 Equity Incentive Plan. The Liminal board of directors, or any committee to which the Liminal board of directors delegates authority, is authorized to administer the Liminal 2021 Equity Incentive Plan. In addition, consistent with the terms of the Plans, the board of directors may modify or amend outstanding awards, or accept the surrender of outstanding awards and substitute new awards, accelerate the time(s) at which an award may vest or be exercised, and construe and interpret the terms of the Plan and awards granted thereunder.
Each Plan provides that upon a merger, consolidation, or sale of all or substantially all of the assets of the company, the board of directors or any committee to which the board of directors delegates authority, or the board of directors of any corporation assuming the obligations under the Plans, may, in its sole discretion, take any one or more of the following actions pursuant to the Plans, as to some or all outstanding awards, to the extent not otherwise agreed under any individual agreement: (i) provide that outstanding options will be assumed or substituted for options of the successor corporation; (ii) provide that the outstanding options must be exercised within a certain number of days, either to the extent the options are then exercisable, or at the discretion of the board of directors, any such options being made partially or fully exercisable; (iii) terminate outstanding options in exchange for a cash payment of an amount equal to the difference between (a) the consideration payable upon consummation of the corporate transaction to a holder of the number of shares into which such option would have been exercisable to the extent then exercisable, or at the discretion of the board of directors, any such options being made partially or fully exercisable, and (b) the aggregate exercise price of those options; (iv) provide that outstanding stock awards will be substituted for shares of the successor corporation or consideration payable with respect to our outstanding stock in connection with the corporate transaction; and (v) terminate outstanding stock awards in exchange for payment of an amount equal to the consideration payable upon consummation of the corporate transaction to a holder of the same number of shares comprising the stock award, to the extent the stock award is no longer subject to vesting or forfeiture, or at the discretion of the board of directors, all vesting and forfeiture provisions being waived upon the corporate transaction. For purposes of determining such payments, in the case of a corporate transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair market value thereof as determined in good faith by the Hyperfine or Liminal board of directors, as applicable. In connection with the Business Combination, HealthCor will assume the Hyperfine 2014 Equity Incentive Plan and the Liminal 2021 Equity Incentive Plan, and all outstanding awards will remain subject to the terms and conditions of the Hyperfine 2014 Equity Incentive Plan or the Liminal 2021 Equity Incentive Plan, as applicable.
The Hyperfine board of directors may amend, modify, or terminate the Hyperfine 2014 Equity Incentive Plan at any time. The Hyperfine board of directors must obtain stockholder approval of any plan amendment to the extent required. The Liminal board of directors may amend, modify, or terminate the Liminal 2021 Equity Incentive Plan at any time. The Liminal board of directors must obtain stockholder approval of any plan amendment to the extent required.
New Hyperfine Equity Incentive Plan
Please see “Proposal No. 7 — The Incentive Plan Proposal” for a description of the New Hyperfine Equity Incentive Plan.

Director Compensation
Hyperfine entered into a Consulting Agreement with Scott Huennekens on April 25, 2021 to provide consulting services to Hyperfine as the Executive Chairman of Hyperfine’s board of directors. Pursuant to the terms of the Consulting Agreement, Mr. Huennekens is paid $10,000 per month. In addition, Mr. Huennekens was granted 2,175,000 stock options with an exercise price of $1.07 per share, with 25% of the award to vest on June 30, 2022, and the remainder of the options vesting in equal monthly installments over the following 36 months, subject to Mr. Huennekens’ continued service on each vesting date. Mr. Huennekens was also granted 725,000 performance-based stock options with an exercise price of $1.07 per share, which options vest upon the first to occur of: (1) the completion of a SPAC transaction within two years of Mr. Huennekens’ start date and the Company’s common stock achieving a closing price per share of $15.00 or more for at least 20 out of 30 consecutive trading days within three years of the closing of the SPAC transaction; (2) the completion of an initial public offering within two years of Mr. Huennekens’ start date and the Company’s common stock achieving a closing price per share that equals or exceeds 1.5 times $3.92 (as adjusted) within three years of the closing of the initial public offering; or (3) the closing of a private financing round within three years of Mr. Huennekens’ start date in which $50 million or more is raised and Hyperfine’s stock price per share equals or exceeds 1.5 times $3.92 (as adjusted). In addition, Mr. Huennekens was granted 725,000 performance-based stock options with an exercise price of $1.07 per share, which options vest upon the first to occur of: (1) the completion of a SPAC transaction within two years of Mr. Huennekens’ start date and the Company’s common stock achieving a closing price per share of $30.00 or more for at least 20 out of 30 consecutive trading days within four years of the closing of the SPAC transaction; (2) the completion of an initial public offering within two years of Mr. Huennekens’ start date and the Company’s common stock achieving a closing price per share that equals or exceeds 3.0 times $3.92 (as adjusted) within four years of the closing of the initial public offering; or (3) the closing of a private financing round within four years of Mr. Huennekens’ start date in which $50 million or more is raised and Hyperfine’s stock price per share equals or exceeds 3.0 times $3.92 (as adjusted). Hyperfine currently has no other formal arrangements under which directors receive compensation for their service on Hyperfine’s Board.
Liminal currently has no formal arrangements under which directors receive compensation for their service on the board of directors of Liminal.
Executive Officer and Director Compensation of New Hyperfine
Following the Closing, New Hyperfine intends to develop an executive compensation program that is designed to align compensation with New Hyperfine’s business objectives and the creation of stockholder value, while enabling New Hyperfine to attract, motivate and retain individuals who contribute to the long-term success of New Hyperfine. New Hyperfine intends to enter into employment agreements with its executive officers that are consistent with that program. Following the Closing, decisions on the executive compensation program will be made by the compensation committee of the board of directors. Following the Closing, New Hyperfine also intends to develop a board of directors’ compensation program that is designed to align compensation with New Hyperfine’s business objectives and the creation of stockholder value, while enabling New Hyperfine to attract, retain, incentivize and reward directors who contribute to the long-term success of New Hyperfine.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION
Board of Directors and Management
The following is a list of the persons who are anticipated to be New Hyperfine’s directors and executive officers following the Business Combination and their ages as of August 15, 2021 and anticipated positions following the Business Combination.
Name	Age	Position
Executive Officers:
Dave Scott	50	Chief Executive Officer and Director
Alok Gupta	56	Chief Financial Officer
Mark Hughes	58	Chief Operating Officer
Khan Siddiqui, M.D.	48	Chief Medical Officer and Chief Strategy Officer
Neela Paykel	52	General Counsel and Corporate Secretary
Scott White	48	Chief Commercial Officer
Non-Employee Directors:
Jonathan M. Rothberg, Ph.D.	58	Director
R. Scott Huennekens	57	Executive Chairman
John Dahldorf	65	Director
Ruth Fattori	69	Director
Maria Sainz	55	Director
Daniel J. Wolterman	65	Director
Executive Officers
Dave Scott has served as Hyperfine’s Chief Executive Officer since May 2021. Prior to joining Hyperfine, Mr. Scott led advanced R&D innovation teams as an Executive at Apple, Inc.’s confidential Special Projects Group from October 2019 to May 2021. From 2015 to 2019, Mr. Scott was the Chief Operating Officer and EVP of R&D for Verb Surgical, an independent start-up company formed by Google and Johnson & Johnson to develop surgical platforms, including advanced surgical robotics. Mr. Scott previously served as Divisional VP of R&D for Abbott Medical Optics and as VP of R&D at OptiMedica, later acquired by Abbott Medical Optics. In addition, Mr. Scott led Intuitive Surgical’s advanced imaging technologies team, which designed, developed and brought to market the visualization platform for the da Vinci® robotic surgical system. Mr. Scott has been awarded over 25 patents in X-ray imaging, medical endoscopy and laser surgery applications. Mr. Scott serves on the Board of Directors at the Alfred Mann Foundation and holds a Bachelor of Science in Aerospace Engineering from the University of Kansas and a Master of Science in Aerospace Engineering from the University of Colorado, Boulder. Mr. Scott’s qualifications to serve on the New Hyperfine Board include his leadership experience in the medical technology industry, as well as his knowledge of New Hyperfine’s business.
Alok Gupta has served as Hyperfine’s Chief Financial Officer since August 2021. Prior to joining Hyperfine, Mr. Gupta served as the Chief Financial Officer and Chief Strategy Officer of Halio, Inc., an electrochromic smart glass company providing an intelligent platform for daylight management, from October 2019 to August 2021. From 2014 to 2019, Mr. Gupta was Managing Director at Mizuho Securities. Mr. Gupta received a Bachelor of Science degree in Mechanical Engineering from Jiwaji University, a Master of Science degree in Manufacturing Systems Engineering from Oklahoma State University and a Master of Business Administration degree from the University of California, Los Angeles.
Mark Hughes has served as Hyperfine’s Chief Operating Officer since January 2020. Mr. Hughes previously served as Hyperfine’s Head of Research and Program Management since July 2019. Prior to joining Hyperfine, Mr. Hughes lead research and development and operations teams at Thermo Fisher Scientific as the Senior Director of Research and Development from 2015 to 2019 and the Head of

Engineering for Ion Torrent from 2013 to 2017. Mr. Hughes received a Bachelor of Science degree in Computer Electrical Engineering and a Master of Business Administration degree from the University of Rhode Island.
Khan Siddiqui, M.D. has served as Hyperfine’s Chief Medical Officer and Chief Strategy Officer since January 2020. Dr. Siddiqui also serves on a medical advisory board of 4Catalyzer that provides services to 4Catalyzer companies, including Liminal. Prior to joining Hyperfine, Dr. Siddiqui founded and served in leadership roles at higi, Inc. as the Chief Executive Officer from 2012 to 2013 and the Chief Medical Officer and Chief Technology Officer from 2013 to 2021. Dr. Siddiqui received an M.D. degree from Aga Khan University in Karachi, Pakistan and completed a fellowship in imaging informatics at the University of Maryland Medical Center.
Neela Paykel has served as Hyperfine’s General Counsel since May 2021. Prior to joining Hyperfine, Ms. Paykel served as the deputy general counsel at Waymo, LLC, an autonomous vehicle technology company, from November 2018 to April 2021. From 2016 to 2018, Ms. Paykel was the Vice President, Legal Affairs and Compliance at Proteus Digital Health. Ms. Paykel received a Bachelor of Arts in International Business Administration from Illinois Wesleyan University and a Juris Doctor degree from The George Washington University Law School.
Scott White has served as Hyperfine’s Chief Commercial Officer since September 2021. Prior to joining Hyperfine, Mr. White served as the Vice President of Global Sales for Rapid Micro Biosystems, Inc., a newly public biotech company focused on microbiology automation, from 2018 to September 2021. From 2017 to 2018, Mr. White was the Market President for Compass Surgical Partners, LLC, a private healthcare management firm. Mr. White also previously served as the Managing Partner for the Florida Market of Surgery Center Development Co., LLC, a private management company for outpatient surgery centers, from 2015 to 2017. Mr. White received a Bachelor of Science in Business Administration from the University of Florida and a Master in Business Administration from the University of Miami.
Non-Employee Directors
R. Scott Huennekens has served as the Executive Chairman of Hyperfine’s board of directors since April 2021. Mr. Huennekens also serves as member of the board of directors of Acutus Medical, Inc., Envista Holdings Corporation and NuVasive, Inc., and was previously on the board of REVA Medical, Inc. and ViewRay, Inc. Since February 2021, Mr. Huennekens has served as Chairman of the board of VIDA FLaSH Acquisitions, a medical technology special-purpose acquisition company. From August 2015 to December 2018, Mr. Huennekens was the President, Chief Executive Officer and Chairman of the board for Verb Surgical. Prior to joining Verb Surgical in 2015, Mr. Huennekens was President, Chief Executive Officer and a board member of Volcano Corporation for 13 years. Mr. Huennekens received a Bachelor of Science degree in Business Administration from the University of Southern California, and a Master of Business Administration degree from Harvard Graduate School of Business. Mr. Huennekens’ qualifications to serve on the New Hyperfine Board include his extensive executive experience in the biomedical technology industry and his significant corporate governance experience.
Jonathan M. Rothberg, Ph.D. is the founder of Hyperfine and Liminal and has served on the board of directors of Hyperfine since 2014 and Liminal since 2018. Dr. Rothberg previously served as Hyperfine’s Chief Executive Officer from 2014 to 2021. Dr. Rothberg is a scientist and entrepreneur who was awarded the National Medal of Technology and Innovation, the nation’s highest honor for technological achievement, by President Obama for inventing and commercializing high-speed DNA sequencing. Dr. Rothberg is the founder of the 4Catalyzer medical technology incubator and the founder and Chairman of its companies: Hyperfine, Liminal, Quantum-Si Incorporated, Butterfly Network, Inc., AI Therapeutics, Inc. (formerly LAM Therapeutics, Inc.), Tesseract Health, Inc. and Detect, Inc. (formerly Homodeus Inc.). These companies focus on using inflection points in medicine, such as deep learning, next-generation sequencing, and the silicon supply chain, to address global healthcare challenges. Dr. Rothberg previously founded and served as Chairman, Chief Executive Officer, and Chief Technology Officer of Ion Torrent Systems, Inc. from 2007 to 2010, and founded and served as Chairman and Chief Executive Officer of RainDance Technologies, Inc. from 2004 to 2009. From 1999 to 2007, Dr. Rothberg co-founded and served as Chairman of ClarifI, Inc., and from 1999 to 2006, he founded and served as Chairman, Chief Executive Officer and Chief Technology Officer of 454 Life Sciences Corporation. With 454 Life Sciences, Dr. Rothberg brought to market the first new way to sequence genomes since Sanger and Gilbert won the Nobel Prize for their method in 1980. With 454’s technology, Dr. Rothberg sequenced the first individual human genome, and with Svante Paabo he initiated the first large-scale effort to sequence ancient DNA (The Neanderthal Genome Project). Prior to 454 Life Sciences, Dr. Rothberg founded and served as Chairman and Chief Executive Officer of CuraGen Corporation from 1993 to 2004. Dr. Rothberg’s contributions to the field of genome sequencing include the first non-bacterial cloning method (cloning by limited dilution) and the first massively parallel DNA sequencing method (parallel sequencing by synthesis on a single substrate), concepts that have formed the basis for all subsequent next generation sequencing technologies. Dr. Rothberg is an Ernst and Young Entrepreneur of the Year, is the recipient of The Wall Street Journal’s First Gold Medal for Innovation, SXSW Best in Show, Nature Methods First Method of the Year Award, the Connecticut Medal of Technology, the DGKL Biochemical Analysis Prize, and an Honorary Doctorate of Science from Mount Sinai. Dr. Rothberg is a member of the National Academy of Engineering, the Connecticut Academy of Science and Engineering, is a trustee of Carnegie Mellon University and an Adjunct Professor of Genetics at Yale University. Dr. Rothberg serves as Chairman of the board of directors of Butterfly Network, Inc. and Executive Chairman of the board of directors of Quantum-Si Incorporated. Dr. Rothberg received his Ph.D., M.Phil. and M.S. in biology from Yale University and his B.S. in chemical engineering from Carnegie Mellon University. Dr. Rothberg’s qualifications to serve on the New Hyperfine Board include his significant scientific, executive and board leadership experience in the technology industry, as well as his knowledge of New Hyperfine’s business as the founder of Hyperfine and Liminal.
Maria Sainz has been nominated to serve as a member of New Hyperfine’s board of directors for election at the Special Meeting. Ms. Sainz also serves as member of the board of directors of ShockWave Medical, Inc., Avanos Medical, Inc. and Atrion Corporation, and was previously on the board of Orthofix Medical Inc., Iridex Corporation and MRI Interventions, Inc. Ms. Sainz served as the President and CEO of Aegea Medical, a medical device company in the women’s health space focused on the development of technology for endometrial ablation, from May 2018 through February 2021. Prior to that, she served as the President and CEO of Cardiokinetix, a medical device company, from 2012 until 2017. Ms. Sainz received a Bachelor of Arts in Linguistics from the University Complutense in Madrid, Spain and a Masters in International Business from the American Graduate School of International Management. Ms. Sainz’s qualifications to serve on the New Hyperfine Board include her leadership experience in the healthcare industry.
John Dahldorf has been nominated to serve as a member of New Hyperfine’s board of directors for election at the Special Meeting. Since 2017, Mr. Dahldorf serves as the Chief Financial Officer of Santa Cruz Nutritionals. From 2015 to 2017, Mr. Dahldorf was the Chief Financial Officer of Acutus Medical, Inc. Mr. Dahldorf received a Bachelor of Finance and Master of Business Administration from Western Illinois University. Mr. Dahldorf’s qualifications to serve on the New Hyperfine Board include his extensive financial and accounting experience.
Ruth Fattori has served on the board of directors of Hyperfine since August 2021 and has been nominated to serve as a member of New Hyperfine’s board of directors for election at the Special Meeting. Since January 2019, Ms. Fattori serves as the managing Partner of Pecksland Partners, a consulting firm dedicated to advising board of directors, CEOs and senior executives on human resources issues. Ms. Fattori also serves as a Senior Advisor at the Boston Consulting Group supporting their CEO Advisory program and People and Organization Practice. From February 2013 through December 2018, Ms. Fattori served in various roles at PepsiCo, Inc., most recently as Executive Vice President and Chief Human Resources Officer. From 2010 to February 2013, Ms. Fattori served as Managing Partner of Pecksland Partners, and from 2008 to 2009 she was Executive Vice President and Chief Administrative Officer for MetLife. Earlier, Ms. Fattori was the Executive Vice President and Chief Human Resources Officer at Motorola. Ms. Fattori serves on the board of directors of Quantum-Si Incorporated. Ms. Fattori received a Bachelor of Science in mechanical engineering from Cornell University. Ms. Fattori’s qualifications to serve on the New Hyperfine Board include her extensive executive and human resources management experience.
Daniel J. Wolterman has been nominated to serve as a member of New Hyperfine’s board of directors for election at the Special Meeting. Mr. Wolterman is currently Chief Executive Officer of Wolterman Consulting LLC, a provider of strategic and operational consulting services to healthcare providers and other entities. From January 2018 to May 2019, Mr. Wolterman served as Chief Executive Officer of ColubrisMX,

Inc. and X-Cath, Inc., both privately held medical device companies. Mr. Wolterman previously served as President and Chief Executive Officer of Memorial Hermann Health System, the largest not-for-profit health system in Southeast Texas, from 2002 until his retirement from Memorial Hermann in May 2016. Mr. Wolterman has more than 38 years of experience in the healthcare industry and a long history of community involvement.  Mr. Wolterman serves on the board of directors of NuVasive, Inc. and previously served on the board of directors of Invuity, Inc. and Volcano Corporation. Mr. Wolterman received a Bachelor of Science degree in business administration and a Master of Business Administration degree from the University of Cincinnati and a Master of Healthcare Administration degree from Xavier University. Mr. Wolterman’s qualifications to serve on the New Hyperfine Board include his leadership experience in the healthcare industry.
Corporate Governance
New Hyperfine will structure its corporate governance in a manner that Hyperfine, Liminal and HealthCor believe will closely align New Hyperfine’s interests with those of its stockholders following the Business Combination. Notable features of this corporate governance include:
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New Hyperfine will have independent director representation on its audit committee immediately at the time of the Business Combination, and its independent directors will meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

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at least one of its directors will qualify as an “audit committee financial expert” as defined by the SEC; and

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it will implement a range of other corporate governance best practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a robust director education program.

Role of Board in Risk Oversight
The board of directors will have extensive involvement in the oversight of risk management related to New Hyperfine and its business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the board of directors by periodically reviewing New Hyperfine’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal and information technology functions, the audit committee will review and discuss all significant areas of New Hyperfine’s business and summarize for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the board of directors will receive periodic detailed operating performance reviews from management.
Controlled Company Exemption
After the completion of the Business Combination, Jonathan M. Rothberg, Ph.D. will beneficially own a majority of the voting power of all outstanding shares of New Hyperfine’s common stock. As a result, New Hyperfine will be a “controlled company” within the meaning of the Nasdaq Listing Rules. Under the Nasdaq Listing Rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors, (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (3) that director nominees must either be selected, or recommended for the board’s selection, either by independent directors constituting a majority of the board’s independent directors in a vote in which only independent directors participate, or a nominating and corporate governance committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following the Business Combination, New Hyperfine may utilize these exemptions, and you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If New Hyperfine ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, New Hyperfine will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, New Hyperfine may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.
Composition of the New Hyperfine Board of Directors After the Business Combination
New Hyperfine’s business and affairs will be managed under the direction of its board of directors. Following the Business Combination, the board of directors will be declassified and the directors will be elected annually.
Board Committees
After the completion of the Business Combination, the standing committees of the New Hyperfine Board will consist of an audit committee, a compensation committee and a nominating and corporate governance committee. The New Hyperfine Board may from time to time establish other committees.
New Hyperfine’s chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, the compensation and the nominating and corporate governance committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of the New Hyperfine Board will provide appropriate risk oversight of New Hyperfine’s activities given the controlling interests held by Jonathan M. Rothberg, Ph.D.
Audit Committee
Upon the completion of the Business Combination, we expect New Hyperfine to have an audit committee, consisting of John Dahldorf, who will be serving as the chairperson, Maria Sainz and Daniel J. Wolterman. We expect that each member of the audit committee will qualify as an independent director under the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act. Following the Business Combination, the New Hyperfine Board will determine which member of its audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of Nasdaq.
The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in New Hyperfine’s proxy statement and to assist the board of directors in overseeing and monitoring (1) the quality and integrity of the financial statements, (2) compliance with legal and regulatory requirements, (3) New Hyperfine’s independent registered public accounting firm’s qualifications and independence, (4) the performance of New Hyperfine’s internal audit function, if any, and (5) the performance of New Hyperfine’s independent registered public accounting firm.
The board of directors will adopt a written charter for the audit committee which will be available on New Hyperfine’s website upon the completion of the Business Combination.
Compensation Committee
Upon the completion of the Business Combination, we expect New Hyperfine to have a compensation committee, consisting of Ruth Fattori, who will be serving as the chairperson, and John Dahldorf.
The purpose of the compensation committee is to assist the board of directors in discharging its responsibilities relating to (1) setting New Hyperfine’s compensation program and compensation of its executive officers and directors, (2) monitoring New Hyperfine’s incentive and equity-based compensation plans and (3) preparing the compensation committee report required to be included in New Hyperfine’s proxy statement under the rules and regulations of the SEC.
The board of directors will adopt a written charter for the compensation committee, which will be available on New Hyperfine’s website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee
Upon the completion of the Business Combination, we expect New Hyperfine to have a nominating and corporate governance committee, consisting of Daniel J. Wolterman, who will be serving as the chairperson, Ruth Fattori and Maria Sainz.
The purpose of the nominating and corporate governance committee will be to assist the board of directors in discharging its responsibilities relating to (1) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (3) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (4) reviewing and recommending to the board of directors corporate governance principles applicable to New Hyperfine, (5) overseeing the evaluation of the board of directors and management and (6) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.
The board of directors will adopt a written charter for the nominating and corporate governance committee which will be available on New Hyperfine’s website upon completion of the Business Combination.
Code of Business Conduct
New Hyperfine will adopt a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which will be available on New Hyperfine’s website upon the completion of the Business Combination. New Hyperfine’s code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. New Hyperfine will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.
Compensation Committee Interlocks and Insider Participation
No member of the HealthCor compensation committee was at any time during fiscal year 2021, or at any other time, one of HealthCor’s officers or employees. None of HealthCor’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of HealthCor or member of HealthCor’s compensation committee.
Independence of the Board of Directors
Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, Hyperfine is largely exempt from such requirements. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that John Dahldorf, Ruth Fattori, Maria Sainz and Daniel Wolterman, representing four (4) of New Hyperfine’s seven (7) proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq.
Compensation of Directors and Executive Officers
Overview
Following the Closing of the Business Combination, we expect New Hyperfine’s executive compensation program to be consistent with Hyperfine’s existing compensation policies and philosophies, which are designed to:
•
attract, retain and motivate senior management leaders who are capable of advancing Hyperfine’s mission and strategy and, ultimately, creating and maintaining its long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute its business strategy in an industry characterized by competitiveness and growth;
•
reward senior management in a manner aligned with Hyperfine’s financial performance; and

•
align senior management’s interests with Hyperfine’s equity owners’ long-term interests through equity participation and ownership.

Following the Closing of the Business Combination, decisions with respect to the compensation of New Hyperfine’s executive officers, including its named executive officers, will be made by the compensation committee of the board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors following the Business Combination. The actual compensation of the named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion. We expect to award approximately $1,250,000 in transaction-related cash bonuses to certain executive officers and key employees and service providers in connection with the Closing.
We anticipate that compensation for New Hyperfine’s executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits, supplemental executive perquisites and severance benefits. Base salaries, broad-based employee benefits, supplemental executive perquisites and severance benefits will be designed to attract and retain senior management talent. New Hyperfine will also use cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of its named executive officers with the long-term interests of its equity owners and to enhance executive retention.
Base Salary
We expect that New Hyperfine’s named executive officers’ base salaries in effect prior to the Business Combination will continue as described under “— Compensation of Directors and Executive Officers” subject to increases made in connection with Hyperfine’s annual review of its named executive officers’ base salaries, and be reviewed annually by the compensation committee.
Annual Bonuses
We expect that New Hyperfine will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.
Stock-Based Awards
We expect New Hyperfine to use stock-based awards in future years to promote its interests by providing the executives with the opportunity to acquire equity interests as an incentive for their remaining in its service and aligning the executives’ interests with those of New Hyperfine’s equity holders. Stock-based awards will be awarded in future years under the New Hyperfine 2021 Equity Incentive Plan, which has been adopted by the board of directors of HealthCor and is being submitted to HealthCor’s stockholders for approval at the Special Meeting. For a description of the New Hyperfine 2021 Equity Incentive Plan, please see “Proposal No. 7 — The Incentive Plan Proposal.”
Other Compensation
We expect New Hyperfine to continue to maintain various broad-based employee benefit plans similar to those in effect prior to the Business Combination, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays and employee assistance program benefits in which the named executive officers will participate. We also expect New Hyperfine to continue to provide its named executive officers with specified perquisites and personal benefits currently provided by Hyperfine.
Director Compensation
Following the Business Combination, non-employee directors of New Hyperfine will receive varying levels of compensation for their services as directors and members of committees of the New Hyperfine Board. New Hyperfine anticipates determining director compensation in accordance with industry practice and standards.
BENEFICIAL OWNERSHIP
The following table sets forth information regarding (i) the actual beneficial ownership of HealthCor ordinary shares as of August 15, 2021 and (ii) expected beneficial ownership of New Hyperfine common stock immediately following the Closing, in each case based on an assumed Hyperfine Exchange Ratio of 0.3326, an assumed Liminal Exchange Ratio of 0.1810, an assumed Closing Date of October 1, 2021 and Hyperfine Outstanding Shares and Liminal Outstanding Shares as of August 15, 2021, assuming that no redemption of Public Shares, and alternatively assuming maximum redemption of Public Shares, by:
•
each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of our common stock or of New Hyperfine Class A common stock or New Hyperfine Class B common stock;

•
each of our current executive officers and directors;

•
each person who will become an executive officer or director of New Hyperfine post-Business Combination; and

•
all executive officers and directors of HealthCor as a group pre-Business Combination and all executive officers and directors of New Hyperfine post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options that are currently exercisable or exercisable within 60 days.
The beneficial ownership of HealthCor Shares pre-Business Combination is based on shares (including Public Shares and founder shares) issued and outstanding as of August 15, 2021.
The expected beneficial ownership of shares of New Hyperfine common stock post-Business Combination assumes two scenarios:
•
The no redemption scenario assumes none of the Public Shares are redeemed.

•
The maximum redemption scenario assumes the maximum number of 20,700,000 Public Shares have been redeemed.

	Before the Business Combination			After the Business Combination
				Assuming No Redemption					Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of shares of HealthCor ordinary shares(2)%		% of Total Voting Power	Number of shares of New Hyperfine Class A Common Stock	%	Number of shares of New Hyperfine Class B Common Stock	%	% of Total Voting Power	Number of shares of New Hyperfine Class A Common Stock	%	Number of shares of New Hyperfine Class B Common Stock	%	% of Total Voting Power
HC Sponsor LLC(3)	5,684,000	21.5	21.5	5,684,000	7.9%	—	—	1.5%	5,684,000	11.0%	—	—	1.6%
Arthur Cohen	—	—	—	—	—	—	—	—	—	—	—	—	—
Christine Clarke	—	—	—	—	—	—	—	—	—	—	—	—	—
George Petrocheilos	—	—	—	—	—	—	—	—	—	—	—	—	—

	Before the Business Combination			After the Business Combination
				Assuming No Redemption					Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of shares of HealthCor ordinary shares(2)%		% of Total Voting Power	Number of shares of New Hyperfine Class A Common Stock	%	Number of shares of New Hyperfine Class B Common Stock	%	% of Total Voting Power	Number of shares of New Hyperfine Class A Common Stock	%	Number of shares of New Hyperfine Class B Common Stock	%	% of Total Voting Power
Joseph Healey(3)	5,684,000	21.5	21.5	5,684,000	7.9%	—	—	1.5%	5,684,000	11.0%	—	—	1.6%
Benjamin Snedeker	—	—	—	—	—	—	—	—	—	—	—	—	—
Dr. Kenan Turnacioglu	—	—	—	—	—	—	—	—	—	—	—	—	—
Michael Weinstein	35,000	*	*	35,000	*	—	—	*	35,000	*	—	—	*
Dr. Christopher Wolfgang	35,000	*	*	35,000	*	—	—	*	35,000	*	—	—	*
Taylor Harris	35,000	*	*	35,000	*	—	—	*	35,000	*	—	—	*
Directors and Executive Officers of HealthCor as a Group (9 Individuals)	5,789,000	21.9	21.9	5,789,000	8.0%	*	—	1.5%	5,789,000	11.2%	—	—	1.6%
Directors and Executive Officers of New Hyperfine After Consummation of the Business Combination
Jonathan M. Rothberg, Ph.D.(4)(5)	—	—	—	1,163,279	1.6%	15,236,323	100%	81.1%	1,163,279	2.3%	15,236,323	100%	85.8%
Dave Scott(4)	—	—	—	—	—	—	—	—	—	—	—	—	—
Alok Gupta(4)	—	—	—	—	—	—	—	—	—	—	—	—	—
Mark Hughes(4)(6)	—	—	—	62,876	0.2%	—	—	*	62,876	0.2%	—	—	*
Khan Siddiqui, M.D.(4)(7)	—	—	—	115,213	*	—	—	*	115,213	*	—	—	*
Neela Paykel(4)	—	—	—	—	—	—	—	—	—	—	—	—	—
Scott White(4)	—	—	—	—	—	—	—	—	—	—
R. Scott Huennekens(4)	—	—	—	—	—	—	—	—	—	—	—	—	—
John Dahldorf(4)	—	—	—	—	—	—	—	—	—	—	—	—	—
Ruth Fattori(4)(8)	—	—	—	897	*	—	—	*	897	*	—	—	*
Maria Sainz(4)	—	—	—	—	—	—	—	—	—	—	—	—	—
Daniel J. Wolterman(4)	—	—	—	—	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers of New Hyperfine as a Group (12 Individuals)	—	—	—	1,342,265	1.9%	15,236,323	100%	81.1%	1,342,265	2.6%	15,236,323	100%	85.8%
Five Percent Holders:
Jonathan M. Rothberg, Ph.D.(4)(5)	—	—	—	1,163,279	1.6%	15,236,323	100%	81.1%	1,163,279	2.3%	15,236,323	100%	85.8%
HC Sponsor LLC(3)	5,684,000	21.5	21.5	5,684,000	7.9%	—	—	1.5%	5,684,000	11.0%	—	—	1.6%

*
Less than one percent

(1)
Unless otherwise noted, the business address of each of HealthCor’s shareholders is 55 Hudson Yards, 28th Floor, New York, NY 10001.

(2)
Interests shown consist of founder shares, classified as Class B ordinary shares, and Private Placement Shares, classified as Class A ordinary shares. Such shares will automatically convert into shares of Class A common stock in connection with the closing of the Business Combination.

(3)
The shares reported above are held in the name of our Sponsor. Our sponsor is managed by its manager, HealthCor Sponsor Investments LLC (“HealthCor Investments”), which is managed by its manager, HealthCor Group, LLC (“HealthCor LLC”). Arthur Cohen and Joseph Healey are the controlling members of HealthCor LLC. As such, Messrs. Cohen and Healey have voting and investment discretion with respect to the Class B ordinary shares held of record by our sponsor and may be deemed to have shared beneficial ownership of the Class B ordinary shares held directly by our sponsor.

(4)
Unless otherwise indicated, the business address of each of these individuals is c/o Hyperfine, Inc., 530 Old Whitfield Street, Guilford, CT 06437.

(5)
Consists of shares of New Hyperfine Class A common stock and New Hyperfine Class B common stock issuable upon exchange of shares of Hyperfine Series A preferred stock, Hyperfine Series B preferred stock, Liminal Series A-1 preferred stock and Liminal Series A-2 preferred stock held by Jonathan M. Rothberg, Ph.D., Dr. Rothberg’s spouse, 4C Holdings I, LLC, 4C Holdings V, LLC, 2012 JMR Trust Common, LLC and 23rd Century Capital LLC. Dr. Rothberg, the founder of Hyperfine and Liminal, is the sole manager of 4C Holdings I, LLC, 4C Holdings V, LLC and 2012 JMR Trust Common, LLC and has sole voting and investment control of the New Hyperfine Class A common stock and New Hyperfine Class B common stock owned by those entities. Dr. Rothberg’s son is the manager of 23rd Century Capital LLC. Dr. Rothberg disclaims beneficial ownership of the shares held by his spouse and 23rd Century Capital LLC.

(6)
Consists of options to purchase 62,876 shares of New Hyperfine common stock issuable upon assumption by HealthCor of options to purchase shares of Hyperfine common stock exercisable within 60 days of August 15, 2021 held by Mr. Hughes.

(7)
Consists of options to purchase 114,762 shares of New Hyperfine common stock issuable upon assumption by HealthCor of options to purchase shares of Hyperfine common stock exercisable within 60 days of August 15, 2021 held by Dr. Siddiqui and options to purchase 451 shares of New Hyperfine common stock issuable upon assumption by HealthCor of options to purchase shares of Liminal common stock exercisable within 60 days of August 15, 2021 held by Dr. Siddiqui, which Dr. Siddiqui was granted for service on a medical advisory board of 4Catalyzer, which provides services to the 4Catalyzer companies, including Liminal.

(8)
Consists of shares of New Hyperfine Class A common stock issuable upon conversion of shares of Liminal Series A-2 preferred stock at the Effective Time held by Ms. Fattori, including shares of Liminal Series A-2 preferred stock that vest at the Effective Time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
HealthCor Related Person Transactions
On November 24, 2020, the Sponsor paid $25,000, or approximately $0.006 per share, to cover certain of HealthCor’s offering and formation costs in consideration of 4,312,500 Class B ordinary shares, par value $0.0001. On January 29, 2021, HealthCor consummated the sale of 614,000 Private Placement Shares to the Sponsor at a price of $10.00 per share. In December 2020 and January 2021, the Sponsor transferred 35,000 Class B ordinary shares to each of Dr. Wolfgang, Mr. Weinstein and Mr. Harris, resulting in HealthCor’s independent directors holding an aggregate of 105,000 founder shares. On January 26, 2021, HealthCor effected a share capitalization pursuant to which it issued 862,500 additional Class B ordinary shares, resulting in its initial shareholders holding 5,175,000 Class B ordinary shares. Up to 562,500 founder shares were subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ exercised their over-allotment option in connection with HealthCor’s IPO. As a result of the underwriters’ election to fully exercise their over-allotment option, these founder shares are no longer subject to forfeiture. The founder shares (including the Class A ordinary shares issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.
The Sponsor purchased, pursuant to a written agreement, an aggregate of 614,000 Private Placement Shares for a purchase price of $10.00 per share in a private placement that occurred with the closing of the IPO. The Private Placement Shares may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder until 30 days after the completion of an initial business combination.
HealthCor currently maintains its executive offices at 55 Hudson Yards, 28th Floor, New York, NY 10001. The cost for HealthCor’s use of this space is included in the up to $10,000 per month fee HealthCor pays to the Sponsor for office space, administrative and support services. Upon completion of an initial business combination or HealthCor’s liquidation, HealthCor will cease paying these monthly fees.
Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid to the officers and directors of HealthCor, or their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on HealthCor’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. HealthCor’s audit committee will review on a quarterly basis all payments that were made by HealthCor to the Sponsor, officers, directors or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on HealthCor’s behalf.
On November 23, 2020, HealthCor issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which HealthCor could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2021 and (ii) the completion of the IPO. The balance of the Promissory Note was repaid in February 2021.
In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of HealthCor’s officers and directors may, but are not obligated to, loan HealthCor funds as may be required. If HealthCor completes an initial business combination, it may repay such loaned amounts out of the proceeds of the Trust Account released to HealthCor. In the event that the initial business combination does not close, HealthCor may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into shares at a price of $10.00 per share at the option of the lender. The shares would be identical to the Private Placement Shares. The terms of such loans by HealthCor’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. HealthCor does not expect to seek loans from parties other than the Sponsor, its affiliates or its management team as it does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.
In connection with the IPO, HealthCor entered into a registration and shareholder rights agreement pursuant to which the Sponsor is entitled to certain registration rights with respect to the Private Placement

Shares, the shares issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares, and, upon consummation of an initial business combination, to nominate three individuals for appointment to HealthCor’s board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement. HealthCor will bear the expenses incurred in connection with the filing of any such registration statements.
Policy for Approval of Related Party Transactions
The audit committee of HealthCor’s board of directors has adopted a charter providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that HealthCor has already committed to, the business purpose of the transaction, and the benefits of the transaction to HealthCor and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.
Hyperfine and Liminal
Liminal Series A Reclassification
On April 1, 2021, the outstanding capital stock of Liminal was reclassified into Series A-1 preferred stock and Series A-2 preferred stock, all of which was held by 4Bionics LLC (“4Bionics”). The Series A-1 preferred stock is entitled to 10 votes per share and the Series A-2 preferred stock is entitled to 1 vote per share. On April 2, 2021, 4Bionics distributed its shares of Liminal Series A-1 preferred stock and Series A-2 preferred stock to its members. In connection with the distribution, Jonathan M. Rothberg, Ph.D. received a cash payment from 4Bionics of $480,000 for prior services provided to Liminal, and as of August 15, 2021, Dr. Rothberg had received 6,921,323 shares of Series A-1 preferred stock and 60,565 shares of Series A-2 preferred stock with an aggregate estimated value, as of April 2, 2021, of $7,749,896.
Lease Arrangements
Hyperfine and Liminal occupy office space at 351 New Whitfield Street, Guilford, Connecticut, residential space at 485 Old Whitfield Street, Guilford, Connecticut, and office space at 3000 El Camino Real, Suite 100, Palo Alto, California. Hyperfine and Liminal previously occupied office space at 251 West 30th Street, New York, New York. The residential space at 485 Old Whitfield Street, Guilford, Connecticut is leased by 4Catalyzer Corporation, or 4Catalyzer, from Oceanco, LLC, of which Jonathan M. Rothberg Children’s Trust dated April 24, 1997 is the sole owner and Michael Rothberg, who is a sibling of Jonathan M. Rothberg, Ph.D., the founder of Hyperfine and Liminal and Executive Vice Chairman of Hyperfine and Executive Chairman of Liminal’s board of directors, is the trustee of such trust. New Hyperfine will have the right to rent rooms at 485 Old Whitfield Street from 4Catalyzer for $125 per employee per day. The office space at 351 New Whitfield Street, Guilford, Connecticut is leased from an unrelated landlord by 4Catalyzer. Effective upon the Closing, 4Catalyzer will sublease space to New Hyperfine at 351 New Whitfield Street, where New Hyperfine will occupy such portions of the space as 4Catalyzer may designate from time to time on a month-to-month basis, and New Hyperfine will pay its pro rata share of expenses paid by 4Catalyzer for such space under the master lease. The office space at 3000 El Camino Real is leased from an unrelated landlord by 4Catalyzer. In connection with the Business Combination Agreement, 4Catalyzer will grant New Hyperfine a license to use such portions of the office space at 3000 El Camino Real as 4Catalyzer may designate from time to time. The office space at 251 West 30th Street, New York, New York was leased from an unrelated landlord by 4Catalyzer. Hyperfine and Liminal currently pay 4Catalyzer on a month-to-month basis for use of the space in 485 Old Whitfield Street and 351 New Whitfield Street, but no rental or lease agreements are effective. Under these arrangements, Hyperfine and Liminal paid $8,100, $7,155 and $9,990 for the years ended December 31, 2018, 2019, and 2020, respectively, and have paid $9,900 during the period from January 1, 2021 to August 15, 2021 related to 485 Old Whitfield Street; $112,577, $100,245 and $102,838 for the same time periods, and $57,790 during the period from January 1, 2021 to August 15, 2021 related to 351 New Whitfield Street; $0, $95,922, and $100,969 for the same time periods and $58,260 during the period from January 1, 2021 to August 15, 2021 related to Suite 100 at 3000 El Camino Real; $27,919, $10,854, and $1,950 for the same time periods and $0 during the period from January 1, 2021 to August 15, 2021 related to 251 West 30th Street, New York, New York.
Hyperfine and Liminal also paid 4Catalyzer for improvements and other capital expenditures in connection with Hyperfine’s and Liminal’s use of each of the spaces noted above, $191,425, $0 and $0 during the years ended December 31, 2018, 2019, and 2020, respectively, and $0 during the period from January 1, 2021 to August 15, 2021.
Amended and Restated Technology Services Agreement
On November 11, 2020, Hyperfine and Liminal entered into an Amended and Restated Technology Services Agreement (the “ARTSA”) by and among 4Catalyzer, Hyperfine, Liminal and other participant companies controlled by the Rothbergs, including Butterfly Network, Inc., AI Therapeutics, Inc., Quantum-Si Incorporated, 4Bionics LLC, Tesseract Health, Inc. and Homodeus Inc. Under the ARTSA, Hyperfine, Liminal and the other participant companies agreed to share certain non-core technologies, which means any technologies, information or equipment owned or otherwise controlled by the participant company that are not specifically related to the core business area of the participant, such as software, hardware, electronics, fabrication and supplier information, vendor lists and contractor lists, subject to certain restrictions on use, with the other participant companies. The ARTSA provides that ownership of each non-core technology shared by 4Catalyzer, Hyperfine, Liminal or another participant company will remain with the company that originally shared the non-core technology. The ARTSA also provides for 4Catalyzer to perform certain services to Hyperfine, Liminal and each other participant company, such as general administration, facilities, information technology, financing, legal, human resources and other services. The ARTSA also provides for the participant companies to provide other services to each other. The fees due to 4Catalyzer or the other participants for such services are allocated to Hyperfine, Liminal and the participant companies based on the total costs and expenses for the relative amount of services and resources used by the participant company, except for services with respect to intellectual property, which are based on a negotiated cost plus methodology. The ARTSA provides that all inventions of 4Catalyzer, Hyperfine, Liminal or the other participants made in the course of providing such services will be owned by the receiving participant and that the receiving participant will grant to the participant company providing the services a royalty-free, perpetual, limited, worldwide, non-exclusive license to use such inventions only in the core business field of the participating company. The ARTSA has an initial term of five years from the date of the ARTSA and provides that the ARTSA will be automatically extended for additional, consecutive one-year renewal terms. Each participating company, including Hyperfine and Liminal, has the right to terminate the ARTSA at any time upon 30 days’ prior notice and 4Catalyzer has the right to terminate the ARTSA at any time upon 90 days’ prior notice. The Company paid an aggregate of $2,190,743, $3,074,195 and $2,343,681 during the years ended December 31, 2018, 2019, and 2020, respectively, and $2,669,515 during the period from January 1, 2021 to August 15, 2021 for services under the ARTSA. The Company received an aggregate of $292,433, $324,404 and $363,619 during the years ended December 31, 2018, 2019, and 2020, respectively, and $6,957 during the period from January 1, 2021 to August 15, 2021 for services under the ARTSA. On July 7, 2021, Hyperfine, Liminal and 4Catalyzer entered into First Addendums to the ARTSA, pursuant to which Hyperfine and Liminal each agreed to terminate its participation under the ARTSA no later than immediately prior to the Closing. Hyperfine and Liminal each entered into a Master Services Agreement (the “Master Services Agreements”) with 4Catalyzer effective as of July 7, 2021 pursuant to which Hyperfine and Liminal may engage 4Catalyzer to provide services such as general administration, facilities, information technology, financing, legal, human resources and other services, through future statements of work and under terms and conditions to be determined by the parties with respect to any services to be provided.
Technology and Services Exchange Agreement
Hyperfine and Liminal have entered into Technology and Services Exchange Agreements (each, a “TSEA” and collectively, the “TSEA”) with other participant companies controlled by the Rothbergs. A

TSEA by and among Butterfly Network, Inc., AI Therapeutics, Inc., Quantum-Si Incorporated, 4Bionics LLC, Tesseract Health, Inc., Detect, Inc. (f/k/a Homodeus Inc.), Hyperfine and Liminal was signed in November 2020; a TSEA by and among Quantum-Si Incorporated, AI Therapeutics, Inc., 4Bionics LLC, Tesseract Health, Inc., Detect, Inc., Hyperfine and Liminal was signed in February 2021 (and which Protein Evolution, Inc. joined in August 2021); and a TSEA by and among Hyperfine, Liminal, AI Therapeutics, Inc., Tesseract Health, Inc. and Detect, Inc. was signed in July 2021 and will become effective upon the Closing. Under the TSEA, Hyperfine, Liminal and the other participant companies may, in their discretion, permit the use of non-core technologies, which include any technologies, information or equipment owned or otherwise controlled by the participant company that are not specifically related to the core business area of the participant, such as software, hardware, electronics, fabrication and supplier information, vendor lists and contractor lists, by other participant companies. The TSEA provides that ownership of each non-core technology shared by Hyperfine, Liminal or another participant company will remain with the company that originally shared the non-core technology. In addition, any participant company (including Hyperfine and Liminal) may, in its discretion, permit its personnel to be engaged by another participant company to perform professional, technical or consulting services for such participant. Unless otherwise agreed to by Hyperfine, Liminal and the other participant company, all rights, title and interest in and to any inventions, works-of-authorship, idea, data or know-how invented, made, created or developed by the personnel (employees, contractors or consultants) in the course of conducting services for a participant company (“Created IP”) will be owned by the participant company for which the work was performed, and the recipient participant company grants to the party that had its personnel provide the services that resulted in the creation of the Created IP a royalty-free, perpetual, limited, worldwide, non-exclusive, sub-licensable (and with respect to software, sub-licensable in object code only) license to utilize the Created IP only in the core business field of the originating participant company, including a license to create and use derivative works based on the Created IP in the originating participant’s core business field, subject to any agreed upon restrictions. Fees or other compensation payable for services or use of technology under the TSEA will be determined at fair market value and set forth in one or more written work orders to be entered into between the applicable participant companies. Hyperfine and Liminal have no current financial obligations under the TSEA.
Agreements with Hyperfine and Liminal Stockholders
Investors’ Rights, Voting and Right of First Refusal Agreements
In connection with Hyperfine’s Series D preferred stock financing, Hyperfine entered into investors’ rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with holders of Hyperfine’s preferred stock and certain holders of its common stock.
In April 2021, Liminal entered into investors’ rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with holders of Liminal’s preferred stock. In connection with the distribution of Liminal preferred stock by 4Bionics, each recipient of Liminal preferred stock became party to the investors’ rights, voting and right of first refusal and co-sale agreements.
Amended and Restated Registration Rights Agreement
At the Closing, New Hyperfine, the Sponsor, certain affiliates of the Sponsor, certain stockholders of Hyperfine, and certain stockholders of Liminal intend to enter into the Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the parties to the Amended and Restated Registration Rights Agreement will agree not to effect any sale or distribution of any equity securities of New Hyperfine held by any of them (except with respect to shares of New Hyperfine Class A common stock acquired in open market transactions or pursuant to the PIPE Investment) during the lock-up period described therein and will be granted certain registration rights with respect to their respective shares of New Hyperfine common stock, in each case, on the terms and subject to the conditions therein.
Advisory Agreement with Jonathan M. Rothberg, Ph.D.
In connection with the consummation of the Business Combination Agreement, Hyperfine and Dr. Rothberg, the founder of Hyperfine and Liminal, will enter into the Advisory Agreement, effective as of the Closing, pursuant to which Dr. Rothberg will advise New Hyperfine’s Chief Executive Officer and provide guidance to the New Hyperfine Board. As compensation for Dr. Rothberg’s services under the Advisory Agreement, Hyperfine will pay Dr. Rothberg a consulting fee of $16,667 per month during the term of the Advisory Agreement. The term of the Advisory Agreement will continue until terminated by Hyperfine or Dr. Rothberg. Any of the parties may terminate the Advisory Agreement for any reason upon giving thirty (30) days’ advance notice of such termination. In the event of such termination, Hyperfine will be obligated to pay Dr. Rothberg any earned but unpaid consulting fee as of the termination date.
Indemnification Agreements with Officers and Directors and Directors’ and Officers’ Liability Insurance
In connection with this Business Combination, New Hyperfine will enter into indemnification agreements with each of the New Hyperfine’s executive officers and directors. The indemnification agreements, New Hyperfine’s restated certificate of incorporation and its bylaws to be in effect upon completion of the Business Combination will require that New Hyperfine indemnify its directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, the bylaws will also require New Hyperfine to advance expenses incurred by its directors and officers. New Hyperfine will also maintain a general liability insurance policy, which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Policies and Procedures for Related Party Transactions
Upon consummation of the Business Combination, New Hyperfine will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship in which New Hyperfine or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Transactions involving compensation for services provided to New Hyperfine or any of its subsidiaries as an employee, consultant or director will not be considered related person transactions under this policy. A “Related Person” means:
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any person who is, or at any time during the applicable period was, one of New Hyperfine’s officers or one of New Hyperfine’s directors;

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any person who is known by New Hyperfine to be the beneficial owner of more than five percent (5%) of its voting stock; and

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of its voting stock.

New Hyperfine will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.
It is anticipated that under the related person transaction policy, the related person in question or, in the case of transactions with a beneficial holder of more than 5% of New Hyperfine’s voting stock, an officer with knowledge of a proposed transaction, will be required to present information regarding the proposed related person transaction to New Hyperfine’s audit committee (or to another independent body of the New Hyperfine Board) for review. To identify related person transactions in advance, New Hyperfine expects to rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, New Hyperfine’s audit committee is expected to take into account the relevant available facts and circumstances, which may include, but are not limited to:
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the related person’s interest in the transaction;

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the approximate dollar value of the amount involved in the transaction;

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the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

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whether the transaction was undertaken in the ordinary course of business of New Hyperfine;

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whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to New Hyperfine than terms that could have been reached with an unrelated third party;

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the purpose of, and the potential benefits to New Hyperfine of, the transaction; and

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any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

New Hyperfine’s audit committee will approve only those transactions that it determines are fair to New Hyperfine and in New Hyperfine’s best interests.

DESCRIPTION OF NEW HYPERFINE’S CAPITAL STOCK
As a result of the Business Combination, the HealthCor shareholders, the Hyperfine stockholders and the Liminal stockholders who receive shares of New Hyperfine Class A common stock or New Hyperfine Class B common stock in the transactions will become New Hyperfine stockholders. Your rights as New Hyperfine stockholders will be governed by Delaware law and the Proposed Charter and Proposed Bylaws. The following description of the material terms of New Hyperfine’s securities reflects the anticipated state of affairs upon completion of the Business Combination.
In connection with the Business Combination, HealthCor will amend and restate its Current Articles. The following summary of the material terms of New Hyperfine’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and the Proposed Bylaws are attached hereto as Annex C and Annex D, respectively. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of New Hyperfine securities following the Business Combination.
Authorized and Outstanding Capital Stock
The Proposed Charter authorizes the issuance of 628,000,000 shares, of which 600,000,000 shares will be shares of New Hyperfine Class A common stock, par value $0.0001 per share, 27,000,000 shares will be shares of New Hyperfine Class B common stock, par value $0.0001 per share, and 1,000,000 shares will be shares of New Hyperfine preferred stock, par value $0.0001 per share.
As of           , 2021, the record date for the Special Meeting, HealthCor had approximately           Class A ordinary shares and 5,175,000 Class B ordinary shares outstanding. After giving effect to the Business Combination and the PIPE Investment, and assuming a Hyperfine Exchange Ratio of 0.3326, a Liminal Exchange Ratio of 0.1810 and Hyperfine Outstanding Shares and Liminal Outstanding Shares as of August 15, 2021, New Hyperfine will have 72,409,718 shares of Class A common stock and 15,236,323 shares of New Hyperfine Class B common stock outstanding (assuming no redemptions) and 51,709,718 shares of Class A common stock and 15,236,323 shares of New Hyperfine Class B common stock outstanding (assuming maximum redemptions).
New Hyperfine Common Stock
New Hyperfine Class A Common Stock
Voting Rights
Holders of New Hyperfine Class A common stock will be entitled to cast one vote per New Hyperfine Class A share. Generally, holders of all classes of New Hyperfine common stock vote together as a single class, and an action is approved by New Hyperfine stockholders if a majority of votes cast affirmatively or negatively on the action are cast in favor of the action, while directors are elected by a plurality of the votes cast. Holders of New Hyperfine Class A common stock will not be entitled to cumulate their votes in the election of directors.
Dividend Rights
With limited exceptions in the case of certain stock dividends or disparate dividends approved by the affirmative vote of the holders of a majority of the New Hyperfine Class A common stock and New Hyperfine Class B common stock, each voting separately as a class, holders of New Hyperfine Class A common stock will share ratably (based on the number of shares of New Hyperfine Class A common stock held), together with each holder of New Hyperfine Class B common stock, if and when any dividend is declared by the New Hyperfine Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the New Hyperfine Class A common stock with respect to the payment of dividends.

Liquidation, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of New Hyperfine, each holder of New Hyperfine Class A common stock, together with each holder of New Hyperfine Class B common stock, will be entitled, pro rata on a per share basis, to all assets of New Hyperfine of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of New Hyperfine then outstanding and unless disparate or different treatment of the shares of New Hyperfine Class A common stock and New Hyperfine Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of New Hyperfine Class A common stock and New Hyperfine Class B common stock, each voting separately as a class.
Other Matters
Holders of shares of New Hyperfine Class A common stock do not have subscription, redemption or conversion rights. Upon completion of the Business Combination, all the outstanding shares of New Hyperfine Class A common stock will be validly issued, fully paid and non-assessable.
New Hyperfine Class B Common Stock
Voting Rights
Holders of New Hyperfine Class B common stock will be entitled to cast one vote per share of New Hyperfine Class B common stock prior to the Effective Time and 20 votes per share of New Hyperfine Class B common stock at and after the Effective Time. Generally, holders of all classes of New Hyperfine common stock vote together as a single class, and an action is approved by New Hyperfine stockholders if a majority of votes cast affirmatively or negatively on the action are cast in favor of the action, while directors are elected by a plurality of the votes cast. Holders of New Hyperfine Class B common stock will not be entitled to cumulate their votes in the election of directors.
Dividend Rights
With limited exceptions in the case of certain stock dividends or disparate dividends approved by the affirmative vote of the holders of a majority of the New Hyperfine Class A common stock and New Hyperfine Class B common stock, each voting separately as a class, holders of New Hyperfine Class B common stock will share ratably (based on the number of shares of New Hyperfine Class B common stock held), together with each holder of New Hyperfine Class A common stock, if and when any dividend is declared by the New Hyperfine Board out of funds legally available therefor, subject to restrictions, whether statutory or contractual (including with respect to any outstanding indebtedness), on the declaration and payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock or any class or series of stock having a preference over, or the right to participate with, the New Hyperfine Class B common stock with respect to the payment of dividends.
Optional Conversion
Holders of New Hyperfine Class B common stock will have the right to convert shares of their New Hyperfine Class B common stock into fully paid and non-assessable shares of New Hyperfine Class A common stock, on a one-to-one basis, at the option of the holder at any time upon written notice to New Hyperfine.
Mandatory Conversion
Immediately prior to the Effective Time each share of New Hyperfine Class B common stock issued and outstanding immediately prior to the Effective Time will automatically convert into one share of New Hyperfine Class A common stock. In addition, following the Effective Time, holders of New Hyperfine Class B common stock will have their shares of New Hyperfine Class B common stock automatically converted into shares of New Hyperfine Class A common stock, on a one-to-one basis, upon the occurrence of any of the events described below:

(1)
Any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition, directly or indirectly, of any shares of New Hyperfine Class B common stock or any legal or beneficial interest in such shares, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, or otherwise), including, without limitation the transfer of shares of New Hyperfine Class B common stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, voting control over such shares by proxy or otherwise, other than a permitted transfer.

(2)
Upon the first date on which Dr. Rothberg, together with all other qualified stockholders, collectively cease to beneficially own at least 20% of the number of New Hyperfine Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination, or recapitalization of the New Hyperfine Class B common stock) collectively beneficially owned by Dr. Rothberg and permitted transferees of New Hyperfine Class B common stock as of the Closing.

(3)
Upon the date specified by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of New Hyperfine Class B common stock, voting as a separate class.

Liquidation Rights, Dissolution and Winding Up
On the liquidation, dissolution, distribution of assets or winding up of New Hyperfine, each holder of New Hyperfine Class B common stock, together with each holder of New Hyperfine Class A common stock, will be entitled, pro rata on a per share basis, to all assets of New Hyperfine of whatever kind available for distribution to the holders of common stock, subject to the designations, preferences, limitations, restrictions and relative rights of any other class or series of preferred stock of New Hyperfine then outstanding and unless disparate or different treatment of the shares of New Hyperfine Class A common stock and New Hyperfine Class B common stock is approved by the affirmative vote of the holders of a majority of the outstanding shares of New Hyperfine Class A common stock and New Hyperfine Class B common stock, each voting separately as a class.
Preferred Stock
The Proposed Charter provides that the New Hyperfine Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, conversion rights, voting rights, redemption privileges and liquidation preferences. There will be no shares of preferred stock outstanding immediately upon consummation of the Business Combination.
The purpose of authorizing the New Hyperfine Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of New Hyperfine outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of New Hyperfine common stock by restricting dividends on the New Hyperfine common stock, diluting the voting power of the New Hyperfine common stock or subordinating the dividend or liquidation rights of the New Hyperfine common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of New Hyperfine common stock.
Stock Options
At the Effective Time, each outstanding option to purchase shares of Hyperfine common stock (a “Hyperfine option”) and each outstanding option to purchase shares of Liminal common stock (a “Liminal option”) that is outstanding and unexercised, whether or not then vested or exercisable, will be assumed by New Hyperfine and will be become an option to purchase shares of New Hyperfine Class A common stock with the same terms and conditions as applied to the Hyperfine option or Liminal option immediately prior to the Effective Time, provided that the number of shares underlying such option will be determined by multiplying the sum of the number of shares of Hyperfine common stock or Liminal common stock, as applicable, subject to such option immediately prior to the Effective Time by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, rounded down to the nearest whole number of shares. The per share exercise price of such New Hyperfine option will be determined by dividing the per share exercise price in effect immediately prior to the Effective Time by the Hyperfine Exchange Ratio or Liminal Exchange Ratio, as applicable, and rounding up to the nearest whole cent.
As of August 15, 2021, Hyperfine had outstanding options to purchase 23,704,768 shares of its common stock, with a weighted average exercise price of $1.03 per share. As of August 15, 2021, Liminal had outstanding options to purchase 969,750 shares of its common stock, with a weighted average exercise price of $0.94 per share.
Exclusive Forum
The Proposed Charter provides that, to the fullest extent permitted by law, unless New Hyperfine otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of New Hyperfine, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of New Hyperfine, (3) any action asserting a claim against New Hyperfine arising pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Proposed Charter or the Proposed Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act and the provisions of the Proposed Charter described above will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction.
Anti-Takeover Effects of Provisions of the Proposed Charter, the Proposed Bylaws and Applicable Law
Certain provisions of the Proposed Charter, Proposed Bylaws, and laws of the State of Delaware, where New Hyperfine is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the New Hyperfine Class A common stock and the New Hyperfine Class B common stock. New Hyperfine believes that the benefits of increased protection give New Hyperfine the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure New Hyperfine and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the Nasdaq Listing Rules, which would apply if and so long as the New Hyperfine Class A common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be issued in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Hyperfine by means of a proxy contest, tender offer, merger, or otherwise.
Dual Class Stock
As described above, the Proposed Charter provides for a dual class common stock structure which provides Dr. Rothberg with the ability to control the outcome of matters requiring stockholder approval,

even though he owns significantly less than a majority of the shares of outstanding New Hyperfine common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of New Hyperfine or its assets.
Blank Check Preferred Stock
The Proposed Charter provides for 1,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable the New Hyperfine Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the New Hyperfine Board were to determine that a takeover proposal is not in the best interests of New Hyperfine or its stockholders, the New Hyperfine Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, the Proposed Charter grants the New Hyperfine Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of the holders of shares of common stock and may have the effect of delaying, deterring or preventing a change in control of New Hyperfine.
Number of Directors
The Proposed Charter and the Proposed Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors may be fixed from time to time solely pursuant to a resolution adopted by the New Hyperfine Board; provided, however, that prior to the first date on which the issued and outstanding shares of New Hyperfine Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would be entitled to vote for the election of directors at an annual meeting of stockholders, unless approved by the holders of a majority in voting power of the shares of capital stock of New Hyperfine that would then be entitled to vote in the election of directors at an annual meeting or by written consent, the number of directors may not exceed nine (9). The initial number of directors will be set at seven (7).
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the New Hyperfine Board or a committee of the board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide New Hyperfine with certain information. Generally, to be timely, a stockholder’s notice must be delivered to, or mailed and received at New Hyperfine’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Proposed Bylaws allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings, except to the extent inconsistent with such rules, regulations and procedures as adopted by the New Hyperfine Board, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of New Hyperfine.
Limitations on Stockholder Action by Written Consent
The Proposed Charter provides that, subject to the terms of any series of New Hyperfine preferred stock, any action required or permitted to be taken by the stockholders of New Hyperfine must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, however, that prior to the first date on which the issued and outstanding shares of New Hyperfine Class B common stock represent less than 50% of the voting power of the then outstanding shares of capital stock of New Hyperfine that would then be entitled to vote for the election of directors, any action required or permitted to be taken at any annual or special meeting of New Hyperfine stockholders, may be taken by written consent if such written consent is signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such matter were present and voted.
Amendment of the Proposed Charter and Proposed Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
The Proposed Charter provides that it may be amended by New Hyperfine in the manners provided therein or prescribed by statute. The Proposed Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of New Hyperfine entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the Proposed Charter, or adopt any provision of the Proposed Charter inconsistent therewith.
If any of the New Hyperfine Class B common stock shares are outstanding, in addition to any vote required by Delaware law, the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of New Hyperfine Class B common stock, voting as a separate class, is required to amend the Proposed Charter (1) in a manner that changes any of the voting, conversion, dividend or liquidation provisions of the shares of New Hyperfine Class B common stock, (2) to provide for each share of New Hyperfine Class A common stock or any preferred stock to have more than one vote per share or any rights to a separate class vote of the holders of shares of New Hyperfine Class A common stock other than as provided by the Proposed Charter or required by the DGCL, or (3) to otherwise adversely impact the rights, powers, preferences or privileges of the shares of New Hyperfine Class B common stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of New Hyperfine Class A common stock.
If any of the New Hyperfine Class A common stock shares are outstanding, New Hyperfine will not, without the prior affirmative vote of the holders of a majority of the outstanding shares of New Hyperfine Class A common stock, voting as a separate class, in addition to any other vote required by applicable law or the Proposed Charter, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of the Proposed Charter (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of New Hyperfine Class A common stock so as to affect them adversely; or (2) to provide for each share of New Hyperfine Class B common stock to have more than twenty (20) votes per share or any rights to a separate class vote of the holders of shares of New Hyperfine Class B common stock other than as provided by the Proposed Charter or required by the DGCL.
The Proposed Charter also provides that the New Hyperfine Board will have the power to adopt, amend, alter, or repeal the Proposed Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the New Hyperfine Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Proposed Charter. The stockholders of New Hyperfine are prohibited from adopting, amending, altering, or repealing the Proposed Bylaws, or to adopt any provision inconsistent with the Proposed Bylaws, unless such action is approved, in addition to any other vote required by the Proposed Charter, by the Requisite Stockholder Consent (as defined in the Proposed Charter).
Business Combinations
Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)
prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)
at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of New Hyperfine’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.
Since New Hyperfine has not opted out of Section 203 of the DGCL, it will apply to New Hyperfine. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New Hyperfine for a three-year period. This provision may encourage companies interested in acquiring New Hyperfine to negotiate in advance with the New Hyperfine Board because the stockholder approval requirement would be avoided if the New Hyperfine Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New Hyperfine Board and may make it more difficult to accomplish transactions, which stockholders may otherwise deem to be in their best interests.
Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Proposed Charter does not authorize cumulative voting.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of New Hyperfine or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.
The Proposed Bylaws provide that New Hyperfine must indemnify and advance expenses to New Hyperfine’s directors and officers to the fullest extent authorized by the DGCL. New Hyperfine also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New Hyperfine directors, officers, and certain employees for some liabilities. New Hyperfine believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Proposed Charter and Proposed Bylaws may discourage stockholders from bringing lawsuits against directors for any alleged breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Hyperfine and its stockholders. In addition, your investment may be adversely affected to the extent New Hyperfine pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of New Hyperfine’s directors, officers, or employees for which indemnification is sought.
Corporate Opportunities
The Proposed Charter provides for the renouncement by New Hyperfine of any interest or expectancy of New Hyperfine in, or being offered an opportunity to participate in any matter, transaction, or interest that is presented to, or acquired, created, or developed by, or which otherwise comes into possession of, any director of New Hyperfine who is not an employee of New Hyperfine or any of its subsidiaries, unless such matter, transaction, or interest is presenting to, or acquired, created, or developed by, or otherwise comes into the possession of a director of New Hyperfine expressly and solely in that director’s capacity as a director of New Hyperfine.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, New Hyperfine’s stockholders will have appraisal rights in connection with a merger or consolidation of New Hyperfine. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of New Hyperfine’s stockholders may bring an action in New Hyperfine’s name to procure a judgment in New Hyperfine’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Hyperfine’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Stockholder Registration Rights
At the Closing, New Hyperfine, the Sponsor, certain affiliates of the Sponsor, and certain securityholders of Hyperfine and Liminal and certain other parties will enter into the Amended and Restated Registration Rights Agreement, replacing HealthCor’s existing Registration and Shareholder Rights Agreement. The Amended and Restated Registration Rights Agreement in substantially the form it will be executed in connection with the Closing is attached to this proxy statement/prospectus as Annex I. The parties to the Amended and Restated Registration Rights Agreement and their permitted transferees will have customary registration rights (including demand and piggy-back rights, subject to cooperation and cut-back provisions) with respect to the Class A common stock, Class B common stock, any other equity or equity-linked security of the Company held immediately following the Closing and any equity security of New Hyperfine issued or issuable with respect to the securities referred to above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization.
Pursuant to the Subscription Agreements, we agreed (i) to file a registration statement with the SEC for the resale of the PIPE Securities by the PIPE Investors within 45 days after the closing of the Business Combination, (ii) to use our commercially reasonable efforts to have such registration statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the 45th calendar day (or 60th calendar day if the SEC notifies the Company that it will “review” the registration statement) and (b) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review and (iii) to, subject to certain exceptions, maintain the effectiveness of such registration statement or another registration statement with respect to each PIPE Investor’s PIPE Securities until the earlier of (a) five years from the date of effectiveness of the initial registration statement, (b) the date on which the PIPE Investor ceases to hold its PIPE Securities, and (c) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act.

For more information regarding the Amended and Restated Registration Rights Agreement or the PIPE Investment and the Subscription Agreements, see the section titled “The Business Combination Agreement — Related Agreements.”
Transfer Agent and Registrar
The transfer agent for New Hyperfine capital stock will be Continental Stock Transfer & Trust Company.
Listing of Common Stock
Application has been made for the shares of New Hyperfine Class A common stock to be approved for listing on Nasdaq under the symbol “HYPR.”

SECURITIES ACT RESTRICTIONS ON RESALE OF CLASS A COMMON STOCK
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted Class A common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of Class A common stock then outstanding (as of the date of this proxy statement/prospectus, HealthCor has 21,314,000 Class A ordinary shares and 5,175,000 Class B ordinary shares outstanding); or

•
the average weekly reported trading volume of Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will not be able to sell their founder shares and Private Placement Shares, as applicable, pursuant to Rule 144 without registration until one year after we have completed our initial business combination.
Following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Registration Rights
See “Description of New Hyperfine’s Capital Stock — Stockholder Registration Rights” above.
APPRAISAL RIGHTS
HealthCor shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

SHAREHOLDER PROPOSALS AND NOMINATIONS
Shareholder Proposals
In addition to any other applicable requirements, for business to be properly brought before an annual general meeting by a shareholder, HealthCor’s Current Articles provide that the shareholder must give timely notice in proper written form to HealthCor at HealthCor’s principal executive offices and such business must otherwise be a proper matter for shareholder action. Such notice, to be timely, must be received not less than 120 calendar days before the date of HealthCor’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if HealthCor did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by HealthCor’s board of directors with such deadline being a reasonable time before HealthCor begins to print and send its related proxy materials.
Shareholder Director Nominees
Nominations of persons for election to the board of directors at any annual general meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors as set forth in HealthCor’s notice of such special meeting, may be made by or at the direction of the board of directors or by certain shareholders of HealthCor.
In addition to any other applicable requirements, for a nomination to be made by a shareholder, such shareholder must have given timely notice thereof in proper written form to HealthCor at HealthCor’s principal executive offices. To be timely, a shareholder’s notice must have been received not less than 120 calendar days before the date of HealthCor’s proxy statement released to shareholders in connection with the previous year’s annual general meeting or, if HealthCor did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by HealthCor’s board of directors with such deadline being a reasonable time before HealthCor begins to print and send its related proxy materials.
In addition, a shareholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with HealthCor’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of HealthCor Catalio Acquisition Corp., 55 Hudson Yards, 28th Floor, New York, NY 10001. Following the Business Combination, such communications should be sent to Hyperfine, Inc., 530 Old Whitfield Street, Guilford, Connecticut 06437, Attention: Corporate Secretary. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
VALIDITY OF CLASS A COMMON STOCK
Kirkland & Ellis LLP, Houston, Texas has passed upon the validity of the Class A common stock and the Class B common stock offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Kirkland & Ellis LLP, Houston, Texas has also passed upon certain U.S. federal income tax consequences of the Business Combination for HealthCor.
EXPERTS
The financial statements of HealthCor Catalio Acquisition Corp. as of December 31, 2020 and for the period from November 18, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined financial statements of Hyperfine, Inc. and Liminal Sciences, Inc. as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the combined financial statements and includes an explanatory paragraph referring to Hyperfine, Inc.’s and Liminal Sciences, Inc.’s ability to continue as a going concern). Such combined financial statements have been so included in reliance upon such report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
HealthCor has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to HealthCor and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of HealthCor or HealthCor’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.
HealthCor files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on HealthCor at the SEC web site containing reports, the registration statement and other information at: http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference herein, or if you have questions about the Business Combination, you should contact via phone or in writing:
           Address:
Tel:
           Banks and brokers call collect:
E-mail:
If you are a shareholder of HealthCor and would like to request documents, please do so no later than four business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from                 , we will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.
All information contained in this proxy statement/prospectus relating to HealthCor has been supplied by HealthCor, and all such information relating to Hyperfine and Liminal has been supplied by Hyperfine and Liminal, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS
HealthCor Catalio Acquisition Corp.
Hyperfine, Inc. and Liminal Sciences, Inc.
Page(s)
Condensed Consolidated and Combined Financial Statements (Unaudited)
Condensed Consolidated and Combined Balance Sheets as of June 30, 2021 and December 31, 2020	F-62
Condensed Consolidated and Combined Statements of Operations and Comprehensive Loss for the Six Months Ended June 30, 2021 and 2020	F-63
Condensed Consolidated and Combined Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the Six Months Ended June 30, 2021 and 2020	F-64
Condensed Consolidated and Combined Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2020	F-65
Notes to Condensed Consolidated and Combined Financial Statements	F-66

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
HealthCor Catalio Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of HealthCor Catalio Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholder’s equity and cash flows for the period from November 18, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from November 18, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
March 26, 2021

HEALTHCOR CATALIO ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020
ASSETS
Deferred offering costs	$304,412
TOTAL ASSETS	$304,412
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accrued offering costs	246,037
Promissory note – related party	38,375
Total Current Liabilities	284,412
Commitments and Contingencies
Shareholder’s Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,175,000 shares issued and outstanding(1)	518
Additional paid-in capital	24,482
Accumulated deficit	(5,000)
Total Shareholder’s Equity	20,000
TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$304,412

(1)
Included an aggregate of up to 675,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On January 26, 2021, the Company effected a share capitalization pursuant to which we issued 862,500 additional Class B ordinary shares, resulting in its initial shareholders holding 5,175,000 Class B ordinary shares (see Note 5). All share and per-share amounts have been retroactively restated to reflect the share capitalization.

The accompanying notes are an integral part of the financial statements.

HEALTHCOR CATALIO ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM NOVEMBER 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Formation and operating costs	$5,000
Net Loss	$(5,000)
Weighted average shares outstanding, basic and diluted(1)	4,500,000
Basic and diluted net loss per ordinary shares	$(0.00)

(1)
Excluded an aggregate of up to 675,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On January 26, 2021, the Company effected a share capitalization pursuant to which we issued 862,500 additional Class B ordinary shares, resulting in its initial shareholders holding 5,175,000 Class B ordinary shares (see Note 5). All share and per-share amounts have been retroactively restated to reflect the share capitalization.

The accompanying notes are an integral part of the financial statements.

HEALTHCOR CATALIO ACQUISITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM NOVEMBER 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance – November 18, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	5,175,000	518	24,482	—	25,000
Net loss	—	—	—	(5,000)	(5,000)
Balance – December 31, 2020	5,175,000	$518	$24,482	$(5,000)	$20,000

(1)
Included an aggregate of up to 675,000 Class B ordinary shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised. On January 26, 2021, the Company effected a share capitalization pursuant to which we issued 862,500 additional Class B ordinary shares, resulting in its initial shareholders holding 5,175,000 Class B ordinary shares (see Note 5). All share and per-share amounts have been retroactively restated to reflect the share capitalization.

The accompanying notes are an integral part of the financial statements.

HEALTHCOR CATALIO ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 18, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash Flows from Operating Activities:
Net loss	$(5,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	5,000
Net cash used in operating activities	—
Cash Flows from Financing Activities:
Proceeds from promissory note – related party	38,375
Payment of offering costs	(38,375)
Net cash provided by (used in) financing activities	—
Net Change in Cash	—
Cash – Beginning	—
Cash – Ending	$—
Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$246,037
Deferred offering costs paid by Sponsor in exchange for the issuance of common stock	$20,000
The accompanying notes are an integral part of the financial statements.

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1  —  DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
HealthCor Catalio Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 18, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, our focus is on the healthcare industry in the United States and other developed countries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 18, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering became effective on January 26, 2021. On January 29, 2021, the Company consummated the Initial Public Offering of 20,700,000 Class A ordinary shares (the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,700,000 Public Shares, at $10.00 per Public Share, generating gross proceeds of $207,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 614,000 shares (the “Private Placement Shares”) at a price of $10.00 per Private Placement Share in a private placement to HC Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,140,000, which is described in Note 4
Transaction costs amounted to $11,928,907, consisting of $4,140,000 of underwriting fees, $7,245,000 of deferred underwriting fees and $543,907 of other offering costs.
Following the closing of the Initial Public Offering on January 29, 2021, an amount of $207,000,000 ($10.00 per Public Shares) from the net proceeds of the sale of the Public Shares in the Initial Public Offering and the sale of the Private Placement Shares was placed in a trust account (the “Trust Account”), and are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations.
The Company will not be permitted to withdraw any of the principal or interest held in the trust account, except with respect to interest earned on the funds held in the trust account that may be released to the Company to pay its income taxes, if any, until the earliest of (i) the completion of the Company’s initial business combination, (ii) the redemption of the public shares if the Company has not consummated an initial business combination within 24 months from the closing of our initial public offering, subject to applicable law, and (iii) the redemption of the public shares properly submitted in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of its obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the Company’s initial business combination or to redeem 100% of the public shares if the Company does not complete its initial business combination within 24 months from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-initial business combination activity. Based on current interest rates, the Company expects that interest income earned on the trust account (if any) will be sufficient to pay its income taxes.
The proceeds deposited in the trust account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of its public shareholders.
If the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), its Private Placement Shares (as defined in Note 5), and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until January 29, 2023 (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (ii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquired Public Shares in or will acquire after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Public Share ($10.00).
The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Management’s Plan
Prior to the completion of the initial public offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since completed its Initial Public Offering at which time

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements and therefore substantial doubt has been alleviated.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2  —  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Deferred Offering Costs
Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On January 29, 2021, offering costs amounting to $11,928,907 were charged to Shareholders’ equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $304,412 of deferred offering costs recorded in the accompanying balance sheet.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Loss Per Ordinary Share
Net loss per share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 675,000 Class B ordinary shares that are subject to forfeiture by the Sponsor if the over-allotment option is not exercised by the underwriter (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3  — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,700,000 Public Shares which includes a full exercise by the underwriters of their over-allotment option in the amount of 2,700,000 Public Shares, at a purchase price of $10.00 per Public Share.
NOTE 4  —  PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 614,000 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $6,140,000 from the Company in a private placement. The proceeds from the sale of the Private Placement Shares were added to the net proceeds from the Initial Public Offering held in the Trust Account, of which $4,410,000 was paid to the underwriters and $2,000,000 was provided to the Company as funds held outside of the trust account for working capital purposes. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Shares will be worthless.
NOTE 5  —  RELATED PARTY TRANSACTIONS
Founder Shares
On November 24, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 4,312,500 shares of Class B ordinary shares (the “Founder Shares”). In December 2020, our sponsor transferred 35,000 Class B ordinary shares to each of Dr. Wolfgang and Mr. Weinstein for their service as independent directors. In January 2021, our sponsor transferred 35,000 Class B ordinary shares to Mr. Harris for his service as an independent director. On January 26, 2021, the Company effected a share capitalization pursuant to which we issued 862,500 additional Class B ordinary shares, resulting in its initial shareholders holding 5,175,000 Class B ordinary shares. The Founder Shares included an aggregate of up to 675,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares (excluding the Private Placement Shares and assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering) upon the completion of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsor, initial shareholders, and independent directors (disclosed above) have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; or (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on January 26, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space, secretarial and administrative services.

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Promissory Note  —  Related Party
On November 23, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) March 31, 2021 or (i) the consummation of the Initial Public Offering. As of December 31, 2020, there was $38,375 in borrowings outstanding under the Promissory Note. The balance of the Promissory Note was repaid in February 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the initial shareholders or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares of the post-Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares.
Forward Purchase Arrangement
The Sponsor has indicated an interest to purchase up to an aggregate of $25 million of the Company’s Class A ordinary shares in a private placement that would occur concurrently with the consummation of the initial Business Combination. However, because indications of interest are not binding agreements or commitments to purchase, the Sponsor may determine not to purchase any such shares, or to purchase fewer shares than it has indicated an interest in purchasing. Furthermore, the Company is not under any obligation to sell any such shares.
NOTE 6  —  COMMITMENTS AND CONTINGENCIES
Registration and Shareholder Rights
Pursuant to a registration rights agreement entered into on January 26, 2021, the holders of the Founder Shares and Private Placement Shares, including the Private Placement Shares that may be issued upon conversion of the Working Capital Loans, will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per share, or $7,245,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7  —  SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A ordinary shares issued and outstanding
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 5,175,000 Class B ordinary shares issued and outstanding.
Only holders of the Class B ordinary shares will have the right to vote on the appointment of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.
The Founder Shares will automatically convert into Class A ordinary shares on the day of the closing of an initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares) upon completion of our initial public offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Shares issued to the Sponsor, members of the Company’s management team or any of the Company’s affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
NOTE 8  —  SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

HEALTHCOR CATALIO ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$747,912	$—
Prepaid expenses	491,297	—
Total Current Assets	1,239,209	—
Deferred offering costs	—	304,412
Marketable securities held in Trust Account	207,011,833	—
TOTAL ASSETS	$208,251,042	$304,412
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,350,095	$—
Accrued offering costs	7,515	246,037
Promissory note – related party	—	38,375
Total Current Liabilities	1,357,610	284,412
Deferred underwriting fee payable	7,245,000	—
TOTAL LIABILITIES	8,602,610	284,412
Commitments and Contingencies
Class A ordinary shares subject to possible redemption 19,463,730 and no shares at redemption value as of June 30, 2021 and December 31, 2020, respectively	194,648,426	—
Shareholder’s Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,850,270 and no shares issued and outstanding (excluding 19,463,730 and no shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	185	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,175,000 shares issued and outstanding, at June 30, 2021 and December 31, 2020, respectively	518	518
Additional paid-in capital	6,586,963	24,482
Accumulated deficit	(1,587,660)	(5,000)
Total Shareholder’s Equity	5,000,006	20,000
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$208,251,042	$304,412
The accompanying notes are an integral part of the unaudited condensed financial statements.

HEALTHCOR CATALIO ACQUISITION CORP.
CONDENSED STATEMENT OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Operating and formation costs	$1,441,293	$1,594,493
Loss from operations	(1,441,293)	(1,594,493)
Other income:
Interest earned on marketable securities held in Trust Account	7,399	11,833
Loss before income taxes	(1,433,894)	(1,582,660)
Benefit (provision) for income taxes	—	—
Net loss	$(1,433,894)	$(1,582,660)
Basic and diluted weighted average shares outstanding, Class A Ordinary shares subject to possible redemption	19,607,812	19,613,951
Basic and diluted net loss per share, Class A Ordinary shares subject to possible redemption	$0.00	$0.00
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	6,881,188	6,494,516
Basic and diluted net loss per share, Non-redeemable ordinary shares	$(0.21)	$(0.25)
The accompanying notes are an integral part of the unaudited condensed financial statements.

HEALTHCOR CATALIO ACQUISITION CORP.
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY
THREE AND SIX MONTHS ENDED JUNE 30, 2021
(UNAUDITED)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	5,175,000	$518	$24,482	$(5,000)	$20,000
Sale of 20,700,000 Units, net of underwriting discounts and offering expenses	20,700,000	2,070	—	—	195,069,022	—	195,071,092
Sale of 614,000 Private Placement Units	614,000	61	—	—	6,139,939	—	6,140,000
Ordinary shares subject to redemption	(19,607,812)	(1,961)	—	—	(196,080,362)	—	(196,082,323)
Net loss	—	—	—	—	—	(148,766)	(148,766)
Balance – March 31, 2021	1,706,188	$170	5,175,000	$518	$5,153,081	$(153,766)	$5,000,003
Change in value of Class A ordinary shares subject to redemption	144,082	15	—	—	1,433,882	—	1,433,897
Net loss	—	—	—	—	—	(1,433,894)	(1,433,894)
Balance – June 30, 2021	1,850,270	185	5,175,000	518	6,586,963	(1,587,660)	5,000,006
The accompanying notes are an integral part of the unaudited condensed financial statements.

HEALTHCOR CATALIO ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2021
(UNAUDITED)
Cash Flows from Operating Activities:
Net loss	$(1,582,660)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(11,833)
Changes in operating assets and liabilities:
Prepaid expenses	(491,297)
Accrued expenses	1,350,095
Net cash used in operating activities	(735,695)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(207,000,000)
Net cash used in investing activities	(207,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	202,860,000
Proceeds from sale of Private Placement Units	6,140,000
Proceeds from convertible promissory note – related party	32,759
Repayment of promissory note – related party	(71,134)
Payment of offering costs	(478,018)
Net cash provided by financing activities	208,483,607
Net Change in Cash	747,912
Cash – Beginning of period	—
Cash – End of period	$747,912
Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$7,515
Initial classification of ordinary shares subject to possible redemption	$196,231,090
Change in value of ordinary shares subject to possible redemption	$(1,582,664)
Deferred underwriting fee payable	$7,245,000
The accompanying notes are an integral part of the unaudited condensed financial statements.

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
HealthCor Catalio Acquisition Corp. (“HealthCor” or the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on November 18, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, our focus is on the healthcare industry in the United States and other developed countries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering became effective on January 26, 2021. On January 29, 2021, the Company consummated the Initial Public Offering of 20,700,000 Class A ordinary shares (the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,700,000 Public Shares, at $10.00 per Public Share, generating gross proceeds of $207,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 614,000 shares (the “Private Placement Shares”) at a price of $10.00 per Private Placement Share in a private placement to HC Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,140,000, which is described in Note 4.
Transaction costs amounted to $11,928,907, consisting of $4,140,000 of underwriting fees, $7,245,000 of deferred underwriting fees and $543,907 of other offering costs.
Following the closing of the Initial Public Offering on January 29, 2021, an amount of $207,000,000 ($10.00 per Public Shares) from the net proceeds of the sale of the Public Shares in the Initial Public Offering and the sale of the Private Placement Shares was placed in a trust account (the “Trust Account”), and are invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations.
The Company will not be permitted to withdraw any of the principal or interest held in the trust account, except with respect to interest earned on the funds held in the trust account that may be released to the Company to pay its income taxes, if any, until the earliest of (i) the completion of the Company’s initial business combination, (ii) the redemption of the public shares if the Company has not consummated an initial business combination within January 29, 2023, subject to applicable law, and (iii) the redemption of the public shares properly submitted in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) that would modify the substance or timing of its obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the Company’s initial business combination or to redeem 100% of the public shares if the Company does not complete its initial business combination within January 29, 2023 or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares or pre-initial business combination activity. Based on current interest rates, the Company expects that interest income earned on the trust account (if any) will be sufficient to pay its income taxes.
The proceeds deposited in the trust account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of its public shareholders.
If the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), its Private Placement Shares (as defined in Note 5), and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares, Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until January 29, 2023 (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (ii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquired Public Shares in or will acquire after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Public Share ($10.00).
The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent public accountants), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position,

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Capital Resources
As of June 30, 2021, the Company held $747,912 in cash outside of the Trust Account and had a working capital deficit of approximately $118,000. The deficit was primarily due to legal accruals of $1.3 million of which approximately $855,000 are contingent upon and will be paid through the consummation of the initial business combination along with other contingent deal costs. On August 18, 2021, the Sponsor agreed to provide loans of up to an aggregate $300,000 to the Company through August 18, 2022 if funds are needed by the Company upon request. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a business combination. The Sponsor understands that if the Company does not consummate a business combination (as described in the Company’s prospectus, dated January 26, 2021), all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company’s initial public offering.
Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of an initial business combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, performing due diligence on prospective target businesses, and structuring, negotiating and consummating the initial business combination.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on January 29th, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.
Marketable Securities Held in Trust Account
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.
Class A Ordinary shares subject to possible redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, Class A ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited condensed balance sheets.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more -likely -than -not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Net Income (Loss) Per Share
Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company’s statements of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Class A redeemable ordinary shares is calculated by dividing the interest income earned on the Trust Account, by the weighted average number of Class A redeemable ordinary shares outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income attributable to Class A redeemable ordinary shares, net of applicable franchise and income taxes, by the weighted average number of Class B non-redeemable ordinary shares outstanding for the period. Class B non-redeemable ordinary shares includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Ordinary shares subject to possible redemption
Numerator: Earnings allocable to Ordinary shares subject to possible redemption
Interest earned on marketable securities held in Trust Account	$6,957	$11,127
Unrealized gain on marketable securities held in Trust Account	—	—
Net Income allocable to shares subject to redemption	$6,957	$11,127
Denominator: Weighted Average Class A ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding	19,607,812	19,613,951
Basic and diluted net income per share	$0.00	$0.00
Non-Redeemable Ordinary Shares
Numerator: Net Loss minus Net Earnings
Net loss	$(1,433,894)	$(1,582,660)
Less: Net income allocable to Ordinary shares subject to possible redemption	6,957	11,127
Non-Redeemable Net Loss	$(1,440,851)	$(1,593,787)
Denominator: Weighted Average Non-redeemable ordinary shares
Basic and diluted weighted average shares outstanding	6,881,188	6,494,516
Basic and diluted net loss per share	$(0.21)	$(0.25)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,700,000 Public Shares which includes a full exercise by the underwriters of their over-allotment option in the amount of 2,700,000 Public Shares, at a purchase price of $10.00 per Public Share.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 614,000 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $6,140,000 from the Company in a private placement. The proceeds from the sale of the Private Placement Shares were added to the net proceeds from the Initial Public Offering held in the Trust Account, of which $4,410,000 was paid to the underwriters and $2,000,000 was provided to the Company as funds held outside of the trust account for working capital purposes. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Shares held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Shares will be worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On November 24, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 4,312,500 shares of Class B ordinary shares (the “Founder Shares”). In December 2020, our sponsor transferred 35,000 Class B ordinary shares to each of Dr. Wolfgang and Mr. Weinstein for their service as independent directors. In January 2021, our sponsor transferred 35,000 Class B ordinary shares to Mr. Harris for his service as an independent director. On January 26, 2021, the Company effected a share capitalization pursuant to which we issued 862,500 additional Class B ordinary shares, resulting in its initial shareholders holding 5,175,000 Class B ordinary shares. The Founder Shares included an aggregate of up to 675,000 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares will collectively represent 20% of the Company’s issued and outstanding shares (excluding the Private Placement Shares and assuming the initial shareholders do not purchase any Public Shares in the Initial Public Offering) upon the completion of the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsor, initial shareholders, and independent directors (disclosed above) have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination; or (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Promissory Note — Related Party
On November 23, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2021 or (i) the

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
consummation of the Initial Public Offering. As of December 31, 2020, there was $38,375 in borrowings outstanding under the Promissory Note. The balance of the Promissory Note was repaid in February 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the initial shareholders or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into shares of the post-Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares.
Forward Purchase Arrangement
The Sponsor has indicated an interest to purchase up to an aggregate of $25 million of the Company’s Class A ordinary shares in a private placement that would occur concurrently with the consummation of the initial Business Combination. However, because indications of interest are not binding agreements or commitments to purchase, the Sponsor may determine not to purchase any such shares, or to purchase fewer shares than it has indicated an interest in purchasing. Furthermore, the Company is not under any obligation to sell any such shares.
NOTE 6. COMMITMENTS
Registration and Shareholder Rights
Pursuant to a registration rights agreement entered into on January 26, 2021, the holders of the Founder Shares and Private Placement Shares, including the Private Placement Shares that may be issued upon conversion of the Working Capital Loans, will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per share, or $7,245,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
NOTE 7. SHAREHOLDER’S EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2021 and December 31, 2020, there were no shares of preferred shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there was 1,850,270 and no shares, respectively, of Class A ordinary issued and outstanding, excluding 19,463,730 and no shares, respectively, of Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 5,175,000 shares of Class B ordinary shares issued and outstanding, respectively.
Only holders of the Class B ordinary shares will have the right to vote on the appointment of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.
The Founder Shares will automatically convert into Class A ordinary shares on the day of the closing of an initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding (excluding the Private Placement Shares) upon completion of our initial public offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Shares issued to the Sponsor, members of the Company’s management team or any of the Company’s affiliates upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one to one.
NOTE 8. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At June 30, 2021, assets held in the Trust Account were comprised of $207,011,833 in money market funds which are invested primarily in U.S. Treasury Securities. Through June 30, 2021, the Company has not withdrawn any of interest earned on the Trust Account.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
	Level	June 30, 2021
Assets:
Cash and marketable securities held in Trust Account	1	$207,011,833
There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.
NOTE 9.  SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued.
On July 7, 2021, the Company entered into a business combination agreement with Optimus Merger Sub I, Inc., a wholly owned subsidiary of HealthCor (“Merger Sub I”), Optimus Merger Sub II, Inc., a wholly owned subsidiary of HealthCor (“Merger Sub II”), Hyperfine, Inc. (“Hyperfine”) and Liminal Sciences, Inc. (“Liminal”) (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). The Business Combination Agreement and the transactions contemplated thereby (collectively, the “Business Combination”) were unanimously approved by the boards of directors of each of HealthCor, Hyperfine and Liminal on July 7, 2021. Pursuant to the Business Combination Agreement and subject to the terms and conditions set forth therein, HealthCor will domesticate as a Delaware corporation (the “Domestication”) and will be renamed Hyperfine, Inc. (referred to herein as “New Hyperfine”), Merger Sub I will merge with and into Hyperfine (the “Hyperfine Merger”), with Hyperfine surviving the Hyperfine Merger as a wholly owned subsidiary of New Hyperfine, and Merger Sub II will merge with and into Liminal (the “Liminal Merger” and, together with the Hyperfine Merger, the “Mergers”), with Liminal surviving the Liminal Merger as a wholly owned subsidiary of New Hyperfine.
The Business Combination Agreement provides that, among other things, prior to the effective time of the Mergers (the “Effective Time”) and in connection with the Domestication, (i) the Class A ordinary shares of HealthCor, issued and outstanding immediately prior to the Domestication will convert into an equal number of shares of Class A common stock of New Hyperfine (the “New Hyperfine Class A common stock”) and (ii) the Class B ordinary shares of HealthCor (the “Class B ordinary shares”), issued and outstanding immediately prior to the Domestication will convert into an equal number of shares of Class B common stock of New Hyperfine (the “New Hyperfine Class B common stock”). Immediately following the Domestication, the shares of New Hyperfine Class B common stock will convert into shares of New Hyperfine Class A common stock (the “Conversion”). New Hyperfine Class A common stock will carry one vote per share and, following the Conversion, New Hyperfine Class B common stock will carry 20 votes per share. The New Hyperfine Class B common stock will have the same economic terms as the New Hyperfine Class A common stock, but will be subject to a “sunset” provision if Dr. Jonathan M. Rothberg, the founder and Executive Vice Chairman of Hyperfine and founder and Executive Chairman of Liminal (“Dr. Rothberg”), and other permitted holders of New Hyperfine Class B common stock collectively cease to beneficially own at least twenty percent (20%) of the number of shares of New Hyperfine Class B common stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend,

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
subdivision, combination or recapitalization of the New Hyperfine Class B common stock) collectively held by Dr. Rothberg and permitted transferees of New Hyperfine Class B common stock as of the Effective Time.
As a consequence of the Mergers, at the Effective Time, (i) (a) each share of Hyperfine capital stock (other than shares of Hyperfine Series A preferred stock) issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Hyperfine Exchange Ratio (as defined in the Business Combination Agreement); and (b) each share of Liminal capital stock (other than shares of Liminal Series A-1 preferred stock) issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class A common stock equal to the Liminal Exchange Ratio (as defined in the Business Combination Agreement); and (ii) (a) each share of Hyperfine Series A preferred stock issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Hyperfine Exchange Ratio and (b) each share of Liminal Series A-1 preferred stock issued and outstanding as of immediately prior to the Effective Time will be automatically cancelled and extinguished and converted into the right to receive the number of shares of New Hyperfine Class B common stock equal to the Liminal Exchange Ratio; (iii) each option to purchase shares of Hyperfine or Liminal common stock, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be assumed by New Hyperfine and will automatically become an option (vested or unvested, as applicable) to purchase a number of shares of New Hyperfine Class A common stock equal to the number of shares of Hyperfine or Liminal common stock subject to such option immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, and rounded down to the nearest whole number of shares, at an exercise price per share equal to the exercise price per share of such option immediately prior to the Effective Time divided by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable, and rounded up to the nearest whole cent; and (iv) each Hyperfine and Liminal restricted stock unit outstanding immediately prior to the Effective Time will be assumed by New Hyperfine and will automatically become a restricted stock unit with respect to a number of shares of New Hyperfine Class A common stock, rounded down to the nearest whole share, equal to the number of shares of Hyperfine or Liminal common stock subject to such Hyperfine or Liminal restricted stock unit immediately prior to the Effective Time multiplied by Hyperfine Exchange Ratio or Liminal Exchange Ratio, as applicable. The aggregate number of shares of New Hyperfine capital stock a holder of Hyperfine or Liminal capital stock is entitled to receive as a result of the events described in clauses (i) and (ii) of the preceding sentence will be rounded down to the nearest whole number of shares.
In addition to the consideration to be paid at the closing of the Business Combination, holders of Hyperfine or Liminal common stock (on a fully-diluted and as-converted to common stock basis) will be entitled to receive 10,000,000 shares of New Hyperfine Class A common stock (valued at $10.00 per share) if the closing price of shares of New Hyperfine Class A common stock is equal to or greater than $15.00 for a period of at least 20 days out of 30 consecutive trading days during the period between the Closing Date and the third anniversary of the Closing Date.
Concurrently with the execution of the Business Combination Agreement, HealthCor has entered into the subscription agreements, dated as of July 7, 2021 (the “Subscription Agreements”), with certain institutional and accredited investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to subscribe for and purchase, and HealthCor has agreed to issue and sell to the PIPE Investors, immediately prior to the Closing, an aggregate of 12,610,000 shares of New Hyperfine Class A common stock at a price of $10.00 per share (the “PIPE Financing”), for aggregate gross proceeds of $126.1 million. The shares of New Hyperfine Class A common stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

HEALTHCOR CATALIO ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)
Under the Subscription Agreements, HealthCor has agreed that the PIPE Investors will have certain registration rights in connection with the PIPE Financing. The PIPE Financing is contingent upon, among other things, the substantially concurrent closing of the Business Combination.
Concurrently with the execution of the Business Combination Agreement, HC Sponsor LLC (the “Sponsor”), Joseph Healey, Michael Weinstein, Christopher Wolfgang, Taylor Harris, HealthCor, Hyperfine and Liminal entered into a sponsor letter agreement, dated as of July 7, 2021 (the “Sponsor Letter Agreement”), pursuant to which the Sponsor and each other holder of HealthCor Class B ordinary shares has agreed to, among other things, (i) vote in favor of the transaction proposals (including the proposal to approve the Business Combination Agreement and the related transactions contemplated therein) at the Special Meeting, (ii) be bound by and subject to certain other covenants and agreements of the Business Combination Agreement, as if they were directly party thereto, (iii) waive any adjustment to the conversion ratio set forth in the governing documents of HealthCor or any other anti-dilution or similar protection with respect to the HealthCor Class B ordinary shares (whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise), (iv) not redeem or otherwise exercise any right to redeem any of his, her or its HealthCor equity securities; and (v) be bound by certain transfer restrictions with respect to his, her or its HealthCor equity securities prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.
On July 8, 2021, Dr. Jonathan M. Rothberg and certain stockholders of Hyperfine and Liminal affiliated with Dr. Rothberg (collectively, the “supporting Hyperfine stockholders”) entered into a Transaction Support Agreement (the “Transaction Support Agreement”), with HealthCor Catalio Acquisition Corp. Under the Transaction Support Agreement, each supporting Hyperfine stockholder agreed, among other things, to (i) execute and deliver to Hyperfine, Liminal and HealthCor, as promptly as reasonably practicable (and in any event within two business days) following the time at which the Registration Statement on Form S-4 (the “Registration Statement”) filed in connection with the Business Combination Agreement, dated as of July 7, 2021, by and among HealthCor, Optimus Merger Sub I, Inc., Optimus Merger Sub II, Inc., Hyperfine and Liminal and the transactions contemplated thereby is declared effective under the Securities Act of 1933, as amended (the “Securities Act”), written consents of the Hyperfine stockholders and the Liminal stockholders, respectively, sufficient to approve the Business Combination Agreement, the related documents and the transactions contemplated thereby (including the Business Combination) and (ii) be bound by certain other covenants and agreements related to the Business Combination. The shares of Hyperfine and Liminal capital stock that are owned by the supporting Hyperfine stockholders and subject to the Transaction Support Agreement represent over 74% of the aggregate outstanding voting power of Hyperfine common stock and preferred stock (on an as-converted basis) and over 95% of the aggregate outstanding voting power of Liminal common stock and preferred stock (on an as-converted basis). In addition, the Transaction Support Agreement prohibits the supporting Hyperfine stockholders from engaging in activities that have the effect of soliciting a competing acquisition proposal.
On August 18, 2021, the Sponsor agreed to provide loans of up to an aggregate of $300,000 to the Company through August 18, 2022 if funds are needed by the Company upon request. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a business combination. The Sponsor understands that if the Company does not consummate a business combination (as described in the Company’s prospectus, dated January 26, 2021), all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company’s initial public offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the stockholders and the Board of Directors of Hyperfine, Inc. and Liminal Sciences, Inc.
Opinion on the Combined Financial Statements
We have audited the accompanying combined balance sheets of Hyperfine, Inc. and Liminal Sciences, Inc. (collectively, the “Company”) as of December 31, 2020 and 2019, the related combined statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the combined financial statements, the Company has suffered a significant cash burn and recurring net losses since inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter is also described in Note 2. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
New York, New York
July 19, 2021
We have served as the Company’s auditor since 2021.

HYPERFINE, INC. AND LIMINAL SCIENCES, INC.
COMBINED BALANCE SHEETS
AS OF DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share amounts)
	December 31,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$62,676	$26,441
Restricted cash	1,610	—
Accounts receivable	174	—
Inventory	1,718	—
Prepaid expenses and other current assets	691	837
Due from related parties	1,465	683
Total current assets	$68,334	$27,961
Property and equipment	1,904	489
Other assets – related party	1,244	1,470
Prepaid inventory	—	651
Net investment in lease	44	—
Total assets	$71,526	$30,571
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$948	$1,189
Deferred grant funding	1,610	—
Deferred revenue	158	—
Due to related parties	136	109
Accrued expenses and other current liabilities	1,264	491
Total current liabilities	$4,116	$1,789
Long term notes payable	178	—
Total liabilities	$4,294	$1,789
COMMITMENTS AND CONTINGENCIES (NOTE 15)
CONVERTIBLE PREFERRED STOCK
Hyperfine convertible preferred stock (Series A, B, C and D): $.0001 par value, aggregate liquidation preference of $147,651 and $87,882; 129,788,828 and 67,539,894 shares authorized; 95,010,858 and 67,211,210 shares issued and outstanding at December 31, 2020 and 2019, respectively	128,286	68,646
STOCKHOLDERS’ DEFICIT:
Hyperfine Common stock, $.0001 par value; 125,000,000 and 57,000,000 shares authorized; 4,812,083 and 4,605,299 shares issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Liminal Common stock, $.001 par value; 5,000 shares authorized; 1,000 shares issued and outstanding	—	—
Hyperfine Special-voting common stock, $.0001 par value; 25,000,000 shares authorized; 0 shares issued and outstanding	—	—
Additional paid-in capital	10,415	8,178
Accumulated deficit	(71,469)	(48,042)
Total stockholders’ deficit	$(61,054)	$(39,864)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$71,526	$30,571
The accompanying notes are an integral part of these combined financial statements.

HYPERFINE, INC. AND LIMINAL SCIENCES, INC.
COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share and per share amounts)
	Year ended December 31,
	2020	2019
Sales
Device	$200	$—
Service	94	—
Total sales	$294	$—
Cost of sales
Device	$763	$—
Service	8	—
Total cost of sales	$771	$—
Gross margin	(477)	—
Operating Expenses:
Research and development	$14,593	$13,390
General and administrative	5,921	5,810
Sales and marketing	2,500	768
Total operating expenses	23,014	19,968
Loss from operations	$(23,491)	$(19,968)
Interest income	$70	$630
Other income (expense), net	(6)	(77)
Loss before provision for income taxes	$(23,427)	$(19,415)
Provision for income taxes	—	—
Net loss and comprehensive loss	$(23,427)	$(19,415)
Net loss per common share attributable to common stockholders, basic and diluted	$(5.04)	$(4.33)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	4,651,127	4,486,484
The accompanying notes are an integral part of these combined financial statements.

HYPERFINE, INC. AND LIMINAL SCIENCES, INC.
COMBINED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands, except share amounts)
	Hyperfine convertible preferred stock		Hyperfine Common Stock		Liminal Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
January 1, 2019	67,211,210	$68,646	4,435,136	$—	1,000	$—	$1,546	$(28,627)	$(27,081)
Net loss	—	—	—	—	—	—	—	(19,415)	(19,415)
Investment from 4Bionics, LLC	—	—	—	—	—	—	5,700	—	5,700
Exercise of stock options	—	—	170,163	—	—	—	36	—	36
Stock-based compensation expense	—	—	—	—	—	—	896	—	896
Balance, December 31, 2019	67,211,210	$68,646	4,605,299	$—	1,000	$—	$8,178	$(48,042)	$(39,864)
Net loss	—	—	—	—	—	—	—	(23,427)	(23,427)
Issuance of Series D convertible preferred stock, net of issuance costs	27,799,648	59,640	—	—	—	—	—	—	—
Investment from 4Bionics, LLC	—	—	—	—	—	—	1,000	—	1,000
Exercise of stock options	—	—	206,784	—	—	—	120	—	120
Stock-based compensation expense	—	—	—	—	—	—	1,117	—	1,117
Balance, December 31, 2020	95,010,858	$128,286	4,812,083	$—	1,000	$—	$10,415	$(71,469)	$(61,054)
The accompanying notes are an integral part of these combined financial statements.

HYPERFINE, INC. AND LIMINAL SCIENCES, INC.
COMBINED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(in thousands)
	Year ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(23,427)	$(19,415)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	289	141
Loss on disposal of fixed assets	—	4
Stock-based compensation expense	1,117	896
Write-down of inventory	213	—
Sales under sales type leases	(46)	—
Payments received on net investment in lease	2	—
Changes in assets and liabilities:
Accounts receivable	(174)	309
Inventory	(1,931)	—
Prepaid expenses and other current assets	146	(366)
Due from related parties	(782)	(161)
Other assets – related party	226	243
Prepaid inventory	651	(651)
Accounts payable	(377)	467
Deferred grant funding	1,610	—
Deferred revenue	158	—
Due to related parties	27	(177)
Accrued expenses and other current liabilities	773	338
Net cash used in operating activities	$(21,525)	$(18,372)
Cash flows from investing activities:
Purchases of fixed assets	(1,568)	(244)
Net cash used in investing activities	$(1,568)	$(244)
Cash flows from financing activities:
Proceeds from exercise of stock options	120	36
Proceeds from issuance of Series D convertible preferred stock	59,769	—
Stock issuance costs for Series D convertible preferred stock	(129)	—
Proceeds from issuance of notes payable	1,067	1,000
Repayment of notes payable	(889)	(2,000)
Investment from 4Bionics, LLC	1,000	5,700
Net cash provided by financing activities	$60,938	$4,736
Net increase (decrease) in cash, cash equivalents and restricted cash	37,845	(13,880)
Cash, cash equivalents and restricted cash, beginning of year	26,441	40,321
Cash, cash equivalents and restricted cash, end of year	$64,286	$26,441
Reconciliation of cash, cash equivalents, and restricted cash reported in the statement of financial position
Cash and cash equivalents	$62,676	$26,441
Restricted cash	1,610	—
Total cash, cash equivalents and restricted cash	$64,286	$26,441
Supplemental disclosure of cash flow information:
Cash received from exchange of research and development tax credits	$261	$200
Cash paid for interest	$6	$77
Supplemental disclosure of noncash flow information:
Noncash acquisition of fixed assets	$136	$—
The accompanying notes are an integral part of these combined financial statements.

HYPERFINE, INC. AND LIMINAL SCIENCES, INC.
NOTES TO COMBINED FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019
(all amounts are in thousands, except share and per share data)
1.
ORGANIZATION AND DESCRIPTION OF BUSINESS

Hyperfine, Inc. (“Hyperfine”) and Liminal Sciences, Inc. (“Liminal”) (collectively referred as “the Company”) are Delaware corporations. Hyperfine was incorporated under the laws of the State of Delaware on February 25, 2014 under the name “Hyperfine Research, Inc.” On May 25, 2021, the name of the corporation was changed to “Hyperfine, Inc.” Liminal was incorporated under the laws of the State of Delaware on September 21, 2018 under the name “EpilepsyCo Inc.” On July 20, 2020, the name of the corporation was changed to “Liminal Sciences, Inc.”.
As of December 31, 2020, Liminal was a wholly owned subsidiary of 4Bionics, LLC (“4Bionics”). On April 2, 2021, 4Bionics executed a plan of liquidation and dissolution. Its ownership in Liminal was distributed to its members and to the holders of incentive units.
The Company is focused on creating devices capable of non-invasive medical imaging and is making systems that are low cost and can make imaging available wherever and whenever it is needed. Having received FDA approval in 2020, Hyperfine is the first to bring a low cost, point-of-care magnetic resonance imaging (MRI) machine to market. All of the Company’s revenue to date has been generated from sales of this machine and related services. Additionally, Liminal is in the process of developing a device to non-invasively measure key vital signs in the brain to enable unprecedented access to dramatically improve patient outcomes. Liminal is in the early research and development stage and has not generated any revenue to date.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Combination
The accompanying combined financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”). The combined financial statements include the accounts of Hyperfine and Liminal which are under common control because the affiliates of the founder of Hyperfine and Liminal directly or indirectly hold more than 50% of the voting ownership interest of each entity. All intercompany transactions and balances have been eliminated.
COVID-19 Outbreak
The recent outbreak of the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization on March 11, 2020 and declared a National Emergency by the President of the United States on March 13, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on the Company’s operating results, financial condition and cash flows. The COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on the Company’s operations, particularly as a result of preventive and precautionary measures that the Company, other businesses, and governments are taking. Governmental mandates related to COVID-19 or other infectious diseases, or public health crises, have impacted, and the Company expects them to continue to impact, its personnel and personnel at third-party manufacturing facilities in the United States and other countries, and the availability or cost of materials, which could disrupt or delay the Company’s receipt of instruments, components and supplies from the third parties the Company relies on to, among other things, produce its products. The COVID-19 pandemic has also had an adverse effect on the Company’s ability to attract, recruit, interview and hire at the pace the Company would typically expect to support its rapidly expanding operations. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including expenses and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impacts.
In adjusting to the COVID-19 market and manufacturing conditions, the Company did not have to materially adjust its existing resource allocation or its factors of production. The Company has not incurred any significant impairment losses in the carrying values of its assets as a result of the COVID-19 pandemic and is not aware of any specific related event or circumstance that would require the Company to revise its estimates reflected in its combined financial statements.
The estimates of the impact on the Company’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets. While the Company is unable to predict the full impact that the COVID-19 pandemic will have on its future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, and the actions that may be taken by government authorities across the United States and elsewhere, it is not expected to result in any significant changes in costs going forward.
Liquidity and Going Concern
Since its inception, the Company has funded its operations primarily with proceeds from the sale of convertible preferred stock. The Company started to generate revenue during the year ended December 31, 2020 in the amount of $294. The Company has funded its operations primarily with proceeds from the issuance of capital to private investors. As a result, the Company has incurred a significant cash burn and recurring net losses since its inception, which includes a net loss of $23,427 and $19,415 for the years ended December 31, 2020 and 2019, respectively, and an accumulated deficit of $71,469 and $48,042, as of December 31, 2020 and 2019, respectively. The Company expects to continue to incur a significant cash burn and recurring net losses for the foreseeable future until such time that the Company can improve the gross margin on its existing product and successfully commercialize its products that are currently under development. However, the Company can provide no assurance that such products will be successfully developed and commercialized in the future.
Management anticipates the Company will be able to raise additional capital needed to sustain the Company’s operations and meet its obligations as they become due over the next twelve months upon consummation of the proposed business combination with HealthCor Catalio Acquisition Corp. (“HealthCor”) (See Note 16). However, the Company can provide no assurance the proposed business combination will be successfully consummated, or that enough capital will be received to fund the Company’s operations over the next twelve months. If the proposed business combination is not successfully consummated or enough capital received, the Company will have to seek other sources of capital, or pursue other strategic alternatives, which could include, among other things, a significant reduction in the Company’s current cost structure, a significant reduction in the Company’s product development strategy, a sale of the Company, or a filing of insolvency or cessation of the Company’s operations.
Management believes these uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying combined financial statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. Accordingly, the accompanying combined financial statements do not include any adjustments that may result from the outcome of these uncertainties.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. At December 31, 2020 and 2019, substantially all the Company’s cash and cash equivalents were invested in money market accounts at one financial institution. The Company also maintains balances in various operating accounts above federally insured limits. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Significant customers are those that represent more than 10% of the Company’s total revenues or gross accounts receivable balances for the periods and as of each balance sheet date presented. For each significant customer, revenue as a percentage of total revenues and gross accounts receivable as a percentage of total gross accounts receivable were as follows:
	Revenue	Accounts receivable
	For the year ended December 31, 2020	As of December 31, 2020
Customer A	21%	4%
Customer B	21%	0%
Customer C	20%	53%
Customer D	14%	32%
Customer E	11%	0%
The Company utilizes a single exclusive manufacturer for its MRI machine. Additionally, the Company purchases spare parts from this manufacturer.
Segment Information
The Company’s Chief Operating Decision Maker (“CODM”) is its Executive Vice Chairman and founder. Hyperfine and Liminal represent two operating segments. Given the similar qualitative and economic characteristics of the two operating segments, such that both are focused upon the development and commercialization of existing and new products and services, Hyperfine and Liminal are aggregated into one reporting segment. All of the Company’s long-lived assets are located in the United States. All of the revenues were earned in the United States. Since the Company is aggregated into a single operating segment, all required financial segment information can be found in the combined financial statements.
Use of Estimates
The preparation of the combined financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions about future events that affect the amounts reported in its combined financial statements and accompanying notes. Future events and their effects cannot be determined with certainty. On an ongoing basis, management evaluates these estimates and assumptions. Significant estimates and assumptions included:
•
Revenue recognition, including determination of the timing and pattern of satisfaction of performance obligations, determination of the standalone selling price (“SSP”) of performance obligations and estimation of variable consideration;

•
Allowance for doubtful accounts;

•
Measurement and allocation of capitalized costs, the net realizable value (the selling price as well as estimated costs of completion, disposal and transportation) of inventory, and demand and future use of inventory;

•
Valuation allowances with respect to deferred tax assets; and

•
Assumptions underlying the fair value used in calculation of the stock-based compensation.

The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s combined financial statements.
Cash and Cash Equivalents
All highly liquid investments purchased with a maturity of three months or less are cash equivalents. At December 31, 2020 and 2019, cash and cash equivalents consist principally of cash and money market accounts.

Restricted Cash
Restricted cash balance represents funds received as part of grant funding and restricted in use to the purpose of the funding. For details, see the Note 2. Summary of significant accounting policies (Grant Funding) and Note 15. Commitments and contingencies.
Accounts Receivable
Accounts receivable are stated as the amount the Company expects to collect. The Company maintains allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. As of December 31, 2020, the allowance for doubtful accounts was zero.
Inventories
Inventories primarily consist of finished goods which are produced by the Company’s third-party contract manufacturers. Inventories are stated at the lower of actual cost, determined using the average cost method, or net realizable value. Cost includes all direct and indirect production costs to convert materials into a finished product. Net realizable value is based upon an estimated average selling price reduced by the estimated costs of completion, disposal and transportation.
The valuation of inventory also requires the Company to estimate excess and obsolete inventory. The Company considers sales forecasts and historical experience to identify excess, close out, or slow-moving items as well as new product development schedules, product obsolescence and product merchantability, including whether older products can be remanufactured into new products among other factors. The Company reduces the value of inventory for estimated obsolescence or lack of marketability by the difference between the cost of the affected inventory and the net realizable value.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets include amounts paid in advance for operating expenses as well as monies to be received from the State of Connecticut for research and development tax credits. These research and development tax credits are exchanged for a cash refund and are typically collected within one year from the date the tax return is filed with the state. The credits are recognized as an offset to research and development expenses in the combined statements of operations and comprehensive loss in the annual period in which the corresponding expenses were incurred.
Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation expense is computed using the straight-line method over the estimated useful lives of the related assets.
Useful lives of property and equipment are as follows:
Property and equipment	Estimated useful life
Laboratory equipment	5
Research devices	5
Computer equipment	5
Tooling	3
Leased devices	5
Other	3 – 7
Other property and equipment include furniture and fixtures, software, vehicles, and machinery and equipment.
Expenditures for major renewals and improvements are capitalized. Expenditures for repairs and maintenance are expensed as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation is eliminated from the balance sheet, and any resulting gains or losses are included in the combined statements of operations and comprehensive loss in the period of disposal.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment at least annually or when the Company determines a triggering event has occurred. When a triggering event has occurred, each impairment test is based on a comparison of the future expected undiscounted cash flow to the recorded value of the asset. If the recorded value of the asset is less than the undiscounted cash flow, the asset is written down to its estimated fair value. No impairments were recorded for the years ended December 31, 2020 and 2019.
Capitalized Software Development Costs
For the costs incurred in developing the firmware embedded in the hardware devices that the Company sells and leases to its customers, the Company applies the principles of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 985-20, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (“ASC 985-20”). ASC 985-20 requires that software development costs incurred in conjunction with product development be charged to research and development expense until technological feasibility is established. Thereafter, until the product is released for sale, software development costs must be capitalized and reported at the lower of unamortized cost or net realizable value of the related product. The Company has adopted the “tested working model” approach to establishing technological feasibility for its software products. Under this approach, the Company does not consider a product in development to have passed the technological feasibility milestone until the Company has completed a model of the product that contains essentially all the functionality and features of the final product and has tested the model to ensure that it works as expected. The Company’s hardware device, with the embedded firmware, was released for sale during the fourth quarter of the year ended December 31, 2020, when the Company had completed all of the research and development activity to establish the technological feasibility of the product. As of December 31, 2020 and 2019, the Company had not incurred significant costs between the establishment of technological feasibility and the release of a product for sale; thus, the Company had expensed all software development costs as incurred.
For software developed or acquired for internal use, including software used in the provision of subscription services to the Company’s customers, the Company applies the principles of ASC 350-40, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use (“ASC 350-40”). ASC 350-40 requires that software development costs incurred before the preliminary project stage be expensed as incurred. The Company capitalizes development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed, and the software will be used to perform the function intended. Costs incurred during the preliminary project and post-implementation stages, including training and maintenance, are expensed as incurred. Capitalized costs are amortized on a project-by-project basis using the straight-line method over the estimated economic life of the application, which is three years, beginning when the asset is substantially ready for use. As of December 31, 2020 and 2019, the Company did not have any amount of capitalized internal-use software development costs.
Revenue Recognition
The Company recognizes revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers.”
Revenue is recognized when or as a customer obtains control of the promised goods and services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to in exchange for these goods and services. To achieve this core principle, the Company applies the following 5 steps:
•
Step 1: Identify Contracts with Customers:   The Company executes signed contracts with its customers for the sale of hardware devices and subscription services.

•
Step 2: Identify Performance Obligations:   The Company’s contracts with customers primarily include two performance obligations, namely the hardware device and subscription services, which include access to the Company’s hosted cloud-based software applications and hardware maintenance and support on an ongoing basis throughout the subscription period.

•
Step 3: Determine Transaction Price:   The Company’s contracts with customers include variable consideration in the form of discounts and price concessions. The Company estimates variable consideration using the expected value method based the data available as of the end of each reporting period.

•
Step 4: Allocate Transaction Price to Performance Obligations:   The Company allocates transaction price to the performance obligations in a contract with a customer, based on the relative standalone selling prices of the goods and services. The standalone selling prices of the hardware devices and subscription services are determined based on the observable standalone selling prices for which the Company sells the respective goods and services on a standalone basis, including renewals of subscription services.

•
Step 5: Recognize Revenue as Performance Obligations are Satisfied:   Each unit of hardware devices is a performance obligation satisfied at a point in time, when control of the good transfers from the Company to the customer, which is usually upon delivery of the good to the customer. The subscription services are stand-ready obligations that are satisfied over time by providing the customer with ongoing access to the Company’s resources throughout the subscription period. The Company uses the time elapsed (straight line) measure of progress to recognize revenue as these performance obligations are satisfied evenly over the respective service period.

The Company offers alternative payment structures and “as-a-service” offerings that are assessed to determine whether an embedded lease arrangement exists. The Company accounts for those contracts as a lease arrangement under the current lease standard if it is determined that the contract contains an identified asset and that the right to direct the use of that asset has transferred to the customer. When a contract includes lease and non-lease components, the Company allocates consideration under the contract to each component based on relative standalone selling price and subsequently assesses lease classification for each lease component within a contract as a sales-type lease or an operating lease. On commencement of sales-type leases, the Company recognizes revenue up-front, and amounts due from the customer under the lease contract are recognized as financing receivables on the combined balance sheets. Interest income is recognized as revenue over the term of the lease based on the effective interest method. The Company has elected not to include sales and other taxes collected from the lessee as part of lease revenue.
All other leases that do not meet the definition of a sales-type lease are classified as operating leases. The underlying asset in an operating lease arrangement is carried at depreciated cost within Property and equipment, net on the combined balance sheets. Depreciation is calculated using the straight-line method over the term of the underlying lease contract and is recognized as cost of revenue. The depreciable basis is the original cost of the equipment less the estimated residual value of the equipment at the end of the lease term. The Company recognizes operating lease income to product revenue on a straight-line basis over the lease term. Impairment of equipment under operating leases is assessed on the same basis as other long-lived assets.
Deferred revenue
Deferred revenue primarily consists of billings or payments received in advance of revenue recognition from subscription services described above and is reduced as the revenue recognition criteria are met. Deferred revenue is classified as current based on expected revenue recognition timing. Specifically, deferred revenue that will be recognized as revenue within the succeeding twelve month period is recorded as current in the Company’s combined balance sheets.
Warranties
The Company offers a device warranty to customers for the longer of (a) twelve (12) months from delivery of the device for devices obtained through a capital purchase, or (b) the term of the subscription agreement for devices obtained on a subscription basis (subject to continued payment of fees for the subscription service. The Company’s subscription services include hardware maintenance and support. As noted in the accounting policy for revenue recognition, the Company recognizes revenue for subscription service over time using the time elapsed measure of progress. The costs of hardware maintenance are recognized in costs of revenue as they are incurred.
Research and Development
Research and development costs consists of production costs for prototype, test and pre-production units, lab supplies, consulting and personnel costs, including salaries, stock-based compensation, bonuses and benefit costs. The Company recognizes these costs as they are incurred.
Grant Funding
The Company received certain research and development funding through a grant issued by the Bill & Melinda Gates Foundation (“BMGF”), or the Gates Foundation. The funding is recognized in the combined statement of operations and comprehensive loss as a reduction to research and development expense as the related costs are incurred to meet those obligations over the grant period. Grant funding payments received in advance of research and development expenses incurred are recorded as deferred grant funding as a current liability in the Company’s combined balance sheets.
Cost of Sales
Cost of sales consists of product and service costs including personnel cost, product costs, production setup expenses, depreciation and amortization expenses, inventory excess and obsolescence expenses.
Patent Costs
Patent costs have been charged to operations as incurred, as their realization is uncertain. These costs are included in general and administrative expenses in the combined statements of operations and comprehensive loss.
General and Administrative
General and administrative expenses primarily consist of personnel costs and benefits including stock-based compensation, patent and filing fees, office expenses and outside services. Outside services consist of professional services, legal and other professional fees.
Sales and Marketing
Sales and marketing costs primarily consist of personnel costs and benefits including stock-based compensation, advertising, promotional, as well as conferences, meetings, and other events. Advertising costs are expensed as incurred. For the years ended December 31, 2020 and 2019, advertising expenses were $437 and $22, respectively.
Net Loss per Common Share
Basic net loss per common share is calculated by dividing the net loss attributed to common stockholders by the weighted average number of common shares outstanding during the period, without consideration of potentially dilutive securities.
Diluted net loss per common share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares plus the common equivalent shares of the period, including any dilutive effect from such shares. The Company’s diluted net loss per common share is the same as basic net loss per common share for all periods presented, since the effect of potentially dilutive securities is anti-dilutive. Refer to Note 12 “Net Loss Per Share” for further discussion.
Convertible Preferred Stock
The Company has applied the guidance in ASC Topic 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities, and has therefore classified the Series A, Series B,

Series C and Series D Convertible Preferred Stock (“Convertible Preferred Stock”) (see Note 9) as mezzanine equity. The Convertible Preferred Stock was recorded outside of stockholders’ deficit because the Convertible Preferred Stock includes a redemption provision upon a change of control, which is deemed a liquidation event that is considered outside the Company’s control. The Convertible Preferred Stock have been recorded at their original issue price, net of issuance costs. The Company did not adjust the carrying values of the Convertible Preferred Stock to the liquidation price associated with a change of control because a change of control of the Company was not considered probable at either of the reporting dates (see Note 9). Subsequent adjustments to increase or decrease the carrying values to their respective liquidation prices will be made only when it becomes probable that such a change of control will occur.
Stock-Based Compensation
Hyperfine and Liminal are entities under common control with separate equity incentive plans for their respective employees, directors and consultants. The accounting policies discussed in this section describe those applied by both Hyperfine and Liminal except where referenced individually.
The measurement of stock-based compensation expense for all stock-based payment awards, including stock options granted to employees, directors, and consultants, is based on the estimated fair value of the awards on the date of grant. Prior to adoption of ASU 2018-07, Compensation — Stock Compensation (Topic 718) on January 1, 2020, stock options granted to nonemployees were accounted for based on their fair value on the measurement date. Stock options granted to nonemployees are subject to periodic revaluation over their vesting terms. As a result, the charge to combined statements of operations and comprehensive loss for nonemployee options with vesting requirements is affected in the reporting period prior to adoption by a change in the fair value of the option calculated under the Black-Scholes option pricing model.
The Company recognizes stock-based compensation expense for stock option grants and incentive unit grants with only service conditions on a straight-line basis over the requisite service period of the individual grants, which is generally the vesting period, based on the estimated grant date fair values. Generally, stock option grants and incentive unit grants fully vest four years after the grant date, and stock option grants generally have a term of 10 years. On January 1, 2020, the Company adopted ASU 2018-07. ASU 2018-07 aligns the accounting for stock-based payment awards issued to employees and nonemployees. Under this new guidance, the existing employee guidance will now apply to nonemployee stock-based transactions. This guidance was applied to all new awards granted after the date of adoption, and adoption did not have a material impact on the Company’s combined financial statements or related disclosures. For nonemployee awards that had been issued prior to adoption of ASU 2018-07 and remained outstanding subsequent to adoption, the Company utilized the adoption date fair value of the nonemployee awards as a substitute for grant date fair value for future compensation expense recognition as permitted under the transition guidance.
The Company recognizes the effect of forfeiture in compensation costs based on actual forfeitures when they occur.
Hyperfine’s stock-based compensation program includes stock option grants to its officers, employees, directors and consultants. Stock options are granted at exercise prices not less than the estimated fair market value of the Company’s common stock at the dates of grant.
The fair values of stock option grants are estimated using a Black-Scholes option-pricing model. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, stock price and exercise price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense.
During the years ended December 31, 2020 and 2019, Liminal was a wholly owned subsidiary of 4Bionics, and as such, 4Bionics granted equity awards in the form of incentive units to Liminal employees and nonemployees under 4Bionics’ stock-based compensation program.
The fair values of incentive unit grants are estimated using a Black-Scholes option-pricing model. Key inputs and assumptions include the expected term of the option, stock price volatility, risk-free interest rate, dividend yield, stock price and exercise price. Many of the assumptions require significant judgment and any changes could have a material impact in the determination of stock-based compensation expense.

Research and Development Tax Credits
The Company recognizes research and development tax credits as a reduction of income tax expense as earned. For State of Connecticut research and development tax credits, which are exchanged for a cash refund from the State of Connecticut, such exchanged credits are recognized as earned in non-operating income in the combined statements of operations and comprehensive loss.
Income Taxes
The Company utilizes the asset and liability method of accounting for income taxes, as set forth in ASC Topic 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using the enacted statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized. The Company has recorded a full valuation allowance as of December 31, 2020 and 2019. Based on the available evidence, the Company believes that it is more likely than not that it will be unable to utilize all of its deferred tax assets in the future.
In accordance with the provisions of ASC Topic 740, the Company accrues for the estimated amount of taxes for uncertain tax positions if it is more likely than not that the Company would be required to pay such additional taxes. An uncertain tax position will not be recognized if it has a less than 50% likelihood of being sustained. The Company’s policy is to recognize any interest and penalties related to income taxes in income tax expense in the combined statements of operations and comprehensive loss. The Company’s open tax years subject to examination by the relevant taxing authorities are 2017 through 2019. As of December 31, 2020 and 2019, the Company had no uncertain tax positions.
Recent Accounting Pronouncements
Accounting pronouncements adopted
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718). The amendments in this update expand the scope of Topic 718 (“ASC 718”) to include share-based payments to nonemployees. An entity is required to apply the requirements of ASC 718 to nonemployee awards except for specific guidance related to option pricing models and the attribution of cost. The Company adopted such guidance on January 1, 2020 and there was no material effect of adoption on the combined financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (“Topic 820”), which modifies, removes and adds certain disclosure requirements on fair value measurements. The new guidance will be required for the Company for the annual reporting period beginning January 1, 2020 and interim periods within that fiscal year. The Company adopted this guidance on January 1, 2020 and there was no material effect of adoption on the combined financial statements.
Accounting pronouncements issued but not yet adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize almost all their leases on the balance sheet by recording a lease liability and corresponding right-of-use assets. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. As per the latest ASU 2020-05 issued by FASB, entities who have not yet issued or made available for issuance the combined financial statements as of June 3, 2020 can defer the new guidance for one year. For public entities, this guidance is effective for annual reporting periods beginning January 1, 2020, including interim periods within that annual reporting period. For the Company, this guidance is effective for annual reporting periods beginning January 1, 2022, and interim reporting periods within annual reporting periods beginning January 1, 2023. The Company is in the process of evaluating the impact that the adoption of this pronouncement will have on the Company’s combined financial statements and disclosures.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which was subsequently amended in November 2018 through ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses.” ASU No. 2016-13 will require entities to estimate lifetime expected credit losses for trade and other receivables, net investments in leases, financing receivables, debt securities and other instruments, which will result in earlier recognition of credit losses. Further, the new credit loss model will affect how entities in all industries estimate their allowance for losses for receivables that are current with respect to their payment terms. ASU No. 2018-19 further clarifies that receivables arising from operating leases are not within the scope of Topic 326. Instead, impairment from receivables of operating leases should be accounted for in accordance with Topic 842, Leases. As per the latest ASU 2020-02, FASB deferred the timelines for certain small public and private entities, thus the new guidance will be adopted by the Company for the annual reporting period beginning January 1, 2023, including interim periods within that annual reporting period. The standard will apply as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is in the process of evaluating the impact that the adoption of this pronouncement will have on the Company’s combined financial statements and disclosures.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The guidance requires certain costs incurred during the application development stage to be capitalized and other costs incurred during the preliminary project and post-implementation stages to be expensed as they are incurred. Capitalized implementation costs related to a hosting arrangement that is a service contract will be amortized over the term of the hosting arrangement, beginning when the module or component of the hosting arrangement is ready for its intended use. A customer’s accounting for the hosting component of the arrangement is not affected. This new guidance will be effective for the Company for annual reporting period beginning January 1, 2021 and interim periods beginning January 1, 2022. The Company is in the process of evaluating the impact that the adoption of this pronouncement will have on the Company’s combined financial statements and disclosures.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies US GAAP for other areas of Topic 740 by clarifying existing guidance. For the Company, this ASU is effective for fiscal years beginning after January 1, 2022, and interim periods within those fiscal years beginning after January 1, 2023 Early adoption is permitted. The Company is in the process of evaluating the impact that the adoption of this pronouncement will have on the Company’s combined financial statements and disclosures.
In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by removing the separation models for convertible debt with a cash conversion feature and convertible instruments with a beneficial conversion feature. These changes will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that was bifurcated according to previously existing rules. ASU 2020-06 also requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. For public entities, this guidance is effective for annual reporting periods beginning January 1, 2022, including interim periods within that annual reporting period. For the Company, this guidance is effective for annual reporting periods beginning January 1, 2024, and interim reporting periods within annual reporting periods beginning January 1, 2024, with early adoption permitted. The Company elected to early adopt this accounting pronouncement for the fiscal year beginning January 1, 2021 and is currently in the process of evaluating the impact that the adoption of this pronouncement will have on the Company’s combined financial statements and disclosures.

3.
REVENUE RECOGNITION

Disaggregation of Revenue
The Company disaggregates revenue from contracts with customers by product type. The Company believes that these categories aggregate the payor types by nature, amount, timing and uncertainty of its revenue streams. The following table summarizes the Company’s disaggregated revenues (in thousands):
	Pattern of Recognition	2020	2019
Device	Point in time	$200	$—
Service	Overtime	94	—
Total revenue		$294	$—
Contract Balances
Contract balances represent amounts presented in the combined balance sheets when either the Company has transferred goods or services to the customer, or the customer has paid consideration to the Company under the contract. These contract balances include trade accounts receivable and deferred revenue. Deferred revenue represents consideration received from customers at the beginning of the subscription period for services that are transferred to the customer over the respective subscription period. The accounts receivable balances represent amounts billed to customers for goods and services where the Company has an unconditional right to payment of the amount billed.
The following table provides information about receivables and deferred revenue from contracts with customers (in thousands):
	2020	2019
Accounts receivable	174	—
Deferred revenue, current	158	—
The Company recognizes a receivable when it has an unconditional right to payment, and payment terms range from 20 days to 6 months based on the terms agreed upon with the respective customer.
The amount of revenue recognized during the year ended December 31, 2020 that was included in the deferred revenue balance at the beginning of the period was $0.
Revenue from leasing arrangements is not subject to the revenue standard for contracts with customers and remains separately accounted for under existing lease accounting guidance. The Company records operating lease rental revenue as service revenue on a straight-line basis over the lease term. The Company records revenue from the sale of equipment under sales-type leases as product revenue in an amount equal to the present value of minimum lease payments at the inception of the lease. Sales-type leases also produce financing income, which is included in products net revenue in the combined statements of operations and comprehensive loss and is recognized at effective rates of return over the lease term.
Transaction Price Allocated to Remaining Performance Obligations
On December 31, 2020, the Company had $859 of remaining performance obligations. The Company expects to recognize approximately 37% of its remaining performance obligations as revenue in fiscal year 2021, and an additional 63% in fiscal year 2022 and thereafter.
Significant Judgments
The Company makes significant judgments applying the guidance related to the determination of the timing and pattern of satisfaction of performance obligations, determination of the standalone selling price of performance obligations, and estimation of variable consideration.

Costs of Obtaining or Fulfilling Contracts
The Company incurs incremental costs of obtaining contracts with customers. Incremental costs of obtaining contracts, which include commissions paid as a result of obtaining contracts with customers, are capitalized to the extent that the Company expects to recover such costs. Capitalized costs are amortized in a pattern that is consistent with the Company’s transfer to the customer of the related goods and services. Such costs were not material during the years ended December 31, 2020 and 2019.
Practical Expedients and Accounting Policy Elections
As a practical expedient, the Company does not adjust transaction price for the effects of a significant financing component in contracts in which the period between when the Company transfers the promised good or service to the customer and when the customer pays for that good or service is a year or less.
The Company has made an accounting policy election to exclude all sales taxes from the transaction price of its contracts with customers. Accordingly, sales taxes collected from customers and remitted to government authorities is not included in revenue and is accounted for as a liability until it has been remitted to the respective government authority.
4.
FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.
The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:
Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.
Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.
Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company has no assets or liabilities valued with Level 3 inputs.
The carrying value of cash and cash equivalents, notes receivable, accounts payable and accrued expenses and other current liabilities approximates their fair values due to the short-term or on demand nature of these instruments.
There were no transfers between fair value measurement levels during the years ended December 31, 2020 and 2019.
The Company had $58,418 and $25,311 of money market funds included in cash and cash equivalents as of December 31, 2020 and 2019, respectively. These assets were valued using quoted market prices and accordingly were classified as Level 1.
The Company determines that Notes Payable is classified as Level 2 and the relevant fair value approximates its carrying amount since it bears interest at rates that approximate current market rates.
5.
INVENTORIES

The inventory balance as of December 31, 2020 is comprised of finished goods. The Company did not have any inventory balances as of December 31, 2019.

Manufacturing overhead costs primarily include management’s best estimate and allocation of the labor costs incurred related to inventory acquired or produced but not sold during the respective period, although most of the costs were written off based on net realizable value analysis.
For the year ended December 31, 2020, net realizable value inventory adjustments and excess and obsolete inventory charges were $213 and were recognized in cost of sales.
6.
PROPERTY AND EQUIPMENT, NET

Property and equipment, net, are recorded at historical cost and consist of the following at December 31:
	2020	2019
Laboratory equipment	$572	$397
Research devices	486	—
Computer equipment	385	323
Construction in progress	613	18
Tooling	270	21
Leased devices	127	—
Other	167	157
	2,620	916
Less: Accumulated depreciation and amortization	(716)	(427)
Property and equipment, net	$1,904	$489
Depreciation and amortization expense amounted to $289 and $141 for the years ended December 31, 2020 and 2019, respectively.
7.
ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following at December 31:
	2020	2019
Bonus	$501	$110
Contracted services	456	152
Legal fees	282	228
Other	25	1
Total accrued expenses and other current liabilities	$1,264	$491

8.
NOTES PAYABLE

The Company received loan proceeds of $1,067 under the Paycheck Protection Program (“PPP”). The Hyperfine PPP loan in the amount of $889 is evidenced by a promissory note dated August 10, 2020 and was fully paid off during the fourth quarter of 2020. The Liminal PPP loan in the amount of $178 is evidenced by a promissory note dated May 1, 2020. The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The Company used the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The interest rate on the PPP loan is 1% per annum and no payments of principal or interest are due during the ten-month period following the consummation of the PPP loan (the “Deferment Period”). The Company may request partial or full forgiveness of the PPP loan. If the PPP loan is not forgiven or partially forgiven, then the Company will be notified and provide details of the monthly repayment amount with a maximum term of five years. If the Company does not apply for forgiveness during the Deferment Period, then repayment will automatically commence at the end of the Deferment Period according to the terms provided by the lender with a maximum term of five years. The PPP loan is unsecured and guaranteed by the Small Business

Administration and is subject to any new guidance and new requirements released by the Department of the Treasury. Subject to and following the closing of the business combination discussed in Note 16, the Company intends to repay the loan in full. The Company is accounting for the loan as debt.
During 2019 the Company issued $1,000 in a note payable to a related party which was repaid during the year along with $1,000 of a note payable issued in 2018 to the same related party. The total amount of principal repaid during 2019 was $2,000. The Company also paid a total of $77 of interest on the outstanding principal repaid during 2019.
9.
CONVERTIBLE PREFERRED STOCK

Hyperfine has issued four series of Convertible Preferred Stock, Series A through Series D. Liminal does not have any Convertible Preferred Stock. The following table summarizes the authorized, issued and outstanding Convertible Preferred Stock of Hyperfine as of December 31, 2020 (in thousands, except share and per share information):
Class	Year of Class Issuance	Issuance Price per share	Shares Authorized	Shares Issued and Outstanding	Total Proceeds or Exchange Value	Issuance Costs	Net Carrying Value	Initial Liquidation Price per share
Series A	2014	$0.04	25,000,000	25,000,000	$1,000	$2	$999	$0.80
Series B	2017	0.80	10,625,000	10,625,000	8,500	—	8,500	0.80
Series C	2017	1.88	31,586,210	31,586,210	59,382	234	59,148	1.88
Series D	2020	2.15	62,577,618	27,799,648	59,769	129	59,640	2.15
			129,788,828	95,010,858
The following table summarizes the authorized, issued and outstanding Convertible Preferred Stock of Hyperfine as of December 31, 2019 (in thousands, except for share and per share information):
Class	Year of Class Issuance	Issuance Price per share	Shares Authorized	Shares Issued and Outstanding	Total Proceeds or Exchange Value	Issuance Costs	Net Carrying Value	Initial Liquidation Price per share
Series A	2014	$0.04	25,000,000	25,000,000	$1,000	$2	$999	$0.80
Series B	2017	0.80	10,625,000	10,625,000	8,500	—	8,500	0.80
Series C	2017	1.88	31,914,894	31,586,210	59,382	234	59,148	1.88
			67,539,894	67,211,210
The powers, preferences, rights, qualifications, limitations and restrictions of the shares of Convertible Preferred Stock are as follows:
Dividends
Dividends shall accrue to holders of the Convertible Preferred Stock at the rate of 8% of the original issue price for the applicable series of Convertible Preferred Stock, per annum subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, reclassification and other similar events payable only when, and if, declared by Hyperfine’s board of directors. The right to receive dividends on Convertible Preferred Stock are not cumulative, and therefore, if not declared in any year, the right to such dividends shall terminate and shall not carry forward into the next year. There have been no dividends declared to date.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of Hyperfine, whether voluntary or involuntary or a deemed liquidation event (which includes a merger, the sale of all of Hyperfine’s assets, or a transaction which the holders of capital stock of Hyperfine hold less than 50% of the voting securities) (each a “Liquidation Event”), the holders of the Convertible Preferred Stock are entitled to be paid out of the assets of Hyperfine available for distribution to stockholders, pari passu, at a liquidation price per share equal to the greater of: (1) the applicable Original Issue Price of such Convertible Preferred Stock, plus any declared and unpaid dividends or (2) an amount that would have been payable had all the shares of the Convertible Preferred Stock been converted into Hyperfine common stock. These payments will be made to or set aside prior to the holders of shares of any other class or series of capital stock that is not, by its terms, senior to the Convertible Preferred Stock.
Voting Rights
The holders of shares of the Convertible Preferred Stock shall be entitled to vote on all matters on which the holders of shares of Hyperfine common stock shall be entitled to vote.
Each holder of record of shares of Series A Convertible Preferred Stock shall be entitled to ten votes per share of Hyperfine Special-voting common stock into which such Series A Convertible Preferred Stock are convertible, as discussed below under “Conversion,” on all matters to be voted on by Hyperfine’s stockholders. Each holder of record of shares of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock shall be entitled to one vote per share of Hyperfine common stock into which such Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, and Series D Convertible Preferred Stock are convertible, as discussed below under Conversion, on all matters to be voted on by Hyperfine’s stockholders. The holders of Convertible Preferred Stock and the holders of Hyperfine common stock shall vote together and not as separate classes. There shall be no series voting.
Conversion
Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into shares of Hyperfine Special-voting common stock on a 1 to 1 conversion rate subject to customary anti-dilution adjustments and upon the issuance of additional common shares for no consideration or consideration less than the conversion price of the Series A Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock shall be convertible, at the option of the holder, at any time after the date of issuance into shares of Hyperfine common stock on a 1 to 1 conversion rate subject to customary anti-dilution adjustments and upon the issuance of additional common shares for no consideration or consideration less than the conversion price of the respective series of Convertible Preferred Stock, which is equal to the original issuance price for each series of Convertible Preferred Stock.
Upon the earlier to occur of (i) election of the Convertible Preferred Stock by (A) the consent or vote of the majority holders of the Convertible Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis), (B) the consent or vote of the majority holders of Series C Convertible Preferred Stock (voting separately as a single class) and (C) the consent or vote of the majority holders of Series D Convertible Preferred Stock (voting separately as a single class) or (ii) the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933 covering the offer and sale of shares of Hyperfine common stock in which the aggregate gross proceeds to Hyperfine are at least $80,000 (1) each share of Series A Convertible Preferred Stock shall automatically be converted into shares of Hyperfine Special-voting common stock on a 1 for 1 basis and (2) each share of Series B, Series C and Series D Convertible Preferred Stock shall automatically be converted into Hyperfine common stock on a 1 for 1 basis.
10.
STOCKHOLDERS’ DEFICIT

Common stock
As of December 31, 2020, and 2019, Hyperfine had authorized 125,000,000 and 57,000,000 shares of common stock (“Hyperfine common stock”) at $0.0001 par value per share, of which a total of 4,812,083 shares and 4,605,299 shares were outstanding, respectively:
As of December 31, 2020, and 2019, Liminal had 5,000 shares of common stock authorized at $0.001 par value per share, of which 1,000 shares were outstanding.

In addition, as of December 31, 2020 and 2019 Hyperfine had authorized 25,000,000 shares of special-voting common stock (“Hyperfine Special-voting common stock”) as $0.0001 par value per share, of which none were issued or outstanding.
Dividends
Holders of the Hyperfine’s or Liminal’s common stock are not entitled to receive dividends unless declared by the Hyperfine’s board of directors or Liminal’s board of directors, respectively. Any such dividends on the Hyperfine common stock would be subject to the preferential dividend rights of the holders of the Convertible Preferred Stock (see above). There have been no dividends declared to date.
Voting rights
The holders of shares of the Hyperfine common stock are entitled to one vote per share on all matters on which the Hyperfine common stock shall be entitled to vote. The holders of shares of the Hyperfine Special-voting common stock are entitled to 10 votes per share on all matters on which the Hyperfine common stock shall be entitled to vote. The holders of Hyperfine common stock and Hyperfine Special-voting common stock shall vote together and not as separate classes.
11.
EQUITY INCENTIVE PLAN

During the years ended December 31, 2020 and 2019, Hyperfine and Liminal were distinct entities with separate equity incentive plans for their employees, directors and consultants. As such, the Company has separately disclosed the details of the equity incentive plans and related stock compensation expense incurred by Hyperfine and Liminal below, before providing detail regarding their combined compensation expense and presentation within the combined statements of operations and comprehensive loss.
Hyperfine’s Equity Incentive Plan
Hyperfine’s 2014 Employee, Director and Consultant Equity Incentive Plan as amended on October 9, 2020 (the “Hyperfine Plan”), was originally adopted by its board of directors and stockholders in February 2014. As of January 1, 2019, a total of 12,000,000 shares of Hyperfine common stock were reserved for issuance under the Hyperfine Plan, in October 2020, upon approval of the Hyperfine stockholders, the amount reserved was increased to 16,000,000, and a total of 16,000,000 shares of Hyperfine common stock remain reserved as of December 31, 2020. The Hyperfine Plan is administered by the board of directors of Hyperfine. The board of directors may grant restricted stock and options to purchase shares either as incentive stock options or non-qualified stock options. The option grants are subject to certain terms and conditions, option periods and conditions, exercise rights and privileges as set forth in the Hyperfine Plan. At December 31, 2020, 5,375,767 shares of Hyperfine common stock remained available for issuance under the Hyperfine Plan.
Stock option activity
Each stock option grant carries varying vesting schedules whereby the options may be exercised at the participant’s sole discretion provided they are an employee, director or consultant of Hyperfine on the applicable vesting date. Each option shall terminate not more than ten years from the date of the grant.
All options granted by Hyperfine during the years ended December 31, 2020 and 2019, were granted with exercise prices equal to the estimated fair value of Hyperfine’s common stock at the date of grant, as determined by Hyperfine’s board of directors.

A summary of the stock option activity under the Hyperfine Plan is presented in the table below:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2019	4,764,571	$0.74	7.53	$2,313
Granted	1,432,250	1.23
Exercised	(206,784)	0.58
Forfeited	(177,887)	0.64
Outstanding at December 31, 2020	5,812,150	$0.87	7.07	$2,073
Options exercisable at December 31, 2020	3,977,599	$0.76	6.43	$1,879
Vested and expected to vest at December 31, 2020	5,666,661	$0.87	7.07	$5,667
Hyperfine received cash proceeds from the exercise of stock options of $120 and $36 during the years ended December 31, 2020 and 2019, respectively. The total intrinsic value (the amount by which the stock price exceeds the exercise price of the option on the date of exercise) of the stock options exercised during the years ended December 31, 2020 and 2019, was $167 and $173, respectively. The weighted-average grant date fair value of options granted during the years ended December 31, 2020 and 2019, was $0.69 and $0.72 per share, respectively.
Stock option valuation inputs
Hyperfine utilizes the Black-Scholes option pricing model for determining the estimated fair value for service awards. The Black-Scholes model requires the use of subjective assumptions which determine the fair value of stock-based awards. The assumptions used to value option grants to employees for the years ended December 31, 2020 and 2019 were as follows:
	2020	2019
Risk Free interest rate	1.5% – 1.7%	1.5% – 2.7%
Expected dividend yield	0%	0%
Expected term	5.8 years – 6.0 years	5.9 years – 6.2 years
Expected volatility	60%	60%
The assumptions used to value option grants to nonemployees for the years ended December 31, 2020 and 2019 were as follows:
	2020	2019
Risk Free interest rate	1.5% – 1.7%	1.5% – 2.7%
Expected dividend yield	0%	0%
Expected term	5.8 years – 6.0 years	4.7 years – 10.0 years
Expected volatility	60%	60%
Risk free interest rate
The risk-free interest rate for periods within the expected term of the awards is based on the U.S. Treasury yield curve in effect at the time of the grant.
Expected dividend yield
The Company has never declared or paid any cash dividends and does not expect to pay any cash dividends in the foreseeable future.
Expected term
For employee awards, the Company calculates the expected term using the “simplified” method, which is the simple average of the vesting period and the contractual term. The simplified method is applied as the

Company does not have sufficient historical data to provide a reasonable basis for an estimate of the expected term. For non-employee awards the contractual term is used.
Expected volatility
As Hyperfine has been privately held since inception, there is no specific historical or implied volatility information available.
Accordingly, Hyperfine estimates the expected volatility on the historical stock volatility of a group of similar companies that are publicly traded over a period equivalent to the expected term of the stock- based awards. Point estimates of expected annual equity volatility of 60% and 60% for December 31, 2020 and 2019, respectively, were selected in the guideline companies’ historical range.
Exercise price
The number of stock options granted to Hyperfine’s employees and nonemployees were 1,432,250 and 903,750 during 2020 and 2019, respectively.
Liminal’s equity incentive plan
During the years ended December 31, 2020 and 2019, Liminal was a wholly owned subsidiary of 4Bionics, and as such, 4Bionics granted equity awards to Liminal’s employees and nonemployees under the 4Bionics’s 2019 Equity Incentive Plan (the “4Bionics Plan”). The 4Bionics Plan was originally adopted by 4Bionics’s board of directors and stockholders in October 2019. A total of 15,000,000 incentive units, described below, were reserved for issuance under the 4Bionics Plan to employees and nonemployees of 4Bionics and its subsidiaries. In August 2020, upon approval of the 4Bionics members, the amount reserved was increased to 20,000,000. The 4Bionics Plan is administered by the board of directors of 4Bionics. At December 31, 2020, 3,036,226 incentive units remain available for issuance under the 4Bionics Plan.
Holders of incentive units are entitled to receive distributions from 4Bionics in proportion to their ownership percent interest that are in excess of the threshold price of the award, (the “Threshold Price”) set by the 4Bionics board of directors on the date of grant. The Threshold Price was based on the amount that would be distributed in respect of a common unit pursuant to its liquidation preferences, if, upon a hypothetical liquidation of 4Bionics on the date of issuance of such incentive unit 4Bionics sold its assets for their fair market value, satisfied its liabilities and distributed its remaining net assets to holders of units in liquidation. Holders of vested incentive units will participate in distributions with holders of common units in distributions in excess of the Threshold Price. The Threshold Price is sufficiently high such that holders would not expect to participate in ordinary distributions, and instead such participation would occur only upon a significant transaction such as a sale of the company. The underlying terms of the incentive units and the intended purpose of the awards were more akin to an equity-based compensation award than a performance bonus or profit-sharing arrangement and, therefore, the incentive units were equity-classified awards. Participants were not required to pay cash consideration to 4Bionics to receive the incentive units. The incentive units are subject to service vesting conditions only.
A portion of total 4Bionics stock-based compensation expense was allocated to Liminal in the amount of $274 and $181 during 2020 and 2019, respectively. The allocation method was based on the level of service provided by the relevant employees and non-employees to Liminal over the term of the award.
The Company’s stock-based compensation expense for the periods presented was as follows (in thousands):
	2020	2019
Research and development	$864	$596
General and administrative	231	293
Sales and marketing	22	7
Total stock-based compensation expense	$1,117	$896

No related tax benefits of the stock-based compensation expense have been recognized and no related tax benefits have been realized from the exercise of stock options due to the Company’s net operating loss (“NOL”) carryforwards.
Total unrecognized stock-based compensation expense as of December 31, 2020, was $1,299, which will be recognized over the remaining vesting period of 2.44 years.
12.
NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially issuable shares of common stock of the Company, including convertible preferred stock, outstanding stock options, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potentially issuable shares of common stock of the Company outstanding would have been anti-dilutive.
The following table presents the calculation of basic and diluted net loss per share for the Company’s common stock:
	2020	2019
Numerator:
Net Loss	$(23,427)	$(19,415)
Numerator for Basic and Dilutive EPS – Loss available to common stockholders	$(23,427)	$(19,415)
Denominator:
Common Stock	4,651,127	4,486,484
Denominator for Basic and Dilutive EPS – Weighted-average common stock	4,651,127	4,486,484
Basic and dilutive loss per share	$(5.04)	$(4.33)
Since the Company was in a net loss position for all periods presented, basic earnings per share (“EPS”) calculation excludes preferred stock as it does not participate in net losses of the Company. Additionally, net loss per share attributable to common stockholders was the same on a basic and diluted basis, as the inclusion of all potential common equivalent shares outstanding would have been anti-dilutive. Anti-dilutive common equivalent shares were as follows:
	2020	2019
Outstanding options to purchase common stock	5,812,150	4,764,571
Outstanding convertible preferred stock (Series A through D)	95,010,858	67,211,210
Total anti-dilutive common equivalent shares	100,823,008	71,975,781

13.
INCOME TAXES

On March 27, 2020, the CARES Act was enacted which included provisions related to NOL carryovers and carrybacks. The CARES Act amended the NOL carryback rules by allowing NOLs arising in tax years beginning after December 31, 2017 and before January 1, 2021 to be carried back to each of the 5 years preceding the year of the loss to generate a refund of previously paid income taxes. In addition, the CARES Act temporarily removed the 80% limitation under which NOLs generated post-2017 could be used to offset no more than 80% of taxable income, and allows for full use of such NOLs for tax years before January 1, 2021. The Company has evaluated the relevant provisions of the CARES Act and has determined that it does not expect to recognize any benefit related to these provisions due to its net operating losses in the current year and all prior years. Therefore, there are no income tax effects to be recognized in the combined financial statements for the year ended December 31, 2020. Significant components of the Company’s deferred tax assets (liabilities) are as follows:

	As of December 31,
	2020	2019
Gross deferred tax assets (liabilities):
Net operating loss carryforwards	$14,512	$11,976
Tax credit carryforwards	2,237	1,559
Fixed assets	6	(46)
Non-deductible stock-based compensation	522	485
Deferred Revenue	421	—
Other	90	85
Total Deferred tax assets	$17,788	$14,059
Valuation allowance	(17,788)	(14,059)
Net deferred tax assets (liabilities)	$—	$—
The Company has established a full valuation allowance against its net deferred tax asset due to the uncertainty of the Company’s ability to generate sufficient taxable income to realize the deferred tax asset, and therefore has not recognized any benefits from the net operating losses, tax credits and other deferred tax assets. The Company’s valuation allowance increased $3,729 and $5,962 for the years ended December 31, 2020 and 2019, respectively.
A reconciliation of the anticipated income tax expense (benefit) computed by applying the statutory federal income tax rate of 21% to income before taxes to the amount reported in the combined statements of operations and comprehensive loss is as follows:
	Years Ended December 31,
	2020	2019
Federal statutory income tax rate	21.0%	21.0%
State taxes, net of federal benefit	1.8%	6.4%
Federal research and development credits	3.2%	4.0%
Non-deductible stock-based compensation	(0.5)%	(0.5)%
Write down of federal NOL due to 382 limitation	(2.8)%	—
Write down of federal R&D credits due to 382 limitation	(1.1)%	—
Deferred tax adjustment resulting from tax rate change	(5.5)%	—
Other	(0.2)%	(0.2)%
Valuation allowance	(15.9)%	(30.7)%
Effective Tax Rate	0.0%	0.0%
As of December 31, 2020, the Company had the following tax net operating loss carryforwards available to reduce future federal and Connecticut taxable income, and tax credit carryforwards available to offset future federal and Connecticut income taxes:

	Hyperfine
	Amount	Expire Through
Tax net operating loss carryforwards:
Federal (pre-2018 NOLs)	$12,084	2037
Federal (post-2017 NOLs)	43,345	No Expiration
States	42,752	2040
States	24	2030
Tax credit carryforwards:
Federal research and development	1,561	2040
Connecticut research and development	464	N/A
Connecticut other	14	2025
	Liminal
	Amount	Expire Through
Tax net operating loss carryforwards:
Federal (pre-2018 NOLs)	$—	2037
Federal (post-2017 NOLs)	6,170	No Expiration
Connecticut	6,170	2040
Tax credit carryforwards:
Federal research and development	271	2040
Connecticut research and development	35	N/A
Connecticut other	—	2025
The financial statements are presented on a combined basis but the federal and state income tax returns of Hyperfine and Liminal are filed separately. Therefore, the above net operating loss and research credit carryforwards of Hyperfine and Liminal are only available to be utilized by each entity, respectively.
Under Internal Revenue Code Section 382, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss and tax credit carryforwards to offset its post-change income and tax liabilities may be limited. Generally, an ownership change occurs when certain shareholders increase their aggregated ownership by more than 50 percentage points over their lowest ownership percentage in a testing period (typically three years). The Company performed a Section 382 analysis for Hyperfine to determine whether an ownership change has occurred. Based on this analysis, Hyperfine experienced two consecutive ownership changes, one on January 17, 2017, and one on May 16, 2017. As a result, Hyperfine’s net operating loss and tax credit carryforwards as of December 31, 2020 are subject to a Section 382 limitation. The January 17, 2017 ownership change resulted in an annual limitation of $865 and the May 16, 2017 ownership change resulted in an annual limitation of $3,008. The first (earlier) limitation will limit the deduction of pre-change losses and credits arising before the first ownership change. The second (later) ownership change, creates another limit to deduction of those pre-change losses and credits. However, the second ownership change does not allow for a “step-up” of the first limitation and therefore the pre-January 17, 2017 losses and credits are still subject to the first limitation amount. In addition, as a result of these ownership changes, the Company estimates that $3,126 and $249 of the federal net operating loss and research and development credit carryforwards, respectively, will expire before utilization. Accordingly, Hyperfine’s gross deferred tax assets and corresponding valuation allowance have been adjusted to reflect the estimated expired utilization.
The Company has adopted the accounting guidance within ASC Topic 740 on uncertainties in income taxes. ASC Topic 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.
As of December 31, 2020 and 2019, the Company did not have any unrecognized tax benefits. To the extent penalties and interest would be assessed on any underpayment of income tax, the Company’s policy is that such amounts would be accrued and classified as a component of income tax expense in the financial statements. To date, the Company has not recorded any such interest or penalties.
The Company files income tax returns in the United States and multiple state and local jurisdictions. As a result of the Company’s net operating loss carryforwards, the Company’s federal, state and local statutes of limitations generally remain open for all tax years until its net operating loss and tax credit carryforwards are utilized or expire prior to utilization. The Company does not currently have any federal, state or local income tax examinations in progress.
Additionally, as a result of legislation in the state of Connecticut where the Company currently files, companies have the opportunity to exchange certain research and development tax credit carryforwards for a cash payment of 65% of the research and development tax credit. The research and development expenses that qualify for Connecticut credits are limited to those costs incurred within Connecticut. The Company has elected to participate in the exchange program and, as a result, has recognized net benefits of $138 and $342 for the years ended December 31, 2020 and 2019, respectively, which is included in research and development expenses in the combined statements of operations and comprehensive loss.
14.
RELATED PARTY TRANSACTIONS

The Company utilizes and subleases office and lab space in Connecticut which is being leased from an unrelated landlord by 4Catalyzer Corporation, (“4C”), which is owned by a related party. The Company pays rent to 4C on a month-to-month basis, and no lease agreement has been entered into. During 2020 and 2019 a total of approximately $113 and $107, respectively, was paid to 4C.
Certain expenses incurred at 4Bionics were allocated to its subsidiaries, including Liminal. Expenses that broadly benefited 4Bionics and its subsidiaries were allocated evenly amongst its three subsidiaries. Expenses that were incurred on behalf of the employees of each company were allocated based on each subsidiary’s relative headcount. Total expenses allocated to Liminal in 2020 and 2019 were $64 and $8, respectively. The method used to allocate common expenses of 4Bionics to Liminal is reasonable.
In January 2018, the Company entered into a Promissory Note (the “Note”) with one of its employees (the “Borrower”) in the amount of $90. The Note bears interest at a rate equal to 1.68% per annum. If the Borrower remains employed with the Company on the maturity date of January 11, 2022, $90 of the then outstanding principal amount and all interest accrued to that date will be forgiven and Borrower will no longer be required to repay the amount. Interest on the Note is payable annually in cash on the anniversary date of the Note, and as of December 31, 2020 and 2019, interest receivable in the amount of $2 and $2, respectively, are included in Prepaid expenses and other current expenses on the combined balance sheets, and interest income of $2 and $2, respectively, were recognized as of December 31, 2020 and 2019.
The Company also makes payments to 4C to prefund the acquisition of capital assets and these amounts are included in Other assets  —  related party on the combined balance sheets. Such prepaid advances were $1,154 and $1,380 at December 31, 2020 and 2019, respectively.
The Company is a party to an Amended and Restated Technology Services Agreement (the “ARTSA”), most recently amended on November 11, 2020, by and among 4C, the Company and other participant companies controlled by the Rothberg family. Under the ARTSA, the Company and the other participant companies agreed to share certain non-core technologies, which means any technologies, information or equipment owned or otherwise controlled by the participant company that are not specifically related to the core business area of the participant and subject to certain restrictions on use. The ARTSA also provides for 4C to perform certain services for the Company and each other participant company such as monthly administrative, management and technical consulting services to the Company which are pre-funded approximately once a quarter. The Company incurred expenses from 4C of $2,160 and $2,812 during the years ended December 31, 2020 and 2019 respectively. The amounts advanced and due from 4C at December 31, 2020 and 2019, related to operating expenses was $1,496 and $665, respectively, and is included in Due from related parties on the combined balance sheets. There was also $11 and $3 of amounts due to 4C for expenses paid on their behalf. These payables are included in Due to related parties on the combined balance sheets.

The ARTSA also provides for the participant companies to provide other services to each other. The Company also has transactions with other entities under common ownership, which include payments made to third parties on behalf of the Company. The amounts remaining payable at December 31, 2020 and 2019 are $124 and $105, respectively, and are included in the due to related parties on the combined balance sheets. In addition, the Company has transactions with these other entities under common ownership which include payments made by the Company to third parties on behalf of the other entities and the amounts remaining payable at the end of each calendar year are in the aggregate $30 and $18, and are reflected in the due from related parties on the combined balance sheets at December 31, 2020 and 2019, respectively. All amounts are paid or received throughout the year within 30 days after the end of each month.
Beginning in November 2020, Hyperfine and Liminal entered into a Technology and Services Exchange Agreement (the “TSEA”) by and among Hyperfine, Liminal and Butterfly Network, Inc. Under the TSEA, Hyperfine and Liminal may, in their discretion, permit the use of non-core technologies, which include any technologies, information or equipment owned or otherwise controlled by the participant company that are not specifically related to the core business area of the participant, such as software, hardware, electronics, fabrication and supplier information, vendor lists and contractor lists, by other participant companies.
15.
COMMITMENTS AND CONTINGENCIES

Commitments
The Company sponsors a 401(k) defined contribution plan covering all eligible US employees. Contributions to the 401(k) plan are discretionary. The Company did not make any matching contributions to the 401(k) plan for the years ended December 31, 2020 and 2019.
The Company was awarded a $1,610 grant from the BMGF for the provision and equipping of 20 sites with the Hyperfine portable point-of-care MRI system to enable the performance of a multi-site study focused on optimizing diagnostic image quality (the “Project”). The funds are accounted for as restricted cash with an offset to deferred grant revenue on the combined balance sheet at December 31, 2020. Any grant funds, plus any income, that have not been used for, or committed to, the Project must be returned promptly to BMGF upon expiration of or termination of the agreement.
As of December 31, 2020, we have an obligation under a research services agreement with an academic institution of $0.1 million, the majority of which is due in the next year.
Contingencies
The Company does not have any outstanding or ongoing litigation and legal matters where, based on present information, including our assessment of the merits of the particular claims, we believe it is reasonably possible that any asserted or unasserted legal claims or proceedings, individually or in aggregate, will have a material adverse effect on our results of operations, or financial condition. The ultimate outcome of any legal matter cannot be predicted with certainty.
The Company enters into indemnification provisions under some agreements with other parties in the ordinary course of business, including business partners, investors, contractors, and the Company’s officers, directors and certain employees. The Company has agreed to indemnify and defend the indemnified party claims and related losses suffered or incurred by the indemnified party from actual or threatened third-party claim because of the Company’s activities or non-compliance with certain representations and warranties made by the Company. It is not possible to determine the maximum potential loss under these indemnification provisions due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, losses recorded in the combined statements of operations and comprehensive loss in connection with the indemnification provisions have not been material.
16.
SUBSEQUENT EVENTS

The Company has evaluated events through July 19, 2021, for possible adjustment to, or disclosure in, the combined financial statements, which is the date on which the combined financial statements were issued. Subsequent events occurring after December 31, 2020, were as follows:

•
In February 2021, Hyperfine and Liminal entered into a TSEA with Quantum-Si Incorporated.

•
On April 1, 2021 Liminal executed a recapitalization whereby each share of Liminal common stock outstanding was exchanged for shares of Liminal Series A-1 preferred stock and Liminal Series A-2 preferred stock.

•
On April 2, 2021, 4Bionics executed a plan of liquidation and dissolution. 4Bionics’ ownership in Liminal was distributed to its members and to the holders of incentive units. Holders of Class A Preferred Units received shares of Liminal Series A-1 Preferred Stock. Holders of Class B and Class C preferred units as well as holders of incentive units received shares of Liminal Series A-2 Preferred Stock. Additional shares of Liminal Series A-2 Preferred Stock are being held in escrow and are reallocated to the former holders of the 4Bionics incentive units based on the vesting schedule of their original grant.

•
On April 14, 2021, upon approval of the Hyperfine board of directors and stockholders, the amount of Hyperfine common stock reserved under the Hyperfine Plan was increased by 3,000,000 to 19,000,000.

•
On April 14, 2021, Hyperfine granted 3,000,000 shares to the Executive Vice Chairman of the Hyperfine board of directors in recognition of services provided as a founder and advisor to Hyperfine since inception. The option award will vest in full on December 15, 2021.

•
On April 22, 2021, Hyperfine established a wholly owned subsidiary in the United Kingdom.

•
On April 27, 2021, upon approval of the Hyperfine board of directors and stockholders, the amount of Hyperfine common stock reserved under the Hyperfine Plan was increased by 12,500,000 to 31,500,000.

•
On April 27, 2021, Hyperfine granted certain equity awards to the newly hired Chief Executive Officer. These awards include (1) an option award to purchase 5,800,000 shares of Hyperfine common stock which will vest based on continued service over a four year period, (2) two separate option awards to purchase 1,450,000 shares each of Hyperfine common stock (2,900,000 shares in total), which will be fully vested upon the occurrence of various service, performance, and market conditions. The service condition for these awards is satisfied by providing service to the Company based on the defined service period per the award agreement. The performance-based condition is satisfied upon the occurrence of a special purpose acquisition company (“SPAC”) transaction, initial public offering (IPO), or financing event as defined in the award agreement. The market condition is satisfied by achieving various multiples of a defined price per share. The achievement of the performance condition and the commencement of the related expense recognition event will not occur until the event is deemed probable, which will occur once a SPAC transaction, IPO, or financing event has occurred. An additional 1,450,000 share option award with terms similar to those described above will be granted pursuant to the terms of the offer letter. In addition to the above, Hyperfine restricted stock units with a value of $2,500 will be granted at the closing of a Listing Event, as defined by the agreement, within two years of the Chief Executive Officer’s start date, subject to continued service and which will vest on a schedule to be agreed upon between Hyperfine and the Chief Executive Officer.

•
On April 27, 2021, Hyperfine entered into a consulting agreement with its newly elected Chairman of the Board. The agreement includes cash and equity-based compensation. The cash compensation includes a fixed monthly consulting fee, and reimbursement of out-of-pocket expenses. The equity compensation includes (1) an option award to purchase 2,175,000 shares of Hyperfine common stock which will vest based on continued service, over four years, (2) two separate option awards to purchase 725,000 shares each of Hyperfine common stock (1,450,000 shares in total), which will be fully vested upon the occurrence of various certain service, performance, and market conditions. The service condition for these awards is satisfied by providing service to the Company based on the defined service period per the award agreement. The performance-based condition is satisfied upon the occurrence of a SPAC transaction, IPO, or financing event as defined in the award agreement. The market condition is satisfied by achieving various multiples of a defined price per share. The achievement of the performance condition and the commencement of the related expense recognition event will not occur until the event is deemed probable, which will occur once a SPAC transaction, IPO, or financing event has occurred.
•
On May 4, 2021, Liminal’s 2021 Employee, Director and Consultant Equity Incentive Plan (the “Liminal Plan”) was adopted by its board of directors and stockholders. A total of 4,000,000 shares of Liminal common stock was reserved for issuance under the Liminal Plan.

•
On July 7, 2021, Hyperfine and Liminal entered into a business combination agreement (the “Business Combination Agreement”) with HealthCor Catalio Acquisition Corp (“HealthCor”), a special purpose acquisition company. Pursuant to the Business Combination Agreement, among other things: (i) HealthCor will domesticate its jurisdiction of incorporation from the Cayman Islands to Delaware and change its name to “Hyperfine, Inc.” (“New Hyperfine”) and (ii) each of Hyperfine and Liminal will merge with and into separate wholly owned subsidiaries of HealthCor and survive their respective mergers as wholly owned subsidiaries of New Hyperfine (the “Business Combination”). The shares of Hyperfine capital stock (other than shares of Hyperfine Series A preferred stock) and Liminal capital stock (other than shares of Liminal Series A-1 preferred stock) issued and outstanding as of immediately prior to the Effective Time of the Business Combination will automatically be cancelled and converted into the right to receive shares of New Hyperfine Class A common stock based on the applicable exchange ratios, as defined in the Business Combination Agreement to be finalized prior to the close of the Business Combination. The shares of Hyperfine Series A preferred stock and Liminal Series A-1 preferred stock issued and outstanding as of immediately prior to the Effective Time of the Business Combination will automatically be cancelled and converted into the right to receive shares of New Hyperfine Class B common stock based on the applicable exchange ratios, as defined in the Business Combination Agreement. The proposed Business Combination is expected to be completed in the fourth quarter of 2021, subject to, among other things, the approval by HealthCor’s shareholders, and other customary closing conditions as further described in the Business Combination Agreement. There is no assurance that the Business Combination will be consummated.

•
In July 2021, Hyperfine and Liminal entered into a Technology and Services Exchange Agreement (the “TSEA”) by and among Hyperfine, Liminal and other participant companies controlled by the Rothbergs, consisting of AI Therapeutics, Inc., Tesseract Health, Inc. and Detect, Inc. (formerly known as Homodeus Inc.). The TSEA with the remaining participant companies will become effective upon the closing of the Business Combination. Under the TSEA, Hyperfine, Liminal and the other participant companies may, in their discretion, permit the use of non-core technologies, which include any technologies, information or equipment owned or otherwise controlled by the participant company that are not specifically related to the core business area of the participant, such as software, hardware, electronics, fabrication and supplier information, vendor lists and contractor lists, by other participant companies.

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)
	June 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$77,394	$62,676
Restricted cash	1,288	1,610
Accounts receivable	437	174
Unbilled receivables	39	—
Inventory	2,134	1,718
Prepaid expenses and other current assets	1,048	691
Due from related parties	186	1,465
Total current assets	$82,526	$68,334
Property and equipment	2,245	1,904
Other assets – related party	1,051	1,244
Net investment in lease	39	44
Other long term assets	20	—
Total assets	$85,881	$71,526
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,028	$948
Deferred grant funding	1,288	1,610
Deferred revenue	712	158
Due to related parties	86	136
Accrued expenses and other current liabilities	1,800	1,264
Total current liabilities	$4,914	$4,116
Long term notes payable	178	178
Total liabilities	$5,092	$4,294
COMMITMENTS AND CONTINGENCIES (NOTE 14)
CONVERTIBLE PREFERRED STOCK
Hyperfine convertible preferred stock (Series A, B, C and D): $.0001 par value, aggregate liquidation preference of $178,120 and $147,651; 129,788,828 and 129,788,828 shares authorized; 109,182,191 and 95,010,858 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	158,747	128,286
Liminal convertible preferred stock (Series A-1 and A-2): $.0001 par value, aggregate liquidation preference of $7,400,250; 57,500,000 shares authorized; 57,500,000 shares issued and outstanding at June 30, 2021	9,350	—
STOCKHOLDERS’ DEFICIT:
Hyperfine Common stock, $.0001 par value; 125,000,000 and 125,000,000 shares authorized; 5,156,785 and 4,812,083 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	1	—
Liminal Common stock, $.001 par value; 36,000,000 and 5,000 shares authorized; 0 and 1,000 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Hyperfine Special-voting common stock, $.0001 par value; 25,000,000 shares authorized; 0 shares issued and outstanding	—	—
Liminal Special-voting common stock, $.0001 par value; 38,723,398 shares authorized; 0 shares issued and outstanding at June 30, 2021	—	—
Additional paid-in capital	6,534	10,415
Accumulated deficit	(93,843)	(71,469)
Total stockholders’ deficit	$(87,308)	$(61,054)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$85,881	$71,526
The accompanying notes are an integral part of these condensed consolidated and combined financial statements.

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share amounts)
(Unaudited)
	Six Months Ended June 30,
	2021	2020
Sales
Device	$321	$50
Service	368	—
Total sales	$689	$50
Cost of sales
Device	$912	$468
Service	153	—
Total cost of sales	$1,065	$468
Gross margin	(376)	(418)
Operating Expenses:
Research and development	$10,511	$7,232
General and administrative	8,521	2,491
Sales and marketing	2,983	815
Total operating expenses	22,015	10,538
Loss from operations	$(22,391)	$(10,956)
Interest income	$10	$63
Other income, net	7	—
Loss before provision for income taxes	$(22,374)	$(10,893)
Provision for income taxes	—	—
Net loss and comprehensive loss	$(22,374)	$(10,893)
Net loss per common share attributable to common stockholders, basic and diluted	$(4.52)	$(2.36)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	4,951,457	4,624,618
The accompanying notes are an integral part of these condensed consolidated and combined financial statements.

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(in thousands, except share amounts)
(Unaudited)
	Hyperfine Convertible Preferred Stock		Liminal Convertible Preferred Stock		Hyperfine Common Stock		Liminal Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
December 31 , 2019	67,211,210	$68,646	—	$—	4,605,299	$—	1,000	$—	$8,178	$(48,042)	$(39,864)
Net loss	—	—	—	—	—	—	—	—	—	(10,893)	(10,893)
Exercise of stock options	—	—	—	—	23,586	—	—	—	1	—	1
Stock-based compensation expense	—	—	—	—	—	—	—	—	550	—	550
Balance, June 30, 2020	67,211,210	$68,646	—	$—	4,628,885	$—	1,000	$—	$8,729	$(58,935)	$(50,206)
	Hyperfine Convertible Preferred Stock		Liminal Convertible Preferred Stock		Hyperfine Common Stock		Liminal Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
December 31, 2020	95,010,858	$128,286	—	$—	4,812,083	$—	1,000	$—	$10,415	$(71,469)	$(61,054)
Net loss	—	—	—	—	—	—	—	—	—	(22,374)	(22,374)
Issuance of Series D convertible preferred stock, net of issuance costs	14,171,333	30,461	—	—	—	—	—	—	—	—	—
Investment from 4Bionics, LLC	—	—	—	—	—	—	—	—	3,516	—	3,516
Conversion of Liminal Common stock	—	—	57,500,000	9,350	—	—	(1,000)	—	(9,350)	—	(9,350)
Exercise of stock options	—	—	—	—	344,702	1	—	—	197	—	198
Stock-based compensation expense	—	—	—	—	—	—	—	—	1,756	—	1,756
Balance, June 30, 2021	109,182,191	$158,747	57,500,000	$9,350	5,156,785	$1	—	$—	$6,534	$(93,843)	$(87,308)
The accompanying notes are an integral part of these condensed consolidated and combined financial statements.

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)
	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(22,374)	$(10,893)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	218	100
Stock-based compensation expense	1,756	550
Write-down of inventory	33	325
Payments received on net investment in lease	5	—
Changes in assets and liabilities:
Accounts receivable	(263)	(8)
Unbilled receivables	(39)	—
Inventory	(449)	(1,175)
Prepaid expenses and other current assets	(357)	288
Due from related parties	1,279	157
Other assets – related party	193	124
Prepaid inventory	—	575
Other long term assets	(20)	—
Accounts payable	196	(452)
Deferred grant funding	(322)	1,610
Deferred revenue	554	—
Due to related parties	(50)	20
Accrued expenses and other current liabilities	536	(16)
Net cash used in operating activities	$(19,104)	$(8,795)
Cash flows from investing activities:
Purchases of fixed assets	(675)	(248)
Net cash used in investing activities	$(675)	$(248)
Cash flows from financing activities:
Proceeds from exercise of stock options	198	1
Proceeds from issuance of Series D convertible preferred stock	30,468	—
Stock issuance costs related to Series D convertible preferred stock	(7)	—
Proceeds from issuance of notes payable	—	1,067
Investment from 4Bionics, LLC	3,516	—
Net cash provided by financing activities	$34,175	$1,068
Net increase (decrease) in cash and cash equivalents and restricted cash	14,396	(7,975)
Cash, cash equivalents and restricted cash, beginning of period	64,286	26,441
Cash, cash equivalents and restricted cash, end of period	$78,682	$18,466
Reconciliation of cash, cash equivalents, and restricted cash reported in the statement of financial position
Cash and cash equivalents	$77,394	$16,856
Restricted cash	1,288	1,610
Total cash, cash equivalents and restricted cash	$78,682	$18,466
Supplemental disclosure of cash flow information:
Cash received from exchange of research and development tax credits	$324	$261
The accompanying notes are an integral part of these condensed consolidated and combined financial statements.

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
1.
ORGANIZATION AND DESCRIPTION OF BUSINESS

Hyperfine, Inc. (together with its subsidiary, as applicable, “Hyperfine”) and Liminal Sciences, Inc. (“Liminal”) (collectively referred as “the Company”) are Delaware corporations. Hyperfine was incorporated under the laws of the State of Delaware on February 25, 2014 under the name “Hyperfine Research, Inc.” On May 25, 2021, the name of the corporation was changed to “Hyperfine, Inc.” Liminal was incorporated under the laws of the State of Delaware on September 21, 2018 under the name “EpilepsyCo Inc.” On July 20, 2020, the name of the corporation was changed to “Liminal Sciences, Inc.”.
As of December 31, 2020, Liminal was a wholly owned subsidiary of 4Bionics, LLC (“4Bionics”). On April 2, 2021, 4Bionics executed a plan of liquidation and dissolution. Its ownership in Liminal was distributed to its members and to the holders of incentive units.
The Company is focused on creating devices capable of non-invasive medical imaging and is making systems that are low cost and can make imaging available wherever and whenever it is needed. Having received U.S. Food and Drug Administration (“FDA”) approval in 2020, Hyperfine is the first to bring a low cost, point-of-care magnetic resonance imaging (MRI) machine to market. All of the Company’s revenue to date has been generated from sales of this machine and related services. Additionally, Liminal is in the process of developing a device to non-invasively measure key vital signs in the brain to enable unprecedented access to dramatically improve patient outcomes. Liminal is in the early research and development stage and has not generated any revenue to date.
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Combination
The accompanying condensed consolidated and combined financial statements include the accounts of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. The condensed consolidated and combined financial statements include the accounts of Hyperfine and Liminal which are under common control because the affiliates of the founder of Hyperfine and Liminal directly or indirectly hold more than 50% of the voting ownership interest of each entity. All intercompany transactions and balances have been eliminated.
These condensed consolidated and combined financial statements should be read in conjunction with the financial statements and notes included in the Company’s audited combined financial statements as of and for the years ended December 31, 2020 and 2019. The condensed consolidated and combined balance sheet as of December 31, 2020 included herein, was derived from the audited combined financial statements as of that date, but does not include all disclosures, including certain notes required by U.S. GAAP, on an annual reporting basis.
In the opinion of management, the accompanying condensed consolidated and combined financial statements reflect all normal recurring adjustments necessary to present fairly the financial position, results of operations, and cash flows for the interim periods. The results for the six months ended June 30, 2021 are not necessarily indicative of the results to be expected for any subsequent quarter, the year ending December 31, 2021, or any other period.
Except as described elsewhere in this Note 2 under the heading “Recent Accounting Pronouncements”, there have been no material changes to the Company’s significant accounting policies as described in the audited combined financial statements as of December 31, 2020 and 2019.

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
COVID-19 Outbreak
The recent outbreak of the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization on March 11, 2020 and declared a National Emergency by the President of the United States on March 13, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts on the Company’s operating results, financial condition and cash flows. The COVID-19 pandemic has had, and is expected to continue to have, an adverse impact on the Company’s operations, particularly as a result of preventive and precautionary measures that the Company, other businesses, and governments are taking. Governmental mandates related to COVID-19 or other infectious diseases, or public health crises, have impacted, and the Company expects them to continue to impact, its personnel and personnel at third-party manufacturing facilities in the United States and other countries, and the availability or cost of materials, which could disrupt or delay the Company’s receipt of instruments, components and supplies from the third parties the Company relies on to, among other things, produce its products. The COVID-19 pandemic has also had an adverse effect on the Company’s ability to attract, recruit, interview and hire at the pace the Company would typically expect to support its rapidly expanding operations. The full extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including expenses and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, as well as the economic impacts.
In adjusting to the COVID-19 market and manufacturing conditions, the Company did not have to materially adjust its existing resource allocation or its factors of production. The Company has not incurred any significant impairment losses in the carrying values of its assets as a result of the COVID-19 pandemic and is not aware of any specific related event or circumstance that would require the Company to revise its estimates reflected in its condensed consolidated and combined financial statements.
The estimates of the impact on the Company’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact and the economic impact on local, regional, national and international markets. While the Company is unable to predict the full impact that the COVID-19 pandemic will have on its future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, and the actions that may be taken by government authorities across the United States and elsewhere, it is not expected to result in any significant changes in costs going forward.
Liquidity and Going Concern
Since its inception, the Company has funded its operations primarily with proceeds from the sale of convertible preferred stock. The Company started to generate revenue during the year ended December 31, 2020 in the amount of $294 and has revenue for the six months ended June 30, 2021 of $689. The Company has funded its operations primarily with proceeds from the issuance of capital to private investors. As a result, the Company has incurred a significant cash burn and recurring net losses since its inception, which includes a net loss of $22,374 and $10,893 for the six months ended June 30, 2021 and 2020 and an accumulated deficit of $93,843 and $71,469, as of June 30, 2021 and December 31, 2020, respectively. The Company expects to continue to incur a significant cash burn and recurring net losses for the foreseeable future until such time that the Company can generate enough gross profit through increasing its product sales to cover all of its operating expenses on its existing product and successfully commercialize its products that are currently under development. However, the Company can provide no assurance that such products will be successfully developed and commercialized in the future.
Management anticipates the Company will be able to raise additional capital needed to sustain the Company’s operations and meet its obligations as they become due over the next twelve months upon consummation of the proposed business combination with HealthCor Catalio Acquisition Corp.

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
(“HealthCor”) (“Business Combination”) (See Note 15). However, the Company can provide no assurance the proposed business combination will be successfully consummated, or that enough capital will be received to fund the Company’s operations over the next twelve months. If the proposed business combination is not successfully consummated or enough capital received, the Company will have to seek other sources of capital, or pursue other strategic alternatives, which could include, among other things, a significant reduction in the Company’s current cost structure, a significant reduction in the Company’s product development strategy, a sale of the Company, or a filing of insolvency or cessation of the Company’s operations.
Management believes these uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated and combined financial statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. Accordingly, the accompanying condensed consolidated and combined financial statements do not include any adjustments that may result from the outcome of these uncertainties.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents. At June 30, 2021 and December 31, 2020, substantially all the Company’s cash and cash equivalents were invested in money market accounts at one financial institution. The Company also maintains balances in various operating accounts above federally insured limits. The Company has not experienced any losses on such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.
Significant customers are those that represent more than 10% of the Company’s total revenues or gross accounts receivable balances for the periods and as of each balance sheet date presented. For each significant customer, revenue as a percentage of total revenues and gross accounts receivable as a percentage of total gross accounts receivable were as follows:
	Revenue		Accounts receivable
	For the six months ended June 30, 2021	For the six months ended June 30, 2020	As of June 30, 2021	As of December 31, 2020
Customer A	13%	100%	0%	0%
Customer B	12%	0%	0%	0%
Customer C	10%	0%	7%	0%
Customer D	10%	0%	0%	0%
Customer E	8%	0%	11%	0%
Customer F	0%	0%	17%	0%
The Company utilizes a single exclusive manufacturer for its MRI machine. Additionally, the Company purchases spare parts from this manufacturer.
Segment Information
The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer (“CEO”). Hyperfine and Liminal represent two operating segments. Given the similar qualitative and economic characteristics of the two operating segments, such that both are focused upon the development and commercialization of existing and new products and services, Hyperfine and Liminal are aggregated into one reporting segment. All of the Company’s long-lived assets are located in the United States. All of the revenues were earned in the United States. Since the Company is aggregated into a single operating segment, all required financial segment information is provided in the condensed consolidated and combined financial statements.

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
Use of Estimates
The preparation of the condensed consolidated and combined financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions about future events that affect the amounts reported in its condensed consolidated and combined financial statements and accompanying notes. Future events and their effects cannot be determined with certainty. On an ongoing basis, management evaluates these estimates and assumptions. Significant estimates and assumptions included:
•
Revenue recognition, including determination of the timing and pattern of satisfaction of performance obligations, determination of the standalone selling price (“SSP”) of performance obligations and estimation of variable consideration;

•
Net realizable value (the selling price as well as estimated costs of completion, disposal and transportation) of inventory, and demand and future use of inventory;

•
Valuation allowances with respect to deferred tax assets; and

•
Assumptions underlying the fair value used in calculation of the stock-based compensation.

The Company bases these estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s condensed consolidated and combined financial statements.
Recent Accounting Pronouncements
Accounting pronouncements adopted
In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by removing the separation models for convertible debt with a cash conversion feature and convertible instruments with a beneficial conversion feature. These changes will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that was bifurcated according to previously existing rules. ASU 2020-06 also requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. For public entities, this guidance is effective for annual reporting periods beginning January 1, 2022, including interim periods within that annual reporting period. For the Company, this guidance is effective for annual reporting periods beginning January 1, 2024, and interim reporting periods within annual reporting periods beginning January 1, 2024, with early adoption permitted. The Company elected to early adopt this accounting pronouncement on January 1, 2021 and there was no material impact on the Company’s condensed consolidated and combined financial statements and disclosures.
Accounting pronouncements issued but not yet adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) which outlines a comprehensive lease accounting model and supersedes the current lease guidance. The new guidance requires lessees to recognize almost all of their leases on the balance sheet by recording a lease liability and corresponding right-of-use assets. It also changes the definition of a lease and expands the disclosure requirements of lease arrangements. As per the latest ASU 2020-05 issued by FASB, entities that have not yet issued or made available for issuance the financial statements as of June 3, 2020 can defer the new guidance for one year. For public entities, this guidance is effective for annual reporting periods beginning January 1, 2020, including interim periods within that annual reporting period. For the Company, this guidance is effective for annual reporting periods beginning January 1, 2022, and interim reporting periods within annual reporting periods

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
beginning January 1, 2023. The Company is in the process of evaluating the impact that the adoption of this pronouncement will have on the Company’s condensed consolidated and combined financial statements and disclosures.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which was subsequently amended in November 2018 through ASU No. 2018-19, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses.” ASU No. 2016-13 will require entities to estimate lifetime expected credit losses for trade and other receivables, net investments in leases, financing receivables, debt securities and other instruments, which will result in earlier recognition of credit losses. Further, the new credit loss model will affect how entities in all industries estimate their allowance for losses for receivables that are current with respect to their payment terms. ASU No. 2018-19 further clarifies that receivables arising from operating leases are not within the scope of Topic 326. Instead, impairment from receivables of operating leases should be accounted for in accordance with Topic 842, Leases. As per the latest ASU 2020-02, FASB deferred the timelines for certain small public and private entities, thus the new guidance will be adopted by the Company for the annual reporting period beginning January 1, 2023, including interim periods within that annual reporting period. The standard will apply as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is in the process of evaluating the impact that the adoption of this pronouncement will have on the Company’s condensed consolidated and combined financial statements and disclosures.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The guidance requires certain costs incurred during the application development stage to be capitalized and other costs incurred during the preliminary project and post-implementation stages to be expensed as they are incurred. Capitalized implementation costs related to a hosting arrangement that is a service contract will be amortized over the term of the hosting arrangement, beginning when the module or component of the hosting arrangement is ready for its intended use. A customer’s accounting for the hosting component of the arrangement is not affected. This new guidance will be effective for the Company for annual reporting period beginning January 1, 2021 and interim periods beginning January 1, 2022. The Company is in the process of evaluating the impact that the adoption of this pronouncement will have on the Company’s condensed consolidated and combined financial statements and disclosures.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies U.S. GAAP for other areas of Topic 740 by clarifying existing guidance. For the Company, this ASU is effective for fiscal years beginning after January 1, 2022, and interim periods within those fiscal years beginning after January 1, 2023. Early adoption is permitted. The Company is in the process of evaluating the impact that the adoption of this pronouncement will have on the Company’s condensed consolidated and combined financial statements and disclosures.
3.
REVENUE RECOGNITION

Disaggregation of Revenue
The Company disaggregates revenue from contracts with customers by product type. The Company believes that these categories aggregate the payor types by nature, amount, timing and uncertainty of its revenue streams. The following table summarizes the Company’s disaggregated revenues (in thousands):

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
	Pattern of Recognition	Six Months Ended June 30,
		2021	2020
Device	Point in time	$321	$50
Service	Over time	368	—
Total revenue		$689	$50
Contract Balances
Contract balances represent amounts presented in the condensed consolidated and combined balance sheets when either the Company has transferred goods or services to the customer, or the customer has paid consideration to the Company under the contract. These contract balances include trade accounts receivable and deferred revenue. Deferred revenue represents consideration received from customers at the beginning of the subscription period for services that are transferred to the customer over the respective subscription period. The accounts receivable balances represent amounts billed to customers for goods and services where the Company has an unconditional right to payment of the amount billed.
The following table provides information about receivables and deferred revenue from contracts with customers (in thousands):
	June 30, 2021	December 31, 2020
Accounts receivable	$437	$174
Unbilled receivables	39	—
Deferred revenue	712	158
The Company recognizes a receivable when it has an unconditional right to payment, and payment terms range from 20 days to 6 months based on the terms agreed upon with the respective customer.
The amount of revenue recognized during the six months ended June 30, 2021 and 2020 that was included in the deferred revenue balance at the beginning of the period was $113 and $0, respectively.
Transaction price allocated to remaining performance obligations
As of June 30, 2021 and December 31, 2020, the Company had remaining performance obligations amounting to $3,365 and $859, respectively. As of June 30, 2021, the Company expects to recognize approximately 18% of its remaining performance obligations as revenue in fiscal year 2021, and an additional 82% in fiscal year 2022 and thereafter.
4.
FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair value.
The Company measures fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The Company utilizes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:
Level 1 — Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
Level 2 — Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.
Level 3 — Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The Company has no assets or liabilities valued with Level 3 inputs.
The carrying value of cash and cash equivalents, notes receivable, accounts payable and accrued expenses and other current liabilities approximates their fair values due to the short-term or on demand nature of these instruments.
There were no transfers between fair value measurement levels during the six months ended June 30, 2021 and December 31, 2020.
The Company had $77,708 and $58,418 of money market funds included in cash and cash equivalents as of June 30, 2021 and December 31, 2020, respectively. These assets were valued using quoted market prices and accordingly were classified as Level 1.
The Company determines that Notes Payable is classified as Level 2 and the relevant fair value approximates its carrying amount since it bears interest at rates that approximate current market rates.
5.
INVENTORIES

The inventory balance as of June 30, 2021 and December 31, 2020 is comprised of finished goods. Manufacturing overhead costs primarily include management’s best estimate and allocation of the labor costs incurred related to inventory acquired or produced but not sold during the respective period, although most of the costs were written off based on net realizable value analysis.
For the six months ended June 30, 2021 and 2020, net realizable value inventory adjustments and excess and obsolete inventory charges were $33 and $325, respectively, and were recognized in cost of sales.
6.
PROPERTY AND EQUIPMENT, NET

Property and equipment, net, are recorded at historical cost and consist of the following:
	June 30, 2021	December 31, 2020
Laboratory equipment	$661	$572
Research devices	885	486
Computer equipment	475	385
Construction in progress	351	613
Tooling	292	270
Leased devices	347	127
Other	167	167
	3,178	2,620
Less: Accumulated depreciation and amortization	(933)	(716)
Property and equipment, net	$2,245	$1,904
Depreciation and amortization expense amounted to $218 and $100 for the six months ended June 30, 2021 and 2020, respectively.

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
7.
ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:
	June 30, 2021	December 31, 2020
Bonus	$481	$501
Contracted services	896	456
Legal fees	414	282
Other	9	25
Total accrued expenses and other current liabilities	$1,800	$1,264

8.
NOTES PAYABLE

The Company received loan proceeds of $1,067 under the Paycheck Protection Program (“PPP”). The Hyperfine PPP loan in the amount of $889 is evidenced by a promissory note dated August 10, 2020 and was fully paid off during the fourth quarter of 2020. The Liminal PPP loan in the amount of $178 is evidenced by a promissory note dated May 1, 2020. The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The Company used the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The interest rate on the PPP loan is 1% per annum and no payments of principal or interest are due during the ten-month period following the consummation of the PPP loan (the “Deferment Period”). The Company may request partial or full forgiveness of the PPP loan. If the PPP loan is not forgiven or partially forgiven, then the Company will be notified and provide details of the monthly repayment amount with a maximum term of five years. If the Company does not apply for forgiveness during the Deferment Period, then repayment will automatically commence at the end of the Deferment Period according to the terms provided by the lender with a maximum term of five years. The PPP loan is unsecured and guaranteed by the Small Business Administration and is subject to any new guidance and new requirements released by the Department of the Treasury. Subject to and following the closing of the Business Combination discussed in Note 15, the Company intends to repay the loan in full. The Company is accounting for the loan as debt.
9.
CONVERTIBLE PREFERRED STOCK

Hyperfine Convertible Preferred Stock
Hyperfine has issued four series of Convertible Preferred Stock, Series A through Series D. The following table summarizes the authorized, issued and outstanding Convertible Preferred Stock of Hyperfine as of June 30, 2021 and December 31, 2020 (in thousands, except share and per share information):
June 30, 2021
Class	Year of Class Issuance	Issuance Price per share	Shares Authorized	Shares Issued and Outstanding	Total Proceeds or Exchange Value	Issuance Costs	Net Carrying Value	Initial Liquidation Price per share
Series A	2014	$0.04	25,000,000	25,000,000	$1,000	$2	$998	$0.80
Series B	2017	0.80	10,625,000	10,625,000	8,500	—	8,500	0.80
Series C	2017	1.88	31,586,210	31,586,210	59,382	234	59,148	1.88
Series D	2020 – 2021	2.15	62,577,618	41,970,981	90,237	136	90,101	2.15
			129,788,828	109,182,191	$159,119	$372	$158,747

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
December 31, 2020
Class	Year of Class Issuance	Issuance Price per share	Shares Authorized	Shares Issued and Outstanding	Total Proceeds or Exchange Value	Issuance Costs	Net Carrying Value	Initial Liquidation Price per share
Series A	2014	$0.04	25,000,000	25,000,000	$1,000	$2	$998	$0.80
Series B	2017	0.80	10,625,000	10,625,000	8,500	—	8,500	0.80
Series C	2017	1.88	31,586,210	31,586,210	59,382	234	59,148	1.88
Series D	2020	2.15	62,577,618	27,799,648	59,769	129	59,640	2.15
			129,788,828	95,010,858	$128,651	$365	$128,286
Liminal Convertible Preferred Stock
On April 1, 2021 Liminal effected a recapitalization whereby each share of Liminal common stock outstanding was exchanged for shares of Liminal Series A-1 preferred stock and Liminal Series A-2 preferred stock. The value ascribed to the preferred stock is equivalent to the total amount of historical equity investments contributed by the common shareholder. There were no new investments or changes in control in conjunction with the recapitalization.
The powers, preferences, rights, qualifications, limitations and restrictions of the shares of Liminal Convertible Preferred Stock are as follows:
Dividends
Dividends shall accrue to holders of the Convertible Preferred Stock at the rate of 8% of the original issue price for the applicable series of Convertible Preferred Stock, per annum subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization, reclassification and other similar events payable only when, and if, declared by Liminal’s board of directors. The right to receive dividends on Convertible Preferred Stock are not cumulative, and therefore, if not declared in any year, the right to such dividends shall terminate and shall not carry forward into the next year. There have been no dividends declared to date.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of Liminal, whether voluntary or involuntary or a deemed liquidation event (which includes a merger, the sale of all of Liminal’s assets, or a transaction which the holders of capital stock of Liminal hold less than 50% of the voting securities) (each a “Liquidation Event”), the holders of the Convertible Preferred Stock are entitled to be paid out of the assets of Liminal available for distribution to stockholders, pari passu, at a liquidation price per share equal to the greater of: (1) the applicable original issuance price of $.1287 per share for Series A-1 and Series A-2 Convertible Preferred Stock, plus any declared and unpaid dividends or (2) an amount that would have been payable had all the shares of the Convertible Preferred Stock been converted into Liminal common stock. These payments will be made to or set aside prior to the holders of shares of any other class or series of capital stock that is not, by its terms, senior to the Convertible Preferred Stock.
Voting Rights
The holders of shares of the Convertible Preferred Stock shall be entitled to vote on all matters on which the holders of shares of Liminal common stock shall be entitled to vote.
Each holder of record of shares of Series A-1 Convertible Preferred Stock shall be entitled to ten votes per share of Liminal Special-voting common stock into which such Series A-1 Convertible Preferred Stock

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
are convertible, as discussed below under “Conversion,” on all matters to be voted on by Liminal’s stockholders. Each holder of record of shares of Series A-2 Convertible Preferred Stock shall be entitled to one vote per share of Liminal common stock into which such Series A-2 Convertible Preferred Stock are convertible, as discussed below under Conversion, on all matters to be voted on by Liminal’s stockholders. The holders of Convertible Preferred Stock and the holders of Liminal common stock shall vote together and not as separate classes. There shall be no series voting.
Conversion
Each share of Series A-1 Convertible Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance of such share, into shares of Liminal Special-voting common stock on a 1 to 1 conversion rate subject to customary anti-dilution adjustments and upon the issuance of additional shares of Liminal common stock for no consideration or consideration less than the conversion price of the Series A Convertible Preferred Stock. Each share of Series A-2 Convertible Preferred Stock shall be convertible, at the option of the holder, at any time after the date of issuance into shares of Liminal common stock on a 1 to 1 conversion rate subject to customary anti-dilution adjustments and upon the issuance of additional shares of common stock for no consideration or consideration less than the conversion price of the respective series of Convertible Preferred Stock, which is equal to the original issuance price for each series of Convertible Preferred Stock.
Upon the earlier to occur of (i) election of the Convertible Preferred Stock by the consent or vote of the majority holders of the Convertible Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) or (ii) the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of shares of Liminal common stock in which the aggregate gross proceeds to Liminal are at least $80,000 (1) each share of Series A-1 Convertible Preferred Stock shall automatically be converted into shares of Liminal Special-voting common stock on a 1 for 1 basis and (2) each share of Series A-2 Convertible Preferred Stock shall automatically be converted into Liminal common stock on a 1 for 1 basis.
10.
EQUITY INCENTIVE PLAN

During the six months ended June 30, 2021 and the year ended December 31, 2020 Hyperfine and Liminal were distinct entities with separate equity incentive plans for their employees, directors and consultants. As such, the Company has separately disclosed the details of the equity incentive plans and related stock compensation expense incurred by Hyperfine and Liminal below, before providing detail regarding their combined compensation expense and presentation within the condensed consolidated and combined statements of operations and comprehensive loss.
Hyperfine’s Equity Incentive Plan
Hyperfine’s 2014 Employee, Director and Consultant Equity Incentive Plan, as amended on October 9, 2020 (the “Hyperfine Plan”), was originally adopted by its board of directors and stockholders in February 2014. A summary of the stock option activity under the Hyperfine Plan is presented in the table below.
Stock option activity
During the six months ended June 30, 2021, the Company granted certain equity awards to the newly hired Chief Executive Officer. These awards include (1) an option award to purchase 5,800,000 shares of Hyperfine common stock which will vest based on continued service over a four year period, (2) two separate option awards to purchase 1,450,000 shares each of Hyperfine common stock (2,900,000 shares in total), which will be fully vested upon the occurrence of various service, performance, and market conditions. The

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
service condition for these awards is satisfied by providing service to the Company based on the defined service period per the award agreement. The performance-based condition is satisfied upon the occurrence of a special purpose acquisition company (“SPAC”) transaction, initial public offering (IPO), or financing event as defined in the award agreement. The market condition is satisfied by achieving various multiples of a defined price per share. The achievement of the performance condition and the commencement of the related expense recognition event will not occur until the event is deemed probable, which will occur once a SPAC transaction, IPO, or financing event has occurred. An additional 1,450,000 share option award with terms similar to those described above will be granted pursuant to the terms of the offer letter. In addition to the above, Hyperfine restricted stock units with a value of $2,500 will be granted at the closing of a Listing Event, as defined by the agreement, within two years of the Chief Executive Officer’s start date, subject to continued service and which will vest on a schedule to be agreed upon between Hyperfine and the Chief Executive Officer.
Certain equity awards were also granted to the Company's newly elected Chairman of the Board. The equity compensation includes (1) an option award to purchase 2,175,000 shares of Hyperfine common stock which will vest based on continued service, over four years, (2) two separate option awards to purchase 725,000 shares each of Hyperfine common stock (1,450,000 shares in total), which will be fully vested upon the occurrence of various certain service, performance, and market conditions. The service condition for these awards is satisfied by providing service to the Company based on the defined service period per the award agreement. The performance-based condition is satisfied upon the occurrence of a SPAC transaction, IPO, or financing event as defined in the award agreement. The market condition is satisfied by achieving various multiples of a defined price per share. The achievement of the performance condition and the commencement of the related expense recognition event will not occur until the event is deemed probable, which will occur once a SPAC transaction, IPO, or financing event has occurred.
The Company also granted 475,000 option awards subject to certain service and performance conditions. The service condition requires the participant’s continued employment with the Company through the applicable vesting date, and the performance condition requires the consummation of a Sale, IPO, or SPAC transaction as defined in the option award agreement. For options with performance conditions, stock-based compensation expense is recognized only if the performance conditions become probable to be satisfied. As the performance condition is a Sale, IPO, or SPAC transaction, the performance condition will only become probable once consummated. As a Sale, IPO, or SPAC transaction has not yet occurred, the Company has not recorded any stock-based compensation expense related to these option awards.
A summary of the stock option activity under the Hyperfine Plan is presented in the table below:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2020	5,812,150	$0.87	7.07	$2,073
Granted	19,591,900	1.07
Exercised	(344,702)	0.57
Forfeited	(412,039)	1.05
Outstanding at June 30, 2021	24,647,309	$1.03	9.15	$1,251
Options exercisable at June 30, 2021	5,192,570	$0.86	7.04	$1,187
Vested and expected to vest at June 30, 2021	23,066,881	$1.02	9.11	$1,246
Liminal’s Equity Incentive Plan
During May 2021, Liminal’s board of directors adopted the 2021 Employee, Director, and Consultant Equity Incentive Plan (the “Liminal Plan”).

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
Stock Option Activity
During the six months ended June 30, 2021, Liminal began to grant stock option awards to its employees, directors and consultants. Each stock option grant carries varying vesting schedules whereby the options may be exercised at the participant’s sole discretion to the extent the options have vested provided they are an employee, director or consultant of Liminal on the applicable vesting date. Each option shall terminate not more than ten years from the date of the grant. Except as noted in the following paragraph, the stock option grants are subject to service vesting conditions only.
During the six months ended June 30, 2021, Liminal granted 575,000 option awards subject to certain service and performance conditions. The service condition requires the participant’s continued employment with Liminal through the applicable vesting date, and the performance condition requires the consummation of a Sale, IPO, or SPAC transaction as defined in the option award agreement. For options with performance conditions, stock-based compensation expense is recognized only if the performance conditions become probable to be satisfied. As the performance condition is a Sale, IPO, or SPAC transaction, the performance condition will only become probable once consummated. As a Sale, IPO, or SPAC transaction has not yet occurred, the Liminal has not recorded any stock-based compensation expense related to these option awards.
A summary of the stock option activity under the Liminal Plan is presented in the table below:
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2020	—	$—	—	$—
Granted	1,976,000	0.94
Exercised	—	—
Forfeited	—	—
Outstanding at June 30, 2021	1,976,000	$0.94	9.86	$—
Options exercisable at June 30, 2021	1,166,389	$0.94	9.86	$—
Vested and expected to vest at June 30, 2021	1,976,000	$0.94	9.86	$—
Incentive Unit and Preferred Stock Award Activity
On April 2, 2021, 4Bionics executed a plan of liquidation and dissolution and its ownership in Liminal was distributed to its members and to the holders of incentive units. Immediately subsequent to the dissolution, all outstanding unvested incentive unit awards under 4Bionic’s 2019 Equity Incentive Plan were replaced with preferred stock awards indexed to and settled in the preferred stock of the former 4Bionics subsidiaries Liminal, Homodeus Inc., and Tesseract Health. The preferred stock awards are subject to service vesting conditions only. No incremental value was provided to participants as a result of the modification of the awards as the modification date fair value of the incentive unit awards was equal to modification date fair value of the stock underlying the restricted stock awards. Moreover, the remaining vesting period before and after modification was unchanged. No incremental compensation expense was recognized as a result of the modification.
Prior to the dissolution of 4Bionics, a portion of total 4Bionics stock-based compensation expense was allocated to Liminal based on the level of service provided by the relevant employees and non-employees to Liminal over the term of the award. Subsequent to the dissolution of 4Bionics, Liminal recognizes the stock-based compensation expense related to the replacement preferred stock awards and no allocation methodology is required. Liminal recognized stock-based compensation expense of $149 and $137 related to the incentive unit awards and replacement preferred stock awards during the six months ended June 30, 2021 and June 30, 2020, respectively.

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
The Company’s stock-based compensation expense for the periods presented was as follows (in thousands):
	Six months ended June 30,
	2021	2020
Research and development	$622	$429
General and administrative	1,097	100
Sales and marketing	37	21
Total stock-based compensation expense	$1,756	$550
No related tax benefits of the stock-based compensation expense have been recognized and no related tax benefits have been realized from the exercise of stock options due to the Company’s net operating loss (“NOL”) carryforwards.
11.
NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potentially issuable shares of common stock of the Company, including convertible preferred stock, outstanding stock options, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potentially issuable shares of common stock of the Company outstanding would have been anti-dilutive.
The following table presents the calculation of basic and diluted net loss per share for the Company’s common stock:
	Six Months Ended June 30,
	2021	2020
Numerator:
Net Loss	$(22,374)	$(10,893)
Numerator for Basic and Dilutive EPS – Loss available to common stockholders	$(22,374)	$(10,893)
Denominator:
Common Stock	4,951,457	4,624,618
Denominator for Basic and Dilutive EPS – Weighted-average common stock	4,951,457	4,624,618
Basic and dilutive loss per share	$(4.52)	$(2.36)
Since the Company was in a net loss position for all periods presented, basic earnings per share (“EPS”) calculation excludes preferred stock as it does not participate in net losses of the Company. Additionally, net loss per share attributable to common stockholders was the same on a basic and diluted basis, as the inclusion of all potential common equivalent shares outstanding would have been anti-dilutive. Anti-dilutive common equivalent shares were as follows:
	Six Months Ended June 30,
	2021	2020
Outstanding options to purchase common stock	26,623,309	6,135,817
Outstanding convertible preferred stock (Series A through D)	166,682,191	67,211,210
Total anti-dilutive common equivalent shares	193,305,500	73,347,027

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
12.
INCOME TAXES

Income taxes for the six months ended June 30, 2021 and 2020 are recorded at the Company’s estimated annual effective income tax rate, subject to adjustments for discrete events, if they occur. The Company’s estimated annual effective tax rate was 0.0% for the six months ended June 30, 2021 and 2020. The primary reconciling items between the federal statutory rate of 21.0% for these periods and the Company’s overall effective tax rate of 0.0% were related to the effects of deferred state income taxes, research and development credits, and the valuation allowance recorded against the full amount of its net deferred tax assets.
A valuation allowance is required when it is more likely than not that some portion or all of the Company’s deferred tax assets will not be realized. The realization of deferred tax assets depends on the generation of sufficient future taxable income during the period in which the Company’s related temporary differences become deductible. The Company has recorded a full valuation allowance against its net deferred tax assets as of June 30, 2021 and 2020 since management believes that based on the earnings history of the Company, it is more likely than not that the benefits of these assets will not be realized.
13.
RELATED PARTY TRANSACTIONS

The Company utilizes and subleases office and lab space in Connecticut which is being leased from an unrelated landlord by 4Catalyzer Corporation (“4C”), which is owned by a related party. The Company pays rent to 4C on a month-to-month basis, and no lease agreement has been entered into. For the six months ended June 30, 2021 and 2020, the Company paid a total of approximately $57 and $50, respectively, to 4C.
Certain expenses incurred at 4Bionics were allocated to its subsidiaries, including Liminal. Expenses that broadly benefited 4Bionics and its subsidiaries were allocated evenly amongst its three subsidiaries. Expenses that were incurred on behalf of the employees of each company were allocated based on each subsidiary’s relative headcount. Total expenses allocated to Liminal for the six months ended June 30, 2021 and 2020 were $10 and $6, respectively. The method used to allocate common expenses of 4Bionics to Liminal is reasonable.
In January 2018, the Company entered into a Promissory Note (the “Note”) with one of its employees (the “Borrower”) in the amount of $90. The Note bears interest at a rate equal to 1.68% per annum. If the Borrower remains employed with the Company on the maturity date of January 11, 2022, $90 of the then outstanding principal amount and all interest accrued to that date will be forgiven and Borrower will no longer be required to repay the amount. Interest on the Note is payable annually in cash on the anniversary date of the Note, and as of June 30, 2021 and December 31, 2020, interest receivable in the amount of $0 and $2, respectively, are included in Prepaid expenses and other current expenses on the condensed consolidated and combined balance sheets. No interest income was recognized for the six months ended June 30, 2021 and 2020.
The Company also makes payments to 4C to prefund the acquisition of capital assets and these amounts are included in Other assets  —  related party on the condensed consolidated and combined balance sheets. Such prepaid advances were $1,051 and $1,154 at June 30, 2021 and December 31, 2020, respectively.
The Company is a party to an Amended and Restated Technology Services Agreement (the “ARTSA”), most recently amended on November 11, 2020, by and among 4C, the Company and other participant companies controlled by the Rothberg family. Under the ARTSA, the Company and the other participant companies agreed to share certain non-core technologies, which means any technologies, information or equipment owned or otherwise controlled by the participant company that are not specifically related to the core business area of the participant and subject to certain restrictions on use. The ARTSA also provides for 4C to perform certain services for the Company and each other participant company such as monthly administrative, management and technical consulting services to the Company which are pre-funded

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
approximately once a quarter. The Company incurred expenses of $1,970 and $903 during the six months ended June 30, 2021 and 2020, respectively. The amounts advanced and due from 4C at June 30, 2021 and December 31, 2020, related to operating expenses was $119 and $1,496, respectively, and is included in Due from related parties on the condensed consolidated and combined balance sheets. There was also $11 and $11 of amounts due to 4C for expenses paid on their behalf at June 30, 2021 and December 31, 2020, respectively. These payables are included in Due to related parties on the condensed consolidated and combined balance sheets.
The ARTSA also provides for the participant companies to provide other services to each other. The Company also has transactions with other entities under common ownership, which include payments made to third parties on behalf of the Company. The amounts remaining payable at June 30, 2021 and December 31, 2020 are $75 and $124, respectively, and are included in the Due to related parties on the condensed consolidated and combined balance sheets. In addition, the Company has transactions with these other entities under common ownership which include payments made by the Company to third parties on behalf of the other entities and the amounts remaining payable at the end of each period are in the aggregate $23 and $30, and are reflected in the Due from related parties on the condensed consolidated and combined balance sheets at June 30, 2021 and December 31, 2020, respectively. All amounts are paid or received throughout the year within 30 days after the end of each month.
Hyperfine and Liminal entered into Technology and Services Exchange Agreements (each, a “TSEA” and collectively, the “TSEA”) with other participant companies controlled by the Rothbergs. A TSEA by and among Butterfly Network, Inc., AI Therapeutics, Inc., Quantum-Si Incorporated, 4Bionics LLC, Tesseract Health, Inc., Detect, Inc. (f/k/a Homodeus Inc.), Hyperfine and Liminal was signed in November 2020; a TSEA by and among Quantum-Si Incorporated, AI Therapeutics, Inc., 4Bionics LLC, Tesseract Health, Inc., Detect, Inc., Hyperfine and Liminal was signed in February 2021 (and which Protein Evolution, Inc. joined in August 2021); and a TSEA by and among Hyperfine, Liminal, AI Therapeutics, Inc., Tesseract Health, Inc. and Detect, Inc. was signed in July 2021 and will become effective upon the Closing. Under the TSEA, Hyperfine and Liminal may, in their discretion, permit the use of non-core technologies, which include any technologies, information or equipment owned or otherwise controlled by the participant company that are not specifically related to the core business area of the participant, such as software, hardware, electronics, fabrication and supplier information, vendor lists and contractor lists, by other participant companies.
14.
COMMITMENTS AND CONTINGENCIES

Commitments
The Company sponsors a 401(k) defined contribution plan covering all eligible US employees. Contributions to the 401(k) plan are discretionary. The Company did not make any matching contributions to the 401(k) plan for the six months ended June 30, 2021 and 2020.
The Company was awarded a $1,610 grant from the Bill & Melinda Gates Foundation (“BMGF”) for the provision and equipping of 20 sites with the Hyperfine portable point-of-care MRI system to enable the performance of a multi-site study focused on optimizing diagnostic image quality (the “Project”). The funds are accounted for as restricted cash with an offset to deferred grant revenue and at June 30, 2021 and December 31, 2020, the Company has $1,288 and $1,610, respectively, on the condensed consolidated and combined balance sheets. Any grant funds, plus any income, that have not been used for, or committed to, the Project must be returned promptly to BMGF upon expiration of or termination of the agreement.
As of June 30, 2021, the Company had an obligation under the contract with its contract manufacturer of $3,990 and under a research services agreement with an academic institution of $53. The majority of these obligations are due in the next 12 months.

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
Contingencies
The Company does not have any outstanding or ongoing litigation and legal matters where, based on present information, including its assessment of the merits of the particular claims, the Company believes it is reasonably possible that any asserted or unasserted legal claims or proceedings, individually or in aggregate, will have a material adverse effect on its results of operations, or financial condition. The ultimate outcome of any legal matter cannot be predicted with certainty.
The Company enters into indemnification provisions under some agreements with other parties in the ordinary course of business, including business partners, investors, contractors, and the Company’s officers, directors and certain employees. The Company has agreed to indemnify and defend the indemnified party claims and related losses suffered or incurred by the indemnified party from actual or threatened third-party claim because of the Company’s activities or non-compliance with certain representations and warranties made by the Company. It is not possible to determine the maximum potential loss under these indemnification provisions due to the Company’s limited history of prior indemnification claims and the unique facts and circumstances involved in each particular provision. To date, losses recorded in the condensed consolidated and combined statements of operations and comprehensive loss in connection with the indemnification provisions have not been material.
15.
SUBSEQUENT EVENTS

The Company has evaluated events through August 30, 2021 for possible adjustment to, or disclosure in, the condensed consolidated and combined financial statements, which is the date on which the condensed consolidated and combined financial statements were issued. Subsequent events occurring after June 30, 2021 were as follows:
•
On July 7, 2021, Hyperfine and Liminal entered into a business combination agreement (the “Business Combination Agreement”) with HealthCor, a special purpose acquisition company. Pursuant to the Business Combination Agreement, among other things: (i) HealthCor will domesticate its jurisdiction of incorporation from the Cayman Islands to Delaware and change its name to “Hyperfine, Inc.” (“New Hyperfine”) and (ii) each of Hyperfine and Liminal will merge with and into separate wholly owned subsidiaries of HealthCor and survive their respective mergers as wholly owned subsidiaries of New Hyperfine. The shares of Hyperfine capital stock (other than shares of Hyperfine Series A preferred stock) and Liminal capital stock (other than shares of Liminal Series A-1 preferred stock) issued and outstanding as of immediately prior to the Effective Time of the Business Combination will automatically be cancelled and converted into the right to receive shares of New Hyperfine Class A common stock based on the applicable exchange ratios, as defined in the Business Combination Agreement, to be finalized prior to the close of the Business Combination. The shares of Hyperfine Series A preferred stock and Liminal Series A-1 preferred stock issued and outstanding as of immediately prior to the Effective Time of the Business Combination will automatically be cancelled and converted into the right to receive shares of New Hyperfine Class B common stock based on the applicable exchange ratios, as defined in the Business Combination Agreement. The proposed Business Combination is expected to be completed in the fourth quarter of 2021, subject to, among other things, the approval by HealthCor’s shareholders, and other customary closing conditions as further described in the Business Combination Agreement. There is no assurance that the Business Combination will be consummated.

•
In July 2021, Hyperfine and Liminal entered into the TSEA by and among Hyperfine, Liminal and other participant companies controlled by the Rothbergs, consisting of AI Therapeutics, Inc., Tesseract Health, Inc. and Detect, Inc. (formerly known as Homodeus Inc.). The July 2021 TSEA will become effective upon the closing of the Business Combination. Under the TSEA, Hyperfine, Liminal and the other participant companies may, in their discretion, permit the use of non-core technologies, which include any technologies, information or equipment owned or otherwise controlled by the participant company that are not specifically related to the core business area of the

HYPERFINE, INC. AND SUBSIDIARY AND LIMINAL SCIENCES, INC.
NOTES TO THE CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except share and per share data)
participant, such as software, hardware, electronics, fabrication and supplier information, vendor lists and contractor lists, by other participant companies.
•
On August 15, 2021 both the Hyperfine performance-based award of 475,000 options and the Liminal performance-based award of 575,000 options were forfeited and cancelled.

Annex A
BUSINESS COMBINATION AGREEMENT
BY AND AMONG
HEALTHCOR CATALIO ACQUISITION CORP.,
OPTIMUS MERGER SUB I, INC.,
OPTIMUS MERGER SUB II, INC.,
HYPERFINE, INC.,
AND
LIMINAL SCIENCES, INC.
DATED AS OF JULY 7, 2021

SCHEDULES AND EXHIBITS
Schedule A PIPE Investors
Schedule B Supporting Company Persons
Schedule C Required Governing Documents Proposals
Exhibit A Form of Parent Certificate of Incorporation
Exhibit B Form of Parent Bylaws
Exhibit C Form of PIPE Investor Subscription Agreement
Exhibit D Form of Advisory Agreement
Exhibit E Form of Registration Rights Agreement
Exhibit F Form of Transaction Support Agreement
Exhibit G Form of Parent Incentive Equity Plan

BUSINESS COMBINATION AGREEMENT
This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of July 7, 2021, is made by and among HealthCor Catalio Acquisition Corp., a Cayman Islands exempted company (which shall domesticate as a Delaware corporation prior to the Closing) (“Parent”), Optimus Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Optimus Merger Sub II, Inc., a Delaware corporation (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”), Hyperfine, Inc., a Delaware corporation (“Hyperfine”), and Liminal Sciences, Inc., a Delaware corporation (“Liminal,” and together with Hyperfine, the “Company Parties”). Parent, Merger Subs and the Company Parties shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.
WHEREAS, (a) Parent is a blank check company incorporated as a Cayman Islands exempted company on November 18, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (b) each Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of Parent that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;
WHEREAS, pursuant to the Governing Documents of Parent, Parent is required to provide an opportunity for its shareholders to have their outstanding Parent Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Parent Shareholder Approval;
WHEREAS, as of the date of this Agreement, HC Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), owns 614,000 shares of Parent Class A Shares, and the Sponsor and the Other Class B Shareholders collectively own 5,175,000 Parent Class B Shares;
WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Other Class B Shareholders, Parent and the Company Parties are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholder has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Mergers), (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of Parent or any other anti-dilution or similar protection with respect to the Parent Class B Shares (whether resulting from the transactions contemplated by the PIPE Investor Subscription Agreements or otherwise), (c) not effect any sale or distribution of any Equity Securities of Parent held by such shareholders subject to the terms described therein and (d) not to redeem any of the Equity Securities of Parent such shareholder owns, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;
WHEREAS, prior to the Closing Date and subject to the satisfaction or waiver of the conditions of this Agreement, Parent shall migrate out of the Cayman Islands and domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the DGCL, and Part XII of the Cayman Islands Companies Act (2021 Revision), as amended and restated from time to time (the “Companies Act”);
WHEREAS, concurrently with the Domestication, Parent shall adopt the certificate of incorporation, substantially in the form attached hereto as Exhibit A (the “Parent Certificate of Incorporation”), and the bylaws, substantially in the form attached hereto as Exhibit B (the “Parent Bylaws”), to provide for, among other things, the implementation of a revised dual class structure, pursuant to which the New Parent Class B Common Stock will have the same economic terms as the New Parent Class A Common Stock, but will carry increased voting rights in the form of twenty (20) votes per share;
WHEREAS, in connection with the Domestication, (i) each issued and outstanding Parent Class A Share shall convert automatically, on a one-for-one basis, into one share of New Parent Class A Common Stock, and (ii) each issued and outstanding Parent Class B Share shall convert automatically, on a one-for-one basis, into one share of New Parent Class B Common Stock;
WHEREAS, following the Domestication and prior to the Effective Time, all shares of New Parent Class B Common Stock shall be converted into New Parent Class A Common Stock;
WHEREAS, on the Closing Date, (a) (i) Merger Sub I will merge with and into Hyperfine (the “Hyperfine Merger”), with Hyperfine as the surviving company in the Hyperfine Merger and, after giving effect to the Hyperfine Merger, Hyperfine will be a wholly-owned Subsidiary of Parent, (ii) each share of Hyperfine Stock (other than Hyperfine Series A Preferred Stock) will be automatically converted as of the Effective Time into the right to receive New Parent Class A Common Stock and (iii) each share of Hyperfine Series A Preferred Stock will be automatically converted as of the Effective Time into the right to receive New Parent Class B Common Stock, having voting rights of twenty (20) votes per share, in each case, on the terms and subject to the conditions set forth in this Agreement and (b) (i) Merger Sub II will merge with and into Liminal (the “Liminal Merger,” and together with the Hyperfine Merger, the “Mergers”), with Liminal as the surviving company in the Liminal Merger and, after giving effect to the Liminal Merger, Liminal will be a wholly-owned Subsidiary of Parent, (ii) each share of Liminal Stock (other than Liminal Series A-1 Preferred Stock) will be automatically converted as of the Effective Time into the right to receive New Parent Class A Common Stock and (iii) each share of Liminal Series A-1 Preferred Stock will be automatically converted as of the Effective Time into the right to receive New Parent Class B Common Stock, having voting rights of twenty (20) votes per share, in each case, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution of this Agreement, each investor set forth on Schedule A (the “PIPE Investors”) and Parent is entering into a subscription agreement, substantially in the form attached hereto as Exhibit C (collectively, the “PIPE Investor Subscription Agreements”), pursuant to which, among other things, each PIPE Investor has agreed to subscribe for and purchase on the Closing Date immediately prior to the Closing, and Parent has agreed to issue and sell to each such PIPE Investor on the Closing Date immediately prior to the Closing, the number of shares of New Parent Class A Common Stock provided for in the applicable PIPE Investor Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under the PIPE Investor Subscription Agreements, the “PIPE Financing Amount”, and the equity financing under the PIPE Investor Subscription Agreements hereinafter referred to as, the “PIPE Financing”);
WHEREAS, at the Closing, Parent and Dr. Jonathan M. Rothberg will enter into an advisory agreement, substantially in the form attached hereto as Exhibit D (the “Advisory Agreement”);
WHEREAS, at the Closing, Parent and certain parties thereto will enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), pursuant to which, among other things, Parent has agreed to provide certain registration rights with respect to certain securities of Parent, on the terms and subject to the conditions therein;
WHEREAS, promptly after the execution of this Agreement, each Company Parties Stockholder listed on Schedule B attached hereto (collectively, the “Supporting Company Persons”) will duly execute and deliver to Parent a transaction support agreement, substantially in the form attached hereto as Exhibit F (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Person will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which each Company Party is or will be a party and the transactions contemplated hereby and thereby (including the Mergers), (b) not effect any sale or distribution of any Equity Securities of the Company Parties held by such stockholders subject to the terms described therein and (c) take, or cause to be taken, any actions necessary or advisable to support the termination of certain agreements to be terminated effective as of the Closing;
WHEREAS, the Parent Board has (a) approved this Agreement, the Ancillary Documents to which Parent is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Mergers) by the holders of Parent Shares entitled to vote thereon;
WHEREAS, the board of directors of each Merger Sub has approved this Agreement and the Ancillary Documents to which such Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Mergers);
WHEREAS, Parent, as the sole stockholder of each Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which such Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Mergers);

WHEREAS, the board of directors of each Company Party has (a) approved this Agreement, the Ancillary Documents to which such Company Party is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which such Company Party is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) by the holders of the applicable Company Parties Stock entitled to vote thereon; and
WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) the Domestication shall constitute a transaction that qualifies as a “reorganization” under Section 368(a)(1)(F) of the Code, (b) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (c) that the Hyperfine Merger shall constitute a transaction that either qualifies for tax-deferred treatment under Section 351(a) of the Code, or qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (d) that the Liminal Merger shall constitute a transaction that either qualifies for tax-deferred treatment under Section 351(a) of the Code, or qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (a)-(d), the “Intended Tax Treatment”).
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE 1
CERTAIN DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the following terms have the respective meanings set forth below.
“Acceleration Event” has the meaning set forth in Section 2.9(d).
“Additional Parent SEC Reports” has the meaning set forth in Section 4.7.
“Advisory Agreement” has the meaning set forth in the recitals to this Agreement.
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by any Parent Party in respect of the PIPE Financing (whether prior to or on the Closing Date).
“Aggregate Transaction Proceeds” means an amount equal to the sum of (i) the aggregate cash proceeds available for release to any Parent Party from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the Parent Shareholder Redemptions) and (ii) the Aggregate Closing PIPE Proceeds.
“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
“Allocation Schedule” has the meaning set forth in Section 2.3.
“Allowed Awards” has the meaning set forth in Section 5.1(b)(viii).
“Alternative Transaction Structure” has the meaning set forth in Section 5.5(a)(i).
“Ancillary Documents” means the Sponsor Letter Agreement, the PIPE Investor Subscription Agreements, the Advisory Agreement, the Registration Rights Agreement, the Transaction Support Agreements, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.
“Assumed Plan” has the meaning set forth in Section 2.5(a).
“Business Combination Proposal” has the meaning set forth in Section 5.8.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business, provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.
“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.
“Certificates” has the meaning set forth in Section 2.1(b)(ix).
“Certificates of Merger” means the Hyperfine Certificate of Merger together with the Liminal Certificate of Merger.
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash” means with respect to each Company Party, (i) the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities, checks, bank deposits and short term investments) of such Company Party and such Company Party’s Subsidiaries, plus (ii) an amount equal to the amount of all Company Expenses paid by such Company Party or such Company Party Subsidiary prior to the Closing, minus (iii) all amounts in respect of any outstanding checks written by such Company Party or such Company Party’s Subsidiary, in each case, calculated in accordance with Section 2.4; provided that Closing Cash shall not include Excluded Cash.
“Closing Company Parties Financial Statements” has the meaning set forth in Section 3.4(d).
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Debt” means with respect to each Company Party, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums, breakage costs and other related fees or liabilities payable on the Closing Date as a result of the prepayment thereof or the consummation of the Transactions) arising under, any Indebtedness of a Company Party or such Company Party’s Subsidiary calculated in accordance with Section 2.4.
“Closing Filing” has the meaning set forth in Section 5.4(b).
“Closing Press Release” has the meaning set forth in Section 5.4(b).
“Closing Statement” has the meaning set forth in Section 2.4.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.
“Code” means the U.S. Internal Revenue Code of 1986.
“Companies Act” has the meaning set forth in the recitals to this Agreement.
“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases a Company Party or any of its controlled Affiliates or (ii) all or a material portion of assets or businesses of a Company Party or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in a Company Party or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of a Company Party upon the exercise or conversion of any Company Party Options outstanding on the date of this Agreement in accordance with the terms of the Company Parties Equity Plans and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.
“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Parent Expenses.
“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by a Group Company.
“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company Parties to consummate the Mergers in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(b) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).
“Company Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Company Parties D&O Persons” has the meaning set forth in Section 5.15(a).
“Company Parties Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Parent by the Company Parties on the date of this Agreement.
“Company Parties Equity Plans” means the Hyperfine Equity Plan together with the Liminal Equity Plan.
“Company Parties Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a), Section 3.2(b), Section 3.2(c) (other than the last sentence thereof), Section 3.2(e) and Section 3.2(h) (Capitalization of the Group Companies), Section 3.3 (Authority),Section 3.8(a) (No Company Material Adverse Effect) and Section 3.17 (Brokers).
“Company Parties Outstanding Shares” means the Hyperfine Outstanding Shares plus the Liminal Outstanding Shares.
“Company Parties Owned Intellectual Property” means all Intellectual Property Rights that are owned by the Group Companies.
“Company Parties Stock” means shares of Hyperfine Common Stock, Hyperfine Preferred Stock, Liminal Common Stock and Liminal Preferred Stock.
“Company Parties Stockholder Written Consent Deadline” has the meaning set forth in Section 5.13(b).
“Company Parties Stockholders” means, collectively, the holders of Company Parties Stock as of any determination time prior to the Effective Time.
“Company Parties Stockholders Agreements” means, collectively, (i) that certain Amended and Restated Investors’ Rights Agreement, dated as of October 9, 2020, between Hyperfine and each of the additional Persons party thereto, (ii) that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of October 9, 2020, by and among Hyperfine and each of the additional Persons party thereto, (iii) that certain Series D Preferred Stock Purchase Agreement, dated as of October 9, 2020, between Hyperfine and each of the additional Persons party thereto, (iv) that certain Amended and Restated Voting Agreement, dated as of October 9, 2020, by and among Hyperfine and each of the additional Persons party thereto, (v) that certain Investors’ Rights Agreement, dated as of April 1, 2021, by and among Liminal, 4Bionics LLC and each of the additional Persons party thereto, (vi) that certain Right of First Refusal and Co-Sale Agreement, dated April 1, 2021, by and among Liminal, 4Bionics LLC and each of the additional Persons party thereto and (vii) that certain Voting Agreement, dated as of April 1, 2021, by and among Liminal, 4Bionics LLC and each of the additional Persons party thereto.
“Company Party D&O Tail Policy” has the meaning set forth in Section 5.15(c).
“Company Party Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that is licensed to any Group Company.
“Company Party Option” means, as of any determination time, each option to purchase Hyperfine Common Stock or Liminal Common Stock that is outstanding and unexercised, granted under the applicable Company Parties Equity Plan.
“Company Party Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of any Group Company.
“Company Party RSU” means, as of any determination time, each restricted stock unit award that is outstanding, granted under the applicable Company Parties Equity Plan.

“Company Party Stockholder Written Consent” has the meaning set forth in Section 5.13(b).
“Company Product” means each product candidate that is being researched, tested, developed or manufactured by or on behalf of the Group Companies.
“Company Related Party” has the meaning set forth in Section 3.19.
“Company Related Party Transactions” has the meaning set forth in Section 3.19.
“Confidentiality Agreement” means the Confidential Disclosure Agreement, dated as of April 14, 2021, by and between the Parent, Sponsor and Hyperfine.
“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.
“Continental” means Continental Stock Transfer & Trust Company.
“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.
“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.
“Creator” has the meaning set forth in Section 3.13(e).
“DGCL” means the General Corporation Law of the State of Delaware.
“Directors Proposal” has the meaning set forth in Section 5.8.
“Dissenting Shares” has the meaning set forth in Section 2.8.
“Domestication” has the meaning set forth in the recitals to this Agreement.
“Domestication Proposal” has the meaning set forth in Section 5.8.
“Earn-Out Period” has the meaning set forth in Section 2.9(a).
“Earn-Out Shares” has the meaning set forth in Section 2.9(a).
“Effective Time” has the meaning set forth in Section 2.1(b)(iii).
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other benefit or compensatory plan, program, policy or Contract that any Group Company maintains, sponsors or contributes to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.
“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.
“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8.
“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.6(a).
“Exchange Fund” has the meaning set forth in Section 2.6(c).
“Excluded Cash” means the aggregate amount of restricted cash and cash equivalents held or retained by a Company Party and such Company Party’s Subsidiaries for the benefit, or pursuant to the requirement of, any other person that is not a Company Party.
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
“FDA Laws” means all Laws applicable to the operation of the Company Parties’ respective businesses related to the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use handling and control, safety, efficacy, reliability or manufacturing of medical devices, including (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. 301 et. seq.) (“FDCA”), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated and enforced by FDA thereunder, including, as applicable, those requirements relating to GMP ( including the FDA’s Quality System Regulation contained in 21 C.F.R. Part 820), investigational use (including 21 C.F.R. Part 812), premarket notification and premarket approval and applications to market new medical devices (including as set forth in 21 C.F.R. Parts 807 and 814), (d) Laws governing the conduct of non-clinical laboratory studies, including FDA’s GLPs (including those contained in 21 C.F.R. Part 58), (e) Laws governing the development, conduct, performance, monitoring, subject informed consent, auditing, recording, analysis and reporting of clinical trials, including FDA’s Good Clinical Practice regulations contained in 21 C.F.R. Parts 11, 50, 54, 56 and 812, (f) Laws governing data‑gathering activities relating to the detection, assessment, and understanding of adverse events (including adverse event and malfunction reporting under 21 C.F.R. Part 803) and field actions (including as set forth in 21 C.F.R. Part 806) and (g) all comparable state, federal or foreign Laws relating to any of the foregoing.
“Federal Health Care Program” has the meaning set forth in Section 3.23(i).
“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.
“Financial Statements” has the meaning set forth in Section 3.4(a).
“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.
“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles.
“GCP” means good clinical practice requirements set forth under the FDCA and implementing regulations, or any applicable similar foreign Laws, relating to the conduct, designing, recording and reporting of clinical trials that involve the participation of human subjects, as promulgated or endorsed by the FDA or applicable Governmental Entity.
“GLP” means good laboratory practice requirements set forth under the FDCA and implementing regulations, or any applicable similar foreign Laws, relating to non-clinical or research laboratory studies as promulgated or endorsed by the FDA or applicable Governmental Entity.

“GMP” means the good manufacturing practice requirements set forth under the FDCA and implementing regulations, including, but not limited to 21 C.F.R. Part 820, or any applicable similar foreign Laws, as promulgated or endorsed by the FDA or applicable Governmental Entity.
“Governing Document Proposals” has the meaning set forth in Section 5.8.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.
“Governmental Entity” means any United States or non-United States (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).
“Group Company” means any of each Company Party and its Subsidiaries and “Group Companies” means, collectively, (a) Hyperfine and its Subsidiaries and (b) Liminal and its Subsidiaries.
“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.
“Healthcare Law” means all Laws relating to healthcare regulatory matters applicable to the respective Company Parties’ businesses, including: (a) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), and any other foreign, federal or state governmental healthcare programs, (b) the solicitation or acceptance of improper incentives involving Persons operating in the health care industry, including Laws prohibiting or regulating fraud and abuse, patient inducements, patient referrals, or provider incentives generally or under the following statutes: the Federal Anti-Kickback Law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347), and any similar state fraud and abuse Laws, (c) HIPAA and any Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of healthcare information, (d) the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h); (e) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), (f) Laws related to the licensure, certification, qualification or authority to transact business in connection with the manufacture and distribution of and payment and arrangement for health care supplies, (g) the Exclusion Laws (42 U.S.C. § 1320a-7), in each case, as amended, and all regulations and guidance promulgated pursuant thereto.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Hyperfine” has the meaning set forth in the introductory paragraph to this Agreement.
“Hyperfine Certificate of Merger” has the meaning set forth in Section 2.1(b)(iii).
“Hyperfine Common Stock” means the shares of Hyperfine’s Common Stock, par value $0.0001 per share together with the shares of Hyperfine’s Special-Voting Common Stock, par value $0.0001 per share.

“Hyperfine Earn-Out Shares” means a number of shares of New Parent Class A Common Stock equal to the product determined by multiplying (i) 10,000,000 by (ii) the quotient determined by dividing (a) Hyperfine Valuation by (b) the sum of the Hyperfine Valuation plus the Liminal Valuation.
“Hyperfine Equity Plan” means the Hyperfine Research, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan.
“Hyperfine Exchange Ratio” means the following ratio (rounded to four decimal places) determined as of the Effective Time: the quotient obtained by dividing (i) the Hyperfine Merger Shares by (ii) the Hyperfine Outstanding Shares.
“Hyperfine Merger” has the meaning set forth in the recitals to this Agreement.
“Hyperfine Merger Shares” means a number of shares equal to the quotient determined by dividing (a) the Hyperfine Valuation by (b) $10.00.
“Hyperfine Option” means, as of any determination time, each option to purchase Hyperfine Common Stock that is outstanding and unexercised, granted under the Hyperfine Equity Plan.
“Hyperfine Outstanding Shares” means the total number of shares of Hyperfine Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Hyperfine Common Stock basis, and including, without limitation or duplication, (i) the number of shares of Hyperfine Common Stock issuable upon conversion of the Hyperfine Preferred Stock, (ii) the number of shares of Hyperfine Common Stock subject to outstanding Hyperfine Options as of immediately prior to the Effective Time (whether vested or unvested) and (iii) the number of shares of Hyperfine Common Stock subject to outstanding Hyperfine RSUs as of immediately prior to the Effective Time (whether vested or unvested) (including, without limitation, issuances and grants of awards pursuant to the exceptions contained in Section 5.1(b)(viii) or as otherwise agreed among the Parties).
“Hyperfine Preferred Stock” means, collectively, the Hyperfine Series A Preferred Stock, the Hyperfine Series B Preferred Stock, the Hyperfine Series C Preferred Stock and the Hyperfine Series D Preferred Stock.
“Hyperfine RSU” means, as of any determination time, each restricted stock unit award that is outstanding, granted under the Hyperfine Equity Plan.
“Hyperfine Series A Preferred Stock” means shares of Hyperfine’s Series A Convertible Preferred Stock, par value $0.0001 per share.
“Hyperfine Series B Preferred Stock” means shares of Hyperfine’s Series B Convertible Preferred Stock, par value $0.0001 per share.
“Hyperfine Series C Preferred Stock” means shares of Hyperfine’s Series C Convertible Preferred Stock, par value $0.0001 per share.
“Hyperfine Series D Preferred Stock” means shares of Hyperfine’s Series D Convertible Preferred Stock, par value $0.0001 per share.
“Hyperfine Stock” means Hyperfine Common Stock and Hyperfine Preferred Stock.
“Hyperfine Valuation” means $459,000,000, plus (1) if the aggregate amount of Hyperfine’s and its Subsidiaries’ Closing Cash is in excess of $66.0 million, the aggregate amount of Hyperfine’s and its Subsidiaries’ Closing Cash in excess of $66.0 million, minus (2) if the aggregate amount of Hyperfine’s and its Subsidiaries’ Closing Cash is less than $66.0 million, the aggregate amount of the difference between (a) Hyperfine’s and its Subsidiaries’ Closing Cash and (b) $66.0 million, minus (3) the aggregate amount of Hyperfine’s Closing Debt.
“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business),

(d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.
“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, semiconductor layouts, mask files, drawings, and manufacturing processes, whether patentable or not; (e) rights in or to Software or other technology; and (f) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.
“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.
“Investment Company Act” means the Investment Company Act of 1940.
“IPO” has the meaning set forth in Section 8.18.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Latest Balance Sheet Date” means the date of the applicable Latest Balance Sheets.
“Law” means any federal, state, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.
“Leased Real Property” has the meaning set forth in Section 3.18(b).
“Letter of Transmittal” means the letter of transmittal as proposed by the Exchange Agent and mutually agreed to by each of Parent and the Company Parties (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).
“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).
“Liminal” has the meaning set forth in the introductory paragraph to this Agreement.
“Liminal Certificate of Merger” has the meaning set forth in Section 2.1(b)(iv).
“Liminal Common Stock” means the shares of Liminal’s Common Stock, par value $0.0001 per share together with the shares of Liminal’s Special-Voting Common Stock, par value $0.0001 per share.

“Liminal Earn-Out Shares” means a number of shares of New Parent Class A Common Stock equal to the product determined by multiplying (i) 10,000,000 by (ii) the quotient determined by dividing (a) Liminal Valuation by (b) the sum of the Hyperfine Valuation plus the Liminal Valuation.
“Liminal Equity Plan” means Liminal Sciences, Inc. 2021 Employee, Director and Consultant Equity Incentive Plan.
“Liminal Exchange Ratio” means the following ratio (rounded to four decimal places) determined as of the Effective Time: the quotient obtained by dividing (i) the Liminal Merger Shares by (ii) the Liminal Outstanding Shares.
“Liminal Merger” has the meaning set forth in the recitals to this Agreement.
“Liminal Merger Shares” means a number of shares equal to the quotient determined by dividing (a) the Liminal Valuation by (b) $10.00.
“Liminal Option” means, as of any determination time, each option to purchase Liminal Common Stock that is outstanding and unexercised, granted under the Liminal Equity Plan.
“Liminal Outstanding Shares” means the total number of shares of Liminal Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Liminal Common Stock basis, and including, without limitation or duplication, (i) the number of shares of Liminal Common Stock issuable upon conversion of the Liminal Preferred Stock, (ii) the number of shares of Liminal Common Stock subject to outstanding Liminal Options as of immediately prior to the Effective Time (whether vested or unvested) and (iii) the number of shares of Liminal Common Stock subject to outstanding Liminal RSUs as of immediately prior to the Effective Time (whether vested or unvested) (including, without limitation, issuances and grants of awards pursuant to the exceptions contained in Section 5.1(b)(viii) or as otherwise agreed among the Parties).
“Liminal Preferred Stock” means the Liminal Series A-1 Preferred Stock together with the Liminal Series A-2 Preferred Stock.
“Liminal RSU” means, as of any determination time, each restricted stock unit award that is outstanding, granted under the Liminal Equity Plan.
“Liminal Series A-1 Preferred Stock” means shares of Liminal’s Series A-1 Preferred Stock, par value $0.0001 per share.
“Liminal Series A-2 Preferred Stock” means shares of Liminal’s Series A-2 Preferred Stock, par value $0.0001 per share.
“Liminal Stock” means Liminal Common Stock and Liminal Preferred Stock.
“Liminal Valuation” means (1) $106,000,000, plus (2) the aggregate amount of Liminal’s Closing Cash, minus (3) the aggregate amount of Liminal’s Closing Debt.
“Marks” has the meaning set forth in the definition of Intellectual Property Rights.
“Material Contracts” has the meaning set forth in Section 3.7(a).
“Material Permits” has the meaning set forth in Section 3.6.
“Merger Sub I” has the meaning set forth in the introductory paragraph to this Agreement.
“Merger Sub II” has the meaning set forth in the introductory paragraph to this Agreement.
“Merger Subs” has the meaning set forth in the introductory paragraph to this Agreement.
“Mergers” has the meaning set forth in the recitals to this Agreement.
“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.
“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 5.8.
“New Parent Board” has the meaning set forth in Section 2.9(d).
“New Parent Class A Common Stock” means, at and after the filing of the Parent Certificate of Incorporation pursuant to Section 2.1(a), Parent’s Class A common stock, par value $0.0001 per share.
“New Parent Class B Common Stock” means, at and after the filing of the Parent Certificate of Incorporation pursuant to Section 2.1(a), Parent’s Class B common stock, par value $0.0001 per share, with voting power of one (1) vote per share prior to the Effective Time and twenty (20) votes per share at and after the Effective Time.
“Newco” has the meaning set forth in Section 5.5(a)(i).
“Non-Party Affiliate” has the meaning set forth in Section 8.13.
“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $150,000 per license or an ongoing licensee fee of less than $75,000 per year.
“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.
“Other Class B Shareholders” means, collectively, Michael Weinstein, Dr. Christopher Wolfgang and Taylor Harris.
“Other Parent Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Parent Common Stock entitled to vote thereon,
“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.
“Parent” has the meaning set forth in the introductory paragraph to this Agreement.
“Parent Acquisition Proposal” means (a) any transaction or series of related transactions under which Parent or any Affiliates controlled by Parent, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in Parent or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Parent Acquisition Proposal.
“Parent Board” has the meaning set forth in the recitals to this Agreement.
“Parent Board Recommendation” has the meaning set forth in Section 5.8.
“Parent Bylaws” has the meaning set forth in the recitals to this Agreement.
“Parent Certificate of Incorporation” has the meaning set forth in the recitals to this Agreement.
“Parent Class A Shares” means the shares of Parent’s Class A ordinary shares, par value $0.0001 per share.
“Parent Class B Shares” means the shares of Parent’s Class B ordinary shares, par value $0.0001 per share.
“Parent Common Stock” means at and after the filing of the Parent Certificate of Incorporation pursuant to Section 2.1(a), New Parent Class A Common Stock and New Parent Class B Common Stock.
“Parent D&O Persons” has the meaning set forth in Section 5.14(a).

“Parent Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company Parties by Parent on the date of this Agreement.
“Parent Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, a Parent Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Parent Party, (b) amounts due to the underwriters of Parent’s initial public offering for their deferred underwriting commissions and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Parent Party pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Parent Expenses shall not include any Company Expenses.
“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Reports.
“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority),Section 4.4 (Brokers) and Section 4.6 (Capitalization of the Parent Parties).
“Parent Incentive Equity Plan” has the meaning set forth in Section 5.18.
“Parent Liabilities” means, as of any determination time, the aggregate amount of Liabilities of the Parent Parties that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, Parent Liabilities shall not include any Parent Expenses.
“Parent Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Parent Parties, taken as a whole, or (b) the ability of any Parent Party to consummate the Mergers in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Parent Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Parent Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any Parent Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Parent Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the Parent Parties operate.
“Parent Non-Party Affiliates” means, collectively, each Parent Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Parent Related Party (other than, for the avoidance of doubt, any Parent Party).
“Parent Parties” means, collectively, Parent, Merger Sub I and Merger Sub II.
“Parent Related Parties” has the meaning set forth in Section 4.9.
“Parent Related Party Transactions” has the meaning set forth in Section 4.9.
“Parent SEC Reports” has the meaning set forth in Section 4.7.
“Parent Shareholder Approval” means, collectively, the Required Parent Shareholder Approval and the Other Parent Shareholder Approval.
“Parent Shareholder Redemption” means the right of the holders of Parent Class A Shares to redeem all or a portion of their Parent Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Parent.
“Parent Shareholders” means the holders of Parent Shares entitled to vote on the Transaction Proposals.
“Parent Shareholders Meeting” has the meaning set forth in Section 5.8.
“Parent Shares” means Parent Class A Shares and Parent Class B Shares.
“Parties” has the meaning set forth in the introductory paragraph to this Agreement.
“Patents” has the meaning set forth in the definition of Intellectual Property Rights.
“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar publication or document permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).
“PCAOB” means the Public Company Accounting Oversight Board.
“PCAOB Financial Statements” has the meaning set forth in Section 5.17(a).
“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity, including Regulatory Authorizations.
“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of a Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive Intellectual Property Rights in the ordinary course of business consistent with past practice and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.
“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.
“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.
“PIPE Financing” has the meaning set forth in the recitals to this Agreement.
“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.
“PIPE Investor Subscription Agreements” has the meaning set forth in the recitals to this Agreement.
“PIPE Investors” has the meaning set forth in the recitals to this Agreement.
“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).
“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Group Companies.
“Pro Rata Share” means, (A) for each holder of Hyperfine Outstanding Shares, a number of Earn-Out Shares equal to (i) the Hyperfine Earn-Out Shares, divided by (ii) the number of Hyperfine Outstanding Shares, multiplied by (iii) the number of Hyperfine Outstanding Shares held by such holder, and (B) for each holder of Liminal Outstanding Shares, a number of Earn-Out Shares equal to (i) the Liminal Earn-Out Shares, divided by (ii) the number of Liminal Outstanding Shares, multiplied by (iii) the number of Liminal Outstanding Shares held by such holder; provided, that in each case, any fractional shares shall be rounded down to the nearest whole number and payment for such fraction shall be made in cash in lieu of any such fractional share based on a value equal to the Threshold Price.
“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.
“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure of, or other activity regarding, data (whether electronically or in any other form or medium).
“Prospectus” has the meaning set forth in Section 8.18.
“Public Shareholders” has the meaning set forth in Section 8.18.
“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement such that any Software using, linked with, incorporating, distributed with or derived from such Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.
“Quality System Regulation” has the meaning set forth in Section 3.23(b).
“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.
“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.
“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of Parent.
“Regulatory Authorizations” means any approvals, clearances, authorizations, registrations, certifications, licenses, consents, clearances or any other permits granted by any Governmental Entity related to a product manufactured or marketed by or on behalf of Group Companies, including import and export authorizations, establishment registrations, product listings, premarket clearances and notifications, premarket approvals, and investigational device exemptions or that are issued or enforced by a Governmental Entity with jurisdiction over any FDA Law or Healthcare Law and material to or legally required for the operation of the business of the Group Companies as currently conducted.
“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.
“Required Governing Document Proposals” means the Governing Document Proposals solely to the extent related to the amendments to the Governing Documents of Parent set forth on Schedule C attached hereto.
“Required Parent Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Parent Shares entitled to vote thereon,
“Required Transaction Proposals” means, collectively, the Domestication Proposal, the Business Combination Proposal, the Nasdaq Proposal, the Equity Incentive Plan Proposal, and the Required Governing Document Proposals.
“Rollover Awards” has the meaning set forth in Section 2.5(a).
“Rollover Option” has the meaning set forth in Section 2.5(a).
“Rollover RSU” has the meaning set forth in Section 2.5(a).
“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“Schedules” means, collectively, the Company Parties Disclosure Schedules and the Parent Disclosure Schedules.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933.
“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.
“Signing Filing” has the meaning set forth in Section 5.4(b).
“Signing Press Release” has the meaning set forth in Section 5.4(b).
“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.
“Sponsor” has the meaning set forth in the recitals to this Agreement.
“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
“Supporting Company Persons” has the meaning set forth in the recitals to this Agreement.
“Surviving Companies” has the meaning set forth in Section 2.1(b)(ii).
“Surviving Company Common Stock” has the meaning set forth in Section 2.1(b)(viii).
“Surviving Hyperfine Entity” has the meaning set forth in Section 2.1(b)(i).
“Surviving Liminal Entity” has the meaning set forth in Section 2.1(b)(ii).
“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.
“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.
“Tax Letters” has the meaning set forth in Section 5.5(a)(iii).
“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity.
“Termination Date” has the meaning set forth in Section 7.1(d).
“Threshold Price” has the meaning set forth in Section 2.9(a).
“Top Customers” has the meaning set forth in Section 3.26(a).
“Top Suppliers” has the meaning set forth in Section 3.26(a).
“Trading Day” means any day on which Nasdaq is open for trading.
“Transaction Litigation” has the meaning set forth in Section 5.2(d).
“Transaction Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the Latest Balance Sheet Date and ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, the Parent Common Stock to be issued in respect of or that will become subject to the Rollover Awards at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Transaction Payments.
“Transaction Proposals” has the meaning set forth in Section 5.8.
“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.13(a).
“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.
“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing the Closing Date, including the Mergers and the PIPE Financing.
“Trigger Event” has the meaning set forth in Section 2.9(a).
“Trust Account” has the meaning set forth in Section 8.18.
“Trust Account Released Claims” has the meaning set forth in Section 8.18.
“Trust Agreement” has the meaning set forth in Section 4.8.
“Trustee” has the meaning set forth in Section 4.8.
“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.
“Unpaid Parent Expenses” means the Parent Expenses that are unpaid as of immediately prior to the Closing.
“Unvested Company Party Option” means each Company Party Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Party Option.
“Vested Company Party Option” means each Company Party Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Mergers.
“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state or local Laws.
“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
ARTICLE 2
MERGER
Section 2.1   Closing Transactions.   On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:
(a)   Domestication.   Prior to the Effective Time, subject to approval of the Domestication Proposal, Parent shall have completed the Domestication in accordance with applicable Law. In connection with the Domestication, (i) Parent shall file with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to the Company Parties, (ii) Parent shall make all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication, (iii) Parent shall provide to the Company Parties a certificate duly executed by an authorized officer of Parent to the effect that Parent has complied with its obligations under clause (ii) above, (iv) each Parent Class A

Share and each Parent Class B Share that is issued and outstanding immediately prior to the Domestication shall become one share of New Parent Class A Common Stock and one share of New Parent Class B Common Stock, respectively, (v) following the Domestication, all shares of New Parent Class B Common Stock shall be converted into New Parent Class A Common Stock, (vi) the Governing Documents of Parent shall be the Parent Certificate of Incorporation and the Parent Bylaws and (vii) Parent’s name shall be changed to “Hyperfine, Inc.”; provided, however, that, in the case of clause (vi), each of the parties hereto hereby acknowledges and agrees that each of the Parent Certificate of Incorporation and the Parent Bylaws shall be appropriately adjusted to give effect to any amendments to the Governing Documents of Parent contemplated by the Parent Certificate of Incorporation and the Parent Bylaws that are not adopted and approved by the Parent Shareholders at the Parent Shareholders Meeting (other than, for the avoidance of doubt, the amendments to the Governing Documents of Parent that are contemplated by the Required Governing Document Proposals). At the Effective Time the Parent Certificate of Incorporation and the Parent Bylaws shall each be amended to change the name of the Parent to “Hyperfine, Inc.”
(b)   The Mergers.
(i)   On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub I shall merge with and into Hyperfine at the Effective Time. Following the Effective Time, the separate existence of Merger Sub I shall cease and Hyperfine shall continue as the surviving company of the Hyperfine Merger (the “Surviving Hyperfine Entity”).
(ii)   On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Merger Sub II shall merge with and into Liminal at the Effective Time. Following the Effective Time, the separate existence of Merger Sub II shall cease and Liminal shall continue as the surviving company of the Liminal Merger (the “Surviving Liminal Entity,” and together with the Surviving Hyperfine Entity, the “Surviving Companies”).
(iii)   At the Closing, Hyperfine and Parent shall cause a certificate of merger, in a form reasonably satisfactory to Hyperfine and Parent (the “Hyperfine Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Hyperfine Merger shall become effective at such date and time as is agreed by Parent and Hyperfine and specified in the Hyperfine Certificate of Merger (the time being referred to herein as the “Effective Time”).
(iv)   At the Closing, Liminal and Parent shall cause a certificate of merger, in a form reasonably satisfactory to Liminal and Parent (the “Liminal Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Liminal Merger will also become effective at the Effective Time, which will be specified in the Liminal Certificate of Merger.
(v)   Each Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the applicable Company Party and Merger Sub shall vest in the applicable Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of the applicable Company Party and the applicable Merger Sub shall become the debts, liabilities, obligations and duties of the applicable Surviving Company, in each case, in accordance with the DGCL.
(vi)   At the Effective Time, the Governing Documents of the applicable Company Party shall be the Governing Documents of the applicable Surviving Company, except that the name of the Surviving Hyperfine Entity shall be “Hyperfine Operations, Inc.”, and the name of the Surviving Liminal Entity shall be “Liminal Operations, Inc.”, in each case, until thereafter changed or amended as provided therein or by applicable Law.
(vii)   At the Effective Time, the directors and officers of the applicable Company Party immediately prior to the Effective Time shall be the initial directors and officers of the applicable Surviving Company, each to hold office in accordance with the Governing Documents of such Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(viii)   At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any other Person, each share of capital stock of each Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the applicable Surviving Company (each such share, a share of “Surviving Company Common Stock”).
(ix)   At the Effective Time, by virtue of the applicable Merger and without any action on the part of any Party or any other Person, (A) each share of Hyperfine Stock (other than such Hyperfine Common Stock cancelled and extinguished pursuant to Section 2.1(b)(x) and other than any shares of Hyperfine Series A Preferred Stock) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive the number of shares of New Parent Class A Common Stock equal to the Hyperfine Exchange Ratio, (B) each share of Hyperfine Series A Preferred Stock (other than such Hyperfine Series A Preferred Stock cancelled and extinguished pursuant to Section 2.1(b)(x)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive the number of shares of New Parent Class B Common Stock equal to the Hyperfine Exchange Ratio, (C) each share of Liminal Stock (other than such Liminal Stock cancelled and extinguished pursuant to Section 2.1(b)(x) and other than any shares of Liminal Series A-1 Preferred Stock) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive the number of shares of New Parent Class A Common Stock equal to the Liminal Exchange Ratio, and (D) each share of Liminal Series A-1 Preferred Stock (other than such Liminal Series A-1 Preferred Stock cancelled and extinguished pursuant to Section 2.1(b)(x)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive the number of shares of New Parent Class B Common Stock equal to the Liminal Exchange Ratio. From and after the Effective Time, each Company Parties Stockholder’s certificates (the “Certificates”), evidencing ownership of such Company Parties Stock and such Company Parties Stock held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Parties Stock except as otherwise expressly provided for herein or under applicable Law.
(x)   At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or any other Person, each share of Company Parties Stock held immediately prior to the Effective Time by a Company Party as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.
Section 2.2   Closing of the Transactions Contemplated by this Agreement.   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Parent and the Company Parties may agree in writing.
Section 2.3   Allocation Schedule.   No later than three (3) Business Days prior to the Closing Date, each Company Party shall deliver to Parent an allocation schedule (the “Allocation Schedule”) setting forth (a) the number and class of shares of Company Parties Stock held by each Company Parties Stockholder, (b) the number of shares of Company Parties Stock subject to each Company Party Option and Company Party RSU held by each holder thereof, as well as whether each such Company Party Option will be a Vested Company Party Option or an Unvested Company Party Option as of immediately prior to the Effective Time and the exercise price thereof, (c) the number of Parent Class A Common Stock, New Parent Class B Common Stock and Rollover Awards to be allocated to each holder at the Effective Time and (d) a certification, duly executed by an authorized officer of each Company Party, that (i) the information delivered pursuant to clauses (a), (b), and (c) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (ii) the Company Parties have performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.5(b). The Company Parties will review any comments to the Allocation Schedule provided by Parent or any of its Representatives and consider in good faith any reasonable comments proposed by Parent or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of shares of Parent Common Stock that each Company Parties Stockholder will have a right to receive pursuant to Section 2.1(b)(ix) will be rounded down to the nearest whole share and (B) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of each Company Party, the Company Parties Stockholders Agreements, the Company Parties Equity Plans or any other Contract to which a Company Party is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company Parties pursuant to Section 2.5(b)).
Section 2.4   Determination of Valuation.   No later than three (3) Business Days prior to the Closing Date, each of Hyperfine and Liminal shall prepare and deliver to Parent a statement (each, a “Closing Statement”) setting forth the Company Parties’ good faith estimate of the Closing Cash and Closing Debt as of the Closing Date, together with a calculation of the Hyperfine Valuation and the Liminal Valuation, based on such amounts. Each Closing Statement and the determinations and calculations set forth therein shall be prepared in accordance with this Agreement. Parent shall be entitled to review and comment on each Closing Statement, and each of Hyperfine and Liminal shall provide, or cause to be provided to, Parent and its Representatives access to information that any of them reasonably requests relating to such Closing Statement and the applicable Company Party’s preparation of the foregoing. Each Company Party shall consider in good faith any comments Parent may provide in respect of the applicable Closing Statement prior to the Closing Date and, based on such Company Party’s good faith assessment, deliver a revised Closing Statement to Parent prior to the Closing Date reflecting any such changes that the Company Party determines in its reasonable discretion are warranted or appropriate. A revised Closing Statement delivered in accordance with the immediately preceding sentence (if any) shall be deemed to be the Closing Statement for all purposes hereof.
Section 2.5   Treatment of Company Party Options and Company Party RSUs.
(a)   At the Effective Time, by virtue of the Mergers and without any action of any Party or any other Person (but subject to Section 2.5(b)), Parent shall adopt and assume the Hyperfine Equity Plan and the Liminal Equity Plan (each an “Assumed Plan”). All Company Party Options outstanding immediately prior to the Effective Time, and each Company Party Option (whether a Vested Company Party Option or an Unvested Company Party Option) shall cease to represent the right to purchase Hyperfine Common Stock or Liminal Common Stock, as applicable, and shall become an option to purchase a number of shares of Parent Class A Common Stock equal to the number of shares of Hyperfine Common Stock or Liminal Common Stock subject to such Company Party Option immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable (rounded down to the nearest whole share) under the applicable Assumed Plan (each a “Rollover Option”), at an exercise price per share equal to the exercise price per share of such Company Party Option immediately prior to the Effective Time divided by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable (rounded up to the nearest cent). Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Party Option immediately prior to the Effective Time, subject to the adjustments required by this Section 2.5(a) after giving effect to the Mergers. All Company Party RSUs outstanding immediately prior to the Effective Time, and each Company Party RSU shall cease to represent the right to receive Hyperfine Common Stock or Liminal Common Stock and shall become a restricted stock unit award with respect to a number of shares of Parent Class A Common Stock equal to the number of shares of Hyperfine Common Stock or Liminal Common Stock subject to such Company Party RSU immediately prior to the Effective Time multiplied by the Hyperfine Exchange Ratio or the Liminal Exchange Ratio, as applicable (rounded down to the nearest whole share) under the applicable Assumed Plan (each, a “Rollover RSU”, and together with the Rollover Options, the “Rollover Awards”). Each Rollover RSU shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Party RSU immediately prior to the Effective Time, subject to the adjustments required by this Section 2.5(a) after giving effect to the Mergers. Such assumption and conversion shall occur in a manner intended to comply with the requirements of Section 409A and 424 of the Code, as applicable.
(b)   Prior to the Closing, the Company Parties and Parent shall take, or cause to be taken, all necessary or appropriate actions under the Assumed Plans (and the underlying grant, award or similar agreements), including to reserve for issuance a sufficient number of shares of Parent Class A Common Stock for delivery upon exercise of the Rollover Awards under the Assumed Plans, or otherwise to give effect to the provisions of this Section 2.5; no less than five (5) Business Days prior to Closing, the Company Parties and Parent shall each provide to the other copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be adopted in good faith.
Section 2.6   Deliverables.
(a)   As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Parent shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Parties Stock and the Company Parties Stock held in book-entry form on the stock transfer books of the Company Parties immediately prior to the Effective Time, in either case, for the Parent Common Stock issuable in respect of such Company Parties Stock pursuant to Section 2.1(b)(ix) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Parent and the Company Parties shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Parent shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of Parent and the Company Parties shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).
(b)   At least three (3) Business Days prior to the Closing Date, each of Hyperfine and Liminal shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Parties Stockholders a Letter of Transmittal.
(c)   At the Closing, immediately upon the filing of the Parent Certificate of Incorporation pursuant to Section 2.1(a), Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Parties Stockholders and for exchange in accordance with this Section 2.6 through the Exchange Agent, evidence of Parent Common Stock in book-entry form representing the Parent Common Stock issuable pursuant to Section 2.1(b)(ix) in exchange for the Company Parties Stock outstanding immediately prior to the Effective Time. All shares in book-entry form representing the Parent Common Stock issuable pursuant to Section 2.1(b)(ix) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.
(d)   Each Company Parties Stockholder whose Company Parties Stock has been converted into the right to receive Parent Common Stock pursuant to Section 2.1(b)(ix) shall be entitled to receive the Parent Common Stock to which he, she or it is entitled on the date provided in Section 2.6(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Parties Stock held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.
(e)   If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.6(d) (i) at least one Business Day prior to the

Closing Date, then Parent and the Company Parties shall take all necessary actions to cause the applicable Parent Common Stock to be issued to the applicable Company Parties Stockholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then Parent and each Company Party (or the applicable Surviving Company) shall take all necessary actions to cause the applicable Parent Common Stock to be issued to the Company Parties Stockholder in book-entry form within two (2) Business Days after such delivery.
(f)   If any Parent Common Stock is to be issued to a Person other than the Company Parties Stockholder in whose name the surrendered Certificate or the transferred Company Parties Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable Parent Common Stock that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Parties Stock in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Parties Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.
(g)   No interest will be paid or accrued on the Parent Common Stock. From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each share of Company Parties Stock (other than, for the avoidance of doubt, the Company Parties Stock cancelled and extinguished pursuant to Section 2.1(b)(x)) shall solely represent the right to receive the Parent Common Stock to which such share of Company Parties Stock is entitled to receive pursuant to Section 2.1(b)(ix).
(h)   At the Effective Time, the stock transfer books of each Company Party shall be closed and there shall be no transfers of shares of Company Parties Stock that were outstanding immediately prior to the Effective Time.
(i)   Any portion of the Exchange Fund that remains unclaimed by the Company Parties Stockholders twelve (12) months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, and any Company Parties Stockholder who has not exchanged his, her or its Company Parties Stock for the applicable Parent Common Stock in accordance with this Section 2.6 prior to that time shall thereafter look only to Parent for the issuance of the applicable Parent Common Stock, without any interest thereon. None of Parent, the Surviving Companies or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any Parent Common Stock remaining unclaimed by the Company Parties Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
Section 2.7   Withholding.   Parent, the Group Companies, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Other than in respect of any compensatory payment subject to withholding, the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).
Section 2.8   Dissenting Shares.   Notwithstanding anything in this Agreement to the contrary, shares of Company Parties Common Stock outstanding immediately prior to the Effective Time and owned by a holder who is entitled to demand and has properly demanded appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”) shall not be converted into the right to receive Parent Common Stock, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by

Section 262 of the DGCL. At the Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into the right to receive Parent Common Stock upon the terms and conditions set forth in this Agreement applicable to holders that have not properly demanded appraisal rights. A Company Party shall give Parent prompt notice (and in any event within two Business Days) of any demands received by such Company Party for appraisal of shares of Company Parties Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by such Company Party relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and, following the Effective Time, direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, a Company Party shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.
Section 2.9   Earn-Out Shares.
(a)   Parent shall issue to the holders of Company Parties Outstanding Shares as of immediately prior to the Effective Time, in accordance with their Pro Rata Share, 10,000,000 newly issued shares of New Parent Class A Common Stock, such that the Hyperfine Earn-Out Shares shall be issued to the holders of Hyperfine Outstanding Shares as of immediately prior to the Effective Time, in accordance with their Pro Rata Share, and the Liminal Earn-Out Shares shall be issued to the holders of Liminal Outstanding Shares as of immediately prior to the Effective Time, in accordance with their Pro Rata Share (all such New Parent Class A Common Stock, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, and any additional shares issued in lieu of fractional shares pursuant hereto, the “Earn-Out Shares”), if at any time during the period between the Closing Date and the third anniversary of the Closing Date (such period, the “Earn-Out Period”) the last reported sale price of the New Parent Class A Common Stock is greater than or equal to $15.00 (the “Threshold Price”) for any 20 Trading Days within any 30 consecutive Trading Day period (the “Trigger Event”). In the event of the satisfaction of the Trigger Event during the Earn-Out Period, as soon as practicable (but in any event within five Business Days) after such satisfaction, Parent shall issue such Earn-Out Shares to the holders entitled thereto as a result thereof (for the avoidance of doubt, for all purposes hereunder, such holders shall be deemed entitled to such Earn-Out Shares as of the date of satisfaction of the Trigger Event, notwithstanding the issuance of such Earn-Out Shares following such date of satisfaction). Notwithstanding the forgoing, to the extent any holder of Company Party Options or Company Party RSUs is entitled to Earn-Out Shares pursuant to this Section 2.9, such Earn-Out Shares shall only be issued to such holder, if at all, on the later of (i) the date the Earn-Out Shares are issued to the holders entitled thereto pursuant to the preceding sentence and (ii) the vesting of such Company Party RSUs or Company Party Options in accordance with its terms (whether or not such Company Party Option is exercised). For the avoidance of doubt, in the event a Company Party RSU or Company Party Option is forfeited without vesting or, in the case of an Option, is terminated by its terms before the Trigger Event, such Company Party RSU and Company Party Option will not be entitled to Earn-Out Shares pursuant to this Section 2.9.
(b)   The number of Earn-Out Shares and Threshold Price shall be equitably adjusted for stock splits, stock dividends, extraordinary cash dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the New Parent Class A Common Stock after the Effective Time.
(c)   Following the Closing, including during the Earn-Out Period, Parent and its Subsidiaries, including the Group Companies, will be entitled to (i) operate their respective businesses based upon their respective business requirements and in their own business judgment, and (ii) make changes in their respective sole discretion to their respective operations, organization, personnel, accounting practices and other aspects of their respective businesses, including actions that may have an impact on whether any thresholds in respect of Earn-Out Shares have been met, and none of the holders of Company

Parties Outstanding Shares as of the Closing will have any right to claim the loss of all or any portion of the Earn-Out Shares or other damages as a result of such decisions.
(d)   If, during the Earn-Out Period, (i) there is a transaction that will result in the shares of New Parent Class A Common Stock being converted or exchanged into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, as provided in the definitive transactions documents for such transaction, or if not so provided, determined by the board of directors of Parent (the “New Parent Board”) in good faith) equal to or in excess of the Threshold Price (an “Acceleration Event”), then the Earn-Out Shares shall be issued to the holders of Company Parties Outstanding Shares as of the Closing effective as of immediately prior to the consummation of such transaction so as to ensure that the recipients of such Earn-Out Shares shall receive such Earn-Out Shares, and all proceeds thereof, in connection with such transaction, or (ii) there is a transaction (other than for stock splits, stock dividends, special cash dividends, reorganizations, recapitalizations and similar transactions affecting the New Parent Class A Common Stock after the date of this Agreement) that will result in the shares of New Parent Class A Common Stock being converted or exchanged into the right to receive cash or other consideration having a value (in the case of any non-cash consideration, provided in the definitive transactions documents for such transaction, or if not so provided, as determined by the New Parent Board in good faith) less than the Threshold Price, then the right to receive Earn-Out Shares as set forth above shall terminate.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES
Subject to Section 8.8, except as set forth in the Company Parties Disclosure Schedules, each of Hyperfine and Liminal severally (and not jointly) hereby represents and warrants, solely in respect of itself and, where applicable, its Subsidiaries, to the Parent Parties as follows:
Section 3.1   Organization and Qualification.
(a)   Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Parties Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.
(b)   True and complete copies of the Governing Documents of each Company Party and the Company Parties Stockholders Agreements have been made available to Parent, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Company Party and the Company Parties Stockholders Agreements are in full force and effect, and no Company Party is in breach or violation of any provision set forth in its Governing Documents or in material breach of any of the Company Parties Stockholders Agreements.
(c)   Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.
Section 3.2   Capitalization of the Group Companies.
(a)   Section 3.2(a) of the Company Parties Disclosure Schedules sets forth, with respect to Hyperfine, a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities issued and outstanding, together with the date of such issuance, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Party Option and Company Party RSU, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions).
(b)   Section 3.2(b) of the Company Parties Disclosure Schedules sets forth, with respect to Liminal, a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities issued and outstanding, together with the date of such issuance, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Party Option and Company Party RSU, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions).
(c)   All of the Equity Securities of each Company Party has been duly authorized and validly issued. All of the outstanding Company Parties Stock is fully paid and non-assessable. The Equity Securities of each Company Party (1) were not issued in violation of the Governing Documents of such Company Party or the Company Parties Stockholders Agreements or any other Contract to which the Company Party is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Party Options, Company Party RSUs set forth on Section 3.2(a) or Section 3.2(b) of the Company Parties Disclosure Schedules or the Allowed Awards either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), there are no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require a Company Party to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of such Company Party. Each Company Party Option has been granted in compliance with or exempt from Section 409A of the Code, and each Company Party Option that is an incentive stock option within the meaning of Section 422 of the Code complies with Sections 422 of the Code; in connection therewith, the exercise price of each Company Party Option is no less than the fair market value of the Common Stock at the date of grant.
(d)   The Equity Securities of each Company Party are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Parties Stockholders Agreements). Except for the Company Parties Stockholders Agreements, there are no voting trusts, proxies or other Contracts to which a Company Party is a party with respect to the voting or transfer of the Company Party’s Equity Securities.
(e)   Section 3.2(e) of the Company Parties Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of each Company Party issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of a Company Party to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company Party. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of each Company Party.
(f)   None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(g)   Section 3.2(g) of the Company Parties Disclosure Schedules sets forth a list of all Indebtedness of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.
(h)   Section 3.2(h) of the Company Parties Disclosure Schedules sets forth a list of all Transaction Payments of the Group Companies.
Section 3.3   Authority.   Each Company Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of both Company Party Stockholder Written Consents, the execution and delivery of this Agreement, the Ancillary Documents to which each Company Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of a Company Party. This Agreement and each Ancillary Document to which each Company Party is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by each Company Party and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such Company Party (assuming that this Agreement and the Ancillary Documents to which the Company Party is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company Parties in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 3.4   Financial Statements; Undisclosed Liabilities.
(a)   The Company Parties have made available to Parent a true and complete copy of (i) the unaudited consolidated balance sheets of the Group Companies as of December 31, 2019 and December 31, 2020, and the related unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for each of the periods then ended, and (ii) the unaudited consolidated balance sheets of the Group Companies as of June 30, 2021 (the “Latest Balance Sheet Date”), and the related unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for the three-month periods then ended, without footnotes (clauses (i) and (ii) are collectively, the “Financial Statements”), each of which are attached as Section 3.4(a) of the Company Parties Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) in the case of the Financial Statements included in clause (i) only, were prepared in accordance with the standards of the PCAOB, and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(b)   (i) The audited consolidated balance sheets of the Group Companies as of December 31, 2019 and December 31, 2020, and the related audited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for each of the periods then ended and (ii) the unaudited consolidated balance sheets of the Group Companies as of June 30, 2021, and the related unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies for the six-month periods then ended (collectively, the “Closing Company Parties Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Party and its Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) in the case of the Financial Statements included in clause (i) only, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company Party’s auditors, and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(c)   Except (i) as set forth on the face of the Financial Statements, (ii) for Liabilities incurred in the ordinary course of business since the applicable Latest Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to a Company Party and its Subsidiaries, taken as a whole, no Company Party and its Subsidiaries has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.
(d)   Each Company Party and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company Party’s and its Subsidiaries’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.
(e)   Except as set forth in Section 3.4(e) of the Company Parties Disclosure Schedule, since the incorporation of each Company Party, no Company Party or its Subsidiaries has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of a Group Company to each Company Party’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of a Group Company to each Company Party’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of a Group Company who have a significant role in the internal controls over financial reporting of a Group Company.
Section 3.5   Consents and Requisite Governmental Approvals; No Violations.
(a)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a Company Party with respect to the Company Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company Party is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Sections 13(a), 15(d) or 16 of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificates of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.
(b)   Neither the execution, delivery or performance by a Company Party of this Agreement nor the Ancillary Documents to which the Company Party is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company Party’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.
Section 3.6   Permits.   Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.
Section 3.7   Material Contracts.
(a)   Section 3.7(a) of the Company Parties Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Parties Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Parties Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):
(i)   any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;
(ii)   any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the annual rental payments do not exceed $500,000 individually or $2,000,000 in the aggregate;
(iii)   any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the annual rental payments do not exceed $500,000 individually or $2,000,000 in the aggregate;
(iv)   any (A) joint venture, profit-sharing, partnership, collaboration, co- promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), payments to or from any Group Company in excess of $500,000 over the life of the Contract for any individual Contract or $2,000,000 over the life for all such Contracts, and (B) any Contract with respect to material Company Party Licensed Intellectual Property (other than any Contract of the type described in clauses (A) through (C) of Section 3.13(c));
(v)   any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of Parent or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Parent or any of its Affiliates after the Closing;
(vi)   any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually for any individual Contract or $2,000,000 annually for all such Contracts, or (B) $2,000,000 over the life of the agreement;
(vii)   any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than any Company Party or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $1,000,000;
(viii)   any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;
(ix)   any Contract required to be disclosed on Section 3.19 of the Company Parties Disclosure Schedules;
(x)   any Contract with any Person (A) pursuant to which any Group Company (or Parent or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;
(xi)   any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;
(xii)   any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Parent or any of its Affiliates after the Closing); and
(xiii)   any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $1,000,000 or (B) aggregate payments to or from any Group Company in excess of $2,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.
(b)   (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the applicable Company Party, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the applicable Company Party, the counterparties thereto are not in material breach of, or default under, any Material Contract.
Section 3.8   Absence of Changes.   During the period beginning on the Latest Balance Sheet Date and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) each Company Party has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Parent if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xiv) or Section 5.1(b)(xv).
Section 3.9   Litigation.   As of the date of this Agreement, there is (and since December 31, 2018 there has been) no Proceeding pending or, to the knowledge of the applicable Company Party, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group

Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.
Section 3.10   Compliance with Applicable Law.   Each Group Company (a) conducts (and since December 31, 2018 has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 3.11   Employee Plans.
(a)   Section 3.11(a) of the Company Parties Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, each Group Company has provided Parent with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered.
(b)   Each Employee Benefit Plan has been established, funded, operated and administered in all material respects in accordance with its terms and in material compliance with all applicable Laws, including ERISA and the Code. No Employee Benefit Plan is subject to Title IV of ERISA. No Group Company has or may have any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Sections 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any material Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any material Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.
(c)   Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Group Companies has incurred (whether or not assessed) any material penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.
(d)   As of the date of this Agreement, there are no pending or, to the applicable Company Party’s knowledge, threatened in writing, claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). No Employee Benefit Plan is, or has been, the subject of an inquiry, examination, or audit by a Governmental Entity or has engaged in self-correction or a similar program in the last three (3) years. There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(e)   The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or

(iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies.
(f)   No amount that could be received (whether in cash or property or the vesting of property) by any Person who could be a “disqualified individual” (as defined in Section 280G of the Code) of any of the Group Companies under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.
(g)   The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.
(h)   Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored by a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.
Section 3.12   Environmental Matters.   Except as would not have a Company Material Adverse Effect:
(a)   None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.
(b)   There is (and since the incorporation of the applicable Company Party there has been) no Proceeding pending or, to the knowledge of the applicable Company Party, threatened in writing against any Group Company pursuant to Environmental Laws.
(c)   There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances.
Each Group Company has made available to Parent copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.
Section 3.13   Intellectual Property.
(a)   Section 3.13(a) of the Company Parties Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Party Registered Intellectual Property, (ii) material proprietary Software other than Off-the-Shelf Software, (iii) Company Party Licensed Intellectual Property other than Off-the-Shelf Software and (iv) material unregistered Marks and Copyrights owned by any Group Company, in each case, as of the date of this Agreement. Section 3.13(a) of the Company Parties Disclosure Schedules lists, for each item of Company Party Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.
(b)   As of the date of this Agreement, all necessary fees and filings with respect to any material Company Party Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Party Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no material Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Party Registered Intellectual Property and, to the knowledge of the applicable Company Party, no such material Proceedings are threatened by any Governmental Entity or any other Person.
(c)   A Group Company exclusively owns all right, title and interest in and to all material Company Parties Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Parties Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. Section 3.13(c) of the Company Parties Disclosure Schedules sets forth a list of all current Contracts as of the date of this Agreement to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any Company Parties Owned Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software and (C) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of any Group Company pursuant to Contracts with employees, individual consultants or individual contractors, in each case, that do not materially differ from the Group Companies’ form therefor that has been made available to Parent. (x) The applicable Group Company has valid rights under all Contracts for Company Party Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Party Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company, and (y), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(d)   The Company Parties Owned Intellectual Property and the Company Party Licensed Intellectual Property constitutes (i) all of the Intellectual Property Rights used or held for use by the Group Companies in the operation of their respective businesses, and (ii) all Intellectual Property Rights necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted in all material respects. The Company Party Registered Intellectual Property and the Company Party Licensed Intellectual Property is valid, subsisting and enforceable (to the extent applicable), and all of the Group Companies’ rights in and to the Company Party Registered Intellectual Property, the Company Parties Owned Intellectual Property and the Company Party Licensed Intellectual Property, are valid and enforceable (to the extent applicable).
(e)   Each Group Company’s employees, consultants, advisors, and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Parties Owned Intellectual Property (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies. Each Group Company’s employees, consultants, advisors, and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Parties Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company.
(f)   Each Group Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by each Group Company. Without limiting the foregoing, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. To the knowledge of the applicable Company Party, there has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession each Group Company, or of any written obligations with respect to such.

(g)   None of the Company Parties Owned Intellectual Property and, to the knowledge of the applicable Company Party, none of the Company Party Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Parties Owned Intellectual Property, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(h)   Neither the conduct of the business of the Group Companies nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
(i)   Since December 31, 2018, there is no material Proceeding pending nor has any Group Company received any written communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Parties Owned Intellectual Property or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.
(j)   To the knowledge of the applicable Company Party, no Person is infringing, misappropriating, misusing, diluting or violating any Company Parties Owned Intellectual Property in any material respect. Since December 31, 2018, no Group Company has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Parties Owned Intellectual Property in any material respect.
(k)   Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by such Group Company and/or its employees in connection with the Group Company business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Parties Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the knowledge of the applicable Company Party, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Parties Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.
(l)   Except as set forth in Section 3.13(l) of the Company Parties Disclosure Schedules, no Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a product or service offered by a Group Company or is otherwise considered Company Parties Owned Intellectual Property and that is distributed outside of the Group Companies, or is otherwise used in a manner that may trigger or subject such Group Company to any obligations set forth in the license for such Public Software, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Parties Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Parties Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Parties Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Parties Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.
Section 3.14   Labor Matters.
(a)   Since the incorporation of each Company Party, (i) no Company Party or its Subsidiaries (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.
(b)   Since the incorporation of each Company Party, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.
(c)   No Group Company is a party to or bound by any collective bargaining agreements or other agreements with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group nor to the knowledge of the applicable Company Party is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. Since December 31, 2018, there has been no actual or, to the knowledge of the applicable Company Party, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the knowledge of the applicable Company Party, since December 31, 2018, there have been no labor organizing activities with respect to any employees of any Group Company.
(d)   No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past twelve (12) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.
Section 3.15   Insurance.   Section 3.15 of the Company Parties Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Parent. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16   Tax Matters.
(a)   Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.
(b)   Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.
(c)   No Group Company is currently the subject of a Proceeding with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Proceeding that has not been resolved or completed in each case with respect to material Taxes.
(d)   No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.
(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.
(f)   No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(g)   No Group Company will be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) made on or prior to the Closing Date, (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vi) any intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Law) entered into or created on or prior to the Closing Date.
(h)   The unpaid Taxes of the Group Companies (i) for all periods ending on or before the Latest Balance Sheet Date do not, in the aggregate, materially exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.
(i)   There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.
(j)   During the two (2) year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.
(k)   No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations

(or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).
(l)   No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, which claims have not been resolved or withdrawn.
(m)   No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.
(n)   Each Group Company is tax resident only in its country of formation.
(o)   No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(p)   No Group Company has (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and (ii)deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order. Each Group Company has to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and not sought (nor has any Affiliate that would be aggregated with such Group Company and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(q)   No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. To the knowledge of the applicable Company Party, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any Parent Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Mergers (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.
Section 3.17   Brokers.   Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Parties Disclosure Schedules (which fees shall be the sole responsibility of the applicable Company Party, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the applicable Company Party or any of its Affiliates for which any of the Group Companies has any obligation.
Section 3.18   Real and Personal Property.
(a)   Owned Real Property.   No Group Company owns any real property.
(b)   Leased Real Property.   Section 3.18(b) of the Company Parties Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Parent. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the knowledge of the applicable Company Party, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the knowledge of the applicable Company Party, any third party under any Real Property Lease, and, to the knowledge of the applicable Company Party, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.
(c)    Personal Property.   Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.
Section 3.19   Transactions with Affiliates.   Section 3.19 of the Company Parties Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Parties Stockholder’s or a holder of Company Party Options’ status as a holder of Equity Securities of a Company Party and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.
Section 3.20   Data Privacy and Security.
(a)   Each Group Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Privacy Laws (“Privacy and Data Security Policies”).
(b)   No Company Party or its Subsidiaries has received notice of any pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.
(c)   Since the incorporation of each Company Party, (i) there has been no unauthorized access, use or disclosure of Personal Data in the possession or control of any Group Company and (ii) there have been no unauthorized intrusions or breaches of security into any Company IT systems, except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect.
(d)   Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. Each Group Company has taken commercially reasonable steps to protect (1) the operation, confidentiality, integrity and security of the Company IT Systems and (2) Personal Data in the Group Company’s possession or control from unauthorized use, access, disclosure and modification.
Section 3.21   Compliance with International Trade & Anti-Corruption Laws.
(a)   Neither the Group Companies nor, to the knowledge of the applicable Company Party, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of each Company Party, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity;

(ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since the incorporation of each Company Party, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).
(b)   Neither the Group Companies nor, to the knowledge of the applicable Company Party, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
Section 3.22   Information Supplied.   None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Parent Shareholders or at the time of the Parent Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 3.23   Regulatory Compliance.
(a)   The Group Companies are and since December 31, 2017 have been, in material compliance with all applicable Healthcare Laws and FDA Laws. Since December 31, 2017, none of the Group Companies has received any written notice, including any whistleblower complaint or qui tam suit, from any Governmental Entity or any other Person regarding any material violation of any applicable Healthcare Laws or FDA Laws.
(b)   All products developed, tested, investigated, produced, manufactured, labeled, packaged, stored, promoted, marketed, imported, exported, distributed, or sold by or on behalf of the Group Companies have been, and are being, developed, tested, investigated, produced, manufactured, labeled, packaged, distributed, stored, promoted, marketed, imported, exported, distributed and sold in compliance with applicable Law, including FDA Laws, including those relating to non-clinical research, clinical research, establishment registration, device listing, premarket notification, premarket approval, labeling, promotion, advertising, record-keeping, device importation and exportation, adverse event and malfunction reporting and reporting of corrections and removals. All manufacturing operations relating to the Group Companies’ products have been, and are being, conducted in compliance with 21 C.F.R. Part 820 or where applicable, comparable quality management system requirements, including, but not limited to, ISO 13485 (collectively, the “Quality System Regulation”).
(c)   Since December 31, 2017, all products manufactured or marketed by or on behalf of the Group Companies are, and have been, appropriately supported by applicable Permits, including 510(k) clearances or premarket approvals and appropriate device listings, and all products have been manufactured, marketed, labeled, promoted, and advertised in accordance with such Permits, and all such Permits are in full force and effect, in good standing, valid and enforceable. Any required supplements or amendments to such Permits have been submitted to the FDA, and the Group Companies and, to the knowledge of the applicable Company Party, their contract manufacturers have maintained or filed with FDA all material reports, documents, forms, notices, applications, records or claims that are necessary to comply with FDA Laws. No Governmental Entity has limited, suspended, revoked any product’s Permit, nor is a Governmental Entity considering limiting, suspending or revoking any product’s Permits or changing the marketing classification or labeling of any of the Group Companies’ products. The consummation of the Mergers would not cause the suspension, revocation or cancellation of any such Permit and no consent, approval, authorization of, registration, declaration or filing with or notice to any Governmental Entity will be required in connection with the consummation of the Mergers.
(d)   There are no Proceedings pending or threatened in writing by or on behalf of the FDA or any other Governmental Entity that has jurisdiction over the operations of any Group Company. Neither the Group Companies nor, to the knowledge of the applicable Company Party, their contract manufacturers (as it relates to products manufactured for Group Companies) are, or have been, subject to any administrative, regulatory or enforcement action by any Governmental Entity concerning noncompliance with any FDA Law or any obligation arising under an FDA inspection, warning letter, untitled letter, notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Governmental Entity.
(e)   No product manufactured, distributed or sold by or on behalf of the Group Companies has been seized, detained, withdrawn, voluntarily or involuntarily recalled or subject to a suspension of manufacturing, and there are no facts or circumstances reasonably likely to cause (i) a withdrawal, recall, field notification, field correction, safety alert, termination, seizure, denial, detention, or suspension of the manufacturing, marketing or distribution, of any such product, (ii) a change in the labeling of any such product or (iii) a termination, seizure, or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such product.
(f)   Any studies, tests and preclinical and clinical trials conducted by or on behalf of the Group Companies were and, if ongoing, are being conducted in accordance with experimental protocols, procedures and controls pursuant to applicable Laws, including FDA Laws, including without limitation, 21 C.F.R. Parts 812, 50, 54, 56, and GCP. No investigational device exemption (“IDE”) filed by or on behalf of Group Companies or clinical trial conducted by or on behalf of Group Companies has been terminated or suspended by the FDA, other Government Entity, or an institutional review board. No Company Party or its Subsidiaries has received any written notices or correspondence from the FDA, other Governmental Entity, or any institutional review board or other ethics committee exercising comparable authority threatening to initiate or require the termination, suspension, restriction or material modification of any studies, tests or preclinical or clinical trials conducted by or on behalf of the Group Companies.
(g)   Group Companies have submitted all reports and records to the FDA as required by applicable Law (including FDA Laws), including, but not limited to, (i) reports required to be submitted under 21 C.F.R. Parts 803 and 806, and (ii) any required IDE reports, including, as applicable, safety reports and adverse device effect reports, unless such requirements are exempt. To the knowledge of the applicable Company Party, all filings, notifications, reports, and submissions to the FDA and any similar Governmental Entity made by or on behalf of the Group Companies were true, accurate and complete as of the date made, and, to the extent required to be updated, have been updated to be true, accurate and complete as of the date of such update. To the knowledge of the applicable Company Party, no basis for liability exists with respect to any such filing, notification, submission, or report.
(h)   None of the Company Parties, nor any of their respective officers, employees, nor to the knowledge of the applicable Company Party, any of their respective agents or distributors have (i) made any materially false statement on, or material omission from, any notifications, applications, approvals, reports and other submission to any Governmental Entity or in any material Proceeding; or (ii) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any other Governmental Entity to invoke any similar policy.
(i)   None of the Company Parties or its applicable Subsidiaries, nor any of their respective owners, directors, officers, employees, contractors or agents has been (i) debarred by the FDA under 21 U.S.C. § 335a, (ii) convicted of any crime for which debarment is mandated or permitted by 21 U.S.C. § 335a, (iii) convicted of or pled nolo contendere to sufficient facts regarding any violation of a Healthcare Law, including any Law applicable to a health care program defined in 42 U.S.C. §1320a-7b(f) (each, a “Federal Health Care Program”) or any other criminal offense that would result in mandatory exclusion from Federal Health Care Programs, (iv) excluded, suspended, disqualified or debarred from participation in, or are otherwise ineligible to participate in, any Federal Health Care Program, (v) excluded or debarred or listed on the General Services Administration-published list of parties excluded from procurement programs and non-procurement programs, (vi) a party to any corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, or similar agreement or settlement with any Governmental Entity with respect to any actual or alleged violation of any Healthcare Law or FDA Law, or (vii) party to a voluntary self-disclosure as may be required or permitted under any Healthcare Law or FDA Law.
(j)   Since December 31, 2017, each Group Company has, to the extent it offers products commercially, maintained a compliance program having the elements of an effective corporate compliance and ethics program identified in U.S.S.G. § 8B2.1. As of the date hereof, there are no material compliance complaints or reports outstanding, internal compliance investigations on-going or compliance corrective actions outstanding.
(k)   Since December 31, 2017, the Group Companies have been, (i) in compliance with HIPAA and all business associate agreements between customers and the Group Companies, as applicable; and (ii) the Group Companies have business associate agreements in place with Persons whose relationship with Group Companies, involves the collection, use, disclosure, storage or processing of patient data or protected health information by or on behalf of the Group Companies.
Section 3.24   Product Warranties; Product Liability.
(a)   Each product provided by the Group Companies to a purchaser was provided in material conformity with all applicable contractual commitments and all express warranties by which the Group Companies are bound. There are no claims or other Proceedings threatened or that have been submitted or asserted, relating to breach of any guarantee, warranty or indemnity relating to any products designed, sold, manufactured, distributed or delivered by, or services provided by, the Group Companies and, to the knowledge of the applicable Company Party, there is no reasonable basis for any present or future claim or other Proceeding that would reasonably be expected to give rise to any such liability. To the knowledge of the applicable Company Party, there is no material design defect, nor any failure to warn, with respect to any products now or previously designed, tested, sold, manufactured, distributed or delivered by, or services now or previously provided by, the Group Companies.
(b)   There are no claims or other Proceedings pending, threatened, or other Proceeding the have been submitted or asserted, alleging that the Group Companies have any Liability (whether in negligence, breach of warranty, strict liability, failure to warn, or otherwise) arising out of or relating to any claimed injury or damage to individuals or property as a result of the claimed ownership, possession or use of any products allegedly designed, tested, sold, manufactured, distributed or delivered by the Group Companies.
Section 3.25   Investigation; No Other Representations.
(a)   The Company Parties, on their own behalf and on behalf of their respective Representatives, acknowledges, represents, warrants and agrees that (i) they have conducted their own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Parent Parties and (ii) it has been furnished with or given access to such documents and information about the Parent Parties and their respective businesses and operations as the Company Parties and their respective Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which they are or will be a party, the Company Parties have relied solely on their own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which they are or will be a party and no other representations or warranties of any Parent Party, any Parent Non-Party Affiliate or any other Person, either express or implied, and the Company Parties, on their own behalf and on behalf of their respective Representatives, acknowledge, represent, warrant and agree that, except for the representations and warranties expressly set forth in Article 4 and in the

Ancillary Documents to which they are or will be a party, none of the Parent Parties, any Parent Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 3.26   Top Suppliers and Top Customers.
(a)   The Company Parties have provided to the Parent Parties a schedule of the top ten suppliers (the “Top Suppliers”) and top ten customers (the “Top Customers”) based on the aggregate value of the Company Parties’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020.
(b)   None of the Top Suppliers nor any of the Top Customers has, as of the date of this Agreement, notified a Group Company in writing, or to the knowledge of the applicable Company Party, verbally: (i) that it will, or, to the knowledge of the applicable Company Party, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company Party (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company Party or its business.
Section 3.27   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PARENT PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY PARTIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY PARENT PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE APPLICABLE COMPANY PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY PARENT PARTY OR ANY PARENT NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY PARTIES, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY PARENT PARTY OR ANY PARENT NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE PARENT PARTIES
Subject to Section 8.8, except as set forth (a) on the Parent Disclosure Schedules, or (b) in any Parent SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Parent Party hereby represents and warrants to the Company Parties as follows:
Section 4.1   Organization and Qualification.   Each Parent Party is a corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).
Section 4.2   Authority.   Each Parent Party has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Parent Shareholder Approval and the approvals and consents to be obtained by each Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which a Parent Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company or other similar action on the part of such Parent Party. This Agreement has been and each Ancillary Document to which a Parent Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Parent Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Parent Party (assuming this Agreement has been and the Ancillary Documents to which such Parent Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Parent Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
Section 4.3   Consents and Requisite Governmental Approvals; No Violations.
(a)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a Parent Party with respect to such Parent Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a), 15(d) or 16 of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the Parent Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) filing of the Certificates of Merger, (v) the approvals and consents to be obtained by each Merger Sub pursuant to Section 5.9, (vi) the Parent Shareholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Parent Material Adverse Effect.
(b)   Neither the execution, delivery or performance by a Parent Party of this Agreement nor the Ancillary Documents to which a Parent Party is or will be a party nor the consummation by a Parent Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a Parent Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a Parent Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Parent Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a Parent Party, except in the case of clauses (ii) through (iv) above, as would not have a Parent Material Adverse Effect.

Section 4.4   Brokers.   Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the Parent Disclosure Schedules (which fees shall be the sole responsibility of the Parent, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent for which Parent has any obligation.
Section 4.5   Information Supplied.   None of the information supplied or to be supplied by or on behalf of either Parent Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Parent Shareholders or at the time of the Parent Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.6   Capitalization of the Parent Parties.
(a)   As of the date of this Agreement, (i) 5,000,000 preference shares, par value $0.0001 per share, of Parent are authorized, and no such shares are issued and outstanding; (ii) 500,000,000 shares of Class A Shares, par value $0.0001 per share, of Parent are authorized and 21,314,000 shares are issued and outstanding; (iii) 50,000,000 shares of Class B Shares, par value $0.0001 per share, of Parent are authorized and 5,175,000 shares are issued and outstanding. All outstanding Equity Securities of Parent (except to the extent such concepts are not applicable under the applicable Law of Parent’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Parent and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Parent) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Upon the closing of the PIPE Financing, Parent has committed to issue 12,610,000 shares of New Parent Class A Common Stock to the PIPE Investors. Immediately following the Closing, all of the issued and outstanding Parent Common Stock will (A) be duly authorized, validly issued, fully paid and nonassessable, (B) have been issued in compliance in all material respects with applicable Law and (C) not have been issued in breach or violation of any preemptive rights or Contract to which Parent is a party or bound.
(b)   Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company Parties and Parent, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Parent, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and Parent, there is no obligation of Parent, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Parent.
(c)   The Equity Securities of each Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which such Merger Sub is a party or bound. All of the outstanding Equity Securities of each Merger Sub are owned directly by Parent free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, Parent has no Subsidiaries other than the Merger Subs and does not own, directly or indirectly, any Equity Securities in any Person other than the Merger Subs.

Section 4.7   SEC Filings.   Parent has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Parent SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Parent SEC Reports”). Each of the Parent SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Parent SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Parent SEC Reports or the Additional Parent SEC Reports (for purposes of the Additional Parent SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Parent SEC Reports, assuming that the representation and warranty set forth in Section 3.22 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports.
Section 4.8   Trust Account.   As of the date of this Agreement, Parent has an amount in cash in the Trust Account equal to at least $207.0 million. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of January 26, 2021 (the “Trust Agreement”), between Parent and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or, to Parent’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Parent Shareholders who shall have elected to redeem their Class A Shares pursuant to the Governing Documents of Parent or (iii) if Parent fails to complete a business combination within the allotted time period set forth in the Governing Documents of Parent and liquidates the Trust Account, subject to the terms of the Trust Agreement, Parent (in limited amounts to permit Parent to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Parent) and then the Parent Shareholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Parent and the Trust Agreement. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since January 29, 2021, Parent has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Parent Shareholders who have elected to redeem their Parent Class A Common Stock pursuant to the Governing Documents of Parent, each in accordance with the terms of and as set forth in the Trust Agreement, Parent shall have no further obligation under either the

Trust Agreement or the Governing Documents of Parent to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.
Section 4.9   Transactions with Affiliates.   Section 4.9 of the Parent Disclosure Schedules sets forth all Contracts between (a) Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either Parent or the Sponsor, on the other hand (each Person identified in this clause (b), a “Parent Related Party”), other than (i) Contracts with respect to a Parent Shareholder’s status as a holder of Parent Shares and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No Parent Related Party (A) owns any interest in any material asset used in the business of Parent, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Parent or (C) owes any material amount to, or is owed material any amount by, Parent. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “Parent Related Party Transactions”.
Section 4.10   Litigation.   As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to Parent’s knowledge, threatened against or involving any Parent Party that, if adversely decided or resolved, would be material to the Parent Parties, taken as a whole. None of the Parent Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any Parent Party pending against any other Person.
Section 4.11   Compliance with Applicable Law.   Each Parent Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a Parent Material Adverse Effect.
Section 4.12   Business Activities.
(a)   Since its incorporation, Parent has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Parent’s Governing Documents, there is no Contract binding upon any Parent Party or to which any Parent Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).
(b)   Each Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.
Section 4.13   Internal Controls; Listing; Financial Statements.
(a)   Except as is not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and

(ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent.
(b)   Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)   Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent Class A Common Stock or prohibit or terminate the listing of Parent Class A Common Stock on Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Class A Common Stock under the Exchange Act.
(d)   The Parent SEC Reports contain true and complete copies of the applicable Parent Financial Statements. The Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(e)   Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.
(f)   Since its incorporation, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent to Parent’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Parent to Parent’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.
Section 4.14   No Undisclosed Liabilities.   Except for the Liabilities (a) set forth in Section 4.14 of the Parent Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the Parent Disclosure Schedules), (c) that are incurred in connection with or incident or related to a Parent Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(d) or incurred in accordance with Section 5.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company Parties) or (f) set forth or disclosed in the Parent Financial Statements included in the Parent SEC Reports, none of the Parent Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.
Section 4.15   Tax Matters.
(a)   Parent has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Parent has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.
(b)   Parent has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.
(c)   Parent is not currently the subject of a Proceeding with respect to material taxes. Parent has not been informed in writing of the commencement or anticipated commencement of any Proceeding that has not been resolved or completed, in each case with respect to material Taxes.
(d)   Parent has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.
(e)   No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any Parent Party which agreement or ruling would be effective after the Closing Date.
(f)   None of the Parent Parties is and none of the Parent Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).
(g)   Each Parent Party is tax resident only in its country of organization, incorporation or formation, as applicable.
(h)   Parent has (i) not deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act and (ii) not deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order. Parent has to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and not sought (nor has any Affiliate that would be aggregated with the Parent and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.
(i)   None of the Parent Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment. To the knowledge of Parent, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Parties Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Mergers (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.
Section 4.16   Investigation; No Other Representations.
(a)   Each Parent Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.
(b)   In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Parent Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company Parties, any Company Non-Party Affiliate or any other Person, either express or implied, and each Parent Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company Parties, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.
Section 4.17   Compliance with International Trade & Anti-Corruption Laws.
(a)   Since Parent’s incorporation, neither Parent nor, to Parent’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) - (iii) or any country or territory which is or has, since Parent’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Venezuela, Sudan and Syria).
(b)   Since Parent’s incorporation, neither Parent nor, to Parent’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.
Section 4.18   EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.    NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO A COMPANY PARTY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND THE ANCILLARY DOCUMENTS, NONE OF THE PARENT PARTIES, ANY PARENT NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH PARENT PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY PARENT PARTY THAT HAVE BEEN MADE AVAILABLE TO A COMPANY PARTY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY PARENT PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH PARENT PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND

WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY PARENT PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY PARENT PARTY, ANY PARENT NON- PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY A COMPANY PARTY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
ARTICLE 5
COVENANTS
Section 5.1   Conduct of Business of the Company Parties.
(a)   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Company Party shall, and each Company Party shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) of the Company Parties Disclosure Schedules, or as consented to in writing by Parent (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole.
(b)   Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Company Party shall, and each Company Party shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(b) of the Company Parties Disclosure Schedules or as consented to in writing by Parent (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii)(A), Section 5.1(b)(iv),Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(xiv),Section 5.1(b)(xv) or Section 5.1(b)(xvi) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:
(i)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of a Company Party’s Subsidiaries to such Company Party or any Subsidiary that is, directly or indirectly, wholly owned by the Company Party;
(ii)   (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;
(iii)   adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Parties Stockholders Agreements;
(iv)   transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) other than as allowed in Section 5.1(b)(viii), any options, stock appreciation rights, restricted stock units, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of shares of the applicable class of capital stock of a Company Party upon the exercise, vesting or conversion, as applicable, of any Company Party Options or Company Party RSUs outstanding on the date of this Agreement in accordance with the terms of the applicable Company Parties Equity Plan and the underlying grant, award or similar agreement;
(v)   sell, exclusively license, abandon, permit to lapse, assign, or transfer any material Company Parties Owned Intellectual Property;
(vi)   incur, create or assume any Indebtedness, other than ordinary course trade payables;
(vii)   make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between a Company Party and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;
(viii)   except (w) as required under the terms of any Employee Benefit Plan of any Group Company that is in effect as of the date hereof and that is set forth on Section 3.11(a) of the Company Parties Disclosure Schedules, (x) in the ordinary course of business consistent with past practice or as otherwise required by Law and (y) as to the granting of Company Party Options and Company Party RSUs with respect to authorized but unallocated shares that remain available for grant under the Company Parties Equity Plans as of the date hereof or become available for grant as a result of Company Party Option or Company Party RSU forfeitures (the “Allowed Awards”) and (z) as to the granting of certain management cash and equity incentives as mutually agreed by the Company Parties and Parent and disclosed on Section 3.2(h) of the Company Parties Disclosure Schedules, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement other than in the ordinary course of business consistent with past practice, (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, or (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company;
(ix)   make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;
(x)   enter into any settlement, conciliation or similar Contract (other than in connection with repayment of, or making arrangements regarding forgiveness of or escrow of amounts that may be owed pursuant to, loans extended to the Company under the Paycheck Protection Program of the Small Business Administration in amounts not to exceed $177,991 plus the interest accrued thereon in accordance with the terms of such loans) the performance of which would involve the payment by the Group Companies in excess of $1,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or Parent or any of its Affiliates after the Closing);
(xi)   authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;
(xii)   change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;
(xiv)   make any Transaction Payment that is not set forth on Section 3.2(h) of the Company Parties Disclosure Schedules;
(xv)   other than as allowed in Section 5.1(b)(viii), (A) amend, modify or terminate any Material Contract of the type described in Section 3.7(a)(ix) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(ix) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(ix); or
(xvi)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.
Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the applicable Company Party, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of Hyperfine reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and (c), the Company Parties shall give Parent prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for a Company Party to give the prior written notice described in this clause (i), the Company Party shall instead give such written notice to Parent promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(viii), Section 5.1(b)(xi), Section 5.1(b)(xiii), Section 5.1(b)(xiv), Section 5.1(b)(xv) or Section 5.1(b)(xvi) (to the extent related to any of the foregoing).
Section 5.2   Efforts to Consummate; Litigation.
(a)   Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the PIPE Investor Subscription Agreements and (iii) the Company Parties taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Parties Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to a Company Party or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, Parent)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The applicable Company Party shall bear the costs incurred in connection with obtaining such Consents; provided, however, that the Company Parties shall pay fifty percent

(50%) of the HSR Act filing fee and Parent shall pay the other fifty percent (50%); provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Parent shall promptly inform the Company Parties of any communication between any Parent Party, on the one hand, and any Governmental Entity, on the other hand, and the Company Parties shall promptly inform Parent of any communication between a Company Party, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Parent and the Company Parties. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with Parent’s and the applicable Company Party’s prior written consent.
(b)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parent Parties, on the one hand, and the Company Parties, on the other hand, shall give counsel for the Company Parties (in the case of any Parent Party) or Parent (in the case of the Company Parties), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Parent Party, Hyperfine, or, in the case of a Company Party, Parent in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Parent Party, Hyperfine, or, in the case of a Company Party, Parent, the opportunity to attend and participate in such meeting or discussion.
(c)   Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.
(d)   From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company Parties, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Parent, any of the Parent Parties or any of their respective Representatives (in their capacity as a representative of a Parent Party) or, in the case of the Company Parties, any Group Company or any of their respective Representatives (in their capacity as a representative of a Company Party). Parent and the Company Parties shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, Parent shall, subject to and without limiting the covenants and agreements, and the rights of the Company Parties, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that in no event shall Parent or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company Parties (not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for a Company Party to withhold, condition or delay its consent if any such settlement or compromise (A) does not provide for a legally binding, full, unconditional and irrevocable release of such Company Party and its Representatives that is the subject of such Transaction Litigation, (B) provides for (x) the payment of cash any portion of which is payable by any Company Party or Representative thereof or would otherwise constitute a Company Party Liability or (y) any non-monetary, injunctive, equitable or similar relief against any Company Party or (C) contains an admission of wrongdoing or Liability by a Company Party or any of its Representatives). Without limiting the generality of the foregoing, in no event shall any Company Party or any of their respective Representatives settle or compromise any Transaction Litigation without the Parent’s prior written consent.
Section 5.3   Confidentiality and Access to Information.
(a)   The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or either Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.
(b)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company Parties shall provide, or cause to be provided, to Parent and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to Parent or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company Parties shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any Parent Party, any Parent Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company Parties shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.
(c)   From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Parent shall provide, or cause to be provided, to each Company Party and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Parent Parties (in a manner so as to not interfere with the normal business operations of the Parent Parties). Notwithstanding the foregoing, Parent shall not be required to provide, or cause to be provided to, a Company Party or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Parent Party is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party,

(C) violate any legally-binding obligation of any Parent Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Parent Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), Parent shall use, and shall cause the other Parent Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a Parent Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Parent shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.
Section 5.4   Public Announcements.
(a)   Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, each Company Party and Parent or, after the Closing, Parent; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company Parties, if the disclosing party is any Parent Party, or Parent, if the disclosing party is a Company Party, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Parent and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby.
(b)   The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company Parties and Parent prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company Parties shall have the opportunity to review and comment upon prior to filing and Parent shall consider such comments in good faith. The Company Parties, on the one hand, and Parent, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company Parties or Parent, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section 5.5   Tax Matters.
(a)   Tax Treatment.
(i)   The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Required Parent Shareholder Approval has been obtained Parent and the Company Parties mutually determine in good faith that one or both of the Mergers, as applicable, are not reasonably expected to qualify as a transaction under Section 351(a) of the Code and that such Merger or Mergers, as applicable, are not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall use commercially reasonable efforts to restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a subsequent merger or mergers, as applicable, to take place immediately after one or both of the Mergers whereby the surviving company in one or both of the Mergers, as applicable, would merge with and into a new limited liability company that is a wholly-owned Subsidiary of Parent (“Newco”), with Newco being the surviving company in such mergers.
(ii)   Parent and the Company Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure would reasonably be expected to prevent or impede the Mergers qualifying for the Intended Tax Treatment.
(iii)   If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted in such connection, Parent and the Company Parties shall deliver to counsel rendering such opinion customary Tax representation letters satisfactory to such counsel (the “Tax Letters”), dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel.
(b)   Tax Matters Cooperation.   Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding.
Section 5.6   Exclusive Dealing.
(a)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each Company Party shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Each Company Party agrees to (A) notify Parent promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Parent reasonably informed on a current basis of any modifications to such offer or information.
(b)   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parent Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Parent Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Parent Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Parent Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any Parent Party (or any Affiliate or successor of any Parent Party) other than the PIPE Financing; or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Parent agrees to (A) notify the Company Parties promptly upon receipt of any Parent Acquisition Proposal by any Parent Party, and to describe the material terms and conditions of any such Parent Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Parent Acquisition Proposal) and (B) keep the Company Parties reasonably informed on a current basis of any modifications to such offer or information.
Section 5.7   Preparation of Registration Statement / Proxy Statement.   Promptly following the date of this Agreement, Parent and the Company Parties shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or a Company Parties, as applicable), and Parent shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement of Parent which will be included therein and which will be used for the Parent Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Parent’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and the Nasdaq). Each of Parent and each Company Party shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the other of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Parent, on the one hand, and the Company Parties, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of Parent to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Parent Party, the Company Parties, or, in the case of the Company Parties, Parent, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Parent, the Company Parties, or, in the case of the Company Parties, Parent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Parent shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Parent Shareholders. Parent shall as promptly as reasonably practicable advise the Company Parties of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, and Parent and the Company Parties shall each use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parent Parties, on the one hand, and the Company Parties, on the other hand, shall give counsel for Hyperfine (in the case of any Parent Party) or Parent (in the case of any Company Party), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to the SEC or Nasdaq relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with the SEC or Nasdaq in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Parent Party, the Company Parties, or, in the case of a Company Party, Parent in advance and, to the extent not prohibited by the SEC or Nasdaq, gives, in the case of any Parent Party, the Company Parties, or, in the case of a Company Party, Parent, the opportunity to attend and participate in such meeting or discussion.
Section 5.8   Parent Shareholder Approval.   As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Parent shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of the Parent Shareholders (the “Parent Shareholders Meeting”) in accordance with the Governing Documents of Parent, for the purposes of obtaining the Parent Shareholder Approval and, if applicable, any approvals related thereto and providing its Parent Shareholders with the opportunity to elect to effect a Parent Shareholder Redemption. Parent shall, through unanimous approval of its board of directors, recommend to the Parent Shareholders (the “Parent Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Mergers) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication (the “Domestication Proposal”); (iii) the approval of the issuance of the Parent Common Stock in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iv) the adoption and approval of the amendments to the Governing Documents of Parent contemplated by the Parent Certificate of Incorporation and the Parent Bylaws (the “Governing Document Proposals”); (v) the approval of the directors in accordance with Section 5.16 (the “Directors Proposal”); (vi) the adoption and approval of the Parent Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (vii) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (viii) the adoption and approval of each other proposal reasonably agreed to by Parent and the Company Parties as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (ix) the adoption and approval of a proposal for the adjournment of the Parent Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that Parent may adjourn the Parent Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Parent has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Shareholders prior to the Parent Shareholders Meeting or (D) if the holders of Parent Class A Shares have elected to redeem a number of Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(c) not being satisfied; provided that, without the consent of the Company Parties, in no event shall Parent adjourn the Parent Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The Parent recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Except as otherwise required by applicable Law, Parent covenants that none of the Parent Board or Parent nor any committee of the Parent Board shall withdraw or modify, or propose publicly or by formal action of the Parent Board, any committee of the Parent Board or Parent to withdraw or modify, in a manner adverse to the Company Parties, the Parent Board Recommendation or any other recommendation by the Parent Board or Parent of the proposals set forth in the Registration Statement / Proxy Statement.
Section 5.9   Merger Subs Stockholder Approvals.   As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, Parent, as the sole stockholder of each Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which each Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Mergers).
Section 5.10   Conduct of Business of Parent.   From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection the PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the Parent Disclosure Schedules or as consented to in writing by Hyperfine (after good faith consultation with Liminal), do any of the following:
(a)   adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any Parent Party or any of its Subsidiaries;
(b)   declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Parent or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Parent or any of its Subsidiaries, as applicable;
(c)   split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;
(d)   incur, create or assume any Indebtedness or other Liability (including, and notwithstanding anything to the contrary, any incur, create or assume any Indebtedness under any Contract with the Sponsor or any Affiliate thereof);
(e)   make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Parent or any of its Subsidiaries;
(f)   issue any Equity Securities of Parent or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Parent or any of its Subsidiaries;
(g)   enter into, renew, modify or revise any Parent Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Parent Related Party Transaction);
(h)   engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;
(i)   make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;
(j)   authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;
(k)   enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or
(l)   enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.
Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company Parties, directly or indirectly, the right to control or direct the operations of any Parent Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Parent Party from using the funds held by Parent outside the Trust Account to pay any Parent Expenses or Parent Liabilities or from otherwise distributing or paying over any funds held by Parent outside the Trust Account that were loaned to Parent by the Sponsor with the prior written approval of the Company Parties to the Sponsor or any of its Affiliates, in each case, prior to the Closing.
Section 5.11   Nasdaq Listing.   Parent shall use its reasonable best efforts to cause: (a) Parent to satisfy all applicable listing requirements of Nasdaq and (b) the Parent Common Stock issuable in accordance with this Agreement, including the Mergers, to be approved for listing on Nasdaq (and the Company Parties shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.
Section 5.12   Trust Account.   Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Parent shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of Parent pursuant to the Parent Shareholder Redemption, (B) pay the amounts due to the underwriters of Parent’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Parent in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 5.13   Transaction Support Agreements; Company Stockholder Approval; PIPE Investor Subscription Agreements.
(a)   As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company Parties shall deliver, or cause to be delivered, to Parent the Transaction Support Agreements duly executed by each Supporting Company Person.
(b)   As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Parties Stockholder Written Consent Deadline”), each Company Party shall obtain and deliver to Parent a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) approving this Agreement, the Ancillary Documents to which the Company Party is or will be a party and the transactions contemplated hereby and thereby (including the Mergers) that is duly executed by the Company Parties Stockholders that hold at least the requisite number of issued and outstanding Company Parties Stock required to approve and adopt such matters in accordance with the DGCL, the Company Party’s Governing Documents and the Company Parties Stockholders Agreements (each, a “Company Party Stockholder Written Consent”). Each Company Party, through its board of directors, shall recommend to the holders of Company Parties Stock the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Mergers).
(c)   Parent has delivered to the Company Parties true, correct and complete copies of each of the PIPE Investor Subscription Agreements entered into by Parent with the PIPE Investors, pursuant to which the PIPE Investors have committed to provide equity financing to Parent resulting in Aggregate Closing PIPE Proceeds of at least $126,100,000. Parent may not terminate, modify or waive any provisions of any PIPE Investor Subscription Agreement without the prior written consent of Hyperfine; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of any PIPE Investor Subscription Agreement shall not require the prior written consent of Hyperfine.

Section 5.14   Parent Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Parent Party, as provided in the applicable Parent Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Parent will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Parent shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Parent Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Parent Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Parent Party (the “Parent D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Parent D&O Person was a director or officer of any Parent Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   Parent shall not have any obligation under this Section 5.14 to any Parent D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Parent D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   For a period of six (6) years after the Effective Time, Parent shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the Parent Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Parent’s directors’ and officers’ liability insurance policies as of the date of this Agreement. Alternatively, Parent shall purchase a six-year extended reporting period or tail insurance policy that affords coverage which is comparable to Parent’s existing directors’ and officers’ liability insurance program and which insures those Persons who are currently covered under Parent’s existing directors’ and officers’ liability insurance program. In either event, Parent shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the most recent annual premium paid by Parent prior to the date of this Agreement and, in such event, Parent shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by Parent prior to the date of this Agreement.
(d)   If Parent or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 5.14.
(e)   The Parent D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent.
Section 5.15   Company Indemnification; Directors’ and Officers’ Insurance.
(a)   Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing

Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Parent will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Parent shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company Parties D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company Parties D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.
(b)   None of Parent or the Group Companies shall have any obligation under this Section 5.15 to any Company Parties D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company Parties D&O Person in the manner contemplated hereby is prohibited by applicable Law.
(c)   Each Company Party shall purchase, at or prior to the Closing, and Parent shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of its Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (each, a “Company Party D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under a Company Party’s or its Subsidiaries’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company Parties, Parent or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by the applicable Company Party or its Subsidiaries prior to the date of this Agreement and, in such event, such Company Party, Parent or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Company Party or its Subsidiaries prior to the date of this Agreement.
(d)   If Parent or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 5.15.
(e)   The Company Parties D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent.
Section 5.16   Post-Closing Directors and Officers.
(a)   Parent shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the Parent Board shall initially consist of up to nine (9) directors; (ii) the members of the Parent Board are the individuals determined in accordance with Section 5.16(b) and Section 5.16(c); (iii) the members of the compensation committee, audit committee and nominating committee of the Parent Board are the individuals determined in accordance with Section 5.16(d); and (iv) the officers of Parent are the individuals determined in accordance with Section 5.16(e).
(b)   Parent shall designate one (1) individual to serve as a director on the Parent Board immediately after the Effective Time.
(c)   Dr. Jonathan M. Rothberg shall designate all of the remaining individuals to serve as directors on the Parent Board immediately after the Effective Time, including himself, who will be designated the non-executive Vice Chairman, and including Scott Huennekens, who will be designated as Executive Chairman of the Parent Board.
(d)   Immediately after the Effective Time, the individuals designated by Parent and the Company Parties shall serve on the committee(s) of the Parent Board.
(e)   Immediately after the Effective Time, the individuals designated by Parent and the Company Parties shall be the officers of Parent.
Section 5.17   PCAOB Financials.
(a)   As promptly as reasonably practicable, each Company Party shall deliver to Parent (i) its Closing Company Parties Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of Hyperfine and its Subsidiaries as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement / Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (the “PCAOB Financial Statements”) (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the applicable Company Party’s auditor and (D) will comply in all respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).
(b)   Each Company Party shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, Parent in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Parent with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.
Section 5.18   Parent Incentive Equity Plan;.   Prior to the effectiveness of the Registration Statement / Proxy Statement, the Parent Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company Parties and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company Parties or Parent, as applicable) (the “Parent Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving a number of shares of Parent Common Stock for grant thereunder equal to (i) ten percent (10%) of the number of shares of Parent Common Stock outstanding following the Closing after giving effect to the Mergers and the transactions contemplated hereby, including, without limitation, the PIPE Financing, plus (ii) the number of Allowed Awards not yet granted as of immediately prior to the Effective Time, if any. The Parent Incentive Equity Plan will provide that the Parent Common Stock reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to four percent (4%) of Parent Common Stock outstanding on the last day of the immediately preceding fiscal year or such lesser amount as determined by the administrator of the Parent Incentive Equity Plan.
Section 5.19   FIRPTA Certificates.   At or prior to the Closing, each Company Party shall deliver, or cause to be delivered, to Parent (a) a certificate, duly executed by such Company Party, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company Party has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to Parent and (b) an IRS Form W-9 duly executed by such Company Party.
Section 5.20   Section 280G of the Code.   Each Company Party shall (a) use its reasonable commercial efforts to secure from any Person who (i) is a “disqualified individual” (as defined in Section 280G of the Code) and (ii) has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that could be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such Person’s rights to any such payments and/or benefits, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code (the “Waived 280G Benefits”), and (b) for all such obtained waivers, submit for approval by the respective Company Party’s shareholders the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code. No later than five (5) Business Days before the Closing Date, the Company shall provide to Parent or its counsel drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the approval process and shall consider in good faith Parent’s comments. Prior to the Closing Date, the Company Party shall deliver to Parent evidence that (x) a vote of the respective Company Party’s shareholders was received in conformance with Section 280G of the Code and the regulations thereunder, or (y) such requisite Company Party shareholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid or provided.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT
Section 6.1   Conditions to the Obligations of the Parties.   The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:
(a)   the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;
(b)   no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;
(c)   the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;
(d)   each Company Party Stockholder Written Consent shall have been obtained;
(e)   the Required Parent Shareholder Approval shall have been obtained; and

(f)   after giving effect to the transactions contemplated hereby (including the PIPE Financing), Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.
Section 6.2   Other Conditions to the Obligations of the Parent Parties.   The obligations of the Parent Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent (on behalf of itself and the other Parent Parties) of the following further conditions:
(a)   (i) the Company Parties Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a), Section 3.2(b) and Section 3.8(a)) and the representations and warranties of the Company Parties set forth in Section 3.16(q) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) and Section 3.2(b) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the of the Company Parties set forth in Article 3 (other than the Company Parties Fundamental Representations and the representations and warranties of the Company Parties set forth in Section 3.16(q)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;
(b)   Each Company Party shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by such Company Party under this Agreement at or prior to the Closing;
(c)   since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;
(d)   at or prior to the Closing, the Company Parties shall have delivered, or caused to be delivered, to Parent the following documents:
(i)   a certificate duly executed by an authorized officer of each Company Party, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Parent; and
(ii)   the Advisory Agreement duly executed by Dr. Jonathan M. Rothberg.
Section 6.3   Other Conditions to the Obligations of the Company Parties.   The obligations of the Company Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company Parties of the following further conditions:
(a)   (i) the Parent Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) and the representations and warranties of the Parent Parties set forth in

Section 4.15(h) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the Parent Parties (other than the Parent Fundamental Representations and the representations and warranties of the Parent Parties set forth in Section 4.15(i)) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Parent Material Adverse Effect;
(b)   the Parent Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;
(c)   the Aggregate Transaction Proceeds shall be equal to or greater than $125,000,000;
(d)   Parent’s listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, Parent shall satisfy any applicable listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Parent Common Stock (including, for the avoidance of doubt, the Parent Common Stock to be issued pursuant to the Merger) shall have been approved for listing on Nasdaq;
(e)   the Parent Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 5.16(a)(i) and (ii);
(f)   at or prior to the Closing, Parent shall have delivered, or caused to be delivered, the following documents to the Company Parties:
(i)   a certificate duly executed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company Parties;
(ii)   the Advisory Agreement duly executed by Parent; and
(iii)   the Registration Rights Agreement duly executed by Parent.
Section 6.4   Frustration of Closing Conditions.   The Company Parties may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by either Company Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the Parent Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by a Parent Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.
ARTICLE 7
TERMINATION
Section 7.1   Termination.   This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)   by mutual written consent of Parent and each Company Party;

(b)   by Parent, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if a Company Party has failed to perform any covenant or agreement on the part of such Company Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to such Company Party by Parent, and (ii) the Termination Date; provided, however, that none of the Parent Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;
(c)   by a Company Party, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Parent Party has failed to perform any covenant or agreement on the part of such applicable Parent Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Parent by the Company Parties and (ii) the Termination Date; provided, however, the Company Parties are not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;
(d)   by either Parent or a Company Party, if the transactions contemplated by this Agreement shall not have been consummated on or prior to January 6, 2022 (the “Termination Date”); provided, that
(i)   the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Parent if any Parent Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and
(ii)   the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to a Company Party if a Company Party’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;
(e)   by either Parent or a Company Party, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;
(f)   by either Parent or a Company Party if the Parent Shareholders Meeting has been held (including any adjournment thereof), has concluded, the Parent Shareholders have duly voted and the Required Parent Shareholder Approval was not obtained; or
(g)   by Parent, if a Company Party does not deliver, or cause to be delivered to Parent (i) a Transaction Support Agreement duly executed by each Supporting Company Person in accordance with Section 5.13(a) on or prior to the Transaction Support Agreement Deadline or (ii) both Company Party Stockholder Written Consents in accordance with Section 5.13(b) on or prior to the Company Parties Stockholder Written Consent Deadline.
Section 7.2   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any PIPE Investor Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.
ARTICLE 8
MISCELLANEOUS
Section 8.1   Non-Survival.   Other than those representations, warranties and covenants set forth in Sections 2.1, 2.6, 2.9, 3.25, 3.27, 4.16 and 4.18, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any Parent Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.
Section 8.2   Entire Agreement; Assignment.   This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Parent and each Company Party prior to Closing and (b) Parent and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void, ab initio.
Section 8.3   Amendment.   This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Parent and each Company Party prior to the Closing and (b) Parent and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.
Section 8.4   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
(a)   If to any Parent Party, to:
c/o HealthCor Catalio Acquisition Corp.
55 Hudson Yards, 28th Floor
New York, NY 10001
Attention: Christopher Gaulin
E-mail: chris@hccspac.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, TX 77002
Attention: Debbie Yee; Sean T. Wheeler; Cephas Sekhar
E-mail: debbie.yee@kirkland.com; sean.wheeler@kirkland.com; cephas.sekhar@kirkland.com

(b)   If to Hyperfine, to:
Hyperfine, Inc.
351A New Whitfield Street
Guilford, CT 06437
Attention: Jonathan M. Rothberg
Email: jonathan.rothberg@gmail.com
with a copy (which shall not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Michael L. Fantozzi
E-mail: MLFantozzi@mintz.com
(c)   If to Liminal, to:
Liminal Sciences, Inc.
351A New Whitfield Street
Guilford, CT 06437
Attention: Jonathan M. Rothberg
Email: jonathan.rothberg@gmail.com
with a copy (which shall not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Michael L. Fantozzi
E-mail: MLFantozzi@mintz.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
Section 8.5   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware; provided, however, to the extent applicable, that the Companies Act shall also apply to the Domestication.
Section 8.6   Fees and Expenses.   Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company Parties shall pay, or cause to be paid, their respective Unpaid Company Expenses and Parent shall pay, or cause to be paid, all Unpaid Parent Expenses and (b) if the Closing occurs, then Parent shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid Parent Expenses.
Section 8.7   Construction; Interpretation.   The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Parent, any documents or other materials posted to the electronic data room located www.securedocs.com under the project name “Project Optimus” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement and any other documents or materials posted prior to the date hereof or delivered to Parent or its Representatives which posting or delivery was acknowledged by email by Parent or its Representatives; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.
Section 8.8   Exhibits and Schedules.   All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Parties Disclosure Schedules or in the Parent Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Parties Disclosure Schedules) or Article 4 (in the case of the Parent Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Parties Disclosure Schedules) or Article 4 (in the case of the Parent Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.
Section 8.9   Parties in Interest.   This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).
Section 8.10   Severability.   Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.11   Counterparts; Electronic Signatures.   This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.
Section 8.12   Knowledge of Company; Knowledge of Parent.   For all purposes of this Agreement, the phrase “to the knowledge of the applicable Company Party”, “to the applicable Company Party’s knowledge” and “known by the applicable Company Party” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Parties Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For all purposes of this Agreement, the phrase “to Parent’s knowledge” and “to the knowledge of Parent” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the Parent Disclosure Schedules, assuming reasonable due inquiry and investigation of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Parties Disclosure Schedules or Section 8.12(b) of the Parent Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.
Section 8.13   No Recourse.   Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any Parent Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company Parties, and the Parent Non-Party Affiliates, in the case of Parent, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company Parties, Parent or any Non-Party Affiliate concerning any Group Company, any Parent Party, this Agreement or the transactions contemplated hereby.
Section 8.14   Extension; Waiver.   The Company Parties prior to the Closing and the Company Parties and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the Parent Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Parent Parties set forth herein or (c) waive compliance by the Parent Parties with any of the agreements or conditions set forth herein. Parent may (i) extend the time for the performance of any of the obligations or other acts of either or both of the Company Parties, set forth herein, (ii) waive any inaccuracies in the representations and warranties of either or both of the Company Parties set forth herein or (iii) waive compliance by either or both of the Company Parties with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
Section 8.15   Waiver of Jury Trial.   THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN

CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.
Section 8.16   Submission to Jurisdiction.   Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.
Section 8.17   Remedies.   Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18   Trust Account Waiver.   Reference is made to the final prospectus of Parent, filed with the SEC (File Nos. 333-252002) on January 28, 2021 (the “Prospectus”). Each Company Party acknowledges and agrees and understands that Parent has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public shareholders (including overallotment shares acquired by Parent’s underwriters, the “Public Shareholders”), and Parent may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Company Party hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company Parties nor any of it Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or any of its Representatives, on the one hand, and, the Company Parties or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each Company Party, on its own behalf and on behalf of its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its respective Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its Affiliates).
* * * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.
HEALTHCOR CATALIO ACQUISITION CORP.
By:
/s/ Christopher Gaulin

Name:
Christopher Gaulin

Title:
Chief Executive Officer

OPTIMUS MERGER SUB I, INC.
By:
/s/ Christine Clarke

Name:
Christine Clarke

Title:
President

OPTIMUS MERGER SUB II, INC.
By:
/s/ Christine Clarke

Name:
Christine Clarke

Title:
President

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.
HYPERFINE, INC.
By:
/s/ Jonathan M. Rothberg

Name:
Jonathan M. Rothberg

Title:
Executive Vice Chairman

LIMINAL SCIENCES, INC.
By:
/s/ Jonathan M. Rothberg

Name:
Jonathan M. Rothberg

Title:
Executive Chairman

[Signature Page to Business Combination Agreement]

Annex B
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
HEALTHCOR CATALIO ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 26 JANUARY 2021 AND EFFECTIVE ON
26 JANUARY 2021)

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
HEALTHCOR CATALIO ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 26 JANUARY 2021 AND EFFECTIVE ON
26 JANUARY 2021)
1
The name of the Company is HealthCor Catalio Acquisition Corp.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
HEALTHCOR CATALIO ACQUISITION CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 26 JANUARY 2021 AND EFFECTIVE ON
26 JANUARY 2021)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the Nasdaq Capital Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange or the Nasdaq Capital Market.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
“Electronic Record”	has the same meaning as in the Electronic Transactions Act.
“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.
“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.
“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm Class A Shares issued in the IPO at a price equal to US$10 per Class A Share, less underwriting discounts and commissions.
“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	subject to Article 29.4, has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means HC Sponsor LLC, a Cayman Islands limited liability company, and its successors or assigns.
“Statute”	means the Companies Act (As Revised) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of Class A Shares simultaneously with the closing date of the IPO, will be deposited.
“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)
sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares and other Securities

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Ordinary Share Conversion set out in the Articles.

3.2
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.
7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)
Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.
10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.
13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.
15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.
17
Class B Ordinary Share Conversion

17.1
The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) automatically on the first business day following the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of: (a) the total number of Class A Shares and Class B Shares in issue upon completion of the IPO, plus (b) the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued, or deemed issued, by the Company in connection with or relation to a Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, deemed issued, or to be issued, to any seller in a Business Combination and any private placement Class A Shares issued to the Sponsor, Directors, Officers or their respective Affiliates upon conversion of working capital loans made to the Company.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.
17.8
Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18
Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Article 29.4, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22
Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.
22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11
A resolution put to the vote of the meeting shall be decided on a poll.

22.12
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14
In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23
Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24
Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25
Corporate Members

25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
27
Directors

27.1
There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2
The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28
Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29
Appointment and Removal of Directors

29.1
Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3
After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4
Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least two-thirds of such Members (which shall include a simple majority of the holders of Class B Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31
Proceedings of Directors

31.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.
31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33
Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.
33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
35
Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.
35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or

Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.
38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.
40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8
Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9
The Audit Committee shall monitor compliance with the terms of the IPO and, if any non-compliance is identified, the Audit Committee shall be charged with the responsibility to take all action necessary to rectify such non-compliance or otherwise cause compliance with the terms of the IPO.

42.10
At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2
Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)
placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44 Winding Up
44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45
Indemnity and Insurance

45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.
45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49
Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2
Prior to the consummation of a Business Combination, the Company shall either:

(a)
submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any, divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases.
49.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6
A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)
cease all operations except for the purpose of winding up;

(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and
(c)
as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8
In the event that any amendment is made to the Articles:

(a)
to modify the substance or timing of the Company’s obligation to provide holders of Class A Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles; or

(b)
with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of a Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.
49.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)
receive funds from the Trust Account; or

(b)
vote as a class with Public Shares on a Business Combination or on any other proposal presented to shareholders prior to or in connection with the completion of an initial Business Combination or (b) to approve an amendment to the Memorandum or to the Articles to (x) extent the time the Company has to consummate a Business Combination beyond 24 months from the closing of the IPO or (y) amend the foregoing provisions.

49.11
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12
As long as the securities of the Company are listed on the Nasdaq Capital Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an

Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm that is a member of the United States Financial Industry Regulatory Authority or an independent valuation or accounting firm that such a Business Combination is fair to the Company from a financial point of view.
50
Business Opportunities

50.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

ANNEX C —
FORM OF PROPOSED CHARTER
FORM OF
CERTIFICATE OF INCORPORATION
OF
HEALTHCOR CATALIO ACQUISITION CORP.
Hyperfine, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
ARTICLE I
NAME
The name of the corporation is “HealthCor Catalio Acquisition Corp.” (hereinafter called the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).
ARTICLE IV
CAPITAL STOCK
The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 628,000,000 shares, consisting of 600,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), 27,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”). The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below (i) the number of shares thereof then outstanding and (ii) with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 8 of Part A of this Article IV) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.
The following is a statement of the designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A. CLASS A COMMON STOCK AND CLASS B COMMON STOCK.
Unless otherwise indicated, references to “Sections” or “Subsections” in this Part A of this Article IV refer to sections and subsections of Part A of this Article IV.
1. Equal Status; General.   Except as otherwise provided in this Certificate of Incorporation (as amended and/or restated from time to time, including pursuant to any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters. The voting, dividend, liquidation and other rights, powers and preferences of the holders of Class A Common Stock and Class B Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.
2. Voting.   Except as otherwise required by applicable law, at all meetings of stockholders and on all matters submitted to a vote of stockholders of the Corporation generally, (i) each holder of Class A Common Stock, as such, shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder and (ii) (A) prior to the effective time of the Merger (the “Merger Effective Time”), each holder of Class B Common Stock, as such, shall have the right to one (1) vote per share of Class B Common Stock held of record by such holder and (B) effective upon the Merger Effective Time, each holder of Class B Common Stock, as such, shall have the right to twenty (20) votes per share of Class B Common Stock held of record by such holder. Except as otherwise required by applicable law or provided in this Certificate of Incorporation, the holders of shares of Class A Common Stock and Class B Common Stock, as such, shall (a) at all times vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation generally, (b) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, as the same may be amended and/or restated from time to time (the “Bylaws”), and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are exclusively entitled, either separately or together with the holders of one or more other such series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or applicable law. There shall be no cumulative voting.
3. Dividend and Distribution Rights.   Shares of Class A Common Stock and Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares), then holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), and holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), with holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), as applicable. Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
4. Subdivisions, Combinations or Reclassifications.   Shares of Class A Common Stock or Class B Common Stock may not be subdivided, combined or reclassified unless the shares of the other class is concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership between the holders of the outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification; provided, however, that shares of one such class may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

5. Liquidation, Dissolution or Winding Up.   Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, distribution of assets, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class B Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.
6. Certain Transactions.
6.1 Merger or Consolidation.   In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class B Common Stock, or any consideration into which such shares are converted, upon the consolidation or merger of the Corporation with or into any other entity, such distribution, payment or consideration that the holders of shares of Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities distributable to the holders of, or issuable upon the conversion of, each share of Class B Common Stock outstanding immediately prior to such transaction having not more than twenty (20) times the voting power of any securities distributable to the holders of, or issuable upon the conversion of, each share of Class A Common Stock outstanding immediately prior to such transaction or any other share of stock then outstanding) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.
6.2 Third-Party Tender or Exchange Offers.   The Corporation may not enter into any agreement pursuant to which a third party may by tender or exchange offer acquire any shares of Class A Common Stock or Class B Common Stock unless the holders of (a) the Class A Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class B Common Stock would receive, or have the right to elect to receive, and (b) the Class B Common Stock shall have the right to receive, or the right to elect to receive, the same form of consideration and the same amount of consideration on a per share basis as the holders of the Class A Common Stock would receive, or have the right to elect to receive; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate consideration in connection with such tender or exchange offer in order to reflect the special rights, powers and privileges of the holders of shares of the Class B Common Stock under this Certificate of Incorporation (which may include, without limitation, securities exchangeable for each share of Class B Common Stock having twenty (20) times the voting power of any securities exchangeable for each share of Class A Common Stock or any other share of stock then outstanding) or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of the Class B Common Stock relative to the holders of the Class A Common Stock than those contained in this Certificate of Incorporation.
7. Conversion.
7.1 Optional Conversion of Class B Common Stock.   Following the Merger Effective Time, each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation (an “Optional Class B Conversion Event”). Before any holder of Class B Common Stock shall be entitled to convert any shares of Class B Common Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall provide written notice to the Corporation at its principal corporate office, of such conversion election and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued (if such shares of Class A Common Stock are certificated) or (ii) in which such shares of Class A Common Stock are to be registered in book-entry form (if such shares of Class A Common Stock are uncertificated). If the shares of Class A Common Stock into which the shares of Class B Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Class B Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled upon such conversion (if such shares of Class A Common Stock are certificated) or shall register such shares of Class A Common Stock in book-entry form (if such shares of Class A Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this Subsection 7.1, the shares of Class A Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Class A Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Class B Common Stock represented by a lost, stolen or destroyed stock certificate may be converted pursuant to an Optional Class B Conversion Event if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.
7.2 Automatic Conversion of Class B Common Stock.   Effective immediately prior to the Merger Effective Time, each share of Class B Common Stock issued to the Sponsor and the Other Class B Shareholders in connection with the Domestication and any other shares of Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time, if any, shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock. In addition, to the extent set forth below, following the Merger Effective Time, each applicable share of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of an event described below (a “Mandatory Class B Conversion Event”):
(a) Transfers.   Each share of Class B Common Stock that is subject to a Transfer (as defined in Section 11), other than a Permitted Transfer (as defined in Section 11), shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of such Transfer (other than a Permitted Transfer).
(b) Reduction in Voting Power.   Following the Merger Effective Time, each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the first date on which the Founder, together with all other Qualified Stockholders, collectively cease to beneficially own at least 20% of the number of shares of Class B Common Stock (as such number of shares is equitably adjusted in respect of any reclassification, stock dividend, subdivision, combination or recapitalization of the Class B Common Stock) collectively held by the Founder and his Permitted Transferees as of the Effective Date.
(c) Affirmative Vote.   Following the Merger Effective Time, each outstanding share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the date specified by the affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares of Class B Common Stock, voting as a separate class.
7.3 Certificates.   Each outstanding stock certificate (if shares are in certificated form) that, immediately prior to the occurrence of a Mandatory Class B Conversion Event, represented one or more shares of Class B Common Stock subject to such Mandatory Class B Conversion Event shall, upon such Mandatory Class B Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of an Optional Class B Conversion Event or a Mandatory Class B Conversion Event (either of the foregoing, a “Conversion Event”) and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock, if any (or, in the case of any lost, stolen or destroyed certificate, upon such holder providing an affidavit of that fact acceptable to the Corporation and executing an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate), issue and deliver to such holder (or such other Person specified pursuant to Subsection 7.1) certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class B Common Stock that is converted pursuant to Subsection 7.1 or 7.2 shall thereupon automatically be retired and shall not be available for reissuance.
7.4 Policies and Procedures.   The Corporation may, from time to time, establish such administrative policies and procedures, not in violation of applicable law or the other provisions of this Certificate of Incorporation or Bylaws of the Corporation, relating to the conversion of the Class B Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith (it being understood, for the avoidance of doubt, that this sentence shall not authorize or empower the Corporation to expand upon the events that constitute a Mandatory Class B Conversion Event).
8. Reservation of Stock.   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.
9. Protective Provisions.   Unless such action is first approved by the affirmative vote (or written consent) of the holders of two-thirds (2/3rd) of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Certificate of Incorporation or the Bylaws, prior to the Final Conversion Date, the Corporation shall not, whether by merger, consolidation, certificate of designation or otherwise (i) amend, alter, repeal or waive any provision of Part A of this Article IV (or adopt any provision inconsistent therewith), or (ii) except for the shares of Class B Common Stock issued pursuant to the Merger and as provided in Section 10 below, authorize, or issue any shares of, any class or series of capital stock of the Corporation entitling the holder thereof to more than (1) vote for each share thereof or entitling any class or series of securities to designate or elect directors as a class or series separate from the Class A Common Stock and Class B Common Stock.
10. Issuance of Additional Shares.   From and after the Effective Date, additional shares of Class B Common Stock may be issued only to a Qualified Stockholder.
11. Definitions.   For purposes of this Certificate of Incorporation:
“Business Combination Agreement” means that certain Business Combination Agreement, dated as of July 7, 2021, by and among the Corporation, Optimus Merger Sub I, Inc., Optimus Merger Sub II, Inc., Liminal Sciences, Inc. and Hyperfine Research, Inc.
“Change of Control Transaction” means (i) the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Corporation’s property and assets (which shall for such purpose include the property and assets of any direct or indirect subsidiary of the Corporation), provided that any sale, lease, exchange or other disposition of property or assets exclusively between or among the Corporation and any direct or indirect subsidiary or subsidiaries of the Corporation shall not be deemed a “Change of Control Transaction”; (ii) the merger, consolidation, business combination, or other similar transaction of the Corporation with any other entity, other than a merger, consolidation, business combination, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such merger, consolidation, business combination, or other similar transaction, and the stockholders of the Corporation immediately prior to the merger, consolidation, business combination, or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the merger, consolidation, business combination, or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction; and (iii) a recapitalization, liquidation, dissolution, or other similar transaction involving the Corporation, other than a recapitalization, liquidation, dissolution, or other similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation and more than fifty percent (50%) of the total number of outstanding shares of the Corporation’s capital stock, in each case as outstanding immediately after such recapitalization, liquidation, dissolution or other similar transaction, and the stockholders of the Corporation immediately prior to the recapitalization, liquidation, dissolution or other similar transaction continuing to own voting securities of the Corporation, the surviving entity or its parent immediately following the recapitalization, liquidation, dissolution or other similar transaction in substantially the same proportions (vis a vis each other) as such stockholders owned of the voting securities of the Corporation immediately prior to the transaction.
“Domestication” has the meaning set forth in the Business Combination Agreement.
“Effective Date” means the date on which this Certificate of Incorporation is first effective.
“Family Member” means with respect to any natural person who is a Qualified Stockholder (a) the spouse of such Qualified Stockholder, (b) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of such Qualified Stockholder or (c) the parents, grandparents, lineal descendants, siblings or lineal descendants of siblings of the spouse of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.
“Fiduciary” means a Person who (a) is an executor, personal representative, administrator, trustee, manager, managing member, general partner, director, officer or any other agent of a Person and (b) manages, controls or otherwise has decision-making authority with respect to such Person, but, in each case, only to the extent that such Person may be removed, directly or indirectly, by one or more Qualified Stockholders and replaced with another Fiduciary selected, directly or indirectly, by one or more Qualified Stockholders.
“Final Conversion Date” means the date on which no shares of Class B Common Stock shall remain outstanding.
“Founder” means Dr. Jonathan M. Rothberg.
“Liquidation Event” means any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, or any Change of Control Transaction.
“Merger” means the mergers of Optimus Merger Sub I, Inc. with and into Hyperfine Research, Inc. and of Optimus Merger Sub II, Inc. with and into Liminal Sciences, Inc. pursuant to the Business Combination Agreement.
“Other Class B Shareholders” has the meaning set forth in the Business Combination Agreement.
“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

“Permitted Entity” means:
(a) a Permitted Trust for so long as such Permitted Trust is solely for the current benefit of a Qualified Beneficiary (and, for the avoidance of doubt, notwithstanding that a remainder interest in such Permitted Trust is for the benefit of any Person other than a Qualified Beneficiary);
(b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity, in each case, for so long as such entity is exclusively owned, by (1) one or more Qualified Stockholders, (2) one or more Family Members of such Qualified Stockholders and/or (3) any other Permitted Entity of such Qualified Stockholders;
(c) any foundation or similar entity or any Qualified Charity for so long as (i) one or more Qualified Stockholders continues to, directly or indirectly, exercise Voting Control over any shares of Class B Common Stock from time to time Transferred to such foundation or similar entity or Qualified Charity, and/or (ii) a Fiduciary of such foundation or similar entity or Qualified Charity exercises Voting Control over such shares of Class B Common Stock;
(d) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code for so long as such Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;
(e) the executor or personal representative of the estate of a Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor or personal representative is acting in the capacity of executor or personal representative of such estate;
(f) a revocable living trust, which revocable living trust is itself both a Permitted Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; or
(g) a revocable living trust (including any irrevocable administrative trust resulting from the death of the natural person grantor of such trust) which trust is itself both a Permitted Trust and a Qualified Stockholder, following the death of the natural person grantor of such trust, solely to the extent that such shares are held in such trust pending distribution to the beneficiaries designated in such trust.
Except as explicitly provided for herein, a Permitted Entity of a Qualified Stockholder shall not cease to be a Permitted Entity solely by reason of the death of that Qualified Stockholder.
“Permitted Transfer” means, and is restricted to, any Transfer of a share of Class B Common Stock:
(a) by a Qualified Stockholder that is not a Permitted Entity to (i) one or more Family Members of such Qualified Stockholder, (ii) any Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder;
(b) by a Permitted Entity of a Qualified Stockholder to (i) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, (ii) any other Permitted Entity of such Qualified Stockholder, or (iii) any Permitted Entity of one or more Family Members of such Qualified Stockholder; or
(c) any Transfer approved in advance by the Board, or a duly authorized committee of the Board, upon a determination that such Transfer is not inconsistent with the purposes of the foregoing provisions of this definition of “Permitted Transfer.”
For the avoidance of doubt, the direct Transfer of any share or shares of Class B Common Stock by a holder thereof to any other Person shall qualify as a “Permitted Transfer” within the meaning of this Section, if such Transfer could have been completed indirectly through one or more transactions involving more than one Transfer, so long as each Transfer in such transaction or transactions would otherwise have qualified as a “Permitted Transfer” within the meaning of this Section. For the further avoidance of doubt, a Transfer may qualify as a “Permitted Transfer” within the meaning of this Section under any one or more than one of the clauses of this Section as may be applicable to such Transfer, without regard to any proviso in, or requirement of, any other clause(s) of this Section.
“Permitted Transferee” means, as of any date of determination, a Person that is entitled to be a transferee of shares of Class B Common Stock in a Transfer that, as of such date, would constitute a Permitted Transfer.
“Permitted Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder; (b) a Family Member of a Qualified Stockholder; or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.
“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.
“Qualified Beneficiary” means (i) one or more Qualified Stockholders, (ii) one or more Family Members of a Qualified Stockholder and/or (iii) any other Permitted Entities of one or more Qualified Stockholders.
“Qualified Charity” means a domestic U.S. charitable organization, contributions to which are deductible for federal income, estate, gift and generation skipping transfer tax purposes.
“Qualified Stockholder” means (i) the Founder, (ii) any Person that receives Class B Common Stock in the Merger, and (iii) any Person that is a Permitted Transferee.
“Requisite Stockholder Consent” means (i) prior to the Voting Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Certificate of Incorporation) of the holders of a majority in voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders, and (ii) on and after the Voting Threshold Date, the action at a meeting or by written consent (to the extent permitted under this Certificate of Incorporation) of the holders of two-thirds (2/3rds) of the voting power of the shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.
“Sponsor” has the meaning set forth in the Business Combination Agreement.
“Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of a share of Class B Common Stock to a broker or other nominee or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise. A Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Person that received shares in a Permitted Transfer if there occurs any act or circumstance that causes such Person to no longer be a Permitted Transferee. In addition, for the avoidance of doubt, a Transfer shall be deemed to have occurred if a holder that is a partnership, limited partnership, limited liability company or corporation distributes or otherwise transfers its shares of Class B Common Stock to its partners, stockholders, members or other equity owners. Notwithstanding the foregoing, the following shall not be considered a Transfer:
(a) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders, or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;
(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement does not involve any payment of cash, securities or other property to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; for the avoidance of doubt, any voting trust, agreement or arrangement entered into prior to the Effective Date shall not constitute a Transfer;

(c) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer at such time;
(d) any change in the trustee(s) or the Person(s) and/or entity(ies) having or exercising Voting Control over shares of Class B Common Stock held by a Permitted Entity, provided that following such change such Permitted Entity continues to be a Permitted Entity;
(e) (1) the assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock by a Qualified Stockholder to a grantor retained annuity trust (a “GRAT”) for which the trustee is (A) such Qualified Stockholder, (B) a Family Member of such Qualified Stockholder, (C) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisors, or bank trust departments, (D) an employee of the Corporation or a member of the Board or (E) solely in the case of any such trust established by a natural Person grantor, any other bona fide trustee; (2) the change in trustee for such a GRAT from one of the Persons identified in the foregoing subclauses (A) through (E) to another Person identified in the foregoing subclauses (A) through (E); and (3) the distribution of such shares of Class B Common Stock from such GRAT to such Qualified Stockholder (provided, however, that the distribution of shares of Class B Common Stock to any beneficiary of such GRAT except such Qualified Stockholder shall constitute a Transfer unless such distribution qualifies as a Permitted Transfer at such time);
(f) any Transfer of shares of Class B Common Stock, whether by a Qualified Stockholder or a Permitted Entity, to a broker or other nominee for so long as the transferor retains (i) Voting Control, (ii) sole dispositive power over such shares of Class B Common Stock, and (iii) the economic consequences of ownership of such shares of Class B Common Stock;
(g) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(h) in connection with a Change of Control Transaction (1) the entering into a support, voting, tender or similar agreement or arrangement, (2) the granting of any proxy and/or (3) the tendering of any shares in any tender or exchange offer for all of the outstanding shares of Class A Common Stock and Class B Common Stock;
(i) due to the fact that the spouse of any holder of shares of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; provided that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless (1) otherwise exempt from the definition of Transfer, or (2) in connection with such divorce proceeding, domestic relations order or similar legal requirement, a Qualified Stockholder is entitled to retain (and for so long as a Qualified Stockholder does actually retain) either (x) the exclusive right to exercise the power to vote or direct the voting of such shares of Class B Common Stock, or (y) sole dispositive power over such shares of Class B Common Stock; and
(j) entering into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of

Class B Common Stock in connection with a Liquidation Event), provided that such Liquidation Event was approved by the Board.
“Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
“Voting Threshold Date” means the first date on which the issued and outstanding shares of Class B Common Stock represents less than 50% of the total voting power of the then outstanding shares of capital stock of the Corporation that would then be entitled to vote in the election of directors at an annual meeting of stockholders.
B. PREFERRED STOCK
Subject to Article IV, Part A Section 9, Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.
Subject to Article IV, Part A Section 9, authority is hereby expressly granted to the Board from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL (a “Preferred Stock Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.
ARTICLE V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION
The Corporation reserves the right to amend, alter, change, adopt or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of shares of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation, or adopt any provision of this Certificate of Incorporation inconsistent therewith; provided further, so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of two-thirds (2/3rds) of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes, any of the voting, conversion, dividend or liquidation provisions of the shares of Class B Common Stock or other rights, powers, preferences or privileges of the shares of Class B Common Stock; (2) to provide for each share of Class A Common Stock or Preferred Stock to have more than one (1) vote per share or any rights to a separate class vote of the holders of shares of Class A Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL; or (3) to otherwise adversely impact or affect the rights, powers, preferences or privileges of the shares of Class B Common Stock in a manner that is disparate from the manner in which it affects the rights, powers, preferences or privileges of the shares of Class A Common Stock; provided further, so long as any shares of Class A Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation, directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise amend, alter, change, repeal or adopt any provision of this Certificate of Incorporation (1) in a manner that is inconsistent with, or that otherwise alters or changes the powers, preferences, or special rights of the shares of Class A Common Stock so as to affect them adversely; or (2) to provide for each share of Class B Common Stock to have more than twenty (20) votes per share or any rights to a separate class vote of the holders of shares of Class B Common Stock other than as provided by this Certificate of Incorporation or required by the DGCL. For the avoidance of doubt, (i) nothing in the immediately preceding provisos shall limit the rights of the Board as specified in Article IV, Part B (as qualified by Article IV, Part A, Section 9) or Article VI of this Certificate of Incorporation, and (ii) notwithstanding anything in this Article V to the contrary, any amendment to a provision that contemplates a specific approval requirement by the stockholders (or any class of capital stock of the Corporation) in this Certificate of Incorporation (including the definition of Requisite Stockholder Consent and Voting Threshold Date) shall require the greater of (x) the specific approval requirement by the stockholders (or any class of capital stock of the Corporation) contemplated in such provision, and (y) the approval requirements contemplated by this Article V.
ARTICLE VI
AMENDMENT OF THE BYLAWS
In furtherance and not in limitation of the powers conferred upon it by the DGCL, and subject to the terms of any series of Preferred Stock, the Board shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Certificate of Incorporation, by the Requisite Stockholder Consent.
ARTICLE VII
CORPORATE OPPORTUNITIES
The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (a “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.
ARTICLE VIII
BOARD OF DIRECTORS
This Article VIII is inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.
(A) General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.
(B) Number of Directors.   Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of the directors of the Corporation shall be fixed from time to time solely by the Board; provided, however, that prior to the Voting Threshold Date, unless otherwise approved by the Requisite Stockholder Consent, the number of the directors shall not exceed nine (9). For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
(C) Tenure.   The directors shall be elected or appointed for a term of office continuing until the next annual meeting of stockholders of the Corporation. Each director shall hold office until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal from office. Any director may resign at any time upon notice to the Corporation given in writing by any electronic transmission permitted in the Corporation’s Bylaws or in accordance with applicable law.
(D) Vacancies; Newly Created Directorships.   Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled: (i) prior to the Voting Threshold Date, (x) if the number of directors fixed pursuant to Section B of this Article VIII does not exceed nine (9), by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director, or by the stockholders of the Corporation with the Requisite Stockholder Consent, and (y) if the number of directors fixed pursuant to Section B of this Article VIII exceeds nine (9), solely by the stockholders of the Corporation with the Requisite Stockholder Consent; or (ii) on or after the Voting Threshold Date solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.
(E) Removal.   Subject to the rights of the holders of any series of Preferred Stock expressly set forth in a Preferred Stock Designation adopted in compliance with this Certification of Incorporation, any director or the entire Board may be removed from office at any time with or without cause and for any or no reason only with and immediately upon the Requisite Stockholder Consent.
(F) Committees.   Pursuant to the Bylaws of the Corporation, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.
(G) Stockholder Nominations and Introduction of Business.   Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.
(H) Preferred Stock Directors.   During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to and in accordance with the provisions of Article IV hereof or any Preferred Stock Designation, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of authorized directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to and in accordance with the provisions of Article IV hereof or any Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, all such additional directors elected by the holders of such stock, or elected or appointed to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors shall automatically cease to be qualified as directors, the terms of office of all such directors shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
ARTICLE IX
ELECTION OF DIRECTORS
Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot. The vote required for election of a director by the stockholders at a meeting of stockholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, (i) the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election, and (ii) stockholders shall not be permitted to vote against a nominee. An election shall be considered contested if, as of the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, there are more nominees for election than directorships on the Board to be filled by election at the meeting.
ARTICLE X
LIMITATION OF DIRECTOR LIABILITY
To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that nothing contained in this Article X shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No repeal or modification of this Article X shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
ARTICLE XI
INDEMNIFICATION
The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
ARTICLE XII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING
Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided, that prior to the Voting Threshold Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested.
ARTICLE XIII
SPECIAL MEETING OF STOCKHOLDERS
Special meetings of stockholders for any purpose or purposes may be called at any time by the Board, the Chairperson of the Board or the Chief Executive Officer of the Corporation, and may not be called by another other Person or Persons; provided that, prior to the Final Conversion Date, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation with voting power sufficient to provide the Requisite Stockholder Consent. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
ARTICLE XIV
FORUM SELECTION
Unless the Corporation consents in writing to the selection of an alternative forum, (i) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Corporation, (3) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of this Certificate of Incorporation or the Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine and (ii) notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Article XIV, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than the applicable courts specified in the immediately preceding sentence (a “Foreign Action”) in the name of any stockholder, such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. This provision will not apply to claims arising under the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal jurisdiction. Any Person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the
Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV.
ARTICLE XV
MISCELLANEOUS
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible and without limiting any other provisions of this Certificate of Incorporation (or any other provision of the Bylaws or any agreement entered into by the Corporation), the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to, or for the benefit of, the Corporation to the fullest extent permitted by law.
To the fullest extent permitted by law, each and every Person purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Certificate of Incorporation, (b) the Bylaws and (c) any amendment to this Certificate of Incorporation or the Bylaws enacted or adopted in accordance with this Certificate of Incorporation, the Bylaws and applicable law.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on [•], 2021.
HEALTHCOR CATALIO ACQUISITION CORP.
By:

Name:
Title:
Signature Page to Certificate of Incorporation

Annex D
FORM OF BYLAWS
OF
HEALTHCOR CATALIO ACQUISITION CORP.

ARTICLE I.
STOCKHOLDERS
1.1.   Place of Meetings.   All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of HealthCor Catalio Acquisition Corp. (the “Corporation”), the Chairperson of the Board or the Chief Executive Officer or, if not so designated, at the principal office of the Corporation.
1.2.   Annual Meeting.   The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairperson of the Board or the Chief Executive Officer. The Corporation may postpone, recess, reschedule or cancel any previously scheduled annual meeting of stockholders.
1.3.   Special Meetings.   Special meetings of stockholders for any purpose or purposes may be called at any time by only the Board, the Chairperson of the Board or the Chief Executive Officer, and may not be called by any other person or persons; provided that, prior to the Final Conversion Date (as defined in the Certificate of Incorporation), special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation with voting power sufficient to provide the Requisite Stockholder Consent (as defined in the Certificate of Incorporation). Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Corporation may postpone, reschedule or cancel any previously scheduled meeting of stockholders; provided, however, that with respect to any special meeting of stockholders of the Corporation previously scheduled at the request of the Requisite Stockholder Consent, the Corporation shall not postpose, reschedule or cancel any such special meeting without the prior written consent of the stockholders who comprised the Requisite Stockholder Consent.
1.4.   Notice of Meetings.   Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders given by the Corporation shall be effective if given by electronic transmission in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.
1.5.   Voting List.   The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, that such list shall not be required to contain the electronic mail address or other electronic contact information of any stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger contemplated by this Section 1.5 shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.5 or entitled to vote in person or by proxy at any meeting of stockholders.
1.6.   Quorum.   Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.
1.7.   Adjournments.   Any meeting of stockholders may be adjourned from time to time to any other time and to the same or some other place at which a meeting of stockholders may be held under these Bylaws by the Board, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, by a majority of the votes cast by stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of thirty (30) days or less if the time and place of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for determination of stockholders entitled to vote at the adjourned meeting (in which case the Board shall fix the same or an earlier date as the record date for determining stockholders entitled to notice of such adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record as of such date). At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.
1.8.   Voting and Proxies.   Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize another person or persons to vote for such stockholder by proxy. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. Proxies shall be filed with the Secretary of the Corporation. No such proxy shall be voted upon after three years from its date, unless the proxy expressly provides for a longer period. A proxy may be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power, regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Corporation.
1.9.   Action at Meeting.   When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by a majority of the votes cast by the holders of all of the shares of stock present in person or represented by proxy at the meeting and voting affirmatively or negatively on such matter (or if one or more class, classes or series of stock are entitled to vote as a separate class or series, then a majority of the votes cast by the holders of the shares of stock of such class, classes or series entitled to vote as a separate class or series present or represented by proxy at the meeting and voting affirmatively or negatively on such matter), except when a different or minimum vote is required by law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the required vote on such matter. When a quorum is present at any meeting, in any election by stockholders of directors other than in a contested election, directors shall be elected by the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. In a contested election, (i) the directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the holders of stock entitled to vote in such election, and (ii) stockholders shall not be permitted to vote against a nominee. An election shall be considered contested if, as of the tenth (10th) day preceding the date on which the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, there are more nominees for election than directorships on the Board to be filled by election at the meeting.
1.10.   Nomination of Directors.
(A)   Except for any directors entitled to be elected by the holders of preferred stock, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election as directors. Nominations of persons for election to the Board at an annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting may be made (i) by or at the direction of the Board or any duly authorized committee thereof or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.10(B), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting and on such election.
(B)   To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70), from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which public disclosure of the date of such annual meeting is first made; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that directors are to be elected at such special meeting as set forth in the Corporation’s notice of meeting and provided further that the nomination made by the stockholder is for one of the director positions that the notice of meeting states will be filled at such special meeting, not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the tenth day following the day on which public disclosure of the date of such special meeting for the election of directors is first made. The number of nominees a stockholder may nominate for election at a meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such meeting. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.
The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class(es) and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, and (5) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (2) the class(es) and series and number of shares of stock of the corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder and such beneficial owner, (3) a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder or such beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner with respect to shares of stock of the Corporation, (5) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and on such election and intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder and/or such beneficial owner intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder or such beneficial owner to be sufficient to elect the nominee (and such representation shall be included in any such proxy statement and form of proxy) and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination (and such representation shall be included in any such solicitation materials). Not later than ten (10) days after the record date for determining the stockholders entitled to vote at the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and to being named in the Corporation’s proxy statement and associated proxy card as a nominee of the stockholder. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to, among other things, determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines, as applicable. A stockholder shall not have complied with this Section 1.10(B) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10.
(C)   The chairperson of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10), and if the chairperson should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairperson shall so declare to the meeting and such nomination shall not be brought before the meeting. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any nomination was made in accordance with the provisions of this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with the representations with respect thereto required by this Section 1.10).
(D)   Except as otherwise required by law, nothing in this Section 1.10 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(E)   Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Article I, to be considered a “qualified representative” of the stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.
(F)   For purposes of this Article I, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.
(G)   Notwithstanding anything in this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board at any annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 1.10(B) and there is no public disclosure by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Section 1.10(B) with respect to nominations for such annual meeting shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public disclosure is first made by the Corporation.
1.11.   Notice of Business to be Brought Before a Meeting.
(A)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business (other than the nominations of persons for election to the Board) must constitute a proper matter for stockholder action and must be (i) specified in a notice of meeting given by or at the direction of the Board or any duly authorized committee thereof, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or any duly authorized committee thereof or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder who (A) (1) was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 1.11 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 1.11 in all applicable respects or (B) properly made such proposal in compliance with Rule 14a-8 under the Exchange Act. The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Notwithstanding anything herein to the contrary, unless otherwise required by law, if a stockholder seeking to bring business before an annual meeting pursuant to clause (iii) of this Section 1.11(A) (or a qualified representative of the stockholder) does not appear at the meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such proposed business may have been received by the Corporation.
(B)   Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.
(C)   To be in proper form for purposes of this Section 1.11, a stockholder’s notice to the Secretary shall set forth:
(i)   As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class(es) and series and number of shares of the Corporation that are, directly or indirectly, owned of record and beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);
(ii)   As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class(es) or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation and any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (G) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and
(iii)   As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) of shares of capital stock of the Corporation or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation (including their names), in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.
For purposes of this Section 1.11, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(D)   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.11 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(E)   Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 1.11. The chairperson of the meeting shall have the power and duty to determine whether any proposed business was brought in accordance with the provisions of this Section 1.11, and if the chairperson should determine that the business was not properly brought before the meeting in accordance with this Section 1.11, the chairperson shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Without limiting the foregoing, in advance of any meeting of stockholders, the Board shall also have the power to determine whether any proposed business was made in accordance with the provisions of this Section 1.11.

(F)   This Section 1.11 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 1.11 with respect to any business proposed to be brought before an annual meeting of stockholders, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.11 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
1.12.   Conduct of Meetings.
(A)   Meetings of stockholders shall be presided over by the Chairperson of the Board, or in the Chairperson’s absence by the Vice Chairperson of the Board, if any, or in the Vice Chairperson’s absence by the Chief Executive Officer, or in the absence of all of the foregoing persons by a chairperson designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
(B)   The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
(C)   The chairperson of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.
(D)   In advance of any meeting of stockholders, the Board, the Chairperson of the Board or the Chief Executive Officer shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall certify their determination of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.
ARTICLE II.
DIRECTORS
2.1.   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2.   Number, Election and Term.   The total number of directors constituting the Board shall be as fixed in, or in the manner provided by, the Certificate of Incorporation. Election of directors need not be by written ballot. The term of office of each director shall be as specified in the Certificate of Incorporation.
2.3.   Chairperson of the Board; Vice Chairperson of the Board.   The Board shall appoint an Executive Chairman pursuant to Section 3.7 of these Bylaws, which person shall also be Chairperson of the Board. In such person’s capacity as Chairperson, in addition to the powers conferred by these Bylaws, such person shall perform such duties and possess such powers as are assigned by the Board. The Board shall appoint a Vice Chairperson of the Board. If the Board appoints a Vice Chairperson, such Vice Chairperson shall perform such duties and possess such powers as are assigned by the Board. The Chairperson of the Board or, in the Chairperson’s absence, the Vice Chairperson of the Board, if any, shall preside at all meetings of the Board.
2.4.   Terms of Office.   Directors shall be elected for such terms and in the manner provided by the Certificate of Incorporation and applicable law. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation, disqualification or removal. For the avoidance of doubt, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
2.5.   Quorum.   The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors established by the Board pursuant to Section 2.2 of these Bylaws shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
2.6.   Action at Meeting.   Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law, the Certificate of Incorporation or these Bylaws.
2.7.   Removal.   Directors of the Corporation may only be removed in the manner specified by the Certificate of Incorporation.
2.8.   Newly Created Directorships; Vacancies.   Any newly created directorship or vacancy on the Board, however occurring, shall be filled in accordance with the Certificate of Incorporation and applicable law.
2.9.   Resignation.   Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.
2.10.   Regular Meetings.   Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.
2.11.   Special Meetings.   Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the affirmative vote of a majority of the directors then in office, or by one director in the event that there is only a single director in office.
2.12.   Notice of Special Meetings.   Notice of the date, place and time of any special meeting of the Board shall be given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile, electronic mail or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. Such notice may be given by the Secretary or by the Chairperson of the Board, the Chief Executive Officer or one of the directors calling the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.13.   Meetings by Conference Communications Equipment.   Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.
2.14.   Action by Consent.   Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission.
2.15.   Committees.   The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
2.16.   Compensation of Directors.   Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.
ARTICLE III.
OFFICERS
3.1.   Titles.   The officers of the Corporation shall consist of an Executive Chairman, a Chief Executive Officer, a Chief Financial Officer, a Treasurer and a Secretary and such other officers with such other titles as the Board shall from time to time determine. The Board may appoint such other officers, including one or more Vice Presidents and one or more Assistant Treasurers or Assistant Secretaries, as it may deem appropriate from time to time.
3.2.   Election.   The Executive Chairman, Chief Executive Officer, Treasurer and Secretary shall be elected annually by the Board at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board at such meeting or at any other meeting.
3.3.   Qualification.   No officer need be a stockholder. Any two or more offices may be held by the same person.
3.4.   Tenure.   Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.
3.5.   Resignation and Removal.   Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the directors then in office. Except as the Board may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the Corporation.
3.6.   Vacancies.   The Board may fill any vacancy occurring in any office. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified, or until such officer’s earlier death, resignation, disqualification or removal.
3.7.   Executive Chairman.   The Corporation shall have an Executive Chairman, who shall be a member of and Chairperson of the Board and shall have authority to consult with and provide guidance to the Chief Executive Officer, and to perform such other functions as are specified in these Bylaws or delegated to such person by the Board.
3.8.   Chief Executive Officer.   The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Executive Chairman and the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. In the event of the absence, inability or refusal to act of the Chief Executive Officer, then the Executive Chairman or, if otherwise determined by the Board, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board) shall perform the duties of the Chief Executive Officer and when so performing such duties shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.
3.9.   Vice Presidents.   Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.
3.10.   Secretary and Assistant Secretaries.   The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.
Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.
In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairperson of the meeting shall designate a temporary secretary to keep a record of the meeting.
3.11.   Treasurer and Assistant Treasurers.   The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.
The Assistant Treasurers shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Treasurer may from time to time prescribe. In the event of the absence, inability or refusal to act of the Treasurer, the Assistant Treasurer (or if there shall be more than one, the Assistant Treasurers in the order determined by the Board) shall perform the duties and exercise the powers of the Treasurer.
3.12.   Salaries.   Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board.

3.13.   Delegation of Authority.   Subject to these Bylaws and any contrary action by the Board, each officer of the Corporation shall have, in addition to the duties and powers specifically set forth in these Bylaws, such duties and powers as are customarily incident to his or her office, and such duties and powers as may be designated from time to time by the Board. In addition, the Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.
ARTICLE IV.
CAPITAL STOCK
4.1.   Stock Certificates; Uncertificated Shares.   The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL, and each officer appointed pursuant to Article III shall be an authorized officer for this purpose.
Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.
If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of the DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
4.2.   Transfers.   Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.
4.3.   Lost, Stolen or Destroyed Certificates.   The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
4.4.   Record Date.   The Board may fix in advance a date as a record date for the determination of the stockholders entitled to notice of any meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action to which such record date relates. If the Board so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.
If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating to such purpose.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided,however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
4.5.   Regulations.   The issue, conversion and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.
ARTICLE V.
GENERAL PROVISIONS
5.1.   Fiscal Year.   Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.
5.2.   Corporate Seal.   The corporate seal shall be in such form as shall be approved by the Board.
5.3.   Waiver of Notice.   Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
5.4.   Voting of Securities.   Except as the Board may otherwise designate, the Chief Executive Officer, the Chief Financial Officer or the Treasurer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the Corporation (with or without power of substitution and re-substitution), with respect to the securities of any other entity which may be held by the Corporation.

5.5.   Evidence of Authority.   A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.
5.6.   Certificate of Incorporation.   All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time, including any certificate of designation relating to any outstanding series of preferred stock.
5.7.   Severability.   Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.
5.8.   Pronouns.   All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
5.9.   Electronic Transmission.   For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
ARTICLE VI.
AMENDMENTS
These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Board or by the stockholders as expressly provided in the Certificate of Incorporation.
ARTICLE VII.
INDEMNIFICATION AND ADVANCEMENT
7.1.   Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.   Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
7.2.   Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity by the Corporation for such expenses which the Court of Chancery or such other court shall deem proper.
7.3.   Authorization of Indemnification.   Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
7.4.   Good Faith Defined.   For purposes of any determination under Section 7.3, a person shall, to the fullest extent permitted by law, be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 7.1 or 7.2, as the case may be.
7.5.   Right of Claimant to Bring Suit.   Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if (i) following the final disposition of the applicable proceeding, a claim for indemnification under Sections 7.1 or 7.2 of this Article VII is not paid in full by the Corporation within ninety (90) days after the later of a written claim for indemnification has been received by the Corporation, or (ii) a claim for advancement of expenses under Section 7.6 of this Article VII is not paid in full by the Corporation within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

7.6.   Expenses Payable in Advance.   Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding to which such person is a party or is threatened to be made a party or otherwise involved as a witness or otherwise by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII or otherwise.
7.7.   Nonexclusivity of Indemnification and Advancement of Expenses.   The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Sections 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
7.8.   Insurance.   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.
7.9.   Certain Definitions.   For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director or officer of such constituent corporation, or, while a director or officer of such constituent corporation, is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.
7.10.   Survival of Indemnification and Advancement of Expenses.   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
7.11.   Limitation on Indemnification.   Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification or advancement of expenses (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any current or former director or officer in connection with an action, suit proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized by the Board.

7.12.   Contract Rights.   The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

Annex E
HYPERFINE, INC.
2021 EQUITY INCENTIVE PLAN
1.
DEFINITIONS.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Hyperfine, Inc. 2021 Equity Incentive Plan, have the following meanings:
Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term “Administrator” means the Committee.
Affiliate means a corporation or other entity, which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.
Agreement means a written or electronic document setting forth the terms of a Stock Right delivered pursuant to the Plan, in such form as the Administrator shall approve.
Board of Directors means the Board of Directors of the Company.
Business Combination Agreement means that certain Business Combination Agreement, dated as of July 7, 2021 by and among HealthCor Catalio Acquisition Corp., Optimus Merger Sub I, Inc., Optimus Merger Sub II, Inc., Liminal Sciences, Inc. and Hyperfine Research, Inc.
Cause means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate or any material written policy of the Company or any Affiliate, and (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.
Class A Common Stock means shares of the Company’s Class A common stock, $0.0001 par value per share.
Class B Common Stock means shares of the Company’s Class B common stock, $0.0001 par value per share.
Closing means the date on which the transactions contemplated by the Business Combination Agreement are consummated.
Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.
Committee means the committee of the Board of Directors, if any, to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.
Common Stock means the Class A Common Stock and the Class B Common Stock, individually or collectively, as the context requires.
Company means Hyperfine, Inc., a Delaware corporation.
Consultant means any natural person who is an advisor or consultant who provides bona fide services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s or its Affiliates’ securities.

Corporate Transaction means a merger, consolidation, or sale of all or substantially all of the Company’s assets or the acquisition of all of the outstanding voting stock of the Company (or similar transaction) in a single transaction or a series of related transactions by a single entity, other than a transaction to merely change the state of incorporation or in which the Company is the surviving corporation. Where a Corporate Transaction involves a tender offer that is reasonably expected to be followed by a merger (as determined by the Administrator), the Corporate Transaction will be deemed to have occurred upon consummation of the tender offer.
Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.
Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.
Exchange Act means the United States Securities Exchange Act of 1934, as amended.
Fair Market Value of a Share of Class A Common Stock means:
If the Class A Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Class A Common Stock, the closing or, if not applicable, the last price of the Class A Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;
If the Class A Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Class A Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Class A Common Stock are regularly reported, the mean between the bid and the asked price for the Class A Common Stock at the close of trading in the over-the-counter market for the most recent trading day on which Class A Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and
If the Class A Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine in compliance with applicable laws.
ISO means a stock option intended to qualify as an incentive stock option under Section 422.
Non-Qualified Option means a stock option which is not intended to qualify as an ISO.
Option means an ISO or Non-Qualified Option granted under the Plan.
Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, “Participant” shall include “Participant’s Survivors” where the context requires.
Performance-Based Award means a Stock Grant or Stock-Based Award which vests based on the attainment of written Performance Goals as set forth in Paragraph 9 hereof.
Performance Goals means performance goals determined by the Committee in its sole discretion and set forth in an Agreement. The satisfaction of Performance Goals shall be subject to certification by the Committee. The Committee has the authority to take appropriate action with respect to the Performance Goals (including, without limitation, making adjustments to the Performance Goals or determining the satisfaction of the Performance Goals in connection with a Corporate Transaction) provided that any such action does not otherwise violate the terms of the Plan.
Plan means this Hyperfine, Inc. 2021 Equity Incentive Plan.
SAR means a stock appreciation right.
Section 409A means Section 409A of the Code.

Section 422 means Section 422 of the Code.
Securities Act means the United States Securities Act of 1933, as amended.
Shares means shares of the Class A Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.
Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award, which is not an Option, or a Stock Grant.
Stock Grant means a grant by the Company of Shares under the Plan.
Stock Right means an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award or a right to Shares or the value of Shares of the Company granted pursuant to the Plan.
Substitute Award means an award issued under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.
Survivor means a deceased Participant’s legal representatives and/or any person or persons who acquired the Participant’s rights to a Stock Right by will or by the laws of descent and distribution.
4Catalyzer Corporation means 4Catalyzer Corporation and any other corporation for so long as more than 50% of the total voting power of such corporation is beneficially owned (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, by Jonathan Rothberg or his family as determined in the sole discretion of the Administrator.
2.
PURPOSES OF THE PLAN.

The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.
3.
SHARES SUBJECT TO THE PLAN.

(a)   The number of Shares that may be issued from time to time pursuant to this Plan shall be the sum of: (i) ten percent (10%) of the outstanding Shares of Common Stock, determined immediately following the Closing, (ii) that number of shares of common stock remaining available for issuance under the Company Parties Equity Plans (as defined in the Business Combination Agreement), determined immediately prior to the Closing, multiplied by Hyperfine Exchange Ratio (as defined in the Business Combination Agreement) or the Liminal Exchange Ratio (as defined in the Business Combination Agreement), as applicable, and (iii) that number of shares of Class A Common Stock attributable to awards granted under the Company Parties Equity Plans that are forfeited, expire or are cancelled without delivery of shares of Class A Common Stock or which result in the forfeiture of shares of Class A Common Stock back to the Company on or after the Closing, which number shall not exceed 30,343,215.
(b)   Notwithstanding Subparagraph (a) above, on the first day of each fiscal year of the Company during the period beginning in fiscal year 2022 and ending on the second day of fiscal year 2031, the number of Shares that may be issued from time to time pursuant to the Plan, shall be increased automatically by an amount equal to the lesser of (i) 4% of the number of outstanding shares of Common Stock on such date and (ii) an amount determined by the Administrator.
(c)   If an Option ceases to be “outstanding”, in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan; provided, however, that the number of Shares underlying any awards under the Plan that are retained or repurchased on the exercise of an Option or the vesting or issuance of any Stock Right to cover the exercise price and/or tax withholding required by the Company in connection with vesting shall not be added back to the Shares available for issuance under the Plan; and provided, further that, in the case of ISOs, the foregoing provisions shall be subject to any limitations under the Code. In addition, any Shares repurchased using exercise price proceeds will not be available for issuance under the Plan.
(d)   The maximum number of Shares available for grant under the Plan as ISOs will be equal to 250,000,000. The limits set forth in this Paragraph 3 will be construed to comply with the applicable requirements of Section 422.
(e)   The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), Shares issued in respect of Substitute Awards will be in addition to and will not reduce the shares available under the Plan. Notwithstanding the foregoing, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance or retention of Shares, the Shares previously subject to such award will not be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all; provided, however, that Substitute Awards will not be subject to the limits described in Paragraph 4(c) below.
4.
ADMINISTRATION OF THE PLAN.

The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:
(a)   Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;
(b)   Determine which Employees, directors and Consultants shall be granted Stock Rights;
(c)   Determine the number of Shares for which a Stock Right or Stock Rights shall be granted; provided, however, that in no event shall the aggregate grant date fair value (determined in accordance with ASC 718) of Stock Rights to be granted and any other cash compensation paid to any non-employee director in any calendar year, exceed $750,000, increased to $1,000,000 in the year in which such non-employee director initially joins the Board of Directors.
(d)   Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted provided that no dividends or dividend equivalents shall be paid on any Stock Right prior to the vesting of the underlying Shares.
(e)   Amend any term or condition of any outstanding Stock Right, provided that (i) such term or condition as amended is not prohibited by the Plan and (ii) any such amendment shall not impair the rights of a Participant under any Stock Right previously granted without such Participant’s consent or in the event of death of the Participant the Participant’s Survivors.
(f)   Determine and make any adjustments in the Performance Goals included in any Performance-Based Awards; and
(g)   Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;
Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time. Notwithstanding the foregoing, only the Board of Directors or the Committee shall be authorized to grant a Stock Right to any director of the Company or to any “officer” of the Company as defined by Rule 16a-1 under the Exchange Act.
5.
ELIGIBILITY FOR PARTICIPATION.

The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person in anticipation of such person becoming an Employee, director or Consultant of the Company or of an Affiliate, provided, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify that individual from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.
6.
TERMS AND CONDITIONS OF OPTIONS.

Each Option shall be set forth in an Option Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:
(a)    Non-Qualified Options: Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:
(i)   Exercise Price: Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per share of the Class A Common Stock on the date of grant of the Option.
(ii)   Number of Shares: Each Option Agreement shall state the number of Shares to which it pertains.
(iii)   Vesting: Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain performance conditions or the attainment of stated goals or events.
(iv)   Term of Option: Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide.
(b)    ISOs: Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 and relevant regulations and rulings of the Internal Revenue Service:
(i)   Minimum Standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(a) above, except clause (i) and (iv) thereunder.

(ii)   Exercise Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:
A.
10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Class A Common Stock on the date of grant of the Option; or

B.
More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Class A Common Stock on the date of grant of the Option.

      (iii)   Term of Option: For Participants who own:
A.
10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

B.
More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

(iv)   Limitation on Yearly Exercise: To the extent that aggregate Fair Market Value (determined on the date each ISO is granted) of the Shares with respect to which ISOs are exercisable for the first time by the Participant in any calendar year exceeds $100,000, such Options shall be treated as Non-Qualified Options even if denominated ISOs at grant.
(c)    Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Paragraph 24 below, the Company may not, without obtaining stockholder approval, (i) amend the terms of outstanding Options to reduce the exercise price of such Options, (ii) cancel outstanding Options in exchange for Options that have an exercise price that is less than the exercise price value of the original Options, or (iii) cancel outstanding Options that have an exercise price greater than the Fair Market Value of a Share on the date of such cancellation in exchange for cash or other consideration.
7.
TERMS AND CONDITIONS OF STOCK GRANTS.

Each Stock Grant to a Participant shall state the principal terms in an Agreement duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:
(a)   Each Agreement shall state the purchase price per Share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator on the date of the grant of the Stock Grant;
(b)   Each Agreement shall state the number of Shares to which the Stock Grant pertains;
(c)   Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time period or attainment of Performance Goals or such other performance criteria upon which such rights shall accrue and the purchase price therefor, if any; and
(d)   Dividends (other than stock dividends to be issued pursuant to Paragraph 24 of the Plan) may accrue but shall not be paid prior to the time, and may be paid only to the extent that, the restrictions or rights to reacquire the Shares subject to the Stock Grant lapse. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with the applicable requirements of Section 409A.

8.
TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

The Administrator shall have the right to grant other Stock-Based Awards based upon the Class A Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of SARs, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company. Each Agreement shall include the terms of any right of the Company including the right to terminate the Stock-Based Award without the issuance of Shares, the terms of any vesting conditions, Performance Goals or events upon which Shares shall be issued, provided that dividends (other than stock dividends to be issued pursuant to Paragraph 24 of the Plan) or dividend equivalents may accrue but shall not be paid prior to and may be paid only to the extent that the Shares subject to the Stock-Based Award vest. Under no circumstances may the Agreement covering SARs (a) have an exercise or base price (per share) that is less than the Fair Market Value per share of Class A Common Stock on the date of grant or (b) expire more than ten years following the date of grant.
9.
PERFORMANCE-BASED AWARDS.

The Committee shall determine whether, with respect to a performance period, the applicable Performance Goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be issued for such performance period until such certification is made by the Committee. The number of Shares issued in respect of a Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period, and any dividends (other than stock dividends to be issued pursuant to Paragraph 24 of the Plan) or dividend equivalents that accrue shall only be paid in respect of the number of Shares earned in respect of such Performance-Based Award.
10.
EXERCISE OF OPTIONS AND ISSUE OF SHARES.

An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee (in a form acceptable to the Administrator, which may include electronic notice), together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option (which signature may be provided electronically in a form acceptable to the Administrator), shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Class A Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised; or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised; or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator; or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422.
The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant’s Survivors, as the case may be). In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company if the Administrator determines it is necessary to comply with any law or regulation (including, without limitation, federal securities laws) that requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.
11.
PAYMENT IN CONNECTION WITH THE ISSUANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

Any Stock Grant or Stock-Based Award requiring payment of a purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being granted shall be made (a) in United States dollars in cash or by check; or (b) at the discretion of the Administrator, through delivery of shares of Class A Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of payment to the purchase price of the Stock Grant or Stock-Based Award; or (c) by delivery of a promissory note, if the Board of Directors has expressly authorized the loan of funds to the Participant for the purpose of enabling or assisting the Participant to effect such purchase; (d) at the discretion of the Administrator, by any combination of (a) through (c) above; or (e) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.
The Company shall when required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was made to the Participant (or to the Participant’s Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes “reasonably promptly,” it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company if the Administrator determines it is necessary to comply with any law or regulation (including, without limitation, federal securities laws) which requires the Company to take any action with respect to the Shares prior to their issuance.
12.
RIGHTS AS A SHAREHOLDER.

No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right except after due exercise of an Option or issuance of Shares as set forth in any Agreement, tender of the aggregate exercise or purchase price, if any, for the Shares being purchased and registration of the Shares in the Company’s share register in the name of the Participant.
13.
ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above during the Participant’s lifetime a Stock Right shall only be exercisable by or issued to such Participant (or his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.
14.
EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:
(a)   A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 15, 16, and 17, respectively), may exercise any Option granted to such Participant to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant’s Option Agreement.
(b)   Except as provided in Subparagraph (c) below, or Paragraph 16 or 17, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant’s termination of employment.
(c)   The provisions of this Paragraph, and not the provisions of Paragraph 16 or 17, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant’s Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant’s Survivors may exercise the Option within one year after the date of the Participant’s termination of service, but in no event after the date of expiration of the term of the Option.
(d)   Notwithstanding anything herein to the contrary, if subsequent to a Participant’s termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Administrator determines that, either prior or subsequent to the Participant’s termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.
(e)   A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than three months, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option on the date that is six months following the commencement of such leave of absence.
(f)   Except as required by law or as set forth in a Participant’s Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant’s status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.
(g)   Except as otherwise set forth in a Participant’s Option Agreement, if a Participant ceases to be an Employee, director or Consultant of the Company or any Affiliate but upon cessation of such services immediately becomes an Employee, director or Consultant of a 4Catalyzer Corporation, Options granted under the Plan shall cease vesting in accordance with the Participant’s Option Agreement but shall remain exercisable until the earliest of: (i) three months from the date when the Participant is no longer providing services as an Employee, director or Consultant to any 4Catalyzer Corporation for any reason other than for Cause, death, or Disability; (ii) three months from the date when the company to which the Participant is providing services as an Employee, director or Consultant is no longer a 4Catalyzer Corporation; (iii) one year from the date of the Participant’s death or Disability; (iv) immediately upon notification by a 4Catalyzer Corporation that the Participant is being terminated by a 4Catalyzer Corporation for Cause; (v) the expiration date of the Option as set forth in the Participant’s Option Agreement; or (vi) the termination of the Option in accordance with Paragraph 23 or 24 of the Plan.
15.
EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Option Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:
(a)   All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.
(b)   Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.
16.
EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Option Agreement:
(a)   A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the Option has become exercisable but has not been exercised on the date of the Participant’s termination of service due to Disability; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of the Participant’s termination of service due to Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of the Participant’s termination of service due to Disability.
(b)   A Disabled Participant may exercise the Option only within the period ending one year after the date of the Participant’s termination of service due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not been terminated due to Disability and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.
(c)   The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.
17.
EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Option Agreement:
(a)   In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant’s Survivors to the extent that the Option has become exercisable but has not been exercised on the date of death; and in the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant’s date of death.
(b)   If the Participant’s Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.
18.
EFFECT OF TERMINATION OF SERVICE ON UNACCEPTED STOCK GRANTS AND STOCK-BASED AWARDS.

In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant or a Stock-Based Award and paid the purchase price, if required, such grant shall terminate.
For purposes of this Paragraph 18 and Paragraph 19 below, a Participant to whom a Stock Grant or a Stock-Based Award has been issued under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant’s employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.
In addition, for purposes of this Paragraph 18 and Paragraph 19 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.
19.
EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE, DEATH OR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, in the event of a termination of service for any reason (whether as an Employee, director or Consultant), other than termination for Cause, death or Disability for which there are special rules in Paragraphs 20, 21, and 22 below, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant or Stock-Based Award as to which the Company’s forfeiture or repurchase rights have not lapsed.
20.
EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR CAUSE.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if the Participant’s service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:
(a)   All Shares subject to any Stock Grant or Stock-Based Award that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.
(b)   Cause is not limited to events which have occurred prior to a Participant’s termination of service, nor is it necessary that the Administrator’s finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant’s termination of service, that either prior or subsequent to the Participant’s termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant or Stock-Based Award that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.
21.
EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF TERMINATION OF SERVICE FOR DISABILITY.

Except as otherwise provided in a Participant’s Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.
The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

22.
EFFECT ON STOCK GRANTS AND STOCK-BASED AWARDS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

Except as otherwise provided in a Participant’s Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company’s rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant or Stock-Based Award through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant’s date of death.
(b)    At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued in compliance with the Securities Act without registration thereunder.
23.
DISSOLUTION OR LIQUIDATION OF THE COMPANY.

Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted, to the extent required under the applicable Agreement, will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant’s Survivors have not otherwise terminated and expired, the Participant or the Participant’s Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.
24.
ADJUSTMENTS.

Upon the occurrence of any of the following events, a Participant’s rights with respect to any Stock Right granted to such Participant hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant’s Agreement.
(a)   Changes with respect to Shares of Common Stock.
      (i)   If (1) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (2) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, each Stock Right and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise, base or purchase price per share and in the Performance Goals applicable to outstanding Performance-Based Awards to reflect such events. The number of Shares subject to the limitations in Paragraphs 3(a), 3(b), 3(d) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.
      (ii)   The Administrator may also make adjustments of the type described in Paragraph 24(a) above to take into account distributions to stockholders other than those provided for in Paragraphs 24(b) below, or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any award, having due regard for the qualification of ISOs under Section 422, the requirements of Section 409A, to the extent applicable.
      (ii)    References in the Plan to Shares will be construed to include any stock or securities resulting from an adjustment pursuant to this Paragraph 24(a).
(b)    Corporate Transactions.    If the Company is to be consolidated with or acquired by another entity in a Corporate Transaction, the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”), may, as to outstanding Options, take any of the following actions: (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable or (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors. For the avoidance of doubt, if the per share exercise price of an Option or portion thereof is equal to or greater than the Fair Market Value of one Share of Common Stock, such Option may be cancelled with no payment due hereunder or otherwise in respect thereof.
With respect to outstanding Stock Grants or Stock-Based Awards, the Administrator or the Successor Board, shall make appropriate provision for the continuation of such Stock Grants or Stock-Based Awards on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants or Stock-Based Awards either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that each outstanding Stock Grant or Stock-Based Award shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant or Stock-Based Award (to the extent such Stock Grant or Stock-Based Award is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived). For the avoidance of doubt, if the purchase or base price of a Stock Grant or Stock-Based Award or portion thereof is equal to or greater than the Fair Market Value of one Share of Common Stock, such Stock Grant or Stock-Based Award, as applicable, may be cancelled with no payment due hereunder or otherwise in respect thereof.
In taking any of the actions permitted under this Paragraph 24(b), the Administrator shall not be obligated by the Plan to treat all Stock Rights, all Stock Rights held by a Participant, or all Stock Rights of the same type, identically.
(c)   Recapitalization or Reorganization.    In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.
(d)   Adjustments to Stock-Based Awards.    Upon the happening of any of the events described in Subparagraphs (a), (b) or (c) above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 24, including, but not limited to the effect of any, Corporate Transaction and, subject to Paragraph 4, its determination shall be conclusive.
(e)   Termination of Awards upon Consummation of a Corporate Transaction.    Except as the Administrator may otherwise determine, each Stock Right will automatically terminate (and in the case of outstanding Shares of restricted Common Stock, will automatically be forfeited) immediately upon the consummation of a Corporate Transaction, other than (i) any award that is assumed, continued or substituted pursuant to Paragraph 24(b) above, and (ii) any cash award that by its terms, or as a result of action taken by the Administrator, continues following the consummation of the Corporate Transaction.
25.
ISSUANCES OF SECURITIES.

(a)   Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.
(b)   The Company will not be obligated to issue any Shares pursuant to the Plan or to remove any restriction from Shares previously issued under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance of such Shares have been addressed and resolved; (ii) if the outstanding Shares is at the time of issuance listed on any stock exchange or national market system, the Shares to be issued have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the award have been satisfied or waived. The Company may require, as a condition to the exercise of an award or the issuance of Shares under an award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Shares issued under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Shares issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.
26.
FRACTIONAL SHARES.

No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.
27.
WITHHOLDING.

In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant’s salary, wages or other remuneration in connection with the issuance of a Stock Right or Shares under the Plan or for any other reason required by law, the Company may withhold from the Participant’s compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company’s Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer.
28.
TERMINATION OF THE PLAN.

The Plan will terminate on July 7, 2031, the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders of the Company. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

29.
AMENDMENT OF THE PLAN AND AGREEMENTS.

The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator; provided that any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded ISOs under Section 422 and to the extent necessary to qualify the Shares issuable under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to such Participant, unless such amendment is required by applicable law or necessary to preserve the economic value of such Stock Right. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant. Nothing in this Paragraph 30 shall limit the Administrator’s authority to take any action permitted pursuant to Paragraph 24.
30.
EMPLOYMENT OR OTHER RELATIONSHIP.

Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.
31.
SECTION 409A AND SECTION 422.

The Company intends that the Plan and any awards granted hereunder be exempt from or comply with Section 409A, to the extent applicable. The Company intends that ISOs comply with Section 422, to the extent applicable. Any ambiguities in the Plan or any award shall be construed to effect the intent as described in this Paragraph 31.
If a Participant is a “specified employee” as defined in Section 409A (and as applied according to procedures of the Company and its Affiliates) as of his or her separation from service, to the extent any payment under this Plan or pursuant to an award constitutes non-exempt deferred compensation under Section 409A that is being paid by reason of separation from service, no payments due under this Plan or pursuant to an award may be made until the earlier of: (i) the first day of the seventh month following the Participant’s separation from service, or (ii) the Participant’s date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the Participant’s separation from service.
The Administrator shall administer the Plan with a view toward ensuring that awards under the Plan that are subject to Section 409A or Section 422, as applicable, comply with the requirements thereof and that Options under the Plan be exempt from the requirements of Section 409A or compliant with Section 422, as applicable, but neither the Administrator nor any member of the Board of Directors, nor the Company nor any of its Affiliates, nor any other person acting hereunder on behalf of the Company, the Administrator or the Board of Directors shall be liable to a Participant or any Survivor by reason of the acceleration of any income, or the imposition of any additional tax or penalty, with respect to any award, whether by reason of a failure to satisfy the requirements of Section 409A or Section 422 or otherwise.
32.
INDEMNITY.

Neither the Board of Directors nor the Administrator, nor any members of either, nor any employees of the Company or any parent, subsidiary, or other Affiliate, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with their responsibilities with respect to this Plan, and the Company hereby agrees to indemnify the members of the Board or Directors, the members of the Committee, and the employees of the Company and its parent or subsidiaries in respect of any claim, loss, damage, or expense (including reasonable counsel fees) arising from any such act, omission, interpretation, construction or determination to the full extent permitted by law.

33.
CLAWBACK.

Notwithstanding anything to the contrary contained in this Plan, the Company may recover from a Participant any compensation received from any Stock Right (whether or not settled) or cause a Participant to forfeit any Stock Right (whether or not vested) in the event that the Company’s Clawback Policy as then in effect is triggered.
34.
WAIVER OF JURY TRIAL.

By accepting or being deemed to have accepted an award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any ward to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an award hereunder.
35.
UNFUNDED OBLIGATIONS.

The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any award under the Plan. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.
36.
GOVERNING LAW.

This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

Annex F
SUBSCRIPTION AGREEMENT
[•], 2021
HealthCor Catalio Acquisition Corp.
55 Hudson Yards, 28th Floor
New York, NY 10001
Ladies and Gentlemen:
In connection with the proposed business combination (the “Transaction”) among HealthCor Catalio Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Hyperfine, Inc. and Liminal Sciences, Inc. (collectively, “Targets”), pursuant to that certain Business Combination Agreement, dated as of July 7, 2021 (as it may be amended, the “Transaction Agreement”), by and among, the Company, Targets and certain other parties named therein, the Company is seeking commitments to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), for a purchase price of $10.00 per share (the “Purchase Price”), in a private placement to be conducted by the Company (the “Offering”). Prior to the Closing (as defined below), the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “Domestication”). In connection therewith, the undersigned subscriber (the “Subscriber”) and the Company agree in this subscription agreement (this “Subscription Agreement”) as follows:
1.   Subscription.   As of the date written above, the Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to sell and issue to the Subscriber, such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement (the “Shares”) at the Purchase Price per Share and on the terms and subject to the conditions provided for herein. Subscriber understands that, pursuant to the Domestication (which will be completed prior to issuance of the Shares), the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation. On or about the date of this Subscription Agreement, the Company is entering into subscription agreements substantially similar to this Subscription Agreement (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other accredited investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Other Subscribers have agreed to purchase on the Closing Date (as defined below), inclusive of the Shares, an aggregate amount of up to 12,610,000 shares of Common Stock at the per share Purchase Price.
2.   Closing; Delivery of Shares.
(a)   The closing of the sale of Shares contemplated hereby (the “Closing”, and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Closing shall occur on the date of, and immediately prior to, the Transaction Closing.
(b)   The Company shall provide written notice (which may be via email) to the Subscriber (the “Closing Notice”) that the Company reasonably expects the Transaction Closing to occur on a date specified in the notice (the “Scheduled Closing Date”) that is not less than five (5) business days from the date of the Closing Notice, which Closing Notice shall contain the Company’s wire instructions for an escrow account (the “Escrow Account”) established by the Company with a third party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice. On or prior to the Scheduled Closing Date, the Subscriber shall deliver to the Escrow Account the aggregate Purchase Price for the Shares subscribed by wire transfer of United States dollars in immediately available funds. Upon the Closing, the Company shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to the Company against delivery to the Subscriber of the Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in book-entry form as set forth in Section 2(c) below. If this Subscription Agreement is terminated prior to the Closing and any funds have already been sent by the Subscriber to the Escrow Account, then promptly after such termination, the Company will instruct the Escrow Agent to promptly return such funds to the Subscriber.

F-1

(c)   On the Closing Date, promptly after the Closing, the Company shall deliver (or cause the delivery of) the Shares in book-entry form with a restrictive legend as contemplated in Section 5(b) hereof in the amount as set forth on the signature page to the Subscriber as indicated on the signature page. In the event the Transaction Closing does not occur within three (3) business days of the Scheduled Closing Date, unless otherwise instructed by the Subscriber, the Company shall promptly (but not later than one (1) business day thereafter) cause the Escrow Agent to return the Purchase Price to the Subscriber.
(d)   Notwithstanding anything to the contrary herein, for any Subscriber that informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing Section 2(b) and (c), the following shall apply: such Subscriber shall deliver at 9:00 a.m. New York City time on the Closing Date (or as soon as practicable thereafter) but in any case only following receipt by the Subscriber of evidence from the Company’s transfer agent (the “Transfer Agent”) of the issuance to Subscriber (or its nominee in accordance with its delivery instructions) of the Shares on and as of the Closing Date) the Purchase Price for the Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company against delivery by the Company to Subscriber of the Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions). In the event that the consummation of the Transaction does not occur within two (2) business days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but in no event later than one (1) business day thereafter) return the funds so delivered by Subscriber to the Company by wire transfer without deduction in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled.
3.   Closing Conditions.   In addition to the conditions set forth in Section 2 above:
(a)   The Closing is also subject to the satisfaction or waiver in writing by each party of the conditions that, on the Closing Date:
(i)    no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;
(ii)   no governmental authority of competent jurisdiction shall have rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and which then makes the consummation of the transactions contemplated hereby or the Transaction illegal or then restrains or prohibits the consummation of the transactions contemplated hereby or the Transaction, and
(iii)   all conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing) and the Transaction shall be consummated substantially concurrently with the Closing.
(b)   The obligations of the Company to consummate the Closing are also subject to the satisfaction or waiver in writing by the Company of the additional conditions that, on the Closing Date:
(i)   all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date);

F-2

(ii)   the Subscriber shall have delivered the Purchase Price in compliance with the terms of this Subscription Agreement; and
(iii)   the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.
(c)   The obligations of the Subscriber to consummate the Closing are also subject to the satisfaction or waiver in writing by the Subscriber of the additional conditions that, on the Closing Date:
(i)    all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date);
(ii)   the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing;
(iii)   the Shares shall have been approved for listing on Nasdaq (as defined below), subject to notice of issuance thereof;
(iv)   no amendment, waiver or modification of any provision of the Transaction Agreement or Company’s organizational documents (as the same exist on the date hereof and as provided to the Subscriber) shall have occurred that would materially and adversely affect the business of Targets (provided that any amendment, waiver or modification to the Company’s organizational documents contemplated by the Transaction Agreement and any of its exhibits shall be deemed acceptable); and
(v)   there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits the Other Subscribers thereunder unless the Subscriber has been offered substantially the same benefits.
(vi)   a cross receipt executed by the Company shall have been delivered to the Subscriber certifying that it has received the Purchase Price from the Subscriber as of the Closing Date.
4.   Company Representations and Warranties.   The Company represents and warrants to the Subscriber that:
(a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power and authority (i) to own, lease and operate its properties and conduct its business as presently conducted and (ii) to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is validly existing and in good standing under the laws of its jurisdiction of organization.
(b)   The Shares have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will be free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or under any agreement or other instrument to which it is a party or by which it is otherwise bound.
(c)   This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the Subscriber, is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

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(d)   Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5 of this Subscription Agreement, the execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Shares hereunder, and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will be done in accordance with Nasdaq listing rules and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or affect the validity of the Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement.
(e)   The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Other than Jefferies LLC, Wells Fargo Securities, LLC and Evercore Group L.L.C. in their capacities as co-placement agents (each, a “Placement Agent” and collectively, the “Placement Agents”), the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any shares of Common Stock in the Offering.
(f)   The Company is not, and immediately after receipt of payment for the Shares, will not be, (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (ii) a “business development company” (as defined in Section 2(a) (48) of the Investment Company Act).
(g)   Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”).
(h)   The Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws, and neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of Common Stock in the Offering.
(i)   The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement.
(j)    The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company’s organizational documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company is now a party or by which the Company’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of

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any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(k)   Neither the Company nor anyone acting on its behalf has offered the Shares or any similar securities for sale to, or solicited any offer to buy the Shares or any similar securities from, or otherwise approached or negotiated in respect thereof with, any person other than the Subscriber and a limited number of other accredited investors, each of which has been offered the Shares at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Shares to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
(l)   The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization, or other person in connection with the execution, delivery and performance of this Subscription Agreement (including without limitation, the issuance of the Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 6, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the United States Securities and Exchange Commission (“SEC”) under Regulation D under the Securities Act, and the rules and regulations of the SEC promulgated thereunder, if applicable, (iv) those required by Nasdaq, including with respect to obtaining stockholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and (vii) the failure of which to obtain would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
(m)   A copy of each report, statement, schedule, prospectus and registration statement filed by the Company prior to the date of this Subscription Agreement (the “SEC Documents”) is available to the undersigned via the SEC’s EDGAR system. The Company has timely filed each SEC Document that the Company was required to file with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since its initial registration of the Class A Shares with the SEC. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the Staff of the SEC with respect to any of the SEC Documents.
(n)   As of the date hereof, the authorized share capital of the Company consists of (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share (“Class B Shares”) and (iii) 5,000,000 preference shares, par value $0.0001 per share (“Preference Shares”). As of the date hereof, (i) 121,304,000 Class A Shares, 5,175,000 Class B Shares and no Preference Shares are issued and outstanding; and (ii) no Class A Shares, Class B Shares or Common Stock is subject to issuance upon exercise of outstanding options. All (A) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and non-assessable and is not subject to preemptive or similar rights, except as (x) set forth above or (y) pursuant to the Subscription Agreements or the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Class A Shares, Class B Shares or Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries other than Optimus Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), and Optimus Merger Sub II, Inc., a Delaware corporation (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”), and does not own, directly or indirectly, interests or investments (whether equity or debt) in

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any person (other than Merger Subs), whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (1) the letter agreement entered into by the Company in connection with the Company’s initial public offering on January 26, 2021, pursuant to which HC Sponsor LLC and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (2) as contemplated by the Merger Agreement. Other than Class B Shares, which have the anti-dilution rights described in the Company’s amended and restated certificate of incorporation and which such rights will be waived in connection with the Transaction, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (I) the Shares, (II) the shares to be issued pursuant to any Other Subscription Agreement or (III) any other securities to be issued in connection with the Transaction (including, without limitation, any securities to be issued to securityholders of the Company or the Targets in connection with the Transaction). As of the date hereof, the Company had no outstanding indebtedness, other than an amount not exceeding the sum of (i) indebtedness disclosed in the SEC Documents and (ii) indebtedness in an aggregate amount which does not exceed $1,000,000.
(o)   Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) suit, action, claim, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(p)   The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and is listed for trading on Nasdaq under the symbol “HCAQ”. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on Nasdaq. The Company has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act. Upon consummation of the Transaction, the issued and outstanding Common Stock will be registered pursuant to Section 12(b) of the Exchange Act, and the Common Stock, including the Shares, will be listed for trading on Nasdaq.
(q)   The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Subscriber that is effecting a pledge of Shares shall not be required to provide the Company with any notice thereof; provided further, that such pledge shall not cause Company to violate Regulations T, U or X, as applicable, and that neither the Company nor their counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge.
(r)   Neither the Company nor any of its directors or officers, nor, to the knowledge of the Company, any agent, employee or affiliate of any of the foregoing, is aware of or has taken or will take any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), or any other applicable anti-corruption or anti-bribery laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other applicable anti-corruption or anti-bribery laws; and the Company and, to the knowledge of the Company, its affiliates, have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to promote and achieve compliance therewith and with the representation and warranty contained herein.
(s)   Neither the Company, nor any director or officer thereof, nor, to the knowledge of the Company, any employee, agent, controlled affiliate or representative of the Company, is a person that is, or is owned or controlled by a person that is currently subject to, any U.S. sanctions administered by the Office of Foreign

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Assets Control of the U.S. Treasury Department (“OFAC”) or any other applicable sanction laws; and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, to (i) fund or facilitate any activities or business of or with any person that, at the time of such funding or facilitation, is subject to any U.S. sanctions administered by OFAC or any other applicable sanctions laws or (ii) in any other manner that will result in a violation of any U.S. sanctions administered by OFAC or any other applicable sanctions laws by any person (including any person participating in the offering, whether as underwriter, placement agent, adviser, investor or otherwise).
(t)   Other than the Other Subscription Agreements, the Company has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in the Company. No Other Subscription Agreement includes terms and conditions that are more advantageous to any such Other Subscriber than the Subscriber hereunder, and such Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.
(u)   The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber. The Company further understands and acknowledges that neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Common Stock nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.
5.   Subscriber Representations, Warranties and Covenants.   The Subscriber represents and warrants to the Company that:
(a)   At the time the Subscriber was offered the Shares, it was, and as of the date hereof, the Subscriber is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act) as indicated in the questionnaire attached as Exhibit A hereto, and (ii) acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is an institutional account or the investment adviser registered with the SEC under Section 203 of the Investment Advisers Act of 1940, as amended, that has been delegated the decision making authority over the account and with respect to this transaction as defined in FINRA Rule 4512(c). Subscriber understands and acknowledges that the purchase and sale of the Shares hereunder is intended to meet (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(b)   The Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing have not been, and at the Closing will not be, registered under the Securities Act. The Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect. The Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Subscriber further acknowledges that the Shares will not be immediately eligible for resale pursuant to Rule 144 promulgated under the Securities Act, until, among other requirements, at least one year has elapsed from the time that the Company has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company. The Subscriber understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

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(c)   The Subscriber understands and agrees that the Subscriber is purchasing Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to the Subscriber by the Company, or any of its officers or directors (other than those representations, warranties, covenants and agreements included in this Subscription Agreement).
(d)   The Subscriber’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
(e)   The Subscriber or its investment advisor, as applicable, acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, the Subscriber, or its investment advisor, as applicable, acknowledges that it has received the following items (collectively, the “Disclosure Documents”): (i) the SEC Documents, (ii) the Transaction Agreement, a copy of which will be filed by the Company with the SEC and (iii) the investor presentation by the Company and the Targets, a copy of which will be furnished by the Company to the SEC. The undersigned understands the significant extent to which certain of the disclosures contained in item (i) above shall not apply following the Transaction Closing. The Subscriber or its investment advisor, as applicable, represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the opportunity to ask the Company’s management questions, receive such answers and obtain such information as the Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Subscriber or its investment advisor, as applicable, has conducted its own investigation of the Company, the Targets and the Shares and the Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares. Based on such information as the Subscriber or its investment advisor, as applicable, has deemed appropriate and without reliance upon the Company (other than those representations, warranties, covenants and agreements of the Company included in this Subscription Agreement) or the Placement Agents, the Subscriber or its investment advisor, as applicable, has independently made its own analysis and decision to enter into the Transaction.
(f)   The Subscriber became aware of this Offering of the Shares solely by means of direct contact between the Subscriber or its investment advisor, as applicable, and the Company, the Placement Agents or a representative of the Company or the Placement Agents, and the Shares were offered to the Subscriber solely by direct contact between the Subscriber or its investment advisor, as applicable, and the Company, the Placement Agents or a representative of the Company or the Placement Agents. The Subscriber or its investment advisor, as applicable, did not become aware of this offering of the Shares, nor were the Shares offered to the Subscriber, by any other means. The Subscriber or its investment advisor, as applicable, acknowledges that the Company represents and warrants that the Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Subscriber or its investment advisor, as applicable, acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the Targets, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Company contained elsewhere in this Subscription Agreement, in making its investment or decision to invest in the Company. Neither the Subscriber or its investment advisor, as applicable, nor any of its directors, officers, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement, in each case, in connection with the Offering.
(g)   The Subscriber acknowledges and agrees that (i) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character, including those related to the Company, the Targets, the Targets’ respective credit quality, the Shares or the Transaction, and have not provided any advice or recommendation in connection with the Transaction, (ii) the Placement Agents may have acquired, or during the term of the Shares may acquire, non-public information with respect to the Company, which the Subscriber agrees, subject to applicable law, need not be provided to it, (iii) the

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Placement Agents may have existing or future business relationships with the Company and the Targets (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that they deem necessary or appropriate to protect their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares, and (iv) the Placement Agents will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any portion thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transaction.
(h)   The Subscriber or its investment advisor, as applicable, acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the SEC Documents. The Subscriber or its investment advisor, as applicable, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber or its investment advisor, as applicable, has considered necessary to make an informed investment decision. The Subscriber will not look to the Placement Agents for all or part of any such loss or losses the Subscriber may suffer and is able to sustain a complete loss on its investment in the Shares.
(i)   Alone, or together with any professional advisor(s), the Subscriber or its investment advisor, as applicable, has analyzed and considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists.
(j)    In making its decision to purchase the Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber or its investment advisor, as applicable, and the representations and warranties of the Company set forth herein. Without limiting the generality of the foregoing, the Subscriber or its investment advisor, as applicable, has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning the Company, the Targets, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares. The Placement Agents shall not have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Subscriber, the Company or any other person or entity), whether in contract, tort or otherwise, to the Subscriber, or to any person claiming through the Subscriber, in respect of the Transaction.
(k)   The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering of the Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the SEC Documents.
(l)   The Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.
(m)   The execution, delivery and performance by the Subscriber of this Subscription Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a breach or default under or violate (i) any federal or state statute, rule or regulation applicable to the Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or (ii) any agreement or other undertaking, to which the Subscriber is a party or by which the Subscriber is bound, and, (iii) if the Subscriber is not an individual, will not violate any provisions of the Subscriber’s charter documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable, except, in the case of clauses (i) and (ii), as would not reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby,

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including the purchase of the Shares. The signature on this Subscription Agreement is genuine, and the signatory, if the Subscriber is an individual, has legal competence and capacity to execute the same or, if the Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(n)   Neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.
(o)   The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber, directly or indirectly through a third party administrator, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it, directly or indirectly through a third party administrator, maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it, directly or indirectly through a third party administrator, maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Shares were legally derived.
(p)   The Subscriber acknowledges that (i) no disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares, (ii) it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Subscriber has not relied on any investigation that the Placement Agents, any of their respective members, directors, officers, employees, representatives, controlling persons or any persons acting on its behalf have conducted with respect to the Shares, the Company or the Targets. and (iii) in connection with the issue and purchase of the Shares, the Placement Agents are acting solely as the Company’s placement agents in connection with the Transaction and are not acting as underwriters or in any other capacity and the Placement Agents have not acted as the Subscriber’s financial advisors or fiduciaries. The Subscriber further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their respective affiliates.
6.   Registration Rights.
(a)   The Company agrees that, within forty-five (45) calendar days after the Transaction Closing, the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Shares (the initial registration statement and any other registration statement that may be filed by the Company under this Section 6, the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 45th calendar day (or 60th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. The Company will provide a draft of the Registration Statement to Subscriber for review at least three (3) business days in advance of filing the Registration Statement, and shall promptly advise Subscriber upon the Registration Statement and any post-effective amendment thereto being declared effective by the SEC. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be

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registered under the Registration Statement on behalf of Subscribers due to limitations on the use of Rule 415 under the Securities Act for the resale of the shares of Common Stock by the applicable stockholders or otherwise, such Registration Statement shall register for resale by Subscribers such number of shares of Common Stock, including the Shares, which is equal to the maximum number of shares of Common Stock as is permitted to be registered by the Commission. In such event, the number of shares of Common Stock to be registered for each selling stockholder named in the Registration Statement, including the Subscriber, shall be reduced pro rata among all such selling stockholders. In no event shall Subscriber or its affiliates be identified as a statutory underwriter in the Registration Statement without Subscriber’s prior written consent (it being agreed that, if the SEC requests that the Subscriber or its affiliates be identified as a statutory underwriter in the Registration Statement, the Subscriber and its affiliates will have an opportunity to withdraw its shares from the Registration Statement). The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain continuously effective until the earlier of (i) five years from the date of effectiveness of the initial Registration Statement, (ii) the date on which the Subscriber ceases to hold any Shares covered by such Registration Statement, or (iii) if Rule 144(i) is no longer applicable to the Company or Rule 144(i)(2) is amended to remove the current reporting requirement preceding a disposition of securities, on the first date on which the Subscriber can sell all of its Shares under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold without limitation as to the manner of sale or the amount of such securities that may be sold. The Company’s obligations to include the Shares in the Registration Statement are contingent upon the Subscriber furnishing in writing to the Company such information regarding the Subscriber, the securities of the Company held by the Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by the Company to effect the registration of the Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations; provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. For as long the Subscriber holds any Shares, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 under the Securities Act (when Rule 144 under the Securities Act becomes available to the Company).
(b)   In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense, the Company shall:
(i)   except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions;
(ii)   promptly advise Subscriber (and in any event within two (2) business days:
(A)   of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(B)   of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(C)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

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Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events listed above, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (C) above may constitute material, nonpublic information regarding the Company;
(iii)   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv)   upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Common Stock has been listed; and
(vi)   use its commercially reasonable efforts (A) to take all other steps necessary to effect and maintain the registration of the Shares contemplated hereby and to enable the Subscriber to sell the Shares under Rule 144 and (B) for so long as the Subscriber holds Shares, to timely file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required under the applicable provisions of Rule 144 to enable Subscriber to sell the Shares under Rule 144.
(c)   Notwithstanding anything to the contrary contained herein, the Company may delay filing or suspend the use of any such registration statement if it reasonably determines, upon advice of external legal counsel, that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto or a supplement to the related prospectus would be needed, or if the Company’s board of directors, upon advice of external legal counsel, reasonably believes such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company and with respect to which the Company has a bona fide business purpose for keeping confidential (each such circumstance, a “Suspension Event”); provided, that (i) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than thirty (30) consecutive days or more than a total of sixty (60) days or more than two (2) times, in each case in any three hundred sixty (360) day period and (ii) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the Subscriber of such securities as soon as practicable thereafter. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that it will (1) immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives (A) (i) copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and (ii) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (2) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law, subpoena or regulatory request or requirement. Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of a Suspension Event, provide Subscriber with any material, nonpublic information regarding the Company (other than to the extent that providing notice to Subscriber of the occurrence of a Suspension Event may itself constitute material, nonpublic information regarding the Company). If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s

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sole discretion, destroy all copies of the prospectus covering the Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (x) the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) copies stored electronically on archival servers as a result of automatic data back-up.
(d)   In connection with any sale, assignment, transfer or other disposition of the Shares by Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Shares held by Subscriber become freely tradable, if requested by Subscriber, the Company shall cause the Transfer Agent for the Shares to remove any restrictive legends related to the book entry account holding such Shares and to make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within two (2) trading days of any such request therefor from Subscriber. In connection therewith, if required by the Transfer Agent, the Company shall promptly cause an opinion of counsel to be delivered to and maintained with the Transfer Agent, together with any other authorizations, certificates and directions required by the Transfer Agent that authorize and direct the Transfer Agent to issue such Shares without any such restrictive legend. Subscriber may request that the Company remove any legend from the book entry position evidencing its Shares following the earliest of such time as such Shares (i) (A) are subject to or (B) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144 or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within two (2) trading days of any request therefor from Subscriber, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.
(e)   Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that Subscriber not receive notices from the Company otherwise required by this Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Company in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6(e)) and the related suspension period remains in effect, the Company will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Company, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.
(f)   The Company shall indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each of them, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 6,

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except insofar as and to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by Subscriber.
(g)   Subscriber shall, severally and not jointly with any Other Subscriber, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber under this Section 6(g) be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation.
(h)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, and in no event shall the liability of Subscriber under this Section 6(h) be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation.
7.   Termination.    This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; or (c) written notice by either party to the other party to terminate this Subscription Agreement if the Closing has not occurred on or prior to January 6, 2022, and the terminating party’s breach was not the primary reason the Closing failed to occur by such date; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover reasonable and documented out-of-pocket losses, liabilities or damages arising from such breach and

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(ii) the provisions of Sections 8 through 10 of this Subscription Agreement and the indemnification provisions contained in Section 6 hereof will survive any termination of this Subscription Agreement until the expiration of any applicable statute of limitations. The Company shall notify the Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement. If any termination hereof occurs after the delivery by the Subscriber of the aggregate Purchase Price for the Shares, the Company shall promptly (but not later than one business day thereafter) return the aggregate Purchase Price to the Subscriber without any deduction for or on account of any tax, withholding, charges, or set-off.
8.   Trust Account Waiver.   The Subscriber acknowledges and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (including overallotment shares acquired by the Company’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the final prospectus dated January 26, 2021, relating to the Company’s initial public offering, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus, the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within 24 months after the closing of the IPO, which is subject to extension by amendment to the Company’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise and income tax obligations and up to $100,000 in dissolution expenses, or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subscriber hereby agrees that, notwithstanding anything to the contrary in this Subscription Agreement, the Subscriber does not now, or shall at any time hereafter, have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, nor shall the Subscriber make any claim against the Trust Account (including any distributions therefrom), in each case, in connection with or relating in any way to this Subscription Agreement, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”); provided however, that nothing in this Section 8 shall (i) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company), for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that the Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company) or (iii) be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of Common Stock or other equity interests of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of any redemptions by Subscriber of any Common Stock acquired by Subscriber by any means other than pursuant to this Subscription Agreement. The Subscriber hereby irrevocably waives any Released Claims that the Subscriber may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever in respect of the Released Claims (including for an alleged breach of this Subscription Agreement or any other agreement with the Company or its affiliates). The Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter in this Subscription Agreement, and the Subscriber further intends and understands such waiver to be valid, binding and enforceable against the Subscriber under applicable law, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

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9.   Miscellaneous.
(a)   Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Subscriber without the prior written consent of the Company, provided that Subscriber may transfer or assign all or a portion of its rights under this Subscription Agreement to an affiliate or to any fund or other entity or account managed or advised by the same investment manager or advised by the same investment advisor as the Subscriber, provided further, that the Subscriber shall provide notice to the Company upon such transfer and any purported transfer or assignment in violation of this Section 9(a) shall be null and void ab initio. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the Transaction).
(b)   The Company may request from the Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of the Subscriber to acquire the Shares as may reasonably be requested, and the Subscriber shall reasonably promptly provide such information to the Company upon such request, provided that the Company agrees to keep any such information provided by Subscriber confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request.
(c)   The Subscriber acknowledges that the Company, the Placement Agents, and the Targets (following the Closing) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement. Prior to the Closing, the Subscriber agrees to promptly notify the Company if any of the Subscriber’s acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect. The Subscriber agrees that the purchase by the Subscriber of Shares pursuant to this Subscription Agreement from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Subscriber as of the time of such purchase (except for acknowledgments, understandings, agreements, representations and warranties made as of a specific date, which shall be reaffirmed as of such date). The Subscriber acknowledges and agrees that each of the Placement Agents and the Targets (following the Closing) is a third-party beneficiary of the representations, warranties and covenants of the Subscriber contained in Section 5 of this Subscription Agreement, and that the Targets (following the Closing) is otherwise an express third party beneficiary of this Agreement, entitled to enforce the terms hereof against Subscriber as if it were an original party hereto. The Company acknowledges and agrees that each of the Placement Agents is a third-party beneficiary of the representations, warranties and covenants of the Company contained in Section 4 of this Subscription Agreement. The Company and the Subscriber also acknowledge and agree that the persons named in Sections 6(f) through 6(h) hereof shall be intended third party beneficiaries of such provisions. Except as expressly set forth in this Subscription Agreement, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.
(d)   Each of the Company and the Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. The Subscriber acknowledges that the Company may file a form of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of the Company. The Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided that the restriction in this provision shall not apply to the extent any proposed release or statement is required by applicable securities law, any governmental authority or stock exchange rule.
(e)   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any applicable statute of limitations.
(f)   This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

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(g)   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Subscriber in connection with the Offering).
(h)   This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i)   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j)   This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k)   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(l)   THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
(m)   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, to:	with copies (which shall not constitute notice) to:
HealthCor Catalio Acquisition Corp.	Kirkland & Ellis LLP
55 Hudson Yards, 28th Floor	609 Main Street
New York, NY 10001	Houston, TX 77002
Attn: Anabelle Perez Gray	Attn: Debbie P. Yee, P.C.
Email: anabelle@hccspac.com	Email: debbie.yee@kirkland.com
Telephone No.: (212) 622-7800	Telephone No.: (713) 836-3600
Notice to the Subscriber shall be given to the address underneath the Subscriber’s name on the signature page hereto.
(n)   The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative

F-17

meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Company’s sponsor, HC Sponsor LLC.
(o)   At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.
(p)   The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or the Other Subscription Agreements or other investor. The decision of Subscriber to purchase Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber, the Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(q)   Each of the Subscriber and the Company acknowledges and agrees that for U.S. federal income tax purposes, the Subscriber shall be deemed to be the owner of any funds transferred by the Subscriber to the Company unless and until the Closing is fully completed in accordance with the terms of this Subscription Agreement.
10.   Non-Reliance and Exculpation.    The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making its investment or

F-18

decision to invest in the Company. The Subscriber agrees that neither (i) any other purchaser pursuant to other subscription agreements entered into in connection with the Offering (including the controlling persons, members, officers, directors, partners, agents, or employees of any such other purchaser) nor (ii) the Placement Agents, their affiliates or any of their or their affiliates’ respective control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.
11.   [RESERVED.]
12.   Disclosure.    The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transaction and any other material, nonpublic information that the Company has provided to the Subscriber or any of the Subscriber’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Company’s actual knowledge, the Subscriber shall not be in possession of any material, nonpublic information regarding the Company received from the Company or any of its officers, directors, or employees or the Placement Agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents or any of their respective affiliates in connection with the Transaction. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of the Subscriber and (ii) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the SEC or any regulatory agency or trading market, without the prior written consent (including by e-mail) of the Subscriber, except as required by the federal securities laws, rules or regulations, at the request of the staff of the SEC or regulatory agency or under the regulations of Nasdaq, in which case the Company shall provide the Subscriber with prior written notice (including by e-mail) of such permitted disclosure. The Subscriber will promptly provide any information reasonably requested by the Company or any of its affiliates for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC) to the extent readily available and to the extent consistent with its internal policies and procedures and within the Subscriber’s possession and control or otherwise readily available to the Subscriber.
[SIGNATURE PAGES FOLLOW]

F-19

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
HealthCor Catalio Acquisition Corp.
By:

Name:
Title:
[Signature Page to Subscription Agreement]

F-20

[SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT]
IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.
Name(s) of Subscriber:
Signature of Authorized Signatory of Subscriber:
Name of Authorized Signatory:
Title of Authorized Signatory:
Address for Notice to Subscriber:

Attention:
Email:
Facsimile No.:
Telephone No.:
Address for Delivery of Shares to Subscriber (if not same as address for notice):

Subscription Amount:   $

Number of Shares:

EIN Number:

F-21

Exhibit A
Investor Questionnaire
Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.
The undersigned represents and warrants that the undersigned is either (Please check the box, if applicable):
☐    a “qualified institutional buyer” (a “QIB”) as such term is defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”);
*** OR ***
☐   an institutional “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a) of Regulation D under the Securities Act, for one or more of the reasons specified below (please check all boxes that apply):
(i)
A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

(ii)
A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(iii)
An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under the section 203(l) or (m) of the Investment Advisers Act;

(iv)
An insurance company as defined in section 2(13) of the Exchange Act;

(v)
An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;

(vi)
A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

(vii)
A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(viii)
A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

(ix)
An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(x)
A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(xi)
An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5,000,000;

(xii)
A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

F-22

(xiii)
The Subscriber does not qualify under any of the investor categories set forth in (i) through (xii) above.

2.1
Type of the Subscriber.   Indicate the form of entity of the Subscriber:

☐ Limited Partnership	☐ General Partnership
☐ Corporation	☐ Revocable Trust
☐ Other Type of Trust (indicate type):
☐ Other (indicate form of organization):
2.2.1
Indicate the approximate date the Subscriber entity was formed:    .
2.2.2
Initial   the line below which correctly describes the application of the following statement to the Subscriber’s situation: the Subscriber (x) was not organized or reorganized for the specific purpose of acquiring the Securities and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in the Subscriber.

    True
    False

If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

Subscriber:
Subscriber
Name:

By:

 Signatory Name:
 Signatory Title:

F-23

Annex G
SUBSCRIPTION AGREEMENT
[•], 2021
HealthCor Catalio Acquisition Corp.
55 Hudson Yards, 28th Floor
New York, NY 10001
Ladies and Gentlemen:
In connection with the proposed business combination (the “Transaction”) among HealthCor Catalio Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Hyperfine, Inc. and Liminal Sciences, Inc. (collectively, “Targets”), pursuant to that certain Business Combination Agreement, dated as of July 7, 2021 (as it may be amended, the “Transaction Agreement”), by and among, the Company, Targets and certain other parties named therein, the Company is seeking commitments to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), for a purchase price of $10.00 per share (the “Purchase Price”), in a private placement to be conducted by the Company (the “Offering”). Prior to the Closing (as defined below), the Company will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “Domestication”). In connection therewith, the undersigned subscriber (the “Subscriber”) and the Company agree in this subscription agreement (this “Subscription Agreement”) as follows:
1.   Subscription. As of the date written above, the Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to sell and issue to the Subscriber, such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement (the “Shares”) at the Purchase Price per Share and on the terms and subject to the conditions provided for herein. Subscriber understands that, pursuant to the Domestication (which will be completed prior to the issuance of the Shares), the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation. On or about the date of this Subscription Agreement, the Company is entering into subscription agreements substantially similar to this Subscription Agreement (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other qualified purchasers, institutional buyers and accredited investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Other Subscribers have agreed to purchase on the Closing Date (as defined below), inclusive of the Shares, an aggregate amount of up to 12,610,000 shares of Common Stock at the per share Purchase Price.
2.   Closing; Delivery of Shares.
(a)   The closing of the sale of Shares contemplated hereby (the “Closing”, and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Closing shall occur on the date of, and immediately prior to, the Transaction Closing.
(b)   The Company shall provide written notice (which may be via email) to the Subscriber (the “Closing Notice”) that the Company reasonably expects the Transaction Closing to occur on a date specified in the notice (the “Scheduled Closing Date”) that is not less than five (5) business days from the date of the Closing Notice, which Closing Notice shall contain the Company’s wire instructions for an escrow account (the “Escrow Account”) established by the Company with a third party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice. On or prior to the Scheduled Closing Date, the Subscriber shall deliver to the Escrow Account the aggregate Purchase Price for the Shares subscribed by wire transfer of United States dollars in immediately available funds. Upon the Closing, the Company shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to the Company against delivery to the Subscriber of the Shares, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in book-entry form as set forth in Section 2(c) below. If this Subscription Agreement is terminated prior to the Closing and any funds have already been sent by the Subscriber to the Escrow Account, then promptly after such termination, the Company will instruct the Escrow Agent to promptly return such funds to the Subscriber.

(c) On the Closing Date, promptly after the Closing, the Company shall deliver (or cause the delivery of) the Shares in book-entry form with a restrictive legend as contemplated in Section 5(b) hereof in the amount as set forth on the signature page to the Subscriber as indicated on the signature page. In the event the Transaction Closing does not occur within three (3) business days of the Scheduled Closing Date, unless otherwise instructed by the Subscriber, the Company shall promptly (but not later than one (1) business day thereafter) cause the Escrow Agent to return the Purchase Price to the Subscriber.
3.   Closing Conditions. In addition to the conditions set forth in Section 2 above:
(a)   The Closing is also subject to the satisfaction or waiver in writing by each party of the conditions that, on the Closing Date:
(i)   no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;
(ii)   no governmental authority of competent jurisdiction shall have rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and which then makes the consummation of the transactions contemplated hereby or the Transaction illegal or then restrains or prohibits the consummation of the transactions contemplated hereby or the Transaction, and
(iii)   all conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing) and the Transaction shall be consummated substantially concurrently with the Closing.
(b)   The obligations of the Company to consummate the Closing are also subject to the satisfaction or waiver in writing by the Company of the additional conditions that, on the Closing Date:
(i)   all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date);
(ii)   the Subscriber shall have delivered the Purchase Price in compliance with the terms of this Subscription Agreement; and
(iii)   the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.
(c)   The obligations of the Subscriber to consummate the Closing are also subject to the satisfaction or waiver in writing by the Subscriber of the additional conditions that, on the Closing Date:
(i)   all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date);
(ii)   the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing;

(iii)   the Shares shall have been approved for listing on Nasdaq (as defined below), subject to notice of issuance thereof;
(iv)   no amendment, waiver or modification of any provision of the Transaction Agreement or Company’s organizational documents (as the same exists on the date hereof and as provided to the Subscriber) shall have occurred that would materially and adversely affect the business of Targets (provided that any amendment, waiver or modification to the Company’s organizational documents contemplated by the Transaction Agreement and any of its exhibits shall be deemed acceptable); and
(v)   there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits the Other Subscribers thereunder unless the Subscriber has been offered substantially the same benefits.
(vi)   a cross receipt executed by the Company shall have been delivered to the Subscriber certifying that it has received the Purchase Price from the Subscriber as of the Closing Date.
4.   Company Representations and Warranties. The Company represents and warrants to the Subscriber that:
(a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power and authority (i) to own, lease and operate its properties and conduct its business as presently conducted and (ii) to enter into, deliver and perform its obligations under this Subscription Agreement, and (iii) is validly existing and in good standing under the laws of its jurisdiction of organization.
(b)   The Shares have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will be free and clear of all liens or other restrictions (other than those arising under applicable securities laws) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or under any agreement or other instrument to which it is a party or by which it is otherwise bound.
(c)   This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by the Subscriber, is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(d)   Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 5 of this Subscription Agreement, the execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Shares hereunder, and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions herein will be done in accordance with Nasdaq listing rules and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would, individually or in the aggregate, have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or affect the validity of the Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement.

(e)   The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Other than Jefferies LLC, Wells Fargo Securities, LLC and Evercore Group L.L.C. in their capacities as co-placement agents (each, a “Placement Agent” and collectively, the “Placement Agents”), the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any shares of Common Stock in the Offering.
(f)   The Company is not, and immediately after receipt of payment for the Shares, will not be, (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the Investment Company Act”), or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).
(g)   Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”).
(h)   The Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws, and neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of Common Stock in the Offering.
(i)   The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement.
(j)   The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Company’s organizational documents, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company is now a party or by which the Company’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(k)   Neither the Company nor anyone acting on its behalf has offered the Shares or any similar securities for sale to, or solicited any offer to buy the Shares or any similar securities from, or otherwise approached or negotiated in respect thereof with, any person other than the Subscriber and a limited number of other accredited investors, each of which has been offered the Shares at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Shares to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
(l)   The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization, or other person in connection with the execution, delivery and performance of this Subscription Agreement (including without limitation, the issuance of the Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 6, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the United States Securities and Exchange Commission (“SEC”) under Regulation D under the Securities Act, and the rules and regulations of the SEC promulgated thereunder, if applicable, (iv) those required by Nasdaq, including with respect to obtaining stockholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable, and (vii) the failure of which to obtain would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
(m)   A copy of each report, statement, schedule, prospectus and registration statement filed by the Company prior to the date of this Subscription Agreement (the “SEC Documents”) is available to the undersigned via the SEC’s EDGAR system. The Company has timely filed each SEC Document that the Company was required to file with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since its initial registration of the Class A Shares with the SEC. As of their respective dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the Staff of the SEC with respect to any of the SEC Documents.
(n)   As of the date hereof, the authorized share capital of the Company consists of (i) 500,000,000 Class A ordinary shares, par value $0.0001 per share (“Class A Shares”), (ii) 50,000,000 Class B ordinary shares, par value $0.0001 per share (“Class B Shares”) and (iii) 5,000,000 preference shares, par value $0.0001 per share (“Preference Shares”). As of the date hereof, (i) 121,304,000 Class A Shares, 5,175,000 Class B Shares and no Preference Shares are issued and outstanding; and (ii) no Class A Shares, Class B Shares or Common Stock is subject to issuance upon exercise of outstanding options. All (A) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and non-assessable and is not subject to preemptive or similar rights, except as (x) set forth above or (y) pursuant to the Subscription Agreements or the Merger Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Class A Shares, Class B Shares or Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries other than Optimus Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), and Optimus Merger Sub II, Inc., a Delaware corporation (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”), and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person (other than Merger Subs), whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than (1) the letter agreement entered into by the Company in connection with the Company’s initial public offering on January 26, 2021, pursuant to which HC Sponsor LLC and the Company’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (2) as contemplated by the Merger Agreement. Other than Class B Shares, which have the anti-dilution rights described in the Company’s amended and restated certificate of incorporation and which such rights will be waived in connection with the Transaction, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (I) the Shares, (II) the shares to be issued pursuant to any Other Subscription Agreement or (III) any other securities to be issued in connection with the Transaction (including, without limitation, any securities to be issued to securityholders of the Company or the Targets in connection with the Transaction). As of the date hereof, the Company had no outstanding indebtedness, other than an amount not exceeding the sum of (i) indebtedness disclosed in the SEC Documents and (ii) indebtedness in an aggregate amount which does not exceed $1,000,000.
(o)   Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) suit, action, claim, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(p)   The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and is listed for trading on Nasdaq under the symbol “HCAQ”. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC with respect to any intention by such entity to deregister the Class A Shares or prohibit or terminate the listing of the Class A Shares on Nasdaq. The Company has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act. Upon consummation of the Transaction, the issued and outstanding Common Stock will be registered pursuant to Section 12(b) of the Exchange Act, and the Common Stock, including the Shares, will be listed for trading on Nasdaq.
(q)   The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and the Subscriber that is effecting a pledge of Shares shall not be required to provide the Company with any notice thereof; provided further, that such pledge shall not cause Company to violate Regulations T, U or X, as applicable, and that neither the Company nor their counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge.
(r)   Neither the Company nor any of its directors or officers, nor, to the knowledge of the Company, any agent, employee or affiliate of any of the foregoing, is aware of or has taken or will take any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), or any other applicable anti-corruption or anti-bribery laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA or any other applicable anti-corruption or anti-bribery laws; and the Company and, to the knowledge of the Company, its affiliates, have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to promote and achieve compliance therewith and with the representation and warranty contained herein.
(s)   Neither the Company, nor any director or officer thereof, nor, to the knowledge of the Company, any employee, agent, controlled affiliate or representative of the Company, is a person that is, or is owned or controlled by a person that is currently subject to, any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or any other applicable sanction laws; and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, to (i) fund or facilitate any activities or business of or with any person that, at the time of such funding or facilitation, is subject to any U.S. sanctions administered by OFAC or any other applicable sanctions laws or (ii) in any other manner that will result in a violation of any U.S. sanctions administered by OFAC or any other applicable sanctions laws by any person (including any person participating in the offering, whether as underwriter, placement agent, adviser, investor or otherwise).
(t)   Other than the Other Subscription Agreements, the Company has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in the Company. No Other Subscription Agreement includes terms and conditions that are more advantageous to any such Other Subscriber than the Subscriber hereunder, and such Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.
(u)   The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber. The Company further understands and acknowledges that neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Common Stock nor any representations and warranties made by the

Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.
5.   Subscriber Representations, Warranties and Covenants. The Subscriber represents and warrants to the Company that:
(a)   At the time the Subscriber was offered the Shares, it was, and as of the date hereof, the Subscriber is (i) an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) as indicated in the questionnaire attached as Exhibit A hereto, and (ii) acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber is not an entity formed for the specific purpose of acquiring the Shares. Subscriber understands and acknowledges that the purchase and sale of the Shares hereunder is intended to meet the exemptions from filing under FINRA Rule 5123(b)(1)(B).
(b)   At the time the Subscriber was offered the Shares, it was, and as of the date hereof, is (i) a “qualified purchaser” (within the meaning of Section 2(a)(51) of the Investment Company Act of 1940, as amended (the “Investment Company Act”)) as indicated in the questionnaire attached as Exhibit A hereto, and (ii) acquiring the Shares only for its own account or for the account of another qualified purchaser. A “qualified purchaser” (within the meaning of Section 2(a)(51) of the Investment Company Act), is (i) any natural person (including any person who holds a joint, community property, or other similar shared ownership interest in an issuer that is excepted under Section 3(c)(7) of the Investment Company Act with that person’s qualified purchaser spouse) who owns not less than $5,000,000 in investments, as defined by the U.S. Securities and Exchange Commission; (ii) any company that owns not less than $5,000,000 in investments and that is owned directly or indirectly by or for 2 or more natural persons who are related as siblings or spouse (including former spouse), or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations, or trusts established by or for the benefit of such persons; (iii) any trust that is not covered by clause (ii) and that was not formed for the specific purpose of acquiring the securities offered, as to which the trustee or other person authorized to make decisions with respect to the trust, and each settlor or other person who has contributed assets to the trust, is a person described in clause (i), (ii) or (iv); or (iv) any person acting for its own account or the accounts of other qualified purchasers, who in the aggregate owns and invests on a discretionary basis, not less than $25,000,000 in investments.
(c)   The Subscriber understands that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares delivered at the Closing have not been, and at the Closing will not be, registered under the Securities Act. The Subscriber understands that the Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect. The Subscriber acknowledges that the Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Subscriber further acknowledges that the Shares will not be immediately eligible for resale pursuant to Rule 144 promulgated under the Securities Act, until, among other requirements, at least one year has elapsed from the time that the Company has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company. The Subscriber understands and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.
(d)   The Subscriber understands and agrees that the Subscriber is purchasing Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to the Subscriber by the Company, or any of its officers or directors (other than those representations, warranties, covenants and agreements included in this Subscription Agreement).
(e)   The Subscriber’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
(f)   The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has received the following items (collectively, the “Disclosure Documents”): (i) the SEC Documents, (ii) the Transaction Agreement, a copy of which will be filed by the Company with the SEC and (iii) the investor presentation by the Company and the Targets, a copy of which will be furnished by the Company to the SEC. The undersigned understands the significant extent to which certain of the disclosures contained in item (i) above shall not apply following the Transaction Closing. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the opportunity to ask the Company’s management questions, receive such answers and obtain such information as the Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Subscriber has conducted its own investigation of the Company, the Targets and the Shares and the Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares. Based on such information as the Subscriber has deemed appropriate and without reliance upon the Company (other than those representations, warranties, covenants and agreements of the Company included in this Subscription Agreement) or the Placement Agents, the Subscriber has independently made its own analysis and decision to enter into the Transaction.
(g)   The Subscriber became aware of this Offering of the Shares solely by means of direct contact between the Subscriber and the Company, the Placement Agents or a representative of the Company or the Placement Agents, and the Shares were offered to the Subscriber solely by direct contact between the Subscriber and the Company, the Placement Agents or a representative of the Company or the Placement Agents. The Subscriber did not become aware of this offering of the Shares, nor were the Shares offered to the Subscriber, by any other means. The Subscriber acknowledges that the Company represents and warrants that the Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, the Targets, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Company contained elsewhere in this Subscription Agreement, in making its investment or decision to invest in the Company. Neither the Subscriber nor any of its directors, officers, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement, in each case, in connection with the Offering.
(h)   The Subscriber acknowledges and agrees that (i) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character, including those related to the Company, the Targets, the Targets’ respective credit quality, the Shares or the Transaction, and have not provided any advice or recommendation in connection with the Transaction, (ii) the Placement Agents may have acquired, or during the term of the Shares may acquire, non-public information with respect to the Company, which the Subscriber agrees, subject to applicable law, need not be provided to it, (iii) the Placement Agents may have existing or future business relationships with the Company and the Targets (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that they deem necessary or appropriate to protect their interests arising therefrom without regard to the consequences for a holder of Shares, and that certain of these actions may have material and adverse consequences for a holder of Shares, and (iv) the Placement Agents will have no responsibility with respect to (A) any representations, warranties or agreements made by any person or entity under or in connection with the Transaction or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) or any thereof, or (B) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company or the Transaction.
(i)   The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the SEC Documents. The Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision. The Subscriber will not look to the Placement Agents for all or part of any such loss or losses the Subscriber may suffer and is able to sustain a complete loss on its investment in the Shares.
(j)   Alone, or together with any professional advisor(s), the Subscriber has analyzed and considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists.
(k)   In making its decision to purchase the Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber and the representations and warranties of the Company set forth herein. Without limiting the generality of the foregoing, the Subscriber has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning the Company, the Targets, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares. The Placement Agents shall not have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by the Subscriber, the Company or any other person or entity), whether in contract, tort or otherwise, to the Subscriber, or to any person claiming through the Subscriber, in respect of the Transaction.
(l)   The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering of the Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the SEC Documents.
(m)   The Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.
(n)   The execution, delivery and performance by the Subscriber of this Subscription Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a breach or default under or violate (i) any federal or state statute, rule or regulation applicable to the Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or (ii) any agreement or other undertaking, to which the Subscriber is a party or by which the Subscriber is bound, and, (iii) if the Subscriber is not an individual, will not violate any provisions of the Subscriber’s charter documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable, except, in the case of clauses (i) and (ii), as would not reasonably be expected to have, individually or in the aggregate, a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Shares. The signature on this Subscription Agreement is genuine, and the signatory, if the Subscriber is an individual, has legal competence and capacity to execute the same or, if the Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(o)   Neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.
(p)   The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber, directly or indirectly through a third party administrator, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it, directly or indirectly through a third party administrator, maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it, directly or indirectly through a third party administrator, maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Shares were legally derived.
(q)   The Subscriber acknowledges that (i) no disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares, (ii) it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Subscriber has not relied on any investigation that the Placement Agents, any of their respective members, directors, officers, employees, representatives, controlling persons or any persons acting on its behalf have conducted with respect to the Shares, the Company or the Targets. and (iii) in connection with the issue and purchase of the Shares, the Placement Agents are acting solely as the Company’s placement agents in connection with the Transaction and are not acting as underwriters or in any other capacity and the Placement Agents have not acted as the Subscriber’s financial advisors or fiduciaries. The Subscriber further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their respective affiliates.
6.   Registration Rights.
(a)   The Company agrees that, within forty-five (45) calendar days after the Transaction Closing, the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Shares (the initial registration statement and any other registration statement that may be filed by the Company under this Section 6, the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 45th calendar day (or 60th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. The Company will provide a draft of the Registration Statement to Subscriber for review at least three (3) business days in advance of filing the Registration Statement, and shall promptly advise Subscriber upon the Registration Statement and any post-effective amendment thereto being declared effective by the SEC. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement on behalf of Subscribers due to limitations on the use of Rule 415 under the Securities Act for the resale of the shares of Common Stock by the applicable stockholders or otherwise, such Registration Statement shall register for resale by Subscribers such number of shares of Common Stock, including the Shares, which is equal to the maximum number of shares of Common Stock as is permitted to be registered by the Commission. In such event, the number of shares of Common Stock to be registered for each selling stockholder named in the Registration Statement, including the Subscriber, shall be reduced pro rata among all such selling stockholders. In no event shall Subscriber or its affiliates be identified as a statutory underwriter in the Registration Statement without Subscriber’s prior written consent (it being agreed that, if the SEC requests that the Subscriber or its affiliates be identified as a statutory underwriter in the Registration Statement, the Subscriber and its affiliates will have an opportunity to withdraw its shares from the Registration Statement). The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain continuously effective until the earlier of (i) five years from the date of effectiveness of the initial Registration Statement, (ii) the date on which the Subscriber ceases to hold any Shares covered by such Registration Statement, or (iii) if Rule 144(i) is no longer applicable to the Company or Rule 144(i)(2) is amended to remove the current reporting requirement preceding a disposition of securities, on the first date on which the Subscriber can sell all of its Shares under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold without limitation as to the manner of sale or the amount of such securities that may be sold. The Company’s obligations to include the Shares in the Registration Statement are contingent upon the Subscriber furnishing in writing to the Company such information regarding the Subscriber, the securities of the Company held by the Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by the Company to effect the registration of the Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations; provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. For as long the Subscriber holds any Shares, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 under the Securities Act (when Rule 144 under the Securities Act becomes available to the Company).
(b)   In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense, the Company shall:
(i)   except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions;
(ii)   promptly advise Subscriber (and in any event within two (2) business days):
(A)   of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(B)   of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(C)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events listed above, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (C) above may constitute material, nonpublic information regarding the Company;
(iii)   use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)   upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Common Stock has been listed; and
(vi)   use its commercially reasonable efforts (A) to take all other steps necessary to effect and maintain the registration of the Shares contemplated hereby and to enable the Subscriber to sell the Shares under Rule 144 and (B) for so long as the Subscriber holds Shares, to timely file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required under the applicable provisions of Rule 144 to enable Subscriber to sell the Shares under Rule 144.
(c)   Notwithstanding anything to the contrary contained herein, the Company may delay filing or suspend the use of any such registration statement if it reasonably determines, upon advice of external legal counsel, that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto or a supplement to the related prospectus would be needed, or if the Company’s board of directors, upon advice of external legal counsel, reasonably believes such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company and with respect to which the Company has a bona fide business purpose for keeping confidential (each such circumstance, a “Suspension Event”); provided, that (i) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than thirty (30) consecutive days or more than a total of sixty (60) days or more than two (2) times, in each case in any three hundred sixty (360) day period and (ii) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the Subscriber of such securities as soon as practicable thereafter. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that it will (1) immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives (A) (i) copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and (ii) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (2) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law, subpoena or regulatory request or requirement. Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of a Suspension Event, provide Subscriber with any material, nonpublic information regarding the Company (other than to the extent that providing notice to Subscriber of the occurrence of a Suspension Event may itself constitute material, nonpublic information regarding the Company). If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion, destroy all copies of the prospectus covering the Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (x) the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulary, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) copies stored electronically on archival servers as a result of automatic data back-up.
(d)   In connection with any sale, assignment, transfer or other disposition of the Shares by Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Shares held by Subscriber become freely tradable, if requested by Subscriber, the Company shall cause the Company’s transfer agent for the Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such Shares and to make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within two (2) trading days of any such request therefor from Subscriber. In connection therewith, if required by the Transfer Agent, the Company shall promptly cause an opinion of counsel to be delivered to and maintained with the Transfer Agent, together with any other authorizations, certificates and directions required by the Transfer Agent that authorize and direct the Transfer Agent to issue such Shares without any such restrictive legend. Subscriber may request that the Company remove any legend from the book entry position evidencing its Shares following the earliest of such time as such Shares (i) (A) are subject to or (B) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144 or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares. If restrictive legends are no longer required for such Shares pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within two (2) trading days of any request therefor from Subscriber, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Shares. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance.
(e)   Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that Subscriber not receive notices from the Company otherwise required by this Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Company in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6(e)) and the related suspension period remains in effect, the Company will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Company, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.
(f)   The Company shall indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each of them, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 6, except insofar as and to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 6 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Shares by Subscriber.

(g)   Subscriber shall, severally and not jointly with any Other Subscriber, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber under this Section 6(g) be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation.
(h)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (in addition to local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, and in no event shall the liability of Subscriber under this Section 6(h) be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation.
7.   Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; or (c) written notice by either party to the other party to terminate this Subscription Agreement if the Closing has not occurred on or prior to January 6, 2022 and the terminating party’s breach was not the primary reason the Closing failed to occur by such date; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover reasonable and documented out-of-pocket losses, liabilities or damages arising from such breach and (ii) the provisions of Sections 8 through 10 of this Subscription Agreement and the indemnification provisions contained in Section 6 hereof will survive any termination of this Subscription Agreement until the expiration of any applicable statute of limitations. The Company shall notify the Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement. If any termination hereof occurs after the delivery by the Subscriber of the aggregate Purchase Price for the Shares, the Company shall promptly (but not later than one business day thereafter) return the aggregate Purchase Price to the Subscriber without any deduction for or on account of any tax, withholding, charges, or set-off.

8.   Trust Account Waiver. The Subscriber acknowledges and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (including overallotment shares acquired by the Company’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the final prospectus dated January 26, 2021, relating to the Company’s initial public offering, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus, the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within 24 months after the closing of the IPO, which is subject to extension by amendment to the Company’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise and income tax obligations and up to $100,000 in dissolution expenses, or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subscriber hereby agrees that, notwithstanding anything to the contrary in this Subscription Agreement, the Subscriber does not now, or shall at any time hereafter, have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, nor shall the Subscriber make any claim against the Trust Account (including any distributions therefrom), in each case, in connection with or relating in any way to this Subscription Agreement, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”); provided however, that nothing in this Section 8 shall (i) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company), for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that the Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company) or (iii) be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of Common Stock or other equity interests of the Company acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any right to distributions from the Trust Account in accordance with the Company’s amended and restated certificate of incorporation in respect of any redemptions by Subscriber of any Common Stock acquired by Subscriber by any means other than pursuant to this Subscription Agreement. The Subscriber hereby irrevocably waives any Released Claims that the Subscriber may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever in respect of the Released Claims (including for an alleged breach of this Subscription Agreement or any other agreement with the Company or its affiliates). The Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter in this Subscription Agreement, and the Subscriber further intends and understands such waiver to be valid, binding and enforceable against the Subscriber under applicable law, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
9.   Miscellaneous.
(a)   Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Subscriber without the prior written consent of the Company, provided that Subscriber may transfer or assign all or a portion of its rights under this Subscription Agreement to an affiliate or to any fund or other entity or account managed or advised by the same investment manager or advised by the same investment advisor as the Subscriber, provided further, that the Subscriber shall provide notice to the

Company upon such transfer and any purported transfer or assignment in violation of this Section 9(a) shall be null and void ab initio. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder in connection with the consummation of the Transaction).
(b)   The Company may request from the Subscriber such additional information as the Company may deem reasonably necessary to evaluate the eligibility of the Subscriber to acquire the Shares as may reasonably be requested, and the Subscriber shall reasonably promptly provide such information to the Company upon such request, provided that the Company agrees to keep any such information provided by Subscriber confidential, except as may be required by applicable law, rule, regulation or in connection with any legal proceeding or regulatory request.
(c)   The Subscriber acknowledges that the Company, the Placement Agents, and the Targets (following the Closing) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement. Prior to the Closing, the Subscriber agrees to promptly notify the Company if any of the Subscriber’s acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect. The Subscriber agrees that the purchase by the Subscriber of Shares pursuant to this Subscription Agreement from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Subscriber as of the time of such purchase (except for acknowledgments, understandings, agreements, representations and warranties made as of a specific date, which shall be reaffirmed as of such date). The Subscriber acknowledges and agrees that each of the Placement Agents and the Targets (following the Closing) is a third-party beneficiary of the representations, warranties and covenants of the Subscriber contained in Section 5 of this Subscription Agreement, and that the Targets (following the Closing) is otherwise an express third party beneficiary of this Agreement, entitled to enforce the terms hereof against Subscriber as if it were an original party hereto. The Company acknowledges and agrees that each of the Placement Agents is a third-party beneficiary of the representations, warranties and covenants of the Company contained in Section 4 of this Subscription Agreement. The Company and the Subscriber also acknowledge and agree that the persons named in Sections 6(f) through 6(h) hereof shall be intended third party beneficiaries of such provisions. Except as expressly set forth in this Subscription Agreement, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.
(d)   Each of the Company and the Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. The Subscriber acknowledges that the Company may file a form of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of the Company. The Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed); provided that the restriction in this provision shall not apply to the extent any proposed release or statement is required by applicable securities law, any governmental authority or stock exchange rule.
(e)   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any applicable statute of limitations.
(f)   This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.
(g)   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Subscriber in connection with the Offering).
(h)   This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i)   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j)   This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k)   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(l)   THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.
(m)   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):
If to the Company, to:	with copies (which shall not constitute notice) to:
HealthCor Catalio Acquisition Corp.	Kirkland & Ellis LLP
55 Hudson Yards, 28th Floor	609 Main Street
New York, NY 10001	Houston, TX 77002
Attn: Anabelle Perez Gray	Attn: Debbie P. Yee, P.C.
Email: anabelle@hccspac.com	Email: debbie.yee@kirkland.com
Telephone No.: (212) 622-7800	Telephone No.: (713) 836-3600
Notice to the Subscriber shall be given to the address underneath the Subscriber’s name on the signature page hereto.
(n)   The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Company’s sponsor, HC Sponsor LLC.
(o)   At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.
(p)   The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or the Other Subscription Agreements or other investor. The decision of Subscriber to purchase Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute the Subscriber and other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber, the Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for the Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(q)   Each of the Subscriber and the Company acknowledges and agrees that for U.S. federal income tax purposes, the Subscriber shall be deemed to be the owner of any funds transferred by the Subscriber to the Company unless and until the Closing is fully completed in accordance with the terms of this Subscription Agreement.
10.   Non-Reliance and Exculpation. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making its investment or decision to invest in the Company. The Subscriber agrees that neither (i) any other purchaser pursuant to other subscription agreements entered into in connection with the Offering (including the controlling persons, members, officers, directors, partners, agents, or employees of any such other purchaser) nor (ii) the Placement Agents, their affiliates or any of their or their affiliates’ respective control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

11.   [RESERVED.]
12.   Disclosure. The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and the Transaction and any other material, nonpublic information that the Company has provided to the Subscriber or any of the Subscriber’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Disclosure Document. From and after the issuance of the Disclosure Document, to the Company’s actual knowledge, the Subscriber shall not be in possession of any material, nonpublic information regarding the Company received from the Company or any of its officers, directors, or employees or the Placement Agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company, the Placement Agents or any of their respective affiliates in connection with the Transaction. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of the Subscriber and (ii) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the SEC or any regulatory agency or trading market, without the prior written consent (including by e-mail) of the Subscriber, except as required by the federal securities laws, rules or regulations, at the request of the staff of the SEC or regulatory agency or under the regulations of Nasdaq, in which case the Company shall provide the Subscriber with prior written notice (including by e-mail) of such permitted disclosure. The Subscriber will promptly provide any information reasonably requested by the Company or any of its affiliates for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the SEC) to the extent readily available and to the extent consistent with its internal policies and procedures and within the Subscriber’s possession and control or otherwise readily available to the Subscriber.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
HealthCor Catalio Acquisition Corp.
By:

Name:
Title:
[Signature Page to Subscription Agreement]

[SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT]
IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.
Name(s) of Subscriber:
Signature of Authorized Signatory of Subscriber:
Name of Authorized Signatory:
Title of Authorized Signatory:
Address for Notice to Subscriber:

Attention:
Email:
Facsimile No.:
Telephone No.:
Address for Delivery of Shares to Subscriber (if not same as address for notice):

Subscription Amount:    $

Number of Shares:

EIN Number:

Exhibit A
Accredited Investor Questionnaire
Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.
The undersigned represents and warrants that the undersigned is a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act of 1940 (a “Qualified Purchaser”), as amended, and an “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):
(i)
A natural person whose net worth, either individually or jointly with such person’s spouse or spousal equivalent, at the time of the Subscriber’s purchase, exceeds $1,000,000;

The term “net worth” means the excess of total assets over total liabilities (including personal and real property, but excluding the estimated fair market value of the Subscriber’s primary home). For the purposes of calculating joint net worth with the person’s spouse or spousal equivalent, joint net worth can be the aggregate net worth of the Subscriber and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly.

(ii)
A natural person who had an individual income in excess of $200,000, or joint income with the Subscriber’s spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;

In determining individual “income,” the Subscriber should add to the Subscriber’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

(iii)
A director or executive officer of the Company;

(iv)
A natural person holding in good standing with one or more professional certifications or designations or other credentials from an accredited educational institution that the U.S. Securities Exchange Commission (“SEC”) has designated as qualifying an individual for accredited investor status;

The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.

(v)
A natural person who is a “knowledgeable employee” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of the Investment Company Act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of the Investment Company Act.

(vi)
A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a) (5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

(vii)
A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(viii)
An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under the section 203(l) or (m) of the Investment Advisers Act;
(ix)
An insurance company as defined in section 2(13) of the Exchange Act;

(x)
An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;

(xi)
A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

(xii)
A Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(xiii)
A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

(xiv)
An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(xv)
A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

(xvi)
An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5,000,000;

(xvii)
A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

(xviii)
A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

(xix)
A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

(xx)
An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or

(xxi)
An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

(xxii)
A Qualified Purchaser as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended, and is acquiring the Shares for its own account or for the account of another Qualified Purchaser.

(xxiii)
The Subscriber does not qualify under any of the investor categories set forth in (i) through (xxi) above.

2.1
Type of the Subscriber.   Indicate the form of entity of the Subscriber:

☐ Individual	☐ Limited Partnership
☐ Corporation	☐ General Partnership
☐ Revocable Trust
☐ Other Type of Trust (indicate type):
☐ Other (indicate form of organization):

2.2.1
If the Subscriber is not an individual, indicate the approximate date the Subscriber entity was formed:                  .

2.2.2
If the Subscriber is not an individual, initial the line below which correctly describes the application of the following statement to the Subscriber’s situation: the Subscriber (x) was not organized or reorganized for the specific purpose of acquiring the Securities and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in the Subscriber.

     True
     False

If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

Subscriber:
Subscriber
Name:

By:

 Signatory Name:
 Signatory Title:

Annex H
ADVISORY AGREEMENT
This ADVISORY AGREEMENT (the “Agreement”) is entered into as of [•], 2021, by and between Hyperfine, Inc., a Delaware corporation (the “Company”), and Jonathan Rothberg, PhD. (“Dr. Rothberg”).
WHEREAS, on and after [•], 2021 (the “Effective Date”), Dr. Rothberg will serve on the Board of Directors of the Company (the “Board”), and will serve as the non-executive Vice Chairman of the Board, in each case, subject to his election by the Company’s shareholders, and Dr. Rothberg has also agreed to act as an adviser to the Company following the Effective Date; and
WHEREAS, the Company and Dr. Rothberg desire to entire into this Agreement setting forth the terms of Dr. Rothberg’s consulting relationship with the Company and certain other matters relating to his advisor role.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1.   Consulting Services.    Dr. Rothberg agrees to advise the Company’s Chief Executive Officer and the Board on strategic matters, and to provide consulting, business development and similar services to the Company’s Chief Executive Officer and the Board relating to the Company’s current, future and potential scientific and strategic initiatives and such other consulting services to be reasonably requested and authorized by the Company’s Chief Executive Officer or the Board from time to time (in the aggregate, the “Services”). Dr. Rothberg will be reasonably available to consult by phone, email or in person at the Company’s offices, or another mutually agreeable site with Company personnel, and any dates for visits to the Company’s offices will be arranged by mutual agreement. The term of this Agreement will commence on the Effective Date and continue until terminated as provided herein (the “Consulting Period”). Dr. Rothberg agrees to devote that amount of time as is reasonably required by the Company for him to perform the Services, taking into account his other business obligations as in effect from time to time. Dr. Rothberg represents that he has the qualifications, the experience and the ability to properly perform the Services, and that he will use his best efforts to perform the Services such that the results are satisfactory to the Company.
2.   Independent Contractor.    Dr. Rothberg’s relationship with the Company will be that of an independent contractor and not that of an employee. Dr. Rothberg will be solely responsible for determining the method, details and means of performing the Services. Dr. Rothberg will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company. Dr. Rothberg acknowledges and agrees that he will not be eligible for any benefits available to employees of the Company. Dr. Rothberg will perform those Services that are agreed upon by and between Dr. Rothberg and the Board and/or the Company’s Chief Executive Officer, and Dr. Rothberg will be required to report only to the Board concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Board. Dr. Rothberg will have full responsibility for applicable taxes (including withholding taxes) for all compensation paid to Dr. Rothberg under this Agreement, and will have full responsibility for compliance with all applicable labor and employment legal requirements with respect to Dr. Rothberg’s self-employment. Dr. Rothberg agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes and labor or employment legal requirements.
3.   Compensation and Other Benefits.
(a)   Consulting Fee.    As compensation for the Services provided hereunder, during the Consulting Period, the Company will pay to Dr. Rothberg a consulting fee (the “Consulting Fee”) of (i) $16,667 per month. The Consulting Fee will be paid to Dr. Rothberg on the first business day of each month during the Consulting Period. The Company will reimburse Dr. Rothberg for his reasonable out-of-pocket expenses incurred in connection with the provision of the Services, pursuant to the terms and conditions of applicable Company policies and requirements.

(b)   Office Space, etc.    During the Consulting Period, the Company will provide Dr. Rothberg with reasonable office space at the Company’s headquarters and access to secretarial and administrative assistance as needed so that he may perform his duties hereunder.
(c)   Equity Awards.    Dr. Rothberg’s restricted stock unit grant(s) under each of the Hyperfine Research, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan or the Liminal Sciences, Inc. 2021 Employee, Director and Consultant Equity Incentive Plan (“Incentive Plans”) shall remain outstanding and administered in accordance with the terms and conditions of the applicable Incentive Plans and RSU Grant Agreements.
4.   Termination.    Either party may terminate this Agreement for any reason upon giving thirty (30) days’ advance notice of such termination. In the event of such termination of this Agreement, the Company’s only obligation will be to pay Dr. Rothberg any earned but unpaid Consulting Fee as of the termination date. Notwithstanding the foregoing, Dr. Rothberg’s entitlements under Sections 3(c) of this Agreement will survive the termination of this Agreement.
5.   Restrictive Covenants.    Dr. Rothberg hereby reaffirms and agrees to comply with the policies and procedures of the Company and its affiliates for protecting confidential information and will never disclose to any person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its affiliates), or use for his own benefit or gain, any confidential information obtained by Dr. Rothberg incident to his association with the Company or any of its affiliates.1
6.   Conflicts with this Agreement.    Dr. Rothberg represents and warrants that he is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Dr. Rothberg represents and warrants that Dr. Rothberg’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Dr. Rothberg in confidence or in trust prior to commencement of this Agreement. Dr. Rothberg warrants that Dr. Rothberg has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Dr. Rothberg has gained from third parties, and which Dr. Rothberg discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Dr. Rothberg agrees that he will not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Dr. Rothberg represents and warrants that he has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with his obligations under this Agreement. Dr. Rothberg will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.
7.   Section 409A.    This Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed consistent with such intent. Notwithstanding the foregoing, in no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
8.   Miscellaneous.
(a)   Entire Agreement.    This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.
(b)   Amendments and Waivers.    Any term of this Agreement may be amended or waived only with the written consent of the parties.
(c)   Choice of Law.    The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Connecticut, without giving effect to the principles of conflict of laws.

1   Note to Draft: Parties to consider inclusion of any other relevant restrictive covenants. No other covenants are applicable.

(d)   Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such portion will be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion will not affect the force, effect, and validity of the remaining portion hereof.
(e)   Counterparts.    This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(f)   Successors.    This Agreement is personal to Dr. Rothberg and, without the prior written consent of the Company, will not be assignable by Dr. Rothberg otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Dr. Rothberg’s legal representatives. This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “the Company” will mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.
(g)   Advice of Counsel.    EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
[Remainder of page intentionally left blank.]

This Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative and by Dr. Rothberg.
HYPERFINE, INC.
By:

Name:

Title:

JONATHAN ROTHBERG, PH.D.

Signature
Address:

Annex I
FORM OF
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among HealthCor Catalio Acquisition Corp., a Cayman Islands exempted company (the “Company”), and HC Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), the undersigned parties listed under Sponsor Group Holders on the signature page(s) hereto (each such party, a “Sponsor Group Holder” and, collectively, the “Sponsor Group Holders”) and the undersigned parties listed under Hyperfine Holders on the signature page(s) hereto (each such party, a “Hyperfine Holder” and, collectively, the “Hyperfine Holders”). The Sponsor Group Holders, the Hyperfine Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, are each referred to herein as a “Holder” and collectively as the “Holders.”
RECITALS
WHEREAS, the Company has entered into that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of July 7, 2021, by and among the Company, Optimus Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Optimus Merger Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Liminal Sciences, Inc., a Delaware corporation, and Hyperfine, Inc., a Delaware corporation;
WHEREAS, pursuant to the transactions contemplated by the Business Combination Agreement and subject to the terms and conditions set forth therein, among other things, the Company will be domesticated as a Delaware corporation (the “Domestication”) and the Hyperfine Holders will receive an aggregate of [•] shares of Class A common stock, $0.0001 par value per share (“Common Stock”) and an aggregate of [•] shares of Class B common stock, $0.0001 par value per share (“Class B Common Stock”), of the Company (the “Hyperfine Shares”), upon the closing of such transactions (the “Closing”);
WHEREAS, the Sponsor Group Holders hold an aggregate of 5,175,000 shares of the Company’s Class B ordinary shares, par value $0.0001 per share (the “HealthCor Class B Ordinary Shares”), which shares of HealthCor Class B Ordinary Shares will first automatically convert into an aggregate of 5,175,000 shares of Class B Common Stock in connection with the Domestication and then into 5,175,000 shares of Common Stock at the Closing (the “Founder Shares”);
WHEREAS, the Company and the Sponsor are party to that certain Private Placement Shares Purchase Agreement, dated January 26, 2021, pursuant to which the Sponsor purchased 614,000 shares of the Company’s Class A ordinary shares, par value $0.0001 per share (the “HealthCor Class A Ordinary Shares”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering and the exercise of the over-allotment option in connection therewith, which HealthCor Class A Ordinary Shares will automatically convert into 614,000 shares of Common Stock (the “Private Placement Shares”) in connection with the Domestication;
WHEREAS, the Sponsor or an affiliate of the Sponsor or any of the Company’s officers or directors may, but are not obligated to, loan the Company funds for certain purposes, of which up to $1,500,000 of such loans may be convertible into an additional 150,000 Private Placement Shares (the “Working Capital Shares”);
WHEREAS, the Company has entered into separate Subscription Agreements (the “Subscription Agreements”) with the subscribers identified therein, including investors affiliated with one or more of the Sponsor Group Holders (the “PIPE Investors”), pursuant to which (i) the PIPE Investors will purchase an aggregate of 12,610,000 shares of Common Stock (the “PIPE Shares”), in a private placement transaction that will close substantially concurrently with and immediately prior to the Closing and (ii) the PIPE Investors were granted certain registration rights with respect to the PIPE Shares;
WHEREAS, the Company and the Sponsor Group Holders are party to that certain Registration and Shareholder Rights Agreement dated January 26, 2021 (the “Existing Registration Rights Agreement”),

pursuant to which the Sponsor Group Holders were granted certain registration and other rights with respect to the Company securities then held by the Sponsor Group Holders;
WHEREAS, pursuant to Section 6.8 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Sponsor Group Holders holding a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and
WHEREAS, the Company and all of the Sponsor Group Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Sponsor Group Holders and the Hyperfine Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1   Definitions.    The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the principal executive officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.
“Affiliate” means, (i) with respect to any specified Person that is not a natural person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (b) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, (x) a parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual, and (y) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (x) as beneficiaries.
“Agreement” shall have the meaning given in the Preamble.
“Board” shall mean the Board of Directors of the Company.
“Business Combination Agreement” shall have the meaning given in the Recitals hereto.
“Class B Common Stock” shall have the meaning given in the Recitals hereto.
“Commission” shall mean the U.S. Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.
“Demand Registration” shall have the meaning given in subsection 2.2.1.
“Demanding Holder” shall have the meaning given in subsection 2.2.1.
“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.
“Form S-1” shall have the meaning given in subsection 2.1.1.
“Form S-3” shall have the meaning given in subsection 2.1.2.
“Founder Shares” shall have the meaning given in the Recitals hereto.
“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the Private Placement Shares, and any Working Capital Shares, the period ending on the earlier of (A) one year after the Closing and (B) subsequent to the Closing, (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading days commencing at least 180 days after the Closing, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
“Holders” shall have the meaning given in the Preamble.
“Hyperfine Holders” shall have the meaning given in the Preamble.
“Hyperfine Shares” shall have the meaning given in the Recitals hereto.
“Hyperfine Shares Lock-up Period” shall mean, with respect to the Hyperfine Shares, the period ending on the earlier of (A) 180 days after the Closing and (B) subsequent to the Closing, (x) if the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading days after the Closing or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s public stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.
“HealthCor Class B Ordinary Shares” shall have the meaning given in the Recitals hereto.
“Insider Letter” shall mean that certain letter agreement, dated as of January 26, 2021, by and among the Company, the Sponsor and each of the Company’s officers and directors.
“Lock-up Periods” shall mean the Founder Shares Lock-up Period and the Hyperfine Shares Lock-up Period.
“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading.
“Permitted Transferees” shall mean (i) a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or (ii) with respect to any Hyperfine Holder, any Affiliate of such Hyperfine Holder.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.
“Piggyback Registration” shall have the meaning given in subsection 2.3.1.
“PIPE Investor” shall have the meaning given in the Recitals hereto.
“PIPE Shares” shall have the meaning given in the Recitals hereto.
“Private Placement Shares” shall have the meaning given in the Recitals hereto.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Purchaser” shall have the meaning given in the Recitals hereto.
“Registrable Security” shall mean (a) the Founder Shares, (b) the Hyperfine Shares, (c) the Private Placement Shares, (d) any Working Capital Shares, (e) any outstanding share of the Common Stock or any other equity security or equity-linked security (including the shares of the Common Stock issued or issuable upon the exercise or conversion of any other equity security or equity-linked security) of the Company held by a Holder as of immediately following the Closing, (f) any other equity security of the Company issued or issuable with respect to any such share of the Common Stock or Class B Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold in compliance with Rule 144 promulgated under the Securities Act, or after the date that is three years from the date hereof, such securities may be sold without volume or manner of sale restrictions pursuant to Rule 144 promulgated under the Securities Act; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;
(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)   reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.
“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holder” shall have the meaning given in subsection 2.2.1.
“Restricted Securities” shall have the meaning given in subsection 3.7.1.
“Rule 415” shall have the meaning given in subsection 2.1.1.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.
“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.
“Sponsor” shall have the meaning given in the Recitals hereto.
“Sponsor Group Holders” shall have the meaning given in the Preamble.
“Subscription Agreements” shall have the meaning given in the Recitals hereto.
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Working Capital Shares” shall have the meaning given in the Recitals hereto.
ARTICLE II
REGISTRATIONS
2.1   Shelf Registration.
2.1.1   Initial Registration.    The Company shall use its commercially reasonable efforts to file a Registration Statement under the Securities Act promptly, but in any event within forty-five (45) days following the Closing, to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than forty-five (45) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to sixty (60) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-1 (a “Form S-1”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within two (2) business days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement.
2.1.2   Form S-3.    The Company shall use its commercially reasonable efforts to file a shelf registration statement on Form S-3 (“Form S-3”) as soon as practicable after the Company is eligible to use Form S-3.
2.1.3   Shelf Takedown.    At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder(s) may request to sell all or a portion of their Registrable Securities in an Underwritten Offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $25,000,000 from such Shelf Underwritten Offering or (b) reasonably expect to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event for less than $5,000,000 in gross proceeds. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the pro rata calculations in subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the initiating Holder(s) after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.4 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in Underwritten Offerings of securities by the Company. Under no circumstances shall the Company be obligated to effect more than (i) one Shelf Underwritten Offering pursuant to this subsection 2.1.3 at the request of one or more Sponsor Group Holders or (ii) an aggregate of three (3) Shelf Underwritten Offerings pursuant to this subsection 2.1.3 with respect to any or all Registrable Securities.
2.2   Demand Registration.
2.2.1    Request for Registration.    Subject to the provisions of subsection 2.2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1 outstanding covering the Registrable Securities, the Holders of at least a majority-in-interest of the then outstanding number of Registrable Securities held by the Hyperfine Holders or the Sponsor Group Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration, including by filing a Registration Statement relating thereto as soon as practicable, but not more than forty-five (45) days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect more than (i) one Demand Registration under this subsection 2.2.1 at the request of one or more Sponsor Group Holders or (ii) an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement with respect to such Demand Registration has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders on such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.
2.2.2    Effective Registration.    Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its material obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.
2.2.3    Underwritten Offering.    Subject to the provisions of subsection 2.2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.
2.2.4    Reduction of Underwritten Offering.    If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders (pro rata, based on the respective number of Registrable Securities that each Holder has so requested) exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.
2.2.5    Demand Registration Withdrawal.    A majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least two (2) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to subsection 2.1.1 or 2.2.4 at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.2.5.
2.3   Piggyback Registration.
2.3.1   Piggyback Rights.    If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Sections 2.1 and 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s then existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company. Holders agree that, except as required by applicable law, the Holders shall treat as confidential any notice or other communication in connection with any Piggyback Registration and shall not disclose or use the information contained in such notice without the prior written consent of the Company until such time as the information contained therein is or becomes public, other than as a result of disclosure by a Holder of Registrable Shares in breach of the terms of this Agreement.
2.3.2    Reduction of Piggyback Registration.    If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Common Stock that the Company desires to sell, taken together with (i) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:
(a)   If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A)first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company (pro rata based on the respective number of shares of Common Stock that each such stockholder holds), which can be sold without exceeding the Maximum Number of Securities;
(b)   If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.
2.3.3    Piggyback Registration Withdrawal.    Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration at least two (2) business days prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.
2.3.4    Unlimited Piggyback Registration Rights.    For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof.
2.4    Restrictions on Registration Rights.    If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer or the Secretary of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than ninety (90) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures.    If at any time on or after the Closing, the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as soon as reasonably practicable:
3.1.1    prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold or otherwise cease to be Registrable Securities;
3.1.2    prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by a majority-in-interest of the Holders with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or otherwise cease to be Registrable Securities;
3.1.3    prior to filing a Registration Statement or Prospectus in connection with a Demand Registration, or any amendment or supplement thereto (except for supplements containing Exchange Act reports of the Company filed with respect to a Registration Statement or Prospectus for which forward incorporation by reference is unavailable), furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4    prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided,however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7    advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8    at least five (5) days prior to the filing of any Registration Statement or Prospectus in connection with a Demand Registration, or any amendment or supplement to such Registration Statement or Prospectus (except for supplements containing Exchange Act reports of the Company filed with respect to a Registration Statement or Prospectus for which forward incorporation by reference is unavailable), furnish a copy thereof to each seller of such Registrable Securities or its counsel;
3.1.9    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.5 hereof;
3.1.10    permit a representative of the Holders (such representative to be selected by a majority-in-interest of the Holders with Registrable Securities to be registered on the Registration Statement), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representative or Underwriter enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;
3.1.11   obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.13    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;
3.1.14    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission); provided that the Company will be deemed to have satisfied such requirement to the extent such information is filed on EDGAR or any successor system;
3.1.15    in connection with any Shelf Underwritten Offering pursuant to subsection 2.1.3 or any Underwritten Offering pursuant to subsection 2.2.3, if such Shelf Underwritten Offering or Underwritten Offering involves the sale of Registrable Securities for gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Shelf Underwritten Offering or Underwritten Offering, as the case may be; and
3.1.16    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.
3.2   Registration Expenses.    The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.
3.3   Holder Information Required for Participation in Registrations.    At least ten (10) business days prior to the first anticipated filing date of a Registration Statement, the Company shall use its commercially reasonable efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. At least three (3) business days prior to the anticipated filing date of any post-effective amendment of a Registration Statement (including pursuant to subsection 2.1.2), the Company shall use its commercially reasonable efforts to notify each Holder of Registrable Securities included in such Registration Statement in writing (which may be by email) of the information reasonably necessary about the Holder to keep such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include or keep a Holder’s Registrable Securities in a Registration Statement to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the fifth (5th) business day prior to the first anticipated filing date of a Registration Statement or the second (2nd) business day prior to the anticipated filing date of any post-effective amendment of a Registration Statement, as applicable.
3.4   Requirements for Participation in Underwritten Offerings.    No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.5   Suspension of Sales; Adverse Disclosure.    Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until such Holder has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.5.
3.6   Reporting Obligations.    As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions, it being acknowledged by the Holders that the securities of the Company will not be eligible for resale pursuant to Rule 144 promulgated under the Securities Act, until, among other requirements, at least one year has elapsed from the time that the Company has filed current Form 10 information with the Commission reflecting its status as an entity that is not a shell company. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
3.7   Lock-up Restrictions.
3.7.1    During the Founder Shares Lock-up Period, none of the Sponsor Group Holders shall, and during the Hyperfine Shares Lock-up Period, none of the Hyperfine Holders shall: offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of or distribute any shares of Common Stock or Class B Common Stock that are subject to the applicable Lock-up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive shares of Common Stock or Class B Common Stock that are subject to the applicable Lock-up Period, whether now owned or hereinafter acquired, that is owned directly by such Holder (including securities held as a custodian) or with respect to which such Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to an applicable Lock-up Period, the “Restricted Securities”), other than any transfer to a Permitted Transferee. The foregoing restriction is expressly agreed to preclude each Holder, as applicable, from engaging in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Holder. Such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.
3.7.2    Each Holder hereby represents and warrants that it now has and for the duration of the applicable Lock-up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions. Each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the applicable Lock-up Period.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein.
4.1.2    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including, without limitation’ reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3    Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4    The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5    If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action and the benefits received by such indemnifying party or indemnified party; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.
ARTICLE V
MISCELLANEOUS
5.1   Notices.    Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed to the Company, 530 Old Whitfield Street, Guilford, Connecticut 06437, Attn: Chief Executive Officer, with a copy (which shall not constitute notice) to Michael L. Fantozzi, Esq., Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, and, if to any Holder, at such Holder’s address or other contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.
5.2   Assignment; No Third Party Beneficiaries.
5.2.1   This Agreement and the rights, duties and obligations of the Company and the Holders, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such

Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the terms and restrictions set forth in this Agreement.
5.2.2    Prior to the expiration of the Founder Shares Lock-up Period or Hyperfine Shares Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement, including the lock up restrictions applicable to the transferor, or any other applicable agreements between the Company and such Holder.
5.2.3    This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
5.2.4    This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.
5.2.5    No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.
5.3   Severability.    This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
5.4   Counterparts.    This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
5.5   Governing Law; Venue.    NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B), AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION, AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.
5.6   Entire Agreement.    This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. This Agreement amends and restated the Existing Registration Rights Agreement in its entirety as set forth herein and upon execution of this Agreement, all provisions of, rights granted and covenants made in the Existing Registration Rights Agreement are hereby waived, released and superseded in their entirety and shall have no further force and effect. Upon the execution of this Agreement (i) the lock-up restrictions set forth in paragraph 5 of the Insider Letter shall automatically terminate and be superseded by the lock-up restrictions set forth in Section 3.7 of this Agreement, such that the Founder Shares and Private Placement Shares will be subject to the applicable lock-up restrictions set forth in Section 3.7 of this Agreement and not subject to the lock-up restrictions set forth in paragraph 5 of the Insider Letter and (ii) except as described in the foregoing clause (i), the Insider Letter shall continue to be and shall remain in full force and effect in accordance with its terms.
5.7   Amendments and Modifications.    Upon the written consent of the Company and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question (including the Holders of a majority-in-interest of the Founder Shares and the Holders of a majority-in-interest of the Hyperfine Shares), compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects any Holder(s), solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from other Holders (in such capacity) shall require the consent of the Holder(s) so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party. Any waiver, amendment or modification effected in accordance with this Section 5.7 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.
5.8   Titles and Headings.    Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
5.9   Waivers and Extensions.    Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
5.10   Remedies Cumulative.    In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce their respective rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
5.11   Other Registration Rights.    The Company represents and warrants that no person, other than the Holders with respect to Registrable Securities, or the PIPE Investors pursuant to the terms of the Subscription Agreements with respect to the PIPE Shares, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions (excluding the Subscription Agreements) and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
5.12   Term.    This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or (B) after the date that is three years from the date hereof, the Holders of all Registrable Securities are permitted to sell the Registrable Securities pursuant to Rule 144 promulgated under the Securities Act without volume or manner of sale restrictions. The provisions of Section 3.6 and Article IV shall survive any termination.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
HEALTHCOR CATALIO ACQUISITION CORP.,
a Cayman Islands exempted company
By:

Name:

Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
SPONSOR GROUP HOLDERS:
HC SPONSOR LLC, a Cayman Islands limited liability company

By:
Name:
Title:
Michael Weinstein
Christopher Wolfgang
Taylor Harris
[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
HYPERFINE HOLDERS:
Jonathan M. Rothberg	ELIZABETH A. WHAYLAND AND GREGORY T. MULHERN, AS JOINT TENANTS WITH RIGHT OF SURVIVORSHIP
Scott Huennekens	By: Name: Elizabeth A. Whayland
Ruth Fattori	By: Name: Gregory T. Mulhern
David Scott
Daguang Wang
Mark Hughes
Khan Siddiqui
Neela Paykel
Dan Wolterman
John Dahldorf
Elizabeth A. Whayland
[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
HYPERFINE HOLDERS:	YONGHUA INTERNATIONAL I L.P.
JONATHAN M. ROTHBERG CHILDREN’S TRUST 2012	By:

By:	Name:
Name:	Title:
Title:	YONGHUA INTERNATIONAL II L.P.
23RD CENTURY CAPITAL LLC	By:
By:	Name:
Name:	Title:
Title:	FOSUN INDUSTRIAL CO., LIMITED
ROTHBERG FAMILY FUND I, LLC	By:
By:	Name:
Name:	Title:
Title:	MONASHEE SOLITARIO FUND LP
HILDRED HOLDINGS, LLC (SERIES F)	By:
By:	Name:
Name:	Title:
Title:	CD-VENTURE GMBH
YH NORTH AMERICA CAPITAL L.P.	By:
By:	Name:
Name:	Title:
Title:
[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
HYPERFINE HOLDERS:	CRYPTOS LLC

AMB PROPRTY (PROVIDENCE) PTY LTD	By:
By:	Name:
Name:	Title:
Title:	DAVID DOLBY INVESTMENTS II LLC
ALBANY PRIVATE EQUITY PTY LTD	By:
By:	Name:
Name:	Title:
Title:	DOLBY FAMILY VENTURES, L.P.
KCLAVIS-NEXTRANS FUND NO.1	By:
By:	Name:
Name:	Title:
Title:	GV 2019, L.P.
JSR LIMITED	By:
By:	Name:
Name:	Title:
Title:
GUILFORD ASIA LIMITED
By:
Name:
Title:
[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
HYPERFINE HOLDERS:	VENDIHOLD SA
EQC PRIVATE MARKETS SAC FUND — EQC MEDDEV FUND	By:

By:	Name:
Name:	Title:
Title:
OPALEYE, L.P.

By:
Name:
Title:
SMALL VENTURES USA, LP

By:
Name:
Title:
ZEPP INVESTMENT PLATFORM I LTD.

By:
Name:
Title:
ACADIA WOODS PARTNERS, LLC

By:
Name:
Title:
[Signature Page to Registration Rights Agreement]

Annex J
TRANSACTION SUPPORT AGREEMENT
This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of July 8, 2021, by and among HealthCor Catalio Acquisition Corp., a Delaware corporation (“HealthCor”), Dr. Jonathan M. Rothberg (“Dr. Rothberg”) and the undersigned parties listed under Stockholders on the signature page(s) hereto (the “Stockholders”). Each of HealthCor, Dr.  Rothberg and each of the Stockholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).
RECITALS
WHEREAS, on July 7, 2021, HealthCor, Optimus Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Optimus Merger Sub II, Inc., a Delaware corporation (“Merger Sub II”), Liminal Sciences, Inc., a Delaware corporation (“Liminal”), and Hyperfine, Inc., a Delaware corporation (“Hyperfine”) (Hyperfine and Liminal are each, a “Company” and, are collectively, the “Companies”), entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, Merger Sub I will merge with and into Hyperfine and Merger Sub II will merge with and into Liminal, with each of Hyperfine and Liminal as the surviving company in their respective mergers and, after giving effect to such mergers, becoming wholly-owned Subsidiaries of HealthCor, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;
WHEREAS, Dr. Rothberg is the Executive Vice Chairman of the Board of Directors of Hyperfine and the Executive Chairman of the Board of Directors of Liminal;
WHEREAS, each Stockholder is the record and beneficial owner of the number of shares of Hyperfine Stock and Liminal Stock set forth opposite such Stockholder’s name on Schedule A hereto (together with any other Equity Securities of either Company that such Stockholder acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Shares”);
WHEREAS, in consideration for the benefits to be received by Dr. Rothberg and the Stockholders under the terms of the Business Combination Agreement and as a material inducement to HealthCor and the other Parent Parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Stockholders and Dr. Rothberg agree to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and
WHEREAS, the Parties acknowledge and agree that HealthCor and the other Parent Parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Stockholders and Dr. Rothberg entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
AGREEMENT
1.   Company Stockholder Written Consents and Related Matters.
      (a)   As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Stockholders shall duly execute and deliver to the Companies and HealthCor the Company Party Stockholder Written Consents under which they shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 5.13(b) (Transaction Support Agreements; Company Stockholder Approvals; PIPE Investor Subscription Agreements) of the Business Combination Agreement. Without limiting the generality of the first sentence of this Section 1(a), prior to the Closing, the Stockholders shall vote (or cause to be voted) the Subject Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of either Company’s covenants, agreements or obligations under the Business Combination Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination Agreement not being satisfied.
      (b)   Without limiting any other rights or remedies of HealthCor, each Stockholder hereby irrevocably appoints HealthCor or any individual designated by HealthCor as such Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of such Stockholder, to attend on behalf of such Stockholder any meeting of the Company Parties Stockholders with respect to the matters described in Section 1(a), to include such Stockholder’s Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the applicable Company Parties Stockholders, to vote (or cause to be voted) such Stockholder’s Subject Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the applicable Company Parties Stockholders or any action by written consent by the applicable Company Parties Stockholders (including the Company Stockholder Written Consents), in each case, in the event that such Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).
      (c)   The proxy granted by each Stockholder pursuant to Section 1(b) is coupled with an interest sufficient at law to support an irrevocable proxy and is granted in consideration for HealthCor entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by each Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by such Stockholder and shall revoke any and all prior proxies granted by such Stockholder with respect to its Subject Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Shares and a vote or consent by a Stockholder of the Subject Shares (or any other Person with the power to vote the Subject Shares) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except those provided in Section 1(a). For the avoidance of doubt, the Stockholder may vote the Subject Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.
      (d)   Each Stockholder hereby irrevocably and unconditionally waives and agrees not to exercise or assert, or make any demand in respect of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Mergers or any other transaction contemplated by the Business Combination Agreement that the Stockholder may have (under Section 262 of DGCL or otherwise) by virtue of, or with respect to, any outstanding Subject Shares owned of record or beneficially by the Stockholder.
2.   Other Covenants and Agreements.
      (a)   Each Stockholder shall be bound by and subject to Section 5.3(a) (Confidentiality) and Section 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Stockholder were directly party thereto, and each Stockholder and Dr. Rothberg shall be bound by and subject to the first sentence of Section 5.6(a) (Exclusive Dealing) and Section 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Companies, as if such Stockholder were directly party thereto. Dr. Rothberg shall, in his capacity as Executive Vice Chairman of the Board of Directors of Hyperfine and Executive Chairman of the Board of Directors of Liminal, cause to be done such further acts and things as may be reasonably necessary or advisable to cause the Companies to fulfill its obligations under the Business Combination Agreement and consummate the transactions contemplated thereby.
      (b)   Each Stockholder and Dr. Rothberg acknowledges and agrees that HealthCor and the other Parent Parties are entering into the Business Combination Agreement in reliance upon such

Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Stockholder and Dr. Rothberg entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, HealthCor and the other Parent Parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.
3.   Stockholder Representations and Warranties.    Each of the Stockholders and Dr. Rothberg represents and warrants to HealthCor, on behalf of him or itself, as follows:
      (a)   Such Stockholder is a limited liability company, trust or other applicable entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).
      (b)   Such Stockholder has the requisite limited liability company, trust or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary limited liability company, trust or other similar action on the part of such Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholders and Dr. Rothberg and constitutes a valid, legal and binding agreement of each Stockholder and Dr. Rothberg (assuming that this Agreement is duly authorized, executed and delivered by HealthCor), enforceable against each Stockholder and Dr. Rothberg in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
      (c)   No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of any Stockholder or Dr. Rothberg with respect to such Stockholder’s or Dr. Rothberg’s execution, delivery or performance of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Stockholders or Dr. Rothberg to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.
      (d)   None of the execution or delivery of this Agreement by the Stockholders and Dr. Rothberg, the performance by the Stockholders and Dr. Rothberg of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of any Stockholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which any Stockholder or Dr. Rothberg is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which Dr. Rothberg, any Stockholder or any of their respective properties or assets is bound or (iv) result in the creation of any Lien upon the Subject Shares, except, in the case of any of clauses (ii) and (iii) above, as would not adversely affect the ability of the Stockholders or Dr. Rothberg to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.
      (e)   Such Stockholder is the record and beneficial owner of its Subject Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Parties Stockholders Agreements). Except for the Equity Securities of the Companies set forth on Schedule A hereto with respect to such Stockholder, together with any other Equity Securities of the

Companies that such Stockholder acquires record or beneficial ownership of after the date hereof that is either permitted pursuant to, or acquired in accordance with, Section 5.1(b)(iv) of the Business Combination Agreement, such Stockholder does not own, beneficially or of record, any Equity Securities of any Group Company. Except as otherwise expressly contemplated by the Company Parties Stockholders Agreements, that certain letter agreement, of even date herewith, by and between Michael J. Rothberg Family Trust and Liminal (the “Exchange Agreement”) or any other agreement existing on the date hereof and made available to HealthCor or that is entered into in accordance with the Business Combination Agreement, such Stockholder has no right to acquire any Equity Securities of any Group Companies. Such Stockholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Shares and, except for this Agreement and the Business Combination Agreement, Company Parties Stockholders Agreements, Exchange Agreement and any Contract with respect to a Permitted Transfer such Stockholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Stockholder to Transfer any of its Subject Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of its Subject Shares.
      (f)   There is no Proceeding pending or, to Dr. Rothberg’s or such Stockholder’s knowledge, threatened against Dr. Rothberg or such Stockholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of Dr. Rothberg or such Stockholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.
      (g)   Each of Dr. Rothberg and such Stockholder, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Parent Parties and (ii) it has been furnished with or given access to such documents and information about the Parent Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the other Ancillary Documents to which it is or will be a party and the transactions contemplated hereby and thereby.
      (h)   In entering into this Agreement and the other Ancillary Documents to which he or it is or will be a party, Dr. Rothberg and such Stockholder has relied solely on his or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he or it is or will be a party and no other representations or warranties of any Parent Party (including, for the avoidance of doubt, none of the representations or warranties of any Parent Party set forth in the Business Combination Agreement or any other Ancillary Document), any Parent Non-Party Affiliate or any other Person, either express or implied, and each of Dr. Rothberg and such Stockholder, on his or its own behalf and on behalf of his or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which he or it is or will be a party, none of the Parent Parties, any Parent Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents to which he or it is or will be a party or the transactions contemplated hereby or thereby.
4.   Transfer of Subject Securities.    Except as expressly contemplated by the Business Combination Agreement, as expressly contemplated by the Exchange Agreement, with the prior written consent of HealthCor (such consent to be given or withheld in its sole discretion) or to a Permitted Transferee (as defined below), from and after the date hereof, each Stockholder agrees not to (a) Transfer any of its Subject Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require such Stockholder to Transfer its Subject Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of its Subject Shares, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or(b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise), and “Permitted Transferee” means any Person that controls, is controlled by or is under common control with the applicable Stockholder or Dr. Jonathan M. Rothberg that delivers to HealthCor a notice by which he, she or it agrees to be bound by all the obligations of the applicable Stockholder hereunder with respect to its Subject Shares upon a Transfer of such Subject Shares to such Person.
5.   Termination.    This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) the first sentence of Section 2(a) (solely to the extent that it relates to Section 5.3(a) (Confidentiality) of the Business Combination Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, (iii) the first sentence of Section 2(a) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a) and (iv) the first sentence of Section 2(a) (solely to the extent that it relates to Section 8.18 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b). For purposes of this Section 5, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission committed by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.
6.   Fiduciary Duties.    Notwithstanding anything in this Agreement to the contrary, (a) no Stockholder makes any agreement or understanding herein in any capacity other than in such Stockholder’s capacity as a record holder and beneficial owner of its Subject Shares and not in any other capacity and (b) nothing herein will be construed to limit or affect any action or inaction by any representative or Affiliate of such Stockholder serving as a member of the board of directors of any Group Company or as an officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Group Company.
7.   No Recourse.    Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may be enforced only against, and any action for breach of this Agreement may be made only against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against either Company or any Company Non-Party Affiliate (other than Dr. Rothberg or any Stockholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Parent Non-Party Affiliate, and (b) none of the Companies, any Company Non-Party Affiliates (other than Dr. Rothberg or any Stockholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Parent Non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.
8.   Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:
If to HealthCor, to:
c/o HealthCor Catalio Acquisition Corp.
55 Hudson Yards, 28th Floor
New York, New York 10001
Attention: Christopher Gaulin
E-mail: chris@hccspac.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, TX 77002 Attention: Debbie Yee; Sean T. Wheeler; Cephas Sekhar
E-mail: debbie.yee@kirkland.com; sean.wheeler@kirkland.com; cephas.sekhar@kirkland.com
If to any Stockholder, to:
3833 S. Ocean Blvd
Highland Beach, FL 33487
Attention: Michael J. Rothberg
Email: michaelrothberg@mac.com
with a copy (which shall not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Michael Fantozzi
E-mail: MLFantozzi@mintz.com
If to Dr. Rothberg, to:
c/o Hyperfine, Inc.
530 Old Whitfield Street
Guilford, CT 06437
Attention: Dr. Jonathan M. Rothberg
with a copy (which shall not constitute notice) to:
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: Michael Fantozzi
E-mail: MLFantozzi@mintz.com
or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
9.   Entire Agreement.    This Agreement, the Business Combination Agreement and documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
10.   Amendments and Waivers; Assignment.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by Dr. Rothberg, the Stockholders and HealthCor. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any Stockholder without HealthCor’s prior written consent (to be withheld or given in its sole discretion) except to a Permitted Transferee to which Subject Shares are Transferred in accordance with the terms hereof.
11.   Fees and Expenses.    Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
12.   Remedies.    Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby upon, or available at law or in equity to, such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.
13.   No Third Party Beneficiaries.    This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.
14.   Miscellaneous.    Sections 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
HEALTHCOR CATALIO ACQUISITION CORP.
By:
/s/ Christopher Gaulin

Name:
Christopher Gaulin

Title:
Chief Executive Officer

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
STOCKHOLDERS:
Jonathan M. Rothberg Children’s Trust 2012
By:
/s/ Michael J. Rothberg

Name:
Michael J. Rothberg

Title:
Trustee

Michael J. Rothberg Family Trust
By:
/s/ Michael J. Rothberg

Name:
Michael J. Rothberg

Title:
Trustee

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
STOCKHOLDERS:
23rd Century Capital LLC
By:
/s/ Noah Rothberg

Name:
Noah Rothberg

Title:
Manager

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.
/s/ Jonathan M. Rothberg

Dr. Jonathan M. Rothberg
[Signature Page to Transaction Support Agreement]

SCHEDULE A
Stockholder	Number of Shares of Hyperfine Series A Preferred Stock	Number of Shares of Hyperfine Series B Preferred Stock	Number of Shares of Liminal Series A-1 Preferred Stock	Number of Shares of Liminal Series A-2 Preferred Stock
23rd Century Capital LLC	2,500,000	0	0	0
Jonathan M. Rothberg Children’s Trust 2012	22,500,000	1,403,701	38,239,355	172,725
Michael J. Rothberg Family Trust	0	0	484,042	2,184

Annex K
SPONSOR LETTER AGREEMENT
This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of July 7, 2021, is made by and among HC Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), a holder of Parent Class B Ordinary Shares and Parent Class A Ordinary Shares, and the Other Class B Shareholders that are signatories hereto (each, a “HealthCor Shareholder”, and collectively, the “ HealthCor Shareholders”), HealthCor Catalio Acquisition Corp. (“HealthCor”), Liminal Sciences, Inc., a Delaware corporation (“Liminal”), and Hyperfine, Inc., a Delaware corporation (the “Hyperfine”) (Hyperfine and Liminal are each, a “Company” and, are collectively, the “Companies”). The HealthCor Shareholders, HealthCor and the Companies shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
WHEREAS, HealthCor, the Companies and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and
WHEREAS, each HealthCor Shareholder is the record and beneficial owner of the number of Parent Class B Ordinary Shares or Parent Class A Ordinary Shares set forth on the signature page hereto (together with any other Equity Securities of HealthCor that such HealthCor Shareholder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject HealthCor Equity Securities”); and
WHEREAS, the HealthCor Shareholders acknowledge and agree that the Companies would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the HealthCor Shareholders entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
1.   Agreement to Vote; Other Covenants.
a.    The HealthCor Shareholders (severally and not jointly) hereby agree to vote at any meeting of the shareholders of HealthCor, and in any action by written resolution of the shareholders of HealthCor, all of such HealthCor Shareholders’ Subject HealthCor Equity Securities in favor of the Transaction Proposals.
b.    The HealthCor Shareholders shall be (severally and not jointly) bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the HealthCor Shareholders are directly party thereto, and (ii) the first sentence of Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to HealthCor, as if the HealthCor Shareholders are directly party thereto.
c.    The HealthCor Shareholders hereby (severally and not jointly) waive any adjustment to the conversion ratio set forth in the Governing Documents of HealthCor or any other anti-dilution or similar protection with respect to the Parent Class B Ordinary Shares (whether resulting from the transaction contemplated by the Business Combination Agreement, the PIPE Investor Subscription Agreements or otherwise), it being understood and agreed that, subject to the terms of the Business Combination Agreement, all Parent Class B Ordinary Shares and Parent Class A Ordinary Shares shall convert into Parent Class A Common Stock on a one-for-one basis and that this provision shall apply, mutatis mutandis, to any shares of Parent Class A Common Stock received in the Domestication.

2.   No Redemption.    The HealthCor Shareholders (severally and not jointly) hereby agree that they shall not redeem, or submit a request to HealthCor’s transfer agent or otherwise exercise any right to redeem, any Subject HealthCor Equity Securities.
3.   Transfer of Shares.    The HealthCor Shareholders (severally and not jointly) hereby agree not to, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Subject HealthCor Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject HealthCor Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject HealthCor Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Subject HealthCor Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its Subject HealthCor Equity Securities even if such Subject HealthCor Equity Securities would be disposed of by a person other than the HealthCor Shareholder or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations; provided, however, that Transfers are permitted (a) to HealthCor’s officers or directors, any Affiliates or family member of any of HealthCor’s officers or directors, any members or partners of the Sponsor or their Affiliates, any Affiliates of the Sponsor, or any employees of the Sponsor or any of its Affiliates; (b) in the case of an individual, by gift to a member of one of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of the laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in order to facilitate the consummation of the Transactions at prices no greater than the price at which the Parent Class B Ordinary Shares or Parent Class A Ordinary Shares, as applicable, were originally purchased; and (f) by virtue of the Sponsor’s Governing Documents upon liquidation or dissolution of the Sponsor; provided, further, however, that in the case of clauses (a) through (f), these permitted transferees must enter into a written agreement in form and substance reasonably satisfactory to the Companies agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the transferring HealthCor Shareholder) prior and as a condition to the occurrence of such Transfer.
4.    HealthCor Shareholders Representations and Warranties.    The HealthCor Shareholders represent and warrant to the Company (severally and not jointly each with respect to it/him/her self) as follows:
a.    The HealthCor Shareholder is, if incorporated, a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).
b.    The HealthCor Shareholder has the requisite corporate, limited liability company, legal capacity or other similar power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the HealthCor Shareholder that is not a natural person. This Agreement has been duly and validly executed and delivered by the HealthCor Shareholder and constitutes a valid, legal and binding agreement of the HealthCor Shareholder (assuming that this Agreement is duly authorized, executed and delivered by the Companies), enforceable against the HealthCor Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
5.    Termination.    This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination. For purposes of this Section 5, “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
6.    Entire Agreement.    This Agreement, the Business Combination Agreement and documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.
7.   Amendments and Waivers; Assignment.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Parties hereto. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any HealthCor Shareholder without the prior written consent of the Companies (to be withheld or given in their sole discretion) except to a transferee to which any Subject HealthCor Equity Securities are Transferred in accordance with the terms hereof.
8.   No Third Party Beneficiaries.    This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.
9.   Incorporation by Reference.    Sections 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
HEALTHCOR CATALIO ACQUISITION CORP.
By:
/s/ Christopher Gaulin

Name: Christopher Gaulin
Title: Chief Executive Officer
[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
HEALTHCOR SHAREHOLDERS:
HC SPONSOR LLC
By:
/s/ Anabelle Perez Gray

Name: Anabelle Perez Gray
Title: Authorized Signatory
Parent Class A Ordinary Shares: 614,000
Parent Class B Ordinary Shares: 5,070,000
[Signature Page to Sponsor Letter Agreement]

/s/ Joseph Healey

Joseph Healey
Parent Class A Ordinary Shares: 614,000
Parent Class B Ordinary Shares: 5,070,000
[Signature Page to Sponsor Letter Agreement]

/s/ Michael Weinstein

Michael Weinstein
Parent Class B Ordinary Shares: 35,000
[Signature Page to Sponsor Letter Agreement]

/s/ Christopher Wolfgang

Dr. Christopher Wolfgang
Parent Class B Ordinary Shares: 35,000
[Signature Page to Sponsor Letter Agreement]

/s/ Taylor Harris

Taylor Harris
Parent Class B Ordinary Shares: 35,000
[Signature Page to Sponsor Letter Agreement]

COMPANIES:
HYPERFINE, INC.
By:
/s/ Jonathan M. Rothberg

Name: Jonathan M. Rothberg
Title: Executive Vice Chairman
LIMINAL SCIENCES, INC.
By:
/s/ Jonathan M. Rothberg

Name: Jonathan M. Rothberg
Title: Executive Vice Chairman
[Signature Page to Sponsor Letter Agreement]

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
HealthCor
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. HealthCor’s amended and restated memorandum and articles of association provides for indemnification of its officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. HealthCor has also purchased a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures HealthCor against its obligations to indemnify its officers and directors.
HealthCor’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to HealthCor and will not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by HealthCor if (i) it has sufficient funds outside of the Trust Account or (ii) it consummates an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling HealthCor pursuant to the foregoing provisions, HealthCor has been informed that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
New Hyperfine
New Hyperfine will be governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”). Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.
Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.
The Proposed Charter will provide for indemnification of New Hyperfine’s directors to the maximum extent permitted by the DGCL, and New Hyperfine’s Bylaws will provide for indemnification of New Hyperfine’s directors, officers, employees and other agents to the maximum extent permitted by the DGCL, except that New Hyperfine shall not be obligated to indemnify any current or former director or officer in connection with an action, suit proceeding (or part thereof) initiated by such person unless such action, suit or proceeding (or part thereof) was authorized by the New Hyperfine Board.
In addition, effective upon the Closing, New Hyperfine will have entered into indemnification agreements with its directors and officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require New Hyperfine, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit No.	Description
2.1†
Business Combination Agreement, dated as of July 7, 2021, by and among HealthCor Catalio Acquisition Corp., Optimus Merger Sub I, Inc., Optimus Merger Sub II, Inc., Hyperfine, Inc. and Liminal Sciences, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

3.1
Amended and Restated Memorandum and Articles of Association of HealthCor Catalio Acquisition Corp. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).

3.2	Form of Certificate of Incorporation of New Hyperfine (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).
3.3	Form of Bylaws of New Hyperfine (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).
4.1*	Specimen Class A Common Stock Certificate of HealthCor Catalio Acquisition Corp.
4.2	Specimen Class A Common Stock Certificate of Hyperfine, Inc.
5.1*	Opinion of Kirkland & Ellis LLP as to the validity of the securities being registered.
8.1*	Tax Opinions of Kirkland & Ellis LLP
10.1	Form of Subscription Agreement (Institutional Investor) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).
10.2	Form of Subscription Agreement (Individual Investor) (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).
10.3	Sponsor Letter Agreement, dated as of July 7, 2021, among HealthCor Catalio Acquisition Corp., Hyperfine, Inc., Liminal Sciences, Inc., HC Sponsor LLC and the other holders of Class B ordinary shares party thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex K).
10.4	Transaction Support Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex J).
10.5
Form of Amended and Restated Registration Rights Agreement to be entered into by and among New Hyperfine, HC Sponsor LLC and the holders party thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).

10.6
Form of Advisory Agreement to be entered into by and between New Hyperfine and Jonathan M. Rothberg, Ph.D. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).

10.7+	Form of Hyperfine, Inc. 2021 Equity Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).

Exhibit No.	Description
10.8*@	License Agreement, dated as of May 29, 2014, by and between Hyperfine, Inc. and The General Hospital Corporation, d/b/a Massachusetts General Hospital.
10.9*@	License Agreement, dated as of June 30, 2014, by and between Hyperfine, Inc. and The General Hospital Corporation, d/b/a Massachusetts General Hospital.
10.10*@	Manufacture and Supply Agreement, dated as of October 15, 2018, by and between Hyperfine, Inc. and Benchmark Electronics, Inc.
10.11*+	Offer Letter, dated July 17, 2021, by and between Hyperfine, Inc. and Alok Gupta.
10.12*+	Offer Letter, dated June 7, 2019, by and between Hyperfine, Inc. and Mark Hughes.
10.13*+	Offer Letter, dated January 4, 2020, by and between Hyperfine, Inc. and Khan Siddiqui, M.D.
10.14*+	Offer Letter, dated April 13, 2021, by and between Hyperfine, Inc. and Neela Paykel.
10.15*+	Offer Letter, dated April 25, 2021, by and between Hyperfine, Inc. and David Scott.
10.16*+	Consulting Agreement, dated as of April 25, 2021, by and between Hyperfine Inc. and R. Scott Huennekens.
10.17*	Technology and Services Exchange Agreement, dated as of November 19, 2020, between Butterfly Network, Inc., Hyperfine, Inc., Liminal Sciences, Inc. and the other participants named therein.
10.18*	Technology and Services Exchange Agreement, dated as of February 17, 2021, between Quantum-Si Incorporated, Hyperfine, Inc., Liminal Sciences, Inc. and the other participants named therein.
10.19*	Technology and Services Exchange Agreement, dated as of July 7, 2021, between Hyperfine, Inc., Liminal Sciences, Inc. and the participants named therein.
10.20+	Offer Letter, dated August 24, 2021, by and between Hyperfine, Inc. and Scott White.
23.1	Consent of Marcum LLP, independent registered public accounting firm of HealthCor Catalio Acquisition Corp.
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm of Hyperfine, Inc. and Liminal Sciences, Inc.
23.3*	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24.1*	Power of Attorney (included on signature page to this registration statement).
99.1	Form of Preliminary Proxy Card.
99.2*	Consent of Jonathan M. Rothberg, Ph.D. to be named as a Director.
99.3*	Consent of R. Scott Huennekens to be named as a Director.
99.4*	Consent of Dave Scott to be named as a Director.
99.5*	Consent of John Dahldorf to be named as a Director.
99.6*	Consent of Ruth Fattori to be named as a Director.
99.7*	Consent of Maria Sainz to be named as a Director.
99.8*	Consent of Daniel J. Wolterman to be named as a Director.
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	InlineXBRL Taxonomy Extension Definition Linkbase Document
104	Cover Page Interactive Data File. The cover page XBRL tags are embedded within the inline XBRL document.

*
Previously filed.

**
To be filed by amendment.

†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+
Management contract or compensatory plan or arrangement.

@
Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(10)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, this 29th day of September, 2021.
HEALTHCOR CATALIO ACQUISITION CORP.
By:
/s/ Arthur Cohen

Name:
Arthur Cohen

Title:
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Arthur Cohen Arthur Cohen	Chief Executive Officer and Director (Principal Executive Officer)	September 29, 2021
* Christine Clarke	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 29, 2021
* Joseph Healey	Chairman	September 29, 2021
* Benjamin Snedeker	Director	September 29, 2021
* Dr. Kenan Turnacioglu	Director	September 29, 2021
* Michael Weinstein	Director	September 29, 2021
* Dr. Christopher Wolfgang	Director	September 29, 2021
* Taylor Harris	Director	September 29, 2021
*By /s/ Arthur Cohen Arthur Cohen Attorney-in-fact